UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Abraxas Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

36,952,836

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Transaction Value of $35,474,723 calculated by multiplying $0.96, the average of the high and low sales price of the registrant’s common stock on July 9, 2009, as reported on the NASDAQ Stock Market, by 36,952,836, the maximum number of shares issuable in the transaction described in this proxy statement. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000558 by the amount determined in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $35,474,723

(5) Total fee paid: $1,980

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ABRAXAS PETROLEUM CORPORATION

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

September 8, 2009

Dear Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Abraxas Petroleum Corporation, which we refer to as the Special Meeting, to be held on October 5, 2009, at 9:00 a.m., local time, at Abraxas Petroleum’s corporate office located at 18803 Meisner Drive, San Antonio, Texas 78258. We have signed an agreement to merge our business with Abraxas Energy Partners, L.P., a Delaware limited partnership, which we refer to as the Merger, the purpose of which is to merge our business with Abraxas Energy’s business. We believe that a combination of the two entities will improve the combined company’s ability to accelerate our capital expenditure program which should result in significant growth in our core properties and improved access to capital markets while simplifying our organizational structure and reducing costs. The principal purpose of the Special Meeting is to take the actions necessary to complete the Merger, including approving the issuance of shares of our common stock in the Merger, and approving an amendment to our 2005 Employee Long-Term Equity Incentive Plan, or LTIP, to increase the authorized number of shares of our common stock issuable under the plan in order to accommodate the restricted units, phantom units and unit options of Abraxas Energy being converted in the Merger.

If the Merger is completed, holders of Abraxas Energy’s common units, other than common units held by Abraxas Petroleum and its subsidiaries, will have the right to receive shares of our common stock. The number of shares of our common stock that holders of Abraxas Energy’s common units will receive will be based on an exchange ratio determined prior to the date of the Special Meeting. This exchange ratio will be determined by dividing $6.00 by the volume weighted average closing price of our common stock on the NASDAQ during the 20 trading days ending three business days prior to the date of the Special Meeting, which we refer to as the VWAP. However, if the VWAP is $1.412 or more, then the exchange ratio will be fixed at 4.25 shares of our common stock for each Abraxas Energy common unit, and if the VWAP is $1.00 or less, then the exchange ratio will be fixed at 6.00 shares of our common stock for each Abraxas Energy common unit. The mid-point of the exchange ratio is 5.125, or $1.17 per share.

In the Merger, we will issue a maximum of 36,952,836 shares of our common stock. This would represent approximately 42.6% of our outstanding shares of common stock upon the closing of the Merger. We anticipate that upon completion of the Merger, depending upon the exchange ratio, Abraxas Energy’s former unitholders, other than Abraxas Petroleum and its subsidiaries, will own between 34.4% and 42.6% of the shares of our common stock then outstanding. At the mid-point of the exchange ratio, or $1.17 per share, we would issue 31,563,881 shares of our common stock, or approximately 38.8% of the shares of our common stock then outstanding. Our stockholders will continue to own their existing Abraxas Petroleum shares, which will not be affected by the Merger.

The Abraxas Petroleum board of directors recommends that its stockholders vote “FOR” the proposals before them. The proxy statement describes the proposed Merger and the actions to be taken at the Special Meeting. We encourage you to read the entire proxy statement carefully, including the section entitled “Risk Factors” beginning on page 19.

Whether or not you expect to attend the Special Meeting, it is important that you vote your shares. We are offering multiple options for voting your shares. All holders may vote their shares by mail or written ballot at the Special Meeting. If you are a beneficial holder, you may also vote your shares by telephone or the Internet using the instructions on each proxy card. In order to vote your shares by mail, please mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is very important.

Robert L.G. Watson

Chairman of the Board, President,

and Chief Executive Officer

ABRAXAS PETROLEUM CORPORATION

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 5, 2009

To the Stockholders of Abraxas Petroleum Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Abraxas Petroleum Corporation will be held at Abraxas Petroleum’s corporate office located at 18803 Meisner Drive, San Antonio, Texas 78258, on October 5, 2009, at 9:00 a.m., local time, for the following purposes:

(1)	To approve the issuance of shares of Abraxas Petroleum common stock in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated as of July 17, 2009 by and among Abraxas Petroleum Corporation (“Abraxas Petroleum”), Abraxas Energy Partners, L.P. (“Abraxas Energy”) and Abraxas Merger Sub, LLC (“Merger Sub”), as such agreement may be amended from time to time;

(2)	If Proposal 1 is approved, to approve an amendment to the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan (the “LTIP”) to increase the number of shares of Abraxas Petroleum common stock reserved for issuance under the LTIP; and

(3)	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposals.

Our Board recommends that you vote “FOR” all of the proposals.

Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which the Special Meeting may be postponed or adjourned.

We cordially invite you to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, we urge you to mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed envelope. If you are a beneficial holder, you may also vote your shares by telephone or the Internet using the instructions on each proxy card. You may revoke your proxy at any time prior to the Special Meeting, and, if you attend the Special Meeting, you may vote your shares of Abraxas Petroleum common stock in person.

The Board of Directors has fixed the close of business on August 28, 2009 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

By Order of the Board of Directors

Stephen T. Wendel

SECRETARY

San Antonio, Texas

September 8, 2009

i

QUESTIONS AND ANSWERS ABOUT THE ABRAXAS PETROLEUM SPECIAL MEETING

Q:	When and where is the Abraxas Petroleum Special Meeting?

A:	The Special Meeting will take place on October 5, 2009 at Abraxas Petroleum’s corporate office located at 18803 Meisner Drive, San Antonio, Texas 78258 at 9:00 a.m., local time. This proxy statement and the accompanying proxy card are first being mailed to Abraxas Petroleum stockholders on or about September 8, 2009.

Q:	What is Abraxas Petroleum proposing?

A:	Abraxas Petroleum is proposing to issue shares of Abraxas Petroleum common stock in connection with the merger, which we sometimes refer to as the Merger, of Abraxas Energy into Abraxas Merger Sub, LLC, a wholly-owned subsidiary of Abraxas Petroleum, which we sometimes refer to as Merger Sub. If the Merger is completed, Merger Sub will survive as a wholly-owned subsidiary of Abraxas Petroleum and the common units of Abraxas Energy not owned by Abraxas Petroleum and its wholly-owned subsidiary, Abraxas Energy Investments, LLC, or Investments, will be converted into the right to receive between 4.25 and 6.00 shares of Abraxas Petroleum common stock, which we sometimes refer to as the Merger Consideration, for each Abraxas Energy common unit not owned by Abraxas Petroleum or Investments. The final number of shares of Abraxas Petroleum common stock to be issued in the Merger will be determined by dividing $6.00 by the average volume weighted average closing price of Abraxas Petroleum common stock on the NASDAQ during the 20 trading days ending three business days prior to the date of the Special Meeting, or the VWAP. For example, if the VWAP is $1.00 or less, holders of Abraxas Energy common units would receive 6.00 shares of Abraxas Petroleum common stock for each of their common units and if the VWAP is $1.412 or more, holders of Abraxas Energy common units would receive 4.25 shares of Abraxas Petroleum common stock for each of their common units. If the VWAP is at the mid-point of the exchange ratio, or $1.17 per share, holders of Abraxas Energy common units would receive 5.125 shares of Abraxas Petroleum common stock for each of their common units. Abraxas Petroleum and Investments currently own approximately 46.7% of Abraxas Energy’s common units. In addition, certain directors and executive officers of Abraxas Petroleum beneficially own approximately 1.3% of Abraxas Energy’s common units. The common units of Abraxas Energy owned by Investments will be cancelled at the effective time of the Merger. In addition, the general partner units held by Abraxas General Partner, LLC, the general partner of Abraxas Energy, which we refer to as the GP, will be cancelled at the effective time of the Merger.

Abraxas Petroleum is also proposing an amendment to the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan, or LTIP, in order to increase the number of shares of Abraxas Petroleum common stock reserved thereunder. The increase is necessary in order to accommodate the restricted units, phantom units and unit options of Abraxas Energy to be converted in the Merger.

Q:	Why is Abraxas Petroleum proposing the merger?

A:	Abraxas Petroleum and Abraxas Energy both believe that a combination of the two entities will improve the combined company’s ability to accelerate its capital expenditure program which should result in significant growth in its core properties and improved access to capital markets while simplifying the organizational structure and reducing costs.

Q:	Why am I receiving this proxy statement?

A:	In order to complete the Merger, Abraxas Petroleum stockholders must vote to approve (i) the issuance of Abraxas Petroleum common stock in the Merger and (ii) an amendment to our LTIP to increase the number of shares of Abraxas Petroleum common stock reserved thereunder.

We are sending this proxy statement and the enclosed proxy card to Abraxas Petroleum stockholders to solicit their vote on these proposals at the Special Meeting. This proxy statement contains important information about the Merger and the proposals to be voted upon.

Q:	Has the Abraxas Petroleum Board of Directors made a recommendation on how I should vote?

A:

Yes. Our Board of Directors appointed a committee of independent directors, who have no interest in Abraxas Energy, to review the terms of the Merger. We refer to this committee in this proxy statement as the Special Committee. Based on the Special Committee’s recommendation, our Board of Directors has recommended that you vote “FOR” the issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP. The reasons for our Board’s recommendations are discussed in detail in “Proposal 1—Approval of Stock Issuance—Abraxas Petroleum’s Reasons for the Merger; Recommendation of the Abraxas Petroleum Special Committee and the Abraxas Petroleum Board” and “Proposal 2—Amendment of LTIP—Reasons for the Amendment of the LTIP.”

Q:	Have any holders of Abraxas Energy Common Units agreed to vote for the Merger?

A:	Yes. In addition to Investments, which owns 46.7% of Abraxas Energy’s common units, the holders of 50.9% of Abraxas Energy’s outstanding common units have voted their common units in favor of the Merger, for a total of 97.6%. It is anticipated that certain officers and directors of Abraxas Petroleum who beneficially own 1.3% of Abraxas Energy’s common units will also vote in favor of the Merger.

Q:	Are there risks I should consider in deciding whether to vote to approve the issuance of Abraxas Petroleum common stock in the Merger?

A:	Yes. In evaluating the Merger and the issuance of Abraxas Petroleum common stock in the Merger, you should carefully consider the information discussed in this proxy statement, including the section entitled “Risk Factors.”

Q:	What percentage of Abraxas Petroleum common stock will Abraxas Energy common unitholders own after the Merger?

A:	Abraxas Energy’s former unitholders, other than Abraxas Petroleum and its subsidiaries, will own between 34.4% and 42.6% of the shares of our common stock then outstanding. At the mid-point of the exchange ratio, or $1.17 per share, former Abraxas Energy common unitholders will own approximately 38.8% of the shares of our common stock then outstanding.

Q:	Do I have appraisal rights?

A:	No. Nevada law does not provide dissenters’ rights or rights of appraisal for Abraxas Petroleum stockholders in connection with the Merger.

Q:	What will happen to my shares of Abraxas Petroleum common stock?

A:	You will continue to own the same number of shares of Abraxas Petroleum common stock that you owned immediately before the Merger but the percentage of Abraxas Petroleum represented by your shares will be reduced.

Q:	Should I send in my share certificates of Abraxas Petroleum common stock?

A:	No. Your share certificates of Abraxas Petroleum common stock will not be exchanged in the Merger.

Q:	What vote is required from Abraxas Petroleum stockholders to complete the issuance of shares in the Merger and the amendment to the LTIP?

A:	The issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP require the approval of the holders of a majority of the shares of Abraxas Petroleum common stock present and voting at the Special Meeting, assuming a quorum.

Q:	When do you expect the Merger to be completed?

A:	Abraxas Petroleum and Abraxas Energy are working to complete the Merger in the third quarter of 2009. However, the Merger is subject to various conditions set forth in the Merger Agreement and it is possible that factors outside the control of Abraxas Petroleum and Abraxas Energy could result in the Merger being completed at a later time, or not at all.

Q:	As an Abraxas Petroleum stockholder, what do I need to do now?

A:	If you are an Abraxas Petroleum stockholder, you should read this proxy statement and indicate on your proxy card how you want to vote with respect to each proposal, and sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the issuance of Abraxas Petroleum common stock and the other proposals to be considered at the Special Meeting, as the case may be. If you are a beneficial holder, you may also vote your shares by telephone or the Internet using the instructions on each proxy card. If you are an Abraxas Petroleum stockholder, you may also choose to attend the Special Meeting and vote your shares in person.

Q:	What do Abraxas Petroleum stockholders do to change or revoke their vote?

A:	Abraxas Petroleum stockholders may change their vote by submitting a later-dated signed proxy by mail, telephone or the Internet, or by attending the Special Meeting in person and voting. You may also revoke your proxy by sending a notice of revocation to Abraxas Petroleum’s Secretary at 18803 Meisner Drive, San Antonio, Texas 78258 before the Special Meeting.

Q:	If my shares of Abraxas Petroleum common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you are an Abraxas Petroleum stockholder, your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares of Abraxas Petroleum common stock will not be voted. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Where can I find more information about Abraxas Petroleum and Abraxas Energy?

A:	You can find more information about Abraxas Petroleum and Abraxas Energy from various sources described under “Where You Can Find More Information” on page 202 as well as in this proxy statement under the headings “Information about Abraxas Petroleum” and “Information about Abraxas Energy.”

Q:	Who can I call with questions about the Merger or the Special Meeting?

A:	For questions about the Merger, the Special Meeting and for any other matters, including directions to attend the Special Meeting in person, Abraxas Petroleum stockholders may call Abraxas Petroleum at (210) 490-4788 and ask for Investor Relations.

Q:	How can I find out the results of the voting at the Special Meeting?

A:	Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in our public filings with the SEC after the date of the Special Meeting.

SUMMARY

The following is a summary of the principal features of this proxy statement and should be read together with the more detailed information and financial data and statements contained elsewhere in this proxy statement. To better understand and for a more complete description of the Merger, you should carefully read this entire proxy statement, the financial data and statements contained elsewhere in this proxy statement and the documents to which Abraxas Petroleum has referred you under the heading “Where You Can Find More Information” beginning on page 202. References in this proxy statement to “we”, “us” or “our” refer to Abraxas Petroleum and all of its subsidiaries, including Abraxas Energy and its wholly-owned subsidiary, Abraxas Operating, LLC, or Abraxas Operating. Unless otherwise indicated, all data and results of Abraxas Petroleum are consolidated with those of Abraxas Energy and Abraxas Operating and references to “on a stand alone basis” mean that the data and results are of Abraxas Petroleum and its subsidiaries other than Abraxas Energy and Abraxas Operating. Gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil and oil equivalents are determined using the ratio of one barrel of oil to six Mcf of gas.

Abraxas Petroleum, Abraxas Energy and Merger Sub

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

Abraxas Petroleum is an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploration of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

At December 31, 2008, Abraxas Petroleum (on a stand-alone basis) had 6,736 MBoe of estimated net proved reserves, of which 38% were oil, with a standardized measure of $33.4 million. Abraxas Petroleum’s net proved reserves (on a stand-alone basis) as of December 31, 2008 were 35% proved developed and 65% proved undeveloped. At December 31, 2008, Abraxas Petroleum (on a stand-alone basis) owned an average working interest of 79% in 172 gross (135.9 net) producing wells that produced 237 net MBoe during 2008. Abraxas Petroleum has identified numerous drilling locations, of which 29 were classified as proved undeveloped as of December 31, 2008, which Abraxas Petroleum believes provides it with a multi-year inventory of drilling opportunities.

A wholly-owned subsidiary of Abraxas Petroleum, Abraxas General Partner, LLC, which we refer to as the GP or the General Partner, is the general partner of Abraxas Energy and the owner of 227,232 general partner units of Abraxas Energy, and Investments, a wholly-owned subsidiary of Abraxas Petroleum, is the owner of 5,350,598 common units of Abraxas Energy, representing approximately 46.7% of the outstanding common units of Abraxas Energy. In addition, certain officers and directors of Abraxas Petroleum own a total of 145,128 common units of Abraxas Energy, representing approximately 1.3% of the outstanding common units of Abraxas Energy.

Abraxas Energy Partners, L.P.

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

Abraxas Energy is a Delaware limited partnership formed by Abraxas Petroleum in May 2007 to exploit, develop, produce and acquire oil and gas properties. Abraxas Energy’s assets consist primarily of producing and non-producing properties located in the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

At December 31, 2008, Abraxas Energy had 110.3 Bcfe of estimated net proved reserves, of which 76% were gas, with a standardized measure of $118.6 million. Abraxas Energy’s net proved reserves as of December 31, 2008 were 61% proved developed and 39% proved undeveloped. At December 31, 2008, Abraxas Energy owned an average working interest of 18% in 1,639 gross (293 net) producing wells that produced 8.2 net Bcfe during 2008. Abraxas Energy has identified 226 drilling locations, of which 129 were classified as proved undeveloped as of December 31, 2008, which Abraxas Energy believes provides it with a multi-year inventory of drilling opportunities.

Abraxas Merger Sub, LLC

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

Merger Sub, a direct wholly-owned subsidiary of Abraxas Petroleum, was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement, including the Merger.

The Merger Agreement (see page 58)

On June 30, 2009, Abraxas Petroleum and Abraxas Energy signed an Agreement and Plan of Merger, which we refer to as the Original Merger Agreement, pursuant to which Abraxas Energy agreed to merge with and into Abraxas Petroleum with Abraxas Petroleum surviving and on July 17, 2009, Abraxas Petroleum and Abraxas Energy signed an Amended and Restated Agreement and Plan of Merger, which we refer to as the Merger Agreement, pursuant to which Abraxas Energy agreed to merge with and into Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Abraxas Petroleum. We refer to this merger as the Merger. Under the terms of the Merger Agreement, at the effective time of the Merger, which we refer to as the Effective Time, the common units of Abraxas Energy not owned by Abraxas Petroleum and Investments will be converted into the right to receive between 4.25 and 6.00 shares of Abraxas Petroleum common stock for each Abraxas Energy common unit not owned by Abraxas Petroleum or Investments. The final number of shares of Abraxas Petroleum common stock to be issued in the Merger will be determined by dividing $6.00 by the average volume weighted average closing price of Abraxas Petroleum common stock on the NASDAQ during the 20 trading days ending three business days prior to the date of the Special Meeting, or the VWAP. For example, if the VWAP is $1.00 or less, holders of Abraxas Energy common units would receive 6.00 shares of Abraxas Petroleum common stock for each of their common units and if the VWAP is $1.412 or more, holders of Abraxas Energy common units would receive 4.25 shares of Abraxas Petroleum common stock for each of their common units. At the mid-point of the exchange ratio, $1.17 per share, holders of Abraxas Energy common units would receive 5.125 shares of Abraxas Petroleum common stock for each of their common units. The common units of Abraxas Energy owned by Investments will be cancelled at the Effective Time. In addition, the general partner units held by the GP will be cancelled at the Effective Time.

In the Merger, we will issue a maximum of 36,952,836 shares of our common stock. This would represent approximately 42.6% of our outstanding shares of common stock upon the closing of the Merger. We anticipate that upon completion of the Merger, depending upon the exchange ratio, Abraxas Energy’s former unitholders will own between 34.4% and 42.6% of the shares of our common stock then outstanding. At the mid-point of the exchange ratio, or $1.17 per share, we would issue 31,563,881 shares of our common stock, or approximately 38.8% of the shares of our common stock then outstanding. Our stockholders will continue to own their existing Abraxas Petroleum shares, which will not be affected by the Merger.

All of the shares of Abraxas Petroleum common stock to be issued in the Merger will be listed on the NASDAQ. The shares of Abraxas Petroleum common stock to be issued to the unitholders of Abraxas Energy, other than to unitholders who hold restricted units and phantom units issued under the Abraxas Energy Long-Term Incentive Plan, which we sometimes refer to as the Partnership LTIP Units, will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) and Regulation D of that Act. The shares of Abraxas Petroleum common stock to be issued in reliance on this exemption will be issued to 25 investors, each of whom has represented to us that it is an accredited investor and/or qualified institutional buyer and that such investor was not solicited by means of a general solicitation. Under the terms of the Voting, Registration Rights & Lock-Up Agreement among Abraxas Petroleum, Abraxas Energy and the holders of 96% of Abraxas Energy’s common units not owned by Investments, which we refer to as the Voting, Registration Rights & Lock-Up Agreement or the Voting Agreement, Abraxas Petroleum has agreed to file a registration statement relating to the resale of the shares of Abraxas Petroleum common stock issued in the Merger. The Abraxas Energy unitholders, whom we refer to as the unitholders, may sell or dispose of their Abraxas Petroleum common stock pursuant to (A) a registration statement covering Abraxas Petroleum common stock, (B) any section of Rule 144 (or any similar provision then in force under applicable securities laws), (C) private sales in compliance with applicable securities laws to accredited investors or qualified institutional buyers or (D) pursuant to an underwritten offering requested by the unitholders with reasonable fees and expenses (excluding underwriting discounts and commissions) being paid by Abraxas Petroleum in which the gross proceeds of the underwritten offering shall not be less than $10.0 million.

The shares of Abraxas Petroleum common stock to be issued in exchange for the outstanding Partnership LTIP Units will be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger. For more information on Abraxas Energy’s outstanding units, see “Proposal 1—Approval of Stock Issuance—General.”

Under the rules of the NASDAQ, Abraxas Petroleum must receive the approval of the holders of a majority of its common stock present and voting at the Special Meeting in order to approve the issuance of a number of shares of its common stock which is greater than 20% of the amount outstanding prior to the issuance. As of June 30, 2009, Abraxas Petroleum had 49,804,894 shares of common stock outstanding.

The Voting, Registration Rights & Lock-Up Agreement (see page 63)

On June 30, 2009, Abraxas Petroleum, Abraxas Energy and the holders of 51% of the common units of Abraxas Energy (or 96% of the common units not owned by Investments) entered into the Voting, Registration Rights & Lock-Up Agreement, which was amended on July 17, 2009 to reflect the change in the structure of the Merger from a merger of Abraxas Energy with and into Abraxas Petroleum with Abraxas Petroleum surviving to a merger of Abraxas Energy with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of Abraxas Petroleum. Pursuant to the terms of the Voting, Registration Rights & Lock-Up Agreement, as amended, among other things, each of the unitholders agreed:

•	to vote their common units of Abraxas Energy in favor of the Merger; and

•	not to offer for sale, sell, pledge, or otherwise dispose of the Abraxas Petroleum common stock received in the Merger for the 90-day period immediately following the Effective Time, which we refer to as the Lock-Up Period. Upon the expiration of the Lock-Up Period, one-third of the Abraxas Petroleum common stock held by the former Abraxas Energy unitholders will be unrestricted and freely-tradable, subject to applicable securities laws. From and after the date which is 12 months after the end of the Lock-Up Period, an additional, one-third (or a total of two-thirds) of the Abraxas Petroleum common stock held by the former Abraxas Energy unitholders would become unrestricted and freely-tradable and after the expiration of a total of 24 months following the end of the Lock-Up Period, all remaining shares of the Abraxas Petroleum common stock held by the former Abraxas Energy unitholders would become unrestricted and freely-tradable.

Abraxas Petroleum agreed:

•

within 120 days of the Effective Time, to file a registration statement relating to the resale of the shares of Abraxas Petroleum common stock to be issued in the Merger, which we refer to as the Registration Statement, pursuant to the Securities Act of 1933, as amended, and to use commercially reasonable efforts to cause the Registration Statement to become effective and to keep the Registration Statement effective until the earlier of (A) the date that is 24 months after the end of the Lock-Up Period and (B) the date that all shares of Abraxas Petroleum common stock received in the Merger have been sold;

•

that in the event the former Abraxas Energy unitholders propose to sell their shares of Abraxas Petroleum common stock received in the Merger in an underwritten public offering, to use commercially reasonable efforts to retain underwriters and effect such sale through an underwritten offering and take all commercially reasonable actions as are reasonably requested by the managing underwriter or underwriters to expedite or facilitate the disposition of such shares of Abraxas Petroleum common stock, including entering into an underwriting agreement, and participation by Abraxas Petroleum’s management in a “road show” or similar marketing effort; provided, however, that Abraxas Petroleum would not be required to cause its management to participate in a “road show” or similar marketing effort on behalf of any unitholder if (A) the managing underwriter or underwriters of any such proposed underwritten offering advise Abraxas Petroleum that the gross proceeds of the underwritten offering are not expected to exceed $10.0 million and (B) a “bought deal” or “overnight transaction” is contemplated; and

•

that in the event Abraxas Petroleum proposes, during the period from and after the end of the Lock-Up Period to the date that is 24 months after the end of the Lock-Up Period, to issue and sell shares of Abraxas Petroleum common stock pursuant to a registration statement other than a shelf registration statement or pursuant to a supplement to a shelf registration statement in an underwritten offering for its own account, then as soon as practicable but not less than 10 business days prior to the filing of (A) any preliminary prospectus supplement to a prospectus that includes Abraxas Petroleum common stock, relating to such underwritten offering pursuant to Rule 424(b), (B) the prospectus supplement to a prospectus that includes Abraxas Petroleum common stock, relating to such underwritten offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be, Abraxas Petroleum shall give notice of such proposed underwritten offering to the unitholders and such notice shall offer the former Abraxas Energy unitholders the opportunity to include in such underwritten offering such number of shares of Abraxas Petroleum common stock as each such unitholder may request in writing subject to a customary underwriter’s cut back.

The New Credit Facility (see page 66)

We have received a non-binding term sheet for a new $300.0 million senior secured revolving credit facility and a $10.0 million senior secured term loan from Société Générale, as administrative agent and issuing lender, which we refer to as the new credit facility. The initial availability under the new credit facility is expected to be approximately $155.0 million.

We expect to borrow approximately $140.9 million under the new credit facility, of which $130.9 million will be borrowed under the revolving portion of the new credit facility and $10.0 million will be borrowed under the term loan portion of the new credit facility, and repay all of Abraxas Petroleum’s and Abraxas Energy’s indebtedness currently outstanding under their existing credit facilities.

For more information about the new credit facility, please see “Proposal 1—Approval of Stock Issuance—New Credit Facility.”

Abraxas Petroleum’s Reasons for the Merger (see page 43)

In determining that the Merger Agreement and the transactions contemplated thereby, including the stock issuance and amendment to the LTIP, are advisable and in the best interests of Abraxas Petroleum and its stockholders, and in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the stock issuance and amendment to the LTIP, the Abraxas Petroleum Board considered a variety of factors that it believed weighted favorably toward the Merger, including the following:

•	the acceleration of drilling activity;

•	the reduction of consolidated debt resulting in a stronger balance sheet;

•	a simplified organizational structure;

•	synergies;

•	greater liquidity; and

•	improved access to capital markets.

Conditions to the Completion of the Merger (see page 62)

The completion of the Merger depends upon the satisfaction of a number of conditions, unless waived, including:

•

the receipt of the approval of the holders of a majority of the issued and outstanding shares of Abraxas Petroleum common stock present and voting at the Special Meeting of the issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP;

•	the receipt by Abraxas Petroleum of financing sufficient to repay all of the outstanding indebtedness under Abraxas Energy’s existing credit facilities; and

•	the approval for listing of the shares of Abraxas Petroleum common stock issuable in the Merger on the NASDAQ, subject to official notice of issuance.

Termination (see page 62)

The Merger Agreement may be terminated by mutual agreement of the parties at any time prior to closing. The Merger Agreement may also be terminated in the following situations:

•	if the Merger has not been consummated by October 28, 2009;

•	if the Abraxas Petroleum stockholders fail to approve the issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP;

•	if a governmental entity permanently restrains or otherwise prohibits the consummation of the Merger;

•	if there is an uncured breach of or inaccuracy in a representation, warranty, covenant or agreement by one of the parties;

•	by Abraxas Petroleum, if there is a change in the recommendation regarding the Merger of the Abraxas Energy Board; or

•	by Abraxas Energy, if there is a change in the recommendation regarding the Merger of the Abraxas Petroleum Board.

Director Designees (see page 61)

Abraxas Petroleum has agreed to appoint Brian L. Melton and Edward P. Russell, whom we refer to as the New Directors, to the Abraxas Petroleum Board. Subject to the fulfillment of its fiduciary duties, and provided that such New Directors remain independent as defined in the rules and regulations of the SEC and the securities exchange on which Abraxas Petroleum common stock is then traded, the Abraxas Petroleum Board will nominate and recommend approval of both of the New Directors at its annual meeting in 2010 for a full three-year term. On the date which is 24 months after the Effective Time, one of the New Directors will offer to resign from the Abraxas Petroleum Board and on the date which is 36 months after the Effective Time, the remaining New Director will offer to resign from the Abraxas Petroleum Board. If at any time either of the New Directors creates a vacancy on the Abraxas Petroleum Board (by means of death, resignation, retirement, disqualification, removal from office or otherwise), the Abraxas Petroleum Board shall fill such vacancy with a person designated by the former Abraxas Energy unitholders and the Abraxas Petroleum Board shall continue to nominate and recommend approval of such person in any stockholder election.

Dissenters’ Rights (see page 57)

Abraxas Petroleum stockholders and Abraxas Energy unitholders do not have any right to an appraisal of the value of their shares or common units in connection with the Merger.

Interests of Certain Persons in the Merger (see page 57)

Some of Abraxas Petroleum’s directors and officers have interests in the Merger and the proposal to amend the LTIP that may differ from or be in addition to, the interests of Abraxas Petroleum stockholders. These interests include:

•

Robert L.G. Watson, Chairman of the Board, President and Chief Executive Officer of Abraxas Petroleum and Chairman of the Board and Chief Executive Officer of the GP, owns 34,714 Abraxas Energy common units, 6,000 restricted units, 7,493 phantom units and has the right to receive options to purchase 63,000 common units. As a result of the Merger, Mr. Watson will receive, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 177,909 shares of Abraxas Petroleum common stock, 69,152 shares of Abraxas Petroleum restricted stock and options to purchase 322,875 shares of Abraxas Petroleum common stock at an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated;

•

Barbara M. Stuckey, Vice President—Corporate Finance of Abraxas Petroleum and President of the GP, owns 14,986 Abraxas Energy common units, 4,000 restricted units, 6,582 phantom units and has the right to receive options to purchase 42,000 common units. As a result of the Merger, Ms. Stuckey will receive, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 76,803 shares of Abraxas Petroleum common stock, 54,233 shares of Abraxas Petroleum restricted stock and options to purchase 215,250 shares of Abraxas Petroleum common stock at an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated; and

•

In addition to Mr. Watson and Ms. Stuckey, certain directors and officers of Abraxas Petroleum beneficially own a total of 71,428 Abraxas Energy common units, 18,000 Abraxas Energy restricted units, 17,080 Abraxas Energy phantom units and have the right to receive options to purchase 63,000 Abraxas Energy common units. As a result of the Merger, these individuals will receive, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 366,069 shares of Abraxas Petroleum common stock, 179,785 shares of Abraxas Petroleum restricted stock and options to purchase 322,875 shares of Abraxas Petroleum common stock at an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated.

Directors of Abraxas Petroleum Following the Merger (see page 152)

Pursuant to the terms of the Merger Agreement, at the closing of the Merger, the Abraxas Petroleum Board will consist of nine persons, including six independent directors from the Abraxas Petroleum Board, the two New Directors and Robert L.G. Watson.

U.S. Federal Income Tax Consequences (see page 69)

The closing of the Merger and related transactions under the Merger Agreement will not have any U.S. federal income tax consequences to the holders of Abraxas Petroleum common stock with respect to their ownership of such stock. Abraxas Petroleum is taxable with respect to its position as the parent of both the General Partner and Investments. Additionally, the Merger will be a taxable transaction to the Abraxas Energy unitholders receiving shares of Abraxas Petroleum common stock.

Anticipated Accounting Treatment (see page 70)

It is anticipated that Abraxas Petroleum will account for the acquisition of Abraxas Energy common units under Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (which we refer to as “SFAS No. 160”). In accordance with SFAS No. 160, Abraxas Petroleum will not recognize a gain or loss in its net income as a result of the transaction and it will continue to recognize the assets and liabilities of Abraxas Energy at their historical values instead of valuing Abraxas Energy’s assets and liabilities at their fair value at the date of completion of the Merger.

Risk Factors (see page 19)

For a discussion of risk factors to be considered by Abraxas Petroleum stockholders in voting to approve the stock issuance, see the “Risk Factors” section of this document on page 19. These risk factors include risks related to the Merger and risks related to Abraxas Petroleum’s business and industry, which will continue whether or not the Merger occurs.

Opinion of Stephens Inc. to the Abraxas Petroleum Special Committee (see page 46)

Stephens Inc., whom we refer to as Stephens, has delivered an opinion to the Special Committee of the Board of Abraxas Petroleum, which we refer to as the Special Committee, to the effect that, as of June 29, 2009, and based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, the exchange ratio to be paid by Abraxas Petroleum in the Merger was fair, from a financial point of view, to Abraxas Petroleum.

The full text of Stephens’ written opinion, dated June 29, 2009, is attached hereto as Annex C. Abraxas Petroleum stockholders are urged to read this opinion carefully and in its entirety for information regarding the assumptions made, methodologies used, factors considered and limitations upon the review undertaken by Stephens in rendering its opinion. Stephens has not assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

Stephens provided its opinion for the information of and assistance to the Special Committee in connection with its consideration of the Merger. The opinion addresses only the fairness to Abraxas Petroleum, from a financial point of view, of the exchange ratio to be paid by Abraxas Petroleum in the Merger as of June 29, 2009, the date of the opinion. The opinion does not address the underlying business decision of Abraxas Petroleum to proceed with or effectuate the Merger and related transactions or the relative merits of the Merger as compared to other transactions that may have been available to Abraxas Petroleum. The opinion does not constitute a recommendation to any stockholder of Abraxas Petroleum as to how such stockholder should vote with respect to the issuance of shares of Abraxas Petroleum common stock in the Merger or any other matter.

Amendment of LTIP (see page 72)

On September 13, 2005, subject to stockholder approval, the Abraxas Petroleum Board adopted the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan, or LTIP, which was approved by the stockholders of Abraxas Petroleum Corporation in 2006 and amended by its stockholders at the 2008 annual meeting. On June 29, 2009, the Abraxas Petroleum Board amended the LTIP, subject to stockholder approval, to increase the number of shares of common stock reserved for issuance under the LTIP from 2,100,000 shares to 5,200,000 shares if Proposal 1 is approved, relating to the approval of the issuance of shares of Abraxas Petroleum common stock in the Merger.

The purpose of the LTIP is to employ and retain qualified and competent personnel and promote the growth and success of Abraxas Petroleum by aligning the long-term interests of Abraxas Petroleum’s key employees with those of Abraxas Petroleum’s stockholders by providing an opportunity to acquire an interest in Abraxas Petroleum and by providing both rewards for exceptional performance and long-term incentives for future contributions to the success of Abraxas Petroleum. Abraxas Petroleum believes that this purpose will be furthered through the granting of awards, as authorized under the LTIP, so that such key employees will be encouraged and enabled to acquire a substantial personal interest in the continued success of Abraxas Petroleum. Abraxas Petroleum believes the additional shares to be reserved pursuant to the amendment to the LTIP is necessary for Abraxas Petroleum to continue its policy of emphasizing equity compensation and to remain competitive with industry equity grant practices.

In connection with the Merger, the restricted units and phantom units of Abraxas Energy will be converted into restricted shares of Abraxas Petroleum common stock and the unit options that were approved by the Abraxas Energy Board and issuable upon the closing of the initial public offering of Abraxas Energy will be assumed by Abraxas Petroleum and converted into options to purchase Abraxas Petroleum common stock with an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated. Assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 1,275,869 shares of Abraxas Petroleum common stock would be reserved for issuance as options to purchase Abraxas Petroleum common stock and 508,169 shares would be issued as restricted stock.

The Abraxas Petroleum Board Unanimously Recommends that Abraxas Petroleum Stockholders Vote “FOR” the Approval of the Issuance of Shares of Abraxas Petroleum Common Stock in the Merger and the Amendment to the LTIP (see pages 46, 71 and 76)

The Abraxas Petroleum Board believes that the Merger is in the best interests of Abraxas Petroleum and its stockholders and has unanimously approved the Merger and the Merger Agreement. The Abraxas Petroleum Board unanimously recommends that Abraxas Petroleum stockholders vote “FOR” the proposal to approve the issuance of shares of Abraxas Petroleum common stock in the Merger.

The Abraxas Petroleum Board also has unanimously approved the proposal to amend the LTIP. The Abraxas Petroleum Board determined that the proposal is advisable and in the best interests of Abraxas Petroleum and its stockholders. The Abraxas Petroleum Board unanimously recommends that Abraxas Petroleum stockholders vote “FOR” the amendment to the LTIP. The approval of this proposal is a condition to the consummation of the Merger.

To review the background of, and Abraxas Petroleum’s reasons for, the Merger, as well as certain risks related to the Merger, see “Proposal 1—Approval of Stock Issuance—Background of the Merger” and “—Abraxas Petroleum’s Reasons for the Merger; Recommendation of the Abraxas Petroleum Special Committee and the Abraxas Petroleum Board” and to review Abraxas Petroleum’s reasons for the amendment of the LTIP, see “Proposal 2—Amendment of LTIP—Reasons for the Amendment of the LTIP.”

Adjournment (see page 77)

If necessary or appropriate, stockholders will be asked to approve a proposal to postpone or adjourn the Special Meeting to a later time in order for us to solicit additional proxies in favor of any of the proposals. In any event, the Special Meeting may be adjourned if a quorum is not present.

Abraxas Petroleum will hold its Special Meeting on October 5, 2009 (see page 32)

The Abraxas Petroleum Special Meeting will be held on October 5, 2009, at 9:00 a.m., local time, at Abraxas Petroleum’s corporate office located at 18803 Meisner Drive, San Antonio, Texas 78258. At the Special Meeting, Abraxas Petroleum stockholders will be asked to:

•	approve the issuance of shares of Abraxas Petroleum common stock in the Merger;

•	approve the amendment to the LTIP increasing the number of shares of Abraxas Petroleum common stock reserved for issuance under the LTIP; and

•

approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposals.

Record Date. Only holders of record at the close of business on August 28, 2009 will be entitled to vote at the Special Meeting. Each share of Abraxas Petroleum common stock is entitled to one vote. As of the record date, there were 49,836,894 shares of Abraxas Petroleum common stock entitled to vote at the Special Meeting.

Required Vote. Approval of the issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP each require the votes cast in favor of each such proposal to exceed the votes cast against such proposal at the Special Meeting by the holders of Abraxas Petroleum common stock, assuming a quorum. Because the required vote is based on the votes cast in favor of such proposal exceeding the votes cast against such proposal, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on these proposals, assuming a quorum.

If there is a quorum, approval of any necessary or appropriate adjournment of the Special Meeting requires the votes cast in favor of such proposal to exceed the votes cast against such proposal at the Special Meeting by the holders of Abraxas Petroleum common stock. In the absence of a quorum, the Special Meeting may be adjourned by the approval of the holders of a majority of the outstanding shares present and entitled to vote at the Special Meeting.

As of the record date, directors and executive officers of Abraxas Petroleum and their affiliates had the right to vote 4,245,438 shares of Abraxas Petroleum common stock, or 8.5% of the outstanding Abraxas Petroleum shares entitled to be voted at the Special Meeting. We currently expect that each of these individuals will vote their shares of Abraxas Petroleum common stock in favor of the proposals to be presented at the Special Meeting.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Summary Historical Financial Information of Abraxas Petroleum

The following table shows summary historical financial data of Abraxas Petroleum for the periods and as of the dates indicated. The summary historical financial data as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008 are derived from the audited consolidated financial statements of Abraxas Petroleum included elsewhere in this proxy statement. The summary historical financial data as of June 30, 2009 and for the six months ended June 30, 2008 and 2009 are derived from the unaudited condensed consolidated financial statements of Abraxas Petroleum included elsewhere in this proxy statement. The financial condition and results of operations of Abraxas Petroleum are consolidated and reflect the financial condition and results of operations of Abraxas Petroleum and all of its consolidated subsidiaries including Abraxas Energy and Abraxas Operating. The operations of Abraxas Petroleum and Abraxas Energy are consolidated for financial reporting purposes with the interest of the limited partners, other than Investments, of Abraxas Energy presented as non-controlling interest.

	Historical
	Abraxas Petroleum
	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In thousands, except per share data)
Total operating revenue	$51,077	$48,309	$100,310	$56,593	$23,218
Lease operating and production taxes	11,776	11,254	26,635	12,372	11,854
Depreciation, depletion and amortization	14,939	14,292	23,343	11,098	8,994
Ceiling-test impairment	—	—	116,366	—	—
General and administrative	5,160	6,438	7,127	3,672	3,730
Net interest expense	16,738	7,984	10,309	5,011	5,596
Amortization of deferred financing fees	1,591	671	1,028	467	586
Financing fees	—	—	359	—	362
Loss (gain) on derivative contracts	(646)	4,363	(28,333)	108,093	1,695
Loss on debt extinguishment	—	6,455	—	—	—
Gain on sale of assets	—	(59,439)	—	—	—
Other	819	1,148	9,379	1,137	2,628

Income (loss) before income tax	$700	$55,143	$(65,903)	$(85,257)	$(12,227)
Income tax	—	(283)	—	—	—
Consolidated net income (loss)	$700	$54,860	$(65,903)	$(85,257)	$(12,227)

Less: Net (income) loss attributable to non-controlling interest	—	1,842	13,500	18,578	6,645

Net income (loss) attributable to Abraxas Petroleum	$700	$56,702	$(52,403)	$(66,679)	$(5,582)

Net income (loss) attributable to Abraxas Petroleum per common share:
Basic	$0.02	$1.22	$(1.07)	$(1.36)	$(0.11)
Diluted	$0.02	$1.19	$(1.07)	$(1.36)	$(0.11)

	Historical
	Abraxas Petroleum
	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In thousands)
Cash flow data:
Net cash provided by operating activities	$15,561	$18,332	$43,387	$30,487	9,456
Net cash used in investing activities	(14,102)	(26,908)	(173,944)	(155,475)	(7,510)
Net cash provided by (used in) financing activities	(1,458)	27,469	113,545	118,762	(2,080)

	Abraxas Petroleum
	At December 31,			At June 30, 2009
	2006	2007	2008
				(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(3,719)	$11,348	$(26,000)	$(30,915)
Total assets	116,940	147,119	211,839	200,563
Current maturities of long-term debt	—	—	40,134	46,062
Long-term debt	127,614	45,900	130,835	128,843
Stockholders’ equity (deficit)	(22,165)	79,344	11,751	(270)

Summary Historical Financial Information of Abraxas Energy

The following table shows summary historical financial data of Abraxas Petroleum and Abraxas Energy for the periods and as of the dates indicated. The summary historical financial data of Abraxas Petroleum for the year ended December 31, 2006 and for the period from January 1 to May 24, 2007 and the summary historical financial data of Abraxas Energy as of December 31, 2007 and 2008 and for the period from May 25 to December 31, 2007 and for the year ended December 31, 2008 are derived from the audited consolidated financial statements included elsewhere in this proxy statement. The summary historical financial data of Abraxas Energy as of June 30, 2009 and for the six months ended June 30, 2008 and 2009 are derived from the unaudited condensed consolidated financial statements of Abraxas Energy included elsewhere in this proxy statement. The financial condition and results of operations of Abraxas Petroleum for the periods up to May 24, 2007 are referred to in this proxy statement as “Predecessor,” and the financial condition and results of operations for periods subsequent to May 24, 2007 are referred to as “Successor” and represent only those of Abraxas Energy.

	Historical
	Predecessor		Successor
	Abraxas Petroleum		Abraxas Energy
	Year Ended December 31, 2006	January 1 - May 24, 2007	May 25 - December 31, 2007	Year Ended December 31, 2008	Six Months Ended June 30,
					2008	2009
					(unaudited)
	(In thousands, except per share/unit data)
Total operating revenue	$51,077	$19,305	$22,148	$83,391	$47,260	$18,321
Lease operating and production taxes	11,776	4,757	5,136	22,577	10,756	9,833
Depreciation, depletion and amortization	14,939	5,773	7,039	20,063	9,583	7,028
Ceiling-test impairment	—	—	—	97,121	—	2,775
General and administrative	5,160	1,867	987	2,657	1,290	1,475
Net interest expense	16,738	6,371	1,774	10,181	5,052	5,316
Amortization of deferred financing fees	1,591	632	121	988	447	537
Financing fees	—	—	—	359	—	362
Loss (gain) on derivative contracts	(646)	218	4,125	(28,333)	108,093	1,695
Loss on debt extinguishment	—	—	6,455	—	—	—
Other	819	295	—	1,105	711	2,229

Income (loss)	$700	$(608)	$(3,489)	$(43,327)	$(88,672)	$(12,929)

Income (loss) per common share/unit:
Basic	$0.02	$(0.01)	$(0.31)	$(3.81)	$(7.80)	$(1.13)
Diluted	$0.02	$(0.01)	$(0.31)	$(3.81)	$(7.80)	$(1.13)

Cash flow data:
Net cash provided by operating activities	$15,561	$10,150	$5,466	$30,474	$19,285	$10,676
Net cash used in investing activities	(14,102)	(6,622)	(14,086)	(131,900)	(134,039)	(3,098)
Net cash provided by (used in) financing activities	(1,458)	(1,742)	10,379	101,591	113,299	(7,988)

	Historical
	Predecessor	Successor
	Abraxas Petroleum	Abraxas Energy
	At December 31,			At June 30, 2009
	2006	2007	2008
				(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(3,719)	$3,740	$(14,595)	$(15,683)
Total assets	116,940	105,703	169,240	153,414
Current maturities of long-term debt	—	—	40,000	40,000
Long-term debt	127,614	45,900	125,600	123,675
Stockholders’ / Partners’ equity (deficit)	(22,615)	49,688	(12,492)	(25,989)

Selected Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information reflects Abraxas Petroleum’s historical results on a pro forma basis to give effect to (a) the Merger and related transactions and (b) the new credit facility. The unaudited pro forma combined balance sheet information reflects the Merger and related transactions, including the new credit facility, as if they occurred on June 30, 2009, and the unaudited pro forma combined statement of operations information for the twelve months ended December 31, 2008 and the six months ended June 30, 2009 reflect the Merger and related transactions, including the new credit facility, as if they occurred on January 1, 2008.

The unaudited pro forma combined financial information is based on the historical financial statements of Abraxas Petroleum and Abraxas Energy and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Combined Financial Information” included elsewhere in this proxy statement. The unaudited pro forma combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Abraxas Petroleum or Abraxas Energy would have been had the Merger and related transactions, including the new credit facility, been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of future operating results or financial position. Abraxas Petroleum and Abraxas Energy may have performed differently had they been combined during the periods presented. The following should be read in connection with the section of this proxy statement entitled “Unaudited Pro Forma Combined Financial Information” and other information included in this proxy statement.

	Pro Forma
	Year Ended December 31, 2008	Six Months Ended June 30, 2009
	(unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Total revenue	$100,310	$23,218
Net income (loss) attributable to Abraxas Petroleum	(56,702)	(10,854)
Net income (loss) attributable to Abraxas Petroleum per share (1):
Basic	(0.70)	(0.13)
Diluted	(0.70)	(0.13)

(1)	Determined using the mid-point exchange ratio of 5.125, or $1.17 per share.

Pro Forma
As of June 30, 2009
(unaudited)
(In thousands)
Balance Sheet Data:
Total assets	$172,791
Total liabilities	173,285
Stockholders’ equity (deficit)	(494)

Comparative Historical and Unaudited Pro Forma Combined Per Share/Per Unit Data

The following table sets forth selected historical per share information of Abraxas Petroleum and per unit information of Abraxas Energy and unaudited pro forma combined per share information after giving effect to (a) the Merger and related transactions and (b) the new credit facility. The unaudited pro forma combined balance sheet information reflects the Merger and related transactions, including the new credit facility, as if they occurred as of June 30, 2009, and the unaudited pro forma combined statement of operations information for the twelve months ended December 31, 2008 and the six months ended June 30, 2009 reflect the Merger and related transactions, including the new credit facility, as if they occurred as of the beginning of the respective period.

The unaudited pro forma combined financial information is based on the historical financial statements of Abraxas Petroleum and Abraxas Energy and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Combined Financial Information” included elsewhere in this proxy statement. The unaudited pro forma combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Abraxas Petroleum or Abraxas Energy would have been had the Merger and related transactions, including the new credit facility, been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of future operating results or financial position. Abraxas Petroleum and Abraxas Energy may have performed differently had they been combined during the periods presented. The following should be read in connection with the section of this proxy statement entitled “Unaudited Pro Forma Combined Financial Information” and other information included in this proxy statement.

	Year Ended December 31, 2008	Six Months Ended June 30, 2009
	(unaudited)
Abraxas Petroleum Historical Per Share Data:
Basic net income (loss) per common share	$(1.07)	$(0.11)
Diluted net income (loss) per common share	(1.07)	(0.11)
Book value per common share at end of period	3.23	3.19

Abraxas Energy Historical Per Unit Data:
Basic net income (loss) per common unit	$(3.81)	$(1.13)
Diluted net income (loss) per common unit	(3.81)	(1.13)
Cash distribution declared per common unit	1.65	—
Book value per common unit at end of period	10.46	9.61

Abraxas Petroleum Pro Forma Per Share Data (1):
Basic net income (loss) per common share	$(0.70)	$(0.13)
Diluted net income (loss) per common share	(0.70)	(0.13)
Book value per common share at end of period	1.97	1.95

Abraxas Energy Equivalent Pro Forma Per Unit Data (2):
Basic net income (loss) per common unit	$(3.58)	$(0.67)
Diluted net income (loss) per common unit	(3.58)	(0.67)
Cash distribution declared per common unit	1.65	—
Book value per common unit at end of period	10.12	10.00

(1)	Determined using the mid-point exchange ratio of 5.125, or $1.17 per share.
(2)	Determined using the Abraxas Petroleum pro forma per share data multiplied by the mid-point exchange ratio of 5.125, or $1.17 per share to derive Abraxas Energy Equivalent pro forma per unit data.

RISK FACTORS

Abraxas Petroleum stockholders should consider the following factors carefully in evaluating whether to approve the issuance of shares of Abraxas Petroleum common stock in the Merger, and the other proposals in this proxy statement. These factors should be considered in conjunction with the other information included in this proxy statement, including the forward-looking statements made herein. The following risk factors do not include all risks that Abraxas Petroleum will face as a result of the Merger. Additional risks related to our existing business and markets, which will continue to confront us whether or not the Merger occurs, are described in this proxy statement and in our public filings with the SEC, including our Forms 10-K and Forms 10-Q.

Risks Related to the Merger

We will incur substantial new indebtedness in order to close the Merger, which may adversely affect our cash flow and business operations.

A condition to closing the Merger is that Abraxas Petroleum shall have obtained financing to repay all of Abraxas Energy’s outstanding indebtedness under its existing credit facilities. At August 28, 2009, Abraxas Energy had outstanding indebtedness of $135.0 million and Abraxas Petroleum had outstanding indebtedness of $5.9 million, for a total of $140.9 million, excluding the mortgage on Abraxas Petroleum’s office building. We have received a non-binding term sheet for a new senior secured revolving credit facility of up to $300.0 million and a senior secured term loan of $10.0 million, of which approximately $155.0 million is expected to be available to us at closing. We intend to borrow $130.9 million under the revolving portion of the new credit facility and $10.0 million under the term loan portion of the new credit facility at closing. For more information, see “Proposal 1—Approval of Stock Issuance—The New Credit Facility.”

Our future indebtedness could have important consequences to us, including:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

covenants contained in our new credit facility and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•

we may need a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities; and

•	our level of debt will make us more vulnerable to competitive pressures, or a downturn in our business or the economy generally, than our competitors with less debt.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

A breach of the terms and conditions of the new credit facility, including the inability to comply with the required financial covenants, could result in an event of default. If an event of default occurs (after any applicable notice and cure periods), the lenders would be entitled to terminate any commitment to make further extensions of credit under the new credit facility and to accelerate the repayment of amounts outstanding (including accrued and unpaid interest and fees). Upon a default under the new credit facility, the lenders could also foreclose against any collateral securing such obligations, which may be all or substantially all of our assets. If that occurred, we may not be able to continue to operate as a going concern.

Completion of the Merger will result in substantial and immediate dilution to the voting power of our current stockholders.

Issuing shares of our common stock to the Abraxas Energy unitholders in the Merger will significantly dilute the voting power of our existing stockholders (from 100% of the outstanding shares before the Merger to 65.6% afterwards, assuming the maximum exchange ratio of 6.00). If we do not realize the benefits from the Merger anticipated by the Abraxas Petroleum Board when they approved to the Merger, the market price of our common stock may decline as a result and our stockholders may not realize a benefit despite the ownership dilution they will experience.

The exchange ratio is fixed within a certain range and will not be adjusted in the event of any significant change in the price of Abraxas Petroleum common stock.

If the Merger is consummated, each Abraxas Energy common unit outstanding immediately prior to the closing of the Merger, other than common units owned by Abraxas Petroleum and Investments, will be converted into the right to receive not less than 4.25 shares and not more than 6.00 shares of Abraxas Petroleum common stock per common unit of Abraxas Energy. This exchange ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of Abraxas Petroleum common stock. Changes in the price of Abraxas Petroleum common stock prior to the closing of the Merger will affect the market value of the Merger Consideration that Abraxas Energy common unitholders will receive in the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Abraxas Petroleum), including:

•	changes in the operations and prospects of Abraxas Petroleum;

•	changes in the market assessment of the operations and prospects of Abraxas Petroleum;

•	interest rates, general market and economic conditions and other factors, including commodity prices, generally affecting the price of securities; and

•	federal, state and local legislation, governmental regulation and legal developments in the business which Abraxas Petroleum operates.

The price of Abraxas Petroleum common stock at the closing of the Merger may vary from its price on the date the Original Merger Agreement was executed, on the date of this proxy statement, and on the date of the Special Meeting. As a result, the market value represented by the Merger Consideration will also vary. For example, based on the range of closing prices of Abraxas Petroleum common stock during the period from June 17, 2009, the last trading day before public announcement of the intent to merge, through September 1, 2009, the latest practical date before the date of this proxy statement, the exchange ratio represented a market value ranging from a low of $31.8 million to a high of $37.0 million for each Abraxas Energy common unit.

Certain of our directors and executive officers have interests that are in addition to those of other stockholders, which may influence them to support the Merger.

Certain of our directors and executive officers have interests in the Merger that are in addition to yours, which may influence them to support the Merger or seek to waive certain conditions in the Merger Agreement without regard to your interests. These are described under “Proposal 1—Approval of Stock Issuance—Interests of Certain Persons in the Merger.” You should consider whether these directors and executive officers are more likely to support approval of the stock issuance, or the waiver of conditions that might benefit our stockholders, than if they did not hold these interests.

We have incurred and will incur significant costs in connection with the Merger, whether or not we complete it.

We have incurred significant costs related to the Merger and we expect to incur significant additional costs. These costs include financial advisory, legal and accounting fees and expenses and other charges. We may also incur additional unanticipated costs for any of a number of reasons. Such costs will reduce the assets that either Abraxas Petroleum or Abraxas Energy would have if the Merger is not consummated or that we would have to operate our business after the Merger.

Failure to complete the Merger or delays in completing the Merger could negatively affect the price of Abraxas Petroleum common stock and its future business and operations.

If the Merger is not completed for any reason, Abraxas Petroleum and Abraxas Energy may be subject to a number of material risks, including the following:

•	the individual entities will not realize the benefits expected from the Merger, including a potentially enhanced financial position;

•	the price of Abraxas Petroleum common stock may decline to the extent that the current market price reflects a market assumption that the Merger will be completed; and

•	some costs relating to the Merger must be paid even if the Merger is not completed.

Risks Related to Our Business

We may not be able to fund the capital expenditures that will be required for us to increase reserves and production

We must make capital expenditures to develop our existing reserves and to discover new reserves. Historically, we have financed our capital expenditures primarily with cash flow from operations, borrowings under credit facilities, sales of producing properties, and sales of debt and equity securities and we expect to continue to do so in the future. We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures.

Volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations. Lower prices and/or lower production will also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities. If our cash flow from operations does not increase as a result of planned capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our planned capital expenditures would, by necessity, be decreased.

The borrowing base under our new credit facility will be determined from time to time by the lenders. Reductions in estimates of oil and gas reserves could result in a reduction in the borrowing base, which would reduce the amount of financial resources available under this new credit facility to meet our capital requirements. Such a reduction could be the result of lower commodity prices and/or production, inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, the lenders’ inability to agree to an adequate borrowing base or adverse changes in the lenders’ practices regarding estimation of reserves.

If cash flow from operations or our borrowing base decrease for any reason, our ability to undertake exploration and development activities could be adversely affected. As a result, our ability to replace production may be limited. In addition, if the borrowing base under the new credit facility is reduced, we would be required to reduce our borrowings under the new credit facility so that such borrowings do not exceed the borrowing base. This could further reduce the cash available to us for capital spending and, if we did not have sufficient capital to reduce our borrowing level, we may be in default under the new credit facility.

Abraxas Petroleum has sold producing properties to provide it with liquidity and capital resources in the past and we may do so in the future. After any such sale, we would expect to utilize the proceeds to drill new wells on our remaining properties. If we cannot replace the production lost from properties sold with production from the remaining properties, our cash flow from operations will likely decrease, which in turn, would decrease the amount of cash available for additional capital spending.

We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.

Our future oil and gas production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce. The rate of production from our oil and gas properties and our proved reserves will decline as our reserves are produced. Unless we acquire additional properties containing proved reserves, conduct successful development and exploration activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, we cannot assure you that our exploration and development activities will result in increases in our proved reserves. Approximately 92% of the estimated ultimate recovery of our proved developed producing reserves as of December 31, 2008, had been produced. Based on the reserve information set forth in our reserve report of December 31, 2008, our average annual estimated decline rate for our net proved developed producing reserves is 11% during the first five years, 8% in the next five years, and approximately 8% thereafter. These rates of decline are estimates and actual production declines could be materially higher. While we have had some success in finding, acquiring and developing additional reserves, we have not always been able to fully replace the production volumes lost from natural field declines and prior property sales. For example, in 2006, we replaced only 7% of the reserves we produced. As our proved reserves and consequently our production decline, our cash flow from operations, and the amount that we are able to borrow under our new credit facility will also decline. In addition, approximately 46% of our total estimated proved reserves at December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Even if we are successful in our development efforts, it could take several years for a significant portion of these undeveloped reserves to generate positive cash flow.

We may not find any commercially productive oil and gas reservoirs.

We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our capital investment. Drilling for oil and gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. The inherent risk of not finding commercially productive reservoirs will be compounded by the fact that 46% of our total estimated proved reserves at December 31, 2008, were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties. If the volume of oil and gas we produce decreases, our cash flow from operations will decrease.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control or not covered by insurance.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	shortages or delays in the availability of drilling rigs, equipment and crews;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	pipeline ruptures;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or gas or well fluids.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental, contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We maintain insurance against some but not all of these risks. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

We expect our new credit facility will contain a number of significant covenants that, among other things, will limit our ability to:

•	incur or guarantee additional indebtedness and issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	create liens on assets;

•

pay dividends or make other distributions on capital stock or make other restricted payments, including repurchasing, redeeming or retiring capital stock or subordinated debt or making certain investments or acquisitions;

•	engage in transactions with affiliates;

•	guarantee other indebtedness;

•	make any change in the principal nature of our business;

•	permit a change of control; or

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, we expect that our new credit facility will require us to maintain compliance with specified financial covenants. Our ability to comply with these covenants may be adversely affected by events beyond our control, and we cannot assure you that we can maintain compliance with these covenants. These financial covenants could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary or desirable business activities.

A breach of any of these covenants could result in a default under our new credit facility. A default, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable or favorable to us.

The marketability of our production depends largely upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities.

The marketability of our production depends in part upon processing and transportation facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market oil and gas.

An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.

Our oil and gas is priced in the local markets where it is produced based on local or regional supply and demand factors. The prices we receive for our oil and gas are typically lower than the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price we receive is called a differential. Numerous factors may influence local pricing, such as refinery capacity, pipeline capacity and specifications, upsets in the midstream or downstream sectors of the industry, trade restrictions and governmental regulations. Additionally, insufficient pipeline capacity, lack of demand in any given operating area or other factors may cause the differential to increase in a particular area compared with other producing areas. For example, production increases from competing Canadian and Rocky Mountain producers, combined with limited refining and pipeline capacity in the Rocky Mountain area, have gradually widened differentials in this area.

During 2008, differentials averaged $7.07 per Bbl of oil and $1.30 per Mcf of gas. Approximately 39% of our production during 2008 was from the Rocky Mountain and Mid-Continent regions. Historically, these regions have experienced wider differentials than our Permian Basin and Gulf Coast properties. As the percentage of our production from the Rocky Mountain and Mid-Continent regions increases, we expect that our price differentials will also increase. Increases in the differential between the benchmark prices for oil and gas and the wellhead price we receive could significantly reduce our revenues and our cash flow from operations.

Our derivative contract activities could result in financial losses or could reduce our cash flow.

To achieve more predictable cash flow and reduce our exposure to adverse fluctuations in the prices of oil and gas and to comply with the requirements under our new credit facility, we will enter into derivative contracts, which we sometimes refer to as hedging arrangements, for a significant portion of our oil and gas production that could result in both realized and unrealized derivative contract losses. In connection with the monetization of Abraxas Energy’s “in-the-money” commodity swaps, Abraxas Energy and Abraxas Petroleum entered into NYMEX-based fixed price commodity swap arrangements on approximately 85% of their oil and gas production from their estimated net proved developed producing reserves through December 31, 2012 and 70% for 2013 and we expect our new credit facility will require that we enter into similar arrangements. We expect that our derivative contracts that we entered into on July 29, 2009 will satisfy this requirement. Any new hedging arrangements will be priced at then-current market prices and may be significantly lower than the existing hedges we currently have in place. The extent of our commodity price exposure will be related largely to the effectiveness and scope of our commodity price derivative contract activities. For example, the prices utilized in our derivative instruments will be NYMEX-based, which may differ significantly from the actual prices we receive for oil and gas which are based on the local markets where oil and gas are produced. The prices that we receive for our oil and gas production are typically lower than the relevant benchmark prices that are used for calculating commodity derivative positions. The difference between the benchmark price and the price we receive is called a differential. As a result, our cash flow could be affected if the basis differentials widen more than we anticipate. For more information see “—An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.” We currently do not have any basis differential hedging arrangements in place. Our cash flow could also be affected based upon the levels of our production. If production is higher than we estimate, we will have greater commodity price exposure than we intended. If production is lower than the nominal amount that is subject to our hedging arrangements, we may be forced to satisfy all or a portion of our hedging arrangements without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial reduction in cash flows.

If the prices at which we hedge our oil and gas production are less than current market prices, our cash flow from operations could be adversely affected.

When our derivative contract prices are higher than market prices, we will incur realized and unrealized gains on our derivative contracts and when contract prices are lower than market prices, we will incur realized and unrealized losses. For the year ended December 31, 2008, Abraxas Energy recognized a realized loss on oil and gas derivative contracts of $9.3 million and an unrealized gain of $40.5 million. The realized loss resulted in a decrease in cash flow from operations. We expect to continue to enter into similar hedging arrangements in the future to reduce our cash flow volatility. In connection with the monetization of Abraxas Energy’s “in-the-money” commodity swaps, we recently entered into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our proved developed producing reserves through December 31, 2012 and 70% for 2013.

We cannot assure you that the derivative contracts that we have entered into, or will enter into, will adequately protect us from financial loss in the future due to circumstances such as:

•	highly volatile oil and gas prices;

•	our production being less than expected; or

•	a counterparty to one of our hedging transactions defaulting on its contractual obligations.

Lower oil and gas prices increase the risk of ceiling limitation write-downs.

We use the full cost method to account for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity and earnings. The risk that we will be required to write-down the carrying value of oil and gas properties increases when oil and gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

At December 31, 2008, our net capitalized costs of oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million resulting in a write-down of $116.4 million. We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

Use of our net operating loss carryforwards may be limited.

At December 31, 2008, we had, subject to the limitation discussed below, $194.4 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire in varying amounts through 2028 if not otherwise used.

The use of our net operating loss carryforwards may be limited if an “ownership change” of over 50 percentage points occurs during any three-year period. Based on current estimates, we believe that we have not surpassed this threshold. If the Merger itself were to cause us to surpass the threshold, we believe that our current net operating loss carryforwards could be used to offset any U.S. federal income tax liability caused by the Merger. With respect to any remaining net operating loss carryforwards following the Merger, it is feasible that even a modest change of ownership (including, but not limited to, a shift in common stock ownership by one reasonably large stockholder or any offering of common stock) during the three-year period following the Merger could trigger a significant limitation of the amount of such net operating loss carryforwards available to offset future taxable income.

Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, we have established a valuation allowance of $66.9 million for deferred tax assets at December 31, 2006, $47.2 million at December 31, 2007 and $60.8 million at December 31, 2008.

We depend on our Chairman, President and CEO and the loss of his services could have an adverse effect on our operations.

We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. Mr. Watson may terminate his employment agreement with us at any time on 30 days notice, but, if he terminates without cause, he would not be entitled to the severance benefits provided under the terms of that agreement. Mr. Watson is not precluded from working for, with or on behalf of a competitor upon termination of his employment with us. If Mr. Watson were no longer able or willing to act as our Chairman, the loss of his services could have an adverse effect on our operations.

Risks Related to Our Industry

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas. Gas prices affect us more than oil prices because 65% of our production and 72% of our reserves were gas at December 31, 2008. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

•	changes in foreign and domestic supply and demand for oil and gas;

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.

The current global recession has had a significant impact on commodity prices and our operations. If commodity prices remain depressed, our revenues, profitability and cash flow from operations may decrease which could cause us to alter our business plans, including reducing our drilling activities.

Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil and gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this proxy statement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

The estimates of our consolidated reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for our oil and gas properties are based on the assumption that future oil and gas prices remain the same as oil and gas prices at December 31, 2008. The sales prices as of such date used for purposes of such estimates were $4.77 per Mcf of gas and $41.84 per Bbl of oil. This compares with $6.33 per Mcf of gas and $87.30 per Bbl of oil as of December 31, 2007. These estimates also assume that we will make future capital expenditures of approximately $134.1 million in the aggregate primarily from 2009 through 2014, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. In addition, approximately 46% of our total estimated consolidated proved reserves as of December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain than proved developed reserves. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth in this proxy statement.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

As required by SEC regulations, we base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of the estimate. However, actual future net cash flows from our properties will be affected by factors such as:

•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	our actual operating costs;

•	the amount and timing of our capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to the numerous risks of oil and gas drilling and production activities.

Our oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures and discharges of toxic gases. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We operate in a highly competitive industry which may adversely affect our operations.

We operate in a highly competitive environment. The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of oil and gas operations. We must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us.

The unavailability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there could be a shortage of drilling rigs, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wages of, qualified drilling rig crews rise as the number of active rigs in service increases. When oil and gas prices are high, the demand for oilfield services rises and the cost of these services increases.

Our oil and gas operations are subject to various Federal, state and local regulations that materially affect our operations.

Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow from oil and gas wells below actual production capacity. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Risks Related to Abraxas Petroleum’s Common Stock

Future issuance of additional shares of common stock could cause dilution of ownership interests and adversely affect the stock price.

Abraxas Petroleum is currently authorized to issue 200,000,000 shares of common stock with such rights as determined by its board of directors. Abraxas Petroleum may in the future issue its previously authorized and unissued securities, resulting in the dilution of the ownership interests of current stockholders. In addition, if we issue the maximum number of shares of Abraxas Petroleum common stock in the Merger, our existing stockholders would own approximately 65.6% of our common stock then outstanding. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of the common stock. Abraxas Petroleum may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of the common stock.

Abraxas Petroleum does not pay dividends on common stock.

Abraxas Petroleum has never paid a cash dividend on its common stock and the terms of the new credit facility will prohibit its ability to pay dividends on Abraxas Petroleum’s common stock.

Shares eligible for future sale may depress our stock price.

At August 28, 2009, Abraxas Petroleum had 49,836,894 shares of common stock outstanding of which 4,511,997 shares were held by affiliates and, in addition, 3,202,109 shares of common stock were subject to outstanding options granted under stock option plans (of which 1,922,244 shares were vested at August 28, 2009).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended. The shares of the common stock issuable upon exercise of the stock options have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of equity securities.

After consummation of the Merger, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, Abraxas Petroleum will have 81,400,775 shares of common stock outstanding of which 5,435,947 shares will be held by affiliates and, in addition, 4,477,978 shares of common stock will be subject to outstanding options granted under stock option plans (of which 1,922,244 shares will be vested at closing of the Merger). All of the shares issued in the Merger will initially be restricted securities under the Securities Act.

The price of Abraxas Petroleum common stock has been volatile and could continue to fluctuate substantially.

Abraxas Petroleum common stock is traded on the NASDAQ Stock Market. The market price of the common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the oil and gas oil industry.

Abraxas Petroleum may issue shares of preferred stock with greater rights than the common stock.

Subject to the rules of the NASDAQ Stock Market, Abraxas Petroleum’s articles of incorporation authorize its board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of the common stock. Any preferred stock that is issued may rank ahead of the common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than the common stock.

Anti-takeover provisions could make a third party acquisition of Abraxas Petroleum difficult.

Abraxas Petroleum’s articles of incorporation and bylaws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent. Each of the provisions in the articles of incorporation and bylaws could make it more difficult for a third party to acquire Abraxas Petroleum without the approval of its board. In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult.

An active market may not continue for the common stock and we could face de-listing if our stock price remains depressed.

The Abraxas Petroleum common stock is quoted on the NASDAQ Stock Market. While there are currently three market makers in the common stock, these market makers are not obligated to continue to make a market in the common stock. In this event, the liquidity of the common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes. If our stock price remains below $1.00 per share for an extended period of time, we could be de-listed from the NASDAQ Stock Market as the minimum threshold for a continued listing is $1.00 per share.

FORWARD-LOOKING STATEMENTS

Some of the statements in this proxy statement, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements are:

•	With respect to the Merger:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure of required conditions to close the Merger;

•	the inability to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger;

•	risks that the proposed transaction disrupts current plans and operations;

•	the performance of Abraxas Petroleum; and

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	any of the assumptions underlying the projected financial information of Abraxas Petroleum proving to be inaccurate;

•	our success in development, exploitation and exploration activities;

•	our ability to make planned capital expenditures;

•	declines in our production of oil and gas;

•	prices for oil and gas;

•	our ability to raise equity capital or incur additional indebtedness;

•	the consummation of the Merger;

•	economic and business conditions;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our restrictive debt covenants;

•	our acquisition and divestiture activities;

•	results of our hedging activities; and

•	other factors discussed elsewhere in this document.

Copies of our SEC filings are available from the SEC or may be obtained upon request from us. We do not undertake any obligation to update the information contained herein, which speaks only as of this date, other than as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The Abraxas Petroleum Special Meeting will be held on October 5, 2009, at 9:00 a.m., local time, at Abraxas Petroleum’s corporate office located at 18803 Meisner Drive, San Antonio, Texas 78258.

Purposes of the Special Meeting

At the Special Meeting, Abraxas Petroleum stockholders will be asked to:

•	approve the issuance of shares of Abraxas Petroleum common stock in the Merger;

•	approve the amendment to the LTIP increasing the number of shares of Abraxas Petroleum common stock reserved for issuance under the LTIP; and

•

approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposals.

Record Date

Only holders of record at the close of business August 28, 2009, will be entitled to vote at the Special Meeting. Each share of Abraxas Petroleum common stock is entitled to one vote. As of the record date, there were 49,836,894 shares of Abraxas Petroleum common stock entitled to vote at the Special Meeting.

The holders of a majority of the issued and outstanding shares of Abraxas Petroleum common stock entitled to vote at the Special Meeting must be present in person or by proxy to establish a quorum for business to be conducted at the Special Meeting. Abstentions and “non-votes” are treated as shares that are present and entitled to vote for purposes of establishing a quorum. “Non-votes” occur when a proxy:

•	is returned by a broker or other stockholder who does not have authority to vote;

•	does not give authority to a proxy to vote; or

•	withholds authority to vote on one or more proposals.

Required Vote

Approval of the issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP each require the votes cast in favor of each such proposal to exceed the votes cast against such proposal at the Special Meeting by the holders of Abraxas Petroleum common stock, assuming a quorum. Because the required vote is based on the votes cast in favor of such proposal exceeding the votes cast against such proposal, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on these proposals, assuming a quorum.

If there is a quorum, approval of any necessary or appropriate adjournment of the Special Meeting requires the votes cast in favor of such proposal to exceed the votes cast against such proposal at the Special Meeting by the holders of Abraxas Petroleum common stock. In the absence of a quorum, the Special Meeting may be adjourned by the approval of the holders of a majority of the outstanding shares of Abraxas Petroleum common stock present and entitled to vote at the Special Meeting.

As of the record date, directors and executive officers of Abraxas Petroleum and their affiliates had the right to vote 4,245,438 shares of Abraxas Petroleum common stock, or 8.5% of the outstanding shares of Abraxas Petroleum common stock entitled to be voted at the Special Meeting. We currently expect that each of these individuals will vote their shares of Abraxas Petroleum common stock in favor of the proposals to be presented at the Special Meeting.

Voting of Proxies

Votes cast in person or by proxy at the Special Meeting will be tabulated at the Special Meeting. All valid, unrevoked proxies will be voted as directed. In the absence of instructions to the contrary, properly executed proxies will be voted in favor of each of the proposals listed in the notice of Special Meeting.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name or with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting. We have enclosed a proxy card for your use.

Beneficial Holder. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting. Your broker or nominee has enclosed a proxy card for your use.

How To Vote By Proxy; Revocability of Proxies

To vote by proxy, you must mark, sign, date, and return the proxy card in the enclosed envelope. If you are a beneficial holder, you may also vote your shares by telephone or the Internet using the instructions on each proxy card. Any Abraxas Petroleum stockholder who delivers a properly executed proxy may revoke the proxy at any time before it is voted. Proxies may be revoked by:

•	delivering a written revocation of the proxy to the Abraxas Petroleum Secretary before the Special Meeting;

•	submitting a later-dated proxy by mail, telephone or the Internet; or

•	appearing at the Special Meeting and voting in person.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. An Abraxas Petroleum stockholder whose shares are held in the name of its broker, bank or other nominee must bring a legal proxy from its broker, bank or other nominee to the meeting in order to vote in person.

Deadline for Voting by Proxy

In order to be counted, votes cast by proxy must be received prior to the Special Meeting.

Solicitation of Proxies

Proxies will be solicited by mail. Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers, and employees of Abraxas Petroleum. Directors, officers, and employees soliciting proxies will receive no extra compensation, but may be reimbursed for related out-of-pocket expenses. In addition to solicitation by mail, Abraxas Petroleum will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners. Abraxas Petroleum will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so. Abraxas Petroleum will pay the cost of solicitation of proxies.

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, including directions to attend the Special Meeting in person, please contact:

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

Attn: Investor Relations

PROPOSAL 1—APPROVAL OF STOCK ISSUANCE

We are asking you to approve the issuance of shares of our common stock to the Abraxas Energy unitholders in accordance with the Merger Agreement so we may complete the Merger.

This section describes the Merger and the Merger Agreement. Although we believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. We encourage you to read this entire proxy statement carefully, including the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement.

General

In the Merger, Abraxas Energy will merge into Merger Sub, a wholly-owned subsidiary of Abraxas Petroleum, with Merger Sub surviving the Merger and continuing as a wholly-owned subsidiary of Abraxas Petroleum. As consideration for the Merger, we will issue to Abraxas Energy’s unitholders, other than Investments, not less than 4.25 shares and not more than 6.00 shares of our common stock per common unit of Abraxas Energy. The final number of shares of Abraxas Petroleum common stock to be issued in the Merger will be determined by dividing $6.00 by the average volume weighted average closing price of Abraxas Petroleum common stock on the NASDAQ during the 20 trading days ending three business days prior to the date of the Special Meeting, or the VWAP. For example, if the VWAP is $1.00 or less, holders of Abraxas Energy common units would receive 6.00 shares of Abraxas Petroleum common stock for each of their common units and if the VWAP is $1.412 or more, holders of Abraxas Energy common units would receive 4.25 shares of Abraxas Petroleum common stock for each of their common units. Assuming the mid-point of the exchange ratio, or $1.17 per share, holders of Abraxas Energy common units would receive 5.125 shares of Abraxas Petroleum common stock for each of their common units.

In the Merger, we will issue a maximum of 36,952,836 shares of our common stock. This would represent approximately 42.6% of our outstanding shares of common stock upon the closing of the Merger. We anticipate that upon completion of the Merger, depending upon the exchange ratio, Abraxas Energy’s former unitholders will own between 34.4% and 42.6% of the shares of our common stock then outstanding. At the mid-point of the exchange ratio of 5.125, or $1.17 per share, we would issue 31,563,881 shares of our common stock, or approximately 38.8% of the shares of our common stock then outstanding. Our stockholders will continue to own their existing Abraxas Petroleum shares, which will not be affected by the Merger.

Abraxas Energy currently has 91 holders of its common units. A total of 6,002,408 Abraxas Energy common units were issued in a private placement in May 2007 and are held by 25 accredited investors, which we refer to as the Investor Units. The shares of Abraxas Petroleum common stock to be issued in exchange for the Investor Units will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) and Regulation D of that Act. The shares of Abraxas Petroleum common stock to be issued in reliance on this exemption will be issued to 25 investors, each of whom has represented to us that it is an accredited investor and/or qualified institutional buyer and that such investor was not solicited by means of a general solicitation.

In addition, 52,000 Abraxas Energy restricted units and 63,008 phantom units, none of which have vested, were issued pursuant to the Abraxas Energy Partners, L.P. Long-Term Incentive Plan, which we sometimes refer to as the Partnership LTIP, and are held by 66 employees of Abraxas Petroleum and members of the Abraxas Energy Board, which we refer to as the Partnership LTIP Units. The shares of Abraxas Petroleum common stock to be issued in exchange for the outstanding Partnership LTIP Units will be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger. In addition, a total of 248,950 unit options that were approved by the Abraxas Energy Board and issuable upon the closing of the initial public offering of Abraxas

Energy to a total of 14 employees of Abraxas Petroleum will be assumed by Abraxas Petroleum and converted into options to purchase Abraxas Petroleum common stock. The shares issuable upon exercise of these options will also be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger.

Background of the Merger

Since January 1, 1991, Abraxas Petroleum’s principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets.

On May 25, 2007, Abraxas Petroleum formed a master limited partnership, Abraxas Energy. Abraxas Petroleum contributed certain assets located in South and West Texas to Abraxas Energy that had estimated proved reserves of approximately 65.0 Bcfe as of December 31, 2006 and accounted for approximately 85% of Abraxas Petroleum’s then current daily production. Abraxas Petroleum, through Investments and the GP, retained an approximate 47% interest in Abraxas Energy consisting of 5,131,959 common units and 227,232 general partner units, respectively. Abraxas Energy sold an approximate 53% interest in Abraxas Energy in a private placement offering for approximately $100.0 million. The private placement consisted of 6,002,408 common units at a purchase price of $16.66 per unit. In connection with the private placement, Abraxas Energy entered into a registration rights agreement and an exchange and registration rights agreement with the private placement investors. In addition, Abraxas Energy entered into a $150.0 million senior secured credit facility, of which $35.0 million was drawn at closing of the private placement transaction. Net proceeds from the private placement transaction, together with net proceeds from a private placement offering of Abraxas Petroleum common stock and the borrowings under Abraxas Energy’s credit facility (collectively, $157.5 million), were used to repay all of Abraxas Petroleum’s indebtedness as well as pay fees and expenses of the transactions.

The private placement was intended to be the first step in a two-step process, the second being an initial public offering, or IPO, of Abraxas Energy’s common units. Under the terms of the registration rights agreement, if the IPO was not consummated by February 14, 2008, the private placement investors were entitled to receive liquidated damages, and under the terms of the exchange and registration rights agreement, if the IPO was not consummated by November 15, 2008, the private placement investors had the right to exchange their Abraxas Energy common units for shares of Abraxas Petroleum common stock.

On July 13, 2007, Abraxas Energy filed its initial registration statement on Form S-1.

On November 14, 2007, Abraxas Energy submitted an offer to purchase certain oil and gas properties located across the central portion of the U.S. from St. Mary Land & Exploration Company, or St. Mary, for a purchase price of $140.0 million. St. Mary accepted Abraxas Energy’s offer on or about November 20, 2007.

On December 5, 2007, Abraxas Energy and the private placement investors entered into amendment no. 1 to the registration rights agreement amending the date by which the IPO must be consummated from February 14, 2008 to September 30, 2008 in order to allow Abraxas Energy to close the acquisition from St. Mary, re-file its registration statement with the SEC to include all pertinent information regarding the acquisition, and provide time to respond to any additional comments from the SEC.

On December 11, 2007, Abraxas Energy and St. Mary entered into a purchase and sale agreement, pursuant to which Abraxas Energy would acquire certain oil and gas properties from St. Mary, effective December 1, 2007, for $140.0 million.

On January 31, 2008, Abraxas Petroleum joined the purchase and sale agreement between Abraxas Energy and St. Mary, pursuant to which Abraxas Petroleum agreed to acquire the relatively higher risk, higher return properties from St. Mary, and Abraxas Energy and Abraxas Petroleum closed the acquisition of certain oil and gas properties from St. Mary. Abraxas Energy acquired approximately 57.2 Bcfe of estimated proved reserves for an adjusted purchase price of $126.0 million, and Abraxas Petroleum acquired approximately 4.3 Bcfe of estimated proved reserves for an adjusted purchase price of $5.6 million. Abraxas Energy funded its portion of the acquisition with borrowings under an amended and restated $300.0 million senior secured credit facility and a new $50.0 million subordinated credit facility, and Abraxas Petroleum funded its portion of the acquisition out of internal cash flow. The maturity date on Abraxas Energy’s new subordinated credit facility was January 31, 2009.

On April 25, 2008, Abraxas Energy re-filed its registration statement (amendment no. 5) with the SEC, which incorporated the acquisition from St. Mary and other updated information.

On or about July 3, 2008, Abraxas Energy’s lead underwriter, Wachovia Securities, withdrew from the IPO underwriting syndicate after its equity research analyst decided that he would not support the IPO due to the property mix (in particular, the concentration risk of the development drilling). RBC Capital Markets, the co-lead underwriter, was moved to lead underwriter, and the underwriting syndicate was filled with Stifel, Nicolaus & Company and Oppenheimer & Co.

On September 10, 2008, Abraxas Energy re-filed its registration statement (amendment no. 8) with the SEC, which incorporated the new underwriting syndicate and updated financial information for the second quarter of 2008, and prepared to launch its IPO.

On September 15, 2008, Lehman Brothers Holdings Inc. filed bankruptcy, and on September 16, 2008, the U.S. government acquired control of AIG (American International Group Inc.) in an $85 billion bailout. Prior to these two significant events, on September 6, 2008, the U.S. government took over mortgage lending giants Fannie Mae and Freddie Mac, and Merrill Lynch & Co. agreed to sell itself to Bank of America. In the ensuing months, turmoil in the global debt and equity markets with numerous bank failures and government bailouts dominated the news and caused many uncertainties and instability in the financial markets. Alongside the demise of many financial institutions, oil prices declined 68% from $140 per barrel in July 2008 to $45 per barrel by the end of 2008.

On October 6, 2008, Abraxas Energy and the private placement investors entered into amendment no. 2 to the registration rights agreement, amending the date by which the IPO must be consummated from September 30, 2008 to April 30, 2009, and amendment no. 1 to the exchange and registration rights agreement, amending the date by which the IPO must be consummated from November 15, 2008 to April 30, 2009, in order to give the equity and debt markets time to stabilize and for Abraxas Energy to obtain an extension to the maturity date of its subordinated credit facility.

On January 16, 2009, Abraxas Energy and the lenders under its senior credit facility and its subordinated credit facility entered into amendment no. 1 to both facilities, pursuant to which the maturity date of the subordinated credit facility was extended from January 31, 2009 to July 1, 2009 and a provision was added that an event of default would occur if Abraxas Energy failed to receive equity issuance proceeds of $20.0 million on or before April 30, 2009.

In January 2009, Abraxas Energy’s lead underwriter, RBC Capital Markets, withdrew from the IPO underwriting syndicate after Abraxas Energy determined to reduce the size of the IPO below $20 million due to market conditions.

On February 25, 2009, Abraxas Energy engaged Rivington Capital Advisors to act as exclusive financial advisor to refinance its subordinated credit facility.

On February 27, 2009, Abraxas Energy engaged Rodman & Renshaw as the lead underwriter for the IPO.

On March 10, 2009, Abraxas Energy re-filed its registration statement (amendment no. 9) with the SEC, which incorporated the new underwriting syndicate and updated financials and other information for year-end 2008 and included an estimated initial offering price range of $6.50 to $8.50 per unit.

On March 12, 2009, Rivington Capital Advisors and Abraxas Energy launched the marketing of a new second lien credit facility to a number of potential lenders.

During March and April 2009, Abraxas Energy met with numerous potential lenders and received several term sheets, all of which contained very restrictive covenants which, in time, would have caused Abraxas Energy to partially reduce or suspend distributions to its unitholders.

On April 29, 2009, management of Abraxas Energy held a meeting with the private placement investors to review and discuss all of the alternatives that management had identified. The six alternatives discussed were as follows:

•

allow the subordinated credit facility to mature, resulting in an event of default under both credit facilities, suspended cash distributions, cash flow sweep by the lenders and potential asset sales or liquidation;

•

sale of Abraxas Energy’s hedges to repay the subordinated credit facility, which would result in a borrowing base deficiency under Abraxas Energy’s credit facility and a resulting suspension of all cash distributions;

•	postpone the IPO (to wait for a better market) and refinance the subordinated credit facility, which would likely result in reduced or suspended cash distributions;

•

allow the private placement investors to exchange for shares of Abraxas Petroleum common stock under the existing terms of the exchange and registration rights agreement, resulting in substantial dilution to Abraxas Petroleum’s existing stockholders;

•

increase the size of the IPO by reducing the initial cash distribution rate, adding the incentive of warrants and reducing the size of the new second lien facility, although the terms of a smaller second lien facility would likely result in reduced or suspended cash distributions; and

•	merge Abraxas Energy into Abraxas Petroleum on negotiated terms and with a meaningful lock-up period.

On April 30, 2009, Abraxas Energy and the lenders under its senior credit facility and its subordinated credit facility entered into amendment no. 2 to both facilities, pursuant to which the event of default relating to Abraxas Energy’s failure to receive equity issuance proceeds of $20.0 million on or before April 30, 2009 was extended to May 7, 2009.

On May 1, 2009, Abraxas Energy and the private placement investors entered into amendment no. 2 to the exchange and registration rights agreement amending the date by which the IPO must be consummated from April 30, 2009 to June 30, 2009. In exchange for this amendment, Abraxas Energy agreed to add one additional representative of the private placement investors to the board of directors of the GP, which we refer to as the Abraxas Energy Board, and to engage an investment bank to review all of its alternatives. Management of Abraxas Energy contacted four investment banks and requested that each bank provide its qualifications, fees and availability to complete the alternatives review within a compressed time frame.

On May 4, 2009, Mr. Watson sent a memo to the Abraxas Petroleum board of directors, which we refer to as the Abraxas Petroleum Board, which detailed the obstacles that Abraxas Energy was facing with regard to the IPO and a new second lien facility, and other potential alternatives, including a merger of Abraxas Energy into Abraxas Petroleum on negotiated terms.

On May 7, 2009, Abraxas Energy and the lenders under its credit facility and its subordinated credit facility entered into amendment no. 3 to both facilities, pursuant to which the event of default relating to Abraxas Energy’s failure to receive equity issuance proceeds of $20.0 million on or before May 7, 2009 was extended to June 30, 2009.

On May 8, 2009, the Abraxas Energy Board met and reviewed the information provided by three of the investment banks contacted by management and after a lengthy discussion, the board approved the engagement of Stifel, Nicolaus & Company, Incorporated, or Stifel, to review its alternatives and provide advisory services to Abraxas Energy.

On May 11, 2009, Mr. Watson sent a memo to the Abraxas Petroleum Board advising them that the Abraxas Energy Board engaged Stifel to review its alternatives and provide advisory services to Abraxas Energy, that a preliminary recommendation would be presented to the Abraxas Energy Board on May 20, 2009, and that, after review and discussion by the Abraxas Energy Board, a proposal would be presented to the Abraxas Petroleum Board at its scheduled board meeting on May 21, 2009.

Between May 11, 2009 and May 20, 2009, management of Abraxas Energy provided Stifel with certain requested information, including reserve reports, historical financial data, internal estimates and future projections, to assist Stifel in its review of Abraxas Energy’s alternatives.

On May 15, 2009, Abraxas Energy re-filed its registration statement (amendment no. 11) with the SEC, which incorporated a larger IPO with warrant coverage and a smaller second lien facility and included a reduced estimated initial offering price range of $4.00 to $6.00 per common unit.

On May 20, 2009, the Abraxas Energy Board met to review Stifel’s presentation. Stifel prepared an analysis of Abraxas Energy’s alternatives, which Stifel presented to the Abraxas Energy Board. Given the circumstances, Stifel’s analysis contained six alternatives:

•	IPO and refinancing of Abraxas Energy’s subordinated credit facility;

•	private placement investors exchanging all of their Abraxas Energy common units for shares of Abraxas Petroleum common stock pursuant to the exchange and registration rights agreement;

•	private placement investors exchanging a portion of their Abraxas Energy common units for shares of Abraxas Petroleum common stock pursuant to the exchange and registration rights agreement;

•	raising third party institutional capital (debt, equity and/or mezzanine);

•	suspending cash distributions to all Abraxas Energy unitholders and use the cash to repay indebtedness under the Abraxas Energy subordinated credit facility; and

•	merging Abraxas Energy into Abraxas Petroleum on negotiated terms and concurrent negotiation of a new credit facility.

In its presentation, Stifel noted that merging Abraxas Energy into Abraxas Petroleum would provide a long-term solution without further complicating the entities’ organizational structure or utilizing Abraxas Energy’s free cash flow uneconomically. Stifel further commented that merging Abraxas Energy into Abraxas Petroleum would strengthen discussions with current and prospective lenders. Stifel also presented various accretion / dilution models and pro forma analyses of the merged entity on a cash flow per share, earnings per share and net asset value per share basis. After Stifel’s presentation, the Abraxas Energy Board discussed the various alternatives and valuations associated with the potential merger. The Abraxas Energy Board then noted that one of the most important components to a potential merger was the ability to negotiate a new credit facility. Because Messrs. Watson and Cox are directors of Abraxas Petroleum, it was determined that Messrs. Watson and Cox would not vote on any matters pertaining to a potential transaction with Abraxas Petroleum. After concluding its discussions, the Abraxas Energy Board (with Messrs. Watson and Cox abstaining) authorized management to commence discussions with Société Générale, provided the Abraxas Petroleum Board supported pursuit of the merger alternative at its board meeting scheduled for May 21, 2009, while continuing to pursue parallel paths of the merger and the IPO.

On May 21, 2009, the Abraxas Petroleum Board met and discussed the potential transaction and reviewed a memo by Ms. Stuckey which contained a rationale for the merger including change of control, debt and stockholder vote issues. The memo stated that the rationale for the merger was that if the entities were able to merge at an acceptable valuation, Abraxas Petroleum would have over $30 million per year in free cash flow for capital expenditures and debt reduction. On the other hand, if Abraxas Energy was unable to re-finance its subordinated credit facility, cash distributions would be reduced to zero and Abraxas Petroleum would have minimal free cash flow to fund its capital expenditures.

Between May 21, 2009 and May 27, 2009, management of Abraxas Petroleum and Abraxas Energy had numerous discussions with Société Générale regarding the potential merger. Management of Abraxas Petroleum provided Société Générale with reserve reports as well as internal estimates of future projections of the combined company. Société Générale, in turn, had numerous discussions internally as well as discussions with the existing lenders in the Abraxas Energy credit facility to gauge their level of support for the potential transaction.

On May 27, 2009, Mr. Watson sent a memo to the Abraxas Petroleum Board discussing the various scenarios that Société Générale had modeled with regard to the potential merger.

On May 28, 2009, Ms. Stuckey sent a memo to the Abraxas Petroleum Board discussing the Société Générale scenarios and the impact to the three-year forecast with regard to the potential merger.

On May 29, 2009, the Abraxas Petroleum Board met and discussed the various scenarios that Société Générale had modeled and the result of those scenarios on Abraxas Petroleum’s internal three-year forecast. Because Messrs. Watson and Cox are directors of Abraxas Energy and because Mr. Burke beneficially owns 71,428 common units of Abraxas Energy, it was determined that Messrs. Watson, Cox and Burke would not vote on any matters pertaining to a potential transaction with Abraxas Energy. After a lengthy discussion, the Abraxas Petroleum Board (with Messrs. Watson, Cox and Burke abstaining) approved a non-binding proposal to the private placement investors of Abraxas Energy, pursuant to which Abraxas Petroleum would propose to merge Abraxas Energy into Abraxas Petroleum for consideration of $6.00 per common unit payable in shares of Abraxas Petroleum common stock, with a minimum of 4.00 shares of Abraxas Petroleum common stock and a maximum of 6.00 shares of Abraxas Petroleum common stock being issued for each Abraxas Energy common unit. The proposal would include a 90-day lock up period followed by a multi-year staggered lock-up. The proposal would be subject to Abraxas Petroleum Board final approval and acceptable terms on a new credit facility.

On May 29, 2009, Ms. Stuckey sent a memo to the Abraxas Petroleum Board providing an update of the commercial banks’ and institutional funds’ willingness (or lack thereof) to support the upstream master limited partnership business model in the current economic and commodity price environment. The memo included a discussion of the current state of the upstream MLP sector and that since the third quarter of 2008, several upstream master limited partnerships had significantly reduced or suspended their cash distributions, primarily to remain below certain debt / utilization covenants in their credit facilities.

On June 1, 2009, Abraxas Petroleum sent a non-binding proposal to Edward Russell and Quinn Kiley, as representatives of a majority of the private placement investors of Abraxas Energy, pursuant to which Abraxas Petroleum proposed to merge Abraxas Energy into Abraxas Petroleum for consideration of $6.00 per common unit payable in shares of Abraxas Petroleum common stock, with a minimum of 4.00 shares of Abraxas Petroleum common stock and a maximum of 6.00 shares of Abraxas Petroleum common stock being issued for each Abraxas Energy common unit. The proposal included a 90-day lock up period followed by a multi-year staggered lock-up. The proposed transaction was subject to Abraxas Petroleum Board approval and acceptable terms on a new credit facility.

On June 1, 2009, Ms. Stuckey sent a memo to the Abraxas Petroleum Board which included a summary of the terms of the non-binding proposal to Edward Russell and Quinn Kiley, as representatives of a majority of the private placement investors of Abraxas Energy, and an update regarding the ongoing discussions with Société Générale.

On June 5, 2009, at management’s request Stifel met with the private placement investors and reviewed its analysis of Abraxas Energy’s alternatives and its recommendations. The private placement investors discussed the non-binding proposal from Abraxas Petroleum among themselves and with Stifel.

On June 8, 2009, Edward Russell communicated to management of Abraxas Petroleum that a majority of the private placement investors agreed to the non-binding proposal provided Abraxas Petroleum made two concessions: one was an increase to the bottom end of the exchange ratio and the second was representation on the Abraxas Petroleum Board.

On June 9, 2009, the Abraxas Petroleum Board met to discuss the counter-proposal from the private placement investors. Mr. Watson advised the Abraxas Petroleum Board that the private placement investors met the previous week and agreed to the non-binding proposal provided Abraxas Petroleum made the two concessions described above. After much discussion, the Abraxas Petroleum Board (with Messrs. Watson, Cox and Burke abstaining) agreed to increase the bottom end of the exchange ratio from 4.00 to 4.25 and allow the private investors to appoint two members to the Abraxas Petroleum Board while the private placement investors held a significant portion of their investment. During the meeting, the Abraxas Petroleum Board appointed two independent board members to serve on a special committee, which we refer to as the Abraxas Petroleum Special Committee or the Special Committee, to review the proposed transaction, determine whether the proposed transaction is advisable and in the best interest of Abraxas Petroleum and its stockholders, and make a recommendation to the Abraxas Petroleum Board as to what action, if any, should be taken with respect to the proposed transaction. The Abraxas Petroleum Board (with Messrs. Watson, Cox and Burke abstaining) voted in favor of a motion to proceed with a letter of intent with the private placement investors outlining the business terms of the proposed merger.

On June 9, 2009, the Abraxas Energy Board met to discuss the counter-proposal from the private placement investors and the reaction of the Abraxas Petroleum Board. Mr. Watson advised the Abraxas Energy Board that the private placement investors had met the previous week and agreed to the non-binding proposal provided Abraxas Petroleum made two concessions: one was an increase to the bottom end of the exchange range and the second was representation on the Abraxas Petroleum Board. At an earlier board meeting on that date, the Abraxas Petroleum Board agreed to increase the bottom end of the exchange range from 4.00 to 4.25 and allow the private investors to appoint two board members to the Abraxas Petroleum Board while the private placement investors held a significant portion of their investment. The Abraxas Energy Board approved the private placement investors request to engage Vinson & Elkins LLP as legal advisors for the private placement investors at the expense of Abraxas Energy. The Abraxas Energy Board (with Messrs. Watson and Cox abstaining) voted in favor of a motion to proceed with a letter of intent with Abraxas Petroleum outlining the business terms of the proposed merger.

On June 11, 2009, the Abraxas Petroleum Special Committee met and discussed the background of the proposed transaction as presented by Ms. Stuckey and discussed the legal framework of the proposed transaction as presented by Jackson Walker L.L.P., legal counsel to Abraxas Petroleum. The Special Committee also agreed to engage Cox Smith Matthews Incorporated as its legal counsel, after which the Special Committee reviewed and discussed its fiduciary duties as presented by representatives of Cox Smith Matthews. During the meeting, Ms. Stuckey agreed to contact three investment banks with regard to a fairness opinion, to obtain their qualifications, fees and availability and to provide management’s recommendation prior to the next Special Committee meeting.

On June 15, 2009, Ms. Stuckey assembled a binder of committee materials, including all pertinent memos relating to Abraxas Energy and the proposed transaction, including the background thereof, and recent independent equity research on upstream MLPs, for the Abraxas Petroleum Special Committee, and the materials were distributed to the committee members by their counsel.

On June 16, 2009, Ms. Stuckey sent a memo to the Abraxas Petroleum Special Committee with management’s recommendation to engage Stephens Inc., which we refer to as Stephens, to prepare the fairness opinion for Abraxas Petroleum.

On June 17, 2009, the Abraxas Petroleum Special Committee met and discussed management’s recommendation to engage Stephens to prepare the fairness opinion for the Special Committee. Representatives from Stephens joined the meeting and discussed their qualifications and detailed the depth of analysis a standard fairness opinion entails, including their internal process and procedures, and answered questions from the committee members and their counsel. After much discussion, the Special Committee unanimously approved the engagement of Stephens. During the meeting, the Special Committee also received an update as to the status of the letter of intent and the status of the negotiations with the lenders from Ms. Stuckey.

Between June 17, 2009 and June 29, 2009, management of Abraxas Energy provided Stephens with certain requested information, including reserve reports, historical financial data, internal estimates and future projections, to assist Stephens in its review of the exchange ratio to be paid by Abraxas Petroleum in the Merger.

On June 18, 2009, after a week of negotiations between the parties, Abraxas Petroleum and Abraxas Energy entered into a letter of intent with private placement investors owning 96% of the outstanding Abraxas Energy common units, other than Investments, pursuant to which Abraxas Energy would merge with and into Abraxas Petroleum for consideration of $6.00 per common unit payable in shares of Abraxas Petroleum common stock, with a minimum of 4.25 shares of Abraxas Petroleum common stock and a maximum of 6.00 shares of Abraxas Petroleum common stock per common unit. The exchange ratio equates to $1.00 to $1.41 per share of Abraxas Petroleum common stock. The letter of intent also included terms relating to the lock-up period, registration rights and the conditions precedent to the merger and a stand-still by the limited partners of their rights under the exchange and registration rights agreement and a stand-still by Abraxas Energy on the IPO process.

On June 18, 2009, Abraxas Petroleum and Abraxas Energy issued a joint press release announcing the letter of intent.

Between June 18, 2009 and June 30, 2009, representatives of Abraxas Petroleum and Abraxas Energy negotiated the terms of the Original Merger Agreement and the Voting, Registration Rights & Lock-Up Agreement with representatives of the private placement investors.

On June 24, 2009, the Abraxas Petroleum Special Committee met and Mr. Watson joined the meeting to discuss the background and management’s view of the proposed transaction. Mr. Watson discussed the various alternatives that Abraxas Energy had explored and concluded that the proposed merger of Abraxas Energy with and into Abraxas Petroleum was the best alternative for all stakeholders. Mr. Watson reported that negotiations with the private placement investors had been amicable. Ms. Stuckey joined the meeting and reviewed an updated accretion/dilution matrix for the Special Committee and answered questions from the committee members and their counsel. Representatives from Stephens then joined the meeting and discussed the status of their review and indicated that they had not identified any material issues that would hinder their ability to render their fairness opinion and that they were working on the form of written fairness opinion and expected to have their internal reviews and approvals completed by June 26, 2009.

On June 26, 2009, the Abraxas Petroleum Special Committee met and representatives of Jackson Walker joined the meeting to review and discuss in detail the material terms of the current draft versions of the Original Merger Agreement, which provided for the merger of Abraxas Energy with and into Abraxas Petroleum with Abraxas Petroleum surviving, and the Voting Agreement contemplated to be entered into by Abraxas Petroleum in connection with the proposed transaction. We sometimes refer to the merger of Abraxas Energy with and into Abraxas Petroleum with Abraxas Petroleum surviving as the Original Merger. The Jackson Walker representatives pointed out and discussed the items still being negotiated and reviewed the potential implications for Abraxas Petroleum if it were not to consummate the proposed transaction. The Special Committee engaged in extensive and detailed review and discussion of various background materials, reports and other matters, including those set forth in the committee materials. The Special Committee also reviewed and discussed the draft form of the written fairness opinion that had been provided by Stephens.

On June 29, 2009, the Abraxas Petroleum Special Committee met. The Special Committee received a presentation from Stephens and Stephen’s oral opinion, the written form of which dated June 29, 2009 had been delivered to the Special Committee, that as of June 29, 2009, based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, the exchange ratio is fair, from a financial point of view, to Abraxas Petroleum. During the presentation, Stephens provided a detailed overview of the analyses it performed in determining whether or not the exchange ratio was fair from a financial point of view to Abraxas Petroleum. For more details of Stephens opinion, please see “Proposal 1—Approval of Stock Issuance—Opinion of Stephens Inc. to the Abraxas Petroleum Special Committee.” Following the Stephens presentation, and after receiving an update from Ms. Stuckey and a representative from Jackson Walker, the Special Committee undertook a review of the materials and information it had previously received and considered. The Special Committee then determined, by unanimous vote, that it was advisable and in the best interest of Abraxas Petroleum to enter into the Original Merger Agreement and the Voting Agreement and to effect the Original Merger and the other transactions contemplated by the Original Merger Agreement and the Voting Agreement. The Special Committee also determined, by unanimous vote, to recommend to the Abraxas Petroleum Board that the Original Merger, the Original Merger Agreement and the Voting Agreement be approved and adopted and that the Abraxas Petroleum Board recommend to the Abraxas Petroleum stockholders that they approve the issuance of the Abraxas Petroleum Common Stock pursuant to the Original Merger Agreement.

On June 29, 2009, the Audit and Conflicts Committee of the Abraxas Energy Board met. The committee received a presentation from Stifel and Stifel’s oral opinion, the written form of which dated June 29, 2009 has been delivered to the committee, that as of June 29, 2009, the exchange ratio is fair, from a financial point of view, to the holders of Abraxas Energy’s common units. During the presentation, Stifel provided a detailed overview of the analyses it performed in determining whether or not the exchange ratio was fair from a financial point of view. The committee also considered the fact that, if the Original Merger were completed, Abraxas Energy unitholders (other than Investments) would receive shares of Abraxas Petroleum common stock and thus participate in the future growth of the combined company.

On June 29, 2009, the Abraxas Petroleum Board met and the Abraxas Petroleum Special Committee delivered its recommendation to the Abraxas Petroleum Board to approve the Original Merger Agreement and the transactions contemplated thereby, including the Original Merger and the issuance of Abraxas Petroleum common stock. The Abraxas Petroleum Board determined that the Original Merger Agreement and the transactions contemplated thereby, including the Original Merger and the issuance of Abraxas Petroleum common stock, and an amendment to the LTIP, are advisable and in the best interest of Abraxas Petroleum and its stockholders, and adopted and approved the Original Merger Agreement, the Voting Agreement and the transactions contemplated thereby. Messrs. Watson, Cox and Burke recused themselves from the adoption and approval of the Original Merger Agreement, the Voting Agreement and the transactions contemplated thereby.

On June 29, 2009, the Abraxas Energy Board met and the Audit and Conflicts Committee of the Abraxas Energy Board delivered its recommendation to the Abraxas Energy Board to approve the Original Merger Agreement and the transactions contemplated thereby. The Abraxas Energy Board determined that the Original Merger Agreement and the transactions contemplated thereby are advisable and in the best interest of Abraxas Energy and its unitholders, and adopted and approved the Original Merger Agreement, the Voting Agreement and the transactions contemplated thereby. Messrs. Watson and Cox recused themselves from the adoption and approval of the Original Merger Agreement, the Voting Agreement and the transactions contemplated thereby.

On June 30, 2009, Abraxas Petroleum and Abraxas Energy executed the Original Merger Agreement and Abraxas Energy, Abraxas Petroleum and private placement investors owning 96% of the common units of Abraxas Energy, other than Investments, executed the Voting, Registration Rights and Lock-Up Agreement.

On June 30, 2009, Investments consented to the Original Merger Agreement and the Original Merger.

On June 30, 2009, Abraxas Energy and the lenders under its credit facility and its subordinated credit facility entered into amendment no. 4 to both facilities, pursuant to which the maturity date of the subordinated credit facility was amended from July 1, 2009 to August 14, 2009.

On June 30, 2009, Abraxas Petroleum and Abraxas Energy issued a joint press release announcing the execution of the Original Merger Agreement, the Voting Agreement and the amendment to the loan agreements.

On July 13, 2009, Ms. Stuckey contacted the Abraxas Petroleum Special Committee and suggested the revised structure reflected in the Merger Agreement so that Merger Sub would survive the Merger. Ms. Stuckey conveyed Abraxas Petroleum’s desire to maintain the assets of Abraxas Energy in a separate subsidiary for title and monitoring purposes so that after the Merger, Abraxas Petroleum’s assets would be those properties that Abraxas Petroleum owned prior to the Merger and Abraxas Energy’s assets prior to the Merger would be held in a wholly-owned subsidiary of Abraxas Petroleum. Ms. Stuckey also conveyed that the revised structure was more advantageous from a regulatory stand-point.

On July 13, 2009, as required by the Original Merger Agreement, the Abraxas Petroleum Special Committee and the Audit and Conflicts Committee of the Abraxas Energy Board each approved the new structure suggested by Abraxas Petroleum and the Merger Agreement and on July 13, 2009, the Abraxas Petroleum Board approved the Merger Agreement.

On July 17, 2009, Abraxas Petroleum and Abraxas Energy executed the Merger Agreement and Abraxas Energy, Abraxas Petroleum and private placement investors owning 96% of the common units of Abraxas Energy, other than Investments, executed Amendment No. 1 to Voting, Registration Rights and Lock-Up Agreement.

On July 22, 2009, Abraxas Energy and the lenders under its credit facility and its subordinated credit facility entered into Amendment no. 5, pursuant to which the lenders permitted the monetization of Abraxas Energy’s existing commodity swaps provided the proceeds were used to repay indebtedness outstanding under its credit facility and that new commodity swaps were entered into.

On July 22, 2009, the Abraxas Petroleum Special Committee met to discuss and approve the potential monetization of Abraxas Energy’s existing commodity swaps. In accordance with the Merger Agreement, all actions by Abraxas Energy outside of the normal course of business require the approval of the Abraxas Petroleum Special Committee.

On July 29, 2009, Abraxas Energy monetized its existing “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

On August 13, 2009, Abraxas Energy and the lenders under its subordinated credit facility entered into Amendment no. 6, pursuant to which the maturity date of the subordinated credit facility was amended from August 14, 2009 to August 31, 2009.

On August 31, 2009, Abraxas Energy and the lenders under its subordinated credit facility entered into Amendment no. 7, pursuant to which the maturity date of the subordinated credit facility was amended to the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting.

Abraxas Petroleum’s Reasons for the Merger; Recommendation of the Abraxas Petroleum Special Committee and the Abraxas Petroleum Board

At a meeting held on June 29, 2009, the Abraxas Petroleum Board, by a unanimous vote (with Messrs. Watson, Cox and Burke abstaining), determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Abraxas Petroleum common stock, and the amendment to the LTIP, are advisable and in the best interest of Abraxas Petroleum and its stockholders, and adopted and approved the Merger Agreement, the Voting Agreement and the transactions contemplated thereby. On July 13, 2009, the Abraxas Petroleum Board unanimously approved the change in structure of the Original Merger so that Merger Sub would survive as a wholly-owned subsidiary of Abraxas Petroleum and approved the terms of the Merger Agreement and the transactions contemplated thereby including the Merger. The Abraxas Petroleum Board recommends that Abraxas Petroleum stockholders vote “FOR” the proposal to issue shares of Abraxas Petroleum common stock in the Merger and “FOR” the proposal to amend the LTIP. It is a condition to the Merger that the proposal for the stock issuance and the proposal to amend the LTIP be approved by Abraxas Petroleum stockholders.

In the course of reaching its recommendation, the Abraxas Petroleum Board consulted with Abraxas Petroleum’s senior management and its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger to Abraxas Petroleum and its stockholders.

Expected Benefits of the Merger

In determining that the Original Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Abraxas Petroleum common stock, and the amendment to the LTIP, are advisable and in the best interest of Abraxas Petroleum and its stockholders, and in reaching its decision to approve the Original Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the stock issuance and amendment to the LTIP, the Abraxas Petroleum Board considered a variety of factors that it believed weighted favorably for the Merger, including the following material factors (which are not listed in any relative order of importance):

•

Acceleration of Drilling Activity. The Abraxas Petroleum Board believes that the Merger will improve the combined company’s ability to accelerate its capital expenditure program which should result in significant growth in its core properties with the cash flow of the combined company being reinvested as capital expenditures and accelerating the combined company’s drilling activity as a result of ceasing distributions.

•

Reduction in Debt. The Abraxas Petroleum Board believes that the Merger will improve the combined company’s ability to reduce its consolidated debt because, by ceasing distributions, the cash flow of the combined company can be used to repay debt, which the Abraxas Petroleum Board believes is important in light of Abraxas Energy’s uncertainties regarding credit availability and the amount of cash being generated by Abraxas Energy.

•

Stronger Balance Sheet. The Abraxas Petroleum Board believes that the combined company resulting from the Merger will have a stronger balance sheet, along with a lower cost of capital. In addition, the retention and investment of future cash flows will reduce the need to raise capital from outside sources under unfavorable market conditions similar to those that currently exist.

•

Simplified Organizational Structure. The Abraxas Petroleum Board believes that the Merger will simplify the organizational structure of Abraxas Petroleum and Abraxas Energy, resulting in a single, publicly traded company with a more transparent organizational structure, a single board of directors and a single class of equity, as compared to the current organizational structure with one publicly traded company and one privately-owned limited partnership, which was in the process of going public, with two boards of directors. In addition, the simplified organizational structure will spread the ongoing costs of being a public company over a larger body of equityholders in the combined company.

•	Synergies. The Abraxas Petroleum Board believes that the Merger will allow Abraxas Petroleum and Abraxas Energy to achieve synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements, reduced audit and tax return costs, and a reduction in the total number of board members and other cost savings.

•

Greater Liquidity. The Abraxas Petroleum Board believes that the Merger will improve the liquidity of the combined company, and that its equity float will be significantly larger than each entity on a stand-alone basis.

•

Improved Access to Capital Markets. The Abraxas Petroleum Board believes that the combined company will have a larger public float. In addition, the Abraxas Petroleum Board believes that the Merger will enhance investor interest in the combined company and its equity securities because, among other things, the combined company will be a corporation instead of a master limited partnership. The Abraxas Petroleum Board believes that, in the current market, a publicly traded corporation, rather than a master limited partnership, is the appropriate vehicle for a growth-oriented, exploration and production company with organic growth opportunities to which the combined company has access because many institutional investors have limitations or restrictions on investing in master limited partnerships because of tax and other reasons.

•

Feasibility. The Abraxas Petroleum Board believes that the Merger has the greatest likelihood of success of achieving the short-term and long-term goals outlined above, as compared to other possible alternatives, including raising additional cash in either the public equity or debt capital markets, which alternatives are dependent on conditions in the capital markets and third parties, and which the Abraxas Petroleum Board believes would not be as favorable as the Merger.

Other Material Factors Considered

During the course of its deliberations relating to the Merger, the Original Merger Agreement and the Merger Agreement, the Abraxas Petroleum Board considered the following factors in addition to the expected benefits described above:

•

The opinion of Stephens, dated June 29, 2009, to the Abraxas Petroleum Special Committee to the effect that, as of that date, based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, the exchange ratio of between 4.25 to 6.00 shares of Abraxas Petroleum common stock for each common unit of Abraxas Energy was fair, from a financial point of view, to Abraxas Petroleum. The Stephens’ opinion, together with the material analyses performed by Stephens and reviewed with the Abraxas Petroleum Special Committee in connection with Stephens’ opinion and certain other information regarding Stephens’ engagement, are further described under “Proposal 1—Approval of Stock Issuance—Opinion of Stephens Inc. to the Abraxas Petroleum Special Committee.”

•

The fact that the Exchange Ratio of 4.25 to 6.00 is fixed and will not further fluctuate based upon changes in the market price of Abraxas Petroleum common stock between the date of the Merger Agreement and the date of the consummation of the Merger.

•

The terms and conditions of the Merger Agreement, including the commitments by both Abraxas Petroleum and Abraxas Energy to complete the Merger, and the likelihood of completing the Merger in a timely manner.

•	The fact that the Merger would not trigger a “change of control” which could limit Abraxas Petroleum’s ability to use its net loss carry-forwards, or NOLs.

•

The fact that the Merger Agreement provides that the Abraxas Petroleum Board may withdraw, modify or qualify its recommendation to the Abraxas Petroleum stockholders if the Abraxas Petroleum Board concludes in good faith that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

The Abraxas Petroleum Board weighed these advantages and opportunities against a number of other factors identified in the deliberations weighing negatively against the Merger, including:

•	The dilution associated with the shares of Abraxas Petroleum common stock that Abraxas Petroleum will issue to Abraxas Energy unitholders in the Merger, if approved.

•	The fact that the exchange ratio is fixed and Abraxas Petroleum stockholders could be adversely affected by volatility in its trading price.

•	The assumption of Abraxas Energy’s outstanding debt and the potential effects of the Merger on Abraxas Petroleum’s balance sheet.

•

Certain terms of the Merger Agreement, including restrictions on the conduct of Abraxas Petroleum’s business prior to the consummation of the Merger which require Abraxas Petroleum to conduct its business in the ordinary course consistent with past practice which may delay or prevent Abraxas Petroleum from undertaking business opportunities that may arise pending consummation of the Merger.

•

The possible disruption to Abraxas Petroleum’s business that may result from the Merger and the resulting distraction of the attention of Abraxas Petroleum’s management, as well as the costs and expenses associated with completing the Merger.

•	The possibility that the Merger might not be consummated despite the parties’ efforts or that the closing of the Merger may be unduly delayed.

•	The risks of the type and nature described under “Risk Factors,” and the matters described under “Forward-Looking Statements.”

After consideration of these material factors, the Abraxas Petroleum Board determined that these risks could be mitigated or managed by Abraxas Petroleum or Abraxas Energy, or following the Merger, by the combined company, were reasonably acceptable under the circumstances, or, in light of the anticipated benefits, overall, were significantly outweighed by the potential benefits of the Merger.

The foregoing discussion of the information and factors considered by the Abraxas Petroleum Board includes the material factors considered by the Abraxas Petroleum Board, but it is not intended to be exhaustive and may not include all of the factors considered by the Abraxas Petroleum Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Abraxas Petroleum Board did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and to make its recommendations to Abraxas Petroleum stockholders. In addition, individual members of the Abraxas Petroleum Board may have given differing weights to different factors. The Abraxas Petroleum Board conducted an overall review of the factors described above, including thorough discussions with Abraxas Petroleum’s management and outside legal and financial advisors.

The Abraxas Petroleum Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Abraxas Petroleum common stock, and the amendment to the LTIP, are advisable and in the best interests of Abraxas Petroleum and unanimously approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement. The Abraxas Petroleum Board unanimously recommends that Abraxas Petroleum stockholders vote “FOR” the issuance of shares of Abraxas Petroleum common stock in the Merger and the amendment to the LTIP.

Opinion of Stephens Inc. to the Abraxas Petroleum Special Committee

Pursuant to an engagement letter dated June 17, 2009, the Abraxas Petroleum Special Committee retained Stephens to render a fairness opinion in connection with the proposed Merger.

At the meeting of the Special Committee on June 29, 2009, Stephens rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of the date of the opinion, and based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, the exchange ratio in the proposed Merger (the “Exchange Ratio”) is fair to Abraxas from a financial point of view. No limitations were imposed by the Special Committee upon Stephens with respect to the investigations made or procedures followed in rendering its opinion. The issuance of Stephens’ opinion was approved by a fairness opinion committee of Stephens on June 26, 2009.

The full text of the written opinion of Stephens which sets forth the assumptions made, matters considered and any limits on the review undertaken, is attached as Annex C to this proxy statement. Abraxas Petroleum’s stockholders are urged to read the opinion in its entirety. Stephens’ written opinion is addressed to the Special Committee and is directed only to the Exchange Ratio in the Merger and does not constitute a recommendation to any Abraxas Petroleum stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Stephens set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with developing its opinion Stephens:

(i)	reviewed certain publicly available financial statements and reports regarding Abraxas Petroleum and Abraxas Energy;

(ii)	reviewed certain estimates of Abraxas Petroleum’s and Abraxas Energy’s oil and gas reserves, including estimates of proved and non-proved reserves prepared (a) by an independent engineering firm as of January 1, 2009 and (b) by their respective managements as of May 31, 2009;

(iii)	reviewed certain internal financial statements and other financial and operating data (including financial projections) concerning Abraxas Petroleum and Abraxas Energy prepared by their respective managements;

(iv)	reviewed the relative contributions of Abraxas Petroleum and Abraxas Energy to the combined company on a pro forma basis, based on recent performance, financial data and projections prepared by their respective managements;

(v)	reviewed certain potential effects, as projected by management of Abraxas Petroleum, of the transaction on Abraxas Petroleum’s earnings and cash flow both in the aggregate and, where applicable, on a per share basis;

(vi)	reviewed certain cost savings, operating synergies and other strategic benefits expected by the management of Abraxas Petroleum to result from the proposed Merger;

(vii)	compared the financial performance of Abraxas Petroleum and Abraxas Energy, and the trading history of Abraxas Petroleum, with that of certain other publicly-traded companies that Stephens deemed relevant and (in the case of Abraxas Energy) certain publicly-traded master limited partnerships that Stephens deemed relevant;

(viii)	reviewed the financial terms, to the extent publicly available, of certain other transactions that Stephens deemed relevant;

(ix)	reviewed the most recent drafts of the Merger Agreement and related documents that were provided to Stephens;

(x)	discussed with management of Abraxas Petroleum and Abraxas Energy the operations of, and future business prospects for, Abraxas Petroleum and Abraxas Energy; and

(xi)	performed such other reviews and analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial and oil and gas data provided to it by Abraxas Petroleum and Abraxas Energy and of the other information reviewed by Stephens in connection with the preparation of the opinion, and the opinion is based upon such information. The managements of Abraxas Petroleum and Abraxas Energy have assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for independent verification of the accuracy and completeness of any such information or financial data. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Abraxas Petroleum or Abraxas Energy, nor has Stephens evaluated the solvency or fair value of Abraxas Petroleum or Abraxas Energy under any laws relating to bankruptcy, insolvency or similar matters, and Stephens has not been furnished with any such evaluations or appraisals. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Abraxas Petroleum or Abraxas Energy. With respect to the financial forecasts prepared by the managements of Abraxas Petroleum and Abraxas Energy, including the forecasts of potential synergies, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Abraxas Petroleum and Abraxas Energy as to the future financial performance of Abraxas Petroleum and Abraxas Energy and that the financial results reflected by such projections will be realized as predicted. With respect to the estimates of oil and gas reserves referred to above, Stephens has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of Abraxas Petroleum’s and Abraxas Energy’s independent engineering firm and their respective managements and staff, as applicable. Stephens is not an expert in the evaluation of oil and gas reserves and Stephens expresses no view as to the reserve quantities, or the potential development or production (including, without limitation, as to the feasibility or timing thereof) of any oil and gas properties of Abraxas Petroleum or Abraxas Energy. Stephens has relied, without independent verification, upon the assessments of Abraxas Petroleum’s and Abraxas Energy’s independent engineering firm and their respective managements and staff as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on Abraxas Petroleum and Abraxas Energy, including the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above, which prices are subject to significant volatility and which, if different from such assumptions, could have a material impact on Stephens’ opinion. Stephens has also assumed that the representations and warranties contained in the Merger Agreement and all related documents are true, correct and complete in all material respects.

The Exchange Ratio was determined through negotiations between the Abraxas Petroleum Board and the Abraxas Energy Board and the decision to enter into the Original Merger Agreement and the Merger Agreement was solely that of the Abraxas Petroleum Board.

In reaching its opinion, Stephens applied and considered the results of valuation methods that Stephens believes are customarily used in investment banking practice for developing fairness opinions. The following is a summary of the material financial analyses utilized by Stephens in connection with providing its opinion and does not claim to be a complete description of the analysis underlying Stephens’ opinion.

Abraxas Petroleum Valuation

In determining a range of estimated enterprise and equity values for Abraxas Petroleum, Stephens conducted each of the following analyses with respect to Abraxas Petroleum initially on a non-consolidated basis (i.e. without reference to its 47.7% aggregate general partner and limited partner interest in Abraxas Energy) and then added to the resulting values 47.7% of the corresponding values determined for Abraxas Energy utilizing the same valuation methodology.

Publicly Traded Comparable Companies

Using publicly available information, Stephens determined the following companies were relevant to an evaluation of Abraxas Petroleum based on Stephens’ view of the comparability of the operating and financial characteristics of these companies:

Brigham Exploration Company, Double Eagle Petroleum Co., GeoResources, Inc., Gulfport Energy Corporation, Parallel Petroleum Corporation and PetroQuest Energy, Inc.

The implied values for Abraxas Petroleum were based on a multiple range for the following three metrics determined by reference to the corresponding multiple ranges for the selected comparable companies. The following table sets forth the mean and median multiples for the selected comparable companies.

	Enterprise Value /
	Proved Reserves (Mcfe)	Daily Production (Mcfe/d)	SEC PV-10 ($MM)
Mean	$2.47	$8,375.2	1.6x
Median	$2.11	$8,107.3	1.5x

The proved reserves and daily production values for each of the selected comparable companies were based on SEC filings adjusted for public data surrounding acquisitions and divestitures made after their respective annual reports were submitted. SEC PV-10 refers to the Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and gas reserves reported as of December 31, 2008 discounted at 10% after income taxes are deducted. In the following analyses, (i) implied equity value is calculated as implied enterprise value less net debt and (ii) implied share price is calculated as implied enterprise value less net debt, plus option proceeds, divided by total shares and options outstanding. The multiples selected to apply to Abraxas Petroleum metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the operating characteristics of the companies as well as other market factors which could affect the market value of selected companies.

Abraxas Petroleum Metrics	Value	Multiple Range	Implied Enterprise Value	Implied Equity Value	Implied Share Price
Proved Reserves (Bcfe)	43.4	$1.90 - 2.20	$113.58 - 147.13	$94.73 - 128.29	$1.90 - 2.58
Daily Prod. (MMcfe/d)	5.2	$6,000 - 8,000	$62.10 - 92.98	$43.26 - 74.13	$0.87 - 1.49
SEC PV-10 ($MM)	$33.4	1.3x - 1.7	$74.52 - 108.41	$55.67 - 89.57	$1.12 - 1.80

Comparable Transactions

Using publicly available information for 233 asset and corporate transactions announced between January 2006 and June 2009 involving oil and gas related assets in the Rocky Mountain, Gulf Coast, Mid-Continent and Permian Basin regions of the United States, Stephens reviewed the purchase price multiples paid for proved reserves and daily production in each transaction and Stephens selected appropriate benchmark multiples for the valuation of Abraxas Petroleum.

Based on public and other available market information, the following table sets forth the summary multiples for transactions referred to above. This analysis utilized the relevant transaction multiples of proved reserves and daily production and applied them to the corresponding metrics of Abraxas Petroleum to determine an implied enterprise value for Abraxas Petroleum.

The transaction multiples selected to apply to Abraxas Petroleum metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the prevailing commodity price environments and acquisition and divestiture markets. Accordingly, greater weight was given to transactions in comparable market conditions and the multiples applied were toward the lower end of the range.

	Enterprise Value /
	Proved Reserves (Mcfe)	Daily Production (Mcfe/d)
Gulf Coast Region:
High	$5.73	$22,400
Mean	$2.30	$12,141
Median	$2.28	$11,000
Low	$0.57	$3,871
Applied Multiples	$1.75 - 2.25	$9,500 - 11,500

Mid-Continent Region:
High	$7.33	$91,667
Mean	$2.31	$15,762
Median	$2.21	$14,570
Low	$0.48	$2,910
Applied Multiples	$1.65 - 2.00	$12,000 - 14,000

Permian Basin Region:
High	$3.66	$19,786
Mean	$2.22	$13,727
Median	$2.31	$13,739
Low	$0.92	$8,568
Applied Multiples	$1.85 - 2.15	$13,000 - 15,000

Rocky Mountain Region:
High	$5.73	$47,917
Mean	$2.37	$15,945
Median	$2.17	$14,297
Low	$0.52	$2,512
Applied Multiples	$2.10 - 2.30	$12,000 - 14,000

Implied Enterprise Value	$145.24 - 179.29	$121.44 - 151.98

Implied Equity Value	$126.40 - 160.44	$102.60 - 133.14

Implied Share Price	$2.54 - 3.22	$2.06 - 2.67

Discounted Cash Flow Analysis

Stephens conducted a discounted cash flow analysis for proved and non-proved reserves based on various price scenarios in which the principal variables were oil and gas prices with appropriate basis differentials. The price scenarios that were utilized included: (i) a NYMEX strip pricing scenario which utilized the average oil and gas futures contract prices quoted on NYMEX as of June 25, 2009, (ii) a NYMEX five-year average scenario which utilized the five-year average of oil and gas prices quoted on NYMEX as of June 25, 2009, and (iii) an alternative price case which utilized pricing for oil and gas from 2009-2014 of $50.00/$4.50, $55.00/$5.00, $60.00/$5.50, $65.00/$6.00, $70.00/$6.50 and $75.00/$7.00 and escalated at 2.00% thereafter. Transportation and basis differential estimates provided by management were applied to the above pricing scenarios to establish a realized wellhead price. A discount rate range of 8.0% to 50.0% was applied to estimated cash flows from proved and non-proved reserves.

Pricing Scenario
	5 Yr NYMEX Strip Average	5 Yr Historical Average	Alternate Price Case
Implied Enterprise Value	$77.0 - 95.7	$65.8 - 90.3	$56.1 - 77.6
Implied Equity Value	$58.1 - 76.9	$46.9 - 71.5	$37.2 - 58.7
Implied Share Price	$1.17 - 1.54	$0.94 - 1.44	$0.75 - 1.18

Accretion/Dilution Analysis

Stephens also examined the estimated accretive/dilutive effects of the Merger on GAAP earnings and cash flow per share of Abraxas Petroleum common stock. Based on the Exchange Ratio of 4.25 – 6.00 shares of Abraxas Petroleum common stock per Abraxas Energy common unit, the transaction was shown to be accretive for fiscal years 2009 through 2011 as summarized below:

Exchange Ratio	4.25x	6.00x
2009E
GAAP EPS Accretion/Dilution	31.2%	15.0%
CFPS Accretion/Dilution	63.7%	43.5%

2010E
GAAP EPS Accretion/Dilution	59.1%	39.5%
CFPS Accretion/Dilution	46.5%	28.4%

2011E
GAAP EPS Accretion/Dilution	37.5%	20.5%
CFPS Accretion/Dilution	37.1%	20.2%

Stephens also examined the accretive/dilutive effects of the Merger on the net asset value per share of Abraxas Petroleum common stock. The low case referenced below is defined as the average of the lower bound of each equity reference value range determined by the valuation methodologies referred to above, and the high case is defined as the average of the upper bound of each equity reference value range determined by the valuation methodologies referred to above. Based on the Exchange Ratio of 4.25 – 6.00 shares of Abraxas Petroleum common stock per Abraxas Energy common unit, the transaction was shown to be accretive on a net asset value basis as summarized below:

Exchange Ratio	4.25x	6.00x
Net Asset Value Accretion/Dilution (Low Case)	30.7%	14.4%
Net Asset Value Accretion/Dilution (High Case)	36.5%	19.5%

Abraxas Petroleum Valuation Reference Ranges

Based on the foregoing analyses, Stephens determined the following reference valuation ranges for Abraxas Petroleum: (i) an enterprise value reference range of $85.0 to $110.0 million (including $30.0 to $45.0 million attributable to Abraxas Petroleum’s interest in Abraxas Energy) and (ii) an equity value reference range of $65.0 to $90.0 million ($1.30 to $1.80 per share) (including $30.0 to $45.0 million ($0.60 to $0.90 per share) attributable to Abraxas Petroleum’s interest in Abraxas Energy).

Abraxas Energy Valuation

Publicly Traded Comparable Companies

Using publicly available information, Stephens determined the following companies were relevant to an evaluation of Abraxas Energy based on Stephens’ view of the comparability of the operating and financial characteristics of these companies:

Brigham Exploration Company, Double Eagle Petroleum Co., GeoResources, Inc., Gulfport Energy Corporation, Parallel Petroleum Corporation and PetroQuest Energy, Inc.

The implied values for Abraxas Energy were based on a multiple range for the following three metrics determined by reference to the corresponding multiple ranges for the selected comparable companies. The following table sets forth the mean and median multiples for the selected comparable companies.

	Enterprise Value /
	Proved Reserves (Mcfe)	Daily Production (Mcfe/d)	SEC PV-10 ($MM)
Mean	$2.47	$8,375.2	1.6x
Median	$2.11	$8,107.3	1.5x

The proved reserves and daily production values for each of the selected comparable companies were based on SEC filings adjusted for public data surrounding acquisitions and divestitures made after their respective annual reports were submitted. The multiples chosen to apply to Abraxas Energy metrics were not entirely mathematical in nature, but required careful consideration to adjust for the differences in the operating characteristic of the companies as well as other market factors which could affect the market value of selected companies.

Abraxas Energy Metrics	Value	Multiple Range	Implied Enterprise Value	Implied Equity Value	Implied Unit Price
Proved Reserves (Bcfe)	120.7	$1.90 - 2.20	$255.39 - 291.76	$98.59 - 134.97	$8.43 - 11.55
Daily Prod. (MMcfe/d)	22.5	$6,000 - 8,000	$160.82 - 205.91	$4.03 - 49.11	$0.34 - 4.20
SEC PV-10 ($MM)	$118.6	1.3x - 1.7	$180.22 - 227.81	$23.42 - 71.02	$2.00 - 6.08

Publicly Traded Comparable MLPs

Using publicly available information, Stephens determined the following master limited partnerships were relevant to an evaluation of Abraxas Energy based on Stephens’ view of the comparability of the operating and financial characteristics of these entities:

Breitburn Energy Partners, L.P., Constellation Energy Partners, LLC, Encore Energy Partners, LP, Legacy Reserves, LP, Linn Energy, LLC, Pioneer Southwest Energy Partners, L.P. and Vanguard Natural Resources, LLC.

The implied values for Abraxas Energy were based on a multiple range for the following three metrics determined by reference to the corresponding multiple ranges for the selected comparable entities. The following table sets forth the mean and median multiples for the selected comparable entities.

	Enterprise Value /
	Proved Reserves (Mcfe)	Daily Production (Mcfe/d)	SEC PV-10 ($MM)
Mean	$2.85	$13,812.1	2.2x
Median	$2.53	$15,294.6	1.9x

The proved reserves and daily production values for each of the selected comparable entities were based on SEC filings adjusted for public data surrounding acquisitions and divestitures made after their respective annual reports were submitted. The multiples chosen to apply to Abraxas Energy metrics were not entirely mathematical in nature, but required careful consideration in adjusting for the differences in the operating characteristics of the entities as well as other market factors which could affect the market value of selected entities.

Abraxas Energy Metrics	Value	Multiple Range	Implied Enterprise Value	Implied Equity Value	Implied Unit Price
Proved Reserves (Bcfe)	120.7	$1.90 - 2.30	$255.39 - 303.83	$98.59 - 147.04	$8.43 - 12.58
Daily Prod. (MMcfe/d)	22.5	$11,000 - 13,000	$273.11 - 318.20	$116.32 - 161.41	$9.95 - 13.81
SEC PV-10 ($MM)	$118.6	1.5x - 2.0	$203.93 - 263.38	$47.14 - 106.59	$4.03 - 9.12

Comparable Transactions

Using publicly available information for 233 asset and corporate transactions announced between January 2006 and June 2009 involving oil and gas related assets in the Rocky Mountains, Gulf Coast, Mid-Continent and Permian Basin regions of the United States, Stephens reviewed the purchase price multiples paid for proved reserves and daily production in each transaction and Stephens selected appropriate benchmark multiples for the valuation of Abraxas Energy.

Based on public and other available market information, the following table sets forth the summary multiples for transactions referred to above. This analysis utilized the relevant transaction multiples of proved reserves and daily production and applied them to the corresponding metrics of Abraxas Energy to determine an implied enterprise value for Abraxas Energy.

The transaction multiples selected to apply to Abraxas Energy metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the prevailing commodity price environments and acquisition and divestiture markets. Accordingly, greater weight was given to transactions in comparable market conditions and the multiples applied were toward the lower end of the range.

	Enterprise Value /
	Proved Reserves (Mcfe)	Daily Production (Mcfe/d)
Gulf Coast Region:
High	$5.73	$22,400
Mean	$2.30	$12,141
Median	$2.28	$11,000
Low	$0.57	$3,871
Applied Multiples	$1.75 - 2.25	$9,500 - 11,500

Mid-Continent Region:
High	$7.33	$91,667
Mean	$2.31	$15,762
Median	$2.21	$14,570
Low	$0.48	$2,910
Applied Multiples	$1.65 - 2.00	$12,000 - 14,000

Permian Basin Region:
High	$3.66	$19,786
Mean	$2.22	$13,727
Median	$2.31	$13,739
Low	$0.92	$8,568
Applied Multiples	$1.85 - 2.15	$13,000 - 15,000

Rocky Mountain Region:
High	$5.73	$47,917
Mean	$2.37	$15,945
Median	$2.17	$14,297
Low	$0.52	$2,512
Applied Multiples	$2.10 - 2.30	$12,000 -14,000

Implied Enterprise Value	$244.48 - 284.04	$287.75 - 332.83

Implied Equity Value	$87.69 - 127.25	$130.96 - 176.04

Implied Unit Price	$7.50 - 10.89	$11.20 - 15.06

Discounted Cash Flow Analysis

Stephens conducted a discounted cash flow analysis for proved and non-proved reserves based on various price scenarios in which the principal variables were oil and gas prices with appropriate basis differentials. The price scenarios that were utilized included: (i) a NYMEX strip pricing scenario which utilized the average oil and gas futures contract prices quoted on NYMEX as of June 25, 2009, (ii) a NYMEX five-year average scenario which utilized the five-year average of oil and gas prices quoted on NYMEX as of June 25, 2009, and (iii) an alternative price case which utilized pricing for oil and gas from 2009-2014 of $50.00/$4.50, $55.00/$5.00, $60.00/$5.50, $65.00/$6.00, $70.00/$6.50 and $75.00/$7.00 and escalated at 2.00% thereafter. Transportation and basis differential estimates provided by management were applied to the above pricing scenarios to establish a realized wellhead price. A discount rate range of 8.0% to 50.0% was applied to estimated cash flows from proved and non-proved reserves.

Pricing Scenario
	5 Yr NYMEX Strip Average	5 Yr Historical Average	Alternate Price Case
Implied Enterprise Value	$211.5 - 234.6	$204.0 - 225.7	$199.2 - 220.9
Implied Equity Value	$54.7 - 77.8	$47.2 - 68.9	$42.4 - 64.1
Implied Unit Price	$4.68 - 6.66	$4.04 - 5.89	$3.63 - 5.48

Abraxas Energy Valuation Reference Ranges

Based on the foregoing analyses, Stephens determined an enterprise value reference range of $220.0 to $255.0 million and an equity value reference range of $64.0 to $98.0 million ($5.45 to $8.35 per limited partner unit) for Abraxas Energy.

Relative Contribution Analysis

Stephens prepared a relative contribution analysis comparing the contributions by Abraxas Petroleum and Abraxas Energy of selected financial and operating metrics to the combined company. Stephens prepared this analysis based on (i) each management’s estimates of EBITDA and revenue for 2009, 2010 and 2011 FYE, (ii) current production and proved reserve volumes and (iii) net asset value ranges for Abraxas Petroleum and Abraxas Energy derived from comparable companies analysis, comparable transactions analysis and discounted cash flow analysis as described above. The following is a summary of this analysis:

	Financial Contribution
	Abraxas Petroleum	Abraxas Energy
2009E:
Revenue	56.0%	44.0%
EBITDA	53.6%	46.4%

2010E:
Revenue	59.7%	40.3%
EBITDA	59.1%	40.9%

2011E:
Revenue	61.9%	38.1%
EBITDA	61.8%	38.2%

	Net Asset Value Contribution
	Abraxas Petroleum	Abraxas Energy
Comparable Companies Analysis:
Low	74.6%	25.4%
High	68.6%	31.4%

Comparable Transactions Analysis
Low	66.7%	33.3%
High	64.9%	35.1%

Discounted Cash Flow Analysis:
5 Yr NYMEX Strip Average
Low	67.0%	33.0%
High	65.4%	34.6%

5 Yr Historical Average
Low	65.5%	34.5%
High	66.5%	33.5%

Alternate Price Case
Low	62.7%	37.3%
High	63.7%	36.3%

The financial contribution analysis results in implied mean and median Abraxas Petroleum ownership interests of 58.70% and 59.40%, respectively, in the combined entity, which are within the range of 57.54% to 65.5% that Stephens calculated will result from the Merger. The net asset value contribution analysis results in an implied mean and median Abraxas Petroleum ownership interests of 66.40% and 66.10%, respectively, in the combined entity, which are slightly above the range of 57.54% to 65.5% that Stephens calculated will result from the Merger.

Stephens also applied the relative contribution analysis to the valuation ranges determined for Abraxas Petroleum and Abraxas Energy utilizing each of the following methodologies described above: comparable companies analysis, comparable transactions analysis and discounted cash flow analysis. In addition, Stephens applied the relative contribution analysis to the equity reference valuation ranges determined for Abraxas Petroleum and Abraxas Energy as described above. A summary of these analyses is shown below:

Valuation Methodology:	Discounted Cash Flow Analysis						Comparable Transaction Analysis		Comparable Company Analysis		Equity Reference Value Range
	5 Yr NYMEX Strip Average		5 Yr Historical Average		Alternate Price Case
Abraxas Petroleum Equity Ownership %
Mean	65.86%		63.87%		62.80%		65.51%		70.84%		64.44%
Median	65.90%		65.35%		63.11%		65.52%		70.75%		64.49%

Abraxas Energy Equity Ownership %
Mean	34.14%		36.13%		37.20%		34.49%		29.16%		35.56%
Median	34.10%		34.65%		36.89%		34.48%		29.25%		35.51%

Implied Exchange Ratio
Mean	4.25	x	4.62	x	4.92	x	4.31	x	3.46	x	4.55	x
Median	4.18	x	4.29	x	4.72	x	4.25	x	3.34	x	4.45	x

The foregoing contribution analysis results in implied mean and median Abraxas Petroleum ownership interests (calculated as the mean and median of the implied ownership interests resulting from the valuation methodologies identified in the first five columns in the table above) of 65.78% and 65.52%, respectively, in the combined entity, which are within or slightly above the range of 57.54% to 65.5% that Stephens calculated will result from the Merger. This contribution analysis also results in mean and median implied Exchange Ratios (calculated as the mean and median of the implied Exchange Ratios resulting from the valuation methodologies identified in the first five columns in the table above) of 4.31 and 4.25, respectively, which are within the Exchange Ratio range of 4.25 – 6.00 shares of Abraxas Petroleum common stock per Abraxas Energy common unit. The mean and median Exchange Ratios implied by the relative equity reference values (which take into account all of the valuation methodologies identified in the first five columns in the table above) are 4.55 and 4.45, respectively, which are within the Exchange Ratio of 4.25 – 6.00.

The summary of the material financial analyses performed by Stephens in connection with rendering its opinion as described above is only a summary and does not purport to be a complete description of the financial analyses performed. The summary is qualified in its entirety by reference to the full text of the written opinion of Stephens.

The order of analyses described does not represent the relative importance or weight given to those analyses by Stephens. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Stephens. Except as otherwise noted, the quantitative information included in the summary, to the extent that it is based on market data, is based on market data as it existed on or before June 29, 2009 and is not necessarily indicative of current market conditions.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Stephens’ opinion. In arriving at its fairness determination, Stephens considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Stephens made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Abraxas Petroleum, Abraxas Energy or the contemplated Merger transaction.

As part of its investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is entitled to receive a fee and reimbursement of its expenses from Abraxas Petroleum for providing its fairness opinion to the Special Committee. Abraxas Petroleum has also agreed to indemnify Stephens for certain liabilities arising out of its engagement, including certain liabilities that could arise out of providing the opinion letter. Stephens has not provided investment banking services to Abraxas Petroleum in the past. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Abraxas Petroleum.

Stephens’ opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Stephens as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the proposed Merger will be consummated on the terms of the latest draft of the Original Merger Agreement provided to it, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger to Abraxas Petroleum. Stephens has not expressed any opinion as to the price at which the common stock of Abraxas Petroleum will trade following the announcement or consummation of the proposed Merger.

Stephens’ opinion is for the use and benefit of Abraxas Petroleum’s Special Committee. Stephens’ opinion does not address the merits of the underlying decision by Abraxas Petroleum to engage in the proposed Merger, the merits of the proposed Merger as compared to other alternatives potentially available to Abraxas Petroleum or the relative effects of any alternative transaction in which Abraxas Petroleum might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the proposed Merger. Stephens’ opinion is not intended to confer any rights or remedies upon any employee, creditor, stockholder or other equity holder of Abraxas Petroleum, or any other party other than the Special Committee. In addition, Stephens has not been asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Abraxas Petroleum. Stephens has not been asked to express any opinion, and has not expressed any opinion, as to the fairness of the amount or nature of the compensation to any of Abraxas Petroleum’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of Abraxas Petroleum. Stephens’ fairness opinion committee has approved Stephens’ opinion as to the fairness of the Exchange Ratio. Neither Stephens’ opinion nor its substance may be disclosed by the Special Committee to anyone other than the Special Committee’s advisors without Stephens’ written permission. Notwithstanding the foregoing, Stephens’ opinion and a summary discussion of Stephens’ underlying analyses and its role on behalf of the Special Committee may be included in communications to Abraxas Petroleum’s stockholders, provided that Stephens approves the content of such disclosures prior to publication.

Based on the foregoing and Stephens’ general experience as investment bankers, and subject to the qualifications stated herein, Stephens is of the opinion on the date of its opinion that the Exchange Ratio is fair to Abraxas Petroleum from a financial point of view.

Dissenters’ Rights

Delaware law and Abraxas Energy’s partnership agreement do not provide dissenters’ rights or rights of appraisal for Abraxas Energy unitholders in connection with the Merger. In addition, Nevada law does not provide dissenters’ rights or rights of appraisal for Abraxas Petroleum stockholders in connection with the Merger.

Abraxas Energy Board and Unitholder Approval

On June 29, 2009, the Abraxas Energy Board approved the Original Merger Agreement and the Original Merger. In addition, on June 30, 2009, Investments consented to the Merger Agreement and the Merger. By their execution of the Voting Agreement, the holders of 96% of Abraxas Energy’s common units not owned by Investments, consented to the Original Merger Agreement and the Original Merger. On July 13, 2009, the Audit and Conflicts Committee of the Abraxas Energy Board approved the Merger and the Merger Agreement and on July 17, 2009, holders of 96% of Abraxas Energy’s common units not owned by Investments consented to the Merger Agreement and the Merger by executing Amendment No. 1 to the Voting Agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of our Board to approve the Merger and the issuance of the shares of Abraxas Petroleum common stock in the Merger and the other matters described in this proxy statement, our stockholders should be aware that certain members of our Board and certain of our officers have interests in the Merger that are different from, or in addition to, the interests of our other stockholders generally.

Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of Abraxas Petroleum and Chairman of the Board and Chief Executive Officer of the GP, owns 34,714 Abraxas Energy common units, 6,000 restricted units, 7,493 phantom units and has the right to receive options to purchase 63,000 common units. As a result of the Merger, Mr. Watson will receive, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 177,909 shares of Abraxas Petroleum common stock, 69,152 shares of Abraxas Petroleum restricted stock and options to purchase 322,875 shares of Abraxas Petroleum common stock at an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated.

Barbara M. Stuckey, the Vice President—Corporate Finance of Abraxas Petroleum and the President of the GP, owns 14,986 Abraxas Energy common units, 4,000 restricted units, 6,582 phantom units and has the right to receive options to purchase 42,000 common units. As a result of the Merger, Ms. Stuckey will receive, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 76,803 shares of Abraxas Petroleum common stock, 54,233 shares of Abraxas Petroleum restricted stock and options to purchase 215,250 shares of Abraxas Petroleum common stock at an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated.

In addition to Mr. Watson and Ms. Stuckey, certain directors and officers of Abraxas Petroleum beneficially own a total of 71,428 Abraxas Energy common units, 18,000 Abraxas Energy restricted units, 17,080 Abraxas Energy phantom units and have the right to receive options to purchase 63,000 Abraxas Energy common units. As a result of the Merger, these individuals will receive, assuming the mid-point of the exchange ratio of 5.125, or $1.17 per share, 366,069 shares of Abraxas Petroleum common stock, 179,785 shares of Abraxas Petroleum restricted stock and options to purchase 322,875 shares of Abraxas Petroleum common stock at an exercise price equal to the closing price of Abraxas Petroleum common stock on the date the Merger is consummated. In addition, Mr. Watson, Ms. Stuckey and Chris E. Williford, Abraxas Petroleum’s Chief Financial Officer, will continue in their positions as executive officers of Abraxas Petroleum.

The Abraxas Petroleum Board was aware of these interests and considered these interests, among others, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to Abraxas Petroleum’s stockholders that they vote “FOR” the issuance of shares of Abraxas Petroleum common stock in the Merger.

Regulatory Approvals

Abraxas Petroleum is not aware of any material governmental or regulatory requirements that must be complied with regarding the Merger other than compliance with the NASDAQ rules and the applicable provisions of Nevada and Delaware law.

The Merger Agreement

The following is a summary of selected provisions of the Merger Agreement. While we believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Annex A to this proxy statement.

General

At the closing of the Merger, Abraxas Energy will merge with and into Merger Sub, a wholly-owned subsidiary of Abraxas Petroleum, with Merger Sub surviving the Merger and continuing as a wholly-owned subsidiary of Abraxas Petroleum. The outstanding common units of Abraxas Energy will be canceled, and the Abraxas Energy unitholders, other than Investments, will receive shares of Abraxas Petroleum common stock, which we sometimes refer to as the Merger Consideration, in exchange. The closing of the Merger is agreed to occur no later than one business day following the satisfaction or waiver of all of the conditions to the Merger, or at another such time as we, Merger Sub and Abraxas Energy may agree in writing. However, because the Merger is subject to a number of conditions, we cannot predict when the closing will occur or if it will occur at all.

Merger Consideration

The Merger Consideration issuable to the Abraxas Energy unitholders, other than Investments, in the Merger will consist of a maximum of 36,952,836 shares of Abraxas Petroleum common stock. Abraxas Petroleum will issue to Abraxas Energy’s unitholders, other than Investments, not less than 4.25 shares and not more than 6.00 shares of Abraxas Petroleum common stock per common unit of Abraxas Energy. The final number of shares of Abraxas Petroleum common stock to be issued in the Merger will be determined by dividing $6.00 by the average volume weighted average closing price of Abraxas Petroleum common stock on the NASDAQ during the 20 trading days ending on the third business day immediately prior to the date of the Special Meeting, or the VWAP. For example, if the VWAP is $1.00 or lower, holders of Abraxas Energy common units would receive 6.00 shares of Abraxas Petroleum common stock for each of their common units and if the VWAP is $1.412 or higher, holders of Abraxas Energy common units would receive 4.25 shares of Abraxas Petroleum common stock for each of their common units. If the maximum number of shares of our common stock is issued in the Merger, these shares will represent approximately 42.6% of our outstanding common stock immediately after the Merger. At the mid-point of the exchange ratio of 5.125, or $1.17 per share, we would issue 31,563,881 shares of Abraxas Petroleum common stock, or 38.8% of our outstanding common stock immediately after the Merger. In connection with the Merger, the Abraxas Energy common units owned by Investments and the general partner interests owned by GP prior to the Effective Time shall be canceled and cease to exist and no Merger Consideration shall be delivered in respect thereof.

The Merger Consideration of $6.00 per common unit of Abraxas Energy was determined by the Abraxas Petroleum Board. The Merger Consideration consists of shares our common stock, so the value of such shares will fluctuate with changes in the trading price of our common stock on NASDAQ. Based on the closing market price of our common stock we determined that, as of June 29, 2009 (the trading day before the date of the Original Merger Agreement), the total value of the Merger Consideration was approximately $37.0 million and that, as of September 1, 2009 (the most recent practicable date prior to the date of this proxy statement), the total value of the Merger Consideration was approximately $37.0 million. The value of the Merger Consideration actually received by Abraxas Energy unitholders in the Merger will not be determined until the Merger closes. You should note that the Special Committee’s review of the fairness of the proposed Merger Consideration focused primarily on the estimated relative values of Abraxas Petroleum and Abraxas Energy, rather than on the absolute value of the Merger Consideration as of any particular time.

No fractional shares will be issued in the Merger and each Abraxas Energy unitholder who would otherwise be entitled to receive a fraction of a share of Abraxas Petroleum common stock will not receive any consideration therefor and all such fractional shares shall be rounded down to the nearest whole share of Abraxas Petroleum common stock.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by Abraxas Petroleum relating to, among other things, corporate organization and similar corporate matters; capitalization; authority to enter into the Merger Agreement and transactions contemplated thereby; enforceability of the Merger Agreement; no violations and no consents; compliance with applicable law; completeness and accuracy of SEC filings; litigation matters; no material adverse change in the business of Abraxas Petroleum; environmental matters; tax matters; title to properties; intellectual property; employees and employee benefit plans; no undisclosed liabilities; state takeover laws; and finders and brokers. Merger Sub represented and warranted as to its organization and qualification; authority to enter into the Merger Agreement and the transactions contemplated thereby; no violations and no consents; and that it was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and from its formation to the Effective Time that it will engage in no business other than in connection with entering into the Merger Agreement and in engaging in the transactions contemplated thereby. In addition, Abraxas Petroleum represented and warranted to Abraxas Energy that the Special Committee recommended the adoption of the Merger Agreement to the Abraxas Petroleum Board and that the Special Committee received the oral opinion of Stephens as to the fairness of the Merger Consideration, from a financial point of view, to Abraxas Petroleum. Abraxas Petroleum has also agreed that the Abraxas Energy unitholders are intended third party beneficiaries of all of Abraxas Petroleum’s representations, warranties, covenants and agreements set forth in the Merger Agreement.

The Merger Agreement also contains customary representations and warranties of Abraxas Energy including, among other things: organization and qualification; subsidiaries; capitalization; authority and no violations and consents. In addition, Abraxas Energy represented and warranted to us that its Audit and Conflicts Committee recommended the adoption of the Merger Agreement and the transactions contemplated thereby to the Board of Directors of the GP and that the Audit and Conflicts Committee received the oral opinion of Stifel as to the fairness of the Merger Consideration, from a financial point of view, to Abraxas Energy.

The representations and warranties of the parties in the Merger Agreement are, in many respects, qualified by materiality and limited to the knowledge of the entity making the representation and warranty, but their accuracy forms the basis of one of the conditions to the obligations of the parties to complete the Merger. Please note, however, that these representations and warranties were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties thereto, and are subject to limitations agreed to between the parties, including that they are qualified by disclosures between the parties that are not included with this proxy statement. Accordingly, investors and third parties should not rely on these representations and warranties as independent characterizations of the actual state of facts at the time they were made or otherwise but should consider them together with the other information in this proxy statement or that we have disclosed in other filings with the SEC.

Covenants; Conduct of Business Pending the Merger

Abraxas Petroleum and Abraxas Energy each agreed, until the closing of the Merger, to conduct their respective businesses in the ordinary course in accordance with past practices. Subject to certain limited exceptions, each of the parties to the Merger Agreement agreed that it will not and will cause its subsidiaries not to, during the period before the closing of the Merger:

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except (i) for normal operating and capital expenses incurred in the ordinary course of business and consistent with past practice, (ii) for costs and expenses associated with the Merger Agreement and the consummation of the transactions contemplated thereby or (iii) as permitted in the Merger Agreement, make any expenditures;

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acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice);

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make any capital contribution or incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any person, or make any loans or advances;

•	amend or otherwise change its organizational documents;

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issue (except as contemplated in the Merger Agreement or under the Abraxas LTIP), deliver or sell or authorize or propose the issuance, delivery or sale of, any partnership units (in the case of Abraxas Energy) or capital stock (in the case of Abraxas Petroleum), split, combine or reclassify any of its securities, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its securities or otherwise make any payments to stockholders or unitholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

•	change the methods of accounting used by such party, except in accordance with changes in GAAP as concurred to by such party’s independent auditors;

•	enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, revoke, change or make any new material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any material amended tax return or obtain any material tax ruling;

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settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in its financial statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor);

•	settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a material adverse effect;

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grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable law;

•	amend any existing employment or severance or termination contract with any executive officer;

•	become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement; or

•	amend any employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder.

Other Agreements

Under the Merger Agreement, Abraxas Petroleum and Abraxas Energy have each agreed to use its commercially reasonable efforts to:

•	use reasonable best efforts to complete the Merger;

•	obtain approval of their stockholders or unitholders, as applicable;

•	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the Merger, including this proxy statement;

•	file listing applications with NASDAQ with respect to the shares of Abraxas Common Stock to be issued pursuant to the Merger; and

•	obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Merger Agreement.

In addition, the Merger Agreement requires Abraxas Petroleum to indemnify each person, who at the time of the Merger, was a director, officer or employee of the GP or Abraxas Operating to the fullest extent permitted under applicable law. The Merger Agreement also requires Abraxas Petroleum for a period of three years after the Merger, to maintain the current policies of directors’ and officers’ liability insurance maintained by the GP and Abraxas Operating (or to substitute with similar coverage); provided that Abraxas shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by or on behalf of Abraxas Energy.

Director Designees

Abraxas Petroleum also agreed in the Merger Agreement to increase the size of its board of directors and to designate Edward P. Russell and Brian L. Melton to serve as members of the Abraxas Petroleum Board. Subject to the fulfillment of its fiduciary duties, and provided that such New Directors remain independent as defined in the rules and regulations of the SEC and the securities exchange on which Abraxas Petroleum common stock is then traded, the Abraxas Petroleum Board will nominate and recommend approval of both of the New Directors at its annual meeting in 2010 for a full three-year term. On the date which is 24 months after the Effective Time, one of the New Directors will offer to resign from the Abraxas Petroleum Board and on the date which is 36 months after the Effective Time, the remaining New Director will offer to resign from the Abraxas Petroleum Board. If at any time either of the New Directors creates a vacancy on the Abraxas Petroleum Board (by means of death, resignation, retirement, disqualification, removal from office or otherwise), the Abraxas Petroleum Board shall fill such vacancy with a person designated by the former Abraxas Energy unitholders and the Abraxas Petroleum Board shall continue to nominate and recommend approval of such person in any stockholder election.

Conditions to the Completion of the Merger

Under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or before the Merger, of various conditions, including the following:

•	Abraxas Petroleum stockholders must have approved the issuance of the Merger Consideration and the amendment to the LTIP;

•	Abraxas Energy unitholders must have approved the Merger;

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Abraxas Petroleum must have obtained financing on commercially reasonable terms and conditions that are reasonably satisfactory to Abraxas Petroleum and sufficient to consummate the Merger and repay all indebtedness outstanding under the Abraxas Energy credit facility and the Abraxas Energy subordinated credit facility;

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all governmental consents, approvals, permits and authorizations required to be obtained in connection with the execution and delivery of the Merger Agreement and the closing of the Merger must have been obtained;

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no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

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all the representations and warranties in the Merger Agreement shall be true and correct on the date of the Merger Agreement and on the Closing Date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, disregarding any materiality qualifications, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Abraxas Petroleum or Abraxas Energy, as the case may be, and Abraxas Petroleum, Merger Sub and Abraxas Energy shall have delivered an officer’s certificate to this effect;

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the parties shall have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by them on or before the closing of the Merger, and Abraxas Petroleum, Merger Sub and Abraxas Energy shall have delivered an officer’s certificate to this effect; and

•	the listing of the shares of Abraxas common stock to be issued pursuant to the Merger Agreement shall have been approved by NASDAQ, subject to official notice of issuance.

Abraxas Petroleum and Abraxas Energy each have the right to waive compliance by the other with any of the agreements contained in the Merger Agreement or the other’s conditions.

Termination

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required approval of our stockholders has been obtained, as set forth below:

•	by mutual written consent of Abraxas Petroleum, Merger Sub and Abraxas Energy;

•	by either Abraxas Petroleum or Abraxas Energy, if:

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the Merger has not been completed by October 28, 2009, but this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been the cause of, or resulted in, the failure of the Merger to be completed by October 28, 2009;

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any governmental authority has issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party has complied with its obligations hereunder);

•	Abraxas Energy fails to obtain the approval of the Abraxas Energy unitholders;

•	there has been a material breach or any inaccuracy in any of the representations, warranties or covenants in the Merger Agreement, which has not been cured within 30 days; or

•	Abraxas Petroleum fails to obtain the approval of the Abraxas Petroleum stockholders to the stock issuance and the amendment to the LTIP.

In addition, Abraxas Petroleum and Merger Sub may terminate the Merger Agreement if the Abraxas Energy Board (with the prior approval of the Audit and Conflicts Committee) has changed its current recommendation in favor of the Merger. Abraxas Energy may terminate the Merger Agreement if the Abraxas Petroleum Board (with the prior approval of the Abraxas Petroleum Special Committee) has changed its current recommendation in favor of the Merger.

Fees and Expenses

Abraxas Petroleum and Abraxas Energy will bear and pay their own costs and expenses as well as the reasonable costs and expenses incurred on behalf of the limited partners of Abraxas Energy party to the Voting, Registration Rights & Lock-Up Agreement of one investment banking firm and one law firm in connection with the negotiation, execution and delivery of the Merger Agreement, the Voting, Registration Rights & Lock-Up Agreement and the transactions contemplated by the Merger Agreement and the Voting, Registration Rights & Lock-Up Agreement.

Amendment

The Merger Agreement may be amended by written agreement of the parties at any time approved by the Audit and Conflicts Committee of Abraxas Energy, in the case of Abraxas Energy, and by the Special Committee, in the case of Abraxas Petroleum.

The Voting, Registration Rights & Lock-Up Agreement

The following is a summary of selected provisions of the Voting, Registration Rights and Lock-up Agreement, which we sometimes refer to as the Voting Agreement. While we believe this description covers the material terms of the Voting Agreement, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the Voting Agreement. The Voting Agreement is attached as Annex B and Amendment No. 1 to the Voting Agreement is attached as Annex C to this proxy statement and are considered part of this document.

Concurrently with the execution of the Original Merger Agreement, in order to induce Abraxas Petroleum and Abraxas Energy to enter into the Original Merger Agreement, certain limited partners owning 96% of the common units of Abraxas Energy not owned by Investments entered into the Voting Agreement with Abraxas Petroleum and Abraxas Energy and these limited partners, Abraxas Petroleum and Abraxas Energy entered into Amendment No. 1 to the Voting Agreement concurrently with the execution of the Merger Agreement.

Representations and Warranties

The Voting, Registration Rights & Lock-Up Agreement contains a number of customary representations of the limited partners party to the Voting, Registration Rights & Lock-Up Agreement, including: authority, execution and delivery and enforceability; no conflict; no consents; ownership of and title to the Abraxas Energy common units; accredited investor representations; no brokers; reliance; certain trading activities; and truth and accuracy of such limited partner’s representations and warranties.

In addition, the Voting Agreement contains a number of customary representations of each of Abraxas Petroleum and Abraxas Energy, including: authority, execution and delivery and enforceability; no conflict; no consents; reliance; and truth and accuracy of such party’s representations and warranties.

The representations and warranties of the parties in the Voting Agreement are, in many respects, qualified by materiality and limited to the knowledge of the entity making the representation and warranty, but their accuracy forms the basis of one of the conditions to the obligations of the parties to complete the Merger. Please note, however, that these representations and warranties were made only for purposes of the Voting Agreement and as of specific dates, were solely for the benefit of the parties thereto, and are subject to limitations agreed to between the parties, including that they are qualified by disclosures between the parties that are not included with this proxy statement. Accordingly, investors and third parties should not rely on these representations and warranties as independent characterizations of the actual state of facts at the time they were made or otherwise but should consider them together with the other information in this proxy statement or that we have disclosed in other filings with the SEC.

Covenants and Agreements

Limited Partners

The limited partners subject to the terms of the Voting, Registration Rights & Lock-Up Agreement agreed to:

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vote all of their outstanding common units of Abraxas Energy at any meeting of the unitholders of Abraxas Energy in favor of the Merger Agreement (or, in the event the approval of the Abraxas Energy unitholders is sought without a meeting of the unitholders, such limited partners execution and delivery of the Voting Agreement shall constitute consent to the Merger of such limited partners);

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vote against (i) any other any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Abraxas Energy, (ii) any acquisition proposal and/or (iii) any amendment of Abraxas Energy’s certificate of limited partnership or the Partnership Agreement or other proposal or transaction involving Abraxas Energy or any of its subsidiaries, which amendment or other proposal or transaction could in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, any ancillary document or agreement to the Merger Agreement, the Merger, or any other transaction contemplated thereby or change in any manner the voting rights of any class of Abraxas Energy’s units;

•	grant an irrevocable proxy to Abraxas Petroleum to vote all of their common units of Abraxas Energy in favor of the Merger Agreement and against any other transaction;

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not, (i) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (including by gift , merger or operation of law) encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of such limited partners common units of Abraxas Energy to any person (other than an affiliate of such limited partner who agrees to be bound by the terms of this agreement) other than pursuant to the merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise (including pursuant to any loan of such common units), with respect to any such common units, (iii) take any action that would make any representation or warranty of such limited partner herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the limited partner from performing its obligations under the agreement in any material respect, or (iv) commit or agree to take any of the foregoing actions;

•	not directly, or indirectly permit any person on behalf of such limited partner, effect certain transactions in the securities of Abraxas Petroleum;

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not transfer any of the shares of Abraxas common stock received by such limited partner in the Merger (the “Merger Shares”) for 90 days after the Effective Time of the Merger (the “Initial Lock-up Period”);

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following the expiration of the Initial Lock-Up Period, one-third of the Merger Shares originally held by each limited partner shall be freely tradable, subject to applicable securities laws (the “First Release Date”);

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upon the expiration of the twelve-month period immediately following the First Release Date (the “Second Release Date”), an additional one-third of the Merger Shares originally held by each limited partner shall be unrestricted and freely tradable, subject to applicable securities laws and the remaining one-third of the limited partners’ Merger Shares shall remain subject to the Initial Lock-Up; provided, however, the Limited Partners may sell or dispose of the remaining one-third of the Merger Shares in compliance with applicable securities laws to an accredited investor or qualified institutional buyer which becomes a party to the Voting Agreement and is reasonably acceptable to Abraxas Petroleum; and

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upon expiration of the twelve-month period immediately following the Second Release Date, all of the Merger Shares originally held by each limited partner shall be automatically released from any transfer restriction set forth in the Merger Agreement and the limited partners may freely transfer their Merger Shares in accordance with applicable securities laws.

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not exercise any of its rights or take any action under the Exchange and Registration Rights Agreement dated as of May 25, 2007, as amended, by and among Abraxas Petroleum, Abraxas Energy and the limited partners signatory thereto.

Abraxas Petroleum and Abraxas Energy

Abraxas Petroleum and Abraxas Energy agreed to:

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not file any further amendments to the registration statement on Form S-1 (No. 333-144537) relating to the initial public offering of the common units of Abraxas Energy or take any other actions intended to consummate the initial public offering;

•	at the Effective Time, increase the size of the Board of Directors of Abraxas Petroleum by two members and elect Edward P. Russell and Brian L. Melton to serve on the Board of Directors;

•	grant the limited partners access to the offices, properties, books and records of employees of Abraxas Petroleum; and

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bear and pay their own costs and the reasonable fees and expenses incurred on behalf of the limited partners of one investment banking firm and one law firm in connection with the negotiation, execution and delivery of the Merger Agreement and the agreements contemplated by the Merger Agreement.

Registration Rights

Abraxas Petroleum agreed:

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within 120 days of the Effective Time, to file a registration statement relating to the resale of the shares of Abraxas Petroleum common stock to be issued in the Merger, which we refer to as the Registration Statement, pursuant to the Securities Act of 1933, as amended, and to use commercially reasonable efforts to cause the Registration Statement to become effective and to keep the Registration Statement effective until the earlier of (A) the date that is 24 months after the end of the Lock-Up Period and (B) the date that all shares of Abraxas Petroleum common stock received in the Merger have been sold;

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that in the event the former Abraxas Energy unitholders propose to sell their shares of Abraxas Petroleum common stock received in the Merger in an underwritten public offering, to use commercially reasonable efforts to retain underwriters and effect such sale through an underwritten offering and take all commercially reasonable actions as are reasonably requested by the managing underwriter or underwriters to expedite or facilitate the disposition of such shares of Abraxas Petroleum common stock, including entering into an underwriting agreement, and participation by Abraxas Petroleum’s management in a “road show” or similar marketing effort; provided, however, that Abraxas Petroleum would not be required to cause its management to participate in a “road show” or similar marketing effort on behalf of any unitholder if (A) the managing underwriter or underwriters of any such proposed underwritten offering advise Abraxas Petroleum that the gross proceeds of the underwritten offering are not expected to exceed $10.0 million and (B) a “bought deal” or “overnight transaction” is contemplated; and

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that in the event Abraxas Petroleum proposes, during the period from and after the end of the Lock-Up Period to the date that is 24 months after the end of the Lock-Up Period, to issue and sell shares of Abraxas Petroleum common stock pursuant to a registration statement other than a shelf registration statement or pursuant to a supplement to a shelf registration statement in an underwritten offering for its own account, then as soon as practicable but not less than 10 business days prior to the filing of (A) any preliminary prospectus supplement to a prospectus that includes Abraxas Petroleum common stock, relating to such underwritten offering pursuant to Rule 424(b), (B) the prospectus supplement to a prospectus that includes Abraxas Petroleum common stock, relating to such underwritten offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be (any of the foregoing registration statements, a “Piggyback Registration Statement or Prospectus”), Abraxas Petroleum shall give notice of such proposed underwritten offering to the unitholders and such notice shall offer the former Abraxas Energy unitholders the opportunity to include in such underwritten offering such number of shares of Abraxas Petroleum common stock as each such unitholder may request in writing subject to a customary underwriter’s cut back.

Termination

The Voting Agreement shall automatically terminate upon the earliest of (a) the termination of the Merger Agreement and (b) the second anniversary of the Second Release Date.

The New Credit Facility

Upon consummation of the Merger, we expect to enter into a new senior secured credit facility with Société Générale, as administrative agent and issuing lender, and certain other lenders, which we refer to as the new credit facility. We expect to borrow approximately $140.9 million under our new credit facility, of which $130.9 million will be borrowed under the revolving portion of the new credit facility and $10.0 million will be borrowed under the term loan portion of the new credit facility, and refinance and terminate all of the existing credit facilities.

Based upon a non-binding term sheet that we have received from Société Générale, the revolving portion of the new credit facility is expected to have a maximum commitment of $300.0 million and availability under the revolving portion of the new credit facility will be subject to a borrowing base. The borrowing base under the new credit facility is expected to be approximately $145.0 million and will be determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we will be able to request one redetermination during any six-month period between scheduled redeterminations. The lenders will also be able to make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base. Our expected borrowing base of approximately $145.0 million was determined based upon our reserve report dated June 1, 2009. Our borrowing base can never exceed the expected $300.0 million maximum commitment amount. Outstanding amounts under the revolving portion of the new credit facility are expected to bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5%—2.5%, depending on the utilization of the borrowing base, or, if we elect, at the greater of (a) 2.0% and (b) LIBOR plus, in each case, 2.5%—3.75% depending on the utilization of the borrowing base. At June 30, 2009, the interest rate on the revolving portion of the new credit facility would have been 5.75%. In addition to the borrowing base availability of approximately $145.0 million, we expect that a $10.0 million term loan will be available under the new senior secured credit facility, all of which would be drawn at closing. Outstanding amounts under the term loan portion of the new credit facility are expected to bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 4.75%, or, if we elect, at the greater of (a) 2.0% and (b) LIBOR plus, in each case, 5.75%. At June 30, 2009, the interest rate on the term loan portion of the new credit facility would have been 7.75%. The term loan portion of the new credit facility will be subject to amortization beginning on March 31, 2010. The first quarterly amortization of $4.0 million is due on March 31, 2010; thereafter, a quarterly amortization of $2.0 million is due at the end of each quarter until the term loan is repaid. It is anticipated that the term loan will be repaid on or before December 31, 2010, after which, it may not be redrawn.

Subject to earlier termination rights and events of default, the stated maturity date of the new credit facility is expected to be three years after the date of the new credit facility. Interest will be payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We expect to be permitted to terminate the new credit facility, and will be able, from time to time, to permanently reduce the lenders’ aggregate commitment under the new credit facility in compliance with certain notice and dollar increment requirements.

We expect that each of Abraxas Petroleum’s subsidiaries will be required to guarantee Abraxas Petroleum’s obligations under the new credit facility on a senior secured basis. Obligations under the new credit facility will be secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of Abraxas Petroleum’s and the subsidiary guarantors’ material property and assets.

Under the new credit facility, we expect to be subject to customary covenants, including certain financial covenants and reporting requirements. We will be required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter, of not less than 2.50 to 1.00. We will also be required to remain under a total net debt to EBITDA ratio as of the last day of each quarter of not more than 4.50 to 1.00 for the quarter ending September 30, 2009 through the quarter ending September 30, 2010, and not more than 4.00 to 1.00 thereafter. Based on discussions with our prospective lenders, we expect the current ratio to be defined as the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, we expect that current assets will include the portion of the borrowing base which is undrawn but exclude any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. We expect the coverage ratio to be defined as the ratio of consolidated EBITDA to consolidated interest expense. For the purposes of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt.

The new credit facility will require that we enter into hedging arrangements for specified volumes, which are expected to equate to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and 70% for 2013. We expect that our derivative contracts in the following table will satisfy this requirement.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

In addition to the foregoing and other customary covenants, the new credit facility is expected to contain a number of covenants that, among other things, will restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of our business; and

•	permit a change of control.

The new credit facility is also expected to contain customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

The non-binding term sheet is subject to the lenders due diligence, internal approval process and execution of definitive agreements. The definitive agreements may contain additional and different terms and conditions other than those described in this section. We cannot assure you that we will be successful in obtaining this financing.

Management Following the Merger

Our executive officers and directors before the Merger will remain in their roles following the Merger. The executive officers of the GP will continue in their roles as executive officers of Abraxas Petroleum. In addition, Brian L. Melton and Edward P. Russell will join the Abraxas Petroleum Board. Please read “Management” for more information.

Material U.S. Federal Income Tax Consequences of the Merger to Abraxas Petroleum and Its Stockholders

The following summary is a description of certain material U.S. federal income tax consequences of the Merger. The discussion is for general information only, does not consider all aspects of federal income taxation that may be relevant to the Merger and is not intended to be complete. We have based this discussion on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Moreover, this summary does not address any aspect of U.S. federal tax law other than income taxation and does not describe any state, local or non-U.S. tax laws that may be applicable.

You should consult an independent tax advisor regarding the application of U.S. federal income tax laws, as well as other federal tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation with respect to the Merger.

Abraxas Petroleum Stockholders

The closing of the Merger and related transactions under the Merger Agreement will not have any U.S. federal income tax consequences to the holders of Abraxas Petroleum common stock with respect to their ownership of such stock.

Abraxas Petroleum

Abraxas Petroleum is taxable in the Merger with respect to its position as the parent of both the General Partner, the owner of general partner units of Abraxas Energy, and Investments, the owner of common units of Abraxas Energy. Both the General Partner and Investments are “disregarded entities” for U.S. federal income tax purposes, meaning that the owner of such entities is subject to any U.S. federal income tax liability with respect to such entities.

Because of the operation of Subchapter K of the Code, the General Partner and Investments, and, therefore, Abraxas Petroleum, will recognize very significant amounts of taxable income as a result of the Merger. Abraxas Petroleum expects that its net operating loss carryforwards (“NOLs”) will offset such taxable income, provided, however, that Abraxas Petroleum will incur current taxes that are not entirely reduced by the NOLs, including, e.g., alternative minimum tax obligations and Texas margin tax obligations. Although not certain, based upon current estimates, we do not expect such obligations to exceed $3 million.

If the Merger closes, a statement with the Internal Revenue Service (the “IRS”) will be filed that Abraxas Petroleum (and/or Abraxas Energy) has entered into a Reportable Transaction. The Reportable Transaction rules were designed, in part, to require active reporting of what might be an abusive transaction to the IRS, but the reach of these provisions is actually quite broad. Such a filing does not mean that the transaction is improper, and it does not affect Abraxas Petroleum’s ability to use its NOLs in determining its federal income tax liability.

In addition, the Merger could potentially have an effect on the use of our net operating loss carryforwards. Please refer to page 25 of the “Risk Factors” section.

Abraxas Energy Unitholders

The Merger will be a taxable transaction to the Abraxas Energy unitholders receiving shares of Abraxas Petroleum common stock in the Merger.

Anticipated Accounting Treatment

It is anticipated that Abraxas Petroleum will account for the acquisition of Abraxas Energy common units under Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (which we refer to as “SFAS No. 160”). In accordance with SFAS No. 160, Abraxas Petroleum will not recognize a gain or loss in its net income as a result of the transaction and it will continue to recognize the assets and liabilities of Abraxas Energy at their historical values instead of valuing Abraxas Energy’s assets and liabilities at their fair value at the date of completion of the Merger.

NASDAQ Capital Market Listing

Abraxas Petroleum will use its reasonable best efforts to have the shares of Abraxas Petroleum common stock to be issued in the Merger approved for listing on NASDAQ, where Abraxas Petroleum’s common stock is currently traded under the symbol “AXAS,” as of the completion of the Merger. It is a condition to closing of the Merger that the shares of Abraxas Petroleum common stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Status of Shares Issued in Merger

The shares of Abraxas Petroleum common stock issued in the Merger to the unitholders of Abraxas Energy, other than holders of restricted units and phantom units issued pursuant to the Partnership LTIP, will not be registered under the Securities Act of 1933, as amended, in reliance on an exemption for the issuance of shares not involving a public offering provided in Section 4(2) and Regulation D of the Act. The shares of Abraxas Petroleum common stock to be issued in reliance on this exemption for the issuance of shares not involving a public offering will be issued to 25 investors, each of whom has represented to us it is an accredited investor and/or qualified institutional buyer and that such investor was not solicited by means of a general solicitation. Abraxas Petroleum agreed within 120 days of the effective time of the Merger, to file a registration statement relating to the resale of the shares of Abraxas Petroleum common stock to be issued in the Merger, which we refer to as Registration Statement, pursuant to the Securities Act of 1933, as amended, to use commercially reasonable efforts to cause the Registration Statement to become effective and to keep the Registration Statement effective until the earlier of (A) the date that is 24 months after the end of the Lock-Up Period and (B) the date that all shares of Abraxas Petroleum common stock received in the Merger have been sold.

In addition, 52,000 Abraxas Energy restricted units and 63,008 phantom units, none of which have vested, were issued pursuant to the Partnership LTIP, and are held by 66 employees of Abraxas Petroleum and members of the Abraxas Energy Board, which we refer to as the Partnership LTIP Units. The shares of Abraxas Petroleum common stock to be issued in exchange for the outstanding Partnership LTIP Units will be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger. In addition, a total of 248,950 unit options that were approved by the Abraxas Energy Board and issuable upon the closing of the initial public offering of Abraxas Energy to a total of 14 employees of Abraxas Petroleum will be assumed by Abraxas Petroleum and converted into options to purchase Abraxas Petroleum common stock. The shares issuable upon exercise of these options will also be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger.

Recommendations of the Special Committee and the Abraxas Petroleum Board

On June 29, 2009, the Special Committee unanimously approved the Original Merger and the related transactions and recommended the adoption of the Original Merger Agreement to the Abraxas Petroleum Board and on July 13, 2009, the Special Committee unanimously approved the Merger and the related transactions and recommended adoption of the Merger Agreement to the Abraxas Petroleum Board, subject to the Special Committee’s right to withdraw, modify or amend such recommendation if the Special Committee determines, in good faith, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law.

Having received the recommendations of the Special Committee, for reasons including those described above, on June 29, 2009 and again on July 13, 2009, the Abraxas Petroleum Board unanimously (with Messrs. Watson, Cox and Burke abstaining):

•	determined that the terms of the Merger are fair from a financial point of view to Abraxas Petroleum and the holders of its common stock;

•	adopted the Original Merger Agreement and the Merger Agreement and declared the Merger and the related transactions to be advisable; and

•

recommended that our stockholders approve the issuance of shares of Abraxas Petroleum common stock in the Merger, subject to the Board’s right to withdraw, modify or amend such recommendation to the extent that the Board determines, in good faith, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law.

The Abraxas Petroleum Board recommends that you vote “FOR” the issuance of shares of Abraxas Petroleum common stock in the Merger.

PROPOSAL 2—AMENDMENT OF LTIP

On September 13, 2005, subject to stockholder approval, the Abraxas Petroleum Board adopted the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan, or LTIP, which was approved by our stockholders at the 2006 annual meeting and amended by our stockholders at the 2008 annual meeting.

On June 29, 2009, the Abraxas Petroleum Board amended the LTIP, subject to stockholder approval, to increase the number of shares of common stock reserved for issuance under the LTIP to 5,200,000 shares if Proposal 1 is approved, relating to the approval of the issuance of shares of Abraxas Petroleum common stock in the Merger.

Reasons for the Amendment of the LTIP

The Abraxas Petroleum Board believes that the purpose of the LTIP is to employ and retain qualified and competent personnel and promote the growth and success of Abraxas Petroleum by aligning the long-term interests of Abraxas Petroleum’s key employees with those of Abraxas Petroleum’s stockholders by providing an opportunity to acquire an interest in Abraxas Petroleum and by providing both rewards for exceptional performance and long-term incentives for future contributions to the success of Abraxas Petroleum. Abraxas Petroleum believes that this purpose will be furthered through the granting of awards, as authorized under the LTIP, so that such key employees will be encouraged and enabled to acquire a substantial personal interest in the continued success of Abraxas Petroleum. Abraxas Petroleum believes the additional shares to be reserved pursuant to the amendment to the LTIP are necessary for Abraxas Petroleum to continue its policy of emphasizing equity compensation and to remain competitive with industry equity grant practices.

If the new shares are not approved for issuance under the LTIP, Abraxas Petroleum may be required to curtail use of long-term incentives and the Board may consider other alternatives to compensate employees.

The proposed amendment to the LTIP increases the number of shares of common stock available for issuance under the LTIP to 5,200,000 from 2,100,000 shares.

Vote required

Approval of the amendment to the LTIP requires the affirmative vote of the holders of a majority of the shares of Abraxas Petroleum common stock present or represented by proxy and entitled to vote at the Special Meeting.

Summary of the LTIP

The following summary of the LTIP is qualified in its entirety by the full text of the LTIP as set forth in Annex D to this proxy statement. The effectiveness of the amendment to increase the number of shares of Abraxas Petroleum common stock reserved for issuance under the LTIP is subject to approval by Abraxas Petroleum stockholders.

Administration and Eligibility. The LTIP is administered by the Compensation Committee of the Abraxas Petroleum Board and authorizes the Abraxas Petroleum Board to grant non-qualified stock options, incentive stock options or issue shares of restricted stock to those persons who are employees of Abraxas Petroleum. As of June 30, 2009, Abraxas Petroleum had 65 full-time employees, all of whom are eligible to participate in the LTIP.

Shares Reserved and Awards. If this proposal is approved, the LTIP will reserve 5,200,000 shares of Abraxas Petroleum common stock, subject to adjustment following certain events, as discussed below. The maximum annual award for any one employee is 500,000 shares of Abraxas Petroleum common stock. If options, as opposed to restricted stock, are awarded, the exercise share price shall be no less than 100% of the fair market value on the date of the award, unless the employee is awarded incentive stock options and at the time of the award, owns more than 10% of the voting power of all classes of stock of Abraxas Petroleum. Under this circumstance, the exercise share price shall be no less than 110% of the fair market value on the date of the award. Option terms and vesting schedules are at the discretion of the Compensation Committee.

Option Exercise. An option is exercised when proper notice of exercise has been given to Abraxas Petroleum, or the brokerage firm or firms approved by Abraxas Petroleum, if any, to facilitate exercises and sales under the LTIP and full cash payment for the shares with respect to which the option is exercised has been received by Abraxas Petroleum or the brokerage firm or firms, as applicable.

Stockholder Rights. Except as otherwise provided in the LTIP, until the issuance of the share certificates evidencing the award shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the award shares.

Transferability of Awards. An award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the employee, only by the employee, unless the Compensation Committee permits further transferability, on a general or specific basis, in which case the Compensation Committee may impose conditions and limitations on any permitted transferability.

Termination of Awards. Unless otherwise provided in the applicable award agreement, vested options granted under the LTIP shall expire and cease to be exercisable as follows:

•	three (3) months after the date of the termination of the employee, other than in circumstances covered by the following three circumstances;

•	immediately upon termination of the employee for misconduct;

•	twelve (12) months after the date of the termination of the employee if such termination was by reason of disability; and

•	twelve (12) months after the date of the death of the employee.

U.S. Federal Tax Consequences

The following discussion summarizes the material federal income tax consequences of participation in the LTIP. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local and foreign tax consequences.

Stock Options. In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to Abraxas Petroleum. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an incentive stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. Abraxas Petroleum will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to Abraxas Petroleum, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an incentive stock option granted under the LTIP is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an incentive stock option granted under the LTIP will be treated as a nonqualified stock option to the extent it (together with other incentive stock options granted to the participant by Abraxas Petroleum) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of common stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, the participant will not recognize ordinary income in connection with such sale or exchange, and any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and Abraxas Petroleum will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain following the date of exercise will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. Where shares of common stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

If an option is exercised through the use of shares of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Shares. A participant who receives restricted shares will generally recognize ordinary income at the time that they “vest”, i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will generally be the fair market value of the common stock at the time the shares vest, less the amount, if any, paid for the shares. This amount is generally deductible for federal income tax purposes by Abraxas Petroleum. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the participant (and generally deductible by Abraxas Petroleum). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect to recognize income under Section 83(b) of the Internal Revenue Code in the year of grant of such restricted shares. In such event, the participant will recognize income in the amount of the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the shares and Abraxas Petroleum will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to Abraxas Petroleum. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction, and will recognize a loss equal to the excess (if any) of the amount paid for such shares (if any) and the amount realized upon such forfeiture (if any).

Amendments. The Abraxas Petroleum Board or the Compensation Committee may amend or terminate the LTIP from time to time in such respects as the Abraxas Petroleum Board may deem advisable (including, but not limited to, amendments which the Abraxas Petroleum Board deems appropriate to enhance Abraxas Petroleum’s ability to claim deductions related to stock option exercises); provided, that to the extent an amendment to the LTIP increases the maximum number of shares available under the plan, changes the class of individuals eligible to receive awards under the plan, or requires stockholder approval under the rules of the NASDAQ, such other exchange upon which Abraxas Petroleum common stock is either quoted or traded, or the SEC, stockholder approval shall be required for any such amendment of the LTIP. Subject to the foregoing, it is specifically intended that the Abraxas Petroleum Board or Compensation Committee may amend the LTIP without stockholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the LTIP or any award agreement.

Adjustments. If the outstanding shares of Abraxas Petroleum’s common stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities or property of Abraxas Petroleum or of another corporation, or if the number of such shares of common stock shall be increased by a stock dividend or stock split, there shall be substituted for or added to each share of common stock reserved for the purposes of the LTIP, whether or not such shares are at the time subject to outstanding awards, the number and kind of shares of stock or other securities or property into which each outstanding share of common stock shall be so changed or for which it shall be so exchanged, or to which each such share shall be entitled, as the case may be. Outstanding awards shall also be considered to be appropriately amended as to price and other terms as may be necessary or appropriate to reflect the foregoing events. If there shall be any other change in the number or kind of the outstanding shares of Abraxas Petroleum’s common stock, or of any stock or other securities or property into which such common stock shall have been changed, or for which it has been exchanged, and if the Compensation Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind or price of the shares then reserved for the purposes of the LTIP, or in any award previously granted or which may be granted under the LTIP, then such adjustment shall be made by the Compensation Committee and shall be effective and binding for all purposes of the LTIP.

In addition, the Compensation Committee shall have the power, in the event of any merger or consolidation involving Abraxas Petroleum to amend all outstanding awards to permit the exercise thereof in whole or in part at anytime, or from time to time, prior to the effective date of any such merger or consolidation and to terminate each such award as of such effective date.

New Plan Benefits

The following table sets forth the benefits to be received by each of the following individuals upon the approval of the amendment to the LTIP and the assumption / conversion of Abraxas Energy restricted units, phantom units and unit options upon consummation of the Merger. No additional awards have been granted on the basis of the anticipated share increase which is subject to stockholder approval at the Special Meeting.

NEW PLAN BENEFITS

Name and Position	Dollar Value ($) (1)	Number of Common Stock Awards & Options
Robert L.G. Watson, CEO and President	80,907	392,027

Chris E. Williford, CFO and Executive Vice President	40,595	115,415

Stephen T. Wendel, Vice President—Land and Marketing	40,595	115,415

Lee T. Billingsley, Vice President—Exploration	40,595	115,415

William H. Wallace, Vice President—Operations	40,595	115,415

Barbara M. Stuckey, Vice President—Corporate Finance	63,452	269,483

Executive Group	306,738	1,123,169

Non-Executive Director Group	47,970	41,000

Non-Executive Officer Employee Group	287,820	660,869

(1)	Assumes the mid-point of the exchange ratio of 5.125, or $1.17 per share. The vesting schedule for the restricted stock awards will be a continuation of the vesting schedule for Abraxas Energy restricted units and phantom units. The restricted shares of Abraxas Petroleum common stock are valued at the mid-point of the exchange ratio of 5.125, or $1.17 per share. The options will vest in twenty-five (25%) percent increments each year for four (4) years on the anniversary of the closing of the Merger. The exercise price for the options will be the closing price of Abraxas Petroleum common stock on the date of the closing of the Merger. Therefore, the dollar value is $0 for the option awards of Abraxas Petroleum common stock.

The Abraxas Petroleum Board recommends that you vote “FOR” Proposal 2 to approve the amendment to the LTIP.

PROPOSAL 3—ADJOURNMENT OF SPECIAL MEETING

If necessary or appropriate in the circumstances at the Special Meeting, we may ask our stockholders to authorize the named proxies to approve one or more postponements or adjournments of the Special Meeting if sufficient votes have not yet been cast to approve Proposals 1 or 2 at the time of the Special Meeting, in order to enable us to solicit additional proxies. This proposal relates only to a postponement or adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve Proposals 1 or 2. The Abraxas Petroleum Board retains full authority to postpone or adjourn the Special Meeting for any other purpose, including the absence of a quorum, or to postpone the Special Meeting before it is convened, without the consent of the stockholders.

If the Special Meeting is postponed or adjourned, we would not be required to give notice of the time and place of the adjourned meeting unless the Abraxas Petroleum Board fixed a new record date for the Special Meeting.

The Abraxas Petroleum Board recommends that you vote “FOR” Proposal 3.

INFORMATION ABOUT ABRAXAS PETROLEUM

Business of Abraxas Petroleum

Abraxas Petroleum is an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploration of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

At December 31, 2008, Abraxas Petroleum (on a stand-alone basis) had 6,736 MBoe of estimated net proved reserves, of which 38% were oil, with a standardized measure of $33.4 million. Abraxas Petroleum’s net proved reserves (on a stand-alone basis) as of December 31, 2008 were 35% proved developed and 65% proved undeveloped. At December 31, 2008, Abraxas Petroleum (on a stand-alone basis) owned an average working interest of 79% in 172 gross (135.9 net) producing wells that produced 237 net MBoe during 2008. Abraxas Petroleum has identified numerous drilling locations, of which 29 were classified as proved undeveloped as of December 31, 2008, which Abraxas Petroleum believes provides it with a multi-year inventory of drilling opportunities.

A wholly-owned subsidiary of Abraxas Petroleum, Abraxas General Partner, LLC, which we refer to as the GP or the General Partner, is the general partner of Abraxas Energy and the owner of 227,232 general partner units of Abraxas Energy, and Investments, a wholly-owned subsidiary of Abraxas Petroleum, is the owner of 5,350,598 common units of Abraxas Energy, representing approximately 46.7% of the outstanding common units of Abraxas Energy. In addition, certain officers and directors of Abraxas Petroleum own a total of 145,128 common units of Abraxas Energy, representing approximately 1.3% of the outstanding common units of Abraxas Energy.

Properties

The following table sets forth certain information relating to Abraxas Petroleum’s properties as of December 31, 2008 and for the year ended December 31, 2008 on a consolidated basis.

	Producing Wells	Average Working Interest	Estimated Net Proved Reserves (MBOE)	Net Production (MBOE)
Rocky Mountain	894	12.4%	4,936	404
Mid-Continent	602	17.1%	3,050	436
Permian Basin	236	68.0%	10,414	545
Gulf Coast	79	69.2%	6,716	222

Total	1,811	23.7%	25,116	1,607

The following table sets forth certain information relating to Abraxas Petroleum’s properties as of December 31, 2008 and for the year ended December 31, 2008 on a stand-alone basis.

	Producing Wells	Average Working Interest	Estimated Net Proved Reserves (MBOE)	Net Production (MBOE)
Rocky Mountain	33	59.4%	1,070	36
Mid-Continent	2	5.0%	2	1
Permian Basin	122	89.1%	4,785	124
Gulf Coast	15	50.0%	879	76

Total	172	79.0%	6,736	237

At December 31, 2008, Abraxas Petroleum’s properties (on a consolidated basis) were located in the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

Abraxas Petroleum’s Rocky Mountain properties (on a consolidated basis) consist of the following:

•

Northern Rockies—The properties in the Northern Rockies are located in the Williston Basin of North Dakota, South Dakota and Montana and consist of wells that produce oil from Paleozoic-aged carbonate reservoirs from the Madison formation at 8,000 feet down to the Red River formation at 12,000 feet, including the Bakken at 9,000 feet.

•

Southern Rockies—The properties in the Southern Rockies are located in the Green River, Powder River and Uinta Basins of Wyoming, Colorado and Utah and consist of wells that produce oil from Cretaceous-aged fractured shales in the Mowry and Niobrara formation and oil and gas from Cretaceous-aged sandstones in the Turner, Muddy and Frontier formations. Well depths range from 7,000 feet down to 10,000 feet.

Abraxas Petroleum’s Mid-Continent properties (on a consolidated basis) consist of the following:

•	Arkoma Basin—The properties in the Arkoma Basin are located in Oklahoma and Arkansas and consist of wells that mainly produce gas from Hartshorne coals at 3,000 feet.

•

Anadarko Basin—The properties in the Anadarko Basin are located in Oklahoma and the Texas Panhandle and consist of wells that mainly produce gas from Pennsylvanian-aged sandstones (Atoka/Morrow) from depths of up to 18,000 feet.

•	ARK-LA-TEX—The properties in the ARK-LA-TEX region principally produce from the East Texas/North Louisiana Basins and include wells that produce oil and gas from various formations.

Abraxas Petroleum’s Permian Basin properties (on a consolidated basis) consist of the following:

•

ROC Complex—The properties in the ROC Complex are located in Pecos, Reeves and Ward Counties and consist of wells that produce oil and gas from multiple stacked formations from the Bell Canyon at 5,000 feet down to the Ellenburger at 16,000 feet.

•	Oates SW—The properties in the Oates SW area are located in Pecos County and consist of wells that produce gas from the Devonian formation at a depth of approximately 13,500 feet.

•

Eastern Shelf—The properties in the Eastern Shelf are predominately located in Coke, Scurry and Mitchell Counties and consist of wells that produce oil and gas from the Strawn Reef formation at 5,000 to 6,000 feet and oil from the shallower Clearfork formation at depths ranging from 2,300 to 3,300 feet.

Abraxas Petroleum’s Gulf Coast properties (on a consolidated basis) consist of the following:

•	Edwards—The properties in the Edwards trend are located in DeWitt and Lavaca Counties and consist of wells that produce gas from the Edwards formation at a depth of 13,500 feet.

•

Portilla—The Portilla field, located in San Patricio County, was discovered in 1950 by The Superior Oil Company, predecessor to Mobil Oil Corporation, and consists of wells that produce oil and gas from the Frio sands and the deeper Vicksburg from depths of approximately 7,000 to 9,000 feet.

•

Wilcox—The properties in the Wilcox are located in Goliad, Bee and Karnes Counties and consist of wells that produce gas from various sands in the Wilcox formation at depths ranging from 8,000 to 11,000 feet.

Acreage

The following table sets forth Abraxas Petroleum’s acreage position as of December 31, 2008 on a consolidated basis:

	Developed Acreage (1)		Undeveloped Acreage (2)		Fee Mineral Acreage (3)		Total Net Acres (6)
	Gross Acres (4)	Net Acres (5)	Gross Acres (4)	Net Acres (5)	Gross Acres (4)	Net Acres (5)
Rocky Mountain	63,225	32,903	92,317	64,376	—	—	97,279
Mid-Continent	85,812	21,949	1,957	988	—	—	22,937
Permian Basin	24,574	17,197	10,882	8,768	12,007	5,272	31,237
Gulf Coast	11,699	6,675	4,837	2,013	—	—	8,688

Total	185,310	78,724	109,993	76,145	12,007	5,272	160,141

The following table sets forth Abraxas Petroleum’s acreage position as of December 31, 2008 on a stand-alone basis:

	Developed Acreage (1)		Undeveloped Acreage (2)		Fee Mineral Acreage (3)		Total Net Acres (6)
	Gross Acres (4)	Net Acres (5)	Gross Acres (4)	Net Acres (5)	Gross Acres (4)	Net Acres (5)
Rocky Mountain	6,814	5,401	31,977	28,598	—	—	33,999
Mid-Continent	679	16	—	—	—	—	16
Permian Basin	14,793	11,323	9,456	7,981	12,007	5,272	24,576
Gulf Coast	4,969	2,757	4,008	1,828	—	—	4,585

Total	27,255	19,497	45,441	38,407	12,007	5,272	63,176

(1)	Developed acreage consists of leased acres spaced or assignable to productive wells.
(2)	Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.
(3)	Fee mineral acreage represents fee simple absolute ownership of the mineral estate or fraction thereof.
(4)	Gross acres refer to the number of acres in which Abraxas Petroleum owns a working interest.
(5)	Net acres represent the number of acres attributable to an owner’s proportionate working interest (e.g., a 50% working interest in a lease covering 320 gross acres is equivalent to 160 net acres).
(6)	Includes 3,981 acres that are included in developed and undeveloped gross acres.

Productive Wells

The following table sets forth Abraxas Petroleum’s total gross and net productive wells expressed separately for oil and gas, as of December 31, 2008 on a consolidated basis:

	Productive Wells (1) As of December 31, 2008
	Oil		Gas
	Gross (2)	Net (3)	Gross (2)	Net (3)
Rocky Mountain	384.0	92.9	510.0	17.5
Mid-Continent	126.0	15.3	476.0	87.8
Permian Basin	171.0	131.7	65.0	28.8
Gulf Coast	34.5	26.7	44.5	27.9

Total	715.5	266.6	1,095.5	162.0

The following table sets forth Abraxas Petroleum’s total gross and net productive wells expressed separately for oil and gas, as of December 31, 2008 on a stand-alone basis:

	Productive Wells (1) As of December 31, 2008
	Oil		Gas
	Gross (2)	Net (3)	Gross (2)	Net (3)
Rocky Mountain	21.0	18.3	12.0	1.3
Mid-Continent	1.0	0.1	1.0	—
Permian Basin	104.0	99.1	18.0	9.6
Gulf Coast	3.0	0.5	12.0	7.0

Total	129.0	118.0	43.0	17.9

(1)	Productive wells are producing wells and wells capable of production.
(2)	A gross well is a well in which Abraxas Petroleum owns an interest.
(3)	A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

Reserves Information

Oil and gas reserves have been estimated as of December 31, 2006 and December 31, 2007 for all of our properties on those dates by DeGolyer and MacNaughton, of Dallas, Texas. DeGolyer and MacNaughton estimated reserves for properties comprising approximately 92% of the PV-10 of our oil and gas reserves (on a consolidated basis) as of December 31, 2008, and reserves for the remaining 8% of our properties (on a consolidated basis) were estimated by Abraxas Petroleum personnel. The properties acquired from St. Mary included in the reserve report prepared by DeGolyer and MacNaughton were selected by Abraxas Petroleum initially according to the value it allocated to each property during the review of the acquisition. Reserve estimates for the higher valued properties were prepared by DeGolyer and MacNaughton and reserve estimates for the lower valued properties were prepared by Abraxas Petroleum personnel because we determined that it was not practical for DeGolyer and MacNaughton to prepare reserve estimates for all of the properties because we own a large number of properties with relatively low values. A total of 412 properties were included in the reserve report prepared by DeGolyer and MacNaughton, which comprised 92% of the standardized measure of our properties and a total of 889 properties were included in the reserve estimates prepared by Abraxas Petroleum personnel, which comprised 8% of the standardized measure of our properties. Oil and gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain. Proved oil and gas reserves are the estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of our reserves are located in the continental United States. Proved reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements; therefore, year-end prices and costs were used in estimating net cash flows.

The following table sets forth certain information regarding estimates of Abraxas Petroleum’s oil and gas reserves as of December 31, 2006, 2007 and 2008 on a consolidated basis.

	Estimated Proved Reserves
	Proved Developed	Proved Undeveloped	Total Proved
As of December 31, 2006
Oil (MBbls)	1,708	1,048	2,756
Gas (MMcf)	37,333	33,000	70,333
As of December 31, 2007
Oil (MBbls)	2,184	947	3,131
Gas (MMcf)	33,908	54,095	88,003
As of December 31, 2008
Oil (MBbls)	5,563	1,482	7,045
Gas (MMcf)	48,209	60,207	108,416

The following table sets forth certain information regarding estimates of Abraxas Petroleum’s oil and gas reserves as of December 31, 2006, 2007 and 2008 on a stand-alone basis.

	Estimated Proved Reserves
	Proved Developed	Proved Undeveloped	Total Proved
As of December 31, 2006
Oil (MBbls)	1,708	1,048	2,756
Gas (MMcf)	37,333	33,000	70,333
As of December 31, 2007
Oil (MBbls)	1,017	908	1,925
Gas (MMcf)	4,574	17,969	22,543
As of December 31, 2008
Oil (MBbls)	1,147	1,420	2,567
Gas (MMcf)	7,179	17,831	25,010

The process of estimating oil and gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this proxy statement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues referred to in this proxy statement is the current market value of the estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of Abraxas Petroleum’s consolidated financial statements may be used. Because we use the full cost method to account for our oil and gas operations, we are susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. This is known as a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities but does reduce our stockholders’ equity and reported earnings. We have experienced ceiling limitation write-downs in the past and we cannot assure you that we will not experience additional ceiling limitation write-downs in the future. As of December 31, 2008, Abraxas Petroleum’s net capitalized costs of oil and gas properties exceeded the present value of its estimated proved reserves by $116.4 million ($19.2 million on Abraxas Petroleum’s properties and $97.1 million on Abraxas Energy’s properties). These amounts were calculated considering 2008 year-end prices of $44.60 per Bbl for oil and $5.62 per Mcf for gas as adjusted to reflect the expected realized prices for our proved oil and gas reserves compared to each of the full cost pools.

For more information regarding the full cost method of accounting, you should read the information under “Information about Abraxas Petroleum—Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

The estimates of reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for the oil and gas properties described in this proxy statement are based on the assumption that future oil and gas prices remain the same as oil and gas prices at December 31, 2008. The average sales prices as of such date used for purposes of such estimates were $41.74 per Bbl of oil and $4.77 per Mcf of gas. It is also assumed that we will make future capital expenditures of approximately $134.1 million ($43.9 million on Abraxas Petroleum’s properties and $90.2 million on Abraxas Energy’s properties) in the aggregate primarily in the years 2009 through 2014, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

We file reports of our estimated oil and gas reserves with the Department of Energy. The reserves reported to this agency are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Oil, Gas Liquids, and Gas Production and Sales Prices

The following table presents our net oil and gas production, the average sales price per Bbl of oil and per Mcf of gas produced and the average cost of production per Boe of production sold, for the three years ended December 31, 2008 and the six months ended June 30, 2009 on a consolidated basis:

	2006	2007	2008	Six Months Ended June 30, 2009
Oil production (Bbls)	200,436	196,944	549,887	289,977
Gas production (Mcf)	6,515,055	5,567,668	6,342,934	3,204,840
Total production (MBOE) (1)	1,286	1,125	1,607	824
Average sales price per Bbl of oil (2)	$62.10	$65.30	$81.35	$63.88
Average sales price per Mcf of gas (2)	$5.77	$6.46	$7.11	$5.68
Average sales price per BOE (2)	$38.44	$41.70	$61.66	$44.55
Average cost of production per BOE produced (1)	$9.12	$10.02	$16.57	$14.38

(1)	Oil and gas were combined by converting gas to a BOE equivalent on the basis 6 Mcf of gas to 1 Bbl of oil. Production costs include direct operating costs, ad valorem taxes and gross production taxes.
(2)	Average sales prices include the impact of hedging activity.

Drilling Activities

The following table sets forth Abraxas Petroleum’s gross and net working interests in exploratory and development wells drilled during the three years ended December 31, 2008 on a consolidated basis:

	2006		2007		2008
	Gross (1)	Net (2)	Gross (1)	Net (2)	Gross (1)	Net (2)
Exploratory (3)
Productive (4)
Oil	—	—	—	—	—	—
Gas	1.0	1.0	1.0	0.6	1.0	0.6
Dry Holes (5)	1.0	1.0	1.0	1.0	—	—

Total	2.0	2.0	2.0	1.6	1.0	0.6

Development (6)
Productive (4)
Oil	2.0	1.2	3.0	2.6	14.0	7.2
Gas	1.0	1.0	1.0	1.0	35.0	2.2
Dry Holes (5)	—	—	—	—	—	—

Total	3.0	2.2	4.0	3.6	49.0	9.4

The following table sets forth Abraxas Petroleum’s gross and net working interests in exploratory and development wells drilled during the three years ended December 31, 2008 on a stand-alone basis:

	2006		2007		2008
	Gross (1)	Net (2)	Gross (1)	Net (2)	Gross (1)	Net (2)
Exploratory (3)
Productive (4)
Oil	—	—	—	—	—	—
Gas	1.0	1.0	1.0	0.6	1.0	0.6
Dry Holes (5)	1.0	1.0	1.0	1.0	—	—

Total	2.0	2.0	2.0	1.6	1.0	0.6

Development (6)
Productive (4)
Oil	2.0	1.2	3.0	2.6	7.0	6.9
Gas	1.0	1.0	1.0	1.0	2.0	0.9
Dry Holes (5)	—	—	—	—	—	—

Total	3.0	2.2	4.0	3.6	9.0	7.8

(1)	A gross well is a well in which Abraxas Petroleum owns an interest.
(2)	The number of net wells represents the total percentage of working interests held in all wells (e.g., total working interest of 50% is equivalent to 0.5 net well. A total working interest of 100% is equivalent to 1.0 net well).
(3)	An exploratory well is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be producing oil or gas in another reservoir, or to extend a known reservoir.
(4)	A productive well is an exploratory or a development well that is not a dry hole.
(5)	A dry hole is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.
(6)	A development well is a well drilled within the proved area of an oil or gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved oil or gas reserves.

As of June 30, 2009, we had no operated wells in the process of drilling and/or completing.

Markets and Customers

The revenue generated by our operations is highly dependent upon the prices of oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas production are subject to wide fluctuations and depend on numerous factors beyond our control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenue, profitability and cash flow from operations. You should read the discussion under “Risk Factors—Risks Related to Our Industry—Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth” and “Information about Abraxas Petroleum—Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” for more information relating to the effects of decreases in oil and gas prices on us. To help mitigate the impact of commodity price volatility, Abraxas Energy hedged a portion of its production through the use of fixed price swaps. See “Information about

Abraxas Energy—Abraxas Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations—General—Commodity Prices and Derivative Activities” and Note 14 of the notes to our consolidated financial statements for more information regarding our derivative activities.

Substantially all of our oil and gas is sold at current market prices under short-term arrangements, as is customary in the industry. During the year ended December 31, 2008, two purchasers accounted for approximately 29% of our oil and gas sales. We believe that there are numerous other customers available to purchase our oil and gas and that the loss of one or more of these purchasers would not materially affect our ability to sell oil and gas.

Regulation of Oil and Gas Activities

The exploration, production and transportation of all types of hydrocarbons are subject to significant governmental regulations. The operations of Abraxas Petroleum’s and Abraxas Energy’s properties are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental and other laws relating to the petroleum industry, and by changes in such laws and by constantly changing administrative regulations.

Federal, state and local laws and regulations govern oil and gas activities. Operators of oil and gas properties are required to have a number of permits in order to operate such properties, including operator permits and permits to dispose of salt water. We possess all material requisite permits required by the states and other local authorities in which we operate properties which include properties comprising over 75% of Abraxas Energy’s estimated proved reserves at December 31, 2008. In addition, under federal law, operators of oil and gas properties are required to possess certain certificates and permits in order to operate such properties such as hazardous materials certificates, which we have obtained. Abraxas Energy does not operate any of its properties and is not required, as a non-operator, to maintain any such permits.

Development and Production

The operations of our properties are subject to various types of regulation at the federal, state and local levels. These types of regulation include requiring the operator of oil and gas properties to possess permits for the drilling and development of wells, post bonds in connection with various types of activities, and file reports concerning operations. Most states, and some counties and municipalities in which we operate, regulate one or more of the following:

•	the location of wells;

•	the method of developing and casing wells;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third parties.

Some states regulate the size and shape of development and spacing units or proration units for oil and gas properties. Some states allow forced pooling or unitization of tracts to facilitate exploitation while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum allowable rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and gas Abraxas Petroleum and Abraxas Energy can produce from their wells or limit the number of wells or the locations at which these wells can be drilled. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction.

Operations on Federal or Indian oil and gas leases must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies, including the Bureau of Land Management, which we refer to as BLM, and the Minerals Management Service, which we refer to as MMS. MMS establishes the basis for royalty payments due under federal oil and natural gas leases through regulations issued under applicable statutory authority. State regulatory authorities establish similar standards for royalty payments due under state oil and natural gas leases. The basis for royalty payments established by MMS and the state regulatory authorities is generally applicable to all federal and state oil and natural gas lessees. Accordingly, we believe that the impact of royalty regulation on the operations of our properties should generally be the same as the impact on our competitors. We believe that the operations of our properties are in material compliance with all applicable regulations as they pertain to Federal or Indian oil and gas leases.

The failure to comply with these rules and regulations can result in substantial penalties, including lease suspension or termination in the case of federal leases. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect us.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, as amended, which we refer to as NGA, the Natural Gas Policy Act of 1978, as amended, which we refer to as NGPA, and regulations promulgated thereunder by the Federal Energy Regulatory Commission, which we refer to as FERC and its predecessors. In the past, the federal government has regulated the prices at which natural gas could be sold. Deregulation of wellhead natural gas sales began with the enactment of the NGPA. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, as amended, which we refer to as the Decontrol Act. The Decontrol Act removed all NGA and NGPA price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993. While sales by producers of natural gas can currently be made at unregulated market prices, Congress could reenact price controls in the future.

Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, FERC issued Order No. 636 and a series of related orders, which we refer to, collectively, as Order No. 636, to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. FERC continues to regulate the rates that interstate pipelines may charge for such transportation and storage services. Although FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, FERC issued Order No. 637 and subsequent orders, which we refer to, collectively, as Order No. 637, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting. Most major aspects of Order No. 637 have been upheld on judicial review, and most pipelines’ tariff filings to implement the requirements of Order No. 637 have been accepted by the FERC and placed into effect.

The Energy Policy Act of 2005, which we refer to as EP Act 2005, gave FERC increased oversight and penalty authority regarding market manipulation and enforcement. EP Act 2005 amended the NGA to prohibit market manipulation and also amended the NGA and the NGPA to increase civil and criminal penalties for any violations of the NGA, NGPA and any rules, regulations or orders of FERC to up to $1,000,000 per day, per violation. In addition, FERC issued a final rule effective January 26, 2006, regarding market manipulation, which makes it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to FERC jurisdiction, to defraud, make an untrue statement, or omit a material fact or engage in any practice, act, or course of business that operates or would operate as a fraud. This final rule works together with FERC’s enhanced penalty authority to provide increased oversight of the natural gas marketplace.

The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.

Generally, intrastate natural gas transportation is subject to regulation by state regulatory agencies, although FERC does regulate the rates, terms, and conditions of service provided by intrastate pipelines that transport gas subject to FERC’s NGA jurisdiction pursuant to Section 311 of the NGPA. The basis for state regulation of intrastate natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which Abraxas Petroleum operates and ships natural gas on an intrastate basis will not affect the operations of our properties in any way that is materially different from the effect of such regulation on our competitors.

Sales of condensate and natural gas liquids are not currently regulated and are made at market prices.

Natural Gas Gathering

Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. FERC has developed tests for determining which facilities constitute jurisdictional transportation facilities under the NGA and which facilities constitute gathering facilities exempt from FERC’s NGA jurisdiction. From time to time, FERC reconsiders its test for defining non-jurisdictional gathering. For example, there is currently pending at FERC a proposed rulemaking to reformulate its test for non-jurisdictional gathering in the shallow waters of the Outer Continental Shelf. In recent years, FERC has also permitted jurisdictional pipelines to “spin down” exempt gathering facilities into affiliated entities that are not subject to FERC jurisdiction, although FERC continues to examine the circumstances in which such a “spin down” is appropriate and whether it should reassert jurisdiction over certain gathering companies and facilities that previously had been “spun down.” We cannot predict the effect that FERC’s activities in this regard may have on the operations of our properties, but we do not expect these activities to affect the operations in any way that is materially different from the effect thereof on our competitors.

State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take or service requirements, but does not generally entail rate regulation. In the United States, gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under FERC Order 636. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the state’s more active review of rates, services and practices associated with the gathering and transportation of gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. The transportation of oil in common carrier pipelines is also subject to rate regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, FERC, in February 2003, increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect the operations of our properties in any way that is materially different from the effect of such regulation on our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Environmental Matters

Oil and gas operations are subject to numerous federal, state and local laws and regulations controlling the generation, use, storage and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may:

•	require the acquisition of a permit or other authorization before construction or drilling commences;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities;

•	suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from historical and on-going operations such as the use of pits and plugging of abandoned wells;

•	restrict injection of liquids into subsurface strata that may contaminate groundwater; and

•	impose substantial liabilities for pollution resulting from the operations of our properties.

Environmental permits that the operators of properties, including Abraxas Petroleum, are required to possess may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Our management believes that we are in substantial compliance with current environmental laws and regulations, and that we will not be required to make material capital expenditures to comply with existing laws. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on our properties as well as the oil and gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

Abraxas Petroleum and Abraxas Energy are not currently involved in any administrative, judicial or legal proceedings arising under federal, state, or local environmental protection laws and regulations, or under federal or state common law, which would have a material adverse effect on their respective financial positions or results of operations. Moreover, we maintain insurance against the costs of clean-up operations, but we are not fully insured against all such risks. A serious incident of pollution may result in the suspension or cessation of operations in the affected area.

Under the terms of Abraxas Energy’s omnibus agreement with Abraxas Petroleum, Abraxas Energy has agreed to be responsible for all environmental liabilities relating to the properties Abraxas Petroleum contributed to Abraxas Energy, except to the extent Abraxas Energy is indemnified by Abraxas Petroleum. Abraxas Petroleum has agreed to indemnify Abraxas Energy through May 24, 2010 against certain potential environmental claims. Abraxas Petroleum’s maximum liability for these indemnification obligations will not exceed $5 million and Abraxas Petroleum will not have any obligation under this indemnification until Abraxas Energy’s aggregate losses exceed $500,000. Abraxas Petroleum will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after May 25, 2007. Abraxas Energy has agreed to indemnify Abraxas Petroleum against environmental liabilities related to its assets to the extent Abraxas Petroleum is not required to indemnify Abraxas Energy. In connection with the properties acquired from St. Mary, Abraxas Energy agreed to be responsible for all plugging and abandonment costs relating to the wells Abraxas Energy acquired and all environmental liabilities related to these properties. This agreement will terminate at the Effective Time and Abraxas Petroleum will be responsible for all of these liabilities after the Effective Time.

The following is a discussion of the current relevant environmental laws and regulations that relate to our operations.

Comprehensive Environmental Response, Compensation and Liability Act. The Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, and which we refer to as CERCLA, and comparable state statutes impose strict, joint, and several liability, without regard to fault or legality of conduct, on certain classes of persons who are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA, such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA authorizes the EPA, and in some cases third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment.

In the course of the ordinary operations of our properties, certain wastes may be generated that may fall within CERCLA’s definition of a “hazardous substance.” Abraxas Petroleum and Abraxas Energy may be jointly and severally liable under CERCLA or comparable state statutes for all or part of the costs required to clean up sites at which these wastes have been disposed. Although CERCLA currently contains a “petroleum exclusion” from the definition of “hazardous substance,” state laws affecting our operations impose cleanup liability relating to petroleum and petroleum related products, including oil cleanups.

Abraxas Petroleum and Abraxas Energy currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although we have utilized standard industry operating and disposal practices at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties Abraxas Petroleum and Abraxas Energy owned or leased or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA (as defined below), and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed or released by prior owners or operators; to clean up contaminated property, including contaminated groundwater; or to perform remedial operations to prevent future contamination.

Oil Pollution Act of 1990. United States federal regulations also require certain owners and operators of facilities that store or otherwise handle oil to prepare and implement spill prevention, control plans and spill response plans relating to the possible discharge of oil into surface waters. The Federal Oil Pollution Act, which we refer to as OPA, contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate oil cleanup programs with respect to contaminated soil. A failure to comply with OPA’s requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions. We are not aware of any action or event that would subject us to liability under OPA, and we believe that compliance with OPA’s financial responsibility and other operating requirements will not have a material adverse effect on our financial position or results of operations.

Resource Conservation Recovery Act. The Resource Conservation and Recovery Act, which we refer to as RCRA, is the principal federal statute governing the treatment, storage and disposal of hazardous waste. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows most oil and gas exploration and production waste to be classified as non-hazardous wastes. A similar exemption is contained in many of the state counterparts to RCRA. As a result, we are not required to comply with a substantial portion of RCRA’s requirements because our operations generate minimum quantities of hazardous waste. At various times in the past, proposals have been made to amend RCRA to rescind the exemption that excludes oil and gas exploration and production wastes from regulation as hazardous waste. Repeal or modification of the exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us to incur increased operating expenses.

Naturally Occurring Radioactive Materials, which we refer to as NORM, are materials not covered by the Atomic Energy Act, whose radioactivity is enhanced by technological processing such as mineral extraction or processing through exploration and production conducted by the oil and gas industry. NORM wastes are regulated under the RCRA framework, but primary responsibility for NORM regulation has been a state function. Standards have been developed for worker protection; treatment, storage and disposal of NORM waste; management of waste piles, containers and tanks; and limitations upon the release of NORM contaminated land for unrestricted use. We believe that the operations of Abraxas Petroleum’s and Abraxas Energy’s properties are in material compliance with all applicable NORM standards established by the various states in which we operates wells.

Clean Water Act. The Clean Water Act, which we refer to as the CWA, and analogous state laws, impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. We believe that the operations of Abraxas Petroleum’s and Abraxas Energy’s properties comply in all material respects with the requirements of the CWA and state statutes enacted to control water pollution.

Safe Drinking Water Act. Oil and gas operations also produce wastewaters that are disposed via underground injection wells. These activities are regulated by the Safe Drinking Water Act, which we refer to as the SDWA, and analogous state and local laws. Underground injection is the subsurface placement of fluid through a well, such as the reinjection of brine produced and separated from oil and gas production. The main goal of the SDWA is the protection of usable aquifers. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. Hazardous-waste injection well operations are strictly controlled, and certain wastes, absent an exemption, cannot be injected into underground injection control wells. In most states, no underground injection may take place except as authorized by permit or rule. We currently own and operate various underground injection wells. Failure to abide by our permits could subject us to civil and/or criminal enforcement. We believe that we and Abraxas Energy are in compliance in all material respects with the requirements of applicable state underground injection control programs and our permits.

Clean Air Act. The Clean Air Act, which we refer to as the CAA, and state air pollution laws and regulations provide a framework for national, state and local efforts to protect air quality. The operations of Abraxas Petroleum’s and Abraxas Energy’s properties utilize equipment that emits air pollutants which may be subject to federal and state air pollution control laws. These laws require utilization of air emissions abatement equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment.

Permits and related compliance obligations under the CAA, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, may require oil and natural gas exploration and production operators to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies. In addition, some oil and natural gas facilities may be included within the categories of hazardous air pollutant sources, which are subject to increasing regulation under the CAA. Failure to comply with these requirements could subject a regulated entity to monetary penalties, injunctions, conditions or restrictions on operations and enforcement actions. Oil and natural gas exploration and production facilities may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe that we and Abraxas Energy are in compliance in all material respects with the requirements of applicable federal and state air pollution control laws.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Protocol, became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as “greenhouse gases,” that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol; however, Congress has recently considered proposed legislation directed at reducing “greenhouse gas emissions,” and certain states have adopted legislation, regulations and/or initiatives addressing greenhouse gas emissions from various sources, primarily power plants. Additionally, on April 2, 2007, the U.S. Supreme Court ruled in Massachusetts v. EPA that the EPA has authority under the CAA to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks). The Court also held that greenhouse gases fall within the CAA’s definition of “air pollutant,” which could result in future regulation of greenhouse gas emissions from stationary sources, including those used in oil and gas exploration and production operations. The oil and gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations. It is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business. Nonetheless, domestic leaders in Congress have signaled their intention to release a bill during the 111th Congress that would comprehensively regulate greenhouse gas emissions through a “cap and trade” regime. Additionally, the Obama Administration has indicated that it is considering regulating greenhouse gas emissions through the Clean Air Act. Either of these initiatives would impact our operations.
National Environmental Policy Act. Oil and gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, which we refer to as NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. If we were to conduct any exploration and production activities on federal lands in the future, those activities would need to obtain governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and gas projects.

Endangered Species Act. The Endangered Species Act, which we refer to as the ESA, restricts activities that may affect endangered or threatened species or their habitats. While some of our facilities may be located in areas that may be designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the discovery of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas.

Abandonment Costs. All of Abraxas Petroleum’s and Abraxas Energy’s oil and gas wells will require proper plugging and abandonment when they are no longer producing. Abraxas Petroleum and Abraxas Energy have posted bonds with most regulatory agencies to ensure compliance with their plugging responsibility. Plugging and abandonment operations and associated reclamation of the surface production site are important components of our environmental management system. We plan accordingly for the ultimate disposition of properties that are no longer producing. Abraxas Energy has agreed to be responsible for all plugging and abandonment costs relating to the wells that we contributed to Abraxas Energy and in connection with Abraxas Energy’s acquisition of St. Mary, Abraxas Energy agreed to be responsible for all plugging and abandonment costs relating to the properties it acquired. As of June 30, 2009, we have estimated abandonment costs to be approximately $10.2 million. After the Effective Time, Abraxas Petroleum will be responsible for all of those liabilities.

Title to Properties

As is customary in the oil and gas industry, we make only a cursory review of title to undeveloped oil and gas leases at the time we acquire them. However, before drilling commences, we require a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well begins. To the extent title opinions or other investigations reflect title defects, we, rather than the seller/lessor of the undeveloped property, are typically obligated to cure any title defect at our expense. If we were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, we could suffer a loss of our entire investment in the property. We believe that we have good title to our properties, some of which are subject to immaterial encumbrances, easements and restrictions. The oil and gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.

Competition

We operate in a highly competitive environment. The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of oil and gas operations. We must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us.

Employees

As of June 30, 2009, we had 65 full-time employees. We retain independent geological, land and engineering consultants from time to time on a limited basis and expect to continue to do so in the future.

Office Facilities

Abraxas Petroleum’s executive and administrative offices are located at 18803 Meisner Drive, San Antonio, Texas 78258, and consist of approximately 21,000 square feet. The building is owned by Abraxas Petroleum, and is subject to a real estate lien note. The note bears interest at a fixed rate of 6.375%, and is payable in monthly installments of principal and interest of $39,754 based on a twenty year amortization. The note matures in May 2015 at which time the outstanding balance becomes due. The note is secured by a first lien deed of trust on the property and improvements. As of June 30, 2009, $5.3 million was outstanding on the note.

Other Properties

We own 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 603 acres of land and an office building in Scurry County, Texas, 50 acres of land in Lavaca County, Texas, 160 acres of land in Coke County, Texas and 11,537 acres of land in Pecos County, Texas. We also own two workover rigs and 22 vehicles which are used in the field.

Legal Proceedings

At June 30, 2009, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on us.

Selected Historical Financial Data of Abraxas Petroleum

The following table shows historical financial data of Abraxas Petroleum for the periods and as of the dates indicated. The historical financial data of Abraxas Petroleum for the years ended December 31, 2006, 2007 and 2008 are derived from the audited consolidated financial statements included elsewhere in this proxy statement. The historical financial data of Abraxas Petroleum as of June 30, 2009 and for the six months ended June 30, 2008 and 2009 are derived from the unaudited condensed consolidated financial statements of Abraxas Petroleum included elsewhere in this proxy statement. The financial condition and results of operations of Abraxas Petroleum are consolidated and reflect the financial condition and results of operations of Abraxas Petroleum and all of its consolidated subsidiaries including Abraxas Energy and Abraxas Operating. The operations of Abraxas Petroleum and Abraxas Energy are consolidated for financial reporting purposes with the interest of the limited partners, other than Investments, of Abraxas Energy presented as non-controlling interest.

	Historical
	Abraxas Petroleum
	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)
	(In thousands, except per share data)
Total operating revenue	$33,854	$49,216	$51,077	$48,309	$100,310	$56,593	$23,218
Lease operating and production taxes	8,567	11,094	11,776	11,254	26,635	12,372	11,854
Depreciation, depletion and amortization	7,213	8,914	14,939	14,292	23,343	11,098	8,994
Ceiling-test impairment	—	—	—	—	116,366	—	—
General and administrative	5,238	5,757	5,160	6,438	7,127	3,672	3,730
Net interest expense	17,857	13,970	16,738	7,984	10,309	5,011	5,596
Amortization of deferred financing fees	1,848	1,589	1,591	671	1,028	467	586
Financing fees	1,657	—	—	—	359	—	362
Loss (gain) on derivative contracts	—	591	(646)	4,363	(28,333)	108,093	1,695
Loss on debt extinguishment	—	—	—	6,455	—	—	—
Gain on debt redemption	(12,561)	—	—	—	—	—	—
Gain on sale of assets	—	—	—	(59,439)	—	—	—
Other	1,058	1,030	819	1,148	9,379	1,137	2,628

Income (loss) before income tax	$2,977	$6,271	$700	$55,143	$(65,903)	$(85,257)	$(12,227)
Income tax (benefits)	(6,060)	—	—	283	—	—	—

Consolidated net income (loss)	$9,037	$6,271	$700	$54,860	$(65,903)	$(85,257)	$(12,227)

Less: Net (income) loss attributable to non-controlling interest	—	—	—	1,842	13,500	18,578	6,645

Net income (loss) attributable to Abraxas Petroleum	$9,037	$6,271	$700	$56,702	$(52,403)	$(66,679)	$(5,582)

Net income (loss) attributable to Abraxas Petroleum per common share
Basic	$0.25	$0.16	$0.02	$1.22	$(1.07)	$(1.36)	$(0.11)
Diluted	$0.23	$0.15	$0.02	$1.19	$(1.07)	$(1.36)	$(0.11)

	Historical
	Abraxas Petroleum
	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)
	(In thousands)
Cash flow data:
Net cash provided by operating activities	$27,000	$21,099	$15,561	$18,332	$43,387	$30,487	$9,456
Net cash used in investing activities	(9,269)	(35,350)	(14,102)	(26,908)	(173,944)	(155,475)	(7,510)
Net cash provided by (used in) financing activities	(65,684)	14,877	(1,458)	27,469	113,545	118,762	(2,080)

	Historical
	Abraxas Petroleum
	At December 31,					At June 30, 2009
	2004	2005	2006	2007	2008
						(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(4,592)	$(4,880)	$(3,719)	$11,348	$(26,000)	$(30,915)
Total assets	152,685	121,866	116,940	147,119	211,839	200,563
Current maturities of long-term debt	—	—	—	—	40,134	46,062
Long-term debt	126,425	129,527	127,614	45,900	130,835	128,843
Stockholders’ equity (deficit)	(53,464)	(23,701)	(22,165)	79,344	11,751	(270)

Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of our consolidated financial condition, results of continuing operations, liquidity and capital resources. This discussion should be read in conjunction with our Consolidated Financial Statements and the Notes thereto. The operations of Abraxas Petroleum and Abraxas Energy are consolidated for financial reporting purposes with the interest of the limited partners, other than Investments, of Abraxas Energy presented as non-controlling interest.

General

We are an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploration of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

While we have attained positive net income in four of the last five years, there can be no assurance that operating income and net earnings will be achieved in future periods. Our financial results depend upon many factors which significantly affect our results of operations including the following:

•	the sales prices of oil and gas;

•	the level of total sales volumes of oil and gas;

•	the availability of, and our ability to raise additional capital resources and provide liquidity to meet, cash flow needs;

•	the level of and interest rates on borrowings; and

•	the level and success of exploration and development activity.

Commodity Prices and Hedging Activities. The results of our operations are highly dependent upon the prices received for our oil and gas production. The prices we receive for our production are dependent upon spot market prices, price differentials and the effectiveness of our derivative contracts, which we sometimes refer to as hedging arrangements. Substantially all of our sales of oil and gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for our oil and gas production are dependent upon numerous factors beyond our control. Significant declines in prices for oil and gas could have a material adverse effect on our financial condition, results of operations, cash flows and quantities of reserves recoverable on an economic basis.

Recently, the prices of oil and gas have been volatile. During the first half of 2006, prices for oil and gas were sustained at then record or near-record levels. Supply and geopolitical uncertainties resulted in significant price volatility during the remainder of 2006 with both oil and gas prices weakening. During 2007, oil prices remained strong while gas prices began 2007 strong but weakened during the course of the year. During the first half of 2008, prices for oil and gas were sustained at record or near-record levels, however during the second half of 2008, and subsequently, there has been a significant drop in prices. New York Mercantile Exchange (NYMEX) futures price for West Texas Intermediate (WTI) oil averaged $99.73 per barrel for 2008. WTI oil ended 2008 at $44.60 per barrel. NYMEX Henry Hub futures price for gas averaged $8.85 per million British thermal units (MMBtu) during 2008 and ended the year at $5.62. During the first six months of 2009, prices of oil and gas declined significantly and NYMEX WTI oil averaged $51.59 for the period and NYMEX Henry Hub gas averaged $4.12 for the period. Since the end of the second quarter, oil prices have improved modestly while gas prices have continued to weaken. As of August 28, 2009, the NYMEX futures price for WTI oil was $72.74 per barrel and the NYMEX Henry Hub futures price for gas was $3.03 per MMBtu. If gas prices continue to decline or if oil prices decline, our revenue and cash flow from operations could also decline. In addition, lower commodity prices could also reduce the amount of oil and gas that we can produce economically. The current global recession has had a significant impact on commodity prices and our operations. If commodity prices remain depressed our revenues, profitability and cash flow from operations may decrease which could cause us to alter our business plans, including reducing our drilling activities.

The decline in commodity prices also resulted in downward adjustments to our estimated proved reserves at December 31, 2008. For 2008, we incurred a “ceiling limitation write-down” under applicable accounting rules. Under these rules, if the net capitalized cost of oil and gas properties exceeds the PV-10 of our reserves, we must charge the amount of the excess to earnings. As of December 31, 2008, our net capitalized costs of oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million ($19.2 million for Abraxas Petroleum’s properties and $97.1 million for Abraxas Energy’s properties). These amounts were calculated considering 2008 year-end prices of $44.60 per Bbl for oil and $5.62 per Mcf for gas as adjusted to reflect the expected realized prices for each of our oil and gas reserves compared to each of the full cost pools. This charge does not impact cash flow from operating activities, but does reduce our stockholder’s equity and earnings. The risk that we will be required to write-down the carrying value of oil and gas properties increases when oil and gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though higher gas and oil prices may have increased the ceiling applicable to the subsequent period.

The realized prices that we receive for our production differ from NYMEX futures and spot market prices, principally due to:

•	basis differentials which are dependent on actual delivery location;

•	adjustments for BTU content; and

•	gathering, processing and transportation costs.

During 2008, differentials averaged $7.07 per barrel of oil and $1.30 per Mcf of gas compared to $3.10 per barrel of oil and $1.00 per Mcf of gas in 2007. During the first six months of 2009, differentials averaged $7.71 per barrel of oil and $0.99 per Mcf of gas. We experienced greater differentials during 2008 and the first six months of 2009 compared to prior periods because of the increased percentage of our production from the Rocky Mountain and Mid-Continent regions which experience higher differentials than our Texas properties. Historically, these regions have experienced wider differentials than our Permian Basin and Gulf Coast properties. As the percentage of our production from the Rocky Mountain and Mid-Continent regions increases, we expect that our consolidated price differentials will also increase. Increases in the differential between the benchmark prices for oil and gas and the wellhead price we receive could significantly reduce our revenues and our cash flow from operations.

Under the terms of Abraxas Energy’s credit facility, which will be refinanced and terminated at the Effective Time, Abraxas Energy was required to enter into derivative contracts for specified volumes, which equated to approximately 85% of the estimated oil and gas production through December 31, 2011 and 60% of the estimated oil and gas production from its estimated net proved developed producing reserves for calendar year 2012. By removing a significant portion of price volatility on its future oil and gas production, Abraxas Energy believed that it will mitigate, but not eliminate, the potential effects of changing commodity prices on its cash flow from operations for those periods. However, when prevailing market prices are higher than our contract prices, we will not realize increased cash flow on the portion of the production that has been hedged. We have sustained, and in the future will sustain, realized and unrealized losses on our derivative contracts if market prices are higher than our contract prices. Conversely, when prevailing market prices are lower than our contract prices, we will sustain realized and unrealized gains on our derivative contracts. For example, in 2007, Abraxas Energy sustained an unrealized loss of $6.3 million and a realized gain of $1.9 million and in 2008, Abraxas Energy incurred a realized loss of $9.3 million and an unrealized gain of $40.5 million. During the first six months of 2009, Abraxas Energy incurred a realized gain of $12.8 million and an unrealized loss of $14.5 million. We have not designated any of these derivative contracts as a hedge as prescribed by applicable accounting rules.

The following table sets forth our derivative position at June 30, 2009:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.45
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810 Bbl	$86.45
Year 2012	Gas	3,000 Mmbtu	$6.88
Year 2012	Oil	670 Bbl	$67.60

At June 30, 2009, the aggregate fair market value of our oil and gas derivative contracts was an asset of approximately $24.3 million.

On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps at prevailing market prices.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

The new credit facility will require us to enter into hedging arrangements for specified volumes, which are expected to equate to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and 70% for 2013. We expect that our derivative contracts in the foregoing table will satisfy this requirement.

For more information, see “Proposal 1—Approval of Stock Issuance—The New Credit Facility” and “—Liquidity and Capital Resources—Capital Resources After Completion of the Merger.”

Production Volumes. Because our proved reserves will decline as oil and gas are produced, unless we find, acquire or develop additional properties containing proved reserves or conduct successful exploration and development activities, our reserves and production will decrease. Approximately 92% of our proved developed producing reserves as of December 31, 2008 had been produced. Based on the reserve information set forth in our reserve estimates as of December 31, 2008, our average annual estimated decline rate for our net proved developed producing reserves is 11% during the first five years, 8% in the next five years, and approximately 8% thereafter. These rates of decline are estimates and actual production declines could be materially higher. While we have had some success in finding, acquiring and developing additional revenues, we have not always been able to fully replace the production volumes lost from natural field declines and prior property sales. For example, in 2006, we replaced only 7% of the reserves we produced. In 2007, however, we replaced 219% of the reserves we produced and in 2008, we replaced 555% of the reserves we produced primarily as a result of the St. Mary property acquisition in January 2008. Our ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploration and development projects.

We had capital expenditures during 2008 of $183.6 million, including $123.6 million for the St. Mary property acquisition that closed in January 2008. Capital expenditures in 2008 also included approximately $5.6 million for the acquisition of our corporate headquarters building. We have a capital budget for 2009 of approximately $32.0 million, of which $20.0 million is applicable to Abraxas Petroleum and $12.0 million applicable to Abraxas Energy. During the first six months of 2009, we had $7.5 million of capital expenditures of which $3.1 million was spent by Abraxas Energy and $4.4 million was spent by Abraxas Petroleum. Under the terms of the Abraxas Energy credit facility, Abraxas Energy’s capital expenditures may not exceed $12.5 million prior to the termination of the Abraxas Energy subordinated credit facility. The final amount of our capital expenditures for 2009 will depend on our success rate, production levels, availability of capital, including under the new credit facility, and commodity prices.

The following table presents historical net production volumes for Abraxas Petroleum on a consolidated basis:

	Year Ended December 31,			Six Months Ended June 30, 2009
	2006	2007	2008
Total production (MMcfe)	7,718	6,749	9,642	4,945
Average daily production (Mcfepd)	21,144	18,492	26,346	27,318

Availability of Capital. As described more fully under “—Liquidity and Capital Resources—Capital Resources After Completion of the Merger” below, our sources of capital going forward will primarily be cash from operating activities, funding under the new credit facility, cash on hand, and if an appropriate opportunity presents itself, proceeds from the sale of properties, and sales of debt or equity securities if available to us.

At June 30, 2009, Abraxas Petroleum had approximately $0.6 million of availability under its credit facility and Abraxas Energy had approximately $4.4 million of availability under its credit facility. At July 31, 2009, in connection with the monetization and repayment of $28.7 million of indebtedness, Abraxas Energy had no availability under its credit facility after the borrowing base was reduced to $95.0 million. In connection with the Merger, Abraxas Energy’s existing credit facilities will be refinanced and terminated and Abraxas Petroleum’s credit facility will be amended and restated by the terms of the new credit facility. Additionally, the Abraxas Energy subordinated credit facility currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. In connection with the Merger, it is anticipated that the Abraxas Energy subordinated credit facility will be refinanced and terminated. We currently anticipate that we will have approximately $14.1 million of availability under the new credit facility immediately after the Effective Time assuming that our initial availability is $155.0 million and we borrow $140.9 million to repay all of Abraxas Petroleum’s and Abraxas Energy’s outstanding indebtedness under their existing credit facilities. We intend to borrow $130.9 million under the revolving portion of the new credit facility and $10.0 million under the term loan portion of the new credit facility at the Effective Time.

Exploration and Development Activity. We believe that our high quality asset base, high degree of operational control and inventory of drilling projects position us for future growth. Our properties are concentrated in locations that facilitate substantial economies of scale in drilling and production operations and more efficient reservoir management practices. At December 31, 2008, we operated properties accounting for approximately 83% of our PV-10, giving us substantial control over the timing and incurrence of operating and capital expenditures. We have identified 234 additional drilling locations (of which 109 were classified as proved undeveloped at December 31, 2008) on our existing properties, the successful development of which we believe could significantly increase our production and proved reserves. Over the five years ended December 31, 2008, we drilled or participated in drilling 77 gross (34.8 net) wells of which 94.8% resulted in commercially productive wells.

Our future oil and gas production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce. The rate of production from our oil and gas properties and our proved reserves will decline as our reserves are produced unless we acquire additional properties containing proved reserves, conduct successful development and exploration activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves. We cannot assure you that our exploration and development activities will result in increases in our proved reserves. In 2006, for example, we replaced only 7% of the reserves we produced. In 2007, however, we replaced 219% of our reserves, and in 2008, we replaced 555% of our reserves, primarily as the result of the St. Mary property acquisition in January 2008. If our proved reserves decline in the future, our production may also decline and, consequently, our cash flow from operations, distributions of available cash from Abraxas Energy to Abraxas Petroleum, which are currently prohibited by the Merger Agreement and the Abraxas Energy subordinated credit facility, and the amount that we are able to borrow under our credit facility will also decline. In addition, approximately 46% of our estimated proved reserves at December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition could be adversely affected.

Borrowings and Interest. At June 30, 2009, Abraxas Energy had indebtedness of approximately $123.7 million under its credit facility and $40.0 million under its subordinated credit facility and $4.4 million of availability under its credit facility. At June 30, 2009, Abraxas Petroleum had indebtedness of approximately $5.9 million under its credit facility and $0.6 million of availability. At July 31, 2009, in connection with the monetization and repayment of $28.7 million of indebtedness, Abraxas Energy had indebtedness of approximately $95.0 million and no availability under its credit facility. In order to mitigate its interest rate exposure, Abraxas Energy entered into an interest rate swap, effective August 12, 2008, to fix its floating LIBOR-based debt. Abraxas Energy’s two-year interest rate swap arrangement for $100 million at a fixed rate of 3.367% expires on August 12, 2010. This interest rate swap was amended in February 2009 lowering Abraxas Energy’s fixed rate to 2.95%.

Results of Operations

Comparison of Six Months Ended June 30, 2009 to Six Months Ended June 30, 2008

The following table sets forth certain of our operating data for the periods presented.

	Six Months Ended June 30,
	2009	2008 (2)
	(in thousands)
Operating Revenue: (1)
Oil sales	$12,669	$28,268
Gas sales	10,046	27,678
Rig operations	500	635
Other	3	12

	$23,218	$56,593

Operating Income (loss)	$(1,759)	$29,048
Oil production (MBbl)	290	264
Gas production (MMcf)	3,205	3,203
Average oil sales price ($/Bbl)	$43.69	$107.25
Average gas sales price ($/Mcf)	$3.13	$8.64

(1)	Revenue and average sales prices are before the impact of derivative activities.
(2)	Includes results of operations for properties acquired from St. Mary for February through June 2008.

Revenues

Operating Revenue

During the six months ended June 30, 2009, operating revenue from oil and gas sales decreased to $22.7 million compared from $55.9 million for the six months ended June 30, 2008. The decrease in revenue was due to significantly lower commodity prices partially offset by increased production volumes. Decreased commodity prices had a negative impact of $34.4 million on operating revenue from oil and gas sales while increased production volumes contributed $1.2 million for the six months ended June 30, 2009.

Average sales prices before the impact of derivative activities for the six months ended June 30, 2009 were:

•	$43.69 per Bbl of oil

•	$3.13 per Mcf of gas

Average sales prices before the impact of derivative activities for the six months ended June 30, 2008 were:

•	$107.25 per Bbl of oil

•	$8.64 per Mcf of gas

Oil sales volumes increased from 264 MBbls during the six months ended June 30, 2008 to 290 MBbls for the same period of 2009. The increase in oil sales volumes was primarily due to wells put on production during the first six months of 2009. Additionally, production from properties acquired in the St. Mary acquisition in January 2008 was included for the entire six months ended June 30, 2009 compared to five of the six months ended June 30, 2008. Production from these properties was 161 MBbls for the period February 2008 through June 2008 compared to 172 MBbls for the six months ended June 30, 2009. New wells put on production contributed 12 MBbls during the six months ended June 30, 2009. Gas sales volumes increased to 3,205 MMcf for the six months ended June 30, 2009 from 3,203 MMcf for the same period of 2008. The increase in gas sales volumes was primarily due to wells put on production during the first six months of 2009 partially offset by natural field declines. New wells put on production contributed 307 MMcf during the six months ended June 30, 2009.

Expenses

Lease Operating Expense (“LOE”)

Lease operating expenses for the six months ended June 30, 2009 decreased to $11.9 million from $12.4 million for the same period in 2008. The decrease in LOE was primarily due to a decrease in production taxes as a result of lower commodity prices realized during the six months ended June 30, 2009. LOE per BOE for the six months ended June 30, 2009 was $14.38 per BOE compared to $15.51 for the same period of 2008.

General and Administrative (“G&A”)

G&A, excluding equity-based compensation, increased from $2.8 million for the first six months of 2008 to $3.1 million for the same period of 2009. The increase in G&A was primarily due to higher professional fees. G&A per BOE was $3.80 for the six months ended June 30, 2009 compared to $3.48 for the same period of 2008. The increase in G&A per BOE was primarily due to increased cost offset by higher production volumes in the first six months of 2009 compared to the same period in 2008.

Equity-Based Compensation

We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. Options granted to employees are valued at the date of grant and expense is recognized over the options vesting period. In addition to options, restricted shares of our common stock and restricted units of Abraxas Energy have been granted. For the six months ended June 30, 2009 and 2008, equity-based compensation was approximately $596,000 and $896,000, respectively. The decrease in 2009 as compared to 2008 was due to expenses related to higher valued options granted in prior years that have been fully amortized.

Depreciation, Depletion and Amortization (“DD&A”)

DD&A decreased to $9.0 million for the six months ended June 30, 2009 from $11.1 million for same period of 2008. The decrease in DD&A was primarily the result of a reduction in the depletion base as a result of the proved property impairment recorded for the year ended December 31, 2008. Our DD&A per BOE for the six months ended June 30, 2009 was $10.91 per BOE compared to $13.92 per BOE in 2008. The decrease in DD&A per BOE was due to the lower depletion base for the period.

Interest Expense

Interest expense increased to $5.6 million for the six months ended June 30, 2009 compared to $5.1 million for the same period of 2008. The increase in interest expense was primarily due to higher interest rates during the six months ended June 30, 2009 as compared to 2008. The interest rates on the Partnership Credit Facility averaged approximately 5.5% and the interest rate on the Subordinated Credit Agreement averaged approximately 11.0% for the six months ended June 30, 2009 compared to 5.4% and 8.5% for the six months ended June 30, 2008. Additionally, the Abraxas Petroleum credit facility had an outstanding balance of $5.9 million at June 30, 2009 compared to a zero balance at June 30, 2008. The interest rate on this credit facility was 2.8% at June 30, 2009.

Gain (loss) from Derivative Contracts

We account for derivative gains and losses based on realized and unrealized amounts. The realized derivative gains or losses are determined by actual derivative settlements during the period. Unrealized gains and losses are based on the periodic mark to market valuation of derivative contracts in place. Our derivative contract transactions do not qualify for hedge accounting as prescribed by SFAS 133; therefore, fluctuations in the market value of the derivative contract are recognized in earnings during the current period. The Partnership entered into a series of NYMEX–based fixed price commodity swaps and the estimated unearned value of these derivative contracts was approximately $24.3 million as of June 30, 2009. For the six months ended June 30, 2009, we recognized an unrealized loss of $14.5 million and a realized gain of $12.8 million.

Other Expense

Other expense for the six months ended June 30, 2009 consists primarily of fees and expenses, which were paid over the past two years, associated with the initial public offering of Abraxas Energy which is no longer being pursued in accordance with the terms of the Voting Agreement.

Non-Controlling Interest

Non-controlling interest represents the share of the net income (loss) of Abraxas Energy for the period owned by the partners other than Abraxas Petroleum. For the six months ended June 30, 2009, the non-controlling interest in the net loss of Abraxas Energy was $6.6 million. Additionally, in accordance with generally accepted accounting principles in effect prior to the adoption of SFAS 160, when cumulative losses applicable to the non-controlling interest exceed the non-controlling interest equity capital in the entity, such excess and any further losses applicable to the non-controlling interest are charged to the earnings of the controlling interest. During the six months ended June 30, 2008, primarily as a result of unrealized losses on derivative contracts, losses applicable to the non-controlling interest exceeded the non-controlling interest equity capital by $28.2 million and as a result, $28.2 million of the non-controlling interest loss in excess of equity was charged to earnings and is reflected as a reduction of the losses applicable to the non-controlling interest. Under the provisions of SFAS 160, the non-controlling interest share of the loss for the period ended June 30, 2008 would have increased by $28.2 million, from $18.6 million to $46.8 million.

Comparison of Years Ended December 31, 2006, 2007 and 2008

The following table sets forth certain of our operating data for the periods presented.

	Years Ended December 31,
	2006	2007	2008
	(dollars in thousands, except per unit data.)
Operating revenue: (1)
Oil sales	$12,446	$13,633	$50,954
Gas sales	37,002	33,273	48,130
Rig and other	1,629	1,403	1,226

Total operating revenues	$51,077	$48,309	$100,310

Operating income (loss) (2)	$18,383	$15,524	$(74,017)

Oil production (MBbls)	200.4	196.9	549.9
Gas production (MMcf)	6,515.0	5,567.7	6,342.9

Average oil sales price (per Bbl)	$62.10	$65.30	$81.35
Average gas sales price (per Mcf)	$5.77	$6.46	$7.11

(1)	Revenue is after the impact of hedging activities.
(2)	Operating loss in 2008 includes $116.4 million proved property impairment.

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2008

Revenues

Operating Revenue

During the year ended December 31, 2008, operating revenue from oil and gas sales increased by $52.2 million from $46.9 million in 2007 to $99.1 million in 2008. The increase in revenue was due to increased production volumes in 2008 as compared to 2007 as well as higher oil and gas prices realized in 2008 as compared to 2007. The increase in production volumes contributed $29.1 million to revenue while increased commodity prices contributed $23.1 million to oil and gas production revenue.

Oil production volumes increased from 196.9 MBbls for the year ended December 31, 2007 to 549.9 MBbls for the same period of 2008. The increase in oil sales volumes was primarily due to production from properties acquired in the St. Mary acquisition that closed on January 31, 2008. Production for the year ended December 31, 2008 from these properties added 313.4 MBbls of oil. Gas production volumes increased from 5,568 MMcf for the year ended December 31, 2007 to 6,343 MMcf for the same period of 2008. The properties acquired in the St. Mary acquisition contributed 1,566 MMcf of gas production during the year, which was partially offset by natural field declines.

Average sales prices in 2008, before realized gain (loss) on derivative contracts were:

•	$92.66 per Bbl of oil

•	$7.59 per Mcf of gas

Average sales prices in 2007, before realized gain (loss) on derivative contracts were:

•	$69.22 per Bbl of oil

•	$5.98 per Mcf of gas

Expenses

Lease Operating Expenses (“LOE”)

Lease operating expense increased from $11.3 million in 2007 to $26.6 million in 2008. The increase in LOE was primarily due to the properties acquired from St. Mary in January of 2008 as well as an increase in ad valorem and severance taxes. Severance and ad valorem taxes increased from $3.8 million in 2007 to $9.1 million in 2008. LOE related to the properties acquired in the St. Mary property acquisition added $13.1 million to LOE during 2008. LOE on a per BOE basis for the year ended December 31, 2008 was $16.57 per BOE compared to $10.02 for the same period of 2007. The per BOE increase was attributable to the increase in the number of oil wells as a result of the St. Mary acquisition, which are generally more expensive to operate than gas wells, as well as the overall increase in costs.

General and Administrative (“G&A”)

General and administrative, excluding equity-based compensation, increased from $5.4 million in 2007 to $5.7 million in 2008. The increase in G&A was primarily due to higher personnel expenses associated with additional staff added to manage the properties acquired from St. Mary. G&A expense on a per BOE basis was $3.56 for 2008 compared to $4.84 for the same period of 2007. The per BOE decrease was attributable to the higher G&A expense being offset by higher production volumes during 2008 as compared to 2007.

Equity-Based Compensation

We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees and directors. Options granted to employees and directors are valued at the date of grant and expense is recognized over the options vesting period. For the year ended December 31, 2007 and 2008, equity based compensation was approximately $996,000 and $1.4 million respectively.

Depreciation, Depletion and Amortization (“DD&A”)

Depreciation, depletion and amortization increased from $14.3 million in 2007 to $23.3 million in 2008. The increase in DD&A was primarily the result of increased production as well as an increase in the depletion base as a result of the St. Mary acquisition. Our DD&A expense per BOE for 2007 was $12.71 per BOE as compared to $14.53 per BOE in 2008. The per BOE increase was due to the increased production volumes in 2008 as compared to 2007.

Interest Expense

Interest expense increased to $10.5 million in 2008 compared to $8.4 million in 2007. The increase in interest expense was primarily due to the increase in long term debt incurred by Abraxas Energy as a result of the St. Mary acquisition. Abraxas Energy’s debt as of December 31, 2008 was $165.6 million compared to $45.9 million as of December 31, 2007.

Income Taxes

No current or deferred income tax expense or benefit has been recognized due to losses or loss carryforwards and valuation allowance, which has been recorded against such benefits.

Gain (loss) from Derivative Contracts

We account for derivative contract gains and losses based on realized and unrealized amounts. The realized derivative gains or losses are determined by actual derivative settlements during the period. Unrealized gains and losses are based on the periodic mark to market valuation of derivative contracts in place. Our derivative contract transactions do not qualify for hedge accounting as prescribed by SFAS 133; therefore, fluctuations in the market value of the derivative contracts are recognized in earnings during the current period. Abraxas Energy has entered into a series of NYMEX–based fixed price commodity swaps, the estimated unearned value of which was an asset of approximately $39.2 million as of December 31, 2008. For the year ended December 31, 2008, Abraxas Energy realized a loss of $9.3 million related to these oil and gas derivatives, and an unrealized gain of $40.5 million. This compares to an unrealized loss of $6.3 million and a realized gain of $1.9 million in 2007.

Other Expense

For the year ended December 31, 2008 as the result of the exchange and registration rights agreement whereby Abraxas Energy unitholders, under certain circumstances can convert their Abraxas Energy common units into Abraxas Petroleum common stock, the Company has recognized an expense of $7.4 million, including approximately $293,000 relating to units converted during the fourth quarter and $7.1 million representing the fair value of potential future conversions. This expense is included in other expense on the accompanying Consolidated Statement of Operations for the year ended December 31, 2008. See footnote 3 to the Consolidated Financial Statements for a further description of the exchange and registration rights agreement.

In August of 2008, Abraxas Energy entered into an interest rate swap, effective August 12, 2008, to fix its floating LIBOR based debt. Abraxas Energy’s two-year interest rate swap arrangement is for $100 million at a fixed rate of 3.367%. The arrangement expires on August 12, 2010. For the year ended December 31, 2008, Abraxas Energy realized a loss of approximately $260,000 related to this derivative and an unrealized loss of $2.7 million. The estimated unearned value of this agreement was a liability of $3.0 million as of December 31, 2008. This interest rate swap was amended in February 2009 lowering Abraxas Energy’s fixed rate to 2.95%.

Ceiling Limitation Write-down

We record the carrying value of our oil and gas properties using the full cost method of accounting for oil and gas properties. Under this method, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under the full cost accounting rules, the net capitalized cost of oil and gas properties less related deferred taxes, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of oil and gas properties exceeds the ceiling limit, we are subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings which does not impact cash flow from operating activities. However, such write-downs do impact the amount of our stockholders’ equity. The cost ceiling represents the present value (discounted at 10%) of net cash flows from sales of future production, using commodity prices on the last day of the quarter, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of the our financial statements. As of December 31, 2008, our net capitalized costs of oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million ($19.2 million on Abraxas Petroleum’s properties and $97.1 million on Abraxas Energy’s properties). These amounts were calculated considering 2008 year-end prices of $44.60 per Bbl for oil and $5.62 per Mcf for gas as adjusted to reflect the expected realized prices for our oil and gas reserves as compared to each of the full cost pools.

The risk that we will be required to write-down the carrying value of our oil and gas assets increases when oil and gas prices are depressed or volatile. In addition, write-downs may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our gas. We cannot assure you that we will not experience additional write-downs in the future. If commodity prices decline or if any of our proved reserves are revised downward, a further write-down of the carrying value of our oil and gas properties may be required.

Non-Controlling Interest

Non-controlling interest represents the share of the net income (loss) of Abraxas Energy for the period owned by the partners other than Abraxas Petroleum. Prior to the adoption and retroactive application of SFAS 160 on January 1, 2009, in accordance with generally accepted accounting principles, when cumulative losses applicable to the minority interest (which is now referred to as non-controlling interest in accordance with SFAS 160) exceed the minority interest equity capital in the entity, such excess losses applicable to the minority interest are charged to the earnings of the majority interest. For the year ended December 31, 2008, primarily as a result of the ceiling test impairment of Abraxas Energy’s oil and gas properties, losses applicable to the minority interest exceeded the minority equity capital by $9.3 million and, as a result, $9.3 million of the minority interest loss in excess of equity was charged to earnings and was reflected as a reduction of the loss applicable to the minority interest.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2007

Revenues

Operating Revenue

During the year ended December 31, 2007, operating revenue from oil and gas sales decreased by $2.5 million from $49.4 million in 2006 to $46.9 million in 2007. The decrease in revenue was primarily due to decreased production volumes in 2007 as compared to 2006 offset by higher oil and gas prices realized in 2007 as compared to 2006. Lower production volumes had a negative impact of $5.6 million which was partially offset by higher realized prices, excluding derivative activities, which contributed $3.1 million to oil and gas revenue for the year ended December 31, 2007.

Oil sales volumes decreased from 200.4 MBbls in 2006 to 196.9 MBbls during 2007. The decrease in oil production was primarily due to natural field declines. Gas sales volumes decreased from 6.5 Bcf in 2006 to 5.6 Bcf in 2007. This decrease was primarily due to the sale of properties in Live Oak County, Texas effective August 1, 2006, as well as natural field declines. Properties sold in 2006 contributed 182.3 MMcfe during 2006 prior to their sale. Production from a Permian Basin well drilled and brought onto production in August 2005 produced 2.2 Bcf in 2006 as compared to 1.4 Bcf in 2007. The Permian Basin well, the La Escalera 1AH well, provided approximately 20% of our Mcfe production for the year ended December 31, 2007.

Average sales prices in 2007, before realized loss on derivative contracts were:

•	$69.22 per Bbl of oil

•	$5.98 per Mcf of gas

Average sales prices in 2006, before realized loss on derivative contracts were:

•	$62.10 per Bbl of oil

•	$5.68 per Mcf of gas

Lease Operating Expense (“LOE”)

Lease operating expense decreased from $11.8 million in 2006 to $11.3 million in 2007. The decrease in LOE was primarily due to a decrease in ad valorem and severance taxes. Severance and ad valorem taxes decreased from $4.5 million in 2006 to $3.8 million in 2007. The decrease was due to revisions of values of some properties resulting in a lower ad valorem tax assessment. Excluding taxes, LOE increased from $7.3 million in 2006 to $7.4 million in 2007. This increase was due to a general increase in the cost of field services. Our LOE per BOE for the year ended December 31, 2007 was $10.00 per BOE compared to $9.16 per BOE in 2006. The increase per BOE was primarily due to a decrease in production volumes in 2007 as compared to 2006.

G&A (“G&A”)

General and administrative, excluding equity-based compensation, increased from $4.2 million in 2006 to $5.4 million in 2007. The increase in G&A expense in 2007 was primarily due to new, incremental G&A costs incurred by Abraxas Energy and to higher performance bonuses in 2007 as compared to 2006. Performance bonuses amounted to $162,000 in 2006, as compared to $1.1 million in 2007. Our G&A expense on a per BOE basis increased from $3.24 in 2006 to $4.84 in 2007. The increase per BOE cost was due to increased G&A expense in 2007 as compared to 2006 as well as decreased production volumes in 2007 as compared to 2006.

Equity-Based Compensation.

We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees and directors. Options granted to employees and directors are valued at the date of grant and expense is recognized over the options vesting period. For the year ended December 31, 2006 and 2007, equity based compensation was approximately $998,000 and $996,000 respectively.

Depreciation, Depletion and Amortization (“DD&A”)

DD&A decreased from $14.9 million in 2006 to $14.3 million in 2007. The decrease in DD&A was primarily due to increased reserves as of December 31, 2007 as compared to December 31, 2006, as well as a decrease in production volumes in 2007 as compared to 2006. Our DD&A expense on a per BOE basis for 2007 was $12.71 per BOE as compared to $11.30 per BOE in 2006. The increase per BOE basis was due to the decreased production volumes in 2007 as compared to 2006.

Interest Expense

Interest expense decreased to $8.4 million in 2007 compared to $16.8 million for 2006. The decrease in interest expense was due to the redemption of our outstanding senior secured notes and refinancing and repayment of our credit facility with Wells Fargo Foothill in May 2007.

Loss on Debt Extinguishment

The loss on debt extinguishment consists primarily of the call premium and interest that was paid in connection with the refinancing and redemption of our senior secured notes in May 2007.

Income Taxes

Federal income tax and state of Texas margin tax have been recognized for the year ended December 31, 2007 as a result of the gain on the sale of assets during the period. No deferred income tax expense or benefit has been recognized due to losses or loss carryforwards and valuation allowance, which has been recorded against such benefits.

Gain on Sale of Assets

As a result of the transactions related to the formation of Abraxas Energy, we recognized a gain of $59.4 million. This gain was calculated based on the requirements of Staff Accounting Bulletin 51, (Topic 5H) based on the fact that we elected gain treatment as a policy and the transaction met the following criteria: (1) there were no additional broad corporate reorganizations contemplated; (2) there was not a reason to believe that the gain would not be realized, since there is no additional capital raising transaction anticipated nor was there a significant concern about the new entity’s ability to continue in existence; (3) the share price of capital raised in the private placement was objectively determined; (4) no repurchases of the new subsidiary’s units are planned; and (5) we acknowledge that we will consistently apply the policy, and any future transactions that might result in a loss must be recorded as a loss in the income statement.

Gain (loss) from Derivative Contracts

We account for derivative contract gains and losses based on realized and unrealized amounts. The realized derivative gains or losses are determined by actual derivative settlements during the period. Unrealized gains and losses are based on the periodic mark to market valuation of derivative contracts in place. Our derivative contract transactions do not qualify for hedge accounting as prescribed by SFAS 133; therefore, fluctuations in the market value of the derivative contracts are recognized in earnings during the current period. Abraxas Energy has entered into a series of NYMEX–based fixed price commodity swaps, the estimated unearned value of which was a liability of approximately $9.1 million as of December 31, 2007. For the year ended December 31, 2007, we realized a gain on these derivative contracts of $1.9 million and we incurred unrealized losses of $6.3 million.

Non-controlling Interest

Non-controlling interest represents the share of the net income (loss) of Abraxas Energy for the period owned by the partners other than Abraxas Petroleum. For the year ended December 31, 2007, the non-controlling interest in the net loss of Abraxas Energy was approximately $1.8 million.

Liquidity and Capital Resources

General. The oil and gas industry is a highly capital intensive and cyclical business. Our capital requirements are driven principally by our obligations to service debt and to fund the following costs:

•	the development of existing properties, including drilling and completion costs of wells;

•	acquisition of interests in additional oil and gas properties; and

•	production and transportation facilities.

The amount of capital expenditures we are able to make has a direct impact on our ability to increase cash flow from operations and, thereby, will directly affect our ability to service our debt obligations and to continue to grow the business through the development of existing properties and the acquisition of new properties.

Abraxas Petroleum’s sources of capital going forward will primarily be cash from operating activities, funding under its new credit facility and, if an appropriate opportunity presents itself, proceeds from the sale of properties. We may also seek equity capital although we may not be able to complete any equity financings on terms acceptable to us, if at all. For more information, please see “—Capital Resources After Completion of the Merger.”

Working Capital (Deficit). At June 30, 2009, our current liabilities of approximately $58.6 million exceeded our current assets of $27.7 million resulting in a working capital deficit of $30.9 million. This compares to a working capital deficit of approximately $26.0 million at December 31, 2008. Current liabilities at June 30, 2009 primarily consisted of the current portion of long-term debt consisting of $40.0 million outstanding under the Abraxas Energy subordinated credit facility and $5.9 million outstanding under the Abraxas Petroleum credit facility, the current portion of derivative liabilities of $2.7 million, trade payables of $5.2 million, revenues due third parties of $2.8 million, and other accrued liabilities of $1.6 million. The Credit Facility which is due on September 30, 2010 is classified as current maturities at June 30, 2009 as a result of continued non-compliance with the current ratio covenant as defined in the Credit Facility.

Abraxas Energy’s subordinated credit facility currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting and currently requires that Abraxas Energy receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. Abraxas Energy had intended to raise these proceeds in connection with its initial public offering and to repay the subordinated credit facility with proceeds from the initial public offering and a new second lien credit facility. Under the terms of the Voting, Registration Rights & Lock-Up Agreement, Abraxas Energy agreed not to file any further amendments to the registration statement for its initial public offering or to take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement, Abraxas Energy and Abraxas Petroleum are no longer pursuing the refinancing of the Abraxas Energy subordinated credit facility other than in connection with the new credit facility which is subject to the completion of the Merger. If the Merger is not consummated, Abraxas Energy would likely be in default under its subordinated credit facility and under its credit facility. Upon an event of default, Abraxas Energy’s lenders could foreclose on its assets and exercise other customary remedies which would have a material adverse effect on Abraxas Energy and Abraxas Petroleum.

Capital expenditures. Capital expenditures in 2006, 2007 and 2008 were $26.3 million, $26.9 million and $183.6 million, respectively, and capital expenditures for the six months ended June 30, 2009, were $7.5 million. The table below sets for the components of these capital expenditures for the three years ended December 31, 2008 and the six months ended June 30, 2009.

	Year Ended December 31,			Six Months Ended June 30, 2009
	2006	2007	2008
	(In thousands)
Expenditure category:
Exploration/Development	$26,117	$16,793	$49,610	$7,380
Acquisition	—	10,000	127,671	—
Facilities and other	229	115	6,351	130

Total	$26,346	$26,908	$183,632	$7,510

During 2006 and 2007, capital expenditures were primarily for the development of our existing properties and a deposit for the acquisition of properties from St. Mary that closed in January 2008. During 2008, capital expenditures included $127.7 million for the acquisition of properties from St. Mary and other smaller acquisitions, as well as the development of our existing properties. During the six months ended June 30, 2009, capital expenditures were primarily for development of our existing properties. We anticipate making capital expenditures of $20 million in 2009. Abraxas Energy anticipates making capital expenditures for 2009 of $12 million which will be used primarily for the development of its current properties. These anticipated expenditures are subject to adequate cash flow from operations, availability under the Abraxas Petroleum credit facility and the Abraxas Energy credit facility and, in Abraxas Petroleum’s case, distributions of available cash from Abraxas Energy, which are currently prohibited by the Merger Agreement and the Abraxas Energy subordinated credit facility. If these sources of funding do not prove to be sufficient, we may also issue additional shares of equity securities although we may not be able to complete equity financings on terms acceptable to us, if at all. Our ability to make all of our budgeted capital expenditures will also be subject to availability of drilling rigs and other field equipment and services. Our capital expenditures could also include expenditures for the acquisition of producing properties if such opportunities arise. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should the prices of oil and gas decline and if our costs of operations increase or if our production volumes decrease, our cash flows will decrease which may result in a reduction of the capital expenditures budget. If we decrease our capital expenditures budget, we may not be able to offset oil and gas production decreases caused by natural field declines and sales of producing properties, if any.

Sources of Capital. The net funds provided by and/or used in each of operating, investing and financing activities are summarized in the following table and discussed in further detail below:

	Year Ended December 31,			Six Months Ended June 30, 2009
	2006	2007	2008
	(In thousands)
Net cash provided by operating activities	$15,561	$18,332	$43,387	$9,456
Net cash used in investing activities	(14,102)	(26,908)	(173,944)	(7,510)
Net cash (used in) provided by financing activities	(1,458)	27,469	113,545	(2,080)

Total	$1	$18,893	$(17,012)	$(134)

Operating activities for the year ended December 31, 2006 provided $15.6 million of cash. Investing activities in 2006 of $14.1 million consisted of $26.3 million for the development of our oil and gas properties which was offset by proceeds from the sale of oil and gas properties of $12.2 million. Financing activities in 2006 of $1.5 million consisted of $20.4 million from long-term borrowings which was offset by $22.4 million of payments on long-term debt.

Operating activities for the year ended December 31, 2007 provided $18.3 million of cash. Net income plus non-cash expense items and net changes in operating assets and liabilities accounted for the majority of these funds. Investing activities in 2007 of $26.9 million consisted of $16.9 million for the development of our oil and gas properties and $10.0 million for the acquisition of properties from St. Mary. Financing activities in 2007 of $27.5 million consisted of proceeds from the issuance of common stock, proceeds from the sale of common units of Abraxas Energy and borrowings from Abraxas Energy’s and Abraxas Petroleum’s credit facilities.

Operating activities for the year ended December 31, 2008 provided $43.4 million of cash. Net income plus non-cash expense items and net changes in operating assets and liabilities accounted for the majority of these funds, including the non-cash proved property impairment of $116.4 million. Investing activities in 2008 of $173.9 million included $127.7 million for the acquisition of properties from St. Mary. Financing activities in 2008 of $113.5 million primarily consisted of borrowings from Abraxas Energy’s credit facilities in connection with the acquisition of properties from St. Mary.

Operating activities for the six months ended June 30, 2009 provided $9.5 million of cash. Net income plus non-cash expense items and net changes in operating assets and liabilities accounted for the majority of these funds. Investing activities for the six months ended June 30, 2009 of $7.5 million was used for the development of our oil and gas properties. Financing activities for the six months ended June 30, 2009 used $2.1 million consisting of borrowings from Abraxas Petroleum’s credit facility which were offset by distributions from Abraxas Energy to the non-controlling interest owners of Abraxas Energy and deferred financing fees.

Capital Resources. Since the formation of Abraxas Energy in May 2007, Abraxas Petroleum’s sources of capital have primarily been cash from operating activities, borrowings under the Abraxas Petroleum credit facility and distributions from Abraxas Energy. As a result of the recent amendments to the Abraxas Energy credit facility and the terms of the Merger Agreement, Abraxas Petroleum will not be able to receive distributions from Abraxas Energy until such time as the indebtedness under Abraxas Energy’s subordinated credit facility has been repaid and the Merger Agreement terminated. In addition, under the amended terms of the Abraxas Energy credit facility, Abraxas Petroleum was required to repay the distribution attributable to the fourth quarter of 2008 of approximately $1.9 million to Abraxas Energy which, in turn, made a principal payment under the Abraxas Energy credit facility of approximately $1.9 million. Abraxas Energy’s principal sources of capital have been cash from operating activities (including realized gains and losses on its derivative contracts), borrowings under the Abraxas Energy credit facility, and sales of debt or equity securities.

The Abraxas Petroleum credit facility and the Abraxas Energy credit facility are each subject to a borrowing base. The Abraxas Petroleum credit facility matures on September 30, 2010 and the Abraxas Energy credit facility matures on January 31, 2012. Should current credit market volatility be prolonged for several years, future extensions of credit may contain terms that are less favorable than those currently in the Abraxas Petroleum credit facility and the Abraxas Energy credit facility and those expected in the new credit facility.

Abraxas Energy’s subordinated credit facility currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting and currently requires that Abraxas Energy receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. Abraxas Energy had intended to raise these proceeds in connection with its initial public offering and to repay the subordinated credit facility with proceeds from the initial public offering and a new second lien credit facility. Under the terms of the Voting, Registration Rights & Lock-Up Agreement, Abraxas Energy agreed not to file any further amendments to the registration statement for its initial public offering or to take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement, Abraxas Energy and Abraxas Petroleum are no longer pursuing the refinancing of the Abraxas Energy subordinated credit facility other than in connection with the new credit facility which is subject to the completion of the Merger. If the Merger is not consummated, Abraxas Energy would likely be in default under its subordinated credit facility and under its credit facility. Upon an event of default, Abraxas Energy’s lenders could foreclose on its assets and exercise other customary remedies which would have a material adverse effect on Abraxas Energy and Abraxas Petroleum.

Since the formation of Abraxas Energy in May 2007, cash distributions from Abraxas Energy have been a significant source of liquidity for Abraxas Petroleum. During 2008, Abraxas Petroleum received $8.9 million in distributions. Under the amended terms of the Abraxas Energy credit facility, Abraxas Petroleum was required to repay the distribution for the fourth quarter of 2008 of approximately $1.9 million to Abraxas Energy which must, in turn, make a principal payment under the Abraxas Energy credit facility of approximately $1.9 million and future distributions are prohibited. In consideration of making this payment, Abraxas Petroleum was issued a number of additional units of Abraxas Energy determined by dividing approximately $1.9 million by 110% of the average trading yields of comparable E&P MLPs based on the closing market price on May 14, 2009 multiplied by the most recent quarterly distribution paid or declared by Abraxas Energy times four. Under the terms of a recent amendment to the Abraxas Energy credit facility and the terms of the Merger Agreement, distributions are prohibited. As a result of these agreements, Abraxas Petroleum will not be able to rely on distributions from Abraxas Energy as a source of liquidity until such time as the indebtedness under the Abraxas Energy subordinated credit facility has been repaid if the Merger is not completed.

Capital Resources After Completion of the Merger. After the closing of the Merger, we expect that our principal sources of capital will be cash flow from operations, borrowings under our new credit facility and, if an opportunity presents itself, the sale of debt or equity securities. We may also sell assets in order to provide us with capital.

Cash from operating activities is dependent upon commodity prices and production volumes. Oil and gas prices are volatile and declined significantly during the second half of 2008. While oil prices have increased, gas prices have continued to decline since the end of the year. Further, the decline in commodity prices has only recently been accompanied by a relative decline in the prices of goods and services that we use to drill, complete and operate our wells. The decline in commodity prices has significantly reduced our cash flow from operations. As the result of the global recession, commodity prices may stay depressed which could further reduce our cash flows from operations. This could cause us to alter our business plans, including reducing our exploration and development plans.

Our cash flow from operations will also depend upon the volume of oil and gas that we produce. Unless we otherwise expand reserves, our production volumes may decline as reserves are produced. For example, in 2006, we replaced only 7% of the reserves we produced. In 2007, we replaced 219% of the reserves we produced and in 2008, we replaced 555% of the reserves we produced, primarily as the result of the St. Mary property acquisition in January 2008. In the future, if an appropriate opportunity presents itself, we may sell producing properties, which could further reduce our production volumes. To offset the loss in production volumes resulting from natural field declines and sales of producing properties, we must conduct successful exploration and development activities, acquire additional producing properties or identify additional behind-pipe zones or secondary recovery reserves. We believe our numerous drilling opportunities will allow us to increase our production volumes; however, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil and gas reservoirs will be found. If our proved reserves decline in the future, our production will also decline and, consequently, our cash flow from operations and the amount that we are able to borrow under our new credit facility will also decline. The risk of not finding commercially productive reservoirs will be compounded by the fact that 46% of our total estimated proved reserves at December 31, 2008 were classified as undeveloped.

Based upon the non-binding term sheet, we expect that our new credit facility will have an initial availability of approximately $155.0 million, of which $145.0 million will be available under the revolving portion of the new credit facility and $10.0 million will be available under the term loan portion of the new credit facility. For more information, see “Proposal 1—Approval of Stock Issuance—New Credit Facility.”

Our new credit facility will require us to enter into hedging arrangements for specified volumes, which are expected to equate to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and 70% for 2013. We expect that our derivative contracts in the following table will satisfy this requirement.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

By removing a significant portion of price volatility on our future oil and gas production, we believe that we will mitigate, but not eliminate, the potential effects of changing commodity prices on our cash flow from operations. However, when prevailing market prices are higher than our contract prices, we will not realize increased cash flow on the portion of the production that has been hedged. We have sustained, and in the future will sustain, realized and unrealized losses on our derivative contracts if market prices are higher than our contract prices. Conversely, when prevailing market prices are lower than our contract prices, we will sustain realized and unrealized gains on our derivative contracts. For example, in 2007, Abraxas Energy sustained an unrealized loss of $6.3 million and a realized gain of $1.9 million and in 2008, Abraxas Energy incurred a realized loss of $9.3 million and an unrealized gain of $40.5 million. During the first six months of 2009, Abraxas Energy incurred a realized gain of $12.8 million as a result of an increase in oil prices and an unrealized loss of $14.5 million. If a disparity between our contract prices and market prices continues, we will sustain realized and unrealized gains or losses on our derivative contracts. While unrealized gains and losses do not impact our cash flow from operations, realized gains and losses do impact our cash flow from operations. In addition as our derivative contracts expire over time, we expect to enter into new derivative contracts at then-current market prices. If the prices at which we hedge future production are significantly lower than the derivative contracts we enter into at the closing of the new credit facility, our future cash flow from operations would likely be materially lower. In addition, the borrowings under our new credit facility will bear interest at floating rates. If interest expense increases as a result of higher interest rates or increased borrowings, more cash flow from operations would be used to meet debt service requirements. As a result, we would need to increase our cash flow from operations in order to fund the development of our numerous drilling opportunities which, in turn, will be dependent upon the level of our production volumes and commodity prices.

The credit markets are undergoing significant volatility and capacity constraints. Many financial institutions have liquidity concerns, prompting government intervention to mitigate pressure on the credit market. Our exposure to the current credit market crisis currently includes the Abraxas Petroleum credit facility, the Abraxas Energy credit facility and the Abraxas Energy subordinated credit facility and counterparty performance risk and will include the new credit facility and counterparty performance risk if we consummate the Merger.

Current market conditions also elevate concern over counterparty risks related to our commodity derivative instruments. Abraxas Energy currently has all of our commodity derivative instruments with two major financial institutions. Should these financial counterparties not perform, we may not realize the benefit of some of our derivative contracts under lower commodity prices. Although these derivative instruments as well as our new credit facility will expose us to credit risk, we monitor the creditworthiness of our counterparties, and we are not currently aware of any inability on the part of our counterparties to perform under our contracts. However, we are not able to predict sudden changes in the credit worthiness of our counterparties.

Contractual Obligations

We are committed to making cash payments in the future on the following types of agreements:

•	Long-term debt

•	Interest on long-term debt

We have no off-balance sheet debt or unrecorded obligations and we have not guaranteed the debt of any other party. Below is a schedule of the future payments that we are obligated to make based on agreements in place as of June 30, 2009:

	Payments due in twelve month periods ending:
Contractual Obligations (dollars in thousands)	Total	June 30, 2010	June 30, 2011-2012	June 30, 2013-2014	Thereafter
Long-Term Debt (1)	$174,905	$40,138	$129,903	$347	$4,517
Interest on long-term debt (2)	20,362	7,935	11,557	607	263

Total	$195,267	$48,073	$141,460	$954	$4,780

(1)	These amounts represent the balances outstanding under the Abraxas Petroleum credit facility, the Abraxas Energy credit facility, the Abraxas Energy subordinated credit facility and the real estate term loan. These repayments assume that we will not draw down additional funds.
(2)	Interest expense assumes the balances of long-term debt at the end of the period and current effective interest rates.

We maintain a reserve for cost associated with the retirement of tangible long-lived assets. At June 30, 2009, our reserve for these obligations totaled $10.2 million for which no contractual commitment exists.

Off-Balance Sheet Arrangements. At June 30, 2009, we had no existing off-balance sheet arrangements, as defined under SEC regulations that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contingencies. From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. At June 30, 2009, we were not engaged in any legal proceedings that were expected, individually or in the aggregate, to have a material adverse effect on the Company.

Other obligations. We make and will continue to make substantial capital expenditures for the acquisition, development, exploration and production of oil and gas. In the past, we have funded our operations and capital expenditures primarily through cash flow from operations, sales of properties, sales of production payments and borrowings under our bank credit facilities and other sources. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion.

Long-Term Indebtedness

Long-term debt consisted of the following:

	June 30, 2009	December 31, 2008
Abraxas Energy credit facility	$123,675	$125,600
Abraxas Energy subordinated credit facility	40,000	40,000
Abraxas Petroleum credit facility	5,924	—
Real estate lien note	5,306	5,369

	174,905	170,969
Less current maturities	(46,062)	(40,134)

	$128,843	$130,835

The following discussion of the Abraxas Petroleum credit facility refers to the existing Abraxas Petroleum credit facility. It is contemplated that a new credit facility, which will be an amendment and restatement of the Abraxas Petroleum credit facility, will be entered into in connection with the consummation of the Merger and the transactions contemplated thereby. Please read “Proposal 1—Approval of Stock Issuance—New Credit Facility.”

Abraxas Petroleum Senior Secured Credit Facility. On June 27, 2007, Abraxas Petroleum entered into a new senior secured revolving credit facility which was amended on February 4, 2009, May 13, 2009 and August 7, 2009, which we refer to as the Abraxas Petroleum credit facility. The Abraxas Petroleum credit facility has a maximum commitment of $50.0 million. Availability under the Abraxas Petroleum credit facility is subject to a borrowing base. The borrowing base under the Abraxas Petroleum credit facility is determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we may also request one redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our current borrowing base.

Our borrowing base at June 30, 2009 of $6.5 million was determined based upon our reserves at December 31, 2008. Our borrowing base can never exceed the $50.0 million maximum commitment amount. Outstanding amounts under the Abraxas Petroleum credit facility bear interest at (a) the greater of the reference rate announced from time to time by Société Générale, and (b) the Federal Funds Rate plus 0.5% of 1%, plus in each case, (c) 0.5%-1.5% depending on utilization of the borrowing base, or, if Abraxas Petroleum elects, at the London Interbank Offered Rate plus 1.5%- 2.5%, depending on the utilization of the borrowing base. At June 30, 2009, the interest rate on the Abraxas Petroleum credit facility was 2.8%. Subject to earlier termination rights and events of default, the Abraxas Petroleum credit facility’s stated maturity date is September 30, 2010. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances.

Abraxas Petroleum is permitted to terminate its credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under the Abraxas Petroleum credit facility in compliance with certain notice and dollar increment requirements.

Each of Abraxas Petroleum’s subsidiaries other than Abraxas Energy, Abraxas General Partner, LLC, which we refer to as the GP, and Abraxas Energy Investments, LLC has guaranteed Abraxas Petroleum’s obligations under the Abraxas Petroleum credit facility on a senior secured basis. Obligations under the Abraxas Petroleum credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of Abraxas Petroleum’s and the subsidiary guarantors’ material property and assets.

Under the Abraxas Petroleum credit facility, Abraxas Petroleum is subject to customary covenants, including certain financial covenants and reporting requirements. The Abraxas Petroleum credit facility requires Abraxas Petroleum to maintain a minimum current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio of not less than 2.50 to 1.00. Current ratio is the ratio of consolidated current assets to consolidated current liabilities. For purposes of this calculation, current assets include, as of the date of the calculation, the portion of the borrowing base which is undrawn but exclude, as of the date of calculation, any cash deposited with or at the request of a counterparty to any derivative contract, any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and any distributions payable by Abraxas Energy to the GP unless such distributions have been received by the GP in cash, and current liabilities exclude, as of the date of calculation, the current portion of long-term debt, any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143 and any liabilities of the GP arising solely in its capacity as a general partner of Abraxas Energy. The interest coverage ratio is the ratio of consolidated EBITDA for the four quarters then ended to consolidated interest for the four quarters then ended. For the purpose of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 less all non-cash items of income which were included in determining consolidated net income, including non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letters of credit fees and other fees and expenses incurred in connection with any debt. For purposes of calculating both ratios, any amounts attributable to Abraxas Energy are not included. At June 30, 2009, our current ratio was 0.85 to 1.00 and our interest coverage ratio was 9.64 to 1.00.

In addition to the foregoing and other customary covenants, the Abraxas Petroleum credit facility contains a number of covenants that, among other things, will restrict Abraxas Petroleum’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arms-length” basis;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Abraxas Petroleum credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

Abraxas Petroleum was in compliance with all covenants as of June 30, 2009 or had obtained a waiver for noncompliance. As a result of continued non-compliance with the current ratio covenant, the outstanding amount of this facility has been classified as a current liability.

Net Operating Loss Carryforwards

At December 31, 2008, we had, subject to the limitation discussed below, $194.4 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire through 2028 if not utilized.

Uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, we have established a valuation allowance of $47.2 million and $60.8 million for deferred tax assets at December 31, 2007 and 2008, respectively.

Related Party Transactions

Abraxas Petroleum has adopted a policy that transactions between Abraxas Petroleum and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas Petroleum than can be obtained on an arm’s length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

Abraxas Petroleum performs general and administrative services for Abraxas Energy, such as accounting, finance, land and engineering. Abraxas Energy currently pays us $2.6 million per year, which included an adjustment of $1.1 million annually as a result of the St. Mary Acquisition, for performing these general and administrative services. The amount of reimbursement is subject to annual adjustments for inflation and acquisition or other expansion adjustments.

Pursuant to our operating agreements, Abraxas Energy is required to reimburse us for all direct and indirect expenses associated with operating our wells. Operating expenses are the costs incurred in the operation of producing properties. Expenses for utilities, direct labor, water injection and disposal, production taxes and materials and supplies comprise the most significant portion of our operating expenses. Operating expenses do not include general and administrative expenses.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. The following represents those policies that management believes are particularly important to the financial statements and that require the use of estimates and assumptions to describe matters that are inherently uncertain.

Full Cost Method of Accounting for Oil and Gas Activities. SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in oil and gas activities. Two methods are prescribed: the successful efforts method and the full cost method. We have chosen to follow the full cost method under which all costs associated with property acquisition, exploration and development are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Under the successful efforts method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Depreciation, depletion, amortization and impairment of oil and gas properties are generally calculated on a well by well or lease or field basis versus the “full cost” pool basis. Additionally, gain or loss is generally recognized on all sales of oil and gas properties under the successful efforts method. As a result our financial statements will differ from companies that apply the successful efforts method since we will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization rate on our oil and gas properties.

At the time it was adopted, management believed that the full cost method would be preferable, as earnings tend to be less volatile than under the successful efforts method. However, the full cost method makes us susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. These charges are not recoverable when prices return to higher levels. We have experienced this situation several times over the years, most recently in 2008. Our oil and gas reserves have a relatively long life. However, temporary drops in commodity prices can have a material impact on our business including impact from impairment testing procedures associated with the full cost method of accounting as discussed below.

Under full cost accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves on a pool by pool basis, discounted at 10%, plus the lower of cost or fair market value of unproved properties and the cost of properties not being amortized, less income taxes. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity and reported earnings. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and gas prices are depressed. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period. We apply the full cost ceiling test on a quarterly basis on the date of the latest balance sheet presented.

Estimates of Proved Oil and Gas Reserves. Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.

Our proved reserve information included in this proxy statement was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

You should not assume that the present value of future net cash flows is the current market value of our estimated proved reserves. In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Asset Retirement Obligations. The estimated costs of restoration and removal of facilities are accrued. The fair value of a liability for an asset’s retirement obligation is recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. For all periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortize these costs as a component of our depletion expense.

Accounting for Derivatives. We use commodity price derivative contracts to limit our exposure to fluctuations in oil and gas prices and interest rate swaps to hedge our interest rate risk. Fluctuations in the market value are recognized in earnings in the current period.

Statement of Financial Accounting Standards, (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, was effective for us on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We have elected out of hedge accounting as prescribed by SFAS 133 – accordingly all of our derivative contracts are required to be recorded at fair value on our balance sheet, while changes in the fair value of our derivative contracts are recognized in earnings in the current period. Due to the volatility of oil and gas prices and, to a lesser extent, interest rates, our financial condition and results of operations can be significantly impacted by changes in the market value of our derivative instruments. As of December 31, 2007 and 2008, the market value of our oil and gas derivatives was a liability of $9.1 million and a net asset of $39.2 million, respectively. The market value of our interest rate derivative was a liability of $3.0 million at December 31, 2008. As of June 30, 2009, the market value of our oil and gas derivatives was a net asset of $24.3 million and the market value of our interest rate derivative was a liability of $2.7 million.

Share-Based Payments. We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees and directors. Additional information about management’s assumptions can be found in footnote 6 to the consolidated financial statements. Options granted to employees and directors are valued at the date of grant and expense is recognized over the options vesting period. For the years ended December 31, 2006, 2007 and 2008, equity-based compensation was approximately $998,000, $996,000 and $1.4 million, respectively. For the six months ended June 30, 2009, equity-based compensation was approximately $596,000.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of Accounting Research Bulletin (ARB) No. 51.” SFAS No. 160 clarifies that a noncontrolling interest (previously commonly referred to as a minority interest) in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity in the consolidated financial statements. The presentation of the consolidated income statement has been changed by SFAS No. 160, and consolidated net income attributable to both the parent and the noncontrolling interest is now required to be reported separately.

Previously, net income attributable to the noncontrolling interest was typically reported as an expense or other deduction in arriving at consolidated net income and was often combined with other financial statement amounts. In addition, the ownership interests in subsidiaries held by parties other than the parent must be clearly identified, labeled, and presented in the equity in the consolidated financial statements separately from the parent’s equity. Subsequent changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary should be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity interest in the former subsidiary must be initially measured at fair value. Expanded disclosures, including a reconciliation of equity balances of the parent and noncontrolling interest, are also required. Abraxas Petroleum adopted SFAS No. 160 on January 1, 2009 and the adoption resulted in changes to our presentation for noncontrolling interests and did not have a material impact on Abraxas Petroleum’s results of operations and financial condition. Certain prior period balances have been restated to reflect the changes required by SFAS No. 160.

Statement of Financial Accounting Standards No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Enhanced disclosures to improve financial reporting transparency are required and include disclosure about the location and amounts of derivative instruments in the financial statements, how derivative instruments are accounted for and how derivatives affect an entity’s financial position, financial performance and cash flows. A tabular format including the fair value of derivative instruments and their gains and losses, disclosure about credit risk-related derivative features and cross-referencing within the footnotes are also new requirements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application and comparative disclosures encouraged, but not required. We have adopted SFAS No. 161 and it did not have a material impact on our financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 162

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present in Conformity With GAAP,” FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on our financial position, results of operations or cash flows.

Financial Accounting Standards Board EITF 07-5

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS No. 133 paragraph 11(a) scope exception. The adoption of this standard has not had a significant impact on our financial position, results of operations or cash flows.

Financial Accounting Standards Board FSP FAS No. 115-2

In April 2009, the FASB issued FSP FAS No. 115-2 and No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” FSP SFAS No. 115-2 and SFAS No. 124-2 provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP SFAS No. 115-2 and SFAS No. 124-2 is effective for interim and annual reporting periods beginning after June 15, 2009 and is effective for us at June 30, 2009. We have not yet determined the impact, if any, that the FSP will have on our financial position, results of operations or cash flows.

Financial Accounting Standards Board FSP FAS No. 157-4

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP No. 157-4 provides additional authoritative guidance to assist in determining whether a market is active or inactive, and whether a transaction is distressed. FSP No. 157-4 is effective for interim and annual reporting periods beginning after June 15, 2009 and is effective for us at June 30, 2009. We have not yet determined the impact, if any, that the FSP will have on our financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 168

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”), which establishes the FASB Accounting Standards Codification™ as the source of GAAP to be applied to nongovernmental agencies. SFAS 168 explicitly recognizes rules and interpretive releases of the SEC under authority of federal securities laws as authoritative GAAP for SEC registrants. SFAS 168 will become effective for interim or annual periods ending after September 15, 2009. SFAS 168 will not have a material impact on our financial statements.

Statement of Financial Accounting Standards No. 165

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 was adopted effective for the second quarter of 2009 and did not have a material impact on our financial statements. We have evaluated subsequent events through the date on which we filed our financial statements for the period ended June 30, 2009 on Form 10-Q with the SEC.

Financial Accounting Standards Board Staff Position No. SFAS 107-1 and APB No. 28-1

In April 2009, the FASB issued FASB Staff Position No. SFAS 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”), which requires quarterly disclosure of information about the fair value of financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” FSP FAS 107-1 and APB 28-1 was adopted effective for the second quarter of 2009 and did not have a significant impact on our financial statements.

Financial Accounting Standards Board Staff Position No. FAS 115-2 and 124-2

In April 2009, the FASB issued FASB Staff Position No. FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and 124-2”). FSP FAS 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and 124-2 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 115-2 and 124-2 requires comparative disclosures only for periods ending after initial adoption. FSP FAS 115-2 and 124-2 was adopted effective for the second quarter of 2009 and did not have an impact on our financial statements.

Securities and Exchange Commission Release No. 33-8995

In December 2008, the SEC issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K. The new requirements provide for consideration of new technologies in evaluating reserves, allow companies to disclose their probable and possible reserves to investors, report oil and gas reserves using an average price based on the prior 12-month period rather than year-end prices, and revise the disclosure requirements for oil and gas operations. The final rules are effective for fiscal years ending on or after December 31, 2009.

Quantitative and Qualitative Disclosures about Market Risk

Forward-looking Information

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

As an independent oil and gas producer, our revenue, cash flow from operations, other income and equity earnings and profitability, reserve values, access to capital and future rate of growth are substantially dependent upon the prevailing prices of oil and gas. Declines in commodity prices will adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower commodity prices may reduce the amount of oil and gas that we can produce economically. Prevailing prices for such commodities are subject to wide fluctuation in response to relatively minor changes in supply and demand and a variety of additional factors beyond our control, such as global political and economic conditions. Historically, prices received for oil and gas production have been volatile and unpredictable, and such volatility is expected to continue. Most of our production is sold at market prices. Therefore, the amount of revenue that we realize is partially determined by factors beyond our control. Assuming the production levels we attained during the year ended December 31, 2008, a 10% decline in oil and gas prices would have reduced our operating revenue and cash flow by approximately $10.0 million for the year.

Hedging Activity and Sensitivity

To achieve more predictable cash flow, we reduce our exposure to fluctuations in the prices of oil and gas. We have and may continue to enter into derivative contracts, which we sometimes refer to as hedging arrangements, for a significant portion of our oil and gas production. Abraxas Energy’s credit facility required Abraxas Energy to enter into hedging arrangements on specified volumes, which equated to approximately 80% of the projected oil and gas production from its net proved developed producing reserves through December 31, 2012. As of June 30, 2009, we had NYMEX-based fixed price commodity swaps on approximately 80% (85% for 2009-2011 and 60% for 2012) of our estimated oil and gas production from our estimated net proved developed producing reserves through December 31, 2012 at volume weighted average prices of $81.08 per barrel of oil and $8.14 per MMbtu of gas.

We adopted SFAS 133 as amended by SFAS 137 and SFAS 138. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. We record our derivative instruments using the same method, accordingly the instruments are recorded on the balance sheet at fair value with changes in the market value of the derivatives being recorded in other (income) expense in the current period.

At June 30, 2009, we had the following derivative contracts in place:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.45
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810 Bbl	$86.45
Year 2012	Gas	3,000 MMbtu	$6.88
Year 2012	Oil	670 Bbl	$67.60

We expect to sustain realized and unrealized gains and losses as a result of our commodity hedging arrangements. For the year ended December 31, 2007, we recognized a realized gain of $1.9 million and an unrealized loss of $6.3 million, and for the year ended December 31, 2008, we recognized a realized loss of $9.3 million and an unrealized gain of $40.5 million on our commodity derivative contracts. The realized losses for the year ended December 31, 2008 were the result of the contract prices being significantly less than prevailing market prices during the first nine months of 2008. The unrealized gains were the result of the dramatic decline in commodity prices during the last three months of 2008 resulting in the contract prices being significantly greater than prevailing market prices. On December 31, 2008, NYMEX futures prices were $44.60 per barrel of oil and $5.62 per MMbtu of gas. For the six months ended June 30, 2009, we recognized a realized gain of $12.8 million and an unrealized loss of $14.5 million on our commodity derivative contracts as a result of the increase in commodity prices during the first six months of 2009 compared to commodity prices at December 31, 2008. Since the end of the second quarter of 2009, oil prices have increased modestly while gas prices have continued to weaken. As of August 28, 2009, NYMEX futures prices were $72.74 per barrel of oil and $3.03 per MMbtu of gas.

On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps at prevailing market prices.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

We expect to sustain realized and unrealized gains on our derivative contracts if prevailing market prices are lower than our contract prices and conversely, we expect to sustain realized and unrealized losses on our derivative contracts if prevailing market prices are higher than our contract prices.

Interest Rate Risk. We are subject to interest rate risk associated with borrowings under our credit facility that bear interest based on floating rates. In order to mitigate our interest rate exposure, we entered into an interest rate swap, effective August 12, 2008, as amended in February 2009, to fix our floating LIBOR based debt. Our 2-year interest rate swap arrangement for $100.0 million is at a fixed rate of 2.95%. The arrangement expires on August 12, 2010.

INFORMATION ABOUT ABRAXAS ENERGY

Business of Abraxas Energy

Abraxas Energy is a Delaware limited partnership formed by Abraxas Petroleum in May 2007 to exploit, develop, produce and acquire oil and gas properties. Abraxas Energy’s assets consist primarily of producing and non-producing properties located in the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

At December 31, 2008, Abraxas Energy had 110.3 Bcfe of estimated net proved reserves, of which 76% were gas, with a standardized measure of $118.6 million. Abraxas Energy’s net proved reserves as of December 31, 2008 were 61% proved developed and 39% proved undeveloped. At December 31, 2008, Abraxas Energy owned an average working interest of 18% in 1,639 gross (293 net) producing wells that produced 8.2 net Bcfe during 2008. Abraxas Energy has identified 226 drilling locations, of which 129 were classified as proved undeveloped as of December 31, 2008, which Abraxas Energy believes provides it with a multi-year inventory of drilling opportunities.

Abraxas Energy believes that its quality asset base, high degree of operational control and large inventory of drilling projects positions it for future growth. Abraxas Energy’s properties are concentrated in locations that facilitate economies of scale in drilling and production operations and efficient reservoir management practices. Abraxas Energy had $131.9 million of cash capital expenditures on its properties during 2008 (of which $118.5 million was attributable to the St. Mary Acquisition), and has approved a capital budget of $12.0 million for 2009 for the development of its properties. The final amount of Abraxas Energy’s capital expenditures in 2009 will depend upon its cash flow from operations which, in turn, is dependent upon its production volumes and the prices received for its oil and gas.

Properties

The following table sets forth certain historical information relating to Abraxas Energy’s properties as of December 31, 2008 and for the year ended December 31, 2008.

	Producing Wells	Average Working Interest	Estimated Net Proved Reserves (Bcfe)	Net Production (MMcfe)
Rocky Mountain	861	11%	24.3	2,203
Mid-Continent	600	17%	18.3	1,331
Permian Basin	114	45%	33.8	2,528
Gulf Coast	64	74%	33.9	2,156

Total	1,639	18%	110.3	8,218

Rocky Mountain

Abraxas Energy’s Rocky Mountain properties are predominately located in the Williston, Powder River and Green River Basins. At December 31, 2008, Abraxas Energy owned interests in 861 gross (91 net) producing wells in the Rocky Mountain region. These wells produce oil and gas from Paleozoic-aged carbonate reservoirs and Cretaceous-aged fractured shales and sandstones at depths ranging from 7,000 feet to 12,000 feet. Abraxas Energy’s estimated net proved reserves as of December 31, 2008 in the Rocky Mountain region were 5.4 Bcf of gas and 3.2 MBbl of oil, or 24.3 Bcfe. During the year ended December 31, 2008, Abraxas Energy’s net production from the Rocky Mountain region was 2,203 MMcfe, or 6.0 MMcfe per day and during the six months ended June 30, 2009, Abraxas Energy’s net production from this region was 6.3 MMcfe per day. Abraxas Energy believes that development drilling on its Rocky Mountain properties is relatively low to moderate risk.

Abraxas Energy’s Rocky Mountain areas of operations are as follows:

Northern Rockies

Abraxas Energy’s Northern Rockies properties consist of wells located in the Williston Basin of Montana, North Dakota and South Dakota that produce oil from Paleozoic-aged carbonate reservoirs. Producing intervals range from the Madison formation at 8,000 feet down to the deeper Red River formation at 12,000 feet, including the Bakken at approximately 9,000 feet.

At December 31, 2008, Abraxas Energy had identified five drilling locations in the Northern Rockies, including four proved undeveloped locations in the Medicine Pole Hills field located in Bowman County, North Dakota, which will target the Red River B formation at an approximate depth of 9,350 feet. The Medicine Pole Hills field wells are operated by Continental Resources and are being drilled on 320-acre spacing with enhanced recovery from air injection. One drilling location is located in the Hay Creek field in Richland County, Montana.

Southern Rockies

Abraxas Energy’s Southern Rockies properties consist of wells located in the Powder River, Green River and Uinta Basins of Wyoming, Colorado and Utah that produce oil from Cretaceous-aged fractured shale in the Niobrara formation and oil and gas from Cretaceous-aged sandstones in the Muddy and Frontier formations. Well depths range from 7,000 feet down to 10,000 feet.

At December 31, 2008, Abraxas Energy had identified 71 drilling locations in the Southern Rockies, including 52 proved undeveloped locations. In the Natural Buttes field in Uintah County, Utah, 20 drilling locations will target the Wasatch formation at depths ranging from 6,500 feet to 7,800 feet. This 40-acre infill drilling program is operated by EOG Resources. In the Cow Hollow field in Lincoln County, Wyoming, 48 drilling locations will target the Frontier formation at a depth of 11,000 feet. This 40-acre downspacing program is operated by Kerr-McGee. Three drilling locations in the Buck Peak field in Moffatt County, Colorado will target the Niobrara formation in a separate fault block from the current producers. Abraxas Petroleum operates the Buck Peak field.

Mid-Continent

Abraxas Energy’s Mid-Continent properties are predominately located in the Arkoma and Anadarko Basins and the ARK-LA-TEX region. At December 31, 2008, Abraxas Energy owned interests in 600 gross (103 net) producing wells in the Mid-Continent region. These wells produce gas from Pennsylvanian-aged sandstones and coals at depths ranging from 3,000 feet to 18,000 feet. Abraxas Energy’s estimated net proved reserves as of December 31, 2008 in the Mid-Continent region were 15.8 Bcf of gas and 0.4 MBbl of oil, or 18.3 Bcfe. During the year ended December 31, 2008, Abraxas Energy’s net production from the Mid-Continent region was 1,331 MMcfe, or 3.6 MMcfe per day and during the six months ended June 30, 2009, Abraxas Energy’s net production from this region was 4.1 MMcfe per day. Abraxas Energy believes that development drilling on its Mid-Continent properties is relatively low to moderate risk.

Abraxas Energy’s Mid-Continent areas of operations are as follows:

Arkoma Basin

Abraxas Energy’s Arkoma Basin properties consist of wells located in eastern Oklahoma and western Arkansas that predominately produce coal bed methane from Hartshorne coals at 3,000 feet.

At December 31, 2008, Abraxas Energy had identified 68 drilling locations in the Arkoma Basin, including 53 proved undeveloped locations in the Pittsburg County CBM field in Pittsburg County, Oklahoma, which will target the Hartshorne coals at a depth of 3,000 feet. These infill locations are located in the middle of the field near older vertical wells that were drilled to the Hartshorne sand beneath the coal. All of these vertical wells logged the overlying Hartshorne coals, which are currently being developed with horizontal wells. One drilling location in the Wilburton field in Pittsburg County, Oklahoma will target the Spiro formation.

Anadarko Basin

Abraxas Energy’s Anadarko Basin properties consist of wells located in Oklahoma, the Texas Panhandle and southwestern Kansas that predominately produce gas from Pennsylvania-aged sandstones. Abraxas Energy’s interests encompass the Woodford Shale play in the central Anadarko Basin.

At December 31, 2008, Abraxas Energy had identified two drilling locations in the Anadarko Basin. One drilling location in the Tonkawa Creek field in Caddo County, Oklahoma will target the Wade formation and one drilling location is located in the Cherokee field in Custer County, Oklahoma.

ARK-LA-TEX

Abraxas Energy’s ARK-LA-TEX properties consist of wells that produce from various formations, including the Cotton Valley and Travis Peak, and encompass the emerging Haynesville Shale play in northern Louisiana.

At December 31, 2008, Abraxas Energy had one proved undeveloped location in the ARK-LA-TEX area that will target the Hartford formation at a depth of approximately 7,000 feet in the Booneville South field, which is operated by XTO Energy.

Permian Basin

Abraxas Energy’s Permian Basin operations are concentrated in the deep gas producing formations (Devonian, Montoya and Ellenburger) and the shallower oil producing sandstones (Bell and Cherry Canyon) in Ward, Pecos, Reeves and Sutton Counties of West Texas and in Eddy County, New Mexico. At December 31, 2008, Abraxas Energy owned an interest in 114 gross (52 net) producing wells in the Permian Basin. These wells produce oil and gas from multiple stacked formations at depths ranging from 5,000 to 16,000 feet.

Abraxas Energy’s net proved reserves as of December 31, 2008 in the Permian Basin region were 31.0 Bcf of gas and 0.5 MBbl of oil, or 33.8 Bcfe. During the year ended December 31, 2008, Abraxas Energy’s net production from the Permian Basin region was 2,528 MMcfe, or 6.9 MMcfe per day and during the six months ended June 30, 2009, Abraxas Energy’s net production from this region was 6.3 MMcfe per day. Abraxas Energy believes that development drilling on its Permian Basin properties is relatively low to moderate risk.

Abraxas Energy’s Permian Basin areas of operations are as follows:

ROC Complex

Abraxas Energy’s ROC Complex consists of wells located in Pecos, Reeves and Ward County, Texas that produce oil and gas from multiple stacked formations from the Bell Canyon at 5,000 feet down to the Ellenburger at 16,000 feet. Abraxas Petroleum operates all but eight of Abraxas Energy’s wells in this complex, seven of which are operated by EOG Resources, Inc. The deep gas producing fields in the ROC Complex that principally produce from the Devonian (12,000’) and Ellenburger (16,000’) formations were discovered by Roden Oil Company and Exxon Corporation in the 1960s and 1970s, while the formation sandwiched between them was virtually ignored until Mobil Oil Corporation began exploiting the Montoya formation at 14,000 feet with horizontal drilling technology in 1999. Abraxas Petroleum acquired its interest in the ROC Complex in 1994 and subsequently entered into a farmout agreement with EOG Resources in 2000 to develop the Montoya formation on Abraxas Petroleum’s leasehold. In 2001, Abraxas Petroleum participated with EOG Resources in a 3-D seismic survey over its R.O.C. fields located in Ward County. Overlying these deep gas producing formations are the Bell and Cherry Canyon sands that produce oil and associated gas at depths of 5,000 to 7,000 feet. Abraxas Petroleum discovered the Cherry Canyon field in 1995 and has since drilled over 50 wells on 40-acre spacing. Abraxas Energy’s primary fields in the ROC Complex are R.O.C. (Devonian), R.O.C. (Ellenburger), Block 16 (Devonian), Howe (Devonian), and the Abraxas (Cherry Canyon).

As of December 31, 2008, Abraxas Energy had identified 49 drilling locations in the ROC Complex, including three proved undeveloped locations. Eight drilling locations are located in the Howe field, which currently produces gas from the Devonian and Montoya formations. Abraxas Energy believes that a significant amount of gas reserves remain trapped in the underlying structure based on the behavior of a well that Abraxas Petroleum re-entered and drilled horizontally in 2000 that continues to incline in production. Forty potential drilling locations are located in the shallow Bell and Cherry Canyon sands. Abraxas Petroleum has applied for and received approval from the Texas Railroad Commission for optional down-spacing from 40-acre to 20-acre spacing in the Cherry Canyon field, which Abraxas Energy believes will allow it to drain these reservoirs more efficiently. In addition to down-spacing opportunities, Abraxas Energy believes it has opportunities to utilize secondary and tertiary recovery techniques that have been successfully utilized by other operators in the area.

Oates SW

Abraxas Energy’s Oates SW area consists of wells located in Pecos County, Texas that produce gas from the Devonian formation at 13,500 feet. Abraxas Petroleum operates all of Abraxas Energy’s wells in this area. The Devonian formation was discovered in the Oates SW area by HNG Oil Company and Getty Oil Company in the late 1970s. Abraxas Petroleum acquired its leasehold interest in this area in 2000 and began redeveloping this field with horizontal drilling technology in 2001. In 2005, Abraxas Petroleum acquired a significant portion of the minerals, in addition to the surface and executive rights, on the majority of the 15,000 acre block. Abraxas Petroleum also owns 38 square miles of proprietary 3-D seismic data over the area and has entered into 3-D seismic data swap agreements on an additional 40 square miles with operators on adjacent properties. Abraxas Energy’s primary fields in the Oates SW area are Oates SW (Devonian) and the Elsinore, West Farm (Devonian).

As of December 31, 2008, Abraxas Energy had five proved undeveloped locations in the Oates SW area, comprised of three Devonian locations and two deepenings to the Montoya formation at a depth of approximately 14,500 feet. Abraxas Energy received a leasehold assignment from Abraxas Petroleum for four producing wells and the proved undeveloped locations, which assignment is limited to the specific formations and the proration unit acreage assigned to each such well by the Texas Railroad Commission for so long as each well produces gas in sufficient quantities to remain economic. Abraxas Petroleum retained ownership of the Woodford/Barnett Shale formations in the Oates SW area for future development, as well as certain rights to other formations. Abraxas Petroleum also retained ownership of two producing wells, one of which produces from the Devonian formation, as well as several other well bores.

Permian Basin—Other

Abraxas Energy’s other Permian Basin properties consist of wells located in Sutton County, Texas and Eddy County, New Mexico.

Gulf Coast

Abraxas Energy’s Gulf Coast operations are concentrated along the Edwards trend in DeWitt and Lavaca Counties and the Frio and Vicksburg formations in the Portilla field in San Patricio County. At December 31, 2008, Abraxas Energy owned interests in 64 gross (47 net) wells in the Gulf Coast region. These wells produce oil and gas from formations at depths ranging from 7,000 to 13,500 feet. Abraxas Energy’s estimated net proved reserves as of December 31, 2008 in the Gulf Coast region were 31.2 Bcf of gas and 0.4 MBbl of oil, or 33.9 Bcfe. During the year ended December 31, 2008, Abraxas Energy’s net production from the Gulf Coast region was 2,156 MMcfe, or 5.9 MMcfe per day and during the six months ended June 30, 2009, Abraxas Energy’s net production from this region was 5.5 MMcfe per day. Abraxas Energy believes that development drilling on its Gulf Coast properties is relatively low to moderate risk.

Abraxas Energy’s Gulf Coast areas of operations are as follows:

Edwards

Abraxas Energy’s Edwards trend consists of wells located in DeWitt and Lavaca Counties, Texas that produce gas from the Edwards formation at a depth of approximately 13,500 feet. Abraxas Petroleum began redeveloping several fields in the Edwards area in 1997 by applying horizontal drilling technology to previously abandoned fields that were originally developed with vertical wells. At December 31, 2008, Abraxas Energy’s seven producing wells in the Yoakum (Edwards) field, which is Abraxas Energy’s primary field in the Edwards area, had produced a cumulative total of 18.5 Bcf and had estimated proved reserves remaining of 14.4 Bcf, for a total of 32.9 Bcf, or an average of 4.7 Bcf per well.

At December 31, 2008, Abraxas Energy had eight proved undeveloped drilling locations in the Edwards area with estimated average proved reserves of 3.3 Bcf per well. Abraxas Energy has identified seven potential in-fill drilling locations based on the success in neighboring fields of wells drilled on denser spacing by other operators. In addition, Abraxas Energy has a number of existing wells in which it believes can be fracture stimulated using advanced completion technology that has proven successful in the Edwards trend. Abraxas Energy drilled one Edwards well in 2008. The Henson 3H came on-line on June 8, 2008 and has produced an average of 2.9 MMcfpd (1.6 net) during the seven months ended December 31, 2008. We own a 75% working interest in this well.

Portilla

Abraxas Energy’s Portilla field consists of wells located in San Patricio County, Texas that produce oil and gas from over 70 different intervals in the Frio and Vicksburg sands at depths ranging from 7,000 to 9,000 feet. The Portilla field was discovered by The Superior Oil Company, predecessor to Mobil Oil Corporation, in 1950 and has produced a cumulative total of 514 Bcfe as of December 31, 2008. Abraxas Petroleum acquired this field from Mobil in 1993. During the past decade, Abraxas Petroleum has maintained production at relatively constant levels over the past decade by spending relatively modest amounts of capital annually as part of a continuous workover/recompletion program which predominately involves the completion of additional Frio sands, usually uphole from the existing completion. Abraxas Petroleum participated in a 3-D seismic survey over the entire field in 1994, which has aided in the interpretation of the complex faulting of the deeper Vicksburg sands.

At December 31, 2008, Abraxas Energy had three proved undeveloped drilling locations in the Portilla field. In addition, Abraxas Energy has identified seven additional drilling locations based on the success of other operators in nearby fields with similar geological characteristics.

Gulf Coast—Other

Abraxas Energy’s other Gulf Coast properties consist of wells located in Alabama, Mississippi, Louisiana, and Texas.

Acreage

The following table sets forth Abraxas Energy’s acreage position as of December 31, 2008:

	Developed Acreage (1)		Undeveloped Acreage (2)		Total Net Acres (5)
	Gross Acres (3)	Net Acres (4)	Gross Acres (3)	Net Acres (4)
Rocky Mountain	56,411	27,502	60,340	35,778	63,280
Mid-Continent	85,133	21,933	1,957	988	22,921
Permian Basin	13,425	8,388	1,766	1,127	9,515
Gulf Coast	6,730	3,917	829	185	4,102

Total	161,699	61,740	64,892	38,078	99,818

(1)	Developed acreage consists of leased acres spaced or assignable to productive wells.
(2)	Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.
(3)	Gross acres refer to the number of acres in which Abraxas Energy owns a working interest.
(4)	Net acres represent the number of acres attributable to an owner’s proportionate working interest (e.g., a 50% working interest in a lease covering 320 gross acres is equivalent to 160 net acres).
(5)	Includes 3,981 acres that are included in developed and undeveloped gross acres.

Productive Wells

The following table sets forth Abraxas Energy’s total gross and net productive wells expressed separately for oil and gas, as of December 31, 2008:

	Productive Wells (1) As of December 31, 2008
	Oil		Gas
	Gross (2)	Net (3)	Gross (2)	Net (3)
Rocky Mountain	363.0	74.6	498.0	16.2
Mid-Continent	125.0	15.2	475.0	87.8
Permian Basin	67.0	32.5	47.0	19.2
Gulf Coast	31.5	26.2	32.5	20.9

Total	586.5	148.5	1,052.5	144.1

(1)	Productive wells are producing wells and wells capable of production.
(2)	A gross well is a well in which Abraxas Energy owns an interest.
(3)	A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

Reserves Information

Oil and gas reserves have been estimated as of December 31, 2007 for all of Abraxas Energy’s properties by DeGolyer and MacNaughton, of Dallas, Texas. DeGolyer and MacNaughton estimated reserves for properties comprising approximately 93% of the PV-10 of Abraxas Energy’s oil and gas reserves as of December 31, 2008, and reserves for the remaining 7% of Abraxas Energy’s properties were estimated by Abraxas Petroleum personnel. The properties acquired from St. Mary included in the reserve report prepared by DeGolyer and MacNaughton were selected by Abraxas Energy initially according to the value it allocated to each property during the review of the acquisition. Reserve estimates for the higher valued properties were prepared by DeGolyer and MacNaughton and reserve estimates for the lower valued properties were prepared by Abraxas

Petroleum personnel because it was determined that it was not practical for DeGolyer and MacNaughton to prepare reserve estimates for all of Abraxas Energy’s properties because it owns a large number of properties with relatively low values. A total of 300 properties were included in the reserve report prepared by DeGolyer and MacNaughton, which comprised 93% of the standardized measure of Abraxas Energy’s properties and a total of 854 properties were included in the reserve estimates prepared by Abraxas Petroleum personnel, which comprised 7% of the standardized measure of Abraxas Energy’s properties. Oil and gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain. Proved oil and gas reserves are the estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of Abraxas Energy’s proved reserves are located in the continental United States. Proved reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements; therefore, year-end prices and costs were used in estimating net cash flows.

The following table sets forth certain information regarding estimates of Abraxas Energy’s oil and gas reserves as of December 31, 2007 and 2008.

	Estimated Proved Reserves
	Proved Developed	Proved Undeveloped	Total Proved
As of December 31, 2007
Oil (MBbls)	1,167	39	1,206
Gas (MMcf)	29,334	36,126	65,460

As of December 31, 2008
Oil (MBbls)	4,416	63	4,479
Gas (MMcf)	41,030	42,376	83,406

The process of estimating oil and gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this annual report. In addition, Abraxas Energy may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond its control.

You should not assume that the present value of future net revenues referred to in this proxy statement is the current market value of Abraxas Energy’s estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of Abraxas Petroleum’s consolidated financial statements may be used. Because Abraxas Energy uses the full cost method to account for its oil and gas operations, Abraxas Energy is susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. This is known as a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities but does reduce partners’ equity and reported earnings. Abraxas Energy has experienced ceiling limitation write-downs in the past and Abraxas Energy cannot assure you that it will not experience additional ceiling limitation write-downs in the future. As of December 31, 2008, Abraxas Energy’s net capitalized costs of oil and gas properties exceeded the present value of its estimated proved reserves by $97.1 million. These amounts were calculated considering 2008 year-end prices of $44.60 per Bbl for oil and $5.62 per Mcf for gas as adjusted to reflect the expected realized prices for Abraxas Energy’s proved oil and gas reserves compared to each of the full cost pools.

For more information regarding the full cost method of accounting, you should read the information under “Information about Abraxas Energy—Abraxas Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with Abraxas Energy or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

The estimates of Abraxas Energy’s reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for the oil and gas properties described in this report are based on the assumption that future oil and gas prices remain the same as oil and gas prices at December 31, 2008. The average sales prices as of such date used for purposes of such estimates were $41.74 per Bbl of oil and $4.77 per Mcf of gas. It is also assumed that Abraxas Energy will make future capital expenditures of approximately $90.2 million in the aggregate primarily in the years 2009 through 2014, which are necessary to develop and realize the value of proved undeveloped reserves on its properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

Abraxas Energy files reports of its estimated oil and gas reserves with the Department of Energy. The reserves reported to this agency are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Oil, Gas Liquids, and Gas Production and Sales Prices

The following table presents Abraxas Energy’s net oil and gas production, the average sales price per Bbl of oil and per Mcf of gas produced and the average cost of production per Mcfe of production sold, for the three years ended December 31, 2008 and the six months ended June 30, 2009 on a stand-alone basis:

	2006	2007	2008	Six Months Ended June 30, 2009
Oil production (MBbls)	128	128	452	227
Gas production (MMcf)	5,953	4,860	5,505	2,670
Total production (MMcfe) (1)	6,719	5,627	8,218	4,035
Average sales price per Bbl of oil (2)	$63.73	$65.09	$79.14	$69.58
Average sales price per Mcf of gas (2)	$5.71	$6.55	$6.97	$6.22
Average sales price per Mcfe (2)	$6.27	$7.13	$9.02	$8.01
Average cost of production per Mcfe produced (1)	$1.29	$1.60	$2.75	$2.44

(1)	Oil and gas were combined by converting oil to an Mcf equivalent on the basis 1 Bbl of oil to 6 Mcf of gas. Production costs include direct operating costs, ad valorem taxes and gross production taxes.
(2)	Average sales prices include the impact of hedging activity.

Drilling Activities

The following table sets forth Abraxas Energy’s gross and net working interests in exploratory and development wells drilled during the two years ended December 31, 2008 on a stand-alone basis:

	2007		2008
	Gross (1)	Net (2)	Gross (1)	Net (2)
Exploratory (3)
Productive (4)
Oil	—	—	—	—
Gas	—	—	—	—
Dry Holes (5)	—	—	—	—

Total	—	—	—	—

Development (6)
Productive (4)
Oil	3.0	2.5	7.0	0.3
Gas	—	—	33.0	1.3
Dry Holes (5)	—	—	—	—

Total	3.0	2.5	40.0	1.6

(1)	A gross well is a well in which Abraxas Energy owns an interest.
(2)	The number of net wells represents the total percentage of working interests held in all wells (e.g., total working interest of 50% is equivalent to 0.5 net well. A total working interest of 100% is equivalent to 1.0 net well).
(3)	An exploratory well is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be producing oil or gas in another reservoir, or to extend a known reservoir.
(4)	A productive well is an exploratory or a development well that is not a dry hole.
(5)	A dry hole is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.
(6)	A development well is a well drilled within the proved area of an oil or gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved oil or gas reserves.

As of June 30, 2009, Abraxas Energy did not have any operated wells that were in the process of drilling and/or completing.

Hedging Activity

Abraxas Energy has entered into NYMEX-based fixed price commodity swaps with Société Générale with respect to a significant portion of its estimated oil and gas production from its currently producing wells to achieve more predictable cash flow and to reduce its exposure to fluctuations in commodity prices. At June 30, 2009 and continuing through December 2012, Abraxas Energy had NYMEX-based fixed price commodity swaps covering approximately 80% (85% for 2009-2011 and 60% for 2012) of its estimated oil and gas production from its estimated net proved developed producing reserves at volume weighted average prices of $81.08 per barrel of oil and $8.14 per MMbtu of gas.

On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for the year 2013.

Markets and Customers

Please refer to “Information about Abraxas Petroleum—Markets and Customers.”

Regulation of Oil and Gas Activities

Please refer to “Information about Abraxas Petroleum—Regulation of Oil and Gas Activities.”

Title to Properties

As is customary in the oil and gas industry, Abraxas Energy makes only a cursory review of title to undeveloped oil and gas leases at the time they are acquired. However, before drilling commences, Abraxas Energy requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well begins. To the extent title opinions or other investigations reflect title defects, Abraxas Energy, rather than the seller/lessor of the undeveloped property, would typically be obligated to cure any title defect at its own expense. If Abraxas Energy was unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, it could suffer a loss of its entire investment in the property. Abraxas Energy believes that it has good title to its properties, some of which are subject to immaterial encumbrances, easements and restrictions. The oil and gas properties that Abraxas Energy owns are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. Abraxas Energy does not believe that any of these encumbrances or burdens will materially affect its ownership or use of its properties.

Competition

Abraxas Energy operates in a highly competitive environment. The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of oil and gas operations. Abraxas Energy must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than Abraxas Energy’s. Although Abraxas Energy believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, Abraxas Energy cannot assure you that such materials and resources will be available to it.

Employees

Abraxas Energy does not have any employees or dedicated senior management. Abraxas Energy’s general partner manages its operations and activities on its behalf. As of June 30, 2009, Abraxas Energy’s general partner had three executive officers who spend a portion of their time on its operations. Pursuant to an omnibus agreement, Abraxas Petroleum performs general and administrative services for Abraxas Energy and for its subsidiary, Abraxas Operating. Abraxas Petroleum and Abraxas Operating have also entered into an operating agreement, under which Abraxas Petroleum operates Abraxas Energy’s properties that are not subject to operating agreements with other parties. Abraxas Petroleum will continue as operator of Abraxas Energy’s properties that are subject to operating agreements to the extent Abraxas Petroleum is the operator of record. As of June 30, 2009, Abraxas Petroleum had 65 full-time employees. None of these employees is represented by labor unions or covered by any collective bargaining agreement. Abraxas Energy believes that labor relations with these employees are satisfactory at this time.

Office Facilities

Abraxas Energy shares executive and administrative offices with Abraxas Petroleum. These offices are located at 18803 Meisner Drive, San Antonio, Texas 78258. The office space consists of approximately 21,000 square feet, which is owned by Abraxas Petroleum, and is subject to a real estate lien note. Abraxas Energy currently pays Abraxas Petroleum $2.6 million per year, subject to annual adjustments for inflation and acquisition or other expansion adjustments.

Legal Proceedings

At June 30, 2009, Abraxas Energy was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on us.

Selected Historical Financial Data of Abraxas Energy

The following table shows historical financial data of Abraxas Petroleum and Abraxas Energy for the periods and as of the dates indicated. The historical financial data of Abraxas Petroleum as of December 31, 2006 and for the year ended December 31, 2006 and for the period from January 1 to May 24, 2007 and the historical financial data of Abraxas Energy as of December 31, 2007 and 2008 and for the period from May 25 to December 31, 2007 and for the year ended December 31, 2008 are derived from the audited consolidated financial statements included elsewhere in this proxy statement. The historical financial data of Abraxas Energy as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 are derived from the unaudited condensed consolidated financial statements of Abraxas Energy included elsewhere in this proxy statement. The financial condition and results of operations of Abraxas Petroleum for the periods up to May 24, 2007 are referred to in this proxy statement as “Predecessor,” and the financial condition and results of operations for periods subsequent to May 24, 2007 are referred to as “Successor” and represent only those of Abraxas Energy.

	Historical
	Predecessor				Successor
	Abraxas Petroleum				Abraxas Energy
	Year Ended December 31,			January 1 - May 24, 2007	May 25 - December 31, 2007	Year Ended December 31, 2008	Six Months Ended June 30,
	2004	2005	2006				2008	2009
							(unaudited)
Total operating revenue	$33,854	$49,216	$51,077	$19,305	$22,148	$83,391	$47,260	$18,321
Lease operating and production taxes	8,567	11,094	11,776	4,757	5,136	22,577	10,756	9,833
Depreciation, depletion and amortization	7,213	8,914	14,939	5,773	7,039	20,063	9,583	7,028
Ceiling-test impairment	—	—	—	—	—	97,121	—	2,775
General and administrative	5,238	5,757	5,160	1,867	987	2,657	1,290	1,475
Net interest expense	17,857	13,970	16,738	6,371	1,774	10,181	5,052	5,316
Amortization of deferred financing fees	1,848	1,589	1,591	632	121	988	447	537
Financing fees	1,657	—	—	—	—	359	—	362
Gain on debt redemption	(12,561)						—	—
Loss (gain) on derivative contracts	—	591	(646)	218	4,125	(28,333)	108,093	1,695
Loss on debt extinguishment	—	—	—	—	6,455	—	—	—
Other	(5,002)	1,030	819	295	—	1,105	711	2,229

Income (loss)	$9,037	$6,271	$700	$(608)	$(3,489)	$(43,327)	$(88,672)	$(12,929)

Income (loss) per share/unit:
Basic	$0.25	$0.16	$0.02	$(0.01)	$(0.31)	$(3.81)	$(7.80)	$(1.13)
Diluted	$0.23	$0.15	$0.02	$(0.01)	$(0.31)	$(3.81)	$(7.80)	$(1.13)

	Historical
	Predecessor				Successor
	Abraxas Petroleum				Abraxas Energy
	Year Ended December 31,			January 1 - May 24, 2007	May 25 - December 31, 2007	Year Ended December 31, 2008	Six Months Ended June 30,
	2004	2005	2006				2008	2009
							(unaudited)
	(In thousands)
Cash flow data:
Net cash provided by operating activities	$27,000	$21,099	$15,561	$10,150	$5,466	$30,474	$19,285	$10,676
Net cash used in investing activities	(9,269)	(35,350)	(14,102)	(6,622)	(14,086)	(131,900)	(134,039)	(3,098)
Net cash provided by (used in) financing activities	(65,684)	14,877	(1,458)	(1,742)	10,379	101,591	113,299	(7,988)

	Historical
	Predecessor			Successor
	Abraxas Petroleum			Abraxas Energy
	At December 31,					At June 30, 2009
	2004	2005	2006	2007	2008
						(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(4,592)	$(4,880)	$(3,719)	$3,740	$(14,595)	$(15,683)
Total assets	152,685	121,866	116,940	105,703	169,240	153,414
Current maturities of long-term debt	—	—	—	—	40,000	40,000
Long-term debt	126,425	129,527	127,614	45,900	125,600	123,675
Stockholders’ / Partners’ equity (deficit)	(53,464)	(23,701)	(22,165)	49,688	(12,492)	(25,989)

Abraxas Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of Abraxas Energy’s consolidated financial condition, liquidity and capital resources.

Because Abraxas Energy was not formed until May 2007, its historical financial statements as well as the discussion of the results of operations and period-to-period comparisons covering these historical results include the historical financial statements of Abraxas Petroleum for periods up to May 24, 2007 and Abraxas Energy’s historical financial statements for the period from May 25 to December 31, 2007, the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009. Because the 2007 historical results of Abraxas Petroleum include combined information for the properties retained by Abraxas Petroleum as well as Abraxas Energy’s oil and gas properties, these historical results of operations and period-to-period comparisons are not indicative of Abraxas Energy’s future results.

General

Abraxas Energy is a Delaware limited partnership formed by Abraxas Petroleum in May 2007 to exploit, develop, produce and acquire oil and gas properties. Abraxas Energy’s assets consist primarily of producing and non-producing properties located in the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

Abraxas Energy believes that its quality asset base, high degree of operational control and large inventory of drilling projects position it for future growth. Abraxas Energy’s properties are concentrated in locations that facilitate economies of scale in drilling and production operations and efficient reservoir management practices. In January 2008, Abraxas Energy closed its first major acquisition of oil and gas properties from St. Mary Land & Exploration for $118.5 million. The properties were located across the central portion of the United States in mature basins.

Abraxas Energy’s financial results depend upon many factors which significantly affect its results of operations including the following:

•	the oil and gas volumes it produces;

•	the sales price of its oil and gas production and the effect of its hedging activities;

•	the level of its operating and general and administrative expenses;

•	the availability of capital;

•	the level of and interest rates on borrowings; and

•	the level and success of exploitation and development activity.

Commodity Prices and Hedging Activities. The results of Abraxas Energy’s operations are highly dependent upon the prices received for its oil and gas production. The prices Abraxas Energy receives for its production are dependent upon spot market prices, price differentials and the effectiveness of its derivative contracts, which are sometimes referred to as hedging arrangements. Substantially all of Abraxas Energy’s sales of oil and gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for Abraxas Energy’s oil and gas production are dependent upon numerous factors beyond its control. Significant declines in prices for oil and gas could have a material adverse effect on Abraxas Energy’s financial condition, results of operations, cash flows and quantities of reserves recoverable on an economic basis.

Recently, the prices of oil and gas have been volatile. During the first half of 2006, prices for oil and gas were sustained at record or near-record levels. Supply and geopolitical uncertainties resulted in significant price volatility during the remainder of 2006 with both oil and gas prices weakening. During 2007, oil prices remained strong while gas prices began 2007 strong but weakened during the course of the year. During the first half of 2008, prices for oil and gas were sustained at record or near-record levels, however during the second half of 2008, and subsequently, there has been a significant drop in prices. New York Mercantile Exchange (NYMEX) futures price for West Texas Intermediate (WTI) oil averaged $99.73 per barrel for 2008. WTI oil ended 2008 at $44.60 per barrel. NYMEX Henry Hub futures price for gas averaged $8.85 per million British thermal units (MMBtu) during 2008 and ended the year at $5.62. During the first six months of 2009, prices of oil and gas were volatile and NYMEX WTI oil averaged $51.59 for the period and NYMEX Henry Hub gas averaged $4.12 for the period. Since the end of the second quarter, oil prices have increased modestly while gas prices have continued to weaken. As of August 28, 2009, the NYMEX futures price for WTI oil was $72.74 per barrel and the NYMEX Henry Hub futures price for gas was $3.03 per MMBtu. If gas prices continue to decline or if oil prices decline, Abraxas Energy’s revenue and cash flow from operations could also decline. In addition, lower commodity prices could also reduce the amount of oil and gas that can be produced economically. The current global recession has had a significant impact on commodity prices and Abraxas Energy’s operations. If commodity prices remain depressed, Abraxas Energy’s revenues, profitability and cash flow from operations may decrease which could cause Abraxas Energy to alter its business plans, including reducing its drilling activities.

The decline in commodity prices has also resulted in downward adjustments to Abraxas Energy’s estimated proved reserves at December 31, 2008. For 2008, Abraxas Energy incurred a “ceiling limitation write-down” under applicable accounting rules. Under these rules, if the net capitalized cost of oil and gas properties exceeds the PV-10 of Abraxas Energy’s reserves, the amount of the excess must be charged to earnings. As of

December 31, 2008, Abraxas Energy’s net capitalized costs of oil and gas properties exceeded the present value of its estimated proved reserves by $97.1 million. These amounts were calculated considering 2008 year-end prices of $44.60 per Bbl for oil and $5.62 per Mcf for gas as adjusted to reflect the expected realized prices for Abraxas Energy’s oil and gas reserves compared to each of the full cost pools. This charge does not impact cash flow from operating activities, but does reduce its partners’ equity and earnings. The risk that Abraxas Energy will be required to write-down the carrying value of oil and gas properties increases when oil and gas prices are low. In addition, write-downs may occur if Abraxas Energy experiences substantial downward adjustments to its estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though higher gas and oil prices may have increased the ceiling applicable to the subsequent period.

The realized prices that Abraxas Energy receives for its production differ from NYMEX futures and spot market prices, principally due to:

•	basis differentials which are dependent on actual delivery location,

•	adjustments for BTU content; and

•	gathering, processing and transportation costs.

During 2008, differentials averaged $7.31 per barrel of oil and $1.36 per Mcf of gas and during the first six months of 2009, differentials averaged $8.04 per barrel of oil and $0.95 per Mcf of gas. Abraxas Energy experienced greater differentials during 2008 and the first six months of 2009 compared to prior periods because of the increased percentage of its production from the Rocky Mountain and Mid-Continent regions which experience higher differentials than its Texas properties. Historically, these regions have experienced wider differentials than Abraxas Energy’s Permian Basin and Gulf Coast properties. As the percentage of Abraxas Energy’s production from the Rocky Mountain and Mid-Continent regions increases, Abraxas Energy expects that its consolidated price differentials will also increase. Increases in the differential between the benchmark prices for oil and gas and the wellhead price received could significantly reduce Abraxas Energy’s revenues and cash flow from operations.

Under the terms of Abraxas Energy’s credit facility, Abraxas Energy was required to enter into derivative contracts for specified volumes, which equated to approximately 85% of the estimated oil and gas production through December 31, 2011 and 60% of the estimated oil and gas production from its estimated net proved developed producing reserves for calendar year 2012. By removing a significant portion of price volatility on its future oil and gas production, Abraxas Energy believes it will mitigate, but not eliminate, the potential effects of changing commodity prices on its cash flow from operations for those periods. However, when prevailing market prices are higher than the contract prices, Abraxas Energy will not realize increased cash flow on the portion of the production that has been hedged. Abraxas Energy has sustained and in the future will sustain realized and unrealized losses on its derivative contracts if market prices are higher than the contract prices. Conversely, when prevailing market prices are lower than the contract prices, Abraxas Energy will sustain realized and unrealized gains on its derivative contracts. For example, in 2007, Abraxas Energy sustained an unrealized loss of $6.3 million and a realized gain of $1.9 million and in 2008, Abraxas Energy incurred a realized loss of $9.3 million and an unrealized gain of $40.5 million. During the first six months of 2009, Abraxas Energy incurred a realized gain of $12.8 million and an unrealized loss of $14.5 million. Abraxas Energy has not designated any of these derivative contracts as a hedge as prescribed by applicable accounting rules.

Current market conditions also elevate concern over counter-party risks related to Abraxas Energy’s commodity derivative contracts. Abraxas Energy actively monitors the credit exposure and risks associated with its counterparties. Abraxas Energy has all of its commodity swaps with one major financial institution, Société Générale. Should this counterparty not perform, Abraxas Energy may not realize the benefit of its hedging arrangements when market prices are below the contract prices. Abraxas Energy is not currently aware of any inability on the part of its counterparty to perform under these derivative contracts. Notwithstanding, Abraxas Energy is not able to predict sudden changes in the credit worthiness of its counterparty.

The following table sets forth Abraxas Energy’s derivative position at June 30, 2009:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.45
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810 Bbl	$86.45
Year 2012	Gas	3,000 Mmbtu	$6.88
Year 2012	Oil	670 Bbl	$67.60

At June 30, 2009, the aggregate fair market value of Abraxas Energy’s oil and gas derivative contracts was an asset of approximately $24.3 million.

On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps at prevailing market prices.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

Production Volumes. Because Abraxas Energy’s proved reserves will decline as oil and gas are produced, unless Abraxas Energy conducts successful exploitation and development activities, or acquires additional properties containing proved reserves, its reserves and production will decrease. Approximately 92% of the estimated ultimate recovery of Abraxas Energy’s proved developed reserves as of December 31, 2008 had been produced. Abraxas Energy’s ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploitation and development projects.

Abraxas Energy had cash capital expenditures for 2008 of $131.9 million which included $118.5 million for property acquisitions. Abraxas Energy has a capital budget for 2009 of $12.0 million, the exact amount of which will depend on its success rate, production levels and commodity prices. During the first six months of 2009, Abraxas Energy had $3.1 million of capital expenditures.

The following table presents Abraxas Energy’s pro forma and historical net production volumes for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009:

	Year Ended December 31,			June 30, 2009
	2006	2007	2008
Total production (MMcfe)	7,718	5,984	8,218	4,035
Average production (Mcfepd)	21,144	16,394	22,453	22,290

Availability of Capital. As described more fully under “—Liquidity and Capital Resources” below, Abraxas Energy’s sources of capital going forward will primarily be cash flow from operations, borrowings under its credit facility and proceeds from the sale of debt or equity securities. At June 30, 2009, Abraxas Energy had $4.4 million of availability under its credit facility. At July 31, 2009, in connection with the monetization and repayment of $28.7 million of indebtedness, Abraxas Energy had no availability under its credit facility after the borrowing base was reduced to $95.0 million. In connection with the Merger, the existing Abraxas Energy credit facilities will be refinanced and terminated and Abraxas Petroleum will enter into the new credit facility.

Exploitation and Development Activity. Abraxas Energy believes that its quality asset base and its large inventory of drilling projects will help provide stability and growth in its production over time. Abraxas Petroleum operates properties comprising over 75% of Abraxas Energy’s estimated proved reserves at December 31, 2008, allowing for substantial control over the timing and incurrence of capital expenditures. Abraxas Energy has identified 226 additional drilling locations (of which 129 were classified as proved undeveloped at December 31, 2008) on its existing leasehold, the successful development of which could significantly increase its production and proved reserves. For the five years ended December 31, 2007, Abraxas Petroleum drilled 13 gross (10.2 net) wells on the properties contributed to Abraxas Energy, of which 100% resulted in commercially productive wells. For the year ended December 31, 2008, Abraxas Petroleum and other operators drilled 40 gross (1.6 net) wells on Abraxas Energy’s properties, of which 100% resulted in commercially productive wells.

Abraxas Energy’s future oil and gas production, and therefore its success, is highly dependent upon its ability to find, acquire, exploit and develop additional reserves. The rate of production from Abraxas Energy’s properties and its proved reserves will decline as its reserves are produced unless it conducts successful development and exploitation activities, acquire additional properties containing proved reserves, or, through engineering studies that identify additional behind-pipe zones or secondary recovery reserves. Abraxas Energy cannot assure you that its exploitation and development activities will result in increases in its proved reserves. If Abraxas Energy’s proved reserves continue to decline in the future, its production will also decline and, consequently, cash flow from operations will also decline. In addition, approximately 39% of Abraxas Energy’s total estimated proved reserves at December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain than proved developed reserves. Recovery of such reserves will require significant capital expenditures and successful drilling operations. For a more complete discussion of these risks please see “Risk Factors—Risks Related to Our Industry—Estimates of proved reserves and future net revenue are inherently imprecise.”

Borrowings and Interest. At June 30, 2009, Abraxas Energy had outstanding indebtedness of $163.7 million, of which $40.0 million was outstanding under its subordinated credit facility and $123.7 million was outstanding under its credit facility. On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” derivative contracts for $26.7 million which was used together with the July 2009 commodity swap settlement of $2.0 million to re-pay indebtedness outstanding under its credit facility. After this re-payment, Abraxas Energy had outstanding indebtedness of $135.0 million, of which $40.0 million was outstanding under its subordinated credit facility and $95.0 million was outstanding under its credit facility. Simultaneously, the borrowing base under Abraxas Energy’s credit facility was reduced to $95.0 million. If cash interest expense increases as a result of higher interest rates or increased borrowings, more cash flow from operations would be used to meet the debt service requirements. As a result, Abraxas Energy would need to increase its cash flow from operations in order to fund the development of its numerous drilling opportunities which, in turn, will be dependent upon the level of its production volumes and commodity prices. In order to mitigate its interest rate exposure, Abraxas Energy entered into an interest rate swap, effective August 12, 2008, as amended in February 2009, to fix its floating LIBOR based debt. Abraxas Energy’s 2-year interest rate swap arrangement for $100.0 million is at a fixed rate of 2.95%. The arrangement expires on August 12, 2010.

Results of Operations

Comparison of Six Months Ended June 30, 2008 to Six Months Ended June 30, 2009

The following table illustrates Abraxas Energy’s primary components of revenue for the six months ended June 30, 2008 and 2009, as well as oil and gas sales volumes and average realized prices (net of impact from derivative contracts) for such periods.

	Six Months Ended June 30,
	2008	2009
	(In thousands, except per unit data)
Operating revenue:
Oil sales	$23,403	$9,859
Gas sales	23,857	8,462

Total operating revenue	$47,260	$18,321

Operating income (loss) (1)	25,631	(2,790)
Volumes:
Oil (MBbls)	218	227
Gas (MMcf)	2,783	2,670
Gas equivalents (MMcfe)	4,091	4,035
Realized oil price ($/Bbl)	$83.76	$69.58
Realized gas price ($/Mcf)	$7.73	$6.22

(1)	Operating loss in the six months ended June 30, 2009 includes $2.8 million ceiling-test impairment.

The following table summarizes Abraxas Energy’s expenses for the six months ended June 30, 2008 and 2009.

	Six Months Ended June 30,
	2008	2009
Direct operating expenses:
Lease operating expenses	$6,617	$7,708
Production and other taxes	4,139	2,125

Total direct operating expenses	$10,756	$9,833

Revenues

Operating Revenue

Operating revenue decreased by $28.9 million from $47.3 million in the six months ended June 30, 2008 to $18.3 million in the same period of 2009. The decrease was primarily due to significant decreases in commodity prices during the six months ended June 30, 2009 compared to the same period of 2008. Excluding the realized gains or losses on Abraxas Energy’s derivative contracts, the realized prices for the six months ended June 30, 2009 were $43.55 per barrel of oil and $3.17 per Mcf of gas compared to $107.38 per barrel of oil and $8.57 per Mcf of gas in the same period of 2008. Oil volumes increased from 218 MBbls in the six months ended June 30, 2008 to 227 MBbls in the same period of 2009 and gas volumes decreased from 2.8 Bcf in the six months ended June 30, 2008 to 2.7 Bcf in the same period of 2009. The increase in oil volumes was primarily due to the production attributable to the properties Abraxas Energy acquired from St. Mary in January 2008 offset by natural field declines and the decrease in gas volumes was primarily due to natural field declines.

Average realized prices for the six months ended June 30, 2009 (net of realized gain on derivative contracts) were $69.58 per barrel of oil and $6.22 per Mcf of gas and average realized prices in the same period of 2008 (net of realized loss on derivative contracts) were $83.76 per barrel of oil and $7.73 per Mcf of gas.

Expenses

Direct Operating Expenses

Direct operating expenses decreased from $10.8 million in the six months ended June 30, 2008 to $9.8 million in the same period of 2009. Direct operating expenses per Mcfe for the six months ended June 30, 2008 were $2.63 per Mcfe compared to $2.44 per Mcfe in the same period of 2009. The decrease in direct operating expenses was primarily due to a decrease in production taxes as a result of lower commodity prices realized during the six months ended June 30, 2009.

General and Administrative (“G&A”)

G&A, excluding equity-based compensation, increased from $1.1 million in the six months ended June 30, 2008 to $1.4 million in the same period of 2009. G&A per Mcfe increased from $0.26 in the six months ended June 30, 2008 to $0.35 in the same period of 2009. The increase in G&A was primarily a result of additional staff hired to manage the producing properties Abraxas Energy acquired from St. Mary in January 2008.

Equity-Based Compensation

The Black-Scholes option pricing model is used to measure the fair value of restricted units granted to employees and directors. Restricted units granted to employees and directors are valued at the date of grant and expense is recognized over the vesting period. For the six months ended June 30, 2009 and 2008, equity-based compensation expense was $70,000 and $222,000, respectively.

Depreciation, Depletion and Amortization (“DD&A”)

DD&A decreased by $2.6 million from $9.6 million in the six months ended June 30, 2008 to $7.0 million in the same period of 2009. DD&A per Mcfe for the six months ended June 30, 2008 was $2.34 per Mcfe as compared to $1.74 per Mcfe in the same period of 2009. The decrease in DD&A was primarily the result of a reduction in the depletion base as a result of the proved property impairment recorded for the year ended December 31, 2008 and the six months ended June 30, 2009.

Interest Expense

Interest expense was $5.3 million and $ 5.1 million for the six months ended June 30, 2009 and 2008, respectively.

Gain (loss) from Derivative Contracts

Accounting for gains and losses on Abraxas Energy’s derivative contracts is based on realized and unrealized amounts. The realized gains and losses are determined by actual derivative settlements during the period. Unrealized gains and losses are based on the periodic mark-to-market valuation of Abraxas Energy’s current derivative contracts. Abraxas Energy’s derivative contracts do not qualify for hedge accounting as prescribed by SFAS 133; therefore, fluctuations in the market value of these contracts are recognized in earnings during the current period. Abraxas Energy has entered into a series of NYMEX-based fixed price commodity swaps, and as of June 30, 2009, the estimated unearned value of these contracts was an asset of approximately $24.3 million. For the six months ended June 30, 2009, Abraxas Energy recognized a realized gain of $12.8 million and an unrealized loss of $14.5 million on these derivative contracts compared to a realized loss of $7.5 million and an unrealized loss of $100.6 million for the six months ended June 30, 2008.

Abraxas Energy entered into a two-year interest rate swap in August 2008. For the first year, the notional amount of $100.0 million had a fixed rate of 3.367%. The interest rate swap was amended in February 2009 which reduced the fixed rate to 2.95% and increased the notional amount to $100.0 million for the entire term of the contract. For the six months ended June 30, 2009, Abraxas Energy recognized a realized loss of approximately $1.2 million and an unrealized gain of $0.4 million on this derivative contract. As of June 30, 2009, the estimated unearned value of this contract was a liability of approximately $2.7 million.

Other Expense

Other expense for the six months ended June 30, 2009 consists primarily of fees and expenses, which were paid over the past two years, associated with the initial public offering of Abraxas Energy which is no longer being pursued in accordance with the terms of the Voting Agreement.

Comparison of Years Ended December 31, 2006, 2007 and 2008

The following table illustrates Abraxas Energy’s primary components of revenue for the three years ended December 31, 2006, 2007 and 2008, as well as oil and gas sales volumes and average realized prices (net of impact from derivative contracts) for such periods.

	Years Ended December 31,
	2006	2007	2008
	(In thousands, except per unit data)
Operating revenue:
Oil sales	$12,446	$10,661	$42,003
Gas sales	37,002	30,278	41,388
Rig and other	1,629	514	—

Total operating revenue	$51,077	$41,453	$83,391

Operating income (loss) (1)	$18,383	$15,599	$(59,027)
Volumes:
Oil (MBbls)	200	157	452
Gas (MMcf)	6,515	5,044	5,055
Gas equivalents (MMcfe)	7,718	5,984	8,218
Realized oil price ($/Bbl)	$62.10	$63.08	$79.14
Realized gas price ($/Mcf)	$5.77	$6.54	$6.97

(1)	Operating loss in 2008 includes $97.1 million ceiling-test impairment.

The following table summarizes Abraxas Energy’s expenses for the three years ended December 31, 2006, 2007 and 2008.

	Years Ended December 31,
	2006	2007	2008
	(In thousands)
Direct operating expenses:
Lease operating expenses	$7,291	$6,294	$14,609
Production and other taxes	4,485	3,599	7,968

Total direct operating expenses	$11,776	$9,893	$22,577

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2008

Revenues

Operating Revenue

During the year ended December 31, 2008, operating revenue increased by $41.9 million from $41.5 million in 2007 to $83.4 million in 2008. The increase was primarily due to increased volumes in 2008 as compared to 2007 as well as higher realized oil and gas prices in 2008 as compared to 2007. The increase in volumes contributed $23.4 million and higher realized prices (before the negative impact of realized losses on derivative contracts) contributed $18.5 million to operating revenue for the year ended December 31, 2008.

Oil volumes increased from 157 MBbls in 2007 to 452 MBbls during 2008 and gas volumes increased from 5.0 Bcf in 2007 to 5.1 Bcf in 2008. The increase was primarily due to the production attributable to the properties Abraxas Energy acquired from St. Mary in January 2008. The properties acquired from St. Mary contributed 292 MBbls and 1.5 Bcf of production during 2008, which was partially offset by natural field declines.

Average realized prices in 2008 (net of realized loss on derivative contracts) were $79.14 per barrel of oil and $6.97 per Mcf of gas and average realized prices in 2007 (net of realized gain on derivative contracts) were $63.08 per barrel of oil and $6.54 per Mcf of gas.

Expenses

Direct Operating Expenses

Direct operating expenses increased from $9.9 million in 2007 to $22.6 million in 2008. The increase was primarily due to the operating expenses attributable to the properties that Abraxas Energy acquired from St. Mary in January 2008. Direct operating expenses on a per Mcfe basis for the year ended December 31, 2008 were $2.75 per Mcfe compared to $1.65 per Mcfe in 2007. The increase in total operating expenses was primarily attributable to the producing properties Abraxas Energy acquired from St. Mary in January 2008 which were predominately pumping oil wells which cost more to operate than the producing properties contributed to Abraxas Energy by Abraxas Petroleum which were predominately flowing gas wells.

General and Administrative (“G&A”)

G&A, excluding equity-based compensation, decreased from $2.5 million in 2007 to $2.4 million in 2008. G&A on a per Mcfe basis decreased from $0.41 in 2007 to $0.29 in 2008. The decrease per Mcfe was due to the increased production attributable to the properties Abraxas Energy acquired from St. Mary in January 2008.

Equity-Based Compensation

The Black-Scholes option pricing model is used to measure the fair value of stock/unit options granted to employees and directors. Options granted to employees and directors are valued at the date of grant and expense is recognized over the options vesting period. For the year ended December 31, 2007, equity-based compensation expense was $393,000. On January 31, 2008, Abraxas Energy awarded phantom units with distribution equivalency rights under its long-term incentive plan. For the year ended December 31, 2008, Abraxas Energy incurred equity-based compensation expense of $242,000 relating to these phantom units.

Depreciation, Depletion and Amortization (“DD&A”)

DD&A increased from $12.8 million in 2007 to $20.1 million in 2008. The increase in DD&A was primarily due to the increased production as well as an increase in the depletion base from the properties Abraxas Energy acquired from St. Mary in January 2008. DD&A on a per Mcfe basis for 2008 was $2.44 per Mcfe as compared to $2.14 per Mcfe in 2007. The increase per Mcfe was due to the increased production volumes and the increased depletion base in 2008 as compared to 2007.

Interest Expense

Interest expense increased to $10.2 million in 2008 from $8.2 million in 2007. The increase in interest expense was primarily due to the increase in long-term debt to fund the acquisition of properties from St. Mary in January 2008. Abraxas Energy’s debt increased from $45.9 million as of December 31, 2007 to $165.6 million as of December 31, 2008.

Income (loss) from derivative contracts

Accounting for gains and losses on Abraxas Energy’s derivative contracts is based on realized and unrealized amounts. The realized gains and losses are determined by actual derivative settlements during the period. Unrealized gains and losses are based on the periodic mark-to-market valuation of Abraxas Energy’s current derivative contracts. Abraxas Energy’s derivative contracts do not qualify for hedge accounting as prescribed by SFAS 133; therefore, fluctuations in the market value of these contracts are recognized in earnings during the current period. Abraxas Energy has entered into a series of NYMEX-based fixed price commodity swaps, and as of December 31, 2008, the estimated unearned value of these contracts was an asset of approximately $39.2 million. For the year ended December 31, 2008, Abraxas Energy recognized a realized loss of $9.3 million and an unrealized gain of $40.5 million on these derivative contracts compared to a realized gain of $1.9 million and an unrealized loss of $6.3 million for the year ended December 31, 2007.

Abraxas Energy entered into a two-year interest rate swap in August 2008. For the first year, the notional amount of $100.0 million had a fixed rate of 3.367%. The interest rate swap was amended in February 2009 which reduced the fixed rate to 2.95% and increased the notional amount to $100.0 million for the entire term of the contract. For the year ended December 31, 2008, Abraxas Energy recognized a realized loss of approximately $260,000 and an unrealized loss of $2.7 million on this derivative contract. As of December 31, 2008, the estimated unearned value of this contract was a liability of approximately $3.0 million.

Ceiling-Test Impairment

Abraxas Energy records the carrying value of its oil and gas properties using the full cost method of accounting for oil and gas properties. Under this method, Abraxas Energy capitalizes the cost to acquire, explore for and develop oil and gas properties. Under the full cost accounting rules, the net capitalized cost of oil and gas properties, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any. If the net capitalized cost of oil and gas properties exceeds the ceiling limit, Abraxas Energy is subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings which does not impact cash flow from operating activities. However, such write-downs do impact the amount of partners’ equity. The cost ceiling represents the present value (discounted at 10%) of net cash flows from sales of future production, using commodity prices on the last day of the quarter, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of the financial statements. As of December 31, 2008, Abraxas Energy’s net capitalized costs of oil and gas properties exceeded the present value of its estimated proved reserves by $97.1 million. This amount was calculated considering 2008 year-end prices of $44.60 per Bbl for oil and $5.62 per Mcf for gas as adjusted to reflect the expected realized prices for Abraxas Energy’s oil and gas reserves as compared to each full cost pool.

The risk that Abraxas Energy will be required to write-down the carrying value of its oil and gas assets increases when oil and gas prices are depressed or volatile. In addition, write-downs may occur if Abraxas Energy has substantial downward revisions in its estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if Abraxas Energy voluntarily cancels, long-term contracts for its gas. Abraxas Energy cannot assure you that it will not experience additional write-downs in the future. If commodity prices decline or if any of Abraxas Energy’s proved reserves are revised downward, a further write-down of the carrying value of its oil and gas properties may be required.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2007

Revenues

Operating Revenue

During the year ended December 31, 2007, operating revenue decreased by $9.6 million from $51.1 million in 2006 to $41.5 million in 2007. The decrease was primarily due to decreased volumes in 2007 as compared to 2006 offset by higher oil and gas prices realized in 2007 as compared to 2006. Lower volumes had a negative impact of $10.7 million which was partially offset by higher realized prices which contributed $1.1 million to operating revenue for the year ended December 31, 2007.

Oil volumes decreased from 200 MBbls in 2006 to 157 MBbls during 2007 and gas volumes decreased from 6.5 Bcf in 2006 to 5.0 Bcf in 2007. The decrease was primarily due to the 221 days of 2007 which did not include the properties retained by Abraxas Petroleum. Also contributing to lower gas volumes in 2007 was the sale of properties in Live Oak County, Texas effective August 1, 2006 and production from the La Escalera 1AH well in the Permian Basin which decreased from 2.2 Bcf in 2006 to 1.4 Bcf in 2007.

Average realized prices in 2007 (net of realized gain on derivative contracts) were $63.08 per barrel of oil and $6.54 per Mcf of gas and average realized prices in 2006 (net of realized gain on derivative contracts) were $62.10 per barrel of oil and $5.77 per Mcf of gas.

Accounting for gains and losses on Abraxas Energy’s derivative contracts is based on realized and unrealized amounts. The realized gains and losses are determined by actual settlements during the period. Unrealized gains and losses are based on the periodic mark-to-market valuation of Abraxas Energy’s current derivative contracts. Abraxas Energy’s derivative contracts do not qualify for hedge accounting as prescribed by SFAS 133; therefore, fluctuations in the market value of these contracts are recognized in earnings during the current period. Abraxas Energy has entered into a series of NYMEX-based fixed price commodity swaps, and as of December 31, 2007, the estimated unearned value of these contracts was a liability of approximately $9.1 million. For the year ended December 31, 2007, Abraxas Energy recognized a realized gain of $1.9 million and an unrealized loss of $6.3 million on these derivative contracts.

Expenses

Direct Operating Expenses

Direct operating expenses decreased from $11.8 million in 2006 to $9.9 million in 2007. The decrease was due to the 221 days of 2007 which did not include the properties retained by Abraxas Petroleum. Direct operating expenses on a per Mcfe basis for the year ended December 31, 2007 was $1.65 per Mcfe compared to $1.52 per Mcfe in 2006. The increase per Mcfe was primarily due to a decrease in production volumes in 2007 as compared to 2006 without a corresponding decrease in direct operating expenses.

General and Administrative (“G&A”)

G&A, excluding equity-based compensation, decreased from $4.2 million in 2006 to $2.5 million in 2007. The decrease in G&A in 2007 was primarily due to the terms of the omnibus agreement which governs the fee paid by Abraxas Energy to Abraxas Petroleum for providing general and administrative services and the 221 days of 2007 which did not include the properties retained by Abraxas Petroleum. G&A on a per Mcfe basis decreased from $0.54 in 2006 to $0.44 in 2007. The decrease per Mcfe was due to decreased G&A in 2007 as compared to 2006 which was partially offset by decreased production volumes in 2007 as compared to 2006.

Equity-Based Compensation

The Black-Scholes option pricing model is used to measure the fair value of stock/unit options granted to employees and directors. Options granted to employees and directors are valued at the date of grant and expense is recognized over the options vesting period. For the years ended December 31, 2006 and 2007, equity-based compensation expense was $998,000 and $393,000, respectively.

Depreciation, Depletion and Amortization (“DD&A”)

DD&A decreased from $14.9 million in 2006 to $12.8 million in 2007. The decrease in DD&A was primarily due to the 221 days of 2007 which did not include the properties retained by Abraxas Petroleum. DD&A on a per Mcfe basis for 2007 was $2.14 per Mcfe as compared to $1.94 per Mcfe in 2006. The increase per Mcfe was due to the decreased production volumes in 2007 as compared to 2006.

Interest Expense

Interest expense decreased to $8.2 million in 2007 from $16.8 million in 2006. The decrease in interest expense was due to the redemption of Abraxas Petroleum’s senior secured notes due 2009 and refinancing and repayment of Abraxas Petroleum’s credit facility with Wells Fargo Foothill in May 2007 in connection with the formation of Abraxas Energy which was partially offset by the interest paid in connection with funds borrowed to effectuate the formation of Abraxas Energy.

Liquidity and Capital Resources

General. The oil and gas industry is a highly capital intensive and cyclical business. Abraxas Energy’s capital requirements are driven principally by its obligations to service debt and to fund:

•	the exploitation and development of existing properties, including drilling and completion costs of wells; and

•	the acquisition of long-lived reserves with low-risk exploitation and development opportunities.

The amount of capital expenditures Abraxas Energy is able to make has a direct impact on its ability to increase cash flow from operations and, therefore, will directly affect its ability to service debt obligations and continue to grow the business through the exploitation and development of existing properties and the acquisition of new properties.

Sources of Capital. The historical net cash provided by and/or used in each of the operating, investing and financing activities of Abraxas Energy are summarized in the following table and discussed in further detail below:

	Year Ended December 31,			Six Months Ended June 30, 2009
	2006	2007	2008
	(In thousands)
Net cash provided by operating activities	$15,561	$15,616	$30,474	$10,676
Net cash used in investing activities	(14,102)	(20,708)	(131,900)	(3,098)
Net cash (used in) provided by financing activities	(1,458)	8,637	101,591	(7,988)

Total	$1	$3,545	$165	$(410)

Operating activities for the year ended December 31, 2006 provided Abraxas Petroleum with $15.6 million of cash. Expenditures in 2006 of approximately $26.3 million were primarily for the development of oil and gas properties offset by proceeds from the sale of oil and gas properties of $12.2 million. Financing activities used $1.5 million during 2006, of which $20.4 million was provided from long-term borrowing offset by $22.4 million of payments on long-term debt.

Operating activities for the year ended December 31, 2007 provided Abraxas Petroleum and Abraxas Energy with $15.6 million of cash. Net income plus non-cash expense items and net changes in operating assets and liabilities accounted for most of these funds. Financing activities provided $8.6 million during 2007. Investing activities used $20.7 million during 2007 including $10.7 million for the development of existing properties and a $10.0 million deposit paid in December 2007 for the properties acquired from St. Mary in January 2008.

Operating activities for the year ended December 31, 2008 provided Abraxas Energy with $30.5 million of cash. Financing activities provided $101.6 million during the year ended December 31, 2008 to fund the St. Mary Acquisition. Investing activities used $131.9 million during the year ended December 31, 2008 predominately to acquire the properties from St. Mary, and for the development of Abraxas Energy’s oil and gas properties.

Operating activities for the six months ended June 30, 2009 provided Abraxas Energy with $10.7 million of cash including a $12.8 million realized gain on its derivative contracts. Financing activities used $8.0 million during the six months ended June 30, 2009, of which $2.3 million was used to pay cash distributions. Investing activities used $3.1 million during the six months ended June 30, 2009 for the development of Abraxas Energy’s oil and gas properties.

Capital Expenditures. Capital expenditures made by Abraxas Petroleum and Abraxas Energy related to the properties contributed to Abraxas Energy by Abraxas Petroleum were $14.4 million and $7.0 million in 2006 and 2007, respectively. During 2006 and 2007, capital expenditures were primarily for development and exploitation activities on Abraxas Energy’s properties. For the year ended December 31, 2008, Abraxas Energy’s capital expenditures excluding the acquisition from St. Mary were $13.4 million. For the six months ended June 30, 2009, Abraxas Energy’s capital expenditures were $3.1 million for development and exploitation activities on its properties. Abraxas Energy has no material long-term capital commitments and is consequently able to adjust the level of its capital expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors.

Capital Resources. Abraxas Energy currently has three principal sources of liquidity going forward: (i) cash from operating activities, (ii) borrowings under its credit facility, and (iii) sales of debt or equity securities, although Abraxas Energy may not be able to complete such financings on terms acceptable to it, if at all.

Abraxas Energy’s cash flow from operations depends heavily on the prevailing prices of oil and gas and its production volumes. Although Abraxas Energy has hedged approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through 2012, declines in oil and gas prices would have a material adverse effect on Abraxas Energy’s overall results, and therefore, its liquidity. Falling oil and gas prices could also negatively affect Abraxas Energy’s ability to raise capital on terms favorable to it or at all.

Abraxas Energy’s cash flow from operations will also depend upon the volume of oil and gas that it produces. Abraxas Energy’s production volumes will decrease as a result of natural field declines. To offset this loss, Abraxas Energy must conduct successful exploitation and development activities or acquire additional producing properties. If Abraxas Energy’s proved reserves decline in the future, its production will also decline and, consequently its cash flow from operations and the amount that it is able to borrow under its credit facility will also decline.

If cash flow from operations does not meet Abraxas Energy’s expectations, Abraxas Energy may fund a portion of its capital expenditures using borrowings under its credit facility, or from other sources. At June 30, 2009, Abraxas Energy had $4.4 million of availability under its credit facility. The current global recession has had a significant impact on commodity prices and Abraxas Energy’s operations. If commodity prices remain depressed, Abraxas Energy’s revenues, profitability and cash flow from operations will decrease which could cause Abraxas Energy to alter its business plan including reducing its drilling activity. In addition, the current state of the equity and debt markets has had a significant impact on Abraxas Energy’s ability to access the debt and equity markets on terms as favorable as those which existed prior to the current crisis. If these markets do not improve over time, Abraxas Energy may be caused to alter its business plan including reducing its drilling activity.

Funding Abraxas Energy’s capital program from sources other than cash flow from operations could limit its ability to make acquisitions. If Abraxas Energy makes one or more acquisitions and the amount of capital required is greater than the amount it has available for acquisitions, Abraxas Energy would reduce the expected level of capital expenditures and/or seek additional capital. If Abraxas Energy seeks additional capital for that or other reasons, it may do so under its credit facility, sales of debt or equity securities or by other means. Abraxas Energy cannot assure you that needed capital will be available on acceptable terms or at all. Abraxas Energy’s ability to raise funds through the incurrence of additional indebtedness will be limited by covenants in its credit facility. If Abraxas Energy is unable to obtain funds when needed or on acceptable terms, Abraxas Energy may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to replace its reserves.

Abraxas Energy’s subordinated credit facility currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting and currently requires that Abraxas Energy receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. Abraxas Energy had intended to raise these proceeds in connection with its initial public offering and to repay the subordinated credit facility with proceeds from the initial public offering and a new second lien credit facility. Under the terms of the Voting, Registration Rights & Lock-Up Agreement, Abraxas Energy agreed not to file any further amendments to the registration statement for its initial public offering or to take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement, Abraxas Energy and Abraxas Petroleum are no longer pursuing the refinancing of the Abraxas Energy subordinated credit facility other than in connection with the new credit facility which is subject to the completion of the Merger. If the Merger is not consummated, Abraxas Energy would likely be in default under its subordinated credit facility and under its credit facility. Upon an event of default, Abraxas Energy’s lenders could foreclose on its assets and exercise other customary remedies which would have a material adverse effect on Abraxas Energy and Abraxas Petroleum.

Indebtedness

The following discussion of the Abraxas Energy credit facility and the Abraxas Energy subordinated credit facility refers to Abraxas Energy’s existing credit facilities. It is contemplated that a new credit facility will be entered into in connection with the consummation of the Merger and the transactions contemplated thereby. Please read “Proposal 1—Approval of Stock Issuance—New Credit Facility.”

Credit Facility. On May 25, 2007, Abraxas Energy entered into the Abraxas Energy credit facility with Société Générale, as administrative agent and issuing lender, and the lenders signatory thereto, which was amended and restated on January 31, 2008 and further amended on January 16, 2009, April 30, 2009, May 7, 2009, June 30, 2009 and July 22, 2009. The Abraxas Energy credit facility has a maximum commitment of $300.0 million. Availability under the Abraxas Energy credit facility is subject to a borrowing base. The borrowing base under the Abraxas Energy credit facility is determined semi-annually by the lenders based upon Abraxas Energy’s reserve reports, one of which must be prepared by its independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of Abraxas Energy’s proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and Abraxas Energy may also request one redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of Abraxas Energy’s current borrowing base.

Abraxas Energy’s borrowing base of $128.1 million was determined based upon its reserve report dated December 31, 2008. Abraxas Energy’s borrowing base can never exceed the $300.0 million maximum commitment amount. At June 30, 2009, the Partnership had a total of $123.7 million outstanding under the Partnership Credit Facility. On July 31, 2009, the Partnership repaid $28.7 million of indebtedness in connection with the monetization of its “in-the-money” commodity swaps after which, the Partnership had $95.0 million outstanding under the Partnership Credit Facility. Simultaneously, the borrowing base under the Partnership Credit Facility was reduced to $95.0 million.

Outstanding amounts under the Abraxas Energy credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5% - 2.5%, depending on the utilization of the borrowing base, or, if Abraxas Energy elects, at the greater of (a) 2.0% and (b) LIBOR plus, in each case, 2.5% - 3.5% depending on the utilization of the borrowing base. At June 30, 2009, the interest rate on the facility was 5.5%. Subject to earlier termination rights and events of default, the stated maturity date of the Abraxas Energy credit facility is January 31, 2012. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. Abraxas Energy is permitted to terminate the Abraxas Energy credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under the Abraxas Energy credit facility in compliance with certain notice and dollar increment requirements.

Abraxas Energy’s general partner and Abraxas Operating have guaranteed Abraxas Energy’s obligations under the Abraxas Energy credit facility on a senior secured basis. Obligations under the Abraxas Energy credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances in all of Abraxas Energy’s, Abraxas Energy’s general partner’s, and Abraxas Operating’s material property and assets, excluding Abraxas Energy’s general partner units.

Under the Abraxas Energy credit facility, Abraxas Energy is subject to customary covenants, including certain financial covenants and reporting requirements. Abraxas Energy is required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter, of not less than 2.50 to 1.00. Under the terms of the Abraxas Energy credit facility, the current ratio is the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but exclude any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense. For the purposes of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. As of June 30, 2009, Abraxas Energy’s current ratio was 23.74 to 1.00 and its interest coverage ratio was 3.85 to 1.00.

The Abraxas Energy credit facility required Abraxas Energy to enter into hedging arrangements for specified volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011 and approximately 60% of its estimated oil and gas production for 2012. As of June 30, 2009, Abraxas Energy had NYMEX-based fixed price commodity swaps on approximately 80% (85% for 2009-2011 and 60% for 2012) of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2012. On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

Under the terms of the Abraxas Energy credit facility, Abraxas Energy may make cash distributions if, after giving effect to such distributions, it is not in default under the Abraxas Energy credit facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under the Abraxas Energy credit facility is greater than or equal to 10% of the lesser of Abraxas Energy’s borrowing base or the total commitment amount of the Abraxas Energy credit facility at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under the Abraxas Energy credit facility after giving effect to such distribution exceeds $20.0 million, or (ii) the Abraxas Energy subordinated credit facility shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while the Abraxas Energy subordinated credit facility is outstanding. Under the Abraxas Energy credit facility, the amount of the cash distribution to be made by Abraxas Energy on or about May 14, 2009 attributable to the first quarter of 2009 was to be deposited into an escrow account established with one of the lenders. Rather than paying the funds into an escrow account, the board of directors of the general partner elected to defer the declaration of the cash distribution attributable to the first quarter of 2009. Furthermore, in accordance with the terms of the Merger Agreement, Abraxas Energy is precluded from declaring or paying any future cash distributions. If the indebtedness under the Abraxas Energy subordinated credit facility was not repaid on or before July 1, 2009, Abraxas Energy was required to pay the lenders a consent fee of $2.4 million. Abraxas Energy paid the consent fee on June 30, 2009 and capitalized the fee as deferred financing fees. Additionally, while the Abraxas Energy subordinated credit facility is outstanding, Abraxas Energy’s capital expenditures are limited to $12.5 million.

In addition to the foregoing and other customary covenants, the Abraxas Energy credit facility contains a number of covenants that, among other things, will restrict Abraxas Energy’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Abraxas Energy credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

Subordinated Credit Facility. On January 31, 2008, Abraxas Energy entered into the Abraxas Energy subordinated credit facility which was amended on January 16, 2009, April 30, 2009, May 7, 2009, June 30, 2009, July 22, 2009, August 13, 2009, and August 31, 2009 with Société Générale, as administrative agent, The Royal Bank of Canada, as syndication agent, and the lenders signatory thereto. The Abraxas Energy subordinated credit facility has a maximum commitment of $40.0 million. Outstanding amounts under the Abraxas Energy subordinated credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR, plus in each case (b) 9.0% or, if Abraxas Energy elects, at the greater of (a) 2.0% and (b) LIBOR, plus in each case 10.0%. At June 30, 2009, the interest rate on the facility was 12.0%. If the Abraxas Energy subordinated credit facility is not repaid on or before July 1, 2009, the interest rate will be (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR, plus in each case (b) 12.0% or, if Abraxas Energy elects, at the greater of (a) 2.0% and (b) LIBOR, plus in each case 13.0%. For any interest payment due on or after July 2, 2009, 3.0% per annum of the accrued interest payable shall be capitalized and added to the principal amount of the loan. Subject to earlier termination rights and events of default, the stated maturity date of the Abraxas Energy subordinated credit facility is the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. Abraxas Energy is permitted to terminate the Abraxas Energy subordinated credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under the Abraxas Energy subordinated credit facility in compliance with certain notice and dollar increment requirements.

Abraxas Energy’s general partner and Abraxas Operating have guaranteed Abraxas Energy’s obligations under the Abraxas Energy subordinated credit facility on a subordinated basis. Obligations under the Abraxas Energy subordinated credit facility are secured by a second priority perfected security interest, subject to certain permitted encumbrances in all of Abraxas Energy’s, Abraxas Energy’s general partner’s, and Abraxas Operating’s material property and assets, excluding Abraxas Energy’s general partner units.

Under the Abraxas Energy subordinated credit facility, Abraxas Energy is subject to customary covenants, including certain financial covenants and reporting requirements. Abraxas Energy is required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter, of not less than 2.50 to 1.00. Under the terms of the Abraxas Energy subordinated credit facility, the current ratio is the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but exclude any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense. For the purposes of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. As of June 30, 2009, Abraxas Energy’s current ratio was 23.74 to 1.00 and its interest coverage ratio was 3.85 to 1.00.

The Abraxas Energy subordinated credit facility required Abraxas Energy to enter into hedging arrangements for specified volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011 and approximately 60% of its estimated oil and gas production for 2012 and was consistent with the hedging requirements under the Abraxas Energy credit facility. As of June 30, 2009, Abraxas Energy had NYMEX-based fixed price commodity swaps on approximately 80% (85% of 2009-2011 and 60% for 2012) of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2012. On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

In addition to the foregoing and other customary covenants, the Abraxas Energy subordinated credit facility contains a number of covenants that, among other things, will restrict Abraxas Energy’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Abraxas Energy subordinated credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities. An event of default would occur if Abraxas Energy fails to receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. In addition, if the indebtedness under the Abraxas Energy subordinated credit facility has not been repaid on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting, Abraxas Energy is required to issue warrants to the lenders to purchase 2.5% of the then outstanding units at an exercise price of $0.01 per unit. Abraxas Energy had intended to repay its subordinated credit facility with proceeds from its initial public offering. Under the terms of the Voting Agreement, Abraxas Energy agreed to not file any further amendments to the registration statement for its initial public offering or take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement, Abraxas Energy is no longer pursuing the refinancing of its subordinated credit facility other than in connection with the new credit facility which is subject to the completion of the Merger. In connection with the Merger, Abraxas Petroleum has received a non-binding term sheet for a new senior secured revolving credit facility of up to $300.0 million and a senior secured term loan of $10.0 million, of which $155.0 million is expected to be available at closing. If the Merger is not consummated, Abraxas Energy would be in default under its subordinated credit facility and under its credit facility. Abraxas Energy cannot assure you that the Merger or the new credit facility will be consummated. If an event of default were to occur under the subordinated credit facility or the Abraxas Energy credit facility, the lenders could foreclose on Abraxas Energy’s assets and exercise other customary remedies, all of which would have a material adverse effect on Abraxas Energy.

Intercreditor and Subordination Agreement. On January 31, 2008, Abraxas Energy entered into an intercreditor and subordination agreement which was amended on January 16, 2009 and May 7, 2009 with Société Générale, as administrative agent for the lenders under the Abraxas Energy credit facility, and Société Générale, as administrative agent for the lenders under the Abraxas Energy subordinated credit facility, which is referred to as the intercreditor agreement. The intercreditor agreement sets forth the respective rights, obligations and remedies of each party with respect to Abraxas Energy’s assets.

Hedging Activities. Abraxas Energy’s results of operations are significantly affected by fluctuations in commodity prices and Abraxas Energy seeks to reduce its exposure to price volatility by hedging its production through swaps, options and other commodity derivative instruments. On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, Abraxas Energy repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

In order to mitigate its interest rate exposure, Abraxas Energy entered into a 2-year interest rate swap in August 2008. For the first year, the notional amount of $100.0 million had a fixed rate of 3.367%. The interest rate swap was amended in February 2009 which reduced the fixed rate to 2.95% and increased the notional amount to $100.0 million for the entire term of the contract.

Off-Balance Sheet Arrangements. At June 30, 2009, Abraxas Energy had no off-balance sheet arrangements, as defined under SEC regulations that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contingencies. From time to time, Abraxas Energy is involved in litigation relating to claims arising out of its operations in the normal course of business. At June 30, 2009, Abraxas Energy was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on it.

Critical Accounting Policies

Please refer to “Information about Abraxas Petroleum—Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

Recent Accounting Pronouncements

Please refer to “Information about Abraxas Petroleum—Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Accounting Pronouncements.”

Quantitative and Qualitative Disclosures about Market Risk

Please refer to “Information about Abraxas Petroleum—Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

MANAGEMENT

Officers and Directors Prior to and Following the Merger

Abraxas Petroleum’s executive officers and directors before the Merger will remain in their roles following the Merger. In addition, Brian L. Melton and Edward P. Russell will join the Abraxas Petroleum Board upon completion of the Merger. The following table sets forth the names, ages, and positions of the executive officers and directors of Abraxas Petroleum upon completion of the Merger. The term of the Class I directors expires in 2012, the term of the Class II directors expires in 2011 and the term of the Class III directors expires in 2010.

Name and Municipality of Residence	Age	Office	Class
Robert L.G. Watson San Antonio, Texas	58	Chairman of the Board, President and Chief Executive Officer	III

C. Scott Bartlett, Jr. Richmond Hill, Georgia	76	Director	II

Franklin A. Burke Doyleston, Pennsylvania	75	Director	I

Harold D. Carter Dallas, Texas	70	Director	III

Ralph F. Cox Ft. Worth, Texas	77	Director	II

Dennis E. Logue Enfield, New Hampshire	65	Director	II

Brian L. Melton St. Louis, Missouri	39	Director	III

Edward P. Russell Stillwell, Kansas	45	Director	III

Paul A. Powell, Jr. Roanoke, Virginia	63	Director	I

Chris E. Williford San Antonio, Texas	58	Executive Vice President, Chief Financial Officer and Treasurer	—

Lee T. Billingsley San Antonio, Texas	56	Vice President—Exploration	—

William H. Wallace Blanco, Texas	51	Vice President—Operations	—

Stephen T. Wendel San Antonio, Texas	60	Vice President—Land & Marketing and Corporate Secretary	—

Barbara M. Stuckey San Antonio, Texas	41	Vice President—Corporate Finance and Assistant Secretary	—

Executive Officers

Robert L.G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas Petroleum since 1977. Prior to the Merger, Mr. Watson also served as Chairman of the Board and Chief Executive Officer of the GP of Abraxas Energy. Since January 2003, Mr. Watson has served as Chairman of the Board, Chief Executive Officer and director of Grey Wolf Exploration Inc., which we refer to as Grey Wolf, an oil and gas exploration and production company whose shares are listed on the Toronto Stock Exchange and which was, until February 2005, a wholly-owned subsidiary of Abraxas Petroleum. From May 1996 to January 2003, Mr. Watson served as President, Chairman of the Board and a director of Grey Wolf Exploration, Inc., a former wholly-owned subsidiary of Abraxas Petroleum, which we refer to as Old Grey Wolf, the capital stock of which was sold by Abraxas Petroleum in January 2003. From November 1996 to January 2003, Mr. Watson was Chairman of the Board, President and a director of Canadian Abraxas Petroleum Limited, which we refer to as Canadian Abraxas, a former wholly-owned Canadian subsidiary of Abraxas Petroleum, the capital stock of which was sold by Abraxas Petroleum in January 2003. Prior to forming Abraxas Petroleum, Mr. Watson held petroleum engineering positions with Tesoro Petroleum Corporation and DeGolyer and MacNaughton. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974. Mr. Watson currently devotes approximately one-third of his business time to his obligations for Grey Wolf; however, Grey Wolf has agreed to merge with Insignia Energy Ltd. and, upon receipt of the approval of Grey Wolf’s shareholders to this merger, Mr. Watson will no longer be the Chairman and CEO of Grey Wolf and does not expect to devote any business time to the surviving entity.

Chris E. Williford was elected Vice President, Treasurer and Chief Financial Officer of Abraxas Petroleum in January 1993 and as Executive Vice President and a director of Abraxas Petroleum in May 1993. Prior to the Merger, Mr. Williford also served as Chief Financial Officer and Treasurer of the GP of Abraxas Energy. Mr. Williford resigned as a director of Abraxas Petroleum in December 1999. From November 1996 to January 2003, Mr. Williford was Vice President and Assistant Secretary of Canadian Abraxas and Vice President of Old Grey Wolf. Prior to joining Abraxas Petroleum, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation and President of Clark Resources Corp. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburg State University in 1973.

Lee T. Billingsley has served as Vice President—Exploration since joining Abraxas Petroleum in 1998. Dr. Billingsley founded Sandia Oil & Gas Corp. in 1983 and served as its President until Sandia merged into Abraxas Petroleum in 1998. Prior to forming Sandia, Dr. Billingsley worked for Tenneco Oil Company and American Quasar Petroleum. Dr. Billingsley served as President of the American Association of Petroleum Geologist (AAPG) for the 2006-2007 term. Dr. Billingsley holds three degrees in Geology, Bachelor of Science and Doctorate from Texas A&M University and Master of Science from Colorado School of Mines.

William H. Wallace has served as Vice President—Operations since 2000. Mr. Wallace served as Abraxas Petroleum’s Superintendent/Senior Operations Engineer, from 1995 to 2000. Prior to joining Abraxas Petroleum, Mr. Wallace was associated with Dorchester Gas Producing Company and Parker and Parsley. Mr. Wallace received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1981.

Stephen T. Wendel has served as Vice President—Land and Marketing since 1990 and as Corporate Secretary since 1988. Mr. Wendel served as Abraxas Petroleum’s Manager of Joint Interests and Natural Gas Contracts, from 1982 to 1990. Prior to joining Abraxas Petroleum, Mr. Wendel held accounting, auditing and marketing positions with Tenneco Oil Company and Tesoro Petroleum Corporation. Mr. Wendel received a Bachelor of Business Administration degree in Accounting from Texas Lutheran University in 1971.

Barbara M. Stuckey has served as Vice President—Corporate Finance and Assistant Secretary since 2007. Prior to the Merger, Ms. Stuckey also served as President and Secretary of the GP of Abraxas Energy. Ms. Stuckey joined Abraxas Petroleum in 1997 and has held positions in investor relations, corporate finance, land and marketing. Ms. Stuckey received a Bachelor of Arts degree from the University of Texas at San Antonio in 1991 and a Master of Business Administration degree from the Bordeaux Business School in 2004.

Directors

C. Scott Bartlett, Jr., a director of Abraxas Petroleum since December 1999, has over 50 years of commercial banking experience, the most recent being with National Westminster Bank USA (prior to being acquired by Bank of America), ultimately serving as Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee. Mr. Bartlett attended Princeton University, and has a certificate in Advanced Management from Pennsylvania State University.

Franklin A. Burke, a director of Abraxas Petroleum since June 1992, has served as President and Chief Executive Officer of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, as President of Venture Securities Corporation, since 1971, and as President, Director of Research and Portfolio Management of BLB&B Advisors, LLC, since 2006. Mr. Burke also serves as Trustee and Treasurer of The Williamson Free School of Mechanical Trades. Mr. Burke received a Bachelor of Science degree in Business Administration from Kansas State University in 1955, a Masters degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

Harold D. Carter has served as a director of Abraxas Petroleum since October 2003. Mr. Carter has more than 40 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter currently serves as a director of Brigham Exploration Company, a publicly traded oil and gas company, and Longview Energy Company, a privately-owned oil and gas exploration and production company. Mr. Carter also serves as Vice Chairman of the Board of Trustees for the Texas Scottish Rite Hospital for Children. Mr. Carter received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas and completed the Program for Management Development at the Harvard University Business School. Mr. Carter was a director of Abraxas Petroleum from 1996 to 1999 and served as an advisory director from 1999 to October 2003.

Ralph F. Cox, a director of Abraxas Petroleum since December 1999, has over 50 years of oil and gas industry experience, over 30 of which was with Atlantic Richfield Company (ARCO). Mr. Cox retired from ARCO in 1985 after serving as Vice Chairman. Mr. Cox then joined Union Pacific Resources, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined Greenhill Petroleum Corporation as President until leaving in 1994 to pursue a consulting business. Mr. Cox currently serves on the board of CH2M Hill Companies, an engineering and construction firm, and as a trustee for Fidelity Mutual Funds. Mr. Cox also serves as a director of Validus International, a company specializing in oil field drilling tools, as a director of World GTL Inc., a gas-to-liquids production facility, as a director of E-T Energy Ltd., a Canadian oil sands extraction company, and as an advisory director of Impact Petroleum, an oil and gas exploration and production company. Prior to the Merger, Mr. Cox also served on the Abraxas Energy Board. Mr. Cox received Bachelor of Science degrees in Petroleum Engineering and Mechanical Engineering from Texas A&M University in 1954 and completed advanced studies at Emory University.

Dennis E. Logue, a director of Abraxas Petroleum since April 2003, has served as Chairman of the Board of Directors of Ledyard Financial Group since August 2005. Mr. Logue served as Dean and Fred E. Brown Chair at the Michael F. Price College of Business at the University of Oklahoma from 2001 through September 2005. Prior to joining Price College, Mr. Logue was the Steven Roth Professor at the Amos Tuck School at Dartmouth College where he had been since 1974. Mr. Logue currently serves as a director of Waddell & Reed Financial, Inc., a national financial services organization, and Duckwall-ALCO Stores, Inc., a general merchandise retailer serving smaller, hometown communities. Mr. Logue also serves on the board of Hypertherm, a privately-owned company specializing in plasma cutting tools and technology, and as a Trustee for the Montshire Museum of Science. Mr. Logue holds degrees from Fordham College, Rutgers, and Cornell University.

Brian L. Melton was appointed to the Abraxas Energy Board in September 2008. As a result of the Merger, Mr. Melton will be appointed to the Abraxas Petroleum Board at the Effective Time of the Merger. Mr. Melton has served as Vice President of Corporate Strategy of Inergy, L.P. (Nasdaq: NRGY), a publicly traded limited partnership that specializes in retail propane distribution and midstream processing and storage facilities, since September 2008. Prior to joining Inergy, Mr. Melton was a Director in the Energy Corporate Investment Banking groups of Wachovia Securities and A.G. Edwards, prior to its Merger with Wachovia in October of 2007. Mr. Melton joined A.G. Edwards in July 2000 and was a senior member of the energy corporate finance team, which was consistently ranked as one of the top three underwriters / advisors of MLP’s in the energy industry. From November 1995 until July 2000, Mr. Melton served as Director of Finance & Corporate Planning with TransMontaigne Inc., a downstream refined products supply, transportation and logistics company. Mr. Melton received a Bachelor of Science degree in Management and a Master of Business Administration degree from Arkansas State University.

Paul A. Powell, Jr., a director of Abraxas Petroleum since August 2005, has served as Vice President and director of Mechanical Development Co., Inc. a maker of precision production machine parts, since 1984. Mr. Powell is a managing partner of Claytor Equity Partners, Cortland Partners, JWM Partners, Emory Partners, Burnett Partners and President of Somerset Investments, Inc. Mr. Powell is also manager of Westpoint (2002) LLC and WMP Properties LLC, and co-manager of Wessex LLC. Mr. Powell also serves on the board of the Blue Ridge Mountain Council, Boy Scouts of America, and as trustee for numerous charitable trusts. Mr. Powell also serves on the board of trustees of Emory & Henry College. Mr. Powell attended Emory & Henry College and graduated from National Business College with a degree in Accounting. Mr. Powell previously served as director of Abraxas Petroleum from 1987 to 1999 and as an advisory director from 1999 to August 2005.

Edward P. Russell was appointed to the Abraxas Energy Board in January 2009. As a result of the Merger, Mr. Russell will be appointed to the Abraxas Petroleum Board at the Effective Time of the Merger. Mr. Russell currently serves as the President of Tortoise Capital Resources Corp. and Tortoise Gas and Oil Corp. Prior to joining Tortoise Capital Advisors, Mr. Russell was a Managing Director at Stifel, Nicolaus & Company, Inc. where he headed the Energy and Power group. Prior to Stifel, Mr. Russell served more than 15 years as an investment banker at Pauli & Company, Inc. and Arch Capital, LLC and as a commercial banker with Magna Bank and Southside National Bank. Mr. Russell attended Maryville University in St. Louis, Missouri.

Director Independence

The Abraxas Petroleum Board has determined that each of the following members of the Abraxas Petroleum Board is independent as determined in accordance with the listing standards of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act: C. Scott Bartlett, Jr., Franklin A. Burke, Harold D. Carter, Ralph F. Cox, Dennis E. Logue, Brian L. Melton, Paul A. Powell, Jr. and Edward P. Russell. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees of the Abraxas Petroleum Board are independent as determined in accordance with the listing standards of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act. The Abraxas Petroleum Board conducts an annual self-evaluation on key board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement on board functioning and communication.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion & Analysis

Abraxas Petroleum compensates its executive officers through a combination of base salary, annual incentive bonuses and long-term equity based awards. The compensation is designed to be competitive with those of a peer group which we have selected for comparative purposes and to align the interests of our executive officers with the interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions, and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

The Compensation Committee of the Abraxas Petroleum Board consists of Messrs. Cox, Carter and Logue. The Compensation Committee’s role is to establish and oversee Abraxas Petroleum’s compensation and benefit plans and policies, administer its stock option plans, and to annually review and approve all compensation decisions relating to Abraxas Petroleum’s executive officers. The Compensation Committee submits its decisions regarding executive compensation to the independent members of the Abraxas Petroleum Board for approval. The agenda for meetings of the Compensation Committee is determined by its Chairman, Mr. Cox, and the meetings are regularly attended by Mr. Watson. At each meeting, the Compensation Committee also meets in executive session. Mr. Cox reports the committee’s recommendations on executive compensation to the Abraxas Petroleum Board. Abraxas Petroleum’s personnel support the Compensation Committee in its duties and, along with Mr. Watson, may be delegated authority to fulfill certain administrative duties regarding Abraxas Petroleum’s compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities but has not, in the past, utilized the services of a third party consultant to review the policies and procedures with respect to executive compensation. The Compensation Committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question. The Compensation Committee has a written charter which is available for review on Abraxas Petroleum’s website at www.abraxaspetroleum.com.

The Compensation Committee reviews all components of compensation for our executive officers, including base salary, annual incentive bonuses, long-term equity based awards, the dollar value to the executive and cost to Abraxas Petroleum of all benefits and all severance and change of control arrangements. Based on this review, the Compensation Committee has determined that the compensation paid to our executive officers reflects our compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

Messrs. Cox, Carter and Logue served on the Compensation Committee during 2008. No member of the Compensation Committee was at any time during 2008 or at any other time an officer or employee of Abraxas Petroleum, and no member had any relationship with Abraxas Petroleum requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. Mr. Cox is also a member of the Abraxas Energy Board. See “Certain Relationships and Related Transactions” which summarizes transactions between Abraxas Petroleum and Abraxas Energy during 2008 and certain contractual relationships between Abraxas Petroleum and Abraxas Energy for services that Abraxas Petroleum provides to Abraxas Energy. Each of Messrs. Cox, Carter and Logue are “independent” as determined in accordance with the listing standards of the NASDAQ Stock Market. No executive officer of Abraxas Petroleum has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Abraxas Petroleum Board or the Compensation Committee during 2008.

Compensation Philosophy and Objectives

Our underlying philosophy in the development and administration of Abraxas Petroleum’s annual and long-term compensation plans is to align the interests of our executive officers with those of Abraxas Petroleum’s stockholders. Key elements of this philosophy are:

•

Establishing compensation plans that deliver base salaries which are competitive with companies in our peer group, within Abraxas Petroleum’s budgetary constraints and commensurate with Abraxas Petroleum’s salary structure.

•	Rewarding outstanding performance particularly where such performance is reflected by an increase in Abraxas Petroleum’s Net Asset Value, as adjusted for changes in oil and gas prices.

•	Providing equity-based incentives to ensure motivation over the long-term to respond to Abraxas Petroleum’s business challenges and opportunities as owners rather than just as employees.

The compensation currently paid to Abraxas Petroleum’s executive officers consists of three core elements: base salary, annual bonuses under a performance-based, non-equity incentive plan and long-term equity based awards granted pursuant to the LTIP and the Abraxas Energy Partners, L.P. Long-Term Incentive Plan, which we refer to as the Partnership LTIP, plus other employee benefits generally available to all employees of Abraxas Petroleum. Abraxas Energy has no employees or dedicated senior management. The General Partner of Abraxas Energy is a wholly-owned subsidiary of Abraxas Petroleum and manages Abraxas Energy’s operations and activities. Mr. Watson, Ms. Stuckey and Mr. Williford are the executive officers of the General Partner. The executive officers of the General Partner devote as much time to the management of Abraxas Energy’s business and affairs as is necessary for the conduct of its business and affairs. Since Abraxas Energy’s formation in May 2007, we estimate that they have devoted approximately 30-60% of their time to Abraxas Energy’s business. Aside from incentive compensation awards under the Partnership LTIP, the executive officers of the General Partner are not compensated by the General Partner or Abraxas Petroleum for their services to Abraxas Energy.

We believe these elements support our underlying philosophy of aligning the interests of our executive officers with those of Abraxas Petroleum’s stockholders by providing the executive officers a competitive salary, an opportunity for annual bonuses, and equity-based incentives to ensure motivation over the long-term. We view the three core elements of compensation as related but distinct. Although we review total compensation, we do not believe that significant compensation derived from one component of compensation should increase or reduce compensation from another component. We determine the appropriate level for each component of compensation separately. We have not adopted any formal or informal policies or guidelines for allocating compensation among long-term incentives and annual base salary and bonuses, between cash and non-cash compensation, or among different forms of non-cash compensation; however, we do consider the age, tenure and seniority of each executive officer in making compensation decisions. The Abraxas Petroleum Board has recently adopted stock ownership guidelines. Please read “—Stock Ownership Guidelines” for more information.

Abraxas Petroleum does not have any other deferred compensation programs or supplemental executive retirement plans and no benefits are provided to Abraxas Petroleum’s executive officers that are not otherwise available to all employees of Abraxas Petroleum, and no benefits are valued in excess of $10,000 per employee per year.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary. In determining base salaries for the executive officers of Abraxas Petroleum, we aim to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review the salary structure of

Abraxas Petroleum as compared to a peer group of exploration and production companies included in the William M. Mercer 2008 Energy Compensation Survey, which we refer to as the Mercer Energy Survey. We chose the Mercer Energy Survey as a benchmark because the survey includes over 200 companies within the energy industry and covers all components of compensation across the full spectrum of positions and responsibilities. The companies included in this survey are listed on Annex E. Abraxas Petroleum has participated in the survey since its inception in 1999 and of the participants, 66% categorized themselves as an exploration and production company, and of these 75% are publicly-traded companies.

Abraxas Petroleum’s salary range is set by reference to the salaries paid by our peer group companies in the Mercer Energy Survey while remaining within Abraxas Petroleum’s budgetary constraints. We use the companies in our peer group to compare Abraxas Petroleum’s salary structure to that of other companies that compete with Abraxas Petroleum for executives but without targeting salaries to be higher, lower, or approximately the same as those of the companies in the peer group. We believe that the base salary levels for our executive officers are consistent with the practices of the companies in our peer group and increases in base salary levels from time to time are designed to reflect competitive practices in the industry, individual performance and the officer’s contribution to our overall business goals. Individual performance and contribution to the overall business goals of Abraxas Petroleum are subjective measures and evaluated by Mr. Watson and the Compensation Committee.

The base salaries paid to our named executive officers in 2008 are set forth below in the Summary Compensation Table. For 2008, base salaries, paid to our named executive officers as cash compensation, were $1,118,000 with Mr. Watson receiving $348,250. We believe that the base salaries paid achieved our objectives.

Annual Bonuses. Abraxas Petroleum’s current bonus plan was adopted by the Abraxas Petroleum Board in 2003, and later amended to include all of our executive officers. The purpose of the bonus plan is to create financial incentives for our executive officers that are tied directly to increases in Net Asset Value, or NAV, per share of Abraxas Petroleum common stock. We chose NAV as the foundation of the bonus plan because we believe that NAV equates to the value of Abraxas Petroleum’s reserve base, giving risked credit for non-proven reserves, and adjusted for other assets and liabilities, including long-term debt. We believe that NAV is a better indicator of the health of Abraxas Petroleum than its stock price, as the success of finding oil and gas is directly reflected in our NAV, while our stock price can be influenced by a number of factors outside the control of the executive officers of Abraxas Petroleum. In addition, many exploration and production analysts use NAV per share comparisons to establish price targets for the companies they follow. Under the bonus plan, NAV is calculated at each year-end after receipt of the reserve report from our independent petroleum engineering firm and the audited financials, subject to certain adjustments, as follows:

Net Asset Value Calculation:
PV10 Proved Reserves
+	PV10 Risked Probable Reserves
+	Abraxas Petroleum’s Equity Value in the Partnership (1)
+	Property & Equipment
+	Acreage
+	Other Assets
±	Net Working Capital
–	Debt
=	Net Asset Value (“NAV”)
÷	Shares Outstanding
=	NAV per share

(1)	After the Merger is consummated, this component will be removed from the NAV calculation.

The proved and probable reserves are estimated at year-end in accordance with guidelines published by the Society of Petroleum Engineers (SPE), and all other items in the calculation are derived from our year-end audited financials. The PV10 of the proved and probable reserves is the present value, using a 10% discount rate, of the future net cash flows before income tax calculated within the parameters set forth by the Securities and Exchange Commission. The calculated NAV is then divided by the number of outstanding shares of Abraxas Petroleum common stock at year-end to arrive at the NAV per share.

The annual bonuses are calculated by the percentage increase in the current year-end NAV per share over the previous year-end NAV per share up to the first 10%; after 10% has been achieved, all excess percentage increases are doubled, with a maximum award for any one-year of 70% of the executive officer’s base annual salary. For example, if the percentage increase in NAV for a given year was 15%, the calculated bonus would be equal to 20% of the executive officer’s annual base salary. Therefore, in order to compare NAV year-over-year, the current year-end PV10 for proved and probable reserves are calculated with commodity prices used in the previous year-end PV10 calculations. Then, for the ensuing year, the PV10 for proved and probable reserves are calculated with current commodity prices to establish the NAV per share at the beginning of a given year, thus the difference between the calculated NAV per share at the end of a given year and the calculated NAV per share at the beginning of the following year.

In the first quarter of each year, the NAV per share for the prior year is calculated after reserves are estimated and audited financial statements are available. Mr. Watson submits the annual bonus calculation to the Compensation Committee for review and discussion.

For example, at the beginning of 2006, the calculated NAV per share was $5.98 and the calculated NAV per share at the end of 2006 was $4.77, utilizing commodity prices as of December 31, 2005. As a result, no bonuses were earned under this plan in 2006. At the beginning of 2007, the calculated NAV per share was $1.60, utilizing commodity prices as of December 31, 2006 and the calculated NAV per share at the end of 2007 was $3.17, a 98% increase.

On March 11, 2008, the Compensation Committee recommended 2007 annual bonus awards for our executive officers, and the board approved these annual bonus awards at its meeting on March 11, 2008. The following table details the 2007 bonus earned by our named executive officers:

Name	Base Salary	Bonus Award Achieved (Percentage of Salary) (1)	Maximum Award (Percentage of Salary)	Annual Bonus Awarded Under the Annual Bonus Plan
Robert L.G. Watson	$343,000	186%	70%	$240,100
Chris E. Williford	209,000	186%	70%	146,300
Lee T. Billingsley	195,000	186%	70%	136,500
William H. Wallace	195,000	186%	70%	136,500
Stephen T. Wendel	158,000	186%	70%	110,600

(1)	98% increase in NAV: 1% for the first 10%, then 2% for each percent increase (10 + (88 x 2)) = 186%

At the beginning of 2008, the calculated NAV per share was $3.61 and the calculated NAV per share at the end of 2008 was $2.96, utilizing commodity prices as of December 31, 2007. As a result, no bonuses were earned under this plan in 2008. The award opportunities for 2008 are reflected in the Grants of Plan-Based Awards table in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns and in the Summary Compensation Table as earned with respect to 2008 in the “Non-Equity Incentive Plan Compensation” column.

The Compensation Committee has the discretion to defer all or any part of any bonus to future years, to pay all or any portion of any bonus, or deferred bonus, in shares of Abraxas Petroleum common stock and has the discretion to pay bonuses even if no bonus would be payable under the bonus plan, and further has the discretion not to pay bonuses even if a bonus was earned under the bonus plan. In the past, the Compensation Committee has elected to pay a portion of an annual bonus in shares of Abraxas Petroleum common stock and may continue to do so in the future. The Compensation Committee reviews the cash position of Abraxas Petroleum and the amount of the annual bonus when making such determinations. The Compensation Committee also has the discretion to pay bonuses outside of this plan.

Long-Term Equity Incentives. Our executive officers are eligible to receive long-term equity incentives under the LTIP and the Partnership LTIP.

In determining whether to grant long-term incentive awards, such awards will be substantially contingent upon the conclusion of Mr. Watson and the Abraxas Petroleum Board, in the case of the LTIP, and the Board of Directors of the General Partner of Abraxas Energy (which we refer to as the Abraxas Energy Board), in the case of the Partnership LTIP (and only the Abraxas Petroleum Board and the Abraxas Energy Board, as the case may be, with respect to awards to be made to Mr. Watson) as to whether individual and management’s collective efforts have produced attractive long-term returns to Abraxas Petroleum stockholders by increasing the market price of our common stock and Abraxas Energy’s unitholders by increasing cash distributions and the market price of its common units over time as well as Abraxas Energy’s ability to make accretive acquisitions. In determining whether to grant long-term incentive awards, we anticipate that neither Mr. Watson nor the Abraxas Petroleum Board or the Abraxas Energy Board will have specific numerical targets, but rather will make a subjective determination based upon the state of the oil and gas exploration and production industry and other general economic factors at the time of their evaluation.

In the first quarter of each year, Mr. Watson submits his recommendations for long-term equity incentive awards under the LTIP to the Compensation Committee and under the Partnership LTIP to the Abraxas Energy Board based upon his subjective evaluation of the individual performance of each executive officer, except himself. Mr. Watson also factors in the quantity and value of the long-term incentives that each executive officer has been previously awarded. The Compensation Committee, for awards under the LTIP, and the Abraxas Energy Board, for awards under the Partnership LTIP, reviews and discusses Mr. Watson’s recommendations and makes final determinations as to such awards. For awards to be made to Mr. Watson, the Compensation Committee and the Abraxas Energy Board, as the case may be, subjectively evaluate Mr. Watson’s performance and, in their sole authority, determine, how many, if any, long-term equity incentive awards to grant to Mr. Watson. The Compensation Committee and the Abraxas Energy Board also consider the quantity and value of the long-term equity incentive awards previously granted to Mr. Watson when considering making awards to him. In determining whether to grant long-term equity incentive awards, we seek to ensure that the total compensation package, including cash compensation, is competitive with the compensation paid by the companies included in the Mercer Energy Survey, in the case of Abraxas Petroleum, and the group of upstream master limited partnerships described below, in the case of Abraxas Energy, yet such awards are substantially contingent upon the conclusion of Mr. Watson and the Compensation Committee, in the case of Abraxas Petroleum, or the Abraxas Energy Board, in the case of Abraxas Energy, as to whether individual and management’s collective efforts have produced attractive long-term returns to Abraxas Petroleum’s stockholders, in the case of Abraxas Petroleum, and to Abraxas Energy’s unitholders, in the case of Abraxas Energy. We also consider past grants to each executive officer and the level to which such past grants are (or are not) “in-the-money.”

Abraxas Petroleum has historically granted long-term equity incentives after Mr. Watson presents his recommendations to the Compensation Committee, in the case of Abraxas Petroleum, in the first quarter; however, we have not granted long-term equity incentives every year and we have awarded long-term equity incentive awards at other times during the year, principally in the event of a new hire, substantial promotion or significant event, such as the completion of a financing transaction or an accretive acquisition. We believe that such events warrant the granting of awards outside the normal course of business as these events are significant to the future success of Abraxas Petroleum and Abraxas Energy. We do not time award grants in coordination with the release of material non-public information.

LTIP. The LTIP, which was approved by our stockholders at the 2006 annual meeting and amended by our stockholders at the 2008 annual meeting, authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all employees of Abraxas Petroleum. We use equity incentives as a form of long-term compensation because it provides our executive officers an opportunity to acquire an equity interest in Abraxas Petroleum and further aligns their interest with those of our stockholders. Options grants generally have a term of 10 years and vest in equal increments over four years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events described under “Employment Agreements and Potential Payments Upon Termination or Change in Control.”

The purposes of this plan are to employ and retain qualified and competent personnel and to promote the growth and success of Abraxas Petroleum, which can be accomplished by aligning the long-term interests of the executive officers with those of the stockholders by providing the executive officers an opportunity to acquire an equity interest in Abraxas Petroleum. All grants are made with an exercise price equal to the closing price of our common stock on the date of such grant.

Abraxas Petroleum—Equity Compensation Plan Information

The following table gives aggregate information regarding grants under all of Abraxas Petroleum’s equity compensation plans through December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,967,526	$3.14	1,503,072
Equity compensation plans not approved by security holders	422,252	$1.29	—

For more information about the LTIP, please see “Proposal 2—Amendment of LTIP.”

Partnership LTIP. In connection with the formation of Abraxas Energy in May 2007, the Abraxas Energy Board adopted the Partnership LTIP to provide incentive compensation awards for employees, consultants and directors who perform services for the General Partner and its affiliates, including Abraxas Petroleum. Under the Partnership LTIP, options, restricted units, phantom units, unit appreciation rights and other unit-based awards are available for issuance. Awards may provide for the issuance of common units of Abraxas Energy, payments of cash, or a combination of both. Awards under the Partnership LTIP are limited to 1,136,160 units. The Partnership LTIP is administered by the Abraxas Energy Board. The exercise price of all unit option awards will be no less than 100% of the fair market value on the date of the award, and as a general rule, all long-term incentive awards will contain a four-year vesting schedule to ensure motivation over the long-term to respond to Abraxas Energy’s business challenges and opportunities as owners rather than just employees.

On January 31, 2008, in connection with the closing of the acquisition of oil and gas properties from St. Mary, the Abraxas Energy Board awarded 63,008 phantom units with distribution equivalency rights under the Partnership LTIP to certain key employees of Abraxas Petroleum. The phantom units and associated distribution equivalency rights vest over four years and their value is based on the market price of Abraxas Energy’s common units, Abraxas Energy’s quarterly cash distributions and the percentage increase in Abraxas Energy’s cash distributions over time. For each quarter that unvested phantom units are outstanding, distribution equivalency rights entitle the holder of phantom units to receive additional phantom units equal to the cash distribution per unit made by Abraxas Energy to the common unitholders divided by the market price of Abraxas Energy’s common units on the date of the distribution multiplied by the holder’s cumulative number of unvested phantom units. On each vesting date, a holder of phantom units is entitled to receive a cash payment equal to the product of: (1) the number of vested phantom units awarded to such participant (including phantom units awarded pursuant to distribution equivalency rights), (2) the market price of Abraxas Energy’s common units on the vesting date and (3) a performance milestone multiplier that is based on the percentage increase in Abraxas Energy’s cash distribution per unit as of the most recent quarterly distribution on the first vesting date compared to the most recent quarterly distribution on the phantom unit grant date. After the first vesting date, the percentage increase in Abraxas Energy’s cash distribution per unit is based on the most recent quarterly distribution on a particular vesting date compared to the most recent quarterly distribution on the prior vesting date. The performance milestone multiplier is determined as follows:

Percentage Increase in Cash Distribution	Performance Milestone Multiplier
0 to 4.99%	0
5.00%	1.0
5.01% to 14.99%	1.0 plus 0.1 for each whole percentage point over 5.00%
15.00% and above	2.0

In making the awards of phantom units, the Abraxas Energy Board established a basket of phantom unit awards for acquisitions. After the closing of a significant acquisition (or a group of smaller acquisitions), the Abraxas Energy Board will determine what amount of phantom units, if any, to award to Abraxas Energy’s executive officers, Abraxas Petroleum’s executive officers and key employees of Abraxas Petroleum based on their subjective determination of the contributions by each such officer or key employee to the acquisition. For the first vesting period, the maximum performance milestone of 2.0 was achieved and on February 16, 2009, a total of $266,508 was paid to the phantom unit award recipients based on an implied market price of $7.67 per unit. The implied market price was calculated based on the closing market price of a peer group of E&P MLPs divided by that entity’s most recently paid or declared quarterly distribution times four. The trading yields were averaged and a 10% premium was applied to compensate for Abraxas Energy being a private entity, and the resultant yield was applied to Abraxas Energy’s most recently paid or declared distribution times four.

On January 2, 2009, the Abraxas Energy Board awarded 52,000 restricted units to employees of Abraxas Petroleum and directors of the General Partner. In conjunction with and subject to the consummation of the initial public offering of Abraxas Energy, the Abraxas Energy Board approved the grant of 248,950 unit options to certain key employees of Abraxas Petroleum.

The awards to the named executive officers of Abraxas Petroleum were as follows:

Name	Phantom Units	Restricted Units	Unit Options
Robert L.G. Watson	9,991	6,000	63,000
Chris E. Williford	5,693	2,500	15,750
Lee T. Billingsley	5,693	2,500	15,750
William H. Wallace	5,693	2,500	15,750
Stephen T. Wendel	5,693	2,500	15,750

The remaining 30,245 phantom units, 36,000 restricted units and 122,950 unit options were awarded to certain key employees of Abraxas Petroleum and directors of the General Partner. In making the awards of unit options and restricted units, the Abraxas Energy Board reviewed similar awards made by a group of upstream master limited partnerships and further reviewed the components of those awards with respect to the percentage of restricted units compared to the percentage of unit options awarded. The group of master limited partnerships reviewed consisted of Breitburn Energy Partners L.P., EV Energy Partners, L.P., Atlas Energy Resources, LLC, Constellation Energy Partners LLC, Legacy Reserves LP, Linn Energy, LLC, and Vanguard Natural Resources, LLC.

As a result of this review, the Abraxas Energy Board determined that of the comparable partnerships that granted awards at the time of their initial public offerings, an average of 25% of the awards available under their respective long-term incentive plans were granted and that approximately 16% of those awards were in the form of restricted units and the remainder were granted as unit options. Several of the comparable partnerships did not grant awards at the time of their initial public offerings. In connection with and subject to Abraxas Energy’s initial public offering and on January 2, 2009 with respect to the restricted unit awards, the Abraxas Energy Board granted 300,950 units to directors of the General Partner and certain key employees of Abraxas Petroleum, which equate to 26% of the available awards under the Partnership LTIP, with 17% being in the form of restricted units and the remainder, unit options.

Abraxas Energy—Equity Compensation Plan Information

The following table gives aggregate information regarding grants under all of Abraxas Energy’s equity compensation plans through December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	63,008	$—	1,073,152
Equity compensation plans not approved by security holders	—	$—	—

Employment Contracts, Change-In-Control Arrangements and Certain Other Matters. We provide the opportunity for our executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We believe that these provisions help us to attract and retain an appropriate caliber of talent for these positions. Our severance and change in control provisions for the executive officers are summarized in “Employment Agreements and Potential Payments Upon Termination or Change in Control” below. Based upon the Mercer Energy Survey, we believe that our severance and change in control provisions are consistent with the programs and levels of severance and post employment compensation of other companies in our peer group and believe that these arrangements are reasonable.

Other Employee Benefits. Abraxas Petroleum’s executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and long-term disability insurance, in each case on the same basis as other employees. In addition to employee group life insurance, Abraxas Petroleum has a key-man life insurance policy on Mr. Watson. Abraxas Petroleum’s executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees. The Abraxas Petroleum Board, at its sole discretion, may authorize Abraxas Petroleum to match (in part or in whole) the contributions of each employee to the 401(k) plan during a given year; Abraxas Petroleum contributions may be in the form of cash, shares of Abraxas Petroleum common stock or a combination thereof. In addition, the Abraxas Petroleum Board has recently issued a recommendation on the maximum amount (or percentage) of Abraxas Petroleum common stock that each employee should own in their individual 401(k) account. The maximum recommended percentage has been set at 20%.

2009 Compensation Decisions

Base Salaries. Base salaries for 2009 did not increase or decrease from 2008 for our named executive officers. We believe this reflects current practices in the industry as supported by the Mercer Energy Survey.

Annual Bonuses. At the beginning of 2009, the calculated NAV per share was $1.52, utilizing commodity prices as of December 31, 2008.

Long-Term Equity Incentives. On January 2, 2009, the Abraxas Energy Board awarded 52,000 restricted units to employees of Abraxas Petroleum and directors of the General Partner. The restricted units vest over four years with 25% vesting on each anniversary date of the award. On March 17, 2009, the Abraxas Petroleum Board awarded 600,400 options to employees of Abraxas Petroleum, of which 325,000 were awarded to the named executive officers.

Impact of Regulatory Requirements

Deductibility of Executive Compensation. In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1.0 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the tax law, stockholders must approve the performance measures. Since Abraxas Petroleum does not anticipate that the compensation for any executive officer will exceed the $1.0 million threshold in the near term, stockholder approval necessary to maintain the tax deductibility of compensation at or above that level is not being requested. We will reconsider this matter if compensation levels approach this threshold, in light of the tax laws then in effect. We will consider ways to maximize the deductibility of executive compensation, while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are in compliance with the statutory provisions which were effective January 1, 2005 and the regulations which became effective on January 1, 2009.

Accounting for Equity-Based Compensation. Beginning on October 1, 2005, we began accounting for equity-based compensation in accordance with the requirements of FASB Statement 123(R) for all of our equity-based compensation plans. See Note 8 of the notes to our consolidated financial statements included in this proxy statement for a discussion of all assumptions made in the calculation of this amount.

Policy on Recovery of Compensation. Our CEO and CFO are required to repay certain bonuses and equity-based compensation they receive if we are required to restate our financial statements as a result of misconduct as required by Section 304 of the Sarbanes-Oxley Act of 2002.

Summary Compensation Table

The following table sets forth a summary of compensation paid to each of the named executive officers of Abraxas Petroleum for the last three fiscal years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($) (7)
Robert L.G. Watson	2008	348,250	13,462	50,893	119,273	—	10,250	542,128
President, Chief Executive Officer and Chairman of the Board	2007	339,750	13,192	4,299	103,366	240,100	10,250	710,957
	2006	326,000	12,692	—	101,688	—	10,000	450,380

Chris E. Williford	2008	212,750	8,231	26,453	104,784	—	7,245	359,463
Executive Vice President, Chief Financial Officer and Treasurer	2007	207,000	8,038	1,574	98,383	146,300	7,245	468,540
	2006	199,000	7,731	—	98,456	—	8,254	313,441

Lee T. Billingsley	2008	198,000	7,654	26,846	57,293	—	10,250	300,043
Vice President—Exploration	2007	193,250	7,500	1,709	51,248	136,500	10,250	400,457
	2006	186,250	7,231	—	48,950	—	10,000	252,431

William H. Wallace	2008	198,000	7,654	39,894	58,598	—	10,250	314,396
Vice President—Operations	2007	193,250	7,500	6,197	51,697	136,500	10,250	405,394
	2006	186,250	7,231	—	48,950	—	6,519	248,950

Stephen T. Wendel	2008	161,000	6,231	26,482	56,628	—	7,750	258,091
Vice President—Land & Marketing	2007	156,500	6,077	1,584	50,648	110,600	7,750	333,159
	2006	150,750	33,846	—	48,919	—	6,784	240,299

(1)	The amounts in this column include any contributions made by the named executive officer to his 401(k) plan account.
(2)	The amounts in this column reflect a discretionary holiday bonus and, in the case of Mr. Wendel in 2006, also include a one-time discretionary bonus due to a change in his annual bonus plan.
(3)	The amounts in this column reflect the recognized value of stock awards granted to the named executive officer calculated in accordance with SFAS 123R for the year ended December 31, 2008, which include stock awards granted in prior years to the extent they were not fully-vested by January 1, 2008 and amounts relating to the recognized value of phantom units granted under the Partnership LTIP. See note 8 of the notes to our consolidated financial statements included in this proxy statement for a discussion of all assumptions made in the calculation of this amount. The following table sets forth the amounts attributable to each named executive officer for equity awards under the LTIP and the Partnership LTIP in 2008.

Name	Plan	Stock Award ($)
Robert L.G. Watson	LTIP Partnership LTIP	12,500 38,393
Chris E. Williford	LTIP Partnership LTIP	4,576 21,877
Lee T. Billingsley	LTIP Partnership LTIP	4,969 21,877
William H. Wallace	LTIP Partnership LTIP	18,017 21,877
Stephen T. Wendel	LTIP Partnership LTIP	4,605 21,877

(4)	The amounts in this column reflect the recognized value of options granted to the named executive officer, calculated in accordance with SFAS 123R for the year ended December 31, 2008, which include options granted in prior years to the extent they were not fully-vested by January 1, 2008. See note 8 of the notes to our consolidated financial statements included in this proxy statement for a discussion of all assumptions made in the calculation of this amount.
(5)	The amounts in this column represent cash bonuses earned under the annual bonus plan.

(6)	The amounts in this column represent contributions by Abraxas Petroleum to the named executive officers 401(k) plan account.
(7)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

Grants of Plan-Based Awards

The following table provides information with regard to grants of non-equity incentive compensation and all other stock awards to the named executive officers of Abraxas Petroleum. Abraxas Petroleum did not grant any option awards in 2008; therefore, these columns have been omitted from the following table.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)
Robert L.G. Watson	n/a	(1)	—	240,100	245,000	—	—
	01/31/2008	(2)	—	—	—	9,991	38,393
	09/10/2008	(3)	—	—	—	3,469	8,638

Chris E. Williford	n/a	(1)	—	146,300	149,800	—	—
	01/31/2008	(2)	—	—	—	5,693	21,877
	09/10/2008	(3)	—	—	—	1,270	3,162

Lee T. Billingsley	n/a	(1)	—	136,500	139,300	—	—
	01/31/2008	(2)	—	—	—	5,693	21,877
	09/10/2008	(3)	—	—	—	1,379	3,434

William H. Wallace	n/a	(1)	—	136,500	139,300	—	—
	01/31/2008	(2)	—	—	—	5,693	21,877
	09/10/2008	(3)	—	—	—	5,000	12,450

Stephen T. Wendel	n/a	(1)	—	110,600	113,400	—	—
	01/31/2008	(2)	—	—	—	5,693	21,877
	09/10/2008	(3)	—	—	—	1,278	3,182

(1)	Awards potentially payable under our annual bonus plan. The annual bonus plan does not provide for a threshold level as the bonuses under the plan can range from 0 to the maximum, which equals 70% of each named executive officer’s base salary. The target amount was not determinable on the date of grant; therefore, the amount set forth in the target column reflects the amount each named executive officer earned under the plan in 2007, which was the most recent year in which bonuses under this plan were earned, as a representative amount. Please see the discussion under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Bonuses” for more information. During 2007, our named executive officers earned $770,000 in bonuses under the annual bonus plan. Please refer to column 5 of the Summary Compensation Table.
(2)	Phantom units granted by Abraxas Energy on January 31, 2008 under the Partnership LTIP.
(3)	Restricted shares of Abraxas Petroleum common stock issued on September 10, 2008 under the LTIP.
(4)	The amounts in this column reflect the recognized value of stock awards granted in 2008 to the named executive officer calculated in accordance with SFAS 123R for the year ended December 31, 2008. See note 8 of the notes to our consolidated financial statements included in this proxy statement for a discussion of all assumptions made in the calculation of this amount.

Outstanding Equity Awards at Fiscal Year End

The table below contains information concerning outstanding equity awards at December 31, 2008 for the named executive officers of Abraxas Petroleum.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (3)	Market Value of Shares of Stock That Have Not Vested ($) (4)
Robert L.G. Watson	60,000		0.66	05/26/2010
	60,000		1.38	05/26/2010
	30,000		0.66	03/23/2011
	30,000		4.83	03/23/2011
	6,856		0.66	09/17/2011
	6,857		2.21	09/17/2011
	90,000		0.65	11/22/2012
	75,000	25,000	4.59	09/13/2015
	10,406	31,218	3.60	08/28/2017
					13,875	9,990

Chris E. Williford	40,000		0.66	05/26/2010
	20,000		0.66	03/23/2011
	43,000		0.65	11/22/2012
	75,000	25,000	4.59	09/13/2015
	3,809	11,424	3.60	08/28/2017
					5,078	3,656

Lee T. Billingsley	30,000		0.66	11/18/2009
	15,000		0.66	03/23/2011
	22,000		0.65	11/22/2012
	15,000		0.68	04/24/2013
	37,500	12,500	4.59	09/13/2015
	4,136	12,407	3.60	08/28/2017
					5,514	3,970

William H. Wallace	30,000		0.66	11/18/2009
	15,000		0.66	03/23/2011
	22,000		0.65	11/22/2012
	15,000		0.68	04/24/2013
	37,500	12,500	4.59	09/13/2015
	4,730	14,190	3.60	08/28/2017
					20,000	14,400

Stephen T. Wendel	15,000		0.66	11/18/2009
	10,000		0.66	03/23/2011
	17,000		0.65	11/22/2012
	37,500	12,500	4.59	09/13/2015
	3,833	11,497	3.60	08/28/2017
					5,110	3,679

(1)	Options vest in twenty-five percent (25%) increments each year for four (4) years on the anniversary of the grant date.
(2)

On December 6, 2002, the Abraxas Petroleum Board approved a plan pursuant to which the price of each outstanding stock option granted to employees of Abraxas Petroleum with an exercise price greater than

$0.66 per share was reduced to $0.66 per share. However, only one-half of Mr. Watson’s options were repriced at $0.66. The repricing was approved in connection with Abraxas Petroleum’s financial restructuring which was consummated in January 2003. As part of the negotiations that Abraxas Petroleum had undertaken with the beneficial holder of the largest block of Abraxas Petroleum’s then outstanding second lien notes, the holder conditioned its participation in the exchange offer for the second lien notes on the repricing. Because the Abraxas Petroleum Board believed that the financial restructuring, including the exchange offer, represented the best alternative available to Abraxas Petroleum to reduce its long term indebtedness and to increase its liquidity, the Abraxas Petroleum Board approved the repricing. The effectiveness of the repricing was conditioned upon the consummation of the financial restructuring which occurred on January 23, 2003.

(3)

In general, stock awards vest in twenty-five percent (25%) increments each year for four (4) years on the anniversary of the grant date. As each increment vests, a new award equal to the most recently vested portion is granted and vests on the 4th anniversary after the grant date.

(4)	The market value was calculated from the closing price of Abraxas Petroleum’s common stock on December 31, 2008 of $0.72 per share multiplied by the number of shares of stock that had not vested as of December 31, 2008.

Option Exercises and Stock Vested

The table below contains information concerning exercises of stock options and other stock awards by the named executive officers of Abraxas Petroleum during the fiscal year ended December 31, 2008.

	OPTION AWARDS
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise ($)
Robert L.G. Watson	20,000		65,200	(3)
Chris E. Williford	20,000	(1)	58,600	(4)
Lee T. Billingsley	33,000		90,420	(5)
William H. Wallace	6,500	(2)	17,225	(6)
Stephen T. Wendel	10,000		18,200	(7)

(1)	Of this amount, 3,677 shares were utilized as payment of the exercise price.
(2)	Of this amount, 1,315 shares were utilized as payment of the exercise price.
(3)	These options were exercised on July 24, 2008 with an exercise price of $0.66 and the closing price of Abraxas Petroleum’s common stock on even date was $3.92, for a realized value of $3.26 per share.
(4)	These options were exercised on July 28, 2008 with an exercise price of $0.66 and the closing price of Abraxas Petroleum’s common stock on that date was $3.59, for a realized value of $2.93 per share.
(5)	These options were exercised on April 4, 2008 with an exercise price of $0.66 and the closing price of Abraxas Petroleum’s common stock on that date was $3.40, for a realized value of $2.74 per share.
(6)	These options were exercised on August 25, 2008 with an exercise price of $0.66 and the closing price of Abraxas Petroleum’s common stock on that date was $3.31, for a realized value of $2.65 per share.
(7)	These options were exercised on September 9, 2008 with an exercise price of $0.66 and the closing price of Abraxas Petroleum’s common stock on that date was $2.48, for a realized value of $1.82 per share.

Pension Benefits

Abraxas Petroleum does not sponsor any pension benefit plans and none of the named executive officers contribute to such a plan.

Non-Qualified Deferred Compensation

Abraxas Petroleum does not sponsor any non-qualified defined compensation plans or other non-qualified deferred compensation plans and none of the named executive officers contributes to any such plans.

Stock Ownership Guidelines

The Abraxas Petroleum Board has recently established stock ownership guidelines to strengthen the alignment of director and executive officer interests with those of stockholders. As of December 31, 2008, we had six non-employee directors and six executive officers subject to stock ownership guidelines. Under the guidelines below, each director and executive officer is precluded from selling any shares of Abraxas Petroleum common stock or common units of Abraxas Energy until the director or executive officer satisfies the ownership guidelines set forth in the following table. The stock ownership guidelines may be satisfied by owning shares of Abraxas Petroleum common stock and/or common units of Abraxas Energy. Satisfaction of the ownership guidelines will fluctuate with the market value of the underlying shares of Abraxas Petroleum common stock and/or common units of Abraxas Energy.

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary

All other Executive Officers	3x annual base salary

Non-employee Directors	3x all fees received during the prior 12-month period, including the value of shares of Abraxas Petroleum common stock awarded in lieu of cash payments at the time of issuance

The Abraxas Petroleum Board has discretion to review special situations; however, non-compliance without board approval can result in the loss of future bonuses and discretionary stock-based compensation. As of December 31, 2008, the market value of Abraxas Petroleum common stock was $0.72 per share and the market value of common units of Abraxas Energy was $7.23 per common unit. As an example, Mr. Watson, our chief executive officer, would be required to own 2,418,403 shares of Abraxas Petroleum common stock or 240,837 common units of Abraxas Energy, or a combination thereof, to meet the stock ownership guidelines. As of December 31, 2008, three directors had satisfied the minimum stock ownership guidelines.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Abraxas Petroleum has entered into employment agreements with each of our named executive officers pursuant to which each will receive compensation as determined from time to time by the Abraxas Petroleum Board in its sole discretion. Abraxas Petroleum has also established the Abraxas Petroleum Corporation Severance Plan, effective as of December 31, 2008, for all employees that are not subject to an employment agreement. This plan provides severance benefits in the event of a change of control and for certain other changes in conditions of employment. The affected employees would be entitled to receive one month of base salary for each year of service with Abraxas Petroleum, up to a maximum of 12 months.

The employment agreements for Messrs. Watson and Williford are scheduled to terminate on December 21, 2009, and are automatically extended for additional one-year terms unless Abraxas Petroleum gives 120 days notice of its intention not to renew the employment agreement. The employment agreements for Messrs. Wallace and Wendel and Dr. Billingsley are scheduled to terminate on December 31, 2009, and are automatically extended for an additional year if by December 1 neither Abraxas Petroleum nor Messrs. Wallace, Wendel, or Dr. Billingsley, as the case may be, has given notice to the contrary.

The employment agreements contain the following defined terms:

“Cause” means termination upon

(i) the continued failure by the officer to substantially perform his duties with Abraxas Petroleum (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by him for Good Reason) after a written demand for substantial performance is delivered to the officer by the Abraxas Petroleum Board, which demand specifically identifies the manner in which the Abraxas Petroleum Board believes that he has not substantially performed his duties, or

(ii) the engaging by the officer in conduct which is demonstrably and materially injurious to Abraxas Petroleum, monetarily or otherwise. The officer shall not be deemed to have been terminated for Cause unless and until the officer has been delivered a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than a majority of the members of the Abraxas Petroleum Board who are not officers of Abraxas Petroleum at a meeting of the Abraxas Petroleum Board called and held for such purposes (after reasonable notice to the officer and an opportunity for the officer, together with the officer’s counsel, to be heard before the Abraxas Petroleum Board), finding that in the good faith opinion of the Abraxas Petroleum Board, the officer was guilty of conduct set forth above in clauses (i) or (ii) above and specifying the particulars thereof in detail.

“Change in Control” means the occurrence of

(i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 20% or more of the combined voting power of Abraxas Petroleum’s then outstanding securities,

(ii) any person or group making a tender offer or an exchange offer for 20% or more of the combined voting power of Abraxas Petroleum’s then outstanding securities,

(iii) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the Abraxas Petroleum Board and any new directors, whose election by the Abraxas Petroleum Board or nomination for election by Abraxas Petroleum’s stockholders was approved by a vote of at least two-thirds (2/3) of Abraxas Petroleum directors then still in office who either were Abraxas Petroleum directors at the beginning of the period or whose election or nomination for election was previously so approved (“Current Directors”), ceasing for any reason to constitute a majority thereof,

(iv) Abraxas Petroleum consolidating, merging or exchanging securities with any other entity and the stockholders of Abraxas Petroleum immediately before the effective time of such transaction not beneficially owning, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or where the Current Directors immediately after the effective time of the consolidation, merger or share exchange not constituting a majority of the Board of Directors of the corporation issuing cash or securities in the consolidation, merger or share exchange, or

(v) any person or group acquiring 50% or more of Abraxas Petroleum’s assets.

“Disability” means the incapacity of the officer due to physical or mental illness which causes the officer to have been absent from the full-time performance of his duties with Abraxas Petroleum for six consecutive months, and within 30 days after Abraxas Petroleum gives the officer written notice of termination, the officer has not returned to the full-time performance of his duties.

“Good Reason” means, without the officer’s express written consent, any of the following:

(i) a material adverse alteration in the nature or status of his position, duties or responsibilities,

(ii) a reduction in his current annual base salary,

(iii) a change in the principal place of his employment to a location more than twenty-five (25) miles from Abraxas Petroleum’s current principal place of employment, excluding required travel on Abraxas Petroleum’s business to an extent substantially consistent with the officer’s present business travel obligations,

(iv) the failure by Abraxas Petroleum, without his consent, to pay to him any portion of his current compensation, or to pay to him any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due,

(v) the failure by Abraxas Petroleum to continue in effect any compensation plan in which he participates, or any substitute plans or the failure by Abraxas Petroleum to continue his participation therein on the same basis, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existing,

(vi) the failure by Abraxas Petroleum to continue to provide him with benefits at least as favorable to those enjoyed by him under any of Abraxas Petroleum’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which he is currently participating, the taking of any action by Abraxas Petroleum which would directly or indirectly materially reduce any of such benefits or deprive the officer of any material fringe benefit enjoyed by him, or the failure by Abraxas Petroleum to provide him with the number of paid vacation days to which he is entitled on the basis of Abraxas Petroleum’s practice with respect to him,

(vii) the failure of Abraxas Petroleum to obtain a satisfactory agreement from any successor to assume and agree to perform his employment agreement, or

(viii) any purported termination of his employment which is not effected pursuant to the employment agreement’s termination provisions.

“Retirement” means termination in accordance with Abraxas Petroleum’s retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with the officer’s consent with respect to himself.

If, during the term of the employment agreement for each named executive officer or any extension thereof, an officer’s employment is terminated other than for Cause or Disability, by reason of the officer’s death or Retirement, or by such officer for Good Reason, then such officer will be entitled to receive the following:

Watson and Williford: a lump sum payment equal to the greater of (a) his annual base salary for the last full year during which he was employed by Abraxas Petroleum or (b) his annual base salary for the remainder of the term of his employment agreement.

Wallace, Wendel and Billingsley: no provisions for termination of employment because at all times during the term of each officer’s employment agreements, such officer’s employment is at will and may be terminated by Abraxas Petroleum for any reason with notice or cause. If, during the term of the employment agreement for each of Messrs. Wallace and Wendel or Dr. Billingsley or any extension thereof, a change in control occurs, then such officer will be entitled to an automatic extension of the term of the officer’s employment agreement for a period of 36 months beyond the term in effect immediately before the change in control.

If, following a change in control, an officer’s employment is terminated other than for Cause or Disability, by reason of the officer’s death or Retirement or by such officer for Good Reason, then such terminated officer will be entitled to the following:

Watson and Williford: a lump sum payment equal to 2.99 times his annual base salary.

Wallace, Wendel and Billingsley: a lump sum payment equal to three times his annual base salary.

If any lump sum payment to a named executive officer would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid will be increased so that each named executive officer, as the case may be, will be entitled to receive the amount of compensation provided in his employment agreement after payment of the tax imposed by Section 280G.

In addition, unvested options that have been awarded to our named executive officers will vest upon any change in control. As of December 31, 2008, 168,236 options were unvested, none of which were “in-the-money” as of December 31, 2008.

The Merger and the transactions contemplated thereby would not result in a change in control under our employment agreements, compensation plans or other such agreements.

The table below contains information concerning termination and change in control payments to each named executive officer of Abraxas Petroleum as if the event occurred on December 31, 2008.

Termination and Change in Control Payments Table

Name	Type of Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($) (1)	After Change in Control Termination w/o Cause or for Good Reason ($) (2)	Voluntary Termination ($)	Death / Disability ($)	Change in Control ($) (3)
Robert L.G. Watson	Severance pay	350,000	1,046,500	—	—	—
Chris E. Williford	Severance pay	214,000	639,860	—	—	—
Lee T. Billingsley	Severance pay	—	597,000	—	—	597,000
William H. Wallace	Severance pay	—	597,000	—	—	597,000
Stephen T. Wendel	Severance pay	—	486,000	—	—	486,000

(1)	These amounts reflect a lump sum payment equal to the officer’s annual base salary as of December 31, 2008.
(2)	These amounts reflect a lump sum payment equal to 2.99x (Watson and Williford) and 3.0x (Billingsley, Wallace and Wendel) the named executive officer’s annual base salary as of December 31, 2008.
(3)	These amounts reflect a 36-month extension of each officer’s respective employment agreement based on the named executive officer’s annual base salary on December 31, 2008 and would be paid over the 36-month extension period.

Compensation of Directors

All compensation paid to Abraxas Petroleum’s directors is limited to non-employee directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Abraxas Petroleum Board.

Compensation. Abraxas Petroleum pays each director an annual retainer fee of $12,000 in four quarterly payments. Each quarterly payment is paid in shares of Abraxas Petroleum restricted stock pursuant to the 2005 Director Plan. The number of shares issued to each non-employee director is calculated each quarter by dividing one-quarter of the then-established annual retainer fee by the closing price of our common stock on the date of each quarterly board meeting. Fractional shares are not issued; therefore, any shortfall of the then-established annual retainer fee will be paid in cash after the last quarterly board meeting of each year. Any non-employee director who leaves the Abraxas Petroleum Board during the calendar year is not eligible for any restricted stock awards after leaving the Abraxas Petroleum Board. In addition, Abraxas Petroleum pays each director $1,500 for each board meeting attended and $1,000 for each committee meeting attended. The chairman of the audit committee receives an additional annual fee of $3,000 and the chairmen of the compensation and governance and nominating committees each receive an additional annual fee of $1,500.

Stock Options. Abraxas Petroleum has awarded each director a total of 155,000 options, which includes options awarded on March 17, 2009, with exercise prices equal to the prevailing market prices at the time of issuance, ranging from $0.68 to $4.59 per share. In addition, each year at the first regular board meeting following the annual meeting, Abraxas Petroleum awards each director 10,000 options, in accordance with the terms of the 2005 Director Plan. The amended 2005 Directors Plan reserves 900,000 shares of Abraxas Petroleum common stock, subject to adjustment following certain events, such as stock splits. The maximum annual award for any one director is 60,000 shares plus the number of restricted shares awarded pursuant to the retainer payment described above. The exercise price of all options awarded are no less than 100% of the fair market value on the date of the award while the option terms and vesting schedules are at the discretion of the Compensation Committee. The following is a description of the material terms of the 2005 Director Plan.

2005 Director Plan. Unless otherwise provided in the applicable award agreement or any severance agreement, vested awards granted under the 2005 Director Plan shall expire, terminate, or otherwise be forfeited as follows:

•

three months after the date Abraxas Petroleum delivers a notice of termination of a Participant’s Active Status (as defined in the 2005 Director Plan), other than in circumstances covered by the following three circumstances:

•	immediately upon termination for misconduct;

•	12 months after the date of death; and

•	36 months after the date on which the director ceased performing services as a result of retirement.

The following table sets forth a summary of compensation for the fiscal year ended December 31, 2008 that Abraxas Petroleum paid to each director. Abraxas Petroleum does not sponsor a pension benefits plan, a non-qualified deferred compensation plan or a non-equity incentive plan for our directors; therefore, these columns have been omitted from the following table. Except for reimbursement of travel expenses to attend board and committee meetings, no other or additional compensation for services were paid to any of the directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($) (4)
C. Scott Bartlett, Jr.	28,882	11,993	25,280	66,155
Franklin A. Burke	23,007	11,993	25,280	60,280
Harold D. Carter	17,007	11,993	25,280	54,280
Ralph F. Cox (5)	25,632	11,993	25,280	62,905
Barry J. Galt (6)	8,500	8,994	25,280	42,774
Dennis E. Logue	15,882	11,993	25,280	53,155
Paul A. Powell, Jr.	22,007	11,993	68,302	102,302

(1)	This column represents the amounts paid in cash to each director.
(2)

This column represents the dollar value of stock awarded to each director for his annual retainer fee. During 2008, each director, except Mr. Galt, was awarded a total of 4,692 vested shares of Abraxas Petroleum common stock. The quarterly awards were 867 shares on March 11, 2008, 666 shares on May 21, 2008, 970 shares on September 4, 2008 and 2,189 shares on November 12, 2008 and the closing price of our common stock on those dates was $3.46, $4.50, $3.09 and $1.37 per share, respectively.
(3)	The amounts in this column reflect the recognized value of options granted to each director, calculated in accordance with SFAS 123R for the year ended December 31, 2008, which include options granted in prior years to the extent they were not fully-vested by January 1, 2008. The grant date fair value of all options awarded during 2008, calculated in accordance with SFAS 123R, was $176,960. See note 8 of the notes to our consolidated financial statements included in this proxy statement for a discussion of all assumptions made in the calculation of this amount.
(4)	The dollar value in this column for each director represents the sum of all compensation reflected in the previous columns.
(5)	Included in fees earned by Mr. Cox is $6,750 paid in cash for serving as a director on the Abraxas Energy Board during 2008.
(6)	Mr. Galt passed away on August 22, 2008.

The table below contains information concerning outstanding option awards at December 31, 2008 for each directors of Abraxas Petroleum. None of the named directors had outstanding stock awards at December 31, 2008.

Outstanding Equity Awards at Fiscal-Year End Table

Name	Option Awards
C. Scott Bartlett, Jr.	90,000
Franklin A. Burke	102,000
Harold D. Carter	102,000
Ralph F. Cox	115,000
Barry J. Galt (1)	115,000
Dennis E. Logue	108,000
Paul A. Powell, Jr.	102,000

(1)	Mr. Galt passed away on August 22, 2008.

2009 Compensation Decisions

Long-Term Equity Incentives. On January 2, 2009, Mr. Cox was granted 4,000 restricted units for his serving as a director on the Abraxas Energy Board and on March 17, 2009, the Abraxas Petroleum Board awarded 50,000 options to each non-employee director of Abraxas Petroleum for a total award of 300,000 options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

On February 21, 2007, the Abraxas Petroleum Board adopted a formal written related person transaction approval policy, which sets out Abraxas Petroleum’s policies and procedures for the review, approval, or ratification of “related person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Abraxas Petroleum is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Abraxas Petroleum to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all stockholders on the same terms;

•

purchases of supplies from Abraxas Petroleum in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Abraxas Petroleum’s filings with the SEC; and

•	transactions which when aggregated with the amount of all other transactions between the related person and Abraxas Petroleum involve less than $10,000 in a fiscal year.

Abraxas Petroleum’s Audit Committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment or rescission. The chairman of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the chairman must be reported to our Audit Committee at its next regularly scheduled meeting.

Abraxas Petroleum’s Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Abraxas Petroleum;

•	whether the transaction is material to Abraxas Petroleum;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interest of all related persons in the related person transaction.

Transactions in 2008

Abraxas Petroleum did not have any related person transactions in 2008.

Abraxas Petroleum’s Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Abraxas Petroleum and the related person following certain procedures designated by the Audit Committee.

Transactions with Abraxas Energy

Investments owns 5,131,959 common units of Abraxas Energy and the General Partner owns 227,232 general partner units of Abraxas Energy. The following sections describe the distributions and payments that

Abraxas Energy made to Abraxas Petroleum in 2008 and summarizes the terms under which Abraxas Petroleum provides certain services to Abraxas Energy and acts as operator of certain of Abraxas Energy’s producing properties. None of these transactions are “related party transactions” as defined by Item 404 of Regulation S-K promulgated by the SEC; however, Abraxas Petroleum has elected to provide a summary of these transactions to its stockholders.

Distributions and Payments to Investments and the General Partner

The following table summarizes the distributions and payments made by Abraxas Energy in connection with the ongoing operation and liquidation of Abraxas Energy.

Distributions of available cash to Investments and the General Partner	Abraxas Energy generally distributes 98% of its available cash to all of its unitholders, including Investments (as the holder of 5,131,959 common units) and 2% of its available cash to the General Partner. During 2008, Investments received distributions of approximately $8.5 million on its common units and the General Partner received distributions of approximately $376,000 on its 2% general partner interest.

Payments to Investments and the General Partner	The partnership agreement requires Abraxas Energy to reimburse the General Partner for all actual direct and indirect expenses it incurs or actual payments it makes on Abraxas Energy’s behalf and all other expenses allocable to Abraxas Energy or otherwise incurred by the General Partner in connection with operating of Abraxas Energy’s business, including expenses allocated to the General Partner by its affiliates. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Abraxas Energy or on Abraxas Energy’s behalf, and expenses allocated to the General Partner by its affiliates. Abraxas Energy does not expect to incur any additional fees or to make other payments to these entities in connection with operating Abraxas Energy’s business. The General Partner is entitled to determine in good faith the expenses that are allocable to Abraxas Energy. The omnibus agreement requires Abraxas Energy to reimburse Abraxas Petroleum for expenses incurred on Abraxas Energy’s behalf and to pay Abraxas Petroleum $2.6 million per year.

Withdrawal or removal of the General Partner	If the General Partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation	Upon liquidation of Abraxas Energy, the partners, including the General Partner and Investments, will be entitled to receive liquidating distributions according to their particular capital account balances.

Contracts with Abraxas Energy

Because Abraxas Energy has no employees, Abraxas Petroleum provides certain services to Abraxas Energy under the terms of an omnibus agreement and Abraxas Petroleum operates a number of Abraxas Energy’s producing properties under an operating agreement. These agreements were not the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to Abraxas Petroleum as could have been obtained from unaffiliated third parties. The following summaries are qualified in their entirety by the complete versions of the documents, copies of which are available to any Abraxas Petroleum stockholder upon written request.

Omnibus Agreement

The omnibus agreement, among other things, governs (i) Abraxas Petroleum’s obligations to provide certain general and administrative services to Abraxas Energy and its subsidiaries and (ii) Abraxas Petroleum’s obligations to indemnify Abraxas Energy and Abraxas Operating against certain environmental, tax and other liabilities. In connection with its provision of services, Abraxas Energy is required to reimburse Abraxas Petroleum for all direct and indirect expenses incurred on its behalf and on behalf of its subsidiaries. Abraxas Energy currently pays Abraxas Petroleum $2.6 million per year for general and administrative expenses, subject to annual adjustments for inflation and acquisition or other expansion adjustments. Reimbursements for certain partnership expenses and insurance coverage expenses incurred by Abraxas Petroleum on Abraxas Energy’s behalf pursuant to the omnibus agreement are not subject to this fee. The fee was determined by reference to Abraxas Petroleum’s historical general and administrative expenses and its analysis and determination that the properties contributed to Abraxas Energy are predominantly developed and require relatively less management time than undeveloped properties and drilling prospects.

Under the omnibus agreement Abraxas Petroleum will indemnify Abraxas Energy through May 24, 2010 against certain potential environmental claims. Additionally, Abraxas Petroleum will indemnify Abraxas Energy for losses attributable to right of way fees and taxes attributable to pre-closing operations. Abraxas Petroleum’s maximum liability for these indemnification obligations will not exceed $5.0 million and Abraxas Petroleum will not have any obligation under this indemnification until Abraxas Energy’s aggregate losses exceed $500,000. Abraxas Petroleum will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after May 25, 2007. Abraxas Energy has agreed to indemnify Abraxas Petroleum against environmental liabilities related to their assets to the extent Abraxas Petroleum is not required to indemnify Abraxas Energy. Abraxas Energy will also indemnify Abraxas Petroleum for all losses and liabilities arising on or after May 25, 2007 and attributable to operations of the assets contributed by Abraxas Petroleum, to the extent not subject to its indemnification obligations under the omnibus agreement, including plugging and abandonment costs.

The omnibus agreement will terminate at the Effective Time of the Merger.

Operating Agreement

On May 25, 2007, Abraxas Operating entered into an operating agreement with Abraxas Petroleum. Pursuant to the operating agreement, Abraxas Petroleum will act as operator of Abraxas Operating’s properties, if Abraxas Operating’s working interest entitles it to control the appointment of the operator. In addition, Abraxas Petroleum will continue as operator of Abraxas Operating’s properties that were subject to existing operating agreements, to the extent Abraxas Petroleum was the operator prior to the contribution of properties by Abraxas Petroleum or to the extent Abraxas Petroleum assumed operations from St. Mary Land & Exploration as a result of the acquisition that closed on January 31, 2008. Under these operating agreements, Abraxas Energy will reimburse Abraxas Petroleum for operating expenses incurred on its behalf. Operating expenses are the costs incurred in the operation of producing properties. Expenses for utilities, direct labor, water injection and disposal, production taxes and materials and supplies comprise the most significant portion of Abraxas Energy’s operating expenses. Operating expenses do not include G&A expenses. A majority of Abraxas Energy’s operating cost components are variable and increase or decrease as the level of production increases or decreases. Certain items, however, such as direct labor and materials and supplies, generally remain relatively fixed and do not fluctuate with changes in production volumes, but can fluctuate depending on activities performed during a specific period.

Under the operating agreement, Abraxas Petroleum will establish a joint account for each well in which Abraxas Energy has an interest. Abraxas Energy will be required to pay its working interest share of amounts charged to the joint account. The joint account will be charged with all direct expenses incurred in the operation of Abraxas Energy’s wells. The determination of which direct expenses can be charged to the joint account and the manner of charging direct expenses to the joint account for Abraxas Energy’s wells will be done in accordance with the Council of Petroleum Accountants Societies, or COPAS, model form of accounting procedure.

Under the COPAS model form, direct expenses include the costs of third party services performed on Abraxas Energy’s properties and other equipment used on Abraxas Energy’s properties. In addition, direct expenses will include the allocable share of the cost of Abraxas Petroleum’s employees who perform services on Abraxas Energy’s properties. The allocation of the cost of Abraxas Petroleum’s employees who perform services on Abraxas Energy’s properties will be based on time sheets maintained by Abraxas Petroleum employees.

The operating agreement will terminate at the Effective Time of the Merger.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Abraxas Petroleum is currently authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share.

As of August 28, 2009, there were 49,836,894 shares of Abraxas Petroleum common stock issued and outstanding. Holders of Abraxas Petroleum common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of Abraxas Petroleum common stock issued by us.

Holders of Abraxas Petroleum common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor.

Under the terms of Abraxas Petroleum’s new credit facility, it is anticipated that Abraxas Petroleum will be prohibited from paying dividends on shares of its common stock. In the event of liquidation, holders of Abraxas Petroleum common stock are entitled to share pro rata in any distribution of Abraxas Petroleum’s assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of Abraxas Petroleum’s common stock are fully paid and nonassessable.

Preferred Stock

Abraxas Petroleum’s articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Option Plans

The LTIP authorizes Abraxas Petroleum to grant incentive stock options, non-qualified stock options and shares of restricted stock to its executive officers, as well as to all employees of Abraxas Petroleum. Option grants generally have a term of 10 years and vest in equal increments over 4 years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events such as a change of control. A total of 2,100,000 shares of Abraxas Petroleum common stock are currently reserved under the LTIP, subject to adjustment following certain events, such as stock splits.

Pursuant to Abraxas Petroleum’s 2005 Director Plan, Abraxas Petroleum also grants non-qualified stock options and restricted stock to non-employee directors. This plan is administered by Abraxas Petroleum’s Compensation Committee and provides that each year, at the first regular meeting of the Board of Directors immediately following Abraxas Petroleum’s annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 60,000 shares of our common stock, for participation in Board and Committee meetings during the previous calendar year. Abraxas Petroleum also pays each quarterly director’s retainer payment of $3,000 in shares of restricted stock pursuant to the 2005 Director Plan. The number of shares issued to each non-employee director is calculated each quarter by dividing one-quarter of the then-established annual retainer fee by the closing price of our common stock on the date of each quarterly board meeting. Fractional shares are not issued; therefore, any shortfall of the then-established annual retainer fee will be paid in cash after the last quarterly board meeting of each year. Any non-employee director who leaves the Board during the calendar year is not eligible for any restricted stock awards after leaving the Board.

The Compensation Committee also administers our 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, each of which is now expired, but under which we previously granted restricted stock, incentive stock options and non-qualified stock options as permitted by such plans.

The following table sets forth the number of options issued and outstanding, the amount of those options outstanding that are fully vested and the average exercise price per share of such options under the LTIP, the 2005 Director Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, as of December 31, 2008, as well as pursuant to the individual option agreements:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,967,526	$3.14	1,503,072
Equity compensation plans not approved by security holders	422,252	$1.29

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

Abraxas Petroleum’s articles of incorporation and bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The articles of incorporation and bylaws provide that the Board of Directors will consist of not less than three or more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The Board of Directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on the Abraxas Petroleum Board by enlarging the Board of Directors and by filling the new directorships with the stockholder’s own nominees. In addition, directors may be removed by the stockholders only for cause.

The articles of incorporation and bylaws provide that special meetings of Abraxas Petroleum’s stockholders may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

The articles of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of Abraxas Petroleum’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the articles of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas Petroleum from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Anti-Takeover Statutes

Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make the unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.

Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or timely elected against their application in its bylaws no later than October 31, 1991. Abraxas Petroleum’s articles of incorporation and bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada Revised Statutes 78.378 through 78.403, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation” unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas Petroleum’s articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company. Abraxas Petroleum’s status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a “dissenter’s notice” advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 or more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our articles of incorporation and bylaws do not address this matter.

Transfer Agent and Registrar

The transfer agent and registrar for the Abraxas Petroleum common stock is American Stock Transfer & Trust Company.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information reflects Abraxas Petroleum’s historical results as adjusted on a pro forma basis to give effect to (a) the Merger and related transactions and (b) the new credit facility. The estimated adjustments to effect the Merger and the new credit facility are described in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet information reflects the Merger and related transactions, including the new credit facility and the monetization of Abraxas Energy’s derivative contracts, as if they occurred on June 30, 2009, and the unaudited pro forma combined statement of operations information for the twelve months ended December 31, 2008 and the six months ended June 30, 2009 reflect the Merger and related transactions, including the new credit facility, as if they occurred on January 1, 2008.

The unaudited pro forma combined financial information was derived by adjusting the historical financial statements of Abraxas Petroleum. Abraxas Petroleum management believes that the adjustments provide a reasonable basis for presenting the significant effects of the Merger and related transactions, and the new credit facility. The unaudited pro forma combined financial information is provided for illustrative purposes only and is based upon available information and assumptions that the management of Abraxas Petroleum believes are reasonable under the circumstances. The unaudited pro forma combined financial information is not necessarily indicative of what the operating results or financial position of Abraxas Petroleum would have been had the Merger and related transactions, including the new credit facility, been completed on the dates indicated, nor are they necessarily indicative of future operating results or financial position. Abraxas Petroleum and Abraxas Energy may have performed differently had they been combined during the periods presented.

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

ASSETS

JUNE 30, 2009

(In thousands)

	Historical	Monetization of Derivative Contracts		Merger Adjustments	New Credit Facility Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,790	$—		$—	$—		$1,790
Accounts receivable, net:
Joint owners	845	—		—	—		845
Oil and gas production	6,217	—		—	—		6,217
Other	325	—		—	—		325

	7,387	—		—	—		7,387
Derivative asset—current	18,092	(18,092	)(a)	—	—		—
Other current assets	432	—		—	—		432

Total current assets	27,701	(18,092)		—	—		9,609
Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	448,093	—		—	—		448,093
Unproved properties excluded from depletion	—	—		—	—		—
Other property and equipment	11,116	—		—	—		11,116

Total	459,209	—		—	—		459,209
Less accumulated depreciation, depletion, and amortization	300,385	—		—	—		300,385

Total property and equipment—net	158,824	—		—	—		158,824
Deferred financing fees, net	4,099	—		—	(224	)(b)	3,875
Derivative asset—long-term	9,456	(9,456	)(a)	—	—		—
Other assets	483	—		—	—		483

Total assets	$200,563	$(27,548)		$—	$(224)		$172,791

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

JUNE 30, 2009

(In thousands)

	Historical	Monetization of Derivative Contracts		Merger Adjustments		New Credit Facility Adjustments		Pro Forma
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,240	$—		$—		$—		$5,240
Oil and gas production payable	2,750	—		—		—		2,750
Accrued interest	273	—		—		—		273
Other accrued expenses	1,575	—		—		—		1,575
Derivative liability—current	2,697	—		—		—		2,697
Current maturities of long-term debt	46,062	—		—		(39,924	)(f)	6,138
Other current liabilities	19	—		—		—		19

Total current liabilities	58,616	—		—		(39,924)		18,692
Long-term debt, excluding current maturities	128,843	(24,346	)(a)	—		39,924	(g)	144,421
Derivative liability—long-term	3,202	(3,202	)(a)	—		—		—
Future site restoration	10,172	—		—		—		10,172

Total liabilities	200,833	(27,548)		—		—		173,285
Equity
Abraxas Petroleum Corporation stockholders’ equity:
Convertible preferred stock, par value $.01, authorized 1,000,000 shares; -0- issued and outstanding	—	—		—		—		—
Common Stock, par value $.01 per share: authorized 200,000,000 shares	498	—		316	(c)	—		814
Additional paid-in capital	187,938	—		(438	)(d)	—		187,500
Accumulated deficit	(188,776)	—		—		(224	)(h)	(189,000)
Accumulated other comprehensive income	192	—		—		—		192

Total stockholders’ equity	(148)	—		(122)		(224)		(494)
Non-controlling interest equity	(122)	—		122	(e)	—		—

Total stockholders’ equity	(270)	—		—		(224)		(494)

Total liabilities and stockholders’ equity	$200,563	$(27,548)		$—		$(224)		$172,791

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008 (1)

(In thousands, except per share data)

	Historical	Merger Adjustments		New Credit Facility Adjustments		Pro Forma
Revenue:
Oil and gas production revenues	$99,084	$—		$—		$99,084
Rig revenues	1,210	—		—		1,210
Other	16	—		—		16

	100,310	—		—		100,310

Operating costs and expenses:
Lease operating and production taxes	26,635	—		—		26,635
Depreciation, depletion and amortization	23,343	—		—		23,343
Impairment	116,366	—		—		116,366
Rig operations	856	—		—		856
General and administrative	7,127	—		—		7,127

	174,327	—		—		174,327

Operating income (loss)	(74,017)	—		—		(74,017)

Other (income) expense:
Interest income	(187)	—		—		(187)
Interest expense	10,496	—		(2,079	)(k)	8,417
Financing fees	359	—		—		359
Amortization of deferred financing fees	1,028	—		264	(l)	1,292
Loss (gain) on derivative contracts	(28,333)	—		—		(28,333)
Other	8,523	(7,386	)(i)	—		1,137

	(8,114)	(7,386)		(1,815)		(17,315)

Consolidated net income (loss)	(65,903)	7,386		1,815		(56,702)
Less: Net (income) loss attributable to non-controlling interest	13,500	(13,500	)(j)	—		—

Net income (loss) attributable to Abraxas Petroleum	$(52,403)	$(6,114)		$1,815		$(56,702)

Net earnings (loss)—per common share—basic	$(1.07)					$(0.70)

Net earnings (loss)—per common share—diluted	$(1.07)					$(0.70)

Weighted average common shares outstanding:
Basic	49,005					80,569 (m)
Diluted	49,005					80,569 (m)

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(In thousands, except per share data)

	Historical	Merger Adjustments		New Credit Facility Adjustments		Pro Forma
Revenue:
Oil and gas production revenues	$22,715	$—		$—		$22,715
Rig revenues	500	—		—		500
Other	3	—		—		3

	23,218	—		—		23,218
Operating costs and expenses:
Lease operating and production taxes	11,854	—		—		11,854
Depreciation, depletion and amortization	8,994	—		—		8,994
Rig operations	399	—		—		399
General and administrative	3,730	—		—		3,730

	24,977	—		—		24,977

Operating income (loss)	(1,759)	—		—		(1,759)

Other (income) expense:
Interest income	(11)	—		—		(11)
Interest expense	5,607	—		(1,433	)(k)	4,174
Financing fees	362	—		—		362
Amortization of deferred financing fees	586	—		60	(l)	646
Loss on derivative contracts	1,695	—		—		1,695
Other	2,229	—		—		2,229

	10,468	—		(1,373)		9,095

Consolidated net income (loss)	(12,227)	—		1,373		(10,854)
Less: Net (income) loss attributable to non-controlling interest	6,645	(6,645	)(j)	—		—

Net income (loss) attributable to Abraxas Petroleum	$(5,582)	$(6,645)		$1,373		$(10,854)

Net earnings (loss)—per common share—basic	$(0.11)					$(0.13)

Net earnings (loss)—per common share—diluted	$(0.11)					$(0.13)

Weighted average common shares outstanding:
Basic	49,628					81,192
Diluted	49,628					81,192

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)	To reflect the monetization of Abraxas Energy’s derivative contracts. The mark-to-market valuation at June 30, 2009 of Abraxas Energy’s derivative contracts was $24.3 million. On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and, together with the July 2009 commodity swap settlement of $2.0 million, repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013. We have assumed that there is no impact to the statement of operations for the monetization of Abraxas Energy’s derivative contracts because had we entered into new derivative contracts on January 1, 2008, they would have been on terms similar to those in our existing derivative contracts.

(b)	To reflect the adjustment to deferred financing fees to reflect the terms of the new credit facility.

(c)	To reflect the issuance of 31.6 million shares of Abraxas Petroleum common stock at $0.01 par value in the Merger, which includes the restricted share issuance. For this adjustment, the mid-point exchange ratio of 5.125, or $1.17 per share, was utilized. If the low end of the exchange ratio of 4.25 was utilized for this adjustment, 26.2 million shares of Abraxas Petroleum common stock would be issued in the Merger and the pro forma stockholders’ equity would be $54,000 lower than presented in the pro forma balance sheet as of June 30, 2009 and if the high end of the exchange ratio of 6.00 was utilized for this adjustment, 37.0 million shares of Abraxas Petroleum common stock would be issued in the Merger and the pro forma stockholders’ equity would be $54,000 higher than presented in the pro forma balance sheet as of June 30, 2009.

(d)	To reflect the re-classification of previously allocated non-controlling interest which is being eliminated in the Merger.

(e)	To reflect the adjustment to Abraxas Petroleum’s stockholders’ equity previously allocated to the non-controlling interest which is being eliminated in the Merger.

(f)	To reflect the adjustment to current maturities of long-term debt as Abraxas Energy’s subordinated credit facility will be refinanced and terminated in connection with the Merger and Abraxas Petroleum’s credit facility will be amended and restated in connection with the Merger. The pro forma long-term debt and current maturities of long-term debt reflect the terms of the non-binding term sheet for the new credit facility. For this adjustment, $130.9 million is assumed to be outstanding under the revolving portion of the new credit facility and $10.0 million is assumed to be outstanding under the term loan portion of the new credit facility, of which $6.0 million is recorded as current maturities of long-term debt as this portion of the term loan is due on or before June 30, 2010. In addition to the new credit facility, other indebtedness includes a real estate note in the amount of $5.3 million, of which $0.1 million is recorded as current maturities of long-term debt.

June 30, 2009 (In thousands)
Current maturities of long-term debt under the existing credit facilities	$(46,062)
Current maturities of long-term debt under the new credit facility (term loan portion) and the real estate note	6,138

Net decrease in current maturities of long-term debt	$(39,924)

We have included the pro forma adjustments for the new credit facility as the Merger is contingent on the new credit facility; therefore, the new credit facility is directly attributable to the Merger transaction. Furthermore, the new credit facility will have a continuing impact on Abraxas Petroleum.

(g)	To reflect the adjustment to long-term debt to reflect the terms of the new credit facility and the partial repayment of indebtedness from proceeds of the monetization of Abraxas Energy’s derivative contracts. The remaining outstanding indebtedness will be re-financed under the terms of the new credit facility.

June 30, 2009 (In thousands)
Long-term debt under the existing credit facilities	$(128,843)
Long-term debt repaid under the existing credit facilities after June 30, 2009	24,346
Long-term debt under the new credit facility (revolving portion)	130,900
Long-term debt under the new credit facility (term loan portion)	4,000
Real estate note	5,168

Net increase in long-term debt	$39,924

(h)	To adjust for deferred financing fees relating to our existing debt that will be refinanced and terminated with the new credit facility at the closing of the Merger.

(i)	To adjust the expense previously recorded for the value of Abraxas Petroleum common stock potentially issuable under the exchange and registration rights agreement, which agreement is being terminated in connection with the Merger.

(j)	To reflect the adjustment to Abraxas Petroleum’s net income (loss) previously allocated to the non-controlling interest which are being eliminated in the Merger.

(k)	To reflect the adjustment to interest expense to reflect the terms of the new credit facility and the partial repayment of indebtedness from proceeds of the monetization of Abraxas Energy’s derivative contracts. The remaining outstanding indebtedness will be re-financed under the terms of the new credit facility. The pro forma interest expense reflects the terms of the non-binding term sheet for the new credit facility and that LIBOR based pricing is utilized. Amounts outstanding under the revolving portion of the new credit facility will bear interest at the greater of (a) 2.0% and (b) LIBOR plus, in each case, 2.50 - 3.75% depending on the utilization of the borrowing base. For this pro forma adjustment, $130.9 million is assumed to be outstanding under the revolving portion of the new credit facility and will bear interest at 5.75%. Amounts outstanding under the term loan portion of the new credit facility will bear interest at the greater of (a) 2.0% and (b) LIBOR plus, in each case 5.75%. For this pro forma adjustment, $10.0 million is assumed to be outstanding under the term loan portion of the new credit facility and will bear interest at 7.75%. As short-term LIBOR rates are currently below 2.0%, 2.0% was utilized in each interest rate calculation. We have included the pro forma adjustments for the new credit facility as the Merger is contingent on the new credit facility; therefore, the new credit facility is directly attributable to the Merger transaction. Furthermore, the new credit facility will have a continuing impact on Abraxas Petroleum.

For the year ended December 31, 2008 (In thousands)
Interest expense related to long-term debt under the existing credit facilities	$(10,496)
Interest expense related to long-term debt under the new credit facility	8,417

Net decrease in interest expense	$(2,079)

For the six months ended June 30, 2009 (In thousands)
Interest expense related to long-term debt under the existing credit facilities	$(5,607)
Interest expense related to long-term debt under the new credit facility	4,174

Net decrease in interest expense	$(1,433)

For purposes of the pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009, a 1/8% change in the interest rate assumed would change the pro forma interest expense by $179,000 and $89,000, respectively.

(l)	To reflect the adjustment to deferred financing fees to reflect the terms of the new credit facility.

(m)	To reflect the cancellation and conversion of Abraxas Energy’s common units, other than those owned by Investments, into shares of Abraxas Petroleum common stock pursuant to the Merger Agreement. For this adjustment, the mid-point exchange ratio of 5.125, or $1.17 per share, was utilized. Common units owned by Investments and the general partner interest owned by the GP will be canceled and cease to exist at the closing of the Merger. If the low end of the exchange ratio of 4.25 was utilized for this adjustment, pro forma net loss per common share would be $0.75 for the year ended December 31, 2008 and $0.14 for the six months ended June 30, 2009 and if the high end of the exchange ratio of 6.00 was utilized for this adjustment, pro forma net loss per common share would be $0.66 for the year ended December 31, 2008 and $0.13 for the six months ended June 30, 2009.

Note 1. Supplemental Oil and Gas Disclosures

For financial reporting purposes, the operating and financial results, including net proved reserves of oil and gas, of Abraxas Energy are consolidated with the results of Abraxas Petroleum because Abraxas Petroleum controls the general partner of Abraxas Energy and owns a 48.2% interest in Abraxas Energy. As a result, historical depreciation, depletion and amortization expense reflects the consolidated entity. The following information reflects net proved reserves of oil and gas and the corresponding Standardized Measure of Abraxas Petroleum and Abraxas Energy on a stand-alone and on a consolidated basis.

The following information summarizes the net proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof as of December 31, 2008 for our properties. DeGolyer and MacNaughton estimated reserves for properties comprising approximately 92% of the PV-10 of our oil and gas reserves (on a consolidated basis) as of December 31, 2008, and reserves for the remaining 8% of our properties (on a consolidated basis) were estimated by Abraxas Petroleum personnel. The properties acquired from St. Mary included in the reserve report prepared by DeGolyer and MacNaughton were selected by Abraxas Petroleum initially according to the value it allocated to each property during the review of the acquisition. Reserve estimates for the higher valued properties were prepared by DeGolyer and MacNaughton and reserve estimates for the lower valued properties were prepared by Abraxas Petroleum personnel because we determined that it was not practical for DeGolyer and MacNaughton to prepare reserve estimates for all of the properties because we own a large number of properties with relatively low values. A total of 412 properties were included in the reserve report prepared by DeGolyer and MacNaughton, which comprised 92% of the standardized measure of our properties and a total of 889 properties were included in the reserve estimates prepared by Abraxas Petroleum personnel, which comprised 8% of the standardized measure of our properties. Oil and gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain. Proved oil and gas reserves are the estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of our reserves are located in the continental United States.

Proved reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements; therefore, year-end prices and costs were used in estimating net cash flows.

The following table sets forth changes in estimated proved reserves for the periods indicated.

	Abraxas Petroleum (stand-alone)		Abraxas Energy (stand-alone)		Pro Forma Consolidated
	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)
December 31, 2007	1,925	22,543	1,206	65,460	3,131	88,003
Revisions of previous estimates	(260)	(1,241)	(1,391)	(4,919)	(1,651)	(6,160)
Extensions and discoveries	459	3,773	—	2,090	459	5,863
Acquisition of oil and gas properties	572	830	5,112	26,280	5,684	27,110
Sales of minerals in place	(27)	(56)	—	—	(27)	(56)
Production	(102)	(838)	(448)	(5,505)	(550)	(6,343)
December 31, 2008	2,567	25,011	4,479	83,406	7,046	108,417

Acquisition of oil and gas properties increased significantly during 2008 due to the properties we acquired from St. Mary in January 2008.

The following table sets forth certain information regarding pro forma proved developed oil and gas reserves.

	Oil (MBbl)	Gas (MMcf)
December 31, 2007	2,184	33,908
December 31, 2008	5,563	48,209

The following table, which represents a standardized measure of discounted future net cash flow and changes therein relating to estimated proved oil and gas reserves, are presented pursuant to FAS 69. In computing this data, assumptions other than those required by FAS 69 could produce different results. Accordingly, the data should not be construed as representative of the fair market value of our estimated net proved oil and gas reserves. The following assumptions have been made:

•

Future revenues were based on year-end NYMEX oil and gas prices of $44.60 per barrel of oil and $5.62 per MMbtu of gas for December 31, 2008. Future price changes were included only to the extent provided by existing contractual agreements.

•	Production and development costs were computed using year-end costs assuming no change in present economic conditions.

•	Future net cash flow were discounted at an annual rate of 10%.

Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

The standardized measure of discounted future net cash flow relating to estimated pro forma net proved oil and gas reserves as of December 31, 2008 is presented below:

	Abraxas Petroleum (stand-alone)	Abraxas Energy (stand-alone)	Pro Forma Consolidated
	(In thousands)
Future cash inflows	$226,936	$584,708	$811,644
Future production costs	(81,340)	(231,416)	(312,756)
Future development costs	(43,890)	(90,183)	(134,073)
Future income tax expense	—	—	—

Future net cash flows	101,706	263,109	364,815
Discount	(68,285)	(144,538)	(212,823)

Standardized Measure of discounted future net cash flow relating to net proved reserves	$33,421	$118,571	$151,992

The following is an analysis of the changes in Standardized Measure:

	Abraxas Petroleum (stand-alone)	Abraxas Energy (stand-alone)	Pro Forma Consolidated
	(In thousands)
Standardized Measure – January 1, 2008	$67,935	$147,751	$215,686
Sales and transfers of oil and gas produced, net of production costs	(11,634)	(60,815)	(72,449)
Net change in prices and development and production costs from prior year	(27,406)	(41,688)	(69,094)
Extensions, discoveries and improved recovery, less related costs	6,448	2,246	8,694
Purchase of minerals in place	489	61,272	61,761
Sales of minerals in place	(306)	(60)	(366)
Revisions of previous quantity estimates	(1,984)	(14,238)	(16,222)
Change in timing and other	(12,361)	14,775	2,414
Accretion of discount	12,240	9,328	21,568

Standardized Measure – December 31, 2008	$33,421	$118,571	$151,992

MARKET PRICE AND DIVIDEND INFORMATION; RELATED SHAREHOLDER MATTERS

Abraxas Petroleum

Our common stock began trading on the American Stock Exchange on August 18, 2000, under the symbol “ABP.” On July 25, 2008, our common stock began trading on The NASDAQ Stock Market under the symbol “AXAS.” The following table sets forth certain information as to the high and low sales price quoted for our common stock on the American Stock Exchange and NASDAQ.

Period	High	Low
2007
First Quarter	$3.47	$2.72
Second Quarter	4.68	2.95
Third Quarter	4.73	3.25
Fourth Quarter	4.85	3.19

2008
First Quarter	$4.35	$3.11
Second Quarter	5.41	3.25
Third Quarter	5.31	2.15
Fourth Quarter	2.48	0.65

2009
First Quarter	$1.35	$0.89
Second Quarter	1.50	0.74
Third Quarter (through September 1, 2009)	1.28	0.86

The closing price of our common stock on June 17, 2009, the day before the announcement of the letter of intent to consummate the Merger, was $1.22 per share, and the closing price of our common stock on September 1, 2009, the most recent practicable date prior to the filing of this proxy statement, was $1.10 per share.

As of August 28, 2009, we had 49,836,894 shares of common stock outstanding and had approximately 1,183 stockholders of record. We have not paid any cash dividends on our common stock and it is not presently determinable when, if ever, Abraxas Petroleum will pay cash dividends in the future. In addition, our credit facility prohibits the payment of cash dividends on the common stock and it is anticipated that the new credit facility will contain similar prohibitions. You should read the discussion under “Information about Abraxas Petroleum—Abraxas Petroleum Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information regarding the restrictions on our ability to pay dividends.

Abraxas Energy

There is currently no public market for Abraxas Energy common units. Upon completion of the Merger, all outstanding Abraxas Energy common units other than those owned by Investments will convert automatically into shares of Abraxas Petroleum common stock in accordance with the Merger Agreement.

Abraxas Energy currently has 91 holders of its common units. A total of 6,002,408 Abraxas Energy common units were issued in a private placement in May 2007 and are held by 25 accredited investors, which we refer to as the Investor Units. The shares of Abraxas Petroleum common stock to be issued in exchange for the Investor Units will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) and Regulation D of that Act. The shares of Abraxas Petroleum common stock to be issued in reliance on this exemption will be issued to 25 investors, each of whom has represented to us that it is an accredited investor and/or qualified institutional buyer and that such investor was not solicited by means of a general solicitation.

In addition, 52,000 Abraxas Energy restricted units and 63,008 phantom units, none of which have vested, were issued pursuant to the Partnership LTIP, and are held by 66 employees of Abraxas Petroleum and members of the Abraxas Energy Board, which we refer to as the Partnership LTIP Units. The shares of Abraxas Petroleum common stock to be issued in exchange for the outstanding Partnership LTIP Units will be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger. In addition, a total of 248,950 unit options that were approved by the Abraxas Energy Board and issuable upon the closing of the initial public offering of Abraxas Energy to a total of 14 employees of Abraxas Petroleum will be assumed by Abraxas Petroleum and converted into options to purchase Abraxas Petroleum common stock. The shares issuable upon exercise of these options will also be registered on a Form S-8 to be filed by Abraxas Petroleum upon consummation of the Merger.

Abraxas Energy has paid distributions of available cash on a quarterly basis but is currently prohibited under the Merger Agreement and the Abraxas Energy subordinated credit facility from making any distributions.

Abraxas Energy has paid the following distributions to its unitholders:

Date Paid	Period	Distribution Per Unit
August 14, 2007	May 25-June 30, 2007	$0.1520
November 14, 2007	Quarter Ended September 30, 2007	$0.3750
February 14, 2008	Quarter Ended December 31, 2007	$0.3750
May 14, 2008	Quarter Ended March 31, 2008	$0.4000
August 14, 2008	Quarter Ended June 30, 2008	$0.4375
November 14, 2008	Quarter Ended September 30, 2008	$0.4400
February 13, 2009	Quarter Ended December 31, 2008	$0.3750

You should read the discussion under “Information about Abraxas Energy—Abraxas Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information regarding the restrictions on Abraxas Energy’s ability to pay distributions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of Abraxas Petroleum common stock and Abraxas Energy common units, respectively, as of August 28, 2009, and of Abraxas Petroleum after giving effect to the Merger. As of August 28, 2009, Abraxas Petroleum had 49,836,894 shares of common stock outstanding and Abraxas Energy had 11,462,149 common units outstanding.

Ownership of Abraxas Petroleum Common Stock before the Merger

Based upon information received from the persons concerned, each person known to Abraxas Petroleum to be the beneficial owner of more than five percent of the outstanding shares of common stock of Abraxas Petroleum, each director and nominee for director, each of the executive officers and all directors and officers of Abraxas Petroleum as a group, owned beneficially as of August 28, 2009, the number and percentage of outstanding shares of common stock of Abraxas Petroleum indicated in the following table. None of the shares listed below have been pledged as security, except for 350,000 shares owned by Mr. Watson.

Name of Beneficial Owner	Number of Shares (1)		Percentage (%)
Robert L.G. Watson	1,264,990	(2)	2.5%
Chris E. Williford	319,483	(3)	*
Lee T. Billingsley	267,094	(4)	*
William H. Wallace	209,971	(5)	*
Stephen T. Wendel	277,250	(6)	*
Barbara M. Stuckey	53,914	(7)	*
C. Scott Bartlett, Jr.	132,158	(8)	*
Franklin A. Burke	4,167,657	(9)	8.4%
Harold D. Carter	172,833	(10)	*
Ralph F. Cox	389,658	(11)	*
Dennis E. Logue	129,658	(12)	*
Paul A. Powell, Jr.	179,037	(13)	*
All Officers and Directors as a Group (12 persons)	7,563,703	(2)(3)(4)(5)(6) (7)(8)(9)(10) (11)(12)(13)	15.1%

*	Less than 1%
(1)	Unless otherwise indicated, all shares are held directly with sole voting and investment power.
(2)	Includes 283,713 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the “1994 LTIP”), 85,406 shares issuable upon exercise of options granted pursuant to the LTIP and 26,867 shares in a retirement account. Does not include a total of 75,880 shares owned by the Robert L.G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson’s brothers and the beneficiaries of which are Mr. Watson’s children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts. Mr. Watson has pledged 350,000 shares of common stock as security for a loan held by Plains Capital Bank. In addition, Mr. Watson owns 40,714 common units of Abraxas Energy, which includes 6,000 restricted units granted pursuant to the Partnership LTIP. Mr. Watson’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(3)	Includes 103,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 78,809 shares issuable upon exercise of options granted pursuant to the LTIP and 15,055 shares in a retirement account. In addition, Mr. Williford has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Williford’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(4)

Includes 52,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 41,636 shares issuable upon exercise of options granted pursuant to the LTIP and 25,625 shares in a retirement account. In addition, Dr. Billingsley has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Dr. Billingsley’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.

(5)	Includes 82,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 42,230 shares issuable upon exercise of options granted pursuant to the LTIP and 29,825 shares in a retirement account. In addition, Mr. Wallace has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Wallace’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(6)	Includes 42,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 41,333 shares issuable upon exercise of options granted pursuant to the LTIP and 90,967 shares in a retirement account. In addition, Mr. Wendel has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Wendel’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(7)	Includes 25,047 shares issuable upon exercise of options granted pursuant to the LTIP and 14,122 shares in a retirement account. In addition, Ms. Stuckey owns 18,986 common units of Abraxas Energy, which includes 4,000 restricted units granted pursuant to the Partnership LTIP. Ms. Stuckey’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(8)	Includes 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan and 26,000 shares in a retirement account. Mr. Bartlett’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(9)	Includes 15,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation Amended and Restated Director Stock Option Plan (the “Director Option Plan”), 45,000 shares issuable upon exercise of certain option agreements, 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan, 219,930 shares in a retirement account, 2,156,781 shares owned by Venture Securities Corporation Profit Sharing Trust Plan (voluntary), Venture Securities Corporation Profit Sharing Plan Trust (designated) and Venture Securities Corporation Pension Plan Trust over which Mr. Burke has shared discretion to dispose of, direct the disposition of, vote, and direct the voting of such shares for the benefit of the beneficiary of the trust, 16,500 shares in various trust and guardianship accounts, of which Mr. Burke is a trustee or guardian, 24,222 shares in the Pleasantville Church Foundation, of which Mr. Burke is a director, and 1,502,936 shares managed by BLB&B Advisors, LLC, of which Mr. Burke is the sole owner, on behalf of third parties. Mr. Burke does not have any voting rights with regard to the shares managed by BLB&B Advisors, LLC. In addition, 71,428 common units of Abraxas Energy are owned by Venture Securities Corporation Pension Trust and Venture Securities Corporation Profit Sharing Trust. Mr. Burke’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(10)	Includes 15,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan, 45,000 shares issuable upon exercise of certain option agreements, 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan, 7,577 shares in a family partnership and 40,598 shares in a retirement account. Mr. Carter’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(11)	Includes 75,000 shares issuable upon exercise of certain option agreements and 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan. In addition, Mr. Cox has been granted 4,000 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Cox’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(12)	Includes 68,000 shares issuable upon exercise of certain option agreements and 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan. Mr. Logue’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(13)	Includes 15,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan, 45,000 shares issuable upon exercise of certain option agreements, 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan and 27,277 shares in various entities managed by Mr. Powell. Mr. Powell’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.

Ownership of Abraxas Energy Before the Merger

The following table sets forth the beneficial ownership of Abraxas Energy’s common units held by beneficial owners of 5% or more of Abraxas Energy’s common units as of August 28, 2009, all of the original private investors that currently hold common units, each director and named executive officer of the GP, and by all directors and executive officers of the GP as a group.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage
Lehman Brothers MLP Opportunity Fund L.P. (1)(2)	1,221,254	10.7%
Lehman Brothers Holdings Inc. (2)	1,221,254	10.7%
Citigroup Global Markets Inc. (1)(3)	1,221,254	10.7%
Sean Shi (3)	1,221,254	10.7%
Third Point Partners LP (1)(4)	585,697	5.1%
Third Point Partners Qualified LP (1)(4)	543,693	4.7%
Third Point LLC (4)	1,129,660	9.9%
Daniel S. Loeb (4)	1,129,660	9.9%
Fiduciary/Claymore MLP Opportunity Fund (1)(5)	534,299	4.7%
Valley Energy Investment Fund U.S., L.P. (1)(6)	854,878	7.5%
Abraxas Energy Investments, LLC (7)	5,350,598	46.7%
Abraxas Petroleum Corporation (7)	5,350,598	46.7%
Tortoise Capital Resources Corporation (1)(8)	457,971	4.0%
Martin B Perlman Associates (1)(9)	44,010	*
MEDDS III (1)(9)	53,713	*
Martin Perlman (9)	97,723	*
Leonard Greenberg IRA (1)(10)	12,104	*
Leonard Greenberg Roth IRA (1)(10)	104	*
Leonard Greenberg (10)	12,208	*
Hartz Capital Investments, LLC (1)(11)	305,314	2.7%
Hartz Capital, Inc. (11)	305,314	2.7%
Edward J. Stern (11)	305,314	2.7%
Ronald J. Bangs (11)	305,314	2.7%
Jonathan B. Schindel (11)	305,314	2.7%
Franklin A. Burke (1)(12)	71,428	*
Robert L.G. Watson (1)(13)	40,714	*
Barbara M. Stuckey (1)(13)	18,986	*
Chris E. Williford (13)	2,500	*
Ralph F. Cox (13)	4,000	*
Bryant H. Patton (13)	4,000	*
Randolph C. Aldridge (13)	4,000	*
Brian L. Melton (13)	4,000	*
Edward P. Russell	—	*
All directors and executive officers of the GP as a group (13)	78,200	*

*	Less than 1%
(1)	Private Investor. On February 15, 2008, Energy Income and Growth Fund, a Private Investor, sold its common units to certain accredited investors in a privately-negotiated transaction. In total, the accredited investors purchased 225,090 common units. The accredited investors were Robert L.G. Watson; Barbara M. Stuckey; Venture Securities Corporation Pension Trust, Venture Securities Corporation Profit Sharing Trust, Franklin A. Burke and Elizabeth K. Burke, Trustees; Frey Living Trust, Philip Frey, Trustee; Geraldine Houghton; Robert W. Finley; Petker Charitable Remainder Trust, Herman Petker, Trustee; Greg and Leslie Otto; Jim Loeffelbein; and Coal Creek Energy, LLC.
(2)

The Board of Directors of Lehman Brothers Holdings Inc., whose members may change from time to time has voting and investment control over the units held by Lehman Brothers MLP Opportunity Fund L.P. The members of the Board of Directors of Lehman Brothers Holdings Inc. disclaim beneficial ownership of all of such units. The address of Lehman Brothers MLP Opportunity Fund L.P. is 1271 Avenue of the Americas, New York, NY 10020. Lehman Brothers MLP Opportunity Fund L.P.’s general partner is an indirect wholly-owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company.

(3)

Sean Shi in his capacity as its authorized employee, has voting and investment control over the units held by Citigroup Global Markets Inc. Mr. Shi disclaims beneficial ownership of all of such units. The address of Citigroup Global Markets Inc. is 390 Greenwich Street, 3rd Floor, New York, NY 10013. Citigroup Global Markets Inc. is a member of FINRA and a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. Citigroup Global Markets Inc. (i) purchased the securities for its own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing any transaction in violation of securities laws and not as compensation for investment banking services, and (ii) at the time of purchase, Citigroup Global Markets Inc. did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the units purchased.

(4)

Third Point LLC, and Daniel S. Loeb in his capacity as the CEO of Third Point LLC, have voting and investment control over the units held by Third Point Partners LP and Third Point Partners Qualified LP. Third Point LLC is the investment advisor for Third Point Partners LP and Third Point Partners Qualified LP. The address of Third Point LLC is 390 Park Avenue, 18th Floor, New York, NY 10022.

(5)	Pursuant to investment advisory agreements entered into with Fiduciary/Claymore MLP Opportunity Fund, Fiduciary Asset Management, LLC. (FAMCO) holds voting and dispositive power with respect to the units held by such unitholders. The investment committee of FAMCO is responsible for the investment management of the unitholders’ portfolio. As of June 30, 2009, the investment committee of FAMCO is comprised of Charles D. Walbrandt, Wiley D. Angell, Joseph E. Gallagher, James J. Cunnane, Jr., Mohammed Riad, Timothy Swanson, Quinn T. Kiley, Katherine K. Dienner, William N. Adams, Benjamin Armstrong, Kirk F. McDonald and Michael H. Helgeson, each of whom disclaims beneficial ownership of the units held by Fiduciary/Claymore MLP Opportunity Fund except to the extent of such person’s pecuniary interest therein. The unitholders corresponding to this footnote have each represented that (i) it purchased the securities for the unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing such securities in any transaction in violation of securities laws and (ii) at the time of purchase, the unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities. Piper Jaffray Companies, an affiliate of Fiduciary/Claymore MLP Opportunity Fund is a member of the FINRA. The address of Fiduciary/Claymore MLP Opportunity Fund is 8235 Forsyth, Suite 700, St. Louis, MO 63105.
(6)	An investment committee composed of employees of Merrill Lynch & Co., a member of the FINRA, or its affiliates, whose members may change from time to time, has voting and investment control over the units held by Valley Energy Investment Fund U.S., L.P. The address of Valley Energy Investment Fund U.S., L.P. is c/o Merrill Lynch Commodity Partners, 20 East Greenway Plaza Suite 950, Houston, TX 77046.
(7)	The Board of Directors of Abraxas Petroleum, the sole member of Investments, a member managed limited liability company whose board members may change from time to time, has voting and investment control (and has the power to appoint persons to act on its behalf in the exercise of such control) over the units held by Investments. The members of the Board of Directors of Abraxas Petroleum disclaim beneficial ownership of all such units. The address of Abraxas Petroleum Corporation is 18803 Meisner Drive, San Antonio, TX 78258.
(8)	Pursuant to investment advisory agreements entered into with Tortoise Capital Resources Corporation, Tortoise Capital Advisors, L.L.C. (“TCA”) holds voting and dispositive power with respect to the units held by the unitholder. The investment committee of TCA is responsible for the investment management of the unitholder’s portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte, each of whom disclaim beneficial ownership of the units held by Tortoise Capital Resources Corporation except to the extent of such person’s pecuniary interest therein. The address of Tortoise Capital Resources Corporation is 11550 Ash Street, Suite 300, Leawood, KS 66211.
(9)	Martin Perlman, in his capacity as portfolio manager, has voting and investment control over the units held by Martin B. Perlman Associates and MEDDS III. The address of Martin B. Perlman Associates and MEDDS III is 539 Durie Avenue, Closter, NJ 07624.

(10)	Leonard Greenberg has the power to vote or dispose of the units held in Leonard Greenberg IRA and Leonard Greenberg Roth IRA. The address of Leonard Greenberg is 539 Durie Avenue, Closter, NJ 07624.
(11)	Edward J. Stern, Ronald J. Bangs and Jonathan B. Schindel, in their capacity as officers of Hartz Capital, Inc., which is the sole manager of Hartz Capital Investments, LLC, share voting and investment control over the units held by Hartz Capital Investments, LLC. Each of Messrs. Bangs and Schindel disclaims beneficial ownership of all of such units. The address of Hartz Capital Investments, LLC is 400 Plaza Drive, Secaucus, NJ 07094.
(12)	Franklin A. Burke is a director of Abraxas Petroleum. Venture Securities Corporation Pension Trust owns 35,714 of these common units and Venture Securities Corporation Profit Sharing Trust owns 35,714 of these common units. Franklin A. Burke and Elizabeth K. Burke are trustees of both trusts.
(13)	None of the awards granted to the directors and executive officers of the GP under the Partnership LTIP vests or is exercisable within 60 days.

Pro Forma Ownership of Abraxas Petroleum

The following table provides information, after giving pro forma effect to the Merger, with respect to the anticipated beneficial ownership of Abraxas Petroleum’s common stock by each person expected to be the beneficial owner of more than five percent of Abraxas Petroleum’s common stock anticipated to be outstanding after the Merger, each person expected to be a director or executive officer following the Merger, and all such directors and executive officers as a group, assuming the mid-point exchange ratio of 5.125, or $1.17 per share.

Name of Beneficial Owner	Number of Shares (1)		Percentage (%)
Robert L.G. Watson	1,512,051	(2)	1.9%
Chris E. Williford	354,179	(3)	*
Lee T. Billingsley	301,790	(4)	*
William H. Wallace	244,667	(5)	*
Stephen T. Wendel	311,946	(6)	*
Barbara M. Stuckey	184,950	(7)	*
C. Scott Bartlett, Jr.	132,158	(8)	*
Franklin A. Burke	4,167,657	(9)	5.1%
Harold D. Carter	172,833	(10)	*
Ralph F. Cox	410,158	(11)	*
Dennis E. Logue	129,658	(12)	*
Brian L. Melton	20,500	(13)	*
Paul A. Powell, Jr.	179,037	(14)	*
Edward P. Russell	—	(15)	*
Lehman Brothers MLP Opportunity Fund	6,258,927	(16)	7.7%
Citigroup Global Markets Inc.	6,258,927	(17)	7.7%
Third Point LLC	5,789,508	(18)	7.1%
Valley Energy Investment Fund U.S., L.P.	4,381,250	(19)	5.4%
All Officers and Directors as a Group (14 persons)	8,121,584	(2)(3)(4)(5)(6) (7)(8)(9)(10) (11)(12)(13) (14)(15)	10.0%

*	Less than 1%
(1)	Unless otherwise indicated, all shares are held directly with sole voting and investment power.
(2)

Includes 283,713 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the “1994 LTIP”), 85,406 shares issuable upon exercise of options granted pursuant to the LTIP and 26,573 shares in a retirement account. Does not include a total of 75,880 shares owned by the Robert L.G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson’s brothers and the beneficiaries of which are Mr. Watson’s children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts. Mr. Watson has pledged 350,000 shares of common stock as security for a loan held by Plains Capital Bank. In addition, Mr. Watson owns 40,714 common units of Abraxas Energy, which includes 6,000 restricted units granted pursuant to the Partnership LTIP. Mr. Watson’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.

(3)	Includes 103,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 78,809 shares issuable upon exercise of options granted pursuant to the LTIP and 15,055 shares in a retirement account. In addition, Mr. Williford has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Williford’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(4)	Includes 52,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 41,636 shares issuable upon exercise of options granted pursuant to the LTIP and 25,625 shares in a retirement account. In addition, Dr. Billingsley has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Dr. Billingsley’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(5)	Includes 82,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 42,230 shares issuable upon exercise of options granted pursuant to the LTIP and 23,546 shares in a retirement account. In addition, Mr. Wallace has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Wallace’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(6)	Includes 42,000 shares issuable upon exercise of options granted pursuant to the 1994 LTIP, 41,333 shares issuable upon exercise of options granted pursuant to the LTIP and 88,518 shares in a retirement account. In addition, Mr. Wendel has been granted 2,500 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Wendel’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(7)	Includes 25,047 shares issuable upon exercise of options granted pursuant to the LTIP and 14,122 shares in a retirement account. In addition, Ms. Stuckey owns 18,986 common units of Abraxas Energy, which includes 4,000 restricted units granted pursuant to the Partnership LTIP. Ms. Stuckey’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(8)	Includes 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan and 11,000 shares in a retirement account. Mr. Bartlett’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(9)	Includes 15,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation Amended and Restated Director Stock Option Plan (the “Director Option Plan”), 45,000 shares issuable upon exercise of certain option agreements, 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan, 219,930 shares in a retirement account, 2,156,781 shares owned by Venture Securities Corporation Profit Sharing Trust Plan (voluntary), Venture Securities Corporation Profit Sharing Plan Trust (designated) and Venture Securities Corporation Pension Plan Trust over which Mr. Burke has shared discretion to dispose of, direct the disposition of, vote, and direct the voting of such shares for the benefit of the beneficiary of the trust, 16,500 shares in various trust and guardianship accounts, of which Mr. Burke is a trustee or guardian, 24,222 shares in the Pleasantville Church Foundation, of which Mr. Burke is a director, and 1,502,936 shares managed by BLB&B Advisors, LLC, of which Mr. Burke is the sole owner, on behalf of third parties. Mr. Burke does not have any voting rights with regard to the shares managed by BLB&B Advisors, LLC. In addition, 71,428 common units of Abraxas Energy are owned by Venture Securities Corporation Pension Trust and Venture Securities Corporation Profit Sharing Trust. Mr. Burke’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(10)	Includes 15,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan, 45,000 shares issuable upon exercise of certain option agreements, 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan, 7,577 shares in a family partnership and 40,598 shares in a retirement account. Mr. Carter’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.

(11)	Includes 75,000 shares issuable upon exercise of certain option agreements and 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan. In addition, Mr. Cox has been granted 4,000 restricted units of Abraxas Energy pursuant to the Partnership LTIP. Mr. Cox’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(12)	Includes 68,000 shares issuable upon exercise of certain option agreements and 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan. Mr. Logue’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(13)	Mr. Melton’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(14)	Includes 15,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan, 45,000 shares issuable upon exercise of certain option agreements, 40,000 shares issuable upon exercise of options granted pursuant to the 2005 Director Plan and 27,277 shares in various entities managed by Mr. Powell. Mr. Powell’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(15)	Mr. Russell’s address is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258.
(16)	The Board of Directors of Lehman Brothers Holdings Inc., whose members may change from time to time has voting and investment control over the units held by Lehman Brothers MLP Opportunity Fund L.P. The members of the Board of Directors of Lehman Brothers Holdings Inc. disclaim beneficial ownership of all of such units. The address of Lehman Brothers MLP Opportunity Fund L.P. is 1271 Avenue of the Americas, New York, NY 10020. Lehman Brothers MLP Opportunity Fund L.P.’s general partner is an indirect wholly-owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company.
(17)

Sean Shi in his capacity as its authorized employee, has voting and investment control over the units held by Citigroup Global Markets Inc. Mr. Shi disclaims beneficial ownership of all of such units. The address of Citigroup Global Markets Inc. is 390 Greenwich Street, 3rd Floor, New York, NY 10013. Citigroup Global Markets Inc. is a member of FINRA and a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. Citigroup Global Markets Inc. (i) purchased the securities for its own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing any transaction in violation of securities laws and not as compensation for investment banking services, and (ii) at the time of purchase, Citigroup Global Markets Inc. did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the units purchased.

(18)

Third Point LLC, and Daniel S. Loeb in his capacity as the CEO of Third Point LLC, have voting and investment control over the units held by Third Point Partners LP and Third Point Partners Qualified LP. Third Point LLC is the investment advisor for Third Point Partners LP and Third Point Partners Qualified LP. The address of Third Point LLC is 390 Park Avenue, 18th Floor, New York, NY 10022.

(19)	An investment committee composed of employees of Merrill Lynch & Co., a member of the FINRA, or its affiliates, whose members may change from time to time, has voting and investment control over the units held by Valley Energy Investment Fund U.S., L.P. The address of Valley Energy Investment Fund U.S., L.P. is c/o Merrill Lynch Commodity Partners, 20 East Greenway Plaza Suite 950, Houston, TX 77046.

WHERE YOU CAN FIND MORE INFORMATION

Abraxas Petroleum files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, including Abraxas Petroleum, that make electronic filings with the SEC. The address of that site is www.sec.gov.

You should rely only on the information contained in this proxy statement to vote on the proposals at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 8, 2009. You should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the issuance of our common stock in the Merger shall create any implication to the contrary.

STOCKHOLDER PROPOSALS FOR 2010 ABRAXAS PETROLEUM ANNUAL MEETING

Abraxas Petroleum intends to hold its next annual meeting during the second quarter of 2010, according to its normal schedule. In order to be included in the proxy material for the 2010 Annual Meeting, Abraxas Petroleum must receive eligible proposals from stockholders intended to be presented at the annual meeting on or before December 21, 2009, directed to the Abraxas Petroleum Secretary at the address indicated on the first page of this proxy statement.

According to our Amended and Restated Bylaws, Abraxas Petroleum must receive timely written notice of any stockholder nominations and proposals to be properly brought before the 2010 Annual Meeting. To be timely, such notice must be delivered to the Abraxas Petroleum Secretary at the principal executive offices set forth on the first page of this proxy statement between February 21, 2010 and the close of business on March 21, 2010. The written notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Abraxas Petroleum’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of Abraxas Petroleum shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Abraxas Petroleum shares or with a value derived in whole or in part from the value of any class or series of Abraxas Petroleum shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of Abraxas Petroleum capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Abraxas Petroleum shares, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any Abraxas Petroleum security, (d) any short interest in any Abraxas Petroleum security (for purposes of this Section 13, a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the Abraxas Petroleum shares owned beneficially by such stockholder that are separated or separable from the underlying Abraxas Petroleum shares, (f) any proportionate interest in Abraxas Petroleum shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of Abraxas Petroleum shares or Derivative Instruments, if any, as of the date of such notice including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any successor rule) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant and with respect to each nominee for election or reelection to the Board of Directors, include a completed, dated and signed questionnaire, representation and agreement.

To be eligible to be a nominee for election or reelection as a director of Abraxas Petroleum, a person must deliver (in accordance with the time periods prescribed above for delivery of notice) to the Secretary at the principal executive offices of Abraxas Petroleum a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Abraxas Petroleum, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Abraxas Petroleum or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of Abraxas Petroleum, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Abraxas Petroleum with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Abraxas Petroleum, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Abraxas Petroleum. Abraxas Petroleum may also require any proposed nominee to furnish such other information as may reasonably be required by Abraxas Petroleum to determine the eligibility of such proposed nominee to serve as an independent director of Abraxas Petroleum or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

In the event that the 2010 Annual Meeting is more than 30 days from May 21, 2010 (the anniversary of the 2009 Annual Meeting), the dates for submission with the proxy materials and to be properly brought before the 2010 Annual Meeting will change according to Abraxas Petroleum’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act. A copy of Abraxas Petroleum’s Amended and Restated Bylaws setting forth the advance notice provisions and requirements for submission of stockholder nominations and proposals may be obtained from the Abraxas Petroleum Secretary at the address indicated on the first page of this proxy statement.

OTHER MATTERS

No business other than the matters set forth in this proxy statement is expected to come before the Special Meeting, but should any other matters requiring a stockholder’s vote arise, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of Abraxas Petroleum.

FINANCIAL STATEMENTS

Management’s Annual Report on Internal Control Over Financial Reporting

The Board of Directors and Stockholders of Abraxas Petroleum Corporation:

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and implemented by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we concluded that our internal control over financial reporting was effective as of December 31, 2008.

Management’s effectiveness of internal control over financial reporting as of December 31, 2008 has been audited by BDO Seidman LLP, an independent registered public accounting firm, as stated in their report which is included under the heading “Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.”

By:	/s/ Robert L.G. Watson	By:	/s/ Chris E. Williford
	Robert L.G. Watson		Chris E. Williford
	President and Chief Executive Officer		Executive Vice President and Chief Financial Officer

San Antonio, Texas

February 24, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Abraxas Petroleum Corporation

San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation as of December 31, 2007 and 2008 and the related consolidated statements of operations, stockholders’ equity, cash flows, and other comprehensive income (loss) for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abraxas Petroleum Corporation at December 31, 2007 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been adjusted for the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment to ARB 51 (“SFAS 160”), which was adopted by the Company on January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Abraxas Petroleum Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 24, 2009 expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

Dallas, Texas

February 24, 2009, except for the effects of the retrospective adoption of SFAS 160 as described in Note 1 to the consolidated financial statements, as to which the date is July 10, 2009.

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

Board of Directors and Stockholders

Abraxas Petroleum Corporation

San Antonio, Texas

We have audited Abraxas Petroleum Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Abraxas Petroleum Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, which is included under the heading, “Management’s Annual Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Abraxas Petroleum Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Abraxas Petroleum Corporation as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income (loss) for each of the three years in the period ended December 31, 2008 and our report dated February 24, 2009 expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

Dallas, Texas

February 24, 2009

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2007 (1)	2008 (1)
	(Dollars in thousands)
Current assets:
Cash and cash equivalents	$18,936	$1,924
Accounts receivable:
Joint owners	840	1,740
Oil and gas production sales	5,288	6,168
Other	—	58

	6,128	7,966

Derivative asset—Current	2,658	22,832
Other current assets	377	572

Total current assets	28,099	33,294

Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	265,090	440,712
Unproved properties excluded from depletion	—	—
Other property and equipment	3,633	10,986

Total	268,723	451,698
Less accumulated depreciation, depletion, and amortization	151,696	291,390

Total property and equipment—net	117,027	160,308

Deferred financing fees, net	856	1,443
Derivative asset—long-term	359	16,394
Other assets including marketable securities	778	400

Total assets	$147,119	$211,839

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

See accompanying notes to consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS (CONTINUED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,
	2007 (1)	2008 (1)
	(Dollars in thousands)
Current liabilities:
Accounts payable	$7,413	$10,748
Joint interest oil and gas production payable	2,429	3,176
Accrued interest	241	350
Other accrued expenses	1,514	1,886
Derivative liability—current	5,154	3,000
Current maturities of long-term debt	—	40,134

Total current liabilities	16,751	59,294

Long-term debt—less current maturities	45,900	130,835
Derivative liability—long-term	3,941	—
Future site restoration	1,183	9,959

Total liabilities	67,775	200,088

Commitments and contingencies

Equity:
Abraxas Petroleum stockholders’ equity
Convertible preferred stock, par value $.01, authorized 1,000,000 shares; -0- shares issued and outstanding.	—	—
Common stock, par value $.01 per share—authorized 200,000,000 shares; issued 49,020,949 and 49,622,423	490	496
Additional paid-in capital	185,646	187,243
Accumulated deficit	(130,791)	(183,194)
Accumulated other comprehensive income	502	113

Total Abraxas Petroleum stockholders’ equity	55,847	4,658

Non-controlling interest equity	23,497	7,093

Total stockholders’ equity	79,344	11,751

Total liabilities, minority interest and stockholders’ equity	$147,119	$211,839

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

See accompanying notes to consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2007 (1)	2008 (1)
	(In thousands except per share data)
Revenues:
Oil and gas production revenues	$49,448	$46,906	$99,084
Rig revenues	1,613	1,396	1,210
Other	16	7	16

	51,077	48,309	100,310
Operating costs and expenses:
Lease operating and production taxes	11,776	11,254	26,635
Depreciation, depletion, and amortization	14,939	14,292	23,343
Impairment	—	—	116,366
Rig operations	819	801	856
General and administrative (including stock-based compensation of $998; $996; and $1,404 respectively)	5,160	6,438	7,127

	32,694	32,785	174,327

Operating income (loss)	18,383	15,524	(74,017)

Other (income) expense:
Interest income	(29)	(408)	(187)
Amortization of deferred financing fees	1,591	671	1,028
Interest expense	16,767	8,392	10,496
Financing fees	—	—	359
Loss (gain) on derivative contracts (unrealized $(81); $6,288 and $(37,860))	(646)	4,363	(28,333)
Loss on debt extinguishment	—	6,455	—
Gain on sale of assets	—	(59,439)	—
Other		347	8,523

	17,683	(39,619)	(8,114)

Income (loss) before income tax	700	55,143	(65,903)
Income tax	—	(283)	—

Consolidated net income (loss)	700	54,860	(65,903)
Less: Net income (loss) attributable to non-controlling interest	—	1,842	13,500

Net income (loss) attributable to Abraxas Petroleum	$700	$56,702	$(52,403)

Net income (loss) attributable to Abraxas Petroleum per common share—basic	$0.02	$1.22	$(1.07)

Net income (loss) attributable to Abraxas Petroleum per common share—diluted	$0.02	$1.19	$(1.07)

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

See accompanying notes to consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(IN THOUSANDS EXCEPT NUMBER OF SHARES)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest (1)	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2005	42,063,167	$421	56,477	$(408)	$162,795	$(188,193)	$1,684	$—	$(23,701)
Net Income	—	—	—	—	—	700	—	—	700
Change in unrealized gain (loss) fair value of investments	—	—	—	—	—	—	(709)	—	(709)
Stock-based compensation	—	—	—	—	998	—	—	—	998
Shares issued for compensation	5,782	—	(20,925)	123	14	—	—	—	137
Stock options exercised	693,517	7	—	—	403	—	—	—	410

Balance at December 31, 2006	42,762,466	428	35,552	(285)	164,210	(187,493)	975	—	(22,165)
Net Income	—	—	—	—	—	56,702	—	(1,842)	54,860
Change in unrealized gain (loss) fair value of investments	—	—	—	—	—	—	(473)	—	(473)
Stock-based compensation	—	—	—	—	996	—	—	—	996
Shares issued for compensation	22,960	—	(35,552)	285	(94)	—	—	—	191
Stock options exercised	208,109	2	—	—	10	—	—	—	12
Equity issuance, net of offering costs	5,874,678	59	—	—	20,525	—	—	—	20,584
Restricted stock issue	152,736	1	—	—	(1)	—	—	—	—
Partnership distributions to third party investors	—	—	—	—	—	—	—	(3,163)	(3,163)
Partnership formation transactions	—	—	—	—	—	—	—	29,451	29,451
Registration fees	—	—	—	—	—	—	—	(949)	(949)

Balance at December 31, 2007	49,020,949	490	—	—	185,646	(130,791)	502	23,497	79,344
Net Loss	—	—	—	—	—	(52,403)	—	(13,500)	(65,903)
Change in unrealized gain (loss) fair value of investments	—	—	—	—	—	—	(389)	—	(389)
Stock-based compensation	—	—	—	—	1,162	—	—	—	1,162
Shares issued for compensation	30,655	—	—	—	60	—	—	—	60
Stock options exercised	141,501	2	—	—	65	—	—	—	67
Warrants exercised	31,961	—	—	—	—	—	—	—	—
Conversion of units in Partnership	344,752	3	—	—	290	—	—	—	293
Restricted stock issued, net of cancellations	52,605	1	—	—	20	—	—	—	21
Partnership distributions to third party investors	—	—	—	—	—	—	—	(9,918)	(9,918)
Registration fees	—	—	—	—	—	—	—	(79)	(79)
Conversion rights of third party investors in partnership	—	—	—	—	—	—	—	7,093	7,093

Balance at December 31, 2008	49,622,423	$496	—	$—	$187,243	$(183,194)	$113	$7,093	$11,751

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

See accompanying notes to consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2007 (1)	2008 (1)
	(In thousands)
Operating Activities
Net income (loss)	$700	$54,860	$(65,903)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on sale of partnership interest	—	(59,439)	—
Change in derivative fair value	(81)	6,235	(42,304)
Depreciation, depletion, and amortization	14,939	14,292	23,343
Impairment	—	—	116,366
Accretion of future site restoration	133	127	570
Amortization of deferred financing fees	1,591	671	1,028
Stock-based compensation	998	996	1,404
Other non-cash transactions	92	191	7,446
Changes in operating assets and liabilities:
Accounts receivable	2,357	112	(1,838)
Other assets and liabilities	(486)	15	(206)
Accounts payable	(5,406)	1,063	4,082
Accrued expenses	724	(791)	(601)

Net cash provided by operations	15,561	18,332	43,387

Investing Activities
Capital expenditures, including purchases and development of properties	(26,346)	(26,908)	(174,586)
Proceeds from the sale of oil and gas properties	12,244	—	642

Net cash used in investing activities	(14,102)	(26,908)	(173,944)

Financing Activities
Proceeds from issuance of common stock	455	22,441	88
Proceeds from issuance of partnership equity	—	100,000	—
Cost of common stock and partnership equity issuance	—	(9,098)	—
Proceeds from long-term borrowings	20,444	46,690	135,084
Payments on long-term borrowings	(22,357)	(128,404)	(10,015)
Partnership distribution to minority interest	—	(3,163)	(9,997)
Deferred financing fees	—	(997)	(1,615)

Net cash provided by (used in) financing activities	(1,458)	27,469	113,545

Increase (decrease) in cash	1	18,893	(17,012)
Cash at beginning of year	42	43	18,936

Cash at end of year	$43	$18,936	$1,924

Supplemental disclosures of cash flow information:
Interest paid	$12,583	$9,494	$9,817

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

See accompanying notes to consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2006	2007 (1)	2008 (1)
	(In thousands)
Consolidated net income (loss)	$700	$54,860	$(65,903)
Other Comprehensive income (loss):
Change in unrealized value of investments	(709)	(473)	(389)

Other comprehensive loss	(709)	(473)	(389)

Comprehensive income (loss)	$(9)	$54,387	$(66,292)

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

See accompanying notes to consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Nature of Operations

Abraxas Petroleum Corporation (“Abraxas” or “Abraxas Petroleum”) is an independent energy company primarily engaged in the exploration of and the acquisition, development, and production of oil and gas principally in Texas, the Mid-Continent and the Rocky Mountains. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and its 47.3% interest in Abraxas Energy Partners, L.P. (the “Partnership”). All intercompany accounts and transactions have been eliminated in consolidation.

The terms “Abraxas” and “Abraxas Petroleum” refers only to Abraxas Petroleum Corporation, the term “Partnership” refers only to Abraxas Energy Partners L.P. and the terms “we,” “us,” “our,” or the “Company,” refer to Abraxas Petroleum Corporation, together with its consolidated subsidiaries including Abraxas Energy Partners, L.P., unless the context otherwise requires.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and the operations of the Partnership which was formed on May 25, 2007. The operations of Abraxas Petroleum and the Partnership are consolidated for financial reporting purposes. The interest of the 52.7% owners of the Partnership is presented as minority interest. Abraxas owns the remaining 47.3% of the partnership interests. The Company has determined that based on its control of the general partner of the Partnership, this 47.3% owned entity should be consolidated for financial reporting purposes. See Note 4 for condensed consolidating financial statements.

Liquidity

The current global recession has had a significant impact on our operations. As a result of the global recession, commodity prices are depressed and may stay depressed or reduce further, thereby causing a prolonged downturn, which could reduce our future cash flows from operations. This could cause us to alter our business plans, including reducing our exploration and development plans. Additionally the Partnership’s Subordinated Credit Agreement matures on July 1, 2009. The Partnership has intended to repay its indebtedness under the Subordinated Credit Agreement with proceeds from its initial public offering. However, the equity capital markets have been negatively affected in recent months. As a result, we cannot assure you that the Partnership will be successful in completing the IPO prior to the maturity of the Subordinated Credit Agreement. Abraxas Energy is currently in discussions with Société Générale to amend the existing Senior Secured Credit Facility and/or the Subordinated Credit Agreement in the event the IPO is not completed by April 30, 2009. The Partnership has also entered into discussions with other lending institutions to re-finance the $40 million currently outstanding on the Subordinated Credit Agreement. While the Company believes that there are options to this short term maturity requirement, there are no guarantees that any of these options will be successfully implemented.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of future proved oil and gas revenues could significantly change in the future.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to credit risk consist principally of trade receivables and oil and gas price derivative contracts. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers. The counterparty to the Partnership’s oil and gas price contracts is the same financial institution from which the Partnership has outstanding debt, accordingly the Company believes its exposure to credit risk to this counterparty is currently mitigated in part by this, as well as the current overall financial condition of the counterparty.

The Company maintains its cash and cash equivalents in excess of Federally insured limits in prominent financial institutions considered by the Company to be of high credit quality.

Cash and Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts of approximately $10,000 and $33,000 at December 31, 2007 and 2008, respectively. The allowance for doubtful accounts is determined based on the Company’s historical losses, as well as a review of certain accounts. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible.

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized oil and gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of oil and gas properties, as adjusted for asset retirement obligations, less related deferred taxes, are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. The Company does not have any properties that are being excluded from amortization. Costs in excess of the present value of estimated future net revenues as discussed above are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of oil and gas properties, except in unusual circumstances. We apply the full cost ceiling test on a quarterly basis on the date of the latest balance sheet presented. During the fourth quarter the Company incurred approved property impairment due to the decrease in commodity prices during the period. For the year ended December 31, 2008, the Company incurred an impairment of $116.4 million, based on year end prices of $44.60 per barrel of oil and $5.62 per Mcf of gas.

Other Property and Equipment

Other property and equipment are recorded on the basis of cost. Depreciation of other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions;

•	and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Derivative Instruments and Hedging Activities

The Company enters into agreements to hedge the risk of future oil and gas price fluctuations. Such agreements are primarily in the form of fixed price swaps, which limit the impact of price fluctuations with respect to the Company’s sale of oil and gas. The Company does not enter into speculative hedges.

Statement of Financial Accounting Standards, (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company elected out of hedge accounting as prescribed by SFAS 133. Accordingly, all derivatives are recorded on the balance sheet at fair value with changes in fair value being recognized in earnings.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the carrying value. The Company assumes the carrying value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

Share-Based Payments

The Company currently utilizes a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees and directors. Options granted to employees and directors are valued at the date of grant and expense is recognized over the options vesting period. For the years ended December 31,

2006, 2007 and 2008, stock based compensation was approximately $998,000; $996,000 and $1.4 million respectively. For additional information regarding share-based payments please see Note 6 “Stock-based Compensation, Option Plans and Warrants.”

Restoration, Removal and Environmental Liabilities

The Company is subject to extensive Federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed.

Liabilities for expenditures of a noncapital nature are recorded when environmental assessments and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable.

FASB Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. For all periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortize these costs as a component of our depletion expense in the accompanying consolidated financial statements.

The following table summarizes the Company’s asset retirement obligation transactions during the following years ended December 31:

	2006	2007	2008
	(in thousands)
Beginning asset retirement obligation	$883	$1,019	$1,183
New wells placed on production and other	29	43	9,046
Deletions related to property disposals	(26)	(6)	(840)
Accretion expense	133	127	570

Ending asset retirement obligation	$1,019	$1,183	$9,959

Revenue Recognition and Major Purchasers

The Company recognizes oil and gas revenue from its interest in producing wells as oil and gas is sold from those wells, net of royalties. The Company utilizes the sales method to account for gas production volume imbalances. Under this method, income is recorded based on the Company’s net revenue interest in production taken for delivery. The Company had no material gas imbalances at December 31, 2007 and 2008.

Rig revenue is recognized as workover rig services are performed on our wells on behalf of third party working interest owners.

During 2006, 2007 and 2008 two purchasers accounted for 25% and, 24%; 25% and 23%; and 14% and 15% of oil and gas revenues, respectively.

Deferred Financing Fees

Deferred financing fees are being amortized on the effective yield basis over the term of the related debt arrangements.

Income Taxes

The Company records deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Other Comprehensive Income

FASB Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130) requires disclosure of comprehensive income, which includes reported net income as adjusted for other comprehensive income. Comprehensive income for the Company is the change in the market value of marketable securities.

Accounting for Uncertainty in Income Taxes

In June 2006 the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (FIN 48), FIN 48 is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under FIN 48, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely- than- not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent reporting period in which the threshold is no longer met.

The adoption of FIN 48 at January 1, 2008 did not have an impact on the Company’s financial position.

New Accounting Pronouncements

Fair Value Measurements (SFAS No. 157)—In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, which provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Fair value measurements are disclosed by level within that hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The FASB agreed to defer the effective date of Statement 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. There is no deferral for financial assets and financial liabilities. See Note 15 for further details of the impact of this statement on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) was issued in an effort to continue the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. It changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. Certain of these changes will introduce more volatility into earnings. The acquirer must now record all assets and liabilities of the acquired business at fair value, and related transaction and restructuring costs will be expensed rather than the previous method of being capitalized as part of the acquisition. SFAS No. 141(R) also impacts the annual goodwill impairment test associated with acquisitions, including those that close before the effective date of SFAS No. 141(R). The definitions of a “business” and a “business combination” have been expanded, resulting in more transactions qualifying as business combinations. SFAS No. 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 31, 2008 and earlier adoption is prohibited. We cannot predict the impact that the adoption of SFAS No. 141(R) will have on our financial position, results of operations or cash flows with respect to any acquisitions completed after December 31, 2008.

The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (SFAS No. 159)—In February 2007, the FASB issued SFAS No. 159, which provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS No. 159 will report unrealized gains and losses on items, for which the fair value option has been elected, in earnings at each subsequent reporting date. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for fiscal years beginning after November 15, 2007. We have not elected the fair value treatment afforded by SFAS No. 159.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Enhanced disclosures to improve financial reporting transparency are required and include disclosure about the location and amounts of derivative instruments in the financial statements, how derivative instruments are accounted for and how derivatives affect an entity’s financial position, financial performance and cash flows. A tabular format including the fair value of derivative instruments and their gains and losses, disclosure about credit risk-related derivative features and cross-referencing within the footnotes are also new requirements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application and comparative disclosures encouraged, but not required. We have not yet adopted SFAS No. 161. We do not believe that SFAS No. 161 will have a material impact on our financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present in Conformity With GAAP,” FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on the Company’s results of operations, financial condition or liquidity.

On December 29, 2008, the Securities and Exchange Commission adopted rule changes to modernize its oil and gas reporting disclosures. The changes are intended to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves.

The updated disclosure requirements are designed to align with current practices and changes in technology that have taken place in the oil and gas industry since the adoption of the original reporting requirements more than 25 years ago.

New disclosure requirements include:

•	Permitting the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes.

•	Enabling companies to additionally disclose their probable and possible reserves to investors. Currently, the rules limit disclosure to only proved reserves.

•	Allowing previously excluded resources, such as oil sands, to be classified as oil and gas reserves.

•

Requiring companies to report on the independence and qualifications of a preparer or auditor and requiring companies to file reports when a third party is relied upon to prepare reserve estimates or conduct a reserves audit.

•

Requiring companies to report oil and gas reserves using an average price based upon the prior 12-month period – rather than the year-end price – to maximize the comparability of reserve estimates among companies and mitigate the distortion of the estimates that arises when using a single pricing date.

The new requirements are effective for registration statements filed on or after January 1, 2010, and for annual reports on Forms 10-K and 20-F for fiscal years ending on or after December 31, 2009. The Company believes that this new requirement could have a significant impact on reported reserves and depletion rates when implemented.

On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for (1) ownership interests in subsidiaries held by others, (2) the amount of consolidated net income attributable to the controlling and noncontrolling interests, (3) changes in the controlling ownership interest, (4) the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated and (5) disclosures that clearly identify and distinguish between the interests of the controlling and noncontrolling owners. The adoption of SFAS 160 resulted in changes to our presentation for noncontrolling interests and did not have a material impact on the Company’s results of operations and financial condition. Certain prior period balances have been reclassified to reflect the changes required by SFAS 160.

In accordance with previous generally accepted accounting principles, when cumulative losses applicable to the non-controlling interest exceed the non-controlling interest equity capital in the entity, such excess and any further losses applicable to the non-controlling interest were charged to the earnings of the majority interest. Future earnings were recognized by the non-controlling interest and were credited to the majority interest (Abraxas) to the extent of such losses previously absorbed and any excess earnings will increase the recorded value. For the year ended December 31, 2008, primarily as a result of the ceiling test impairment of the Partnerships’ oil and gas properties, losses applicable to the non-controlling interest exceeded the non-controlling equity capital by $9.3 million and, as a result, $9.3 million of the non-controlling interest loss in excess of equity was charged to earnings and was reflected as a reduction of the loss applicable to the non-controlling interest.

Segment and Related Information

Although we have a number of operating divisions, separate segment data has not been presented as they meet the criteria for aggregation as permitted by SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

2. Partnership Formation

On May 25, 2007, Abraxas Petroleum Corporation entered into a contribution, conveyance and assumption agreement with the Partnership, Abraxas General Partner, LLC, a Delaware limited liability company and wholly-owned subsidiary of Abraxas which we refer to as the GP, Abraxas Energy Investments, LLC, a Texas limited liability company and wholly-owned subsidiary of Abraxas which we refer to as the LP, and Abraxas Operating, LLC, a Texas limited liability company and wholly-owned subsidiary of Abraxas Energy Partners which we refer to as the Operating Company. Among other things, the contribution agreement provided for the contribution by Abraxas to the Operating Company of certain assets located in South and West Texas in exchange for all of the equity interests of the Operating Company.

In consideration for these assets, the Partnership and the Operating Company, jointly and severally, assumed all of Abraxas’ existing indebtedness under its Floating Rate Senior Secured Notes due 2009, which we refer to as the notes, and the obligation to pay certain preformation and transaction expenses and issued general partner units and common units to the GP and the LP, respectively, in exchange for their ownership interests in the Operating Company. On May 25, 2007, Abraxas Energy Partners sold 6,002,408 common units, representing an approximate 52.8% interest in Abraxas Energy Partners, for $16.66 per Common Unit, or approximately $100 million, pursuant to a purchase agreement dated May 25, 2007, to a group of accredited investors. After consummation of these transactions, the general partner units and the common units owned by the GP and the LP constituted a 47.2% ownership interest in the Partnership.

As a result of these transactions, the Company recognized a gain of $59.4 million in 2007. The gain was calculated in accordance with the requirements of SEC Staff Accounting Bulletin 51, (Topic 5H) based on the fact that the Company elected gain treatment as a policy and the transaction met the following criteria: (1) there were no additional broad corporate reorganizations contemplated; (2) there was not a reason to believe that the gain would not be realized, since there is no additional capital raising transaction anticipated nor was there a significant concern about the new entity’s ability to continue in existence; (3) the share price of capital raised in the private placement was objectively determined; (4) no repurchases of the new subsidiary’s units are planned; and (5) the Company acknowledges that it will consistently apply the policy, and any future transactions that might result in a loss must be recorded as a loss in the statement of operations.

3. Registration and Exchange Rights Agreements

Registration Rights Agreement. On May 25, 2007, in connection with Abraxas Energy’s private placement offering, the Partnership entered into a registration rights agreement with the private investors, which was amended on December 5, 2007 and on October 6, 2008. Under the registration rights agreement, the Partnership agreed as soon as practicable, (a) to prepare and file with the SEC a registration statement for (1) an initial public offering of common units and (2) a shelf registration statement for the resale of the common units held by the private investors and (b) to use commercially reasonable efforts to cause the IPO registration statement and the shelf registration statement to be declared effective by April 30, 2009.

The registration rights agreement required the Partnership to pay liquidated damages if the IPO registration statement or the shelf registration statement is not declared effective by April 30, 2009. The liquidated damages equate to $0.04165 per common unit for the first 60 days after April 30, 2009, with such amount increasing by an additional $0.04165 per common unit for each 30-day period for the next 60 days up to a maximum of $0.1666 per common unit. Liquidated damages are payable in cash, unless the Partnership is unable to as a result of a restriction under its credit facility, in which case, the liquidated damages will be paid in-kind. As the Company currently believes that it is not probable that amounts will be payable under this provision, no liability has been recorded for this contingency as of December 31, 2008.

Exchange and Registration Rights Agreement. Abraxas Energy, Abraxas Petroleum and the private investors entered into an exchange and registration rights agreement dated May 25, 2007, and amended on October 6, 2008. Under the terms of the amended agreement, in the event that the Partnership has not consummated its initial public offering by April 30, 2009 (“the Trigger Date”), the private investors have the right to convert their common units purchased in the private placement offering into shares of common stock of Abraxas Petroleum. Each of the Partnership’s common units are convertible into a number of shares of Abraxas Petroleum common stock equal to $16.66 divided by the then current market price of Abraxas Petroleum’s common stock times 0.9. Abraxas Petroleum also agreed within 30 days of the Trigger Date, to prepare and file with the SEC a registration statement to enable the resale of ABP common stock. Abraxas Petroleum further agreed to use its commercially reasonable efforts to cause the registration statement to become effective by the 120th calendar day following the Trigger Date. In consideration of the October 2008 amendment, Abraxas Energy agreed to pay the private investors $0.0625 per unit per quarter beginning with the fourth quarter of 2008 and ending on certain events, including the initial public offering. This payment is payable in cash, unless the Partnership is unable to as a result of a restriction under its credit facility, in which case, the payment will be paid in-kind. In the fourth quarter of 2008, in connection with conversion rights held by the original investors in the Partnership, approximately 343,000 shares of Common stock were issued upon conversion of partnership units.

Terms of the exchange and registration rights agreement are such that there is a maximum number of shares of Abraxas Common Stock, representing approximately 20% of the total number of common shares outstanding, into which the holders of the Partnership units may convert without further action on the part of Abraxas shareholders. As a result of this, the minority interest reflected in the Company’s balance sheet represents the value of these potential shares into which the Partnership units may be converted. Losses at the Partnership in excess of this amount (approximately $7.1 million) have not been allocated to the minority interest and, instead have been absorbed by the Company. To the extent that the Partnership operates profitably in the future, such profits will be first allocated back to the Company to the extent of any excess losses previously recorded, prior to the allocation of such profits to the minority interest.

4. Condensed Consolidating Financial Statements

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and the operations of the Partnership which was formed on May 25, 2007. The operations of Abraxas Petroleum and the Partnership are consolidated for financial reporting purposes. The interest of the 52.7% owners of the Partnership presented as minority interest. Abraxas owns the remaining 47.3% of the partnership interests. The Company has determined that based on its control of the general partner of the Partnership, this 47.3% owned entity should be consolidated for financial reporting purposes. The consolidating financial statements are presented as follows:

Condensed Consolidating Balance Sheet

December 31, 2008

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Assets:
Cash	$—	$1,924	$—	$1,924
Accounts receivable, less allowance for doubtful accounts	11,514	7,695	(11,243)	7,966
Derivative asset—current	—	22,832	—	22,832
Other current assets	535	37	—	572

Total current assets	12,049	32,488	(11,243)	33,294
Property and equipment—net	41,291	119,017	—	160,308
Deferred financing fees, net	102	1,341	—	1,443
Derivative asset—long-term	—	16,394	—	16,394
Investment in partnership	11,889	—	(11,889)	—
Other assets	400	—	—	400

Total assets	$65,731	$169,240	$(23,132)	$211,839

Liabilities and Stockholders’ deficit:
Current liabilities:
Accounts payable	$21,659	$1,150	$(8,885)	$13,924
Accrued interest	18	332	—	350
Other accrued expenses	1,643	243	—	1,886
Derivative liability—current	—	3,000	—	3,000
Current maturities of long-term debt	134	40,000	—	40,134
Dividend payable	—	2,358	(2,358)	—

Total current liabilities	23,454	47,083	(11,243)	59,294
Long-term debt	5,235	125,600	—	130,835
Future site restoration	910	9,049	—	9,959

Total liabilities	29,599	181,732	(11,243)	200,088

Partnership capital	—	34,324	(34,324)	—
Stockholders’/Partners equity (deficit)	36,132	(46,816)	22,435	11,751

Total liabilities and stockholders’ equity (deficit)	$65,731	$169,240	$(23,132)	$211,839

Condensed Consolidating Balance Sheet

December 31, 2007

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Assets:
Cash	$17,177	$1,759	$—	$18,936
Accounts receivable, less allowance for doubtful accounts	6,288	4,696	(4,856)	6,128
Derivative asset—current	—	2,658	—	2,658
Other current assets	355	22	—	377

Total current assets	23,820	9,135	(4,856)	28,099
Property and equipment—net	21,533	95,494	—	117,027
Deferred financing fees, net	141	715	—	856
Derivative asset—long-term	—	359	—	359
Investment in partnership	27,838	—	(27,838)	—
Other assets	778	—	—	778

Total assets	$74,110	$105,703	$(32,694)	$147,119

Liabilities and Stockholders’ deficit:
Current liabilities:
Accounts payable	$14,698	$—	$(4,856)	$9,842
Accrued interest	—	241	—	241
Other accrued expenses	1,514	—	—	1,514
Derivative liability—current	—	5,154	—	5,154

Total current liabilities	16,212	5,395	(4,856)	16,751
Long-term debt	—	45,900	—	45,900
Derivative liability—long-term	—	3,941	—	3,941
Future site restoration	404	779	—	1,183

Total liabilities	16,616	56,015	(4,856)	67,775

Partnership capital	—	57,438	(57,438)	—
Stockholders’/Partners equity (deficit)	57,494	(7,750)	29,600	79,344

Total liabilities and stockholders’ equity (deficit)	$74,110	$105,703	$(32,694)	$147,119

Condensed Consolidating Statement of Operations

For the year ended December 31, 2008 (1)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Revenues:
Oil and gas production revenues	$15,693	$83,391	$—	$99,084
Rig revenues	1,210	—	—	1,210
Other	16	—	—	16

	16,919	83,391	—	100,310
Operating costs and expenses:
Lease operating and production taxes	4,058	22,577	—	26,635
Depreciation, depletion, and amortization	3,380	20,063	(100)	23,343
Impairment	19,145	97,121	100	116,366
Rig operations	856	—	—	856
General and administrative	4,470	2,657	—	7,127

	31,909	142,418	—	174,327

Operating income (loss)	(14,990)	(59,027)	—	(74,017)

Other (income) expense:
Interest income	(165)	(22)	—	(187)
Amortization of deferred financing fees	40	988	—	1,028
Interest expense	293	10,203	—	10,496
Financing fees	—	359	—	359
Loss (gain) on derivative contracts	—	(28,333)	—	(28,333)
Other	7,418	1,105	—	8,523

	7,586	(15,700)	—	(8,114)

Loss from operations before income tax	(22,576)	(43,327)	—	(65,903)
Income tax	—	—	—	—

Consolidated loss	(22,576)	(43,327)	—	(65,903)
Less: Net loss attributable to non-controlling interest	—	—	13,500	13,500

Net income (loss) attributable to Abraxas Petroleum	$(22,576)	$(43,327)	$13,500	$(52,403)

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2007 (1)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P. (2)	Reclassifi- cations and eliminations	Consolidated
Revenues:
Oil and gas production revenues	$24,758	$22,148	$—	$46,906
Rig revenues	1,396	—	—	1,396
Other	7	—	—	7

	26,161	22,148	—	48,309
Operating costs and expenses:
Lease operating and production taxes	6,118	5,136	—	11,254
Depreciation, depletion, and amortization	7,253	7,039	—	14,292
Rig operations	801	—	—	801
General and administrative	5,451	987	—	6,438

	19,623	13,162	—	32,785

Operating income (loss)	6,538	8,986	—	15,524

Other (income) expense:
Interest income	(387)	(21)	—	(408)
Amortization of deferred financing fees	550	121	—	671
Interest expense	6,597	1,795	—	8,392
Loss (gain) on derivative contracts	238	4,125	—	4,363
Loss on debt extinguishment	—	6,455	—	6,455
Gain on sale of assets	(59,439)	—	—	(59,439)
Other	347	—	—	347

	(52,094)	12,475	—	(39,619)

Income (loss) from operations before income tax	58,632	(3,489)	—	55,143
Income tax	(283)	—	—	(283)

Consolidated income (loss)	58,349	(3,489)	—	54,860
Less: Net loss attributable to non-controlling interest	—	—	1,842	1,842

Net income (loss) attributable to Abraxas Petroleum	$58,349	$(3,489)	$1,842	$56,702

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)
(2)	From inception, May 25 through December 31.

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2008 (1)

(In thousands)

	Abraxas Petroleum Corporation		Abraxas Energy Partners, L.P. (1)	Reclassifi- cations and eliminations	Consolidated
Operating Activities
Net income (loss)		$(22,576)	$(43,327)	$—	$(65,903)
Adjustments to reconcile net income to net cash provided by operating activities:
Change in derivative fair value		—	(42,304)	—	(42,304)
Depreciation, depletion, and amortization		3,380	20,063	(100)	23,343
Proved property impairment		19,145	97,121	100	116,366
Accretion of future site restoration		63	507	—	570
Amortization of deferred financing fees		40	988	—	1,028
Stock-based compensation		1,162	242	—	1,404
Other non-cash transactions		7,446	—	—	7,446
Changes in operating assets and liabilities		6,397	(4,960)	—	1,437

Net cash provided by operations		15,057	28,330	—	43,387

Investing Activities
Capital expenditures, including purchases and development of properties—net of dispositions		(42,044)	(131,900)	—	(173,944)

Net cash used in investing activities		(42,044)	(131,900)	—	(173,944)

Financing Activities
Proceeds from issuance of common stock		88	—	—	88
Proceeds from long-term borrowings		5,384	129,700	—	135,084
Payments on long-term borrowings		(15)	(10,000)	—	(10,015)
Partnership distribution		4,354	(14,351)	—	(9,997)
Deferred financing fees		(1)	(1,614)	—	(1,615)

Net cash provided by (used in) financing activities		9,810	103,735	—	113,545

Increase (decrease) in cash		(17,177)	165	—	(17,012)
Cash at beginning of year		17,177	1,759	—	18,936

Cash at end of year	$		$1,924	$—	$1,924

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2007 (1)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P. (1)	Reclassifi- cations and eliminations	Consolidated
Operating Activities
Net income (loss)	$58,349	$(3,489)	$—	$54,860
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sale of partnership interest	(59,439)	—	—	(59,439)
Change in derivative fair value	157	6,078	—	6,235
Depreciation, depletion, and amortization	7,253	7,039	—	14,292
Accretion of future site restoration	(18)	145	—	127
Amortization of deferred financing fees	550	121	—	671
Stock-based compensation	996	—	—	996
Other non-cash transactions	191	—	—	191
Changes in operating assets and liabilities	4,827	(4,428)	—	399

Net cash provided by operations	12,866	5,466	—	18,332

Investing Activities
Capital expenditures, including purchases and development of properties	(12,822)	(14,086)	—	(26,908)

Net cash used in investing activities	(12,822)	(14,086)	—	(26,908)

Financing Activities
Proceeds from issuance of common stock	22,441	—	—	22,441
Proceeds from issuance of partnership equity—(net)	(6,305)	97,207	—	90,902
Proceeds from long-term borrowings	790	45,900	—	46,690
Payments on long-term borrowings	(2,500)	(125,904)	—	(128,404)
Partnership distribution	2,825	(5,988)	—	(3,163)
Deferred financing fees	(161)	(836)	—	(997)

Net cash provided by (used in) financing activities	17,090	10,379	—	27,469

Increase (decrease) in cash	17,134	1,759	—	18,893
Cash at beginning of year	43	—	—	43

Cash at end of year	$17,177	$1,759	$—	$18,936

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

5. Acquisitions

On January 31, 2008, Abraxas Operating, LLC, a wholly-owned subsidiary of the Partnership, consummated the acquisition of certain oil and gas properties located in various states from St. Mary Land & Exploration Company (“St. Mary”) and certain other sellers. The properties are primarily located in the Rockies and Mid-Continent regions of the United States, and include approximately 57.2 Bcfe (9,525 MBOE) of estimated proved reserves for a purchase price of approximately $126.0 million.

The Partnership borrowed approximately $115.6 million under the Partnership Credit Facility and $50 million under its Subordinated Credit Agreement in order to complete this acquisition and repay its previously outstanding indebtedness of $45.9 million. For a complete description of these credit facilities, please see Note 6 “Long-Term Debt”.

Simultaneously, Abraxas Petroleum announced that it had completed the acquisition of certain oil and gas properties from St. Mary with estimated proved reserves of approximately 4.3 Bcfe (725 MBOE) for a purchase price of approximately $5.6 million. Abraxas paid the purchase price from its internal funds. The right to purchase these properties had been assigned to Abraxas by the Partnership.

Substantially all amounts paid in the acquisition, including acquisition costs of approximately $1.1 million, were allocated to the oil and gas properties. The following unaudited supplemental information presents pro forma financial results assuming the acquisition had occurred on January 1 of 2008 and 2007. The unaudited pro forma financial results are not necessarily those that would have been attained had the acquisition occurred as of an earlier date, nor are they necessarily representative of the future results that may occur.

Unaudited Pro Forma Financial Information

	Year ended December 31,
	2007	2008
Revenue	$87,643	$104,262
Net income (loss)	$58,242	$(50,281)
Earnings (loss) per share—basic	$1.26	$(1.02)

6. Long-Term Debt

The following is a description of the Company’s debt as of December 31, 2007 and 2008, respectively:

	December 31, 2007	December 31, 2008
Partnership credit facility	45,900	125,600
Subordinated Partnership credit agreement	—	40,000
Senior secured credit facility	—	—
Real estate lien note	—	5,369

	45,900	170,969
Less current maturities	—	(40,134)

	$45,900	$130,835

Maturities of long-term debt are as follows:

Year ended December 31,
2009	$40,134
2010	143
2011	152
2012	163
2013	125,773
Thereafter	4,604

$170,969

Abraxas Senior Secured Credit Facility. On June 27, 2007, Abraxas entered into a new senior secured revolving credit facility, which we refer to as the Credit Facility. The Credit Facility has a maximum commitment of $50 million. Availability under the Credit Facility is subject to a borrowing base. The borrowing base under the Credit Facility, which is currently $6.5 million, is determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we may also request one redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our current borrowing base. Our borrowing base at December 31, 2008 of $6.5 million was determined based upon our reserves at June 30, 2008. Our borrowing base can never exceed the $50.0 million maximum commitment amount. Outstanding amounts under the Credit Facility will bear interest at (a) the greater of the reference rate announced from time to time by Société Générale, and (b) the Federal Funds Rate plus 0.5% of 1%, plus in each case, (c) 0.5% - 1.5% depending on utilization of the borrowing base, or, if Abraxas elects, at the London Interbank Offered Rate plus 1.5% - 2.5%, depending on the utilization of the borrowing base. Subject to earlier termination rights and events of default, the Credit Facility’s stated maturity date is June 27, 2011. Interest will be payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances.

Abraxas is permitted to terminate the Credit Facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under the Credit Facility in compliance with certain notice and dollar increment requirements.

Each of Abraxas’ subsidiaries other than the Partnership, Abraxas General Partner, LLC and Abraxas Energy Investments, LLC has guaranteed Abraxas’ obligations under the Credit Facility on a senior secured basis. Obligations under the Credit Facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of Abraxas’ and the subsidiary guarantors’ material property and assets.

Under the Credit Facility, Abraxas is subject to customary covenants, including certain financial covenants and reporting requirements. The Credit Facility requires Abraxas to maintain a minimum Current Ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio (generally defined as the ratio of consolidated EBITDA to consolidated interest expense as of the last day of such quarter) of not less than 2.50 to 1.00.

In addition to the foregoing and other customary covenants, the Credit Facility contains a number of covenants that, among other things, will restrict Abraxas’ ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arms-length” basis;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Credit Facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

The Company is in compliance with all covenants as of December 31, 2008.

Amended and Restated Partnership Credit Facility. On May 25, 2007, the Partnership entered into a senior secured revolving credit facility which was amended and restated on January 31, 2008 and further amended on January 16, 2009, which we refer to as the Partnership Credit Facility. The Partnership Credit Facility has a maximum commitment of $300.0 million. Availability under the Partnership Credit Facility is subject to a borrowing base. The borrowing base under the Partnership Credit Facility, which is currently $140.0 million, is determined semi-annually by the lenders based upon the Partnership’s reserve reports, one of which must be prepared by the Partnership’s independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of the Partnership’s proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of the Partnership’s current borrowing base. The Partnership’s current borrowing base of $140.0 million was determined based upon its reserves at June 30, 2008. The borrowing base can never exceed the $300.0 million maximum commitment amount. During the period beginning on January 16, 2009 and ending on the date that the Subordinated Credit Agreement is terminated, outstanding amounts under the Partnership Credit Facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR rate plus, in each case, (b) 1.5% - 2.5%, depending on the utilization of the borrowing base, or, if the Partnership elects, at the London Interbank Offered Rate plus 2.5% - 3.5% depending on the utilization of the borrowing base. After the termination of the Subordinated Credit Agreement, outstanding amounts under the Partnership Credit Facility will bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR rate plus, in each case, (b) 1.0% - 2.0%, depending on the utilization of the borrowing base, or, if the Partnership elects, at the London Interbank Offered Rate plus 2.0% - 3.0% depending on the utilization of the borrowing base. At January 16, 2009, the interest rate on the Partnership Credit Facility was 3.8%. Subject to earlier termination rights and events of default, the Partnership Credit Facility’s stated maturity date is January 31, 2013. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Partnership Credit Facility, and under certain circumstances, may be required, from time to time, to permanently reduce the lenders’ aggregate commitment under the Partnership Credit Facility.

Each of the general partner of the Partnership, Abraxas General Partner, LLC, which is a wholly-owned subsidiary of Abraxas and which we refer to as the GP, and Abraxas Operating, LLC, which is a wholly-owned subsidiary of the Partnership and which we refer to as the Operating Company, has guaranteed the Partnership’s obligations under the Partnership Credit Facility on a senior secured basis. Obligations under the Partnership Credit Facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of the property and assets of the GP, the Partnership and the Operating Company, other than the GP’s general partner units in the Partnership.

Under the Partnership Credit Facility, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Partnership Credit Facility requires the Partnership to maintain a minimum Current Ratio as of the last day of each quarter of 1.00 to 1.00 and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00. The Partnership Credit Facility required it to enter into derivative contracts for specific volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011. The Partnership entered into NYMEX-based fixed price commodity swaps on approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2011.

Under the terms of the Partnership Credit Facility, the Partnership may make cash distributions if, after giving effect to such distributions, the Partnership is not in default under the Partnership Credit Facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under the Partnership Credit Facility is greater than or equal to 10% of the lesser of the Partnership’s borrowing base (which at January 16, 2009 was $140.0 million) or the total commitment amount of the Partnership Credit Facility (which at January 16, 2009 was currently $300.0 million) at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under the Partnership Credit Facility after giving effect to such distribution exceeds $20.0 million, or (ii) the Subordinated Credit Agreement shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while the Subordinated Credit Agreement is outstanding. Additionally, while the Subordinated Credit Agreement is outstanding, the Partnership’s capital expenditures are limited to $12.5 million.

In addition to the foregoing and other customary covenants, the Partnership Credit Facility contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Partnership Credit Facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Subordinated Credit Agreement described below, bankruptcy and material judgments and liabilities.

The Partnership is in compliance with all covenants as of December 31, 2008.

Subordinated Credit Agreement

On January 31, 2008, the Partnership entered into a subordinated credit agreement which was amended on January 16, 2009, which we refer to as the Subordinated Credit Agreement. The Subordinated Credit Agreement has a maximum commitment of $40.0 million. Outstanding amounts under the Subordinated Credit Agreement bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR Offered Rate, plus in each case (b) 7.50% or, if the Partnership elects, at the greater of (a) 2.0% and (b) at the London Interbank Offered Rate, in each case, plus 8.50%. At January 16, 2009 the interest rate on the Subordinated Credit Agreement was 10.5%. Principal payments under the Subordinated Credit Agreement must be made on May 14, 2009 in an amount, which we refer to as the May 14, 2009 Payment Amount, equal to the lesser of the amount of cash distributed to Abraxas Energy Investments, LLC, a wholly-owned subsidiary of Abraxas Petroleum, on or about February 14, 2009 and $2.25 million with the balance due on the maturity date. The maturity date may be accelerated if any limited partner of the Partnership, other than Perlman Value Partners, exercises its right to convert its limited partner units into shares of common stock of Abraxas Petroleum pursuant to the terms of the Exchange and Registration Rights Agreement dated May 25, 2007, as amended, among Abraxas Petroleum, the Partnership and the purchasers named therein. As a result of the amendment to the Subordinated Credit Agreement, the date on which the purchasers, if the Partnership’s initial public offering has not been consummated prior to that date, may first exchange their Partnership units for Abraxas Petroleum common stock is April 30, 2009. Subject to earlier termination rights and events of default, the Subordinated Credit Agreement’s stated maturity date is July 1, 2009. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Subordinated Credit Agreement, and under certain circumstances, may be required, from time to time, to make prepayments under the Subordinated Credit Agreement.

Each of the GP and the Operating Company has guaranteed the Partnership’s obligations under the Subordinated Credit Agreement on a subordinated secured basis. Obligations under the Subordinated Credit Agreement are secured by subordinated security interests, subject to certain permitted encumbrances, in all of the property and assets of the Partnership, GP, and the Operating Company, other than the GP’s general partner units in the Partnership.

Under the Subordinated Credit Agreement, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Subordinated Credit Agreement requires the Partnership to maintain a minimum current ratio as of the last day of each quarter of 1.00 to 1.00 and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00. The Partnership Credit Facility required it to enter into derivative contracts for specific volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011. The Partnership entered into NYMEX-based fixed price commodity swaps on approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2011.

In addition to the foregoing and other customary covenants, the Subordinated Credit Agreement contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Subordinated Credit Agreement also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Partnership Credit Facility, bankruptcy and material judgments and liabilities. In addition, as a result of the amendment to the Subordinated Credit Agreement, two events of default were added to the Subordinated Credit Agreement. The first event of default would occur if the Partnership fails to receive a letter of credit, which we refer to as the APC L/C, in its favor from Abraxas Petroleum equal to the May 14, 2009 Payment Amount, the Partnership fails to draw on the APC L/C on or before May 14, 2009 or the Partnership fails to use the proceeds of the APC L/C to make the principal payment due on May 14, 2009. This event of default would not occur in the event that the Partnership repays the principal amount due on May 14, 2009 with funds received from Abraxas Petroleum. The Partnership and Abraxas Petroleum have agreed that upon the occurrence of such a payment or the Partnership’s drawing on the APC L/C that, in consideration thereof, the Partnership would issue a number of additional units to Abraxas Petroleum determined by dividing the May 14, 2009 Payment Amount by 110% of the average trading yields of comparable E&P MLPs based on the closing market price on May 14, 2009 multiplied by the most recent quarterly distribution paid or declared by the Partnership times four. The other event of default would occur if the Partnership fails to receive $20.0 million of proceeds from an equity issuance on or before April 30, 2009.

The Partnership is in compliance with all covenants as of December 31, 2008.

Real Estate Lien Note

On May 9, 2008 the Company entered into an advancing line of credit in the amount of $5.4 million for the purchase and finish out of a new building to serve as its corporate headquarters. This note was refinanced in November 2008. The new note bears interest at a fixed rate of 6.375%, and is payable in monthly installments of principal and interest of $39,754 based on a twenty year amortization. The note matures in May 2015 at which time the outstanding balance becomes due. The note is secured by a first lien deed of trust on the property and improvements. As of December 31, 2008, $5.4 million was outstanding on the note.

7. Property and Equipment

The major components of property and equipment, at cost, are as follows:

	Estimated Useful Life	December 31,
		2007	2008
	Years	(In thousands)
Oil and gas properties	—	$265,090	$440,712
Equipment and other	3-39	3,633	10,986

		$268,723	$451,698

8. Stock-based Compensation, Option Plans and Warrants

Stock-based Compensation

The Company currently utilizes a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2006, 2007 and 2008, risk-free interest rates of 4.62% in 2006, 4.63% in 2007 and 3.39% in 2008; dividend yields of -0-%; volatility factors of the expected market price of the Company’s common stock of 62% in 2006, 55% in 2007 and 52% in 2008, determined by daily historical prices as well as other market indicators, and a weighted-average expected life of the option of 4.71 to 5.06 years in 2006, 7.14 years in 2007 and 7.86 in 2008.

Stock Options

The Company grants options to its officers, directors, and other employees under various stock option and incentive plans.

The Company’s 2005 Directors Plan (as defined below), has authorized the grant of options to directors for up to 900,000 shares of the Company’s common stock. All options granted generally become fully exercisable over three to four years of continued service at 25% to 33% on each anniversary date or as specified by the Compensation Committee of the Board of Directors.

The Company’s 2005 Employee Long-Term Equity Incentive Plan has authorized the grant of up to 2.1 million awards to management and employees, including options. Options have a term not to exceed 10 years. Options issued under this plan vest according to a vesting schedule as determined by the compensation committee. Vesting may occur upon (1) the attainment of one or more performance goals or targets established by the committee (2) the optionee’s continued employment or service for a specified period of time, (3) the occurrence of any event or the satisfaction of any other condition specified by the committee; or (4) a combination of any of the foregoing.

A summary of the Company’s stock option activity for the three years ended December 31, 2008 follows:

	Options (000s)	Weighted- Average Exercise Price	Weighted Average Remaining Life	Intrinsic value Per Share
Options outstanding December 31, 2005	3,016	0.88

Granted	190	5.29
Exercised	(747)	0.87
Forfeited/Expired	(2)	4.39

Options outstanding December 31, 2006	2,457	$2.29

Granted	383	3.75
Exercised	(310)	1.12
Forfeited/Expired	(4)	5.37

Options outstanding December 31, 2007	2,526	$2.65

Granted	86	4.37
Exercised	(183)	1.37
Forfeited/Expired	(39)	2.55

Options outstanding December 31, 2008	2,390	$2.81	5.15	$1.60

Exercisable at end of year	1,963		4.65	$1.42

Other information pertaining to option activity was as follows during the years ended December 31:

	2006	2007	2008
Weighted average grant-date fair value of stock options granted (per share)	$2.98	$2.26	$2.47
Total fair value of options vested (000’s)	$890	$888	$1,022
Total intrinsic value of options exercised (000’s)	$409	$256	$149

As of December 31, 2008 the total compensation cost related to non-vested awards not yet recognized is approximately $927,000, which will be recognized in 2009 through 2011.

The following table represents the range of option prices and the weighted average remaining life of outstanding options as of December 31, 2008 of:

	Options outstanding			Exercisable
	Number Outstanding	Weighted average remaining life	Weighted average exercise price	Number exercisable	Weighted average remaining life	Weighted average exercise price
$0.50 – 0.97	802,957	2.62	$0.72	802,957	2.62	$0.71
$1.01 – 1.41	225,000	3.06	$1.19	225,000	3.06	$1.19
$2.06 – 2.75	92,857	5.10	$2.67	92,857	5.10	$2.67
$3.09 – 4.90	1,176,964	7.19	$4.31	796,631	6.99	$4.47
$6.05	92,000	6.39	$6.05	46,000	6.39	$6.05

	2,389,778			1,963,445

Restricted Stock Awards

Restricted stock awards are awards of common stock that are subject to restrictions on transfer and to a risk of forfeiture if the awardee terminates employment with the Company prior to the lapse of the restrictions. The value of such stock is determined using the market price on the grant date. Compensation expense is recorded over the applicable restricted stock vesting periods. The Company did not award restricted shares prior to 2006.

A summary of the Company’s restricted stock activity for the year ended December 31, 2008 is presented in the following table:

	Number of Shares	Weighted average grant date fair value
Unvested December 31, 2006	—	$—
Granted	152,736	3.60
Vested	—	—
Forfeited	(388)	—

Unvested December 31, 2007	152,348	3.60

Granted	55,952	2.85
Vested/Released	(41,061)	3.60
Forfeited	(2,959)	3.51

Unvested December 31, 2008	164,280	$3.35

Phantom Units

On January 31, 2008, in connection with the closing of the St. Mary acquisition, the Board of Directors of the general partner of the Partnership awarded phantom units with distribution equivalency rights under its long-term incentive plan to certain key employees of Abraxas Petroleum.

The phantom units and associated distribution equivalency rights will vest over four years and their value is based on the price of common units, as determined by the Board of Directors of the general partner of the Partnership, quarterly cash distributions and the percentage increase in cash distributions over time.

For the year ended December 31, 2008, the Partnership incurred equity based compensation expense of $242,000 relating to phantom units.

Director Stock Awards

On June 1, 2005, the stockholders approved the 2005 Non-Employee Directors Long-Term Equity Incentive Plan (the “2005 Directors Plan”). The following is a summary of the 2005 Directors Plan.

Purpose. The purpose of the 2005 Directors Plan is to attract and retain members of the Board of Directors and to promote the growth and success of Abraxas by aligning the long-term interests of the Board of Directors with those of Abraxas’ stockholders by providing an opportunity to acquire an interest in Abraxas and by providing both rewards for performance and long term incentives for future contributions to the success of Abraxas.

Administration and Eligibility. The 2005 Directors Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors and authorizes the Board to grant non-qualified stock options or issue restricted stock to those persons who are non-employee directors of Abraxas, including advisory directors of Abraxas, which currently amounts to a total of nine people.

Shares Reserved and Awards. The 2005 Directors Plan reserves 900,000 shares of Abraxas common stock, subject to adjustment following certain events, as discussed below. The 2005 Directors Plan provides that each year, at the first regular meeting of the Board of Directors immediately following Abraxas’ annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 10,000 shares of Abraxas common stock, for participation in Board and Committee meetings during the previous calendar year. The maximum annual award for any one person is 10,000 shares of Abraxas common stock or options for common stock. If options, as opposed to shares, are awarded, the exercise share price shall be no less than 100% of the fair market value on the date of the award while the option terms and vesting schedules are at the discretion of the Committee. In addition to the 10,000 shares or options, directors are compensated $12,000 per year, paid quarterly by issuance of common stock. During 2006, 2007, and 2008 there were 5,782; 22,960; and 30,655 shares, respectively, issued related to this compensation. The number of shares issued is determined based on the stock price on the date of issuance.

At December 31, 2008, the Company has approximately 1.5 million shares reserved for future issuance for conversion of its stock options, warrants, and incentive plans for the Company’s directors, employees and consultants.

Warrants

On May 25, 2007, Abraxas entered into a Securities Purchase Agreement with certain accredited investors pursuant to which Abraxas issued warrants to purchase 1,174,938 shares of common stock, to the investors at a price of $3.83 per share. The warrants expire on May 25, 2012 and are exercisable at a price of $3.83 per share, subject to certain adjustments. During 2008, 182,768 warrants were exercised.

9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 31,
	2006	2007	2008
	(In thousands)
Deferred tax liabilities:
Marketable securities	$261	$169	$33
U.S. full cost pool	10,806	—	—
Partnership interest	—	26,356	18,349

Total deferred tax liabilities	11,067	26,525	18,382
Deferred tax assets:
U.S. full cost pool	—	135	418
Capital loss carryforward	4,234	5,010	—
Depletion carryforward	4,311	5,179	5,189
Net operating loss (“NOL”) carryforward	67,429	60,067	68,034
Suspended losses	—	1,400	—
Alternative minimum tax credit	—	100	78
Allocated minority loss carryforward	—	—	3,267
Other	1,965	1,805	2,159

Total deferred tax assets	77,939	73,696	79,145
Valuation allowance for deferred tax assets	(66,872)	(47,171)	(60,763)

Net deferred tax assets	11,067	26,525	18,382

Net deferred tax	$—	$—	$—

Significant components of the provision (benefit) for income taxes are as follows:

	Years ended December 31,
	2006	2007	2008
	(in thousands)
Current:
Federal	$—	$100	$—
State	—	183	—
Foreign	—	—	—

	$—	$283	$—

Deferred:
Federal	$—	$—	$—
Foreign	—	—	—

	$—	—	—

At December 31, 2008, the Company had, subject to the limitation discussed below, $194.4 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2014 through 2028 if not utilized.

In addition to any Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under SFAS Statement No. 109. Therefore, the Company has established a valuation allowance of $66.9 million for deferred tax assets at December 31, 2006 and $47.2 million at December 31, 2007 and $60.8 million at December 31, 2008.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

	Years ended: December 31,
	2006	2007	2008
	(In thousands)
Tax (expense) benefit at U.S. statutory rates (35%)	$(436)	$(19,945)	$18,341
(Increase) Decrease in deferred tax asset valuation allowance	56	19,701	(13,592)
Expired capital loss carryforward	—	—	(4,742)
State margin tax	—	(183)	—
Permanent differences	(6)	(5)	(6)
Other	386	149	(1)

	$—	$(283)	$—

10. Commitments and Contingencies

Operating Leases

During the years ended December 31, 2006, 2007 and 2008 the Company incurred rent expense related to leasing office facilities of approximately $252,000, $254,000 and $321,000 respectively. During 2008 the Company acquired a building for its corporate headquarters; accordingly there are no future minimum rental payments under such leases at December 31, 2008.

Litigation and Contingencies

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 2008 the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

11. Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Years ended December 31:
	2006	2007	2008
Numerator:
Income (loss)	$700,000	$56,702,000	$(52,403,000)

Denominator:
Denominator for basic earnings per share—weighted-average common shares outstanding	42,578,584	46,336,825	49,004,918
Effect of dilutive securities:
Stock options, restricted shares and warrants	1,283,797	1,256,670	—

Dilutive potential common shares
Denominator for diluted earnings per share—adjusted weighted-average shares and assumed exercise of options, restricted shares and warrants	43,862,381	47,593,495	49,004,918

Net income (loss) per common share Basic	$0.02	$1.22	$(1.07)

Net income (loss) per common share—Diluted	$0.02	$1.19	$(1.07)

Basic earnings per share excludes any dilutive effects of options, warrants unvested restricted stock and convertible securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed similar to basic, however diluted earnings per share reflects the assumed conversion of all potentially dilutive securities. For the year ended December 31, 2008, 334,656 potential shares relating to stock options, were excluded from the calculation of diluted earnings per share since their inclusion would have been anti-dilutive due to the loss incurred in the period.

12. Quarterly Results of Operations (Unaudited)

Selected results of operations for each of the fiscal quarters during the years ended December 31, 2007 and 2008 are as follows:

	1st Quarter	2nd Quarter	3rd Quarter		4th Quarter
	(In thousands, except per share data)
Year Ended December 31, 2007
Net revenue	$11,651	$12,973	$11,404		$12,281
Operating income	$3,547	$4,840	$3,648		$3,489
Net income (loss)	$(988)	$57,485 (1)	$2,998		$(2,793)

Net income (loss) per common share—basic	$(0.02)	$1.29	$0.06		$(0.06)
Net income (loss) per common share—diluted	$(0.02)	$1.27	$0.06		$(0.06)

Year Ended December 31, 2008
Net revenue	$22,170	$34,423	$29,246		$14,471
Operating income (loss)	$9,865	$19,183	$13,925		$(116,990	)(2)
Net income (loss)	$(8,991)	$(57,688)	$70,755	(1)	$(56,479)

Net income (loss) per common share—basic	$(0.18)	$(1.18)	$1.44		$(1.15)
Net income (loss) per common share—diluted	$(0.18)	$(1.18)	$1.43		$(1.15)

(1)	Includes gain on sale of interest in partnership of $59.4 million.
(2)	Includes proved property impairment of $116.4 million, $7.1 million of losses not applicable to the minority interest, and a $0.3 million loss on conversion of Partnership units to Abraxas Petroleum common shares.

13. Benefit Plans

The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. The Company matched 50% of employee contributions in 2006 and 2007. Company contributions to the plan were $128,523 and $168,977 in 2006 and 2007, respectively. In 2008, in accordance with the safe harbor provisions of the plan the Company contributed $144,954 to the plan. The employee contribution limitations are determined by formulas, which limit the upper one third of the plan members from contributing amounts that would cause the plan to be top-heavy. The employee contribution is limited to $15,000, $15,500 and $15,500 in 2006, 2007 and 2008, respectively. The contribution limit for 2006, 2007 and 2008 was $20,000, $20,500 and $20,500 for employees 50 years of age or older, respectively.

14. Hedging Program and Derivatives

The Company does not use hedge accounting rules as prescribed by SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, and related interpretations. Accordingly, instruments are recorded on the balance sheet at their fair value with adjustments to the carrying value of the instruments being recognized in revenue in the current period.

Under the terms of the Partnership Credit Facility, Abraxas Energy Partners was required to enter into derivative contracts, or hedging arrangements, for specified volumes, which equated to approximately 85% of its estimated oil and gas production through December 31, 2011 from its net proved developed producing reserves. Abraxas Energy Partners has entered into NYMEX–based fixed price commodity swaps at then current market prices.

At December 31, 2008 the Partnership had the following oil and gas derivative contracts in place:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.45
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810 Bbl	$86.45

In order to mitigate its interest rate exposure, the Partnership entered into an interest rate swap, effective August 12, 2008, to fix its floating LIBOR based debt. The 2-year interest rate swap arrangement is for $100 million at a fixed rate of 3.367%. The arrangement expires on August 12, 2010. The interest rate swap was amended in February 2009 lowering the Partnership’s fixed rate from 3.367% to 2.95%.

15. Financial Instruments

SFAS 157—Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating a measure of the Company’s own nonperformance risk or that of its counterparties as appropriate, which was not material. The primary impact from adoption was additional disclosures.

The Company elected to implement SFAS 157 with the one-year deferral permitted by FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), issued February 2008, which defers the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. As it relates to the Company, the deferral applies to certain nonfinancial assets and liabilities as may be acquired in a business combination and thereby measured at fair value; impaired oil and gas property assessments; and the initial recognition of asset retirement obligations for which fair value is used.

Fair Value Hierarchy—SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company is further required to assess the creditworthiness of the counter party to the derivative contract. The results of the assessment of non-performance risk, based on the counter party’s credit risk, could result in an adjustment of the carrying value of the derivative instrument. The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets:
Investment in common stock	$113	$—	$—	$113
NYMEX Fixed Price Derivative contracts	—	39,226	—	39,226

Total Assets	$113	$39,226	$—	$39,339

Liabilities:
NYMEX Fixed Price Derivative contracts	$—	$—	$—	$—
Interest Rate Swaps	—	—	3,000	3,000

Total Liabilities	$—	$—	$3,000	$3,000

The Company has an investment in a former subsidiary consisting of shares of common stock. The stock is actively traded on the Toronto Stock Exchange. This investment is valued at its quoted price as of December 31, 2008 in US dollars. Accordingly this investment is characterized as Level 1.

The Partnership’s derivative contracts consist of NYMEX-based fixed price commodity swaps and interest rate swaps, which are not traded on a public exchange. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity, and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, we have characterized these derivative contracts as Level 2.

In August 2008, the Partnership entered into a two year interest rate swap. The notional amount is $100.0 million for the first year and $50.0 million for the second year. The Partnership will pay interest at 3.367% and be paid on a floating Libor rate. The interest rate swap was amended in February 2009 and increased the notional amount in the second year to $100.00 million and reduced the overall interest rate to 2.95%. As there is no actively traded market for this type of swap and no observable market parameters, these derivative contracts are classified as Level 3.

Additional information for the Partnership’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for the year ended December 31, 2008 is as follows (in millions):

Derivative Assets and (Liabilities) - net
Balance December 31, 2007	$—
Total realized and unrealized losses included in change in net liability	(2,832)
Settlements during the period	(168)

Ending balance December 31, 2008	$(3,000)

16. Minority interest in (income) loss of Partnership

The minority interest in the (income) loss of the Partnership represents the third parties 52.7% interest in the Partnership’s net income/ loss. Additionally, in accordance with generally accepted accounting principles, when cumulative losses applicable to the minority interest exceed the minority interest equity capital in the entity, such excess and any further losses applicable to the minority interest are charged to the earnings of the majority interest. If future earnings are recognized by the minority interest, such earnings will then be credited to the majority interest (Abraxas) to the extent of such losses previously absorbed and any excess earnings will increase the recorded value. For the year ended December 31, 2008, primarily as a result of the ceiling test impairment of the Partnerships oil and gas properties, losses applicable to the minority interest exceeded the minority interest equity capital by $9.3 million and, as a result, $9.3 million of the minority interest loss in excess of equity was charged to earnings and was reflected as a reduction of the loss applicable to the minority interest.

17. Supplemental Oil and Gas Disclosures (Unaudited)

The accompanying table presents information concerning the Company’s oil and gas producing activities as required by Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities.” Capitalized costs relating to oil and gas producing activities from continuing operations are as follows:

	December 31,
	2007	2008
	(In thousands)
Proved oil and gas properties	$265,090	$440,712
Unproved properties	—	—

Total	265,090	440,712
Accumulated depreciation, depletion, and amortization, and impairment	(148,550)	(287,993)

Net capitalized costs	$116,540	$152,719

Cost incurred in oil and gas property acquisitions and development activities related to continuing operations are as follows:

	Years Ended December 31,
	2006	2007	2008
	(In thousands)
Development costs	$26,117	$16,793	$47,690
Exploration costs	—	—	1,920
Acquisition costs	—	10,000	127,671

	$26,117	$26,793	$177,281

The results of operations for oil and gas producing activities from continuing operations for the three years ended December 31, 2006, 2007 and 2008, respectively are as follows:

	Years Ended December 31,
	2006	2007	2008
	(In thousands)
Revenues	$49,448	$46,906	$99,084
Production costs	(11,776)	(11,254)	(26,634)
Depreciation, depletion, and amortization	(14,809)	(14,147)	(23,077)
Proved property impairment	—	—	(116,366)
General and administrative	(1,040)	(1,361)	(1,431)

Results of operations from oil and gas producing activities (excluding corporate overhead and interest costs)	$21,823	$20,144	$(68,424)

Depletion rate per barrel of oil equivalent	$11.51	$12.58	$14.42

Estimated Quantities of Proved Oil and Gas Reserves

The following table presents the Company’s estimate of its net proved oil and gas reserves as of December 31, 2006, 2007, and 2008 related to continuing operations. The Company’s management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers. Proved oil and gas reserves are the estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of the Company’s proved reserves are located in the continental United States.

Proved reserves were estimated in accordance with guidelines established by the United States Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements; therefore, year-end prices and costs were used in estimating net cash flows.

	Liquid Hydrocarbons	Gas
	(Barrels)	(Mcf)
	(In thousands)
Proved developed and undeveloped reserves:
Balance at December 31, 2005	3,035	80,271
Revisions of previous estimates	(90)	(2,053)
Extensions and discoveries	11	440
Sales of minerals in place	—	(1,810)
Production	(200)	(6,515)

Balance at December 31, 2006	2,756	70,333
Revisions of previous estimates	541	8,652
Extensions and discoveries	31	14,586
Production	(197)	(5,568)

Balance at December 31, 2007 (1)	3,131	88,003
Revisions of previous estimates	(1,651)	(6,160)
Extensions and discoveries	459	5,863
Purchases of minerals in place	5,684	27,110
Sales of minerals in place	(27)	(56)
Production	(550)	(6,343)

Balance at December 31, 2008 (1)	7,046	108,417

	Liquid Hydrocarbons	Gas
	(Barrels)	(Mcf)
Proved developed reserves:
December 31, 2006	1,708	37,333

December 31, 2007 (1)	2,184	33,908

December 31, 2008 (1)	5,563	48,209

(1)	Proved reserves at December 31, 2007 and 2008 include 1,206 barrels and 4,478 barrels of oil, respectively and 65,460 and 83,406 Mcf of gas, respectively attributable to the Partnership in which there is a 52.8% and 52.9% minority interest, respectively.

Reserve extensions and discoveries which increased significantly during 2007 were primarily attributable to the Yoakum (Edwards) field in the Gulf Coast region. Other operators in neighboring fields have been successful with closer spacing and new completion techniques which resulted in the booking of additional proved undeveloped reserves in our field. Revisions of previous estimates which increased appreciably during 2007 were primarily attributable to higher commodity prices at December 31, 2007 over the prior year-end which extends the economic life of many wells and thus, increases reserves estimates.

Purchases of minerals in place increased significantly during 2008 which was attributable to the acquisition of oil and gas properties from St. Mary in January 2008. Revisions of previous estimates which decreased appreciably during 2008 was primarily attributable to lower commodity prices at December 31, 2008 over the prior year-end which shortens the economic life of many wells and thus, decreases reserve estimates.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following disclosures concerning the standardized measure of future cash flows from proved oil and gas are presented in accordance with SFAS No. 69. The standardized measure does not purport to represent the fair market value of the Company’s proved oil and gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 2008 adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure. Set forth below is the Standardized Measure relating to proved oil and gas reserves relating to continuing operations for the three years ended December 31, 2006, 2007 and 2008.

	Years Ended December 31,
	2006	2007	2008
	(In thousands)
Future cash inflows	$567,805	$830,193	$811,644
Future production costs	(169,805)	(235,146)	(312,756)
Future development costs	(73,377)	(111,221)	(134,073)
Future income tax expense	—	—	—

Future net cash flows	324,623	483,826	364,815
Discount	(167,779)	(268,140)	(212,823)

Standardized Measure of discounted future net cash relating to proved reserves (1)	$156,844	$215,686	$151,992

(1)	The standardized measure of discounted future cash flows included $147,750 and $118,570 at December 31, 2007 and 2008, respectively attributable to the Partnership in which there was a 52.8% and 52.9% minority interest, respectively.

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following is an analysis of the changes in the Standardized Measure related to continuing operations:

	Year Ended December 31,
	2006	2007	2008
	(In thousands)
Standardized Measure—beginning of year	$309,895	$156,844	$215,686
Sales and transfers of oil and gas produced, net of production costs	(38,318)	(35,652)	(72,449)
Net change in prices and development and production costs from prior year	(114,517)	44,791	(69,094)
Extensions, discoveries, and improved recovery, less related costs	914	29,834	8,694
Purchases of minerals in place	—	—	61,761
Sales of minerals in place	(3,268)	—	(366)
Revisions of previous quantity estimates	(15,914)	24,033	(16,222)
Change in timing and other	(12,937)	(19,847)	2,414
Accretion of discount	30,989	15,683	21,568

Standardized Measure, end of year	$156,844	$215,686	$151,992

ABRAXAS PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(In thousands)

	June 30, 2009	December 31, 2008 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,790	$1,924
Accounts receivable, net:
Joint owners	845	1,740
Oil and gas production	6,217	6,168
Other	325	58

	7,387	7,966

Derivative asset—current	18,092	22,832
Other current assets	432	572

Total current assets	27,701	33,294

Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	448,093	440,712
Unproved properties excluded from depletion	—	—
Other property and equipment	11,116	10,986

Total	459,209	451,698
Less accumulated depreciation, depletion, and amortization	300,385	291,390

Total property and equipment—net	158,824	160,308
Deferred financing fees, net	4,099	1,443
Derivative asset—long-term	9,456	16,394
Other assets	483	400

Total assets	$200,563	$211,839

(1)	As adjusted for FAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1)

See accompanying notes to condensed consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES

(In thousands, except share data)

	June 30, 2009	December 31, 2008 (1)
	(Unaudited)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,240	$10,748
Oil and gas production payable	2,750	3,176
Accrued interest	273	350
Other accrued expenses	1,575	1,886
Derivative liability—current	2,697	3,000
Current maturities of long-term debt	46,062	40,134
Other current liabilities	19	—

Total current liabilities	58,616	59,294

Long-term debt, excluding current maturities	128,843	130,835

Derivative liability—long-term	3,202	—
Future site restoration	10,172	9,959

Total liabilities	200,833	200,088

Equity
Abraxas Petroleum Corporation stockholders’ equity (deficit):
Convertible preferred stock, par value $.01, authorized 1,000,000 shares; -0- issued and outstanding	—	—
Common Stock, par value $.01, authorized 200,000,000 shares; issued and outstanding 49,804,894 and 49,622,423	498	496
Additional paid-in capital	187,938	187,243
Accumulated deficit	(188,776)	(183,194)
Accumulated other comprehensive income	192	113

Total Abraxas Petroleum stockholders’ equity (deficit)	(148)	4,658
Non-controlling interest equity (deficit)	(122)	7,093

Total stockholders’ equity (deficit)	(270)	11,751

Total liabilities and stockholders’ equity	$200,563	$211,839

(1)	As adjusted for FAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1)

See accompanying notes to condensed consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)

	Six Months Ended June 30,
	2009	2008 (1)
Revenue:
Oil and gas production revenues	$22,715	$55,946
Rig revenues	500	635
Other	3	12

	23,218	56,593
Operating costs and expenses:
Lease operating and production taxes	11,854	12,372
Depreciation, depletion and amortization	8,994	11,098
Rig operations	399	403
General and administrative (including stock-based compensation of $596 and $896)	3,730	3,672

	24,977	27,545

Operating income (loss)	(1,759)	29,048

Other (income) expense
Interest income	(11)	(127)
Interest expense	5,607	5,138
Financing costs	362	—
Amortization of deferred financing fees	586	467
Loss on derivative contracts (unrealized $14,459 and $100,592)	1,695	108,093
Other	2,229	734

	10,468	114,305

Consolidated net loss	(12,227)	(85,257)
Less: Net loss attributable to non-controlling interest	6,645	18,578

Net loss attributable to Abraxas Petroleum	$(5,582)	$(66,679)

Net loss attributable to Abraxas Petroleum common stockholders—per common share—basic	$(0.11)	$(1.36)

Net loss attributable to Abraxas Petroleum common stockholders—per common share—diluted	$(0.11)	$(1.36)

(1)	As adjusted for FAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1)

See accompanying notes to condensed consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2009	2008 (1)
Cash flows from Operating Activities
Net income (loss)	$(12,227)	$(85,257)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in derivative fair value	14,577	100,038
Depreciation, depletion, and amortization	8,994	11,098
Accretion of future site restoration	586	467
Amortization of deferred financing fees	281	263
Stock-based compensation	596	896
Other non-cash items	123	42
Registration fees previously capitalized	2,207	—
Changes in operating assets and liabilities:
Accounts receivable	579	(14,068)
Other	135	68
Accounts payable and accrued expenses	(6,395)	16,940

Net cash provided by operations	9,456	30,487

Cash flows from Investing Activities
Capital expenditures, including purchases and development of properties	(7,510)	(155,475)

Net cash used in investing activities	(7,510)	(155,475)

Cash flows from Financing Activities
Proceeds from long-term borrowings	5,924	124,362
Payments on long-term borrowings	(1,988)	—
Proceeds from exercise of stock options	49	44
Deferred financing fees	(3,242)	(1,615)
Partnership distributions to non-controlling interest	(2,257)	(4,029)
Other	(566)	—

Net cash provided by financing operations	(2,080)	118,762

Decrease in cash	(134)	(6,226)
Cash, at beginning of period	1,924	18,936

Cash, at end of period	$1,790	$12,710

Supplemental disclosures of cash flow information:
Interest paid	$5,402	$3,975

(1)	As adjusted for FAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1)

See accompanying notes to condensed consolidated financial statements.

ABRAXAS PETROLEUM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(tabular amounts in thousands, except per share data)

1. Basis of Presentation

The accounting policies followed by Abraxas Petroleum Corporation and its subsidiaries (the “Company”) are set forth in the notes to the Company’s audited consolidated financial statements in the Annual Report on Form 10-K filed for the year ended December 31, 2008. Such policies have been continued without change. Also, refer to the notes to those financial statements for additional details of the Company’s financial condition, results of operations, and cash flows. All the material items included in those notes have not changed except as a result of normal transactions in the interim, or as disclosed within this report. The accompanying interim consolidated financial statements have not been audited by independent registered public accountants, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial position and results of operations. Any and all adjustments are of a normal and recurring nature. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of results to be expected for the full year.

The terms “Abraxas” or “Abraxas Petroleum” refer to Abraxas Petroleum Corporation and its subsidiaries other than Abraxas Energy Partners, L.P., which we refer to as “Abraxas Energy Partners” or the “Partnership”, and its subsidiary, Abraxas Operating, LLC, which we refer to as “Abraxas Operating” and the terms “we”, “us”, “our” or the “Company” refer to Abraxas Petroleum Corporation and all of its consolidated subsidiaries including Abraxas Energy Partners and Abraxas Operating effective May 25, 2007. The operations of Abraxas Petroleum and the Partnership are consolidated for financial reporting purposes with the interest of the 51.8% non-controlling owners of the Partnership presented as non-controlling interest. Abraxas owns the remaining 48.2% of the partnership interests. The Company has determined that based on its control of the general partner of the Partnership, this 48.2% owned entity should be consolidated for financial reporting purposes.

In the opinion of management, the unaudited condensed consolidated financial statements include all recurring adjustments necessary for a fair presentation of the financial position as of June 30, 2009, the results of operations and the cash flows for each of the six-month periods ended June 30, 2009 and 2008. Although management believes the unaudited interim related disclosures in these consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and the cash flows for the six-month period ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated financial statements included herein should be read in conjunction with the consolidated audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for (1) ownership interests in subsidiaries held by others, (2) the amount of consolidated net income attributable to the controlling and noncontrolling interests, (3) changes in the controlling ownership interest, (4) the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated and (5) disclosures that clearly identify and distinguish between the interests of the controlling and noncontrolling owners. The adoption of SFAS 160 resulted in changes to our presentation for noncontrolling interests and did not have a material impact on the Company’s results of operations and financial condition. Certain prior period balances have been restated to reflect the changes required by SFAS 160.

The following table illustrates the changes in consolidated equity:

	Comprehensive Income	Abraxas Petroleum Corporation Shareholders					Non- Controlling Interest
		Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Parent Equity (deficit)
January 1, 2009	$—	$496	$187,243	$(183,194)	$113	4,658	$7,093
Comprehensive income:
Net loss	(12,227)	—	—	(5,582)	—	(5,582)	(6,645)
Unrealized gain on securities	79	—	—	—	79	79	—
Equity based compensation	—	—	526	—	—	526	46
Partnership distributions	—	—	—	—	—	—	(2,257)
Registration fees	—	—	—	—	—	—	1,385
Shares issued for compensation	—	—	36	—	—	36	—
Options exercised	—	1	48	—	—	49	—
Other	—	1	85	—	—	86	256

June 30, 2009	$(12,148)	$498	$187,938	$(188,776)	$192	$(148)	$(122)

In accordance with generally accepted accounting principles in effect prior to the adoption of SFAS 160, when cumulative losses applicable to the non-controlling interest exceed the non-controlling interest equity capital in the entity, such excess and any further losses applicable to the non-controlling interest were charged to the earnings of the majority interest. Future earnings were recognized by the non-controlling interest and were credited to the majority interest (Abraxas) to the extent of such losses previously absorbed and any excess earnings will increase the recorded value. For the year ended December 31, 2008, primarily as a result of the ceiling test impairment of the Partnerships’ oil and gas properties, losses applicable to the non-controlling interest exceeded the non-controlling equity capital by $9.3 million and, as a result, $9.3 million of the non-controlling interest loss in excess of equity was charged to earnings and was reflected as a reduction of the loss applicable to the non-controlling interest.

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS No. 133 paragraph 11(a) scope exception. The Company intends to utilize liability treatment of warrants going forward. The adoption of this standard has not had a significant impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable accrued liabilities and short-term debt approximate fair value due to the short-term nature of these instruments.

The fair value of the Company’s long-term debt is estimated based on the discounted value of the future cash flows expected to be paid on the loans. The discount rate used to estimate the fair value of the loans is the rate currently available to the Company for loans with similar terms and maturities. The fair value at December 31, 2008 approximated the carrying value because the interest rates were variable and reflective of market rates; however, as of June 30, 2009, the Company does not believe it is practicable to estimate the fair value of its outstanding debt in light of the impending maturity of the Subordinated Credit Agreement that the Company is currently seeking to address.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equity-based Compensation

Stock Options

The Company currently utilizes a standard option-pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. For the six months ended June 30, 2009 and 2008, the Company recognized $450,000 and $896,000 respectively related to stock options.

The following table summarizes the stock option activities for the six months ended June 30, 2009.

	Shares	Weighted Average Option Exercise Price Per Share	Weighted Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Outstanding, December 31, 2008	2,390	$2.81	$1.60	$3,830
Granted	965	$0.99	$0.70	678
Exercised	(50)	$0.97	$0.87	(44)
Expired or canceled	(73)	$4.10	$2.48	(181)

Outstanding, June 30, 2009	3,232	$2.27	$1.33	$4,283

The following table shows the weighted average assumptions used in the Black-Scholes valuation of the fair value of option grants during 2009.

Expected dividend yield	0%
Volatility	81.61%
Risk free interest rate	2.35%
Expected life	6.06
Fair value of options granted (in thousands)	$678
Weighted average grant date fair value of options granted	$0.70

Additional information related to options at June 30, 2009 and December 31, 2008 is as follows:

	June 30, 2009	December 31, 2008
Options exercisable	1,952	1,963

As of June 30, 2009, there was approximately $1.1 million of unamortized compensation expense related to outstanding options that will be recognized in 2009 through 2013.

Restricted Stock Awards

Restricted stock awards are awards of common stock that are subject to restrictions on transfer and to a risk of forfeiture if the awardee terminates employment with the Company prior to the lapse of the restrictions. The value of such stock is determined using the market price on the grant date. Compensation expense is recorded over the applicable restricted stock vesting periods.

A summary of the Company’s restricted stock activity for the six months ended June 30, 2009 is presented in the following table:

	Number of Shares	Weighted average grant date fair value (per share)
Unvested December 31, 2008	164,280	$3.35
Granted	5,000	0.80
Vested/Released	(4,625)	3.59
Forfeited	(1,712)	4.24

Unvested June 30, 2009	162,943	$3.26

For the six months ended June 30, 2009, the Company incurred $75,000 in equity based compensation expense relating to restricted stock.

Restricted Unit Awards

Restricted unit awards are awards of partnership units that are subject to restrictions on transfer and to a risk of forfeiture if the awardee terminates employment with the Company prior to the lapse of the restrictions. The value of such unit is determined using the implied market price on the grant date. The implied market price is determined by comparing the average trading yields of comparable publicly-traded master limited partnerships to the most recent quarterly distribution paid or declared by the Partnership. Compensation expense is recorded over the applicable restricted unit vesting periods.

A summary of the Partnership’s restricted unit activity for the quarter ended June 30, 2009 is presented in the following table:

	Number of Units	Weighted average grant date fair value (per Unit)
Unvested December 31, 2008	—	$—
Granted	52,000	7.23
Vested/Released	—	—
Forfeited	(100)	7.23

Unvested June 30, 2009	51,900	$7.23

For the quarter ended June 30, 2009, the Partnership incurred $46,000 in equity based compensation expense relating to restricted units.

Phantom Units

On January 31, 2008, in connection with the closing of an acquisition of properties from St. Mary Land & Exploration Company, the Board of Directors of the general partner of the Partnership awarded phantom units with distribution equivalency rights under its long-term incentive plan to certain key employees of Abraxas Petroleum.

The phantom units and associated distribution equivalency rights will vest over four years and their value is based on the price of common units, as determined by the Board of Directors of the general partner of the Partnership, quarterly cash distributions and the percentage increase in cash distributions over time.

For the six months ended June 30, 2009, the Partnership incurred $25,000 in equity based compensation expense relating to phantom units.

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas properties. Under the full cost accounting rules, the net capitalized cost of oil and gas properties less related deferred taxes, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of oil and gas properties exceeds the ceiling limit, we are subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings which does not impact cash flow from operating activities. However, such write-downs do impact the amount of our stockholders’ equity. The cost ceiling represents the present value (discounted at 10%) of net cash flows from sales of future production, using commodity prices on the last day of the quarter, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of the our financial statements.

Working Capital (Deficit).

At June 30, 2009 our current liabilities of approximately $58.6 million exceeded our current assets of $27.7 million resulting in a working capital deficit of $30.9 million. This compares to a working capital deficit of approximately $26.0 million at December 31, 2008. Current liabilities at June 30, 2009 primarily consisted of the current portion of long-term debt consisting of $40.0 million outstanding under the Subordinated Credit Agreement and $5.9 million outstanding under the Credit Facility, the current portion of derivative liabilities of $2.7 million, trade payables of $5.2 million, revenues due third parties of $2.8 million, and other accrued liabilities of $1.6 million. The Credit Facility which is due on September 30, 2010 is classified as current maturities at June 30, 2009 as a result of continued non-compliance with the current ratio covenant as defined in the Credit Facility. The Subordinated Credit Agreement currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. The Partnership had intended to repay the Subordinated Credit Agreement with proceeds from its initial public offering. Under the terms of the Voting Agreement (defined below), the Partnership agreed to not file any further amendments to the registration statement for its initial public offering or take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement (defined below), we and the Partnership are no longer pursuing the refinancing of the Partnership’s Subordinated Credit Agreement other than in connection with the new credit facility which is subject to the completion of the Merger (defined below). In connection with the Merger, we have received a non-binding term sheet for a new senior secured revolving credit facility of up to $300.0 million and a senior secured term loan of $10.0 million, of which approximately $155.0 million is expected to be available to us at closing. If the Merger is not consummated, the Partnership would be in default under its Subordinated Credit Agreement and under the Partnership Credit Facility. We cannot assure you that the Merger or the new credit facility will be consummated. If an event of default were to occur under the Subordinated Credit Agreement or the Partnership Credit Facility, the lenders could foreclose on the Partnership’s assets and exercise other customary remedies, all of which would have a material adverse effect on us.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”), which establishes the FASB Accounting Standards Codification™ as the source of GAAP to be applied to nongovernmental agencies. SFAS 168 explicitly recognizes rules and interpretive releases of the SEC under authority of federal securities laws as authoritative GAAP for SEC registrants. SFAS 168 will become effective for interim or annual periods ending after September 15, 2009. SFAS 168 will not have a material impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 was adopted effective for the second quarter of 2009 and did not have a material impact on our financial statements. We have evaluated subsequent events through the date on which we filed our financial statements for the period ended June 30, 2009 on Form 10-Q with the SEC.

In April 2009, the FASB issued FASB Staff Position No. SFAS 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”), which requires quarterly disclosure of information about the fair value of financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” FSP FAS 107-1 and APB 28-1 was adopted effective for the second quarter of 2009 and did not have an impact on our financial statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and 124-2”). FSP FAS 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and 124-2 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 115-2 and 124-2 requires comparative disclosures only for periods ending after initial adoption. FSP FAS 115-2 and 124-2 was adopted effective for the second quarter of 2009 and did not have an impact on our financial statements.

In December 2008, the SEC issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K. The new requirements provide for consideration of new technologies in evaluating reserves, allow companies to disclose their probable and possible reserves to investors, report oil and gas reserves using an average price based on the prior 12-month period rather than year-end prices, and revise the disclosure requirements for oil and gas operations. The final rules are effective for fiscal years ending on or after December 31, 2009.

2. Recent Events

Merger Agreement

On July 17, 2009, Abraxas Petroleum and Abraxas Energy and, from and after its accession to the agreement, the Delaware limited liability company formed as a wholly-owned subsidiary of Abraxas (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Abraxas Energy will, subject to the terms and conditions of the Merger Agreement, merge with and into Merger Sub, with Merger Sub surviving and continuing as a wholly-owned subsidiary of Abraxas Petroleum (the “Merger”).

As of July 17, 2009, Abraxas Petroleum and its subsidiaries beneficially owned, within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Act of 1934, as amended, 5,350,598 common units of Abraxas Energy, representing approximately 46.7% of the outstanding Abraxas Energy common units (the “Abraxas Energy Common Units”).

Subject to the terms and conditions of the Merger Agreement, if and when the Merger is completed, each outstanding Abraxas Energy Common Unit, other than treasury units and Abraxas Energy Common Units owned by Abraxas Petroleum and its subsidiaries, will be canceled and converted into the right to receive the number of shares of Abraxas Petroleum common stock determined by dividing (i) $6.00 by (ii) the average volume weighted average price for the Abraxas Petroleum common stock as reported on NASDAQ for the twenty consecutive trading days ending on the third business day preceding the date of the meeting of the Abraxas Petroleum stockholders held to approve the Merger (the “Exchange Ratio”); provided, however, that in no event shall the Exchange Ratio be less than 4.25 or greater than 6.

In addition, as of the consummation of the Merger, each outstanding restricted unit and phantom unit of Abraxas Energy will be converted into an equivalent number of shares of restricted stock of Abraxas Petroleum and each unit option of Abraxas Energy which was to be issued upon the completion of the initial public offering of Abraxas Energy will become a stock option of Abraxas Petroleum, with adjustments in the number of shares and exercise price to reflect the Exchange Ratio, but otherwise on substantially the same terms and conditions as were applicable prior to the Merger. The exercise price of the Abraxas Petroleum stock options will be the closing price of the Abraxas Petroleum common stock on the date the Merger closes.

The Merger Agreement contains (a) customary representations and warranties of Abraxas Petroleum, Abraxas Energy and Merger Sub; (b) covenants of Abraxas Petroleum and Abraxas Energy to conduct their respective businesses in the ordinary course until the Merger is completed; and (c) covenants of Abraxas Petroleum and Abraxas Energy not to take certain actions during such period, including prohibitions on the declaration or payment of dividends and distributions.

Consummation of the Merger is subject to conditions set forth in the Merger Agreement, including, among others, (1) the approval of the issuance of Abraxas Petroleum common stock in the Merger (the “Stock Issuance”) by the affirmative vote of the holders of a majority of the Abraxas Petroleum common stock voting at a stockholders’ meeting, (2) the approval of an amendment to the Abraxas Petroleum 2005 Long-Term Equity Incentive Plan to increase the number of authorized shares for issuance under the plan (the “LTIP Amendment”) by the affirmative vote of the holders of a majority of the outstanding Abraxas Petroleum common stock voting at a stockholders’ meeting, (3) the receipt by Abraxas Petroleum of financing that is sufficient to consummate the Merger and repay all indebtedness outstanding under Abraxas Energy’s credit agreement and subordinated credit agreement, and, (4) certain other customary closing conditions.

The board of directors of Abraxas Petroleum have approved the Merger Agreement and adopted a resolution recommending adoption of the LTIP Amendment and approval of the Stock Issuance by the Abraxas Petroleum stockholders.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which was filed with the SEC on July 21, 2009.

The above description of the Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Voting Agreement

In order to induce Abraxas Petroleum and Abraxas Energy to enter into the Merger Agreement, certain limited partners of Abraxas Energy entered into a Voting, Registration Rights and Lock-Up Agreement (the “Voting Agreement”) with Abraxas Petroleum and Abraxas Energy.

The Voting Agreement provides, among other things, that all of the limited partners that are party to the Voting Agreement will:

•	vote all of their outstanding common units of Abraxas Energy in favor of the Merger;

•	vote against any other merger agreement, consolidation, combination, sale of substantial assets or similar transaction;

•	grant an irrevocable proxy to Abraxas Petroleum to vote all of their common units of Abraxas Energy in favor of the Merger Agreement and against any other transaction;

•

agree to not, directly or indirectly, transfer any of such limited partners common units of Abraxas Energy to any person (other than an affiliate of such limited partner who agrees to be bound by the terms of this agreement) other than pursuant to the Merger;

•	not directly, or indirectly permit any person on behalf of such limited partner, to effect any transactions in the securities of Abraxas Petroleum;

•

not transfer any of the shares of Abraxas Petroleum common stock received by such limited partner in the Merger (the “Merger Shares”) for 90 days after the effective time of the Merger (the “Effective Time”) followed by a staggered lock-up period for the shares of Abraxas Petroleum common stock issued in the Merger; and

•

not exercise any of its rights or take any action under the Exchange and Registration Rights Agreement, dated as of May 25, 2007, as amended, by and among Abraxas Petroleum, Abraxas Energy and the limited partners signatories thereto.

The Voting Agreement provides, among other things, that Abraxas Petroleum and Abraxas Energy will

•	not file any further amendments to the registration statement on Form S-1 (No. 333-144537) relating to the initial public offering of the common units of Abraxas Energy; and

•	at the Effective Time increase the size of the Board of Directors of Abraxas Petroleum by two members and elect Ed Russell and Brian Melton to serve on the Board of Directors.

In addition, under the Voting Agreement, Abraxas Petroleum agreed to file with the SEC a registration statement on Form S-3 or such other successor form, no later than 120 days following the Effective Time to enable the resale of the Merger Shares by the limited partners party to the Voting Agreement and shall use its commercially reasonable efforts to cause the Registration Statement to become effective. Abraxas Petroleum also granted such limited partners the right to demand that Abraxas Petroleum conduct an underwritten offering and to participate in certain Abraxas Petroleum offerings.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement and Amendment No. 1 to the Voting Agreement which was filed with the SEC on July 2, 2009 and July 21, 2009, respectively.

The above description of the Voting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Voting Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Amendments to the Credit Agreements

On June 30, 2009, Abraxas Energy entered into Amendment No. 4 to its Partnership Credit Facility, dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, and Amendment No. 4 to the Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to these amendments, among other things, the maturity date of the Subordinated Credit Agreement was extended to August 14, 2009.

On July 22, 2009, Abraxas Energy entered into Amendment No. 5 to the Partnership Credit Facility, dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, and Amendment No. 5 to the Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to these amendments, among other things, the lenders permitted the monetization of the Partnership’s existing commodity swaps. On July 29, 2009, the Partnership monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, the Partnership repaid $28.7 million of indebtedness under the Partnership Credit Facility on July 31, 2009. In connection with the monetization and repayment, the Partnership’s borrowing base was reduced to $95.0 million and the Partnership was required to enter into new commodity swaps. The following table sets forth the consolidated weighted average derivative contract position as of July 29, 2009 for Abraxas Petroleum and the Partnership:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

On August 13, 2009, Abraxas Energy entered into Amendment No. 6 to its Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to this amendment, among other things, the maturity date of the Subordinated Credit Agreement was extended to August 31, 2009.

On August 31, 2009, Abraxas Energy entered into Amendment No. 7 to its Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to this amendment, among other things, the maturity date of the Subordinated Credit Agreement was extended to the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting.

3. Acquisition

On January 31, 2008, Abraxas Operating , LLC, a wholly-owned subsidiary of the Partnership, consummated the acquisition of certain oil and gas properties located in various states from St. Mary Land & Exploration Company (“St. Mary”) and certain other sellers. The properties are primarily located in the Rockies and Mid-Continent regions of the United States, and include approximately 57.2 Bcfe (9,525 MBOE) of estimated proved reserves for a purchase price of approximately $126.0 million.

The Partnership borrowed approximately $115.6 million under the Partnership Credit Facility and $50 million under its Subordinated Credit Agreement in order to complete this acquisition and repay its previously outstanding indebtedness of $45.9 million. For a complete description of these credit facilities, please see Note 5 “Long-Term Debt”.

Simultaneously, Abraxas Petroleum announced that it had completed the acquisition of certain oil and gas properties from St. Mary with estimated proved reserves of approximately 4.3 Bcfe (725 MBOE) for a purchase price of approximately $5.6 million. Abraxas paid the purchase price from its internal funds. The right to purchase these properties had been assigned to Abraxas by the Partnership.

Substantially all amounts paid in the acquisition, including acquisition costs of approximately $1.1 million, were allocated to the oil and gas properties. The following unaudited supplemental information presents pro forma financial results assuming the acquisition had occurred on January 1, 2008. The unaudited pro forma financial results are not necessarily those that would have been attained had the acquisition occurred as of an earlier date, nor are they necessarily representative of the future results that may occur.

Unaudited Pro Forma Financial Information

Six months ended June 30, 2008
Revenue	$59,591
Net Income	$(64,557)
Earnings per share—basic	$(1.32)

4. Income Taxes

The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For the six-month period ended June 30, 2009 and 2008, there is no current or deferred income tax expense or benefit due to losses and/or loss carryforwards and valuation allowance which have been recorded against such benefits.

The Company accounts for uncertain tax positions under provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 did not have any effect on the Company’s financial position or results of operations for the six months ended June 30, 2008 and 2009. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2009, the Company did not have any accrued interest or penalties related to uncertain tax positions. The tax years from 1999 through 2008 remain open to examination by the tax jurisdictions to which the Company is subject.

5. Debt

Long-term debt consisted of the following:

	June 30, 2009	December 31, 2008
Partnership credit facility	$123,675	$125,600
Partnership subordinated credit agreement	40,000	40,000
Senior secured credit facility	5,924	—
Real estate lien note	5,306	5,369

	174,905	170,969
Less current maturities	(46,062)	(40,134)

	$128,843	$130,835

Abraxas Senior Secured Credit Facility. On June 27, 2007, Abraxas entered into a new senior secured revolving credit facility which was amended on February 4, 2009, May 13, 2009 and August 7, 2009, which we refer to as the Credit Facility. The Credit Facility has a maximum commitment of $50.0 million. Availability under the Credit Facility is subject to a borrowing base. The borrowing base under the Credit Facility is determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we may also request one redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our current borrowing base. Our borrowing base at June 30, 2009 of $6.5 million was determined based upon our reserves at December 31, 2008. Our borrowing base can never exceed the $50.0 million maximum commitment amount. Outstanding amounts under the Credit Facility bear interest at (a) the greater of the reference rate announced from time to time by Société Générale, and (b) the Federal Funds Rate plus 0.5% of 1%, plus in each case, (c) 0.5% - 1.5% depending on utilization of the borrowing base, or, if Abraxas elects, at the London Interbank Offered Rate plus 1.5% - 2.5%, depending on the utilization of the borrowing base. At June 30, 2009, the interest rate on the Credit Facility was 2.8%. Subject to earlier termination rights and events of default, the Credit Facility’s stated maturity date is September 30, 2010. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances.

Abraxas is permitted to terminate the Credit Facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under the Credit Facility in compliance with certain notice and dollar increment requirements.

Each of Abraxas’ subsidiaries other than the Partnership, Abraxas General Partner, LLC, which we refer to as the GP, and Abraxas Energy Investments, LLC has guaranteed Abraxas’ obligations under the Credit Facility on a senior secured basis. Obligations under the Credit Facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of Abraxas’ and the subsidiary guarantors’ material property and assets.

Under the Credit Facility, Abraxas is subject to customary covenants, including certain financial covenants and reporting requirements. The Credit Facility requires Abraxas to maintain a minimum current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio of not less than 2.50 to 1.00. The current ratio is the ratio of consolidated current assets to consolidated current liabilities. For purposes of this calculation, current assets include, as of the date of the calculation, the portion of the borrowing base which is undrawn but exclude, as of the date of calculation, any cash deposited with or at the request of a counterparty to any derivative contract, any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and any distributions payable by the Partnership to the GP unless such distributions have been received by the GP in cash, and current liabilities exclude, as of the date of calculation, the current portion of long-term debt, any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143 and any liabilities of the GP arising solely in its capacity as a general partner of the Partnership. The interest coverage ratio is the ratio of consolidated EBITDA for the four quarters then ended to consolidated interest for the four quarters then ended. For the purpose of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 less all non-cash items of income which were included in determining consolidated net income, including non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letters of credit fees and other fees and expenses incurred in connection with any debt. For purposes of calculating both ratios, any amounts attributable to the Partnership are not included. At June 30, 2009, our current ratio was 0.85 to 1.00 and our interest coverage ratio was 9.64 to 1.00.

In addition to the foregoing and other customary covenants, the Credit Facility contains a number of covenants that, among other things, will restrict Abraxas’ ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arms-length” basis;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Credit Facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

The Company was in compliance with all covenants as of June 30, 2009 or had obtained a waiver for noncompliance. As a result of continued non-compliance with the current ratio covenant, the outstanding amount of this facility has been classified as a current liability.

Amended and Restated Partnership Credit Facility. On May 25, 2007, the Partnership entered into a senior secured revolving credit facility which was amended and restated on January 31, 2008 and further amended on January 16, 2009, April 30, 2009, May 7, 2009, June 30, 2009 and July 22, 2009 which we refer to as the Partnership Credit Facility. The Partnership Credit Facility has a maximum commitment of $300.0 million. Availability under the Partnership Credit Facility is subject to a borrowing base. The borrowing base under the Partnership Credit Facility is determined semi-annually by the lenders based upon the Partnership’s reserve reports, one of which must be prepared by the Partnership’s independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of the Partnership’s proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of the Partnership’s then current borrowing base.

The Partnership’s borrowing base at June 30, 2009 of $128.1 million was determined based upon its reserves at December 31, 2008. The borrowing base can never exceed the $300.0 million maximum commitment amount. At June 30, 2009, the Partnership had a total of $123.7 million outstanding under the Partnership Credit Facility. On July 31, 2009, the Partnership repaid $28.7 million of indebtedness after which, the Partnership had $95.0 million outstanding under the Partnership Credit Facility. Simultaneously, the borrowing base under the Partnership Credit Facility was reduced to $95.0 million.

Outstanding amounts under the Partnership Credit Facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR rate plus, in each case, 1.5% - 2.5%, depending on the utilization of the borrowing base, or, if the Partnership elects, at the greater of (a) 2.0% and (b) the London Interbank Offered Rate plus in each case, 2.5% - 3.5% depending on the utilization of the borrowing base. At June 30, 2009 the interest rate on the Partnership Credit Facility was 5.5%. Subject to earlier termination rights and events of default, the Partnership Credit Facility’s stated maturity date is January 31, 2012. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Partnership Credit Facility, and under certain circumstances, may be required, from time to time, to permanently reduce the lenders’ aggregate commitment under the Partnership Credit Facility.

The Partnership, GP, which is a wholly-owned subsidiary of Abraxas, and Abraxas Operating, LLC, which is a wholly-owned subsidiary of the Partnership and which we refer to as the Operating Company, have guaranteed the Partnership’s obligations under the Partnership Credit Facility on a senior secured basis. Obligations under the Partnership Credit Facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of the property and assets of the GP, the Partnership and the Operating Company, other than the GP’s general partner units in the Partnership.

Under the Partnership Credit Facility, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Partnership Credit Facility requires the Partnership to maintain a minimum current ratio as of the last day of each quarter of 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter of not less than 2.50 to 1.00. Current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities. For purposes of this calculation, current assets include, as of the date of the calculation, the portion of the borrowing base which is undrawn but exclude, as of the date of calculation, any cash deposited with or at the request of a counterparty to any derivative contract and any assets representing a valuation account arising from the application of SFAS 133 and SFAS 143 and current liabilities exclude, as of the date of calculation, the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143 . The interest coverage ratio is the ratio of consolidated EBITDA for the four quarters then ended to consolidated interest for the four quarters then ended. For the purpose of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R, SFAS 133 and SFAS 143 less all non-cash items of income which were included in determining consolidated net income, including non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letters of credit fees and other fees and expenses incurred in connection with any debt. At June 30, 2009, the Partnership’s current ratio was 23.74 to 1.00 and its interest coverage ratio was 3.85 to 1.00.

The Partnership Credit Facility required the Partnership to enter into derivative contracts for specific volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011. The Partnership entered into NYMEX-based fixed price commodity swaps on approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2011. The second amendment to the Partnership Credit Facility required additional derivative contracts for volumes equating to approximately 60% of the estimated oil and gas production from net proved developed producing reserves for the year 2012. As a result, the Partnership entered into NYMEX-based fixed price swaps on 670 barrels of oil per day at $67.60 and 3,000 MMBbtu of gas per day at $6.88 for 2012. On July 29, 2009, the Partnership monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, the Partnership repaid $28.7 million of indebtedness under the Partnership Credit Facility on July 31, 2009. In connection with the monetization and repayment, the Partnership was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

Under the terms of the Partnership Credit Facility, the Partnership may make cash distributions if, after giving effect to such distributions, the Partnership is not in default under the Partnership Credit Facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under the Partnership Credit Facility is greater than or equal to 10% of the lesser of the Partnership’s borrowing base or the total commitment amount of the Partnership Credit Facility at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under the Partnership Credit Facility after giving effect to such distribution exceeds $20.0 million, or (ii) the Subordinated Credit Agreement shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while the Subordinated Credit Agreement is outstanding. The declaration of the cash distribution to be made by the Partnership on or about

May 15, 2009 attributable to the first quarter of 2009 was deferred. Furthermore, in accordance with the terms of the Merger Agreement, the Partnership is precluded from declaring or paying any future cash distributions. If the indebtedness under the Subordinated Credit Agreement was not repaid on or before July 1, 2009, the Partnership was required to pay the lenders a consent fee of $2.4 million. This consent fee was paid by the Partnership on June 30, 2009 and capitalized as deferred financing fees. Additionally, while the Subordinated Credit Agreement is outstanding, the Partnership’s capital expenditures are limited to $12.5 million per year.

In addition to the foregoing and other customary covenants, the Partnership Credit Facility contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Partnership Credit Facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Subordinated Credit Agreement described below, bankruptcy and material judgments and liabilities.

The Partnership was in compliance with all covenants as of June 30, 2009.

Subordinated Credit Agreement

On January 31, 2008, the Partnership entered into a subordinated credit agreement which was amended on January 16, 2009 and further amended on April 30, 2009, May 7, 2009, June 30, 2009, July 22, 2009, August 13, 2009 and August 31, 2009, which we refer to as the Subordinated Credit Agreement. The Subordinated Credit Agreement has a maximum commitment of $40.0 million. Outstanding amounts under the Subordinated Credit Agreement bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR Offered Rate, plus in each case (b) 9.0% or, if the Partnership elects, at the greater of (a) 2.0% and (b) the London Interbank Offered Rate, in each case, plus 10.0%. At June 30, 2009, the interest rate on the Subordinated Credit Agreement was 12.0%. If the Subordinated Credit Agreement is not repaid on or before July 1, 2009, the interest rate will be (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR Offered Rate, plus in each case (b) 12.0% or, if the Partnership elects, at the greater of (a) 2.0% and (b) at the London Interbank Offered Rate plus, in each case, 13.0%. For any interest payment due on or after July 2, 2009, 3% per annum of the accrued interest payable shall be capitalized and added to the principal amount of the loan. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Subordinated Credit Agreement, and under certain circumstances, may be required, from time to time, to make prepayments under the Subordinated Credit Agreement.

Each of the GP and the Operating Company has guaranteed the Partnership’s obligations under the Subordinated Credit Agreement on a subordinated secured basis. Obligations under the Subordinated Credit Agreement are secured by subordinated security interests, subject to certain permitted encumbrances, in all of the property and assets of the Partnership, GP, and the Operating Company, other than the GP’s general partner units in the Partnership.

Under the Subordinated Credit Agreement, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Subordinated Credit Agreement requires the Partnership to maintain a minimum current ratio as of the last day of each quarter of 1.00 to 1.00 and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00. Current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities. For purposes of this calculation, current assets include, as of the date of the calculation, the portion of the borrowing base which is undrawn but exclude, as of the date of calculation, any cash deposited with or at the request of a counterparty to any derivative contract and any assets representing a valuation account arising from the application of SFAS 133 and 143, and current liabilities exclude, as of the date of calculation, the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and 143. The interest coverage ratio is the ratio of consolidated EBITDA for the four quarters then ended to consolidated interest for the four quarters then ended. For the purpose of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 less all non-cash items of income which were included in determining consolidated net income, including non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letters of credit fees and other fees and expenses incurred in connection with any debt. At June 30, 2009, the Partnerships current ratio was 23.74 to 1.00 and its interest coverage ratio was 3.85 to 1.00.

The Subordinated Credit Agreement required the Partnership to enter into derivative contracts for specific volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011. The Partnership entered into NYMEX-based fixed price commodity swaps on approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2011. The second amendment to the Partnership Credit Facility required additional derivative contracts for volumes equating to approximately 60% of the estimated oil and gas production from net proved developed producing reserves for the year 2012. As a result, the Partnership entered into NYMEX-based fixed price swaps on 670 barrels of oil per day at $67.60 and 3,000 MMBbtu of gas per day at $6.88 for 2012. On July 29, 2009, the Partnership monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, the Partnership repaid $28.7 million of indebtedness under the Partnership Credit Facility on July 31, 2009. In connection with the monetization and repayment, the Partnership was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

In addition to the foregoing and other customary covenants, the Subordinated Credit Agreement contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Subordinated Credit Agreement also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Partnership Credit Facility, bankruptcy and material judgments and liabilities. An event of default would also occur if the Partnership fails to receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. In addition, if the indebtedness under the Subordinated Credit Agreement has not been repaid on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting, the Partnership is required to issue warrants to purchase 2.5% of the then outstanding units to the lenders at an exercise price of $0.01 per unit. The Partnership’s Subordinated Credit Agreement currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. The Partnership had intended to repay the Subordinated Credit Agreement with proceeds from its initial public offering. Under the terms of the Voting Agreement, the Partnership agreed to not file any further amendments to the registration statement for its initial public offering or take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement, we and the Partnership are no longer pursuing the refinancing of the Partnership’s Subordinated Credit Agreement other than in connection with the new credit facility which is subject to the completion of the Merger. In connection with the Merger, we have received a non-binding term sheet for a new senior secured revolving credit facility of up to $300.0 million and a senior secured term loan of $10.0 million, of which approximately $155.0 million is expected to be available to us at closing. If the Merger is not consummated, the Partnership would be in default under its Subordinated Credit Agreement and under the Partnership Credit Facility. We cannot assure you that the Merger or the new credit facility will be consummated. If an event of default were to occur under the Subordinated Credit Agreement or the Partnership Credit Facility, the lenders could foreclose on the Partnership’s assets and exercise other customary remedies, all of which would have a material adverse effect on us.

The Partnership was in compliance with all covenants as of June 30, 2009.

Real Estate Lien Note

On May 9, 2008 the Company entered into an advancing line of credit in the amount of $5.4 million for the purchase and finish out of a new building to serve as its corporate headquarters. This note was refinanced in November 2008. The new note bears interest at a fixed rate of 6.375%, and is payable in monthly installments of principal and interest of $39,754 based on a twenty year amortization. The note matures in May 2015 at which time the outstanding balance becomes due. The note is secured by a first lien deed of trust on the property and improvements. As of June 30, 2009, $5.3 million was outstanding on the note.

6. Condensed Consolidating Financial Statements

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and the operations of the Partnership which was formed on May 25, 2007. The operations of

Abraxas Petroleum and the Partnership are consolidated for financial reporting purposes. The interest of the 51.8% owners of the Partnership are presented as non-controlling interest. Abraxas owns the remaining 48.2% of the partnership interests. The Company has determined that based on its control of the general partner of the Partnership, this 48.2% owned entity should be consolidated for financial reporting purposes. The consolidating financial statements are presented as follows:

Condensed Consolidating Balance Sheet

June 30, 2009

(unaudited)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Assets:
Cash	$276	$1,514	$—	$1,790
Accounts receivable, less allowance for doubtful accounts	7,427	7,953	(7,993)	7,387
Derivative asset—current	—	18,092	—	18,092
Other current assets	391	41	—	432

Total current assets	8,094	27,600	(7,993)	27,701
Property and equipment—net	43,811	112,312	2,701	158,824
Deferred financing fees, net	53	4,046	—	4,099
Derivative asset—long-term	—	9,456	—	9,456
Investment in partnership	11,890	—	(11,890)	—
Other assets	483	—	—	483

Total assets	$64,331	$153,414	$(17,182)	$200,563

Liabilities and Stockholders’ equity (deficit):
Current liabilities:
Accounts payable	$4,928	$312	$—	$5,240
Oil and gas production payable	10,743	—	(7,993)	2,750
Accrued interest	18	255	—	273
Other accrued expenses	1,575	—	—	1,575
Derivative liability—current	—	2,697	—	2,697
Current maturities of long-term debt	6,062	40,000	—	46,062
Dividend payable	—	19	—	19

Total current liabilities	23,326	43,283	(7,993)	58,616
Long-term debt	5,168	123,675	—	128,843
Derivative liability—long-term	—	3,202	—	3,202
Future site restoration	929	9,243	—	10,172

Total liabilities	29,423	179,403	(7,993)	200,833

Abraxas Petroleum equity (deficit)	34,908	(25,989)	(9,067)	(148)
Non-controlling interest equity (deficit)	—	—	(122)	(122)

Total equity (deficit)	34,908	(25,989)	(9,189)	(270)

Total liabilities and stockholders’ equity (deficit)	$64,331	$153,414	$(17,182)	$200,563

Condensed Consolidating Balance Sheet

December 31, 2008 (1)

(unaudited)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Assets:
Cash	$—	$1,924	$—	$1,924
Accounts receivable, less allowance for doubtful accounts	11,514	7,695	(11,243)	7,966
Derivative asset—current	—	22,832	—	22,832
Other current assets	535	37	—	572

Total current assets	12,049	32,488	(11,243)	33,294
Property and equipment—net	41,291	119,017	—	160,308
Deferred financing fees, net	102	1,341	—	1,443
Derivative asset—long-term	—	16,394	—	16,394
Investment in partnership	11,889	—	(11,889)	—
Other assets	400	—	—	400

Total assets	$65,731	$169,240	$(23,132)	$211,839

Liabilities and Stockholders’ equity (deficit):
Current liabilities:
Accounts payable	$9,606	$1,142	$—	$10,748
Oil and gas production payable	12,053	8	(8,885)	3,176
Accrued interest	18	332	—	350
Other accrued expenses	1,643	243	—	1,886
Derivative liability—current	—	3,000	—	3,000
Current maturities of long-term debt	134	40,000	—	40,134
Dividend payable	—	2,358	(2,358)	—

Total current liabilities	23,454	47,083	(11,243)	59,294
Long-term debt	5,235	125,600	—	130,835
Future site restoration	910	9,049	—	9,959

Total liabilities	29,599	181,732	(11,243)	200,088
Abraxas Petroleum equity (deficit)	36,132	(12,492)	(18,982)	4,658

Non-controlling interest equity	—	—	7,093	7,093

Total equity (deficit)	36,132	(12,492)	(11,889)	11,751

Total liabilities and stockholders’ equity (deficit)	$65,731	$169,240	$(23,132)	$211,839

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

Condensed Consolidating Statement of Operations

For the six months ended June 30, 2009

(unaudited)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Revenues:
Oil and gas production revenues	$4,394	$18,321	$—	$22,715
Rig revenues	500	—	—	500
Other	3	—	—	3

	4,897	18,321	—	23,218
Operating costs and expenses:
Lease operating and production taxes	2,021	9,833	—	11,854
Depreciation, depletion, and amortization	1,892	7,028	74	8,994
Impairment	—	2,775	(2,775)	—
Rig operations	399	—	—	399
General and administrative	2,255	1,475	—	3,730

	6,567	21,111	(2,701)	24,977

Operating loss	(1,670)	(2,790)	2,701	(1,759)

Other (income) expense:
Interest income	(5)	(6)	—	(11)
Amortization of deferred financing fees	49	537	—	586
Interest expense	285	5,322	—	5,607
Financing fees	—	362	—	362
Loss on derivative contracts	—	1,695	—	1,695
Other	—	2,229	—	2,229

	329	10,139	—	10,468

Net loss	(1,999)	(12,929)	2,701	(12,227)
Less: Net loss attributable to non-controlling interest	—	—	6,645	6,645

Net loss attributable to Abraxas Petroleum	$(1,999)	$(12,929)	$9,346	$(5,582)

Condensed Consolidating Statement of Operations

For the six months ended June 30, 2008 (1)

(unaudited)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Revenues:
Oil and gas production revenues	$8,686	$47,260	$—	$55,946
Rig revenues	635	—	—	635
Other	12	—	—	12

	9,333	47,260		56,593
Operating costs and expenses:
Lease operating and production taxes	1,616	10,756	—	12,372
Depreciation, depletion, and amortization	1,515	9,583	—	11,098
Rig operations	403	—	—	403
General and administrative	2,382	1,290	—	3,672

	5,916	21,629	—	27,545

Operating income	3,417	25,631	—	29,048

Other (income) expense:
Interest income	(111)	(16)	—	(127)
Amortization of deferred financing fees	20	447	—	467
Interest expense	70	5,068	—	5,138
Loss on derivative contracts	—	108,093	—	108,093
Other	23	711	—	734

	2	114,303	—	114,305

Net income (loss)	3,415	(88,672)	—	(85,257)
Less: Net loss attributable to non-controlling interest	—	—	18,578	18,578

Net income (loss) attributable to Abraxas Petroleum	$3,415	$(88,672)	$18,578	$(66,679)

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

Condensed Consolidating Statement of Cash Flows

For the six months ended June 30, 2009

(unaudited)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Operating Activities
Net loss	$(1,999)	$(12,929)	$2,701	$(12,227)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Change in derivative fair value	—	14,577	—	14,577
Depreciation, depletion, and amortization	1,892	7,028	74	8,994
Proved property impairment	—	2,775	(2,775)	—
Accretion of future site restoration	26	255	—	281
Amortization of deferred financing fees	49	537	—	586
Stock-based compensation	526	70	—	596
Other non-cash transactions	123	—	—	123
Registration fees previously capitalized	—	2,207	—	2,207
Changes in operating assets and liabilities:
Accounts receivable	4,087	(258)	(3,250)	579
Other assets	139	(4)	—	135
Accounts payable and accrued expenses	(6,063)	(3,582)	3,250	(6,395)

Net cash provided by (used in) operations	(1,220)	10,676	—	9,456

Investing Activities
Capital expenditures, including purchases and development of properties—net of dispositions	(4,412)	(3,098)	—	(7,510)

Net cash used in investing activities	(4,412)	(3,098)	—	(7,510)

Financing Activities
Proceeds from issuance of common stock
Proceeds from long-term borrowings	5,924	—	—	5,924
Payments on long-term borrowings	(63)	(1,925)	—	(1,988)
Partnership distribution	—	(2,257)	—	(2,257)
Deferred financing fees	—	(3,242)	—	(3,242)
Other	47	(564)	—	(517)

Net cash provided by (used in) financing activities	5,908	(7,988)	—	(2,080)

Increase (decrease) in cash	276	(410)	—	(134)
Cash at beginning of period	—	1,924	—	1,924

Cash at end of period	$276	$1,514	$—	$1,790

Condensed Consolidating Statement of Cash Flows

For the six months ended June 30, 2008 (1)

(unaudited)

(In thousands)

	Abraxas Petroleum Corporation	Abraxas Energy Partners, L.P.	Reclassifi- cations and eliminations	Consolidated
Operating Activities
Net income (loss)	$3,415	$(88,672)	$—	$(85,257)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in derivative fair value	—	100,038	—	100,038
Depreciations, depletion, and amortization	1,515	9,583	—	11,098
Distribution from Abraxas Energy Partners	4,154	—	(4,154)	—
Accretion of future site restoration	39	224	—	263
Amortization of deferred financing fees	20	447	—	467
Stock-based compensation	896	—	—	896
Other non-cash transactions	42	—	—	42
Changes in operating assets and liabilities:
Accounts receivable	(18,801)	(9,871)	14,604	(14,068)
Other assets	78	(10)	—	68
Accounts payable and accrued expenses	20,601	7,546	(11,207)	16,940

Net cash provided by operations	11,959	19,285	(757)	30,487

Investing Activities
Capital expenditures, including purchases and development of properties	(21,436)	(134,039)	—	(155,475)

Net cash used in investing activities	(21,436)	(134,039)	—	(155,475)

Financing Activities
Proceeds from issuance of common stock	44	—	—	44
Proceeds from long-term borrowings	4,662	119,700	—	124,362
Partnership distribution	—	(4,786)	757	(4,029)
Deferred financing fees	—	(1,615)	—	(1,615)

Net cash provided by financing activities	4,706	113,299	757	118,762

Decrease in cash	(4,771)	(1,455)	—	(6,226)
Cash at beginning of period	17,177	1,759	—	18,936

Cash at end of period	$12,406	$304	$—	$12,710

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

7. Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Six Months Ended June 30,
	2009	2008
	(in thousands except per share data)
Numerator:
Net income ( loss) available to common stockholders	$(5,582)	$(66,679)

Denominator:
Denominator for basic earnings per share—weighted-average shares	49,628	48,901
Effect of dilutive securities:
Stock options and warrants	—	—

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed Conversions	49,628	48,901

Net income (loss) per common share—basic	$(0.11)	$(1.36)

Net income (loss) per common share—diluted	$(0.11)	$(1.36)

For the six months ended June 30, 2009 and 2008, none of the shares issuable in connection with stock options or warrants are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in the period. Had there not been losses in the period, dilutive shares would have been 607,610 and 508,958 for the six months ended June 30, 2009 and 2008, respectively.

8. Hedging Program and Derivatives

The Company does not use hedge accounting rules as prescribed by SFAS 133 Accounting for Derivative Instruments and Hedging Activities, and related interpretations. Accordingly, instruments are recorded on the balance sheet at their fair value with adjustments to the carrying value of the instruments being recognized in gain loss on derivative contracts in the current period.

Under the terms of the Partnership Credit Facility, Abraxas Energy Partners was required to enter into derivative contracts for specified volumes, which equated to approximately 85% of the estimated oil and gas production through December 31, 2011 and 60% of the estimated oil and gas production from its net estimated proved developed producing reserves for calendar year 2012. The Partnership intends to enter into derivative contracts in the future to reduce the impact of price volatility on its cash flow. We have not designated any of these derivative contracts as a hedge as prescribed by applicable accounting rules.

The following table sets forth the Partnership’s derivative contract position at June 30, 2009:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.44
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810 Bbl	$86.45
Year 2012	Gas	3,000 Mmbtu	$6.88
Year 2012	Oil	670 Bbl	$67.60

At June 30, 2009, the aggregate fair market value of our commodity derivative contracts was approximately $24.3 million.

On July 29, 2009, the Partnership monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, the Partnership repaid $28.7 million of indebtedness under the Partnership Credit Facility on July 31, 2009. In connection with the monetization and repayment, the Partnership’s was required to enter into new commodity swaps at prevailing market prices.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

In order to mitigate its interest rate exposure, the Partnership entered into an interest rate swap, effective August 12, 2008, amended in February 2009, to fix its floating LIBOR based debt. The 2-year interest rate swap arrangement is for $100 million at a fixed rate of 2.95%. The arrangement expires on August 12, 2010. The fair value of this interest rate swap was a liability of $2.7 million.

9. Financial Instruments

SFAS 157—Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating a measure of the Company’s own nonperformance risk or that of its counterparties as appropriate, which was not material. The primary impact from adoption was additional disclosures.

The Company elected to implement SFAS 157 with the one-year deferral permitted by FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), issued February 2008, which deferred the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. As it relates to the Company, the deferral applies to certain nonfinancial assets and liabilities as may be acquired in a business combination and thereby measured at fair value; impaired oil and gas property assessments; and the initial recognition of asset retirement obligations for which fair value is used. The adoption of FAS 157 did not have an impact on the Company.

Fair Value Hierarchy—SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 30, 2009
Assets
Investment in common stock	$192	$—	$—	$192
NYMEX-based fixed price derivative contracts	—	27,548	—	27,548

Total assets	$192	$27,548	$—	$27,740

Liabilities
NYMEX-based fixed price derivative contracts	$—	$3,202	—	$3,202
Interest Rate Swaps	—	—	$2,697	2,697

Total Liabilities	$—	$3,202	$2,697	$5,899

The Company has an investment in a former subsidiary consisting of shares of common stock. The stock is actively traded on the Toronto Stock Exchange. This investment is valued at its quoted price as of June 30, 2009 in US dollars. Accordingly this investment is characterized as Level 1.

The Partnership’s derivative contracts consist of NYMEX-based fixed price commodity swaps and interest rate swaps, which are not traded on a public exchange. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity, and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, we have characterized these derivative contracts as Level 2.

In August 2008, the Partnership entered into a two year interest rate swap. The notional amount is $100.0 million for the first year and $50.0 million for the second year. The Partnership will pay interest at 3.367% and be paid on a floating Libor rate. The interest rate swap was amended in February 2009 and increased the notional amount in the second year to $100.0 million and reduced the overall interest rate to 2.95%. As there is no actively traded market for this type of swap and no observable market parameters, these derivative contracts are classified as Level 3.

Additional information for the Partnership’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for the six months ended June 30, 2009 is as follows (in thousands):

Derivative Assets and (Liabilities) - net
Balance December 31, 2008	$(3,000)
Total realized and unrealized losses included in change in net liability	(869)
Settlements during the period	1,172

Ending balance June 30, 2009	$(2,697)

10. Contingencies—Litigation

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At June 30, 2009, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on its operations.

Report of Independent Registered Public Accounting Firm

To the Partners of

Abraxas Energy Partners, L.P.

San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Abraxas Energy Partners, L.P. as of December 31, 2007 and 2008 and the related consolidated statements of operations, partners’ capital, and cash flows for the period from formation (May 25, 2007) through December 31, 2007 and for the year ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abraxas Energy Partners, L.P. at December 31, 2007 and 2008, and the results of its operations and its cash flows for the period from formation (May 25, 2007) through December 31, 2007 and for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Dallas, Texas

March 10, 2009

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2008
Assets:
Current assets:
Cash and cash equivalents	$1,759	$1,924
Accounts receivable	4,696	7,695
Derivative asset—current	2,658	22,832
Other	22	37

Total current assets	9,135	32,488

Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	102,533	243,240
Unproved properties exclude from depletion	—	—
Less accumulated depreciation, depletion and amortization	7,039	124,223

Total property and equipment—net	95,494	119,017

Deferred financing fees, net	715	1,341
Derivative asset—long-term	359	16,394

Total assets	$105,703	$169,240

Liabilities and Partners’ Equity (Deficit):
Current liabilities:
Accounts payable	$—	$1,150
Accrued interest	241	332
Other accrued expenses	—	243
Derivative liability—current	5,154	3,000
Distributions payable	—	2,358
Current maturities of long-term debt	—	40,000

Total current liabilities	5,395	47,083

Long-term debt	45,900	125,600

Derivative liability—long-term	3,941	—
Future site restoration	779	9,049

Total liabilities	56,015	181,732

Commitments and contingencies

Partners’ equity (deficit), 11,361,599 and 11,378,178 units outstanding	49,688	(12,492)

Total liabilities and partners’ equity (deficit)	$105,703	$169,240

See accompanying notes to consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per unit data)

	Period From Formation (May 25, 2007) Through December 31, 2007	Year Ended December 31, 2008
Revenue:
Oil and gas production revenues	$22,148	$83,391

Operating costs and expenses:
Lease operating and production taxes	5,136	22,577
Depreciation, depletion and amortization	7,039	20,063
Impairment	—	97,121
General and administrative (including equity based compensation of $0 and $242)	987	2,657

	13,162	142,418

Operating income (loss)	8,986	(59,027)

Other (income) expense
Interest income	(21)	(22)
Interest expense	1,795	10,203
Financing fees	—	359
Loss (gain) on derivative contracts (unrealized $6,131 and $(37,860))	4,125	(28,333)
Amortization of deferred financing fees	121	988
Loss on debt extinguishment	6,455	—
Other	—	1,105

	12,475	(15,700)

Net loss	$(3,489)	$(43,327)

Net loss per unit—basic	$(0.31)	$(3.81)

Net loss per unit—diluted	$(0.31)	$(3.81)

See accompanying notes to consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PARTNERS’ EQUITY (deficit)

(in thousands)

	Abraxas General Partner, LLC	Abraxas Energy Investments, LLC	Private Investors	Total Partners’ Capital
Balance at inception (May 25, 2007)	$—	$—	$—	$—
Formation Transactions	3,739	(35,719)	92,094	60,114
Net loss	(70)	(1,577)	(1,842)	(3,489)
Distributions	(120)	(2,705)	(3,163)	(5,988)
Expenses relating to offering in progress	—	—	(949)	(949)

Balance December 31, 2007	$3,549	$(40,001)	$86,140	$49,688

Net loss	(867)	(19,583)	(22,877)	(43,327)
Distributions	(376)	(8,481)	(9,918)	(18,775)
Expenses relating to offering in progress	—	—	(78)	(78)

Balance December 31, 2008	$2,306	$(68,065)	$53,267	$(12,492)

See accompanying notes to consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Period From Formation (May 25, 2007) Through December 31, 2007	Year Ended December 31, 2008
Cash flow from Operating Activities
Net loss	$(3,489)	$(43,327)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	7,039	20,063
Impairment	—	97,121
Accretion of future site restoration	145	507
Amortization of deferred financing fees	121	988
Equity-based compensation	—	242
Change in fair value of derivatives	6,078	(42,304)

Changes in operating assets and liabilities:
Accounts receivable	(4,696)	(2,999)
Other	27	(15)
Accounts payable and accrued expenses	241	198

Net cash provided by operations	5,466	30,474

Cash flow from Investing Activities
Capital expenditures, including purchases and development of properties	(14,086)	(131,900)

Net cash used in investing activities	(14,086)	(131,900)

Cash flow from Financing Activities
Proceeds from long-term borrowings	45,900	129,700
Payments on long-term borrowings	(125,904)	(10,000)
Deferred financing fees	(836)	(1,692)
Sale of units to Private Investors	100,000	—
Expenses related to issuance of units	(17,348)	—
Net proceeds from capital contribution by Abraxas Petroleum Corporation	14,555	—
Partnership distributions	(5,988)	(16,417)

Net cash provided by financing operations	10,379	101,591

Increase in cash	1,759	165
Cash and cash equivalents, at beginning of period	—	1,759

Cash and cash equivalents, at end of period	$1,759	$1,924

Supplemental disclosure of cash flow information:
Interest paid	$1,554	$9,715

See accompanying notes to consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands)

1. Organization and Significant Accounting Policies

Nature of Operations

Abraxas Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed in May 2007, to acquire certain oil and gas assets of Abraxas Petroleum Corporation (“Abraxas Petroleum”). The oil and gas assets contributed by Abraxas Petroleum Corporation to the Partnership are held by Abraxas Operating, LLC, (“Abraxas Operating”) a wholly-owned subsidiary of the Partnership. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Liquidity

The current global recession has had a significant impact on our operations. As a result of the global recession, commodity prices are depressed and may stay depressed or decline even further, thereby causing a prolonged downturn, which could reduce our future cash flow from operations. This could cause us to alter our business plans, including reducing our exploitation and development plans. Additionally, our subordinated credit facility matures on July 1, 2009. We intend to partially repay indebtedness outstanding under our subordinated credit facility with proceeds from our initial public offering. We also intend to re-finance the indebtedness outstanding under our subordinated credit facility prior to its scheduled maturity; however there can be no assurance that we will be successful in this effort. We have engaged an exclusive financial advisor to assist us in this re-financing. In addition, under our subordinated credit facility an event of default would occur if we fail to receive $20.0 million of proceeds from an equity issuance on or before April 30, 2009. We are also in discussions with our current lenders to amend our credit facilities in the event an equity issuance is not completed by April 30, 2009. While we believe that there are alternatives available to us to re-finance our subordinated credit facility, we cannot assure you that any of these alternatives will be successfully implemented.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of future proved oil and gas revenues could significantly change in the future.

Concentration of Credit Risk

Financial instruments, which potentially expose the Partnership to credit risk consist principally of trade receivables and oil and gas price derivative contracts. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Partnership performs ongoing credit evaluations and, generally, requires no collateral from its customers. The counterparty to the Partnership’s commodity swaps is the same financial institution from which the Partnership has outstanding debt; accordingly the Partnership believes its exposure to credit risk to this counter-party is currently mitigated in part by this, as well as the current overall financial condition of the counterparty.

The Partnership maintains its cash and cash equivalents in excess of federally insured limits in prominent financial institutions considered by the Partnership to be of high credit quality.

Cash and Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance for doubtful accounts is determined based on the Partnership’s historical losses, as well as a review of certain accounts. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible.

Oil and Gas Properties

The Partnership follows the full cost method of accounting for oil and gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized oil and gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of oil and gas properties, as adjusted for asset retirement obligations, are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any. The Partnership does not have any properties that are being excluded from amortization. Costs in excess of the present value of estimated future net revenues as discussed above are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of oil and gas properties, except in unusual circumstances. We apply the full cost ceiling test on a quarterly basis on the date of the latest balance sheet presented. During the fourth quarter the Partnership incurred approved property impairment due to the decrease in commodity prices during the period. For the year ended December 31, 2008, the Partnership incurred an impairment of $97.1 million, based on year end prices of $44.60 per barrel of oil and $5.62 per Mcf of gas.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions;

•	and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Derivative Instruments and Hedging Activities

The Partnership enters into agreements to hedge the risk of future oil and gas price fluctuations. Such agreements are primarily in the form of NYMEX based fixed price swaps, which limit the impact of price fluctuations with respect to the Partnership’s sale of oil and gas. The Partnership does not enter into speculative hedges.

Statement of Financial Accounting Standards, (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Partnership has not designated any of these instruments as a hedge as prescribed by SFAS 133. Accordingly, all derivatives are recorded on the balance sheet at fair value with changes in fair value being recognized in earnings.

Fair Value of Financial Instruments

The Partnership includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the carrying value. The Partnership assumes the carrying value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Partnership uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

Equity-Based Payments

On January 31, 2008, in connection with the closing of the St. Mary acquisition, the Board of Directors of the general partner of the Partnership awarded phantom units with distribution equivalency rights under its long-term incentive plan to certain key employees of Abraxas Petroleum.

The phantom units and associated distribution equivalency rights will vest over four years and their value is based on the price of common units, as determined by the Board of Directors of the general partner of the Partnership, quarterly cash distributions and the percentage increase in cash distributions over time.

For the year ended December 31, 2008, the Partnership incurred equity based compensation expense of $242,000 relating to phantom units.

Restoration, Removal and Environmental Liabilities

The Partnership is subject to extensive Federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed.

Liabilities for expenditures of a noncapital nature are recorded when environmental assessments and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component are fixed or reliably determinable.

FASB Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. For all periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortize these costs as a component of our depletion expense in the accompanying consolidated financial statements.

The following table summarizes the Partnership’s asset retirement obligation:

	December 31,
	2007		2008
	(in thousands)
Beginning asset retirement obligation	$585	(1)	$779
New wells placed on production and other	49		7,874
Deletions related to property disposals	—		(111)
Accretion expense	145		507

Ending asset retirement obligation	$779		$9,049

(1)	Asset retirement obligation assumed upon formation (May 25, 2007)

Revenue Recognition

The Partnership recognizes oil and gas revenue from its interest in producing wells as oil and gas is sold from those wells, net of royalties. The Partnership utilizes the sales method to account for gas production volume imbalances. Under this method, income is recorded based on the Partnership’s net revenue interest in production taken for delivery. The Partnership had no material gas imbalances at December 31, 2008.

Deferred Financing Fees

Deferred financing fees are being amortized on a level yield basis over the term of the related debt arrangements.

Income Taxes

The Partnership is not subject to federal income taxes as it is structured as a limited partnership. The Partnership is not currently subject to the Texas margin tax.

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 157

Fair Value Measurements (SFAS No. 157)—In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, which provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Fair value measurements are disclosed by level within that hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The FASB agreed to defer the effective date of Statement 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. There is no deferral for financial assets and financial liabilities. See Note 7 for further details of the impact of this statement on the consolidated financial statements.

Statement of Financial Accounting Standards No. 141R

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) was issued in an effort to continue the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. It changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. Certain of these changes will introduce more volatility into earnings. The acquirer must now record all assets and liabilities of the acquired business at fair value, and related transaction and restructuring costs will be expensed rather than the previous method of being capitalized as part of the acquisition. SFAS No. 141(R) also impacts the annual goodwill impairment test associated with acquisitions, including those that close before the effective date of SFAS No. 141(R). The definitions of a “business” and a “business combination” have been expanded, resulting in more transactions qualifying as business combinations. SFAS No. 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 31, 2008 and earlier adoption is prohibited. We cannot predict the impact that the adoption of SFAS No. 141(R) will have on our financial position, results of operations or cash flows with respect to any acquisitions completed after December 31, 2008.

Statement of Financial Accounting Standards No. 159

The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (SFAS No. 159)—In February 2007, the FASB issued SFAS No. 159, which provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS No. 159 will report unrealized gains and losses on items, for which the fair value option has been elected, in earnings at each subsequent reporting date. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for fiscal years beginning after November 15, 2007. We have not elected the fair value treatment afforded by SFAS No. 159.

Statement of Financial Accounting Standards No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Enhanced disclosures to improve financial reporting transparency are required and include disclosure about the location and amounts of derivative instruments in the financial statements, how derivative instruments are accounted for and how derivatives affect an entity’s financial position, financial performance and cash flows. A tabular format including the fair value of derivative instruments and their gains and losses, disclosure about credit risk-related derivative features and cross-referencing within the footnotes are also new requirements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application and comparative disclosures encouraged, but not required. We have not yet adopted SFAS No. 161. We do not believe that SFAS No. 161 will have a material impact on our financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 162

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present in Conformity With GAAP,” FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on our financial position, results of operations or cash flows.

On December 29, 2008, the Securities and Exchange Commission adopted rule changes to modernize its oil and gas reporting disclosures. The changes are intended to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves.

The updated disclosure requirements are designed to align with current practices and changes in technology that have taken place in the oil and gas industry since the adoption of the original reporting requirements more than 25 years ago.

New disclosure requirements include:

•	Permitting the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes.

•	Enabling companies to additionally disclose their probable and possible reserves to investors. Currently, the rules limit disclosure to only proved reserves.

•	Allowing previously excluded resources, such as oil sands, to be classified as oil and gas reserves.

•

Requiring companies to report on the independence and qualifications of a preparer or auditor and requiring companies to file reports when a third party is relied upon to prepare reserve estimates or conduct a reserves audit.

•

Requiring companies to report oil and gas reserves using an average price based upon the prior 12-month period—rather than the year-end price—to maximize the comparability of reserve estimates among companies and mitigate the distortion of the estimates that arises when using a single pricing date.

The new requirements are effective for registration statements filed on or after January 1, 2010, and for annual reports on Forms 10-K and 20-F for fiscal years ending on or after December 31, 2009. The Partnership believes that this new requirement could have a significant impact on reported reserves and depletion rates when implemented.

2. Acquisitions

On January 31, 2008, Abraxas Operating , LLC, a wholly-owned subsidiary of the Partnership, consummated the acquisition of certain oil and gas properties located in various states from St. Mary Land & Exploration Company (“St. Mary”) and certain other sellers. The properties are primarily located in the Rockies and Mid-Continent regions of the United States, and include approximately 57.2 Bcfe (9,525 MBOE) of estimated proved reserves for a purchase price of approximately $126.0 million.

The Partnership borrowed approximately $115.6 million under the Partnership Credit Facility and $50 million under its Subordinated Credit Agreement in order to complete this acquisition and repay its previously outstanding indebtedness of $45.9 million. For a complete description of these credit facilities, please see Note 6 “Long-Term Debt”.

Substantially all amounts paid in the acquisition, including acquisition costs of approximately $1.1 million, were allocated to the oil and gas properties. The following unaudited supplemental information presents pro forma financial results assuming the acquisition had occurred on January 1 of 2008 and 2007. The unaudited pro forma financial results are not necessarily those that would have been attained had the acquisition occurred as of an earlier date, nor are they necessarily representative of the future results that may occur.

Unaudited Pro Forma Financial Information

	Year ended December 31,
	2007	2008
Revenue	$77,532	$87,045
Net income (loss)	$8,432	$(42,198)
Earnings (loss) per unit—basic	$0.74	$(3.71)

3. Formation Transactions

In May 2007, we entered into the following transactions, referred to as the Formation Transactions:

•	Abraxas Petroleum contributed oil and gas properties to Abraxas Operating;

•

Abraxas Energy Investments, LLC (“Abraxas Investments”) and Abraxas General Partner, LLC (“our general partner”) contributed all of the membership interests in Abraxas Operating to us in exchange for the issuance of an aggregate of 5,131,959 common units and 227,232 general partner units to Abraxas Investments and our general partner, respectively;

•	The Partnership borrowed $35.0 million under its credit facility; and

•	The Partnership issued and sold 6,002,408 of our common units to certain private investors, referred to as the Private Investors, in consideration for gross proceeds of approximately $100.0 million.

The gross proceeds from the Formation Transactions, together with $22.5 million received by Abraxas Petroleum in a private placement of its common stock, were $157.5 million. These proceeds were used as follows:

•

$139.3 million was used to refinance and repay Abraxas Petroleum’s Floating Rate Secured Notes due 2009 (including a call premium and accrued and unpaid interest of $14.3 million assumed by the Partnership);

•	$0.9 million was used to repay indebtedness under Abraxas Petroleum’s credit facility, assumed by the Partnership;

•	$10.3 million was used to pay fees and expenses, including placement fees to A.G. Edwards & Sons, Inc. of $8.6 million and legal and accounting fees of $1.7 million; and

•	$7.0 million was used to make a distribution of excess capital to Abraxas Petroleum.

The Consolidated Balance Sheet as of December 31, 2007 reflects the completion of the Formation Transactions. As a result of the Formation Transactions and the use of proceeds to redeem Abraxas Petroleum’s notes, we incurred a loss on debt extinguishment of approximately $6.5 million.

The following reflects the transactions related to the partnership capital account at formation:

	(in thousands)
Capital Contribution from Private Investors (used to repay Abraxas Petroleum’s debt assumed)		$100,000
Net book value of properties contributed by Abraxas Petroleum to Abraxas Operating		88,447
Future site restoration obligation related to properties contributed		(585)
Abraxas Petroleum’s Floating Rate Secured Notes assumed ($125 million plus accrued interest and premium on early retirement)		(139,307)
Loss on debt extinguishment		6,455
Capital contribution from Abraxas Petroleum	$22,500
Less distribution of excess capital	(7,041)
Less repayment of Abraxas Petroleum’s credit facility	(904)

Net capital contribution from Abraxas Petroleum		14,555
Placement fee	(8,575)
Legal and accounting fees	(876)

Expenses related to Formation Transactions		(9,451)

Partnership capital at formation		$60,114

4. Long-term debt

The following is a description of our debt as of December 31, 2008 and 2007, respectively:

	December 31, 2007	December 31, 2008
Credit facility	45,900	125,600
Subordinated credit agreement	—	40,000

	45,900	165,600
Less current maturities	—	(40,000)

	$45,900	$125,600

Maturities of long-term debt are as follows:

Year ended December 31,
2009	$40,000
2010	—
2011	—
2012	—
2013	125,600

$165,600

Amended and Restated Credit Facility. On May 25, 2007, the Partnership entered into a senior secured revolving credit facility which was amended and restated on January 31, 2008 and further amended on January 16, 2009, which we refer to as the Credit Facility. The Credit Facility has a maximum commitment of $300.0 million. Availability under the Credit Facility is subject to a borrowing base. The borrowing base under the Credit Facility, which is currently $140.0 million, is determined semi-annually by the lenders based upon the Partnership’s reserve reports, one of which must be prepared by the Partnership’s independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of the Partnership’s proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of the Partnership’s current borrowing base. The Partnership’s current borrowing base of $140.0 million was determined based upon its reserves at June 30, 2008. The borrowing base can never exceed the $300.0 million maximum commitment amount. During the period beginning on January 16, 2009 and ending on the date that the Subordinated Credit Agreement is terminated, outstanding amounts under the Credit Facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR rate plus, in each case, (b) 1.5% - 2.5%, depending on the utilization of the borrowing base, or, if the Partnership elects, at the London Interbank Offered Rate plus 2.5% - 3.5% depending on the utilization of the borrowing base. After the termination of the Subordinated Credit Agreement, outstanding amounts under the Credit Facility will bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR rate plus, in each case, (b) 1.0% - 2.0%, depending on the utilization of the borrowing base, or, if the Partnership elects, at the London Interbank Offered Rate plus 2.0% - 3.0% depending on the utilization of the borrowing base. At January 16, 2009, the interest rate on the Credit Facility was 3.8%. Subject to earlier termination rights and events of default, the Credit Facility’s stated maturity date is January 31, 2013. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate our credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under our credit facility in compliance with certain notice and dollar increment requirements.

Each of the general partner of the Partnership, Abraxas General Partner, LLC, which is a wholly-owned subsidiary of Abraxas and which we refer to as the GP, and Abraxas Operating, LLC, which is a wholly-owned subsidiary of the Partnership and which we refer to as the Operating Company, has guaranteed the Partnership’s obligations under the Credit Facility on a senior secured basis. Obligations under the Credit Facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of the property and assets of the GP, the Partnership and the Operating Company, other than the GP’s general partner units in the Partnership.

Under the Credit Facility, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Credit Facility requires the Partnership to maintain a minimum Current Ratio as of the last day of each quarter of 1.00 to 1.00 and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00. The Credit Facility required it to enter into derivative contracts for specific volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011. The Partnership entered into NYMEX-based fixed price commodity swaps on approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2011.

Under the terms of the Credit Facility, the Partnership may make cash distributions if, after giving effect to such distributions, the Partnership is not in default under the Credit Facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under the Credit Facility is greater than or equal to 10% of the lesser of the Partnership’s borrowing base (which at January 16, 2009 was $140.0 million) or the total commitment amount of the Credit Facility (which at January 16, 2009 was currently $300.0 million) at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under the Credit Facility after giving effect to such distribution exceeds $20.0 million, or (ii) the Subordinated Credit Agreement shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while the Subordinated Credit Agreement is outstanding. Additionally, while the Subordinated Credit Agreement is outstanding, the Partnership’s capital expenditures are limited to $12.5 million.

In addition to the foregoing and other customary covenants, the Credit Facility contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Credit Facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Subordinated Credit Agreement described below, bankruptcy and material judgments and liabilities.

The Partnership is in compliance with all covenants as of December 31, 2008.

Subordinated Credit Agreement

On January 31, 2008, the Partnership entered into a subordinated credit agreement which was amended on January 16, 2009, which we refer to as the Subordinated Credit Agreement. The Subordinated Credit Agreement has a maximum commitment of $40.0 million. Outstanding amounts under the Subordinated Credit Agreement bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR Offered Rate, plus in each case (b) 7.50% or, if the Partnership elects, at the greater of (a) 2.0% and (b) at the London Interbank Offered Rate, in each case, plus 8.50%. At January 16, 2009 the interest rate on the Subordinated Credit Agreement was 10.5%. Principal payments under the Subordinated Credit Agreement must be made on May 14, 2009 in an amount, which we refer to as the May 14, 2009 Payment Amount, equal to the lesser of the amount of cash distributed to Abraxas Energy Investments, LLC, a wholly-owned subsidiary of Abraxas Petroleum, on or about February 14, 2009 and $2.25 million with the balance due on the maturity date. The maturity date may be accelerated if any limited partner of the Partnership, other than Perlman Value Partners, exercises its right to convert its limited partner units into shares of common stock of Abraxas Petroleum pursuant to the terms of the Exchange and Registration Rights Agreement dated May 25, 2007, as amended, among Abraxas Petroleum, the Partnership and the purchasers named therein. As a result of the amendment to the Subordinated Credit Agreement, the date on which the purchasers, if the Partnership’s initial public offering has not been consummated prior to that date, may first exchange their Partnership units for Abraxas Petroleum common stock is April 30, 2009. Subject to earlier termination rights and events of default, the Subordinated Credit Agreement’s stated maturity date is July 1, 2009. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Subordinated Credit Agreement, and under certain circumstances, may be required, from time to time, to make prepayments under the Subordinated Credit Agreement.

Principal payments under our subordinated credit facility must be made on May 14, 2009 in an amount, which we refer to as the May 14, 2009 Payment Amount, equal to the lesser of the amount of cash distributed to Abraxas Energy Investments, LLC, a wholly-owned subsidiary of Abraxas Petroleum, on or about February 14, 2009 and $2.25 million, with the balance due on the maturity date. The maturity date may be accelerated if any of our limited partners, other than Perlman Value Partners, exercises its right to convert its limited partner units into shares of common stock of Abraxas Petroleum pursuant to the terms of the exchange and registration rights agreement dated May 25, 2007, as amended, among Abraxas Petroleum, us and the purchasers named therein. If the initial public offering has not been consummated, the date on which the limited partners may first exchange their common units for Abraxas Petroleum common stock is April 30, 2009. Subject to earlier termination rights and events of default, the stated maturity date of our subordinated credit facility is July 1, 2009. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate our subordinated credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under our subordinated credit facility in compliance with certain notice and dollar increment requirements. Our general partner and Abraxas Operating have guaranteed the Partnership’s obligations under our subordinated credit facility on a subordinated basis. Obligations under our subordinated credit facility are secured by a second priority perfected security interest, subject to certain permitted encumbrances in all of our, our general partner’s, and Abraxas Operating’s material property and assets, excluding our general partner units.

Under the Subordinated Credit Agreement, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Subordinated Credit Agreement requires the Partnership to maintain a minimum current ratio as of the last day of each quarter of 1.00 to 1.00 and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00. The Credit Facility required it to enter into derivative contracts for specific volumes, which equated to approximately 85% of the estimated oil and gas production from its net proved developed producing reserves through December 31, 2011. The Partnership entered into NYMEX-based fixed price commodity swaps on approximately 85% of its estimated oil and gas production from its estimated net proved developed producing reserves through December 31, 2011.

In addition to the foregoing and other customary covenants, the Subordinated Credit Agreement contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates;

•	make any change in the principal nature of its business; and

•	permit a change of control.

The Subordinated Credit Agreement also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Credit Facility, bankruptcy and material judgments and liabilities. In addition, as a result of the amendment to the Subordinated Credit Agreement, two events of default were added to the Subordinated Credit Agreement. The first event of default would occur if the Partnership fails to receive a letter of credit, which we refer to as the APC L/C, in its favor from Abraxas Petroleum equal to the May 14, 2009 Payment Amount, the Partnership fails to draw on the APC L/C on or before May 14, 2009 or the Partnership fails to use the proceeds of the APC L/C to make the principal payment due on May 14, 2009. This event of default would not occur in the event that the Partnership repays the principal amount due on May 14, 2009 with funds received from Abraxas Petroleum. The Partnership and Abraxas Petroleum have agreed that upon the occurrence of such a payment or the Partnership’s drawing on the APC L/C that, in consideration thereof, the Partnership would issue a number of additional units to Abraxas Petroleum determined by dividing the May 14, 2009 Payment Amount by 110% of the average trading yields of comparable E&P MLPs based on the closing market price on May 14, 2009 multiplied by the most recent quarterly distribution paid or declared by the Partnership times four. The other event of default would occur if the Partnership fails to receive $20.0 million of proceeds from an equity issuance on or before April 30, 2009.

The Partnership is in compliance with all covenants as of December 31, 2008.

5. Property and Equipment

The major components of property and equipment, at cost, are as follows:

	Estimated Useful Life	December 31,
		2007	2008
	Years
Oil and gas properties	—	$102,533	$243,240
Equipment and other	3-39	—	—

		$102,533	$243,240

6. Equity-based Compensation and Unit Awards

Phantom Units

On January 31, 2008, in connection with the closing of the St. Mary Acquisition, the Board of Directors of the general partner of the Partnership awarded phantom units with distribution equivalency rights under its long-term incentive plan to certain key employees of Abraxas Petroleum. The phantom units and associated distribution equivalency rights will vest over four years and their value is based on the price of common units, as determined by the Board of Directors of the general partner of the Partnership, quarterly cash distributions and the percentage increase in cash distributions over time. For the year ended December 31, 2008, the Partnership incurred equity-based compensation expense of $242,000 relating to phantom units.

7. Commitments and Contingencies

Litigation and Contingencies

From time to time, the Partnership is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 2008 the Partnership was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Partnership.

8. Earnings per Unit

The following table sets forth the computation of basic and diluted earnings per unit:

	From Inception through December 31, 2007	Year Ended December 31, 2008
Numerator:
Net loss	$(3,489,000)	$(43,327,000)

Denominator:
Denominator for basic earnings (loss) per unit—Weighted average units	11,361,599	11,359,796
Effect of dilutive securities	—	—

Denominator for diluted earnings (loss) per unit	11,361,599	11,359,796

Net loss per unit—basic	$(0.31)	$(3.81)

Net loss per unit—diluted	$(0.31)	$(3.81)

9. Hedging Program and Derivatives

The Partnership does not intend to designate any of its derivative instruments as a hedge nor employ hedge accounting as rules as prescribed by SFAS 133 “ Accounting for Derivative Instruments and Hedging Activities”, and related interpretations. Accordingly, instruments are recorded on the balance sheet at their fair value with adjustments to the carrying value of the instruments being recognized in revenue in the current period.

Under the terms of the Credit Facility, the Partnership was required to enter into derivative contracts, or hedging arrangements, for specified volumes, which equated to approximately 85% of its estimated oil and gas production through December 31, 2011 from its net proved developed producing reserves. The Partnership has entered into NYMEX–based fixed price commodity swaps at then current market prices.

At December 31, 2008 the Partnership had the following oil and gas derivative contracts in place:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.45
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810Bbl	$86.45

In order to mitigate our interest rate exposure, we entered into an interest rate swap, effective August 12, 2008, as amended in February 2009, to fix our floating LIBOR based debt. Our 2-year interest rate swap arrangement is for $100.0 million is at a fixed rate of 2.95%. The arrangement expires on August 12, 2010.

10. Distributions

Under the limited partnership agreement, the Partnership unitholders are entitled to receive a quarterly distribution of available cash to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The following provides a summary of distributions paid by the Partnership for the period from inception to December 31, 2008:

Date Paid	Period covered by distribution	Distribution per unit	Total distribution (in thousands)
August 14, 2007	May 25 – June 30, 2007	$.1520	$1,727
November 14, 2007	July 1 – September 30, 2007	.3750	4,261

	Total (inception through December 31, 2007)		5,988

February 14, 2008	October 1 – December 31, 2007	.3750	4,261
May 14, 2008	January 1 – March 31, 2008	.4000	4,545
August 14, 2008	April 1 – June 30, 2008	.4375	4,971
November 14, 2008	July 1 – September 30, 2008	.4400	4,998

	Total distributions for year ended December 31, 2008		$18,775

In February 2009, the Board of Directors of the general partner of the Partnership declared a cash distribution of $0.375 per unit with respect to the fourth quarter of 2008. The distribution totaled approximately $4.3 million and was paid to unitholders on February 14, 2009.

Under the terms of the Credit Facility, the Partnership may make cash distributions if, after giving effect to such distributions, the Partnership is not in default under the Credit Facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under the Credit Facility is greater than or equal to 10% of the lesser of the Partnership’s borrowing base (which at January 16, 2009 was $140.0 million) or the total commitment amount of the Credit Facility (which at January 16, 2009 was currently $300.0 million) at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under the Credit Facility after giving effect to such distribution exceeds $20.0 million, or (ii) the Subordinated Credit Agreement shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while the Subordinated Credit Agreement is outstanding. Additionally, while the Subordinated Credit Agreement is outstanding, the Partnership’s capital expenditures are limited to $12.5 million.

11. Financial Instruments

SFAS 157—Effective January 1, 2008, the Partnership adopted Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating a measure of the Partnership’s own non-performance risk or that of its counter-parties as appropriate, which was not material. The primary impact from adoption was additional disclosures.

The Partnership elected to implement SFAS 157 with the one-year deferral permitted by FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), issued February 2008, which defers the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. As it relates to the Partnership, the deferral applies to certain nonfinancial assets and liabilities as may be acquired in a business combination and thereby measured at fair value; impaired oil and gas property assessments; and the initial recognition of asset retirement obligations for which fair value is used.

Fair Value Hierarchy—SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Partnership is further required to assess the creditworthiness of the counter party to the derivative contract. The results of the assessment of non-performance risk, based on the counter party’s credit risk, could result in an adjustment of the carrying value of the derivative instrument. The following table presents information about the Partnership’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Partnership to determine such fair value (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets:
NYMEX Fixed Price Derivative contracts	$—	$39,226	$—	$39,226

Total Assets	$—	$39,226	$—	$39,226

Liabilities:
NYMEX Fixed Price Derivative contracts	$—	$—	$—	$—
Interest Rate Swaps	—	—	3,000	3,000

Total Liabilities	$—	$—	$3,000	$3,000

The Partnership’s derivative contracts consist of NYMEX-based fixed price commodity swaps and interest rate swaps, which are not traded on a public exchange. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity, and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, we have characterized these derivative contracts as Level 2.

In August 2008, the Partnership entered into a two year interest rate swap. The notional amount is $100.0 million for the first year and $50.0 million for the second year. The Partnership will pay interest at 3.367% and be paid on a floating Libor rate. The interest rate swap was amended in February 2009 and increased the notional amount in the second year to $100.00 million and reduced the overall interest rate to 2.95%. As there is no actively traded market for this type of swap and no observable market parameters, these derivative contracts are classified as Level 3.

Additional information for the Partnership’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for the year ended December 31, 2008 is as follows (in thousands):

Derivative Assets and (Liabilities) - net
Balance December 31, 2007	$—
Total realized and unrealized losses included in change in net liability	(2,832)
Settlements during the period	(168)

Ending balance December 31, 2008	$(3,000)

12. Supplemental Oil and Gas Disclosures (Unaudited)

The accompanying table presents information concerning the Partnership’s oil and gas producing activities as required by Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities.” Capitalized costs relating to oil and gas producing activities are as follows:

	December 31,
	2007	2008
	(in thousands)
Proved oil and gas properties	$102,533	$243,240
Unproved properties	—	—

Total	102,533	243,240
Accumulated depreciation, depletion, amortization and impairment	(7,039)	(124,233)

Net capitalized costs	$95,494	$119,007

Cost incurred in oil and gas property acquisitions and development activities are as follows:

	December 31,
	2007	2008
	(in thousands)
Development costs	$4,086	$13,400
Exploration costs	—	—
Acquisition costs	10,000	126,374	(1)

Total	$14,086	$139,774

(1)	Includes non-cash costs of $7.9 million associated with asset retirement obligations.

The results of operations for oil and gas producing activities for the period of formation, through December 31, 2007 and for the year ended December 31, 2008 are as follows:

	Period From Formation (May 25, 2007) Through December 31, 2007	Year Ended December 31, 2008
	(in thousands)
Revenues	$22,148	$83,391
Production costs	(5,136)	(22,577)
Depreciation, depletion, and amortization	(7,039)	(20,063)
Proved property impairment	—	(97,121)
General and administrative	(247)	(604)

Results of operations from oil and gas producing activities (excluding corporate overhead and interest costs)	$9,726	$(56,974)

Depletion rate per barrel of oil equivalent	$13.12	$14.65

Estimated Quantities of Proved Oil and Gas Reserves

The following table presents the Partnership’s estimate of its net proved oil and gas reserves as of December 31, 2007 and 2008. The Partnership’s management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of the Partnership’s proved reserves are located in the continental United States. Proved reserves were estimated in accordance with guidelines established by the United States Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements; therefore, year-end prices and costs were used in estimating net cash flows.

	Liquid Hydrocarbons	Natural Gas
	(Barrels)	(Mcf)
	(in thousands)
Proved developed and undeveloped reserves:
Balance at December 31, 2006	—	—
Contributed at formation	999	52,570
Revisions of previous estimates	255	1,057
Extensions and discoveries	30	14,586
Production	(78)	(2,753)

Balance at December 31, 2007	1,206	65,460
Revisions of previous estimates	(1,391)	(4,919)
Extensions and discoveries	—	2,090
Purchases of minerals in place	5,112	26,280
Production	(448)	(5,505)

Balance at December 31, 2008	4,479	83,406

	Liquid Hydrocarbons	Natural Gas
	(Barrels)	(Mcf)
	(in thousands)
Proved developed reserves:
December 31, 2007	1,167	29,334

December 31, 2008	4,416	41,030

Reserve extensions and discoveries which increased significantly during 2007 were primarily attributable to the Yoakum (Edwards) field in the Gulf Coast region. Other operators in neighboring fields have been successful with closer spacing and new completion techniques which resulted in the booking of additional proved undeveloped reserves in our field. Revisions of previous estimates which increased appreciably during 2007 were primarily attributable to higher commodity prices at December 31, 2007 over the prior year-end which extends the economic life of many wells and thus, increases reserves estimates. Acquisition of oil and gas properties increased significantly during 2008 due to the properties we acquired from St. Mary in January 2008.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas are presented in accordance with SFAS No. 69. The standardized measure does not purport to represent the fair market value of the Partnership’s proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 2008 adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine cash inflows. Since the Partnership is not subject to federal income taxes, computation of the standardized measure does not include the impact of any taxes. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the standardized measure.

Set forth below is the standardized measure relating to proved oil and gas reserves as of December 31, 2007 and 2008.

	Period From Formation (May 25, 2007) Through December 31, 2007	Year Ended December 31, 2008
	(in thousands)
Future cash inflows	$521,551	$584,708
Future production costs	(145,705)	(231,416)
Future development costs	(71,528)	(90,183)
Discount	(156,567)	(144,538)

Standardized Measure of discounted future cash flow relating to proved reserves	$147,751	$118,571

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following is an analysis of the changes in the Standardized Measure related to continuing operations:

	Period From Formation (May 25, 2007) Through December 31, 2007	Year Ended December 31, 2008
	(in thousands)
Standardized Measure—at formation	$118,806	$147,751
Sales and transfers of oil and gas produced, net of production costs	(17,011)	(60,815)
Net change in price, development and production costs	9,779	(41,688)
Extensions, discoveries, and improved recovery, less related costs	30,018	2,246
Purchases of minerals in place	—	61,272
Sales of minerals in place	—	(60)
Revisions of previous estimates	5,246	(14,238)
Accretion of discount	11,881	14,775
Other	(10,968)	9,328

Standardized Measure, end of year	$147,751	$118,571

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,514	$1,924
Accounts receivable	7,953	7,695
Derivative asset—current	18,092	22,832
Other	41	37

Total current assets	27,600	32,488

Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	246,339	243,240
Unproved properties exclude from depletion	—	—
Less accumulated depreciation, depletion and amortization	134,027	124,223

Total property and equipment — net	112,312	119,017

Deferred financing fees, net	4,046	1,341
Derivative asset—long-term	9,456	16,394

Total assets	$153,414	$169,240

Liabilities and Partners’ Equity (Deficit):
Current liabilities:
Accounts payable	$312	$1,150
Accrued interest	255	332
Other accrued expenses	—	243
Derivative liability—current	2,697	3,000
Distributions payable	19	2,358

Current maturities of long-term debt	40,000	40,000

Total current liabilities	43,283	47,083

Long-term debt	123,675	125,600

Derivative liability—long-term	3,202	—

Future site restoration	9,243	9,049

Total liabilities	179,403	181,732

Commitments and contingencies

Partners’ equity (deficit), 11,698,381 and 11,378,178 units outstanding	(25,989)	(12,492)

Total liabilities and partners’ equity (deficit)	$153,414	$169,240

See accompanying notes to condensed consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per unit data)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Revenue:
Oil and gas production revenues	$18,321	$47,260

Operating costs and expenses:
Lease operating and production taxes	9,833	10,756
Depreciation, depletion and amortization	7,028	9,583
Ceiling-test impairment	2,775	—

General and administrative (including equity based compensation of $70 and $222)	1,475	1,290

	21,111	21,629

Operating income (loss)	(2,790)	25,631

Other (income) expense
Interest income	(6)	(16)
Interest expense	5,322	5,068
Financing fees	362	—
Loss on derivative contracts (unrealized $14,459 and $100,592)	1,695	108,093
Amortization of deferred financing fees	537	447
Other	2,229	711

	10,139	114,303

Net loss	$(12,929)	$(88,672)

Net loss per unit—basic	$(1.13)	$(7.80)

Net loss per unit—diluted	$(1.13)	$(7.80)

See accompanying notes to condensed consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Cash flow from Operating Activities
Net income (loss)	$(12,929)	$(88,672)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	7,028	9,583
Ceiling-test impairment	2,775	—
Accretion of future site restoration	255	224
Amortization of deferred financing fees	537	447
Equity-based compensation	70	—
Change in fair value of derivatives	14,577	100,038
Registration fees previously capitalized	2,207	—

Changes in operating assets and liabilities:
Accounts receivable	(258)	(9,871)
Other	(4)	(10)
Accounts payable and accrued expenses	(3,582)	7,546

Net cash provided by operations	10,676	19,285

Cash flow from Investing Activities
Capital expenditures, including purchases and development of properties	(3,098)	(134,039)

Net cash used in investing activities	(3,098)	(134,039)

Cash flow from Financing Activities
Proceeds from long-term borrowings	—	119,700
Payments on long-term borrrowings	(1,925)	—
Deferred financing fees	(3,242)	(1,615)
Partnership distributions	(2,257)	(4,786)
Other	(564)	—

Net cash provided by (used in) financing operations	(7,988)	113,299

Increase (decrease) in cash	(410)	(1,455)
Cash and cash equivalents, at beginning of period	1,924	1,759

Cash and cash equivalents, at end of period	$1,514	$304

Supplemental disclosure of cash flow information:
Interest paid	$6,295	$5,069

See accompanying notes to condensed consolidated financial statements.

ABRAXAS ENERGY PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(tabular data in thousands)

1. Organization and Significant Accounting Policies

Basis of Presentation

Abraxas Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed in May 2007, to acquire certain oil and gas assets of Abraxas Petroleum Corporation (“Abraxas Petroleum”). The oil and gas assets contributed by Abraxas Petroleum to the Partnership are held by Abraxas Operating, LLC, (“Abraxas Operating”) a wholly-owned subsidiary of the Partnership. References to “Abraxas Energy”, “we,” “us,” “our,” and similar references or like terms refer to the Partnership and Abraxas Operating. For the six months ended June 30, 2009, and 2008, the successor consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The financial condition and results of operations for six months ended June 30, 2009 and 2008 are referred to as “Successor” and represent only those of the Partnership.

The condensed consolidated financial statements included herein have been prepared by the Partnership and are unaudited, except for the balance sheet at December 31, 2008, which has been derived from the audited consolidated financial statements at that date. In the opinion of management, the unaudited condensed consolidated financial statements include all recurring adjustments necessary for a fair presentation of the financial position as of June 30, 2009 and operating results for the six months ended June 30, 2009 and 2008 and the cash flows for the six months ended June 30, 2009 and 2008. Although management believes the unaudited interim related disclosures in these condensed consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and the cash flows from the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated financial statements included herein should be read in conjunction with the consolidated audited financial statements and the notes thereto included in the Partnership’s consolidated financial statements for the period May 24, 2007 through December 31, 2008.

Liquidity

The current global recession has had a significant impact on our operations. As a result of the global recession, commodity prices are depressed and may stay depressed or decline even further, thereby causing a prolonged downturn, which could reduce our future cash flow from operations. This could cause us to alter our business plans, including reducing our exploitation and development plans. Additionally, our subordinated credit facility currently matures on the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. In addition, under our subordinated credit facility an event of default would occur if we fail to receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”), which establishes the FASB Accounting Standards CodificationTM as the source of GAAP to be applied to nongovernmental agencies. SFAS 168 explicitly recognizes rules and interpretive releases of the SEC under authority of federal securities laws as authoritative GAAP for SEC registrants. SFAS 168 will become effective for interim or annual periods ending after September 15, 2009. SFAS 168 will not have a material impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 was adopted effective for the second quarter of 2009 and did not have a material impact on our financial statements. We have evaluated subsequent events through the date on which Abraxas Petroleum filed its financial statements for the period ended June 30, 2009 on Form 10-Q with the SEC.

In April 2009, the FASB issued FASB Staff Position No. SFAS 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”), which requires quarterly disclosure of information about the fair value of financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” FSP FAS 107-1 and APB 28-1 was adopted effective for the second quarter of 2009 and did not have an impact on our financial statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and 124-2”). FSP FAS 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and 124-2 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 115-2 and 124-2 requires comparative disclosures only for periods ending after initial adoption. FSP FAS 115-2 and 124-2 was adopted effective for the second quarter of 2009 and did not have an impact on our financial statements.

In December 2008, the SEC issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K. The new requirements provide for consideration of new technologies in evaluating reserves, allow companies to disclose their probable and possible reserves to investors, report oil and gas reserves using an average price based on the prior 12-month period rather than year-end prices, and revise the disclosure requirements for oil and gas operations. The final rules are effective for fiscal years ending on or after December 31, 2009.

2. Recent Events

Merger Agreement

On July 17, 2009, Abraxas Petroleum and Abraxas Energy and, from and after its accession to the agreement, the Delaware limited liability company formed as a wholly-owned subsidiary of Abraxas (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Abraxas Energy will, subject to the terms and conditions of the Merger Agreement, merge with and into Merger Sub, with Merger Sub surviving and continuing as a wholly-owned subsidiary of Abraxas Petroleum (the “Merger”).

As of July 17, 2009, Abraxas Petroleum and its subsidiaries beneficially owned, within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Act of 1934, as amended, 5,350,598 common units of Abraxas Energy, representing approximately 46.7% of the outstanding Abraxas Energy common units (the “Abraxas Energy Common Units”).

Subject to the terms and conditions of the Merger Agreement, if and when the Merger is completed, each outstanding Abraxas Energy Common Unit, other than treasury units and Abraxas Energy Common Units owned by Abraxas Petroleum and its subsidiaries, will be canceled and converted into the right to receive the number of shares of Abraxas Petroleum common stock determined by dividing (i) $6.00 by (ii) the average volume weighted average price for the Abraxas Petroleum common stock as reported on NASDAQ for the twenty consecutive trading days ending on the third business day preceding the date of the meeting of the Abraxas Petroleum stockholders held to approve the Merger (the “Exchange Ratio”); provided, however, that in no event shall the Exchange Ratio be less than 4.25 or greater than 6.

In addition, as of the consummation of the Merger, each outstanding restricted unit and phantom unit of Abraxas Energy will be converted into an equivalent number of shares of restricted stock of Abraxas Petroleum and each unit option of Abraxas Energy which was to be issued upon the completion of the initial public offering of Abraxas Energy will become a stock option of Abraxas Petroleum, with adjustments in the number of shares and exercise price to reflect the Exchange Ratio, but otherwise on substantially the same terms and conditions as were applicable prior to the Merger. The exercise price of the Abraxas Petroleum stock options will be the closing price of the Abraxas Petroleum common stock on the date the Merger closes.

The Merger Agreement contains (a) customary representations and warranties of Abraxas Petroleum, Abraxas Energy and Merger Sub; (b) covenants of Abraxas Petroleum and Abraxas Energy to conduct their respective businesses in the ordinary course until the Merger is completed; and (c) covenants of Abraxas Petroleum and Abraxas Energy not to take certain actions during such period, including prohibitions on the declaration or payment of dividends and distributions.

Consummation of the Merger is subject to conditions set forth in the Merger Agreement, including, among others, (1) the approval of the issuance of Abraxas Petroleum common stock in the Merger (the “Stock Issuance”) by the affirmative vote of the holders of a majority of the Abraxas Petroleum common stock voting at a stockholders’ meeting, (2) the approval of an amendment to the Abraxas Petroleum 2005 Long-Term Equity Incentive Plan to increase the number of authorized shares for issuance under the plan (the “LTIP Amendment”) by the affirmative vote of the holders of a majority of the outstanding Abraxas Petroleum common stock voting at a stockholders’ meeting, (3) the receipt by Abraxas Petroleum of financing that is sufficient to consummate the Merger and repay all indebtedness outstanding under Abraxas Energy’s credit agreement and subordinated credit agreement, and, (4) certain other customary closing conditions.

The board of directors of Abraxas Petroleum have approved the Merger Agreement and adopted a resolution recommending adoption of the LTIP Amendment and approval of the Stock Issuance by the Abraxas Petroleum stockholders.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which was filed with the SEC on July 21, 2009.

The above description of the Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Voting Agreement

In order to induce Abraxas Petroleum and Abraxas Energy to enter into the Merger Agreement, certain limited partners of Abraxas Energy entered into a Voting, Registration Rights and Lock-Up Agreement (the “Voting Agreement”) with Abraxas Petroleum and Abraxas Energy.

The Voting Agreement provides, among other things, that all of the limited partners that are party to the Voting Agreement will:

•	vote all of their outstanding common units of Abraxas Energy in favor of the Merger;

•	vote against any other merger agreement, consolidation, combination, sale of substantial assets or similar transaction;

•	grant an irrevocable proxy to Abraxas Petroleum to vote all of their common units of Abraxas Energy in favor of the Merger Agreement and against any other transaction;

•

agree to not, directly or indirectly, transfer any of such limited partners common units of Abraxas Energy to any person (other than an affiliate of such limited partner who agrees to be bound by the terms of this agreement) other than pursuant to the Merger;

•	not directly, or indirectly permit any person on behalf of such limited partner, to effect any transactions in the securities of Abraxas Petroleum;

•

not transfer any of the shares of Abraxas Petroleum common stock received by such limited partner in the Merger (the “Merger Shares”) for 90 days after the effective time of the Merger (the “Effective Time”) followed by a staggered lock-up period for the shares of Abraxas Petroleum common stock issued in the Merger; and

•

not exercise any of its rights or take any action under the Exchange and Registration Rights Agreement, dated as of May 25, 2007, as amended, by and among Abraxas Petroleum, Abraxas Energy and the limited partners signatories thereto.

The Voting Agreement provides, among other things, that Abraxas Petroleum and Abraxas Energy will

•	not file any further amendments to the registration statement on Form S-1 (No. 333-144537) relating to the initial public offering of the common units of Abraxas Energy; and

•	at the Effective Time increase the size of the Board of Directors of Abraxas Petroleum by two members and elect Ed Russell and Brian Melton to serve on the Board of Directors.

In addition, under the Voting Agreement, Abraxas Petroleum agreed to file with the SEC a registration statement on Form S-3 or such other successor form, no later than 120 days following the Effective Time to enable the resale of the Merger Shares by the limited partners party to the Voting Agreement and shall use its commercially reasonable efforts to cause the Registration Statement to become effective. Abraxas Petroleum also granted such limited partners the right to demand that Abraxas Petroleum conduct an underwritten offering and to participate in certain Abraxas Petroleum offerings.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement and Amendment No. 1 to the Voting Agreement which was filed with the SEC on July 2, 2009 and July 21, 2009, respectively.

The above description of the Voting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Voting Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Amendments to the Credit Agreements

On June 30, 2009, Abraxas Energy entered into Amendment No. 4 to its Partnership Credit Facility, dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, and Amendment No. 4 to the Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to these amendments, among other things, the maturity date of the Subordinated Credit Agreement was extended to August 14, 2009.

On July 22, 2009, Abraxas Energy entered into Amendment No. 5 to the Partnership Credit Facility, dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, and Amendment No. 5 to the Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to these amendments, among other things, the lenders permitted the monetization of the Partnership’s existing commodity swaps. On July 29, 2009, the Partnership monetized all of its “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, the Partnership repaid $28.7 million of indebtedness under the Partnership Credit Facility on July 31, 2009. In connection with the monetization and repayment, the Partnership’s borrowing base was reduced to $95.0 million and the Partnership was required to enter into new commodity swaps. The following table sets forth the consolidated weighted average derivative contract position as of July 29, 2009 for Abraxas Petroleum and the Partnership:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

On August 13, 2009, Abraxas Energy entered into Amendment No. 6 to its Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to this amendment, among other things, the maturity date of the Subordinated Credit Agreement was extended to August 31, 2009.

On August 31, 2009, Abraxas Energy entered into Amendment No. 7 to its Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent. Pursuant to this amendment, among other things, the maturity date of the Subordinated Credit Agreement was extended to the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting.

3. Acquisitions

On January 31, 2008, Abraxas Operating consummated the acquisition of certain oil and gas properties located in various states from St. Mary Land & Exploration Company (“St. Mary”) and certain other sellers. The properties were primarily located in the Rocky Mountain and Mid-Continent regions of the United States, and include approximately 57.2 Bcfe (9,525 MBOE) of estimated proved reserves for a purchase price of approximately $126.0 million.

We borrowed approximately $115.6 million under our credit facility and $50.0 million under our subordinated credit facility in order to complete this acquisition and repay our previously outstanding indebtedness of $45.9 million, which was outstanding at December 31, 2007. For a complete description of these credit facilities, please see Note 4 “Long-Term Debt.”

Substantially all amounts paid in the acquisition, including acquisition costs of approximately $1.1 million, were allocated to the oil and gas properties. The following unaudited supplemental information presents pro forma financial results assuming the acquisition had occurred on January 1 of 2008. The unaudited pro forma financial results are not necessarily those that would have been attained had the acquisition occurred as of an earlier date, nor are they necessarily representative of the future results that may occur.

Unaudited Pro Forma Financial Information

Six Months Ended June 30, 2008
Revenue	$50,914
Net income (loss)	$(87,637)
Earnings (loss) per unit—basic	$(7.71)

4. Equity-based Compensation and Unit Awards

Restricted Unit Awards

Restricted unit awards are awards of common units that are subject to restrictions on transfer and to a risk of forfeiture if the awardee terminates employment with Abraxas Petroleum prior to the lapse of the restrictions. The value of such unit is determined using the implied market price on the grant date. The implied market price is determined by comparing the average trading yields of comparable publicly-traded master limited partnerships to the most recent quarterly distribution paid or declared by the Partnership. Equity-based compensation expense is recorded over the applicable restricted unit vesting periods.

A summary of the restricted unit activity for the six months ended June 30, 2009 is presented in the following table:

	Number of Units	Weighted average grant date fair value (per unit)
Unvested December 31, 2008	—	$—
Granted	52,000	7.23
Vested/Released	—	—
Forfeited	(100)	7.23

Unvested June 30, 2009	51,900	$7.23

For the six months ended June 30, 2009, we incurred $46,000 in equity-based compensation expense relating to restricted units.

Phantom Units

On January 31, 2008, in connection with the closing of the St. Mary Acquisition, the Board of Directors of the general partner of the Partnership awarded phantom units with distribution equivalency rights under its long-term incentive plan to certain key employees of Abraxas Petroleum.

The phantom units and associated distribution equivalency rights will vest over four years and their value is based on the price of common units, as determined by the Board of Directors of the general partner of the Partnership, quarterly cash distributions and the percentage increase in cash distributions over time.

For the six months ended June 30, 2009, we incurred $25,000 in equity-based compensation expense relating to phantom units.

5. Long-Term Debt

The following is a description of our debt as of June 30, 2009 and December 31, 2008, respectively:

	June 30, 2009	December 31, 2008
Credit facility	123,675	125,600
Subordinated credit agreement	40,000	40,000

	163,675	165,600
Less current maturities	(40,000)	(40,000)

	$123,675	$125,600

Maturities of long-term debt are as follows:

Year ended December 31,
2009	$40,000
2010	—
2011	—
2012	123,675
2013	—

$163,675

Amended and Restated Credit Facility

On May 25, 2007, we entered into a senior secured revolving credit facility with Société Générale, as administrative agent and issuing lender, and the lenders signatory thereto, which was amended and restated on January 31, 2008 and further amended on January 16, 2009, April 30,2009, May 7, 2009, June 30, 2009 and July 22, 2009 which we refer to as our credit facility. At June 30, 2009, our outstanding balance was $123.7 million. Our credit facility has a maximum commitment of $300.0 million. Availability under our credit facility is subject to a borrowing base. The borrowing base under our credit facility is determined semi-annually by the lenders based upon our reserve report, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of our proved reserves utilizing the reserve report and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we may also request one redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our current borrowing base.

At June 30, 2009, our borrowing base was $128.1 million which was determined based upon our reserve report dated December 31, 2008. Our borrowing base can never exceed the $300.0 million maximum commitment amount. At June 30, 2009, the Partnership had a total of $123.7 million outstanding under the Partnership Credit Facility. On July 31, 2009, the Partnership repaid $28.7 million of indebtedness after which, the Partnership had $95.0 million outstanding under the Partnership Credit Facility. Simultaneously, the borrowing base under the Partnership Credit Facility was reduced to $95.0 million.

Outstanding amounts under our credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5% - 2.5%, depending on the utilization of the borrowing base, or, if we elect, at the greater of (a) 2.0% and (b) LIBOR plus, in each case, 2.5% - 3.5% depending on the utilization of the borrowing base. At June 30, 2009, the interest rate on the facility was 5.5%. Subject to earlier termination rights and events of default, the stated maturity date of our credit facility is January 31, 2012. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate our credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under our credit facility in compliance with certain notice and dollar increment requirements.

Our general partner and Abraxas Operating have guaranteed the Partnership’s obligations under our credit facility on a senior secured basis. Obligations under our credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances in all of our, our general partner’s, and Abraxas Operating’s material property and assets, excluding our general partner units.

Under our credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter of not less than 2.50 to 1.00. Under the terms of our credit facility, the current ratio is the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but exclude any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense. For the purposes of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 minus all non-cash items of income which were included in determining the consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. As of June 30, 2009, our current ratio was 23.74 to 1.00 and our interest coverage ratio was 3.85 to 1.00.

Our credit facility required us to enter into hedging arrangements for specified volumes, which equated to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2011 and approximately 60% of our estimated oil and gas production for 2012. We have entered into several NYMEX-based fixed price commodity swaps on approximately 80% of our estimated oil and gas production from our estimated net proved developed producing reserves through December 31, 2012. On July 29, 2009, we monetized all of our “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, we repaid $28.7 million of indebtedness under our credit facility on July 31, 2009. In connection with the monetization and repayment, we were required to enter into new commodity swaps on approximately 85% of our estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

Under the terms of our credit facility, we may make cash distributions if, after giving effect to such distributions, we are not in default under our credit facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under our credit facility is greater than or equal to 10% of the lesser of our borrowing base or the total commitment amount of our credit facility at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under our credit facility after giving effect to such distribution exceeds $20.0 million, or (ii) our subordinated credit facility shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while our subordinated credit facility is outstanding. Under the credit facility, the amount of the cash distribution to be made by the Partnership on or about May 14, 2009 attributable to the first quarter of 2009 was to be deposited into an escrow account established with one of the lenders. Rather than paying the funds into an escrow account, the board of directors of the general partner elected to defer the declaration of the cash distribution attributable to the first quarter of 2009. Furthermore, in accordance with the terms of the Merger Agreement, we are precluded from declaring or paying any future cash distributions. If the indebtedness under our subordinated credit agreement was not repaid on or before July 1, 2009, we were required to pay the lenders a consent fee of $2.4 million. We paid this consent fee on June 30, 2009 and capitalized the fee as deferred financing fees. Additionally, while our subordinated credit facility is outstanding, our capital expenditures are limited to $12.5 million.

In addition to the foregoing and other customary covenants, our credit facility contains a number of covenants that, among other things, will restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of our business; and

•	permit a change of control.

Our credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

We are in compliance with all covenants as of June 30, 2009.

Subordinated Credit Facility. On January 31, 2008, we entered into a subordinated credit facility with Société Générale, as administrative agent, The Royal Bank of Canada, as syndication agent, and the lenders signatory thereto, which was amended on January 16, 2009, April 30, 2009, May 7, 2009, June 30, 2009, July 22, 2009, August 13, 2009 and August 31, 2009, which we refer to as our subordinated credit facility. Our subordinated credit facility has a maximum commitment of $40.0 million. Outstanding amounts under our subordinated credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR, plus in each case (b) 9.0% or, if we elect, at the greater of (a) 2.0% and (b) LIBOR, plus in each case 10.0%. If our subordinated credit facility is not repaid on or before July 1, 2009, the interest rate will be (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5% and (3) a rate determined by Société Générale as the daily one-month LIBOR, plus in each case (b) 12.0% or, if we elect, at the greater of (a) 2.0% and (b) LIBOR, plus in each case 13.0%. For any interest payment due on or after July 2, 2009, 3.0% per annum of the accrued interest payable shall be capitalized and added to the principal amount of the loan. At June 30, 2009, the interest rate on the facility was 12.0%.

Subject to earlier termination rights and events of default, the stated maturity date of our subordinated credit facility is the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate our subordinated credit facility, and may, from time to time, permanently reduce the lenders’ aggregate commitment under our subordinated credit facility in compliance with certain notice and dollar increment requirements.

Our general partner and Abraxas Operating have guaranteed the Partnership’s obligations under our subordinated credit facility on a subordinated basis. Obligations under our subordinated credit facility are secured by a second priority perfected security interest, subject to certain permitted encumbrances in all of our, our general partner’s, and Abraxas Operating’s material property and assets, excluding our general partner units.

Under our subordinated credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter of not less than 2.50 to 1.00. Under the terms of our subordinated credit facility, the current ratio is the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but exclude any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense. For the purposes of this calculation, EBITDA is consolidated net income plus interest expense, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 minus all non-cash items of income which were included in determining the consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. As of June 30, 2009, our current ratio was 23.74 to 1.00 and our interest coverage ratio was 3.85 to 1.00.

Our subordinated credit facility required us to enter into hedging arrangements for specified volumes, which equated to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2011 and approximately 60% of our estimated oil and gas production for 2012 and was consistent with the hedging requirements under our credit facility. We have entered into several NYMEX-based fixed price commodity swaps on approximately 80% of our estimated oil and gas production from our estimated net proved developed producing reserves through December 31, 2012. On July 29, 2009, we monetized all of our “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, we repaid $28.7 million of indebtedness under our credit facility on July 31, 2009. In connection with the monetization and repayment, we were required to enter into new commodity swaps on approximately 85% of our estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and on 70% for 2013.

In addition to the foregoing and other customary covenants, our subordinated credit facility contains a number of covenants that, among other things, will restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of our business; and

•	permit a change of control.

Our subordinated credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities. An event of default would occur if we fail to receive $20.0 million of proceeds from an equity issuance on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting. In addition, if the indebtedness under our subordinated credit facility has not been repaid on or before the earlier of (a) October 9, 2009 and (b) three business days after the Special Meeting, we are required to issue warrants to purchase 2.5% of the then outstanding units to the lenders at an exercise price of $0.01 per unit. We had intended to repay the subordinated credit facility with proceeds from our initial public offering. Under the terms of the Voting Agreement, we agreed to not file any further amendments to the registration statement for our initial public offering or take any actions intended to consummate the initial public offering and, as a result of executing the Merger Agreement, we are no longer pursuing the refinancing of our subordinated credit facility other than in connection with the new credit facility which is subject to the completion of the Merger. In connection with the Merger, we have received a non-binding term sheet for a new senior secured revolving credit facility of up to $300.0 million and a senior secured term loan of $10.0 million, of which approximately $155.0 million is expected to be available to us at closing. If the Merger is not consummated, we would be in default under our subordinated credit facility and our credit facility. We cannot assure you that the Merger or the new credit facility will be consummated. If an event of default were to occur under our subordinated credit facility, the lenders could foreclose on our assets and exercise other customary remedies, all of which would have a material adverse effect on us.

We are in compliance with all covenants as of June 30, 2009.

6. Earnings per Unit

The following table sets forth the computation of basic and diluted earnings per unit:

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
	(In thousands except per unit data)
Numerator:
Net income (loss)	$(12,929)	$(88,672)

Denominator:
Denominator for basic earnings (loss) per unit— weighted average units	11,445	11,362
Effect of dilutive securities	—	—

Denominator for diluted earnings (loss) per unit-adjusted weighted average units and assumed exercise of options	11,445	11,362

Net income (loss) per unit—basic	$(1.13)	$(7.80)

Net income (loss) per unit—diluted	$(1.13)	$(7.80)

For the six months ended June 30, 2008, units issuable in connection with unit options are not included in diluted units. Inclusion of these units would be antidilutive due to losses incurred in the period.

7. Hedging Program and Derivatives

We do not intend to designate any of our derivative instruments as a hedge nor to employ hedge accounting as prescribed by SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” and related interpretations. Accordingly, derivative instruments are recorded on the balance sheet at their fair value with adjustments to the carrying value of the instruments being recognized in revenue in the current period.

Under the terms of our credit facility, we were required to enter into hedging arrangements for specified volumes, which equated to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2011 and 60% of the estimated oil and gas production from our net proved developed producing reserves for the calendar year 2012. The Partnership has entered into NYMEX—based fixed price commodity swaps at then current market prices.

We had the following derivative contracts in place at June 30, 2009:

Period Covered	Product	Volume (Production per day)	Fixed Price
Year 2009	Gas	10,595 Mmbtu	$8.45
Year 2009	Oil	1,000 Bbl	$83.80
Year 2010	Gas	9,130 Mmbtu	$8.22
Year 2010	Oil	895 Bbl	$83.26
Year 2011	Gas	8,010 Mmbtu	$8.10
Year 2011	Oil	810 Bbl	$86.45
Year 2012	Gas	3,000 Mmbtu	$6.88
Year 2012	Oil	670 Bbl	$67.60

At June 30, 2009, the aggregate fair market value of our commodity derivative contracts was approximately $24.3 million.

On July 29, 2009, we monetized all of our “in-the-money” commodity swaps for $26.7 million and together with the July 2009 commodity swap settlement of $2.0 million, we repaid $28.7 million of indebtedness under our credit facility on July 31, 2009. In connection with the monetization and repayment, we were required to enter into new commodity swaps at prevailing market prices.

The following table sets forth our consolidated derivative contract position as of July 31, 2009:

	Fixed-Price Swaps
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

In order to mitigate our interest rate exposure, we entered into an interest rate swap, effective August 12, 2008, as amended in February 2009, to fix our floating LIBOR based debt. Our 2-year interest rate swap arrangement is for $100.0 million is at a fixed rate of 2.95%. The arrangement expires on August 12, 2010.

8. Distributions

Under our limited partnership agreement, the unitholders are entitled to receive a quarterly distribution of available cash to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The following provides a summary of distributions paid by the Partnership for the period from May 25 to June 30, 2009:

Date Paid	Period covered by distribution	Distribution per unit	Total distribution (in thousands)
August 14, 2007	May 25 – June 30, 2007	$.1520	$1,727
November 14, 2007	July 1 – September 30, 2007	.3750	4,261
February 14, 2008	October 1 – December 31, 2007	.3750	4,261
May 14, 2008	January1 – March 31, 2008	.4000	4,545
August 14, 2008	April 1 – June 30, 2008	.4375	4,971
November 14, 2008	July 1 – September 30, 2008	.4400	4,998
February 13, 2009	October 31 – December 31, 2008	.3750	4,267

			$29,030

Under the terms of our credit facility, we may make cash distributions if, after giving effect to such distributions, we are not in default under our credit facility, there is no borrowing base deficiency and provided that (a) no such distribution shall be made using the proceeds of any advance unless the unused portion of the amount then available under our credit facility is greater than or equal to 10% of the lesser of our borrowing base (which is currently $95.0 million) or the total commitment amount of our credit facility (which is $300.0 million) at such time, (b) with respect to the cash distribution scheduled to be made on or about May 15, 2009 attributable to the first quarter of 2009, no such distribution shall be made unless (i) the sum of unrestricted cash and the unused portion of the amount then available under our credit facility after giving effect to such distribution exceeds $20.0 million, or (ii) our subordinated credit facility shall have terminated and (c) no cash distribution shall exceed $0.44 per unit per quarter while our subordinated credit facility is outstanding. Under the credit facility, the amount of the cash distribution to be made by the Partnership on or about May 14, 2009 attributable to the first quarter of 2009 was to be deposited into an escrow account established with one of the lenders. Rather than paying the funds into an escrow account, the board of directors of the general partner elected to defer the declaration of the cash distribution attributable to the first quarter of 2009. Furthermore, in accordance with the terms of the Merger Agreement, the Partnership is precluded from declaring or paying any future cash distributions. Additionally, while our subordinated credit facility is outstanding, our capital expenditures are limited to $12.5 million.

9. Financial Instruments

SFAS 157—Effective January 1, 2008, the Partnership adopted Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating a measure of the Partnership’s own non-performance risk or that of its counterparties as appropriate, which was not material. The primary impact from adoption was additional disclosures.

The Partnership elected to implement SFAS 157 with the one-year deferral permitted by FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), issued February 2008, which defers the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. As it relates to the Partnership, the deferral applies to certain nonfinancial assets and liabilities as may be acquired in a business combination and thereby measured at fair value; impaired oil and gas property assessments, and the initial recognition of asset retirement obligations for which fair value is used. The adoption of FAS 157 did not have an impact on the Partnership.

Fair Value Hierarchy—SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Partnership is further required to assess the creditworthiness of the counter party to the derivative contract. The results of the assessment of non-performance risk, based on the counter party’s credit risk, could result in an adjustment of the carrying value of the derivative instrument. The following table presents information about the Partnership’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Partnership to determine such fair value (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 30, 2009
Assets:
NYMEX Fixed Price Derivative contracts	$—	$27,548	$—	$27,548

Total Assets	$—	$27,548	$—	$27,548

Liabilities:
NYMEX Fixed Price Derivative contracts	$—	$3,202	$—	$3,202
Interest Rate Swaps	—	—	2,697	2,697

Total Liabilities	$—	$3,202	$2,697	$5,899

The Partnership’s derivative contracts consist of NYMEX-based fixed price commodity swaps and interest rate swaps. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity, and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, these derivative contracts are classified as Level 2.

The Partnership entered into a two year interest rate swap in August 2008. The notional amount is $100.0 million for the first year and $50.0 million for the second year. The Partnership will pay interest at 3.367% and be paid the floating 1-month LIBOR rate. The interest rate swap was amended in February 2009 and increased the notional amount in the second year to $100.0 million and reduced the overall interest rate to 2.95%. As there is no actively traded market for this type of swap and no observable market parameters, these derivative contracts are classified as Level 3.

Additional information for the Partnership’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for the six months ended June 30, 2009 is as follows (in thousands):

Derivative Assets and (Liabilities) - net
Balance December 31, 2008	$(3,000)
Total realized and unrealized losses included in change in net liability	(869)
Settlements during the period	1,172

Ending balance June 30, 2009	$(2,697)

10. Contingencies—Litigation

From time to time, the Partnership is involved in litigation relating to claims arising out of its operations in the normal course of business. At June 30, 2009, the Partnership was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on its operations.

Annex A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

Abraxas Petroleum Corporation,

Abraxas Energy Partners, L.P.

and

Merger Sub, as defined herein

Dated as of July 17, 2009

A-i

A-ii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 17, 2009 (this “Agreement”), is entered into by and among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Abraxas”), ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (“Energy”), and, from and after its accession to this Agreement in accordance with Section 2.1(b), the Delaware limited liability company to be formed as a wholly-owned subsidiary of Abraxas (“Merger Sub”).

WITNESSETH:

WHEREAS, on June 30, 2009, Abraxas and Energy entered into that certain Agreement and Plan of Merger (the “Original Agreement”) whereby Energy would be merged with and into Abraxas, with Abraxas surviving;

WHEREAS, the Abraxas Special Committee has determined that it is in the best interest of Abraxas to amend and restate the Original Agreement to restructure the transaction contemplated in the Original Agreement as a “forward triangular merger,” in which Energy would merge with and into Merger Sub, with Merger Sub surviving the merger (the “Merger”) and become a wholly-owned subsidiary of Abraxas;

WHEREAS, the Energy Committee has determined that it is in the best interest of Energy to amend and restate the Original Agreement to restructure the transaction contemplated in the Original Agreement as a “forward triangular merger,” in which Energy would merge with and into Merger Sub, with Merger Sub surviving the Merger and become a wholly-owned subsidiary of Abraxas;

WHEREAS, pursuant to Section 10.02 of the Original Agreement, the Original Agreement may be amended or modified at any time by an agreement in writing between Abraxas and Energy approved by the Energy Committee, in the case of Energy, and the Abraxas Special Committee, in the case of Abraxas;

WHEREAS, the Energy Committee and the Abraxas Special Committee have approved the terms of this Agreement and desire to amend and restate the Original Agreement as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Abraxas” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Abraxas Board” shall mean the Board of Directors of Abraxas.

“Abraxas Change in Recommendation” shall have the meaning set forth in Section 7.2(b).

“Abraxas Common Stock” shall mean the common stock, par value $0.01 per share, of Abraxas.

“Abraxas Credit Facility” shall mean that certain Credit Agreement, dated as of June 27, 2007, and the Loan Documents (as defined therein), as amended from time to time, among Abraxas, the lenders party thereto, and Société Générale, as Administrative Agent and Issuing Lender.

“Abraxas Directors Plan” shall mean the Abraxas Petroleum Corporation 2005 Non-Employee Directors Long-Term Equity Incentive Plan.

“Abraxas Financial Advisor” shall have the meaning set forth in Section 5.5(c).

“Abraxas LTIP” shall mean the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan.

“Abraxas Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Abraxas Meeting” shall have the meaning set forth in Section 7.2(b).

“Abraxas Operating” shall mean Abraxas Operating, LLC, a Texas limited liability company and wholly-owned subsidiary of Energy.

“Abraxas Permits” shall have the meaning set forth in Section 5.7(b).

“Abraxas Recommendation” shall have the meaning set forth in Section 7.2(b).

“Abraxas Restricted Stock” shall mean awards of restricted stock pursuant to the Abraxas LTIP.

“Abraxas Special Committee” shall mean the Special Committee of the Abraxas Board, consisting solely of independent directors, which directors are also independent of Energy.

“Abraxas Stock Options” shall have the meaning set forth in Section 3.5(a).

“Abraxas Stockholder Approval” shall have the meaning set forth in Section 8.1.

“Abraxas Subsidiaries” shall have the meaning set forth in Section 6.2.

“Affiliate” shall mean, with respect to any Person, those other Persons that, directly or indirectly, control or are controlled by, or are under common control with, such Person; provided, however, that, for purposes of this Agreement, Energy and Abraxas Operating shall not be considered Affiliates of Abraxas, and Abraxas and its Subsidiaries shall not be considered Affiliates of Energy, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Amendment to the Voting Agreement” shall mean Amendment No. 1 to Voting, Registration Rights & Lock-Up Agreement, dated as of even date herewith, among Abraxas, Energy and the Unaffiliated Unitholders.

“Annual Report” shall have the meaning set forth in Section 5.8(b).

“Applicable Number” shall have the meaning set forth in Section 3.1(a).

“Benefit Plan” shall have the meaning set forth in Section 4.3(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Antonio, Texas.

“Certificate” shall have the meaning set forth in Section 3.1(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.2(b).

“Claim” shall have the meaning set forth in Section 7.6(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall have the meaning set forth in Section 4.6(a).

“Delaware LLC Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq., as amended.

“Delaware LP Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101 et seq., as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(b).

“Energy” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Energy Change in Recommendation” shall have the meaning set forth in Section 7.2(a).

“Energy Committee” shall mean the Audit and Conflicts Committee of the GP Board consisting solely of independent directors, which directors are also independent of Abraxas.

“Energy Common Units” shall mean the common units representing limited partnership interests of Energy having the rights and obligations specified in the Partnership Agreement.

“Energy Credit Agreement” shall mean the Credit Agreement, dated as of January 31, 2008, and the Loan Documents (as defined therein), as amended from time to time, among Energy, the lenders party thereto, Société Générale, as Administrative Agent and Issuing Lender, The Royal Bank of Canada, as Syndication Agent, and The Royal Bank of Scotland PLC, as Document Agent.

“Energy Director Designees” shall have the meaning set forth in Section 7.7.

“Energy Financial Advisor” shall have the meaning set forth in Section 4.5(c).

“Energy LTIP” shall mean the Abraxas Energy Partners, L.P. Amended and Restated Long-Term Incentive Plan, amended and restated as of January 14, 2009.

“Energy Material Adverse Effect” shall have the meaning set forth in Section 4.1.

“Energy Meeting” shall have the meaning set forth in Section 7.2(a).

“Energy Phantom Units” shall mean the Energy Phantom Units granted under the Energy LTIP.

“Energy Recommendation” shall have the meaning set forth in Section 7.2(a).

“Energy Restricted Units” shall mean Energy Restricted Common Units granted under the Energy LTIP.

“Energy Subordinated Credit Agreement” shall mean the Subordinated Credit Agreement dated as of January 31, 2008 and the Loan Documents (as defined therein), as amended from time to time, by and among Energy, the lenders party thereto, Société Générale, as Administrative Agent, and The Royal Bank of Canada, as Syndication Agent.

“Energy Unit Options” shall mean options to purchase Energy Common Units to be granted under the Energy LTIP upon consummation of the initial public offering of the Energy Common Units.

“Energy Unitholder Approval” shall mean the approval of the owners of 80% of the Energy Common Units of the transactions contemplated by this Agreement including the Merger.

“Energy Unitholders” shall mean the holders of Energy Common Units.

“Environmental Laws and Regulations” shall mean all Laws of any Governmental Authority relating to pollution, nuisance, natural resources or the protection of health and safety (relating to exposure to Hazardous Materials), the environment, (including emissions, discharges, Releases, or threatened Releases of any Hazardous Material; and the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material) in effect as of the date hereof including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (vii) the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and (viii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.15(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a).

“GAAP” shall have the meaning set forth in Section 4.1.

“Governing Documents” shall have the meaning set forth in Section 2.2(e).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality (including any self-regulatory organization), or any arbitrator in any case that has jurisdiction over Energy, Abraxas or Merger Sub, as the case may be, or any of their respective properties or assets.

“GP” shall mean Abraxas General Partner, LLC, a Delaware limited liability company and the general partner of Energy.

“GP Board” shall mean the Board of Directors of the GP.

“GP Unit” shall mean the general partnership units of Energy owned by the GP.

“Hazardous Materials” shall mean any substance that is designated, defined or classified under any applicable Environmental Laws and Regulations as a hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which, or is otherwise regulated or requires removal, remediation or reporting under any applicable Environmental Laws and Regulations. Hazardous Materials include, without limitation, anything which is: (i) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6) as of the date of this Agreement; (ii) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6921 as of the date of this Agreement; (iii) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991 as of the date of this Agreement; (iv) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14) as of the date of this Agreement; (v) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33) as of the date of this Agreement; (vi) petroleum; (vii) asbestos; (viii) polychlorinated biphenyl; and (ix) radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Expenses” shall have the meaning set forth in Section 7.6(a).

“Indemnified Party” shall have the meaning set forth in Section 7.6(a).

“Investments” shall mean Abraxas Energy Investments, LLC, a Texas limited liability company and a limited partner of the Partnership.

“Law” or “Laws” shall mean federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Authorities.

“Letter of Intent” shall mean that certain letter of intent dated June 18, 2009 by and among Abraxas, Energy and the Unaffiliated Unitholders named therein.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Meeting” shall have the meaning set forth in Section 7.2(b).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Merger Sub” shall have the meaning set forth in the introductory paragraph of this Agreement.

“NASDAQ” shall mean the NASDAQ Capital Market.

“Nevada Statute” shall mean Chapter 78 of the Nevada Revised Statutes and Chapter 92A of the Nevada Revised Statutes, each as amended.

“Omnibus Agreement” shall mean the Omnibus Agreement, dated as of May 25, 2007, as may be amended from time to time, among Abraxas, the GP, Energy and Abraxas Operating.

“Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Outside Determination Date” shall have the meaning set forth in Section 9.1(e).

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Energy dated as of September 19, 2007.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Proxy Statement” shall have the meaning set forth in Section 7.3.

“Quarterly Report” shall have the meaning set forth in Section 5.8(b).

“Release” shall mean the active or passive spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Filings” shall have the meaning set forth in Section 5.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Issuance” shall mean the issuance of shares of Abraxas Common Stock in the Merger pursuant to this Agreement.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that for purposes of this Agreement (other than in the definition of Abraxas Material Adverse Effect), Energy and Abraxas Operating shall not be deemed to be Subsidiaries of Abraxas.

“Surviving Entity” shall have the meaning set forth in Section 2.2(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint or several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Calculation” shall have the meaning set forth in Section 6.4.

“Tax Return” means any return, report, statement, information return or other document (including any schedule or attachment thereto) filed or required to be filed with any taxing authority with respect to the determination, assessment or collection of, or otherwise with respect to, Taxes.

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Unaffiliated Unitholders” shall mean the holders of Energy Common Units as of the date of this Agreement, other than Abraxas and its Affiliates and the officers and directors of Abraxas.

“Voting Agreement” shall mean that certain Voting, Registration Rights & Lock-up Agreement dated as of June 30, 2009 by and among Abraxas, Energy and the Unaffiliated Unitholders named therein, as amended.

“VWAP” shall mean, for any date, the daily volume weighted average price of the Abraxas Common Stock for such date (or the nearest preceding date) on the NASDAQ or such other exchange on which the Abraxas Common Stock is then traded or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1 Formation of Merger Sub; Accession.

(a) Reasonably promptly after the date hereof, and in any event within six (6) Business Days after the date hereof, Abraxas shall form Merger Sub. Abraxas shall own 100 percent of the outstanding equity interests of Merger Sub.

(b) Promptly after forming Merger Sub, (i) Abraxas, as the sole member of Merger Sub, shall approve and adopt this Agreement and (ii) Abraxas shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its formation. Prior to the Effective Time, Abraxas shall take such actions as are reasonably necessary to cause the board of directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated by this Agreement.

2.2 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Energy shall merge with and into Merger Sub, the separate existence of Energy shall cease and Merger Sub shall survive and continue to exist as a Delaware limited liability company (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”) and become a wholly-owned subsidiary of Abraxas.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VIII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be agreed by Energy, Merger Sub and Abraxas in writing and set forth in the Certificate of Merger (the “Effective Time”), in

accordance with the Delaware LP Act and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). The Merger shall have the effects prescribed in the Delaware LP Act and the Delaware LLC Act. In no event shall the Effective Time occur later than five (5) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII.

(c) Directors of the Surviving Entity. Subject to the terms and conditions set forth in Section 7.7 in accordance with this Agreement, the individuals who are the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(d) Officers of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(e) Governing Documents of the Surviving Entity. The Certificate of Incorporation and the limited liability company agreement of Merger Sub (the “Governing Documents”), as in effect immediately prior to the Effective Time, shall remain the Governing Documents of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions thereof and applicable law.

2.3 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VIII in accordance with this Agreement, the filing of the Certificate of Merger with the Delaware Secretary of State and the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the first Business Day after the day on which all of the conditions set forth in Article VIII (other than those that by their nature are to be satisfied by actions taken at Closing, but subject to their satisfaction or waiver) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Jackson Walker L.L.P., 112 E. Pecan, Suite 2400, San Antonio, Texas 78205, at 10:00 a.m. local time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement:

(a) By virtue of the Merger and without any action by Abraxas or any holder thereof, at the Effective Time, each Energy Common Unit issued and outstanding immediately prior to the Effective Time, including Energy Restricted Units and Energy Phantom Units in accordance with Section 3.5(b), shall be converted into the right to receive the Applicable Number of shares of Abraxas Common Stock (the “Exchange Ratio”) which Abraxas Common Stock shall be duly authorized, validly issued, fully paid and non-assessable. The number of shares of Abraxas Common Stock issued pursuant to this Section 3.1(a) shall be referred to herein as the “Merger Consideration.” For purposes of this Agreement, subject to adjustment pursuant to Section 3.4, the “Applicable Number” shall mean the number of validly issued, fully paid and non-assessable shares of Abraxas Common Stock determined by dividing (i) $6.00 by (ii) the average VWAP for the Abraxas Common Stock as reported on NASDAQ for the twenty consecutive trading days ending on the third business day preceding the date of the Abraxas Meeting; provided, however, that in no event shall the Applicable Number be less than 4.25 or greater than 6.

(b) By virtue of the Merger, each GP Unit held by the GP immediately prior to the Effective Time and each Energy Common Unit held by Abraxas or its Subsidiaries immediately prior to the Effective Time shall be canceled.

(c) All Energy Common Units, when converted in the Merger shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a “Certificate”) previously representing any such Energy Common Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, if any, to be issued in consideration therefor upon the surrender of such Certificates in accordance with Section  3.2.

3.2 Exchange of Certificates.

(a) Exchange Agent; Deposit of Consideration. Prior to the Effective Time, Abraxas shall appoint American Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent (the “Exchange Agent”) hereunder. At or prior to the Effective Time, Abraxas shall deposit or shall cause to be deposited the shares of Abraxas Common Stock to be issued as Merger Consideration with the Exchange Agent for the benefit of the holders of Energy Common Units and which shall be used to make all deliveries of shares of Abraxas Common Stock as required by and pursuant to this Article III. Any shares of Abraxas Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Abraxas at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid for Energy Common Units pursuant to this Agreement, through the Merger, out of the Exchange Fund. Except as contemplated by this Section 3.2, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Abraxas shall instruct the Exchange Agent to mail to each record holder of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, and shall be in customary form and agreed to by Abraxas and Energy prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect of the Energy Common Units represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor certificate(s) evidencing shares of Abraxas Common Stock. No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of Energy Common Units that is not registered in the transfer records of Energy, the Merger Consideration payable in respect of such Energy Common Units may be paid to a transferee if the Certificate representing such Energy Common Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without interest payable in respect of the Energy Common Units represented by such Certificate.

(c) No Further Rights in Energy Common Units. The Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Energy Common Units.

(d) Fractional Shares of Abraxas Common Stock. No certificates or scrip of the shares of Abraxas Common Stock representing fractional shares of Abraxas Common Stock or book entry credit of the same (after aggregating all fractional shares of Abraxas Common Stock to be received by such holder) shall be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Abraxas Common Stock. Notwithstanding any other provision of this Agreement, each holder of Energy Common Units (including

Energy Restricted Units and Energy Phantom Units) exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Abraxas Common Stock (after taking into account all Certificates delivered by such holder) shall not receive any consideration therefor and all such fractional shares shall be rounded down to the nearest whole share of Abraxas Common Stock.

(e) Termination of Exchange Fund with Respect to Merger. Any portion of the Exchange Fund that remains undistributed to the holders of Energy Common Units in the Merger after 180 days following the Effective Time shall be delivered to Abraxas upon demand and, from and after such delivery, any former holders of Energy Common Units who have not theretofore complied with this Article III shall thereafter look only to Abraxas for the Merger Consideration payable in the Merger in respect of such Energy Common Units without any interest thereon. Any amounts remaining unclaimed by holders of Energy Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Abraxas free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f) No Liability. None of Abraxas, Energy or Merger Sub shall be liable to any holder of Energy Common Units for any shares of Abraxas Common Stock (or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Energy or Abraxas, the posting by such Person of a bond, in such reasonable amount as Energy or Abraxas may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Energy Common Units represented by such lost, stolen or destroyed Certificate.

(h) Withholding. Each of Energy, Abraxas, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Energy Common Units such amounts as Energy, Abraxas, Merger Sub or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Energy Common Units in respect of whom such deduction and withholding was made by Energy, Abraxas, the Merger Sub or the Exchange Agent, as the case may be.

3.3 Rights As Unitholders; Unit Transfers. From and after the Effective Time, holders of Energy Common Units and GP Units shall cease to be, and shall have no rights as, limited partners or as the general partner, respectively, of Energy, and shall have no rights in respect of Energy Common Units or the GP Units, other than the right to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Energy of the Energy Common Units or GP Units.

3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or dividends in the form of equity interests with respect to Abraxas Common Stock or the Energy Common Units, the number of shares of Abraxas Common Stock to be issued in the Merger and the Exchange Ratio will be correspondingly adjusted.

3.5 Options, Phantom Units and Restricted Units.

(a) At the Effective Time, automatically and without any action on the part of the holder thereof, Abraxas will assume each Energy Unit Option which had previously been approved under the Energy LTIP to be granted upon the consummation of initial public offering of the Energy Common Units, and such Energy Unit Option will become an option (i) to purchase that number of shares of Abraxas Common Stock

(calculated on an aggregate basis and rounded down to the nearest whole share of Abraxas Common Stock) obtained by multiplying the number of Energy Common Units issuable upon the exercise of such Energy Unit Option by the Exchange Ratio, (ii) at an exercise price per share (calculated on an aggregate basis and rounded up to the nearest whole penny) equal to the closing price of the Abraxas Common Stock on the NASDAQ on the date on which the Effective Time occurs, and (iii) otherwise upon the terms and conditions of the Abraxas LTIP (each an “Abraxas Stock Option” and, collectively, “Abraxas Stock Options”).

(b) At the Effective Time, all outstanding Energy Restricted Units and Energy Phantom Units previously granted shall be converted pursuant to Section 3.1(a), at the Exchange Ratio, into shares of Abraxas Restricted Stock pursuant to the Abraxas LTIP. Any fractional share of Abraxas Restricted Stock shall be rounded down to the nearest whole share of Abraxas Common Stock. Each share of Abraxas Common Stock in respect of which an Energy Restricted Unit or Energy Phantom Unit, respectively, was so assumed and converted shall be subject to, and shall vest upon, the terms and conditions that are the same as those of the applicable Energy Restricted Unit or Energy Phantom Unit. Promptly after the Effective Time, Abraxas will provide each holder of Energy Restricted Units and Energy Phantom Units with a notice describing the assumption and conversion of such awards.

(c) With the exception of those Persons who hold Energy Restricted Units and Energy Phantom Units, no Person shall have any right under any plan, program, agreement or arrangement with respect to Energy Common Units, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits or compensation measured by the value of a number of Energy Common Units at and after the Effective Time.

(d) Abraxas will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Abraxas Common Stock for delivery upon exercise of Abraxas Stock Options in respect of the Energy Unit Options that Abraxas assumes under Sections 3.5(a) and 3.5(b).

(e) Abraxas will provide for the grant of assumed and converted equity compensation awards described above in this Section 3.5 under the Abraxas LTIP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ENERGY

Energy hereby represents and warrants to Abraxas and Merger Sub that:

4.1 Organization and Qualification. Energy is a limited partnership duly organized and validly existing in good standing under the Laws of the State of Delaware. Energy has the requisite limited partnership power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an Energy Material Adverse Effect (as defined below). When used in connection with Energy or Abraxas Operating, the term “Energy Material Adverse Effect” shall mean any state of facts, circumstance, change, event, occurrence or effect that is materially adverse to the business, properties, financial condition or results of operations of Energy and Abraxas Operating, taken as a whole, except that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, an Energy Material Adverse Effect: (i) general economic conditions, changes in securities markets (including any disruption thereof), regulatory or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, natural disasters or other force majeure events, in each case in the United States or elsewhere, except to the extent that such conditions, changes or events affect Energy in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Energy; (ii) changes in or events or conditions generally affecting the oil and gas exploration and production industry (including changes in commodity prices and general market prices), except to the extent that such conditions, changes or events affect Energy in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Energy; (iii) changes in Laws or U.S. generally accepted accounting principles (“GAAP”) or interpretations thereof, except to the extent that such changes affect Energy in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Energy; (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger; (v) any failure by Energy to meet estimates of revenues or earnings for any period ending after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether an Energy Material Adverse Effect has occurred); or (vi) the taking of any action (or omitting to take any action) required or contemplated by this Agreement or the taking of any action (or omitting to take any action) that Abraxas has requested or to which Abraxas has consented.

4.2 Subsidiaries. The only subsidiary of Energy is Abraxas Operating. Abraxas Operating (i) is duly organized and validly existing under the Laws of the State of Texas, (ii) has the requisite limited liability company power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have an Energy Material Adverse Effect. Other than with respect to Abraxas Operating, Energy does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Energy. All of Energy’s equity interests in Abraxas Operating, whether directly or indirectly owned, are held free and clear of any Lien (other than in favor of Energy or Abraxas Operating), no equity interests of Abraxas Operating are or may become required to be issued by reason of any Rights, there are no contracts, commitments, understandings or arrangements by which Abraxas Operating is or may be bound to sell or otherwise transfer any equity interests of Abraxas Operating, there are no contracts, commitments, understandings, or arrangements relating to Energy’s rights to vote or to dispose of such equity interests, and all of the equity interests of Abraxas Operating held by Energy are fully paid and non-assessable and are owned by Energy free and clear of any Liens.

4.3 Capitalization.

(a) As of the date of this Agreement, there were 11,462,149 Energy Common Units issued and outstanding (51,900 of which were Energy Restricted Units), and all of such Energy Common Units and the member interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act).

(b) As of the date of this Agreement, none of Energy’s equity securities are authorized and reserved for issuance, Energy does not have any Rights issued or outstanding with respect to its equity securities, and Energy does not have any commitment to authorize, issue or sell any such equity securities or Rights. Since June 1, 2009, Energy has not issued any equity securities or Rights in respect thereof or reserved any interests of Energy’s equity securities for such purposes. There are no outstanding contractual obligations of Energy or Abraxas Operating to repurchase, redeem or otherwise acquire any equity interests of Energy or Abraxas Operating.

(c) As of the date of this Agreement, there were 248,950 Energy Common Units that were issuable and reserved for issuance upon exercise of Energy Unit Options and 47,255 Energy Phantom Units issued and outstanding.

(d) Other than with respect to the Energy LTIP, neither Energy nor Abraxas Operating (i) sponsors, maintains, directly contributes or is obligated to directly contribute to, any Benefit Plan for the benefit of any employee, former employee, director or former director of Energy or Abraxas Operating or (ii) otherwise provides or is obligated to provide benefits to any current, former or future employee, officer or director of Energy or Abraxas Operating or to any beneficiary or dependent thereof under any Benefit Plan. For purposes of the foregoing, a “Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar material plan, program, agreement or commitment, whether written or unwritten; provided, however, that “Benefit Plan” shall not include any employee benefit plan that is sponsored by Abraxas.

4.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Energy has all requisite limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement and the Voting Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Energy Unitholders to the extent required by the Partnership Agreement and applicable Law.

(b) The execution, delivery and performance of this Agreement and the Voting Agreement by Energy and the consummation by Energy of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited partnership action on the part of Energy (other than receipt of the Energy Unitholder Approval and the filing of appropriate merger documents as required by the Delaware LP Act and the Nevada Statute).

(c) This Agreement and the Voting Agreement have been duly executed and delivered by Energy and, assuming the due authorization, execution and delivery hereof and thereon by the parties thereto other than Energy, each constitutes a valid and binding obligation of Energy, enforceable against Energy in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at Law).

4.5 GP Board Recommendation; Opinion of Energy Financial Advisor.

(a) At a meeting duly called and held, the Energy Committee determined by unanimous vote of all of its members that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and Energy, and resolved to recommend that the full GP Board adopt this Agreement, approve the transactions contemplated hereby, and recommend the adoption of this Agreement and approval of the transactions contemplated hereby by the Energy Unitholders.

(b) At a meeting duly called and held, the GP Board, by unanimous vote of all of its members other than Robert L.G. Watson and Ralph F. Cox, who recused themselves, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Unaffiliated Unitholders and Energy and (ii) approved and adopted this Agreement and determined to recommend its adoption and approval by the Energy Unitholders.

(c) Stifel, Nicolaus & Company, Incorporated (the “Energy Financial Advisor”) has orally delivered to the Energy Committee its opinion, the written form of which, dated the same date, has been delivered subsequently, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Energy Common Units. A copy of such opinion shall be provided to the Abraxas Special Committee, solely for informational purposes and subject to the terms of the Energy Financial Advisor’s engagement letter agreement, promptly following its delivery in written form to the Energy Committee.

4.6 No Violation; Consents.

(a) The execution and delivery of this Agreement and the Voting Agreement by Energy does not, and consummation by Energy of the transactions contemplated hereby and thereby will not, (i) violate the certificate of formation or the Partnership Agreement of Energy, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument (collectively, “Contracts”) to which Energy or Abraxas Operating is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the Energy Unitholder Approval is obtained) violate any Law applicable to Energy or Abraxas Operating or any of their properties, (iv) result in the creation or imposition of any Lien upon any property of Energy or Abraxas Operating pursuant to the agreements and instruments referred to in clause (ii), or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clauses (ii), (iii), (iv), or (v), for such conflicts, breaches, violations, defaults, Liens, or subjection, that would not, individually or in the aggregate, have an Energy Material Adverse Effect.

(b) Except for (i) expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, (iii) filing or recordation of merger or other appropriate documents as required by the Delaware LP Act or applicable Law of other states in which Energy is qualified to do business, (iv) any governmental consents necessary for transfers of permits and licenses and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have an Energy Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Energy or any ultimate parent entity or controlling person of Energy for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ABRAXAS

Abraxas hereby represents and warrants to Energy that, except as otherwise set forth in the SEC Filings (excluding any forward-looking statements included therein or any statements of a cautionary nature that are not historical facts in any risk factor section of such documents) filed with the SEC prior to the date of this Agreement:

5.1 Organization and Qualification. Abraxas is a corporation duly incorporated and validly existing in good standing under the Laws of the State of Nevada. Abraxas has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an Abraxas Material Adverse Effect (as defined below). When used in connection with Abraxas or any of its Subsidiaries, the term “Abraxas Material Adverse Effect” shall mean any state of facts, circumstance, change, event, occurrence or effect that is materially adverse to the business, properties, financial condition or results of operations of Abraxas and its Subsidiaries (including Energy and Abraxas Operating), taken as a whole, except that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, an Abraxas Material Adverse Effect: (i) general economic conditions, changes in securities markets (including any disruption thereof), regulatory or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, natural disasters or other force majeure events, in each case in the United States or elsewhere, except to the extent that such conditions, changes or events affect Abraxas in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Abraxas; (ii) changes in or events or conditions generally affecting the oil and gas exploration and production industry (including changes in commodity prices and general market prices), except to the extent that such conditions, changes or events affect Abraxas in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Abraxas; provided, however, that the bankruptcy of Abraxas shall be considered to be an Abraxas Material Adverse Effect; (iii) changes in Laws or GAAP or interpretations thereof, except to the extent that such changes affect Abraxas in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as Abraxas; (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger; (v) any failure by Abraxas to meet estimates of revenues or earnings for any period ending after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether an Abraxas Material Adverse Effect has occurred); (vi) the taking of any action (or omitting to take any action) required or contemplated by this Agreement or the taking of any action (or omitting to take any action) that Energy has requested or to which Energy has consented; or (vii) changes in the price or trading volume of Abraxas’ stock (provided that the underlying causes of any such changes may be considered in determining whether an Abraxas Material Adverse Effect has occurred).

5.2 Subsidiaries. Each Subsidiary of Abraxas (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have an Abraxas Material Adverse Effect. Other than with respect to Abraxas’ Subsidiaries, Abraxas does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Abraxas. All of the equity interests Abraxas owns in each of its Subsidiaries, whether directly or through Abraxas’ Subsidiaries, are held free and clear of any Lien (other than in favor of Abraxas or any of its Subsidiaries), no equity interests of any of Abraxas’ Subsidiaries are or may become required to be issued by reason of any Rights, there are no contracts, commitments, understandings or arrangements by which any of Abraxas’ Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, there are no contracts, commitments, understandings, or arrangements relating to Abraxas’ rights to vote or to dispose of such equity interests, and all of the equity interests of each such Subsidiary held by Abraxas or its Subsidiaries are fully paid and non-assessable and are owned by Abraxas or its Subsidiaries free and clear of any Liens.

5.3 Capitalization.

(a) The authorized capital of Abraxas consists of:

(i) Preferred Stock. 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which (A) 100,000 shares have been designated Series A Preferred Stock, par value $100.00 per share, of which no shares are issued and outstanding; (B) 45,741 shares have been designated Series B 8% Cumulative Convertible Preferred Stock, par value $100.00 per share, of which no shares are issued or outstanding; and (C) 45,471 shares have been designated as Series 1995-B 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding.

(ii) Common Stock. 200,000,000 shares of Common Stock of which 49,804,894 shares (including 257,500 shares of Abraxas Restricted Stock), are issued and outstanding as of the date of this Agreement.

(b) All of the outstanding shares of Common Stock of Abraxas (i) have been duly and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights and (ii) were issued in compliance with all applicable state and Federal Laws concerning the issuance of securities or pursuant to valid exemptions therefrom. The shares of Abraxas Common Stock to be issued in the Merger have been duly authorized and when issued and delivered as provided by this Agreement, will be validly issued, fully paid and non-assessable and the issuance of such shares will not be subject to any preemptive or similar rights.

(c) As of the date of this Agreement, Abraxas had (i) warrants outstanding to purchase a total of 992,171 shares of Abraxas Common Stock and (ii) options to purchase a total of 3,232,209 shares of Abraxas Common Stock under the Abraxas LTIP, the Abraxas Directors Plan, other option plans and written option agreements. Except as set forth in the previous sentence, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights to purchase or otherwise acquire from Abraxas any shares of, or any securities convertible into, the capital stock of Abraxas.

(d) Except as disclosed in the SEC Filings, no stockholders of Abraxas have any right to require the registration of any securities of Abraxas or to participate in any such registration.

5.4 Authority; Due Authorization; Binding Agreement.

(a) Abraxas has all requisite corporate power and authority to enter into this Agreement and the Voting Agreement and to perform its obligations and to consummate the transactions under this Agreement and the Voting Agreement.

(b) The execution, delivery and performance of this Agreement and the Voting Agreement by Abraxas and the consummation of the transactions contemplated hereby by Abraxas has been duly and validly authorized by all requisite corporate action on the part of Abraxas (other than, with respect to the Stock Issuance, the approval of the Stock Issuance by the affirmative vote of Abraxas stockholders, to the extent required by applicable Law and the filing of appropriate merger documents as required by the Delaware LP Act and the Nevada Statute); and no other vote or approval by any Abraxas stockholder is necessary to consummate the transactions contemplated by this Agreement.

(c) This Agreement and the Voting Agreement have been duly executed and delivered by Abraxas and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than Abraxas, constitutes a valid and binding obligation of Abraxas, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at Law).

5.5 Abraxas Board Recommendation; Opinion of Abraxas Financial Advisor.

(a) At a meeting duly called and held, the Abraxas Special Committee determined by unanimous vote of all of its members that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Abraxas stockholders and Abraxas, and resolved to recommend that the full Abraxas Board adopt this Agreement, approve the transactions contemplated hereby, and recommend the adoption of this Agreement and approval of the Stock Issuance by the Abraxas stockholders.

(b) At a meeting duly called and held, the Abraxas Board by unanimous vote of all of its members other than Robert L.G. Watson, Ralph F. Cox and Franklin A. Burke, who recused themselves, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to and in the best interests of the Abraxas stockholders and Abraxas and (ii) approved and adopted this Agreement and the transactions contemplated hereby and determined to recommend to the stockholders of Abraxas that they approve the Stock Issuance.

(c) Stephens Inc. (“Abraxas Financial Advisor”) has orally delivered to the Abraxas Special Committee its opinion, and has subsequently delivered its opinion in writing, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Abraxas. A copy of such opinion shall be provided to the Energy Committee, solely for informational purposes, promptly following its delivery in written form to the Abraxas Special Committee.

5.6 No Violation; Consents.

(a) The execution and delivery of this Agreement and the Voting Agreement by Abraxas does not, and consummation by Abraxas of the transactions contemplated hereby and thereby will not, (i) violate the articles of incorporation or bylaws of Abraxas, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any Contracts to which Abraxas or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 5.6(b) are duly and timely made or obtained and that the approval of the Stock Issuance by the affirmative vote of Abraxas stockholders is obtained) violate any Law applicable to Abraxas any of its Subsidiaries or any of their properties, (iv) result in the creation or imposition of any Lien upon any property of Abraxas or any of its Subsidiaries pursuant to the agreements and instruments referred to in clause (ii), or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clauses (ii), (iii) or (iv), such conflicts, breaches, violations, defaults, Liens, or subjection that arise under the Abraxas Credit Facility or, in the case of clauses (ii), (iii), (iv), or (v), for such conflicts, breaches, violations, defaults, Liens, or subjection, that would not, individually or in the aggregate, have an Abraxas Material Adverse Effect.

(b) Except for (i) expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and (B) the NASDAQ, (iii) filing or recordation of merger or other appropriate documents as required by the Delaware LP Act, the Delaware LLC Act or applicable Law of other states in which Abraxas, Energy or Merger Sub are qualified to do business, (iv) any governmental consents necessary for transfers of permits and licenses and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have an Abraxas Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Abraxas or any ultimate parent entity or controlling person of Abraxas for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

5.7 Compliance.

(a) Neither Abraxas nor any of its Subsidiaries is in (i) violation of its articles of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable Law, except that no representation or warranty is made in this Section 5.7 with respect to Laws relating to Tax, which are addressed exclusively in Section 5.12, and Environmental Laws and Regulations which are addressed exclusively in Section 5.11 or (iii) default in the performance of any Contracts to which Abraxas or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not have an Abraxas Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, an Abraxas Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the SEC Filings filed prior to the date hereof, as of the date hereof, (i) Abraxas and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Abraxas and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Abraxas Permits”), (ii) all Abraxas Permits are in full force and effect, (iii) no suspension or cancellation of any Abraxas Permits is pending or, to the knowledge of Abraxas, threatened, (iv) Abraxas and its Subsidiaries are not, and since January 1, 2009 have not been, in violation or breach of, or default under, any Abraxas Permit and (v) to the knowledge of Abraxas, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Abraxas Permit (in each case, with or without notice or lapse of time or both).

5.8 SEC Filings; Financial Statements.

(a) All reports and other documents filed or furnished by Abraxas pursuant to the Securities Act and the Exchange Act through the SEC’s Electronic Data Gathering, Analysis and Retrieval system prior to the date hereof (collectively, the “SEC Filings”) are publicly available. The SEC Filings are the only filings required to be filed or furnished by Abraxas pursuant to the Exchange Act since May 25, 2007. At the time of filing thereof, the SEC Filings complied, and each of the SEC Filings filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any such document has been revised or superseded by a later filed SEC Filings. Abraxas has included in the Annual Report a list of all material agreements, contracts and other documents (a “Material Contract”) that it reasonably believes are required to be filed as exhibits to the Annual Report. Each Material Contract to which Abraxas is a party is valid and binding on Abraxas and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have an Abraxas Material Adverse Effect. Abraxas has in all material respects performed all obligations required to be performed by it under each Material Contract to which it is a party, except where such noncompliance, either individually or in the aggregate, would not have an Abraxas Material Adverse Effect. Abraxas does not know of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Abraxas under any such Material Contract, except where such default, either individually or in the aggregate, would not have an Abraxas Material Adverse Effect.

(b) The consolidated financial statements of Abraxas included in the annual report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”) and the quarterly report on Form 10-Q for the three months ended March 31, 2009 (the “Quarterly Report”), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or otherwise, or (ii) as to the Quarterly Report, to the extent it may exclude footnotes) and fairly present in all material respects the consolidated financial position of Abraxas as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Abraxas has not had any disagreement with, and Abraxas has not changed, its independent public accounting firm during the periods covered by the SEC Filings.

5.9 Litigation. Except as disclosed in the SEC Filings, there is no litigation or other legal, administrative or governmental investigation or proceeding pending or, to the knowledge of Abraxas, threatened against or relating to Abraxas or its properties or business, that if determined adversely to Abraxas could reasonably be expected to have an Abraxas Material Adverse Effect.

5.10 No Material Adverse Change. Since the date of the Annual Report, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Abraxas, and no event has occurred or circumstance exists that may result in such a material adverse change except for such changes as may have occurred in the oil and gas industry generally or in the national or world economy.

5.11 Environmental. Except as would not, singly or in the aggregate, reasonably be expected to have a materially adverse effect on the business, properties, financial condition or results of operations of Abraxas and its Subsidiaries, taken as a whole:

(a) The operations and activities of Abraxas and each of its Subsidiaries are and have at all times been in compliance with all Environmental Laws and Regulations.

(b) Abraxas and each of its Subsidiaries have obtained and are in compliance in all material respects with all requirements, permits, licenses and other authorizations which are required with respect to its operations, under all applicable Environmental Laws and Regulations.

(c) Abraxas and each of its Subsidiaries are not subject to any civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or threatened pursuant to any applicable Environmental Laws and Regulations, which has not been abated.

(d) Neither Abraxas nor any of its Subsidiaries have received any written notification asserting any alleged liability or obligation under any applicable Environmental Laws and Regulations with respect to the Release or threatened Release of any Hazardous Materials at any real property now or previously owned, leased, operated or utilized by Abraxas or any of its Subsidiaries, and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notification.

(e) No Hazardous Materials have been Released or threatened to be Released: (i) at, on, under or from any property currently owned, operated or previously owned or operated by Abraxas or any of its Subsidiaries or (ii) to Abraxas’ knowledge, at, on, under or from any property offsite the real properties owned or operated by Abraxas or any of its Subsidiaries where Abraxas or any of its Subsidiaries transported or disposed, or arranged for the transport or disposal of any Hazardous Materials; in either case of (i) or (ii), in violation of Environmental Laws and Regulations or in a manner that could give rise to any liability under Environmental Laws and Regulations, or for which remedial or corrective action may be required under applicable Environmental Laws and Regulations.

(f) To Abraxas’ knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with Abraxas’ or any of its Subsidiaries’ business or operations that, to Abraxas’ knowledge, would reasonably be expected to form the basis for a claim for damages or compensation;

(g) Abraxas has made available to Energy complete and correct copies of all reports, studies, analyses and correspondence on alleged environmental matters (including any alleged non-compliance with any Environmental Law or Release or threatened Release of, or exposure to, Hazardous Materials) that are in Abraxas’ or any of its Subsidiaries’ possession or control and relating to the ownership or operation of Abraxas’ business and assets.

(h) The representations and warranties made in this Section 5.11 are the exclusive representations and warranties relating to environmental matters made by Abraxas.

5.12 Taxes.

(a) Each of Abraxas and its Subsidiaries has filed all Tax Returns (federal, state and local) required to be filed, or has properly filed extensions for filing such Tax Returns, and all such returns are true, correct and complete in all material respects. All Taxes shown to be due and payable on such returns, any assessments imposed, and all other Taxes due and payable by each of Abraxas and its Subsidiaries, or any predecessor on or before the Effective Time, have been paid or will be paid prior to the time they become delinquent or are being contested in good faith by appropriate proceedings. Neither Abraxas nor any of its Subsidiaries has been advised (a) that any of its Tax Returns, federal, state or other, have been or are being audited, or (b) of any deficiency, assessment or proposed judgment with regard to its federal, state or other Taxes. There is no liability for any Tax to be imposed upon the properties or assets of each of Abraxas and its Subsidiaries that is not adequately provided for in accordance with GAAP.

(b) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of each of Abraxas and its Subsidiaries. Each of Abraxas and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Neither Abraxas nor any of its Subsidiaries waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) Neither Abraxas nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Abraxas) or (ii) has liability for the Taxes of any Person (other than each of Abraxas and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d) Neither Abraxas nor any of its Subsidiaries participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or 1.6011-4T.

(e) Neither Abraxas nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(f) Neither Abraxas nor any of its Subsidiaries distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

5.13 Title to Properties and Assets; Liens, Etc. Each of Abraxas and its Subsidiaries has good and marketable title to its properties and assets, other than its oil and gas properties, including the properties and assets reflected in the SEC Filings, and defensible title to its leasehold estates including its oil and gas properties, in each case subject to no Liens, other than (a) those resulting from Taxes which have not yet become delinquent, (b) minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of each of Abraxas and its Subsidiaries, (c) those that have otherwise arisen in the ordinary course of business or (d) liens under the Abraxas Credit Facility. Abraxas and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.

5.14 Intellectual Property.

(a) Each of Abraxas and its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is Abraxas or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b) Neither Abraxas nor any of its Subsidiaries has received any communications alleging and to its knowledge, that there is no basis for any allegation that each of Abraxas and its Subsidiaries has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(c) Neither Abraxas nor any of its Subsidiaries is aware that any of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to each of Abraxas and its Subsidiaries. Each of Abraxas and its Subsidiaries does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by each of Abraxas and its Subsidiaries.

5.15 Employees; Employee Benefits.

(a) Abraxas has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Abraxas’ knowledge, threatened with respect to Abraxas. To Abraxas’ knowledge, no employee of each of Abraxas and its Subsidiaries, nor any consultant with whom each of Abraxas and its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, each of Abraxas and its Subsidiaries because of the nature of the business to be conducted by each of Abraxas and its Subsidiaries; and to Abraxas’ knowledge the continued employment by each of Abraxas and its Subsidiaries of its present employees, and the performance of each of Abraxas and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation. Neither Abraxas nor any of its Subsidiaries received any notice alleging that any such violation has occurred. Neither Abraxas nor any of its Subsidiaries is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with each of Abraxas and its Subsidiaries, nor does each of Abraxas and its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

(b) Neither Abraxas nor any of its Subsidiaries is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each of Abraxas and its Subsidiaries has complied in all material respects with (i) all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law and (ii) all applicable laws relating to the Benefit Plans. Each of Abraxas and its Subsidiaries has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of each of Abraxas and its Subsidiaries and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. The only “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) sponsored by each of Abraxas and its Subsidiaries is Abraxas’ 401(k) plan.

(c) None of the Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified. Neither Abraxas nor any of its Subsidiaries is and has not ever been (i) members of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity (an “ERISA Affiliate”).

(d) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)

(i) constitute an event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or independent contractor of each of Abraxas and its Subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of each of Abraxas and its Subsidiaries to amend or terminate any Benefit Plan (or result in any adverse consequence for any such action). No payment or benefit that will or may be made in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(e) There is no pending litigation, audit, investigation or other proceeding relating to any Benefit Plan or to the employment, termination of employment, compensation or employee benefits of any current or former employee, director or independent contractor nor, to the knowledge of Abraxas, is any such litigation, audit, investigation or other proceeding threatened.

5.16 No Undisclosed Liabilities. Abraxas does not have any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in its consolidated financial statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2008, (b) liabilities of Abraxas or any of Abraxas’ Subsidiaries that would not, individually or in the aggregate, have an Abraxas Material Adverse Effect, (c) liabilities in connection with this Agreement or the Voting Agreement or (d) liabilities under the Energy Credit Agreement or the Energy Subordinated Credit Agreement.

5.17 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by Abraxas of its obligations under this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby.

5.18 Finders or Brokers. Except as contemplated in Section 2.4 of the Voting Agreement and except for Stephens Inc., Abraxas has not (including through its respective board of directors (or similar governing body) or any committee thereof) engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

5.19 Representations Regarding Merger Sub.

(a) Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, from its formation to the Effective Time, shall have engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby;

(b) Upon Merger Sub becoming a party to this Agreement, Merger Sub will be deemed to have made the same representations set forth in Sections 5.1, 5.4 and 5.6, modified only to reflect that Merger Sub will be a limited liability company organized under the laws of the State of Delaware; and

(c) Following the formation of Merger Sub until the Effective Time, Abraxas shall own 100 percent of the outstanding equity interests of Merger Sub.

5.20 No Material Change or Alteration. Except as contemplated by this Agreement and the Amendment to the Voting Agreement, the execution, delivery and performance of this Agreement by Abraxas and Merger Sub and the consummation of the transactions contemplated hereby by Abraxas and Merger Sub does not alter, impact or affect in any way the remaining agreements among Abraxas and the Unaffiliated Unitholders including, but not limited to, the Letter of Intent and the Voting Agreement.

ARTICLE VI

ACTIONS PENDING MERGER

6.1 Conduct of Energy Business. Energy covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) with the prior written consent of the Abraxas Special Committee, which consent may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement, (iii) for transactions between Energy and Abraxas Operating or (iv) as may be required under applicable Law:

(a) the respective businesses of Energy and Abraxas Operating shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except (i) for normal operating and capital expenses incurred in the ordinary course of business and consistent with past practice, (ii) for costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby or (iii) as permitted by any other provision of this Section 6.1, Energy and Abraxas Operating shall not make any expenditures;

(c) Energy shall not, and shall not permit Abraxas Operating to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice);

(d) Energy shall not and shall not permit Abraxas Operating to, make any capital contribution or incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any Person, or make any loans or advances;

(e) Energy shall not amend or otherwise change its certificate of limited partnership or the Partnership Agreement;

(f) Energy shall not, and shall not permit Abraxas Operating to (except in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan or other contractual obligation), issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any partnership units, split, combine or reclassify any of its partnership units, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its partnership units or otherwise make any payments to partners in their capacity as such;

(g) Energy shall not, and shall not permit Abraxas Operating to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(h) Energy shall not, and shall not permit Abraxas Operating to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (i) below), except in accordance with changes in GAAP as concurred to by Energy’s independent auditors;

(i) Energy shall not, and shall not permit Abraxas Operating to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, revoke, change or make any new material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling; and

(j) Energy shall not, and shall not permit Abraxas Operating to, (i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in its financial statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have an Energy Material Adverse Effect;

(k) Energy shall not, and shall not permit Abraxas Operating to, (i) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable Law, (ii) amend any existing employment or severance or termination contract with any executive officer, (iii) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (iv) amend any employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder;

(l) Energy shall not, and shall not permit Abraxas Operating to, agree or formally commit to do any of the foregoing; provided, however, that for purposes of this Section 6.1, Energy’s obligations with respect to any Subsidiaries that are not wholly owned shall be subject to, and limited by, the contractual and fiduciary duties and obligations of Energy or Abraxas Operating with respect to such non-wholly owned Subsidiaries.

6.2 Conduct of Abraxas Business. For purposes of this Section 6.2, “Abraxas Subsidiaries” means the Subsidiaries of Abraxas other than Energy, Abraxas Operating, the GP or Investments. Abraxas covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) with the prior written consent of the Energy Committee, which consent may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement, (iii) for transactions between or among Abraxas and Abraxas Subsidiaries or (iv) as may be required under applicable Law:

(a) the respective businesses of Abraxas and the Abraxas Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except (i) for normal operating and capital expenses incurred in the ordinary course of business consistent with past practice, (ii) for costs and expenses associated with this Agreement and the consummation of the transactions contemplated hereby or (iii) as permitted by any other provision of this Section 6.2, Abraxas and the Abraxas Subsidiaries shall not make any expenditures;

(c) Abraxas shall not, and shall not permit any of the Abraxas Subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice);

(d) Except as set forth in the Omnibus Agreement and any operating agreement, Abraxas shall not make any capital contribution or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become voluntarily responsible for, the obligations of any Person, or make any loans or advances, other than intercompany payables owed to Abraxas relating to services rendered or benefits provided by Abraxas for a Subsidiary in the ordinary course consistent with past practice;

(e) Abraxas shall not adopt or propose to adopt any amendments to its charter documents;

(f) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, issue (except in connection with the transactions contemplated by this Agreement or in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan, the Abraxas LTIP, the Abraxas Directors Plan or other contractual obligation), split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(g) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(h) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (i) below), except in accordance with changes in GAAP as concurred to by Abraxas’ independent auditors;

(i) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, revoke, change or make any new material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(j) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, (i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in its financial statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have an Abraxas Material Adverse Effect;

(k) Abraxas shall not, and shall not permit the Abraxas Subsidiaries to, (i) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable Law, (ii) amend any existing employment or severance or termination contract with any executive officer, (iii) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (iv) except as contemplated in this Agreement, amend any employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder;

(l) Abraxas shall not, and shall not permit the Abraxas Subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing; provided, however, that for purposes of this Section 6.2, Abraxas’ obligations with respect to any Subsidiaries that are not wholly owned shall be subject to, and limited by, the contractual and fiduciary duties and obligations of Abraxas or any of its Subsidiaries with respect to such non-wholly owned Subsidiaries.

6.3 Investigation. From the date hereof until the Effective Time and subject to the requirements of applicable Laws, Abraxas and Energy shall (a) provide to the holders of Energy Common Units and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours after reasonable prior notice to the offices, properties, books and records of Abraxas and Energy, (b) furnish to the holders of Energy Common Units and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to the holders of Energy Common Units, to the extent available, the financial results of Abraxas and its Subsidiaries in advance of any filing by Abraxas with the SEC or other public disclosure containing such financial results), and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Abraxas and Energy to cooperate with the holders of Energy Common Units in their investigation of Abraxas or Energy, as the case may be. Notwithstanding the foregoing provisions of this Section 6.3, Abraxas and Energy shall not be required to, or to cause any of their respective Subsidiaries to, grant access or furnish information to the holders of Energy Common Units or any of their representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. The holders of Energy Common Units shall hold, and shall cause their respective counsel, financial advisors, auditors and representatives to hold, any material or non-public information concerning Abraxas received from Abraxas or its Subsidiaries confidential. Any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Abraxas, Energy or their respective Subsidiaries.

6.4 Tax Calculation. Abraxas has calculated and provided to the Unaffiliated Unitholders an estimate, based on the best information available, of certain tax results of the transactions contemplated by this Agreement (the “Tax Calculation”). Abraxas agrees to utilize the methodology used in the Tax Calculation previously provided.

ARTICLE VII

COVENANTS

Energy hereby covenants to and agrees with Abraxas, and Abraxas hereby covenants to and agrees with Energy, that:

7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Energy and Abraxas shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger as soon as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, including (a) taking such actions as set forth in Section 7.5, (b) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (c) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and (d) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Each of Energy and Abraxas shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby. In complying with the foregoing, none of Energy, Abraxas or any of their respective Subsidiaries shall be required to take measures that would have an Energy Material Adverse Effect or Abraxas Material Adverse Effect, as applicable.

7.2 Equityholder Approvals.

(a) Subject to the terms and conditions of this Agreement, Energy shall take, in accordance with applicable Law and the Partnership Agreement, all action necessary to call, convene and hold, as soon as reasonably practicable, an appropriate meeting of members of Energy to consider and vote upon the adoption of this Agreement, the approval of the Merger and any other matters required to be approved by the holders of Energy Common Units for consummation of the Merger (including any adjournment or postponement, the “Energy Meeting”) not later than July 31, 2009. Subject to the last sentence of this Section 7.2(a), the GP Board and the Energy Committee shall recommend adoption of this Agreement and approval of the transactions contemplated hereunder, including the Merger, to holders of Energy Common Units (the “Energy Recommendation”), and Energy shall take all reasonable lawful action to solicit such approval by Energy Unitholders. Notwithstanding the foregoing, at any time prior to obtaining Energy Unitholder Approval, the GP Board or the Energy Committee may withdraw, modify or qualify in any manner adverse to Abraxas the Energy Recommendation (any such action being referred to as an “Energy Change in Recommendation”) if they have concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that the failure to make an Energy Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(b) Subject to the terms and conditions of this Agreement, Abraxas shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, convene and hold, as soon as reasonably practicable, an appropriate meeting of the holders of Abraxas Common Stock to consider and vote upon the approval of the Stock Issuance and any other matters required to be approved or adopted by it for consummation of the Merger (including any adjournment or postponement, the “Abraxas Meeting”; and each of the Energy Meeting and Abraxas Meeting, a “Meeting”), promptly after the date that the Proxy Statement is cleared by the SEC. Subject to the last sentence of this Section 7.2(b), the Abraxas Board and the Abraxas Special Committee shall recommend approval of the Stock Issuance to the holders of Abraxas Common Stock (the “Abraxas Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining Abraxas Stockholder Approval, the Abraxas Board or the Abraxas Special Committee may withdraw, modify or qualify in any manner adverse to Energy the Abraxas Recommendation (any such action being referred to as an “Abraxas Change in Recommendation”) if the Abraxas Board or the Abraxas Special Committee has concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that the failure to make an Abraxas Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(c) The obligation of Energy to call, hold and convene the Energy Meeting shall not be affected by an Energy Change in Recommendation, and the obligation of Abraxas to call, hold and convene the Abraxas Meeting shall not be affected by an Abraxas Change in Recommendation.

(d) So long as the Energy Recommendation remains unchanged at the time of the Abraxas Meeting, Abraxas and its Subsidiaries shall vote all of their Energy Common Units and Energy GP Units to approve the Merger, adopt this Agreement and approve any other matters required to be approved by the holders of Energy Common Units for consummation of the Merger; provided, however, that Abraxas and its Subsidiaries may, but shall not be required, to vote their Energy Common Units and Energy GP Units in such manner if there is an Energy Change in Recommendation.

7.3 Proxy Statement. As promptly as is reasonably practicable following the date of this Agreement, Abraxas shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Abraxas Stockholder Approval. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Abraxas also agrees to use reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Abraxas will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as is practicable after such filing and Abraxas shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Abraxas Common Stock as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. No filing of or amendment or supplement to the Proxy Statement will be made by Abraxas without providing the Energy Committee and its counsel a reasonable opportunity to review and comment thereon.

7.4 Common Stock Listed. Abraxas shall use its reasonable best efforts to cause the shares of Abraxas Common Stock to be issued in the Merger to be listed, as of the Closing Date, on NASDAQ, subject to official notice of issuance.

7.5 Third Party Approvals.

(a) Abraxas and Energy and their respective Subsidiaries, shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and the expiration or termination of any waiting period under the HSR Act necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable.

(b) Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals, clearances and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby. To the extent practicable and in each case subject to applicable Laws relating to the exchange of information, Abraxas and Energy agree to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Merger, and (v) not to participate in any meeting or discussion related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe. In exercising the foregoing rights, each of the parties hereto agrees to act reasonably and promptly.

(c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Partnership Agreement or this Agreement or the similar organizational documents or agreements of the GP or Abraxas Operating, from and after the Effective Time, Abraxas shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of the GP or Abraxas Operating or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (in each case without the requirement of any bond or other security); provided, that the Indemnified Party shall not be indemnified and held harmless if there has been a final and non appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Party is seeking indemnification pursuant to this Section 7.6(a), the Indemnified Party has engaged in actual fraud, gross negligence, a failure to act in good faith or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnified Party’s conduct was unlawful. The indemnification and advancement obligations of Abraxas pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the GP or Abraxas Operating after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a): (x) the term “Claim” shall mean any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the GP, Abraxas Operating, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” shall mean reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including reasonable experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any Claim relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Abraxas nor Energy shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Energy, Abraxas and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the GP or Abraxas Operating as provided in the Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of the GP or Abraxas Operating) and indemnification agreements of the GP, Energy or Abraxas Operating shall be assumed by Abraxas in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of three (3) years from the Effective Time, the articles of incorporation or similar governing document of Abraxas shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Partnership Agreement and the organizational documents of the GP, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Abraxas shall, or shall cause the Surviving Entity to, maintain for a period of at least three (3) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the GP and Abraxas Operating (provided, that Abraxas or the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the GP than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy, provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, however, that Abraxas shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by or on behalf of Energy prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 7.6(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Abraxas or the Surviving Entity for purposes of this Section 7.6 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 7.6(d) for an aggregate period of not less than three (3) years with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If Abraxas or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Abraxas or the Surviving Entity assume the obligations set forth in this Section 7.6.

(g) This Section 7.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on Abraxas or the Surviving Entity and their respective successors and assigns.

7.7 Board Membership. Prior to the mailing of the Proxy Statement, Energy shall designate Ed Russell and Brian Melton (individually an “Energy Director Designee” and together the “Energy Director Designees”) to serve as members of the Abraxas Board following the Effective Time. At the Effective Time, the Abraxas Board will increase the size of the Abraxas Board by two members and elect the Energy Director Designees to the Abraxas Board; provided, that each Energy Director Designee is and shall be independent within the meaning ascribed thereto by NASDAQ and the SEC at the time such individual is designated to serve on the Abraxas Board. Subject to the fulfillment of its fiduciary duties under applicable Law and provided that each Energy Director Designee remains independent within the meaning ascribed thereto by NASDAQ and the SEC, the Abraxas Board will nominate and recommend approval of each Energy Director Designee at the annual meeting of Abraxas stockholders in 2010 for election to the Abraxas Board a full three-year term. On the date which is 24 months after the Effective Time, one of the Energy Director Designees will offer to resign from the Abraxas Board and on the date which is 36 months after the Effective Time, the remaining Energy Director Designee will offer to resign from the Abraxas Board. If at any time either of the Energy Director Designees creates a vacancy on the Abraxas Board (by means of death, refusal to stand for re-election, resignation, retirement, disqualification, removal from office or otherwise), the Abraxas Board shall fill such vacancy or nominate and recommend for approval to fill such position, as applicable, with a person designated by the Unaffiliated Unitholders and the Abraxas Board shall continue to nominate and recommend approval of such person in any stockholder election consistent with the provisions set forth in the preceding sentence.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction (or, in the case of Sections 8.3, 8.4 or 8.5 waiver by both Abraxas and Energy; or, in the case of Sections 8.6 or 8.8, waiver by Energy; or, in the case of Section 8.7, waiver by Abraxas) at or prior to the Closing of each of the following:

8.1 Abraxas Stockholder Approval. The Stock Issuance and an amendment to the Abraxas LTIP increasing the shares of Abraxas Common Stock reserved for issuance thereunder shall have been approved by the affirmative vote of the holders of a majority of the shares of Abraxas Common Stock voted at the Abraxas Meeting (“Abraxas Stockholder Approval”).

8.2 Energy Equityholder Approval. The Merger and this Agreement and the other transactions contemplated hereby shall have received Energy Unitholder Approval.

8.3 Financing. Abraxas shall have obtained financing on commercially reasonable terms and conditions that are reasonably satisfactory to Abraxas and sufficient to consummate the Merger and repay all indebtedness outstanding under the Energy Credit Agreement and the Energy Subordinated Credit Agreement.

8.4 Governmental Approvals. Any waiting period (including any extended waiting period arising as a result of a request for additional information and documentary material by the Federal Trade Commission or the U.S. Department of Justice) under the HSR Act shall have expired or been terminated. All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in an Energy Material Adverse Effect or Abraxas Material Adverse Effect.

8.5 No Injunction. (a) No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and (b) no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Abraxas or Energy with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 7.1.

8.6 Representations, Warranties and Covenants of Abraxas and Merger Sub. In the case of Energy’s obligation to consummate the Merger, unless waived, in whole or in part, by Energy:

(a) the representations and warranties of Abraxas and Merger Sub shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or an Abraxas Material Adverse Effect) would not, individually or in the aggregate, have an Abraxas Material Adverse Effect;

(b) each and all of the agreements and covenants of Abraxas and Merger Sub to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Energy shall have received a certificate signed by an executive officer of Abraxas, dated the Closing Date, to the effect set forth in Section 8.6(a) and Section 8.6(b).

8.7 Representations, Warranties and Covenants of Energy. In the case of Abraxas’ and Merger Subs’ obligations to consummate the Merger unless waived, in whole or in part, by Abraxas:

(a) the representations and warranties of Energy shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or an Energy Material Adverse Effect) would not, individually or in the aggregate, have an Energy Material Adverse Effect;

(b) each and all of the agreements and covenants of Energy to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Abraxas shall have received a certificate signed by an executive officer of the GP, dated the Closing Date, to the effect set forth in Section 8.7(a) and Section  8.7(b).

8.8 NASDAQ Listing. In the case of Energy’s obligation to consummate the Merger, the shares of Abraxas Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

ARTICLE IX

TERMINATION

9.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the Energy Unitholder Approval or Abraxas Stockholder Approval:

(a) By the mutual consent of Abraxas and Energy in a written instrument;

(b) By either Energy or Abraxas upon written notice to the other, if:

(i) the Merger has not been consummated on or before October 28, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement or other breach of this Agreement has been a cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party has complied with its obligations hereunder);

(iii) Energy fails to obtain the Energy Unitholder Approval at the Energy Meeting;

(iv) there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of the other party (treating Abraxas Petroleum and Merger Sub as one party for the purposes of this Section 9.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(iv) unless (x) the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 8.6 (in the case of a breach of representation or warranty by Abraxas or Merger Sub) or Section 8.7 (in the case of a breach of representation or warranty by Energy), and (y) such terminating party is not in material breach of this Agreement;

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(v) unless (x) the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 8.6 (in the case of a breach of covenants or agreements by Abraxas or Merger Sub) or Section 8.7 (in the case of a breach of covenants or agreements by Energy), and (y) such terminating party is not in material breach of this Agreement; or

(vi) Abraxas fails to obtain Abraxas Stockholder Approval at the Abraxas Meeting.

(c) By Energy (with the prior approval of the Energy Committee), upon written notice to Abraxas, in the event that an Abraxas Change in Recommendation has occurred;

(d) By Abraxas (with the prior approval of the Abraxas Special Committee), upon written notice to Energy, in the event that an Energy Change in Recommendation has occurred; or

(e) Notwithstanding anything in this Agreement to the contrary, this Agreement will automatically terminate on the date (the “Outside Determination Date”) that is 120 days after the date of this Agreement if the Merger has not been completed by the Outside Determination Date.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 9.2, this Agreement (other than Article X) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Abraxas, Merger Sub or Energy; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses.

(a) Abraxas and Energy will bear and pay their own costs and expenses as well as the reasonable costs and expenses incurred on behalf of the limited partners of Energy of one investment banking firm and one law firm in connection with the negotiation, execution and delivery of this Agreement, the Letter of Intent and the Voting Agreement and consummation of the proposed Merger.

(b) This Section 10.1 shall survive any termination of this Agreement.

10.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Energy Committee in the case of Energy and by the Abraxas Special Committee in the case of Abraxas and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Energy Unitholder Approval and the Abraxas Stockholder Approval, by an agreement in writing between the parties hereto approved by the Energy Committee in the case of Energy and by the Abraxas Special Committee in the case of Abraxas and executed in the same manner as this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Texas, without regard to the conflict of Law principles thereof (except to the extent that mandatory provisions of federal or Texas Law govern).

10.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Abraxas, to:

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, TX 78258

Fax: (210) 490-8816

Attn: Chris E. Williford

With copies to:

Jackson Walker L.L.P.

112 E. Pecan, Suite 2400

San Antonio, TX 78205

Fax: (210) 978-7790

Attn: Steven R. Jacobs

If to the Abraxas Special Committee, to:

Mr. Harold D. Carter

5949 Sherry Lane, Suite 1475

Dallas, TX 75225

Fax: (214) 692-7820

With copies to:

Cox Smith Matthews Incorporated

112 E. Pecan, Suite 1800

San Antonio, TX 78205

Fax: (210) 226-8395

Attn: Dan G. Webster, III

If to Energy, to:

Abraxas Energy Partners, L.P.

18803 Meisner Drive

San Antonio, TX 78258

Fax: (210) 918-6675

Attn: Barbara M. Stuckey

If to the Energy Committee, to:

Mr. Randolph C. Aldridge

612 Canterbury Hill

San Antonio, TX 78209

Fax: (210) 828-1107

With copies to:

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street

Suite 2500

Houston, TX 77002-6760

Fax: (713) 758-2346

Attn: Heather G. Callendar

10.6 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 7.6 and in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Energy Unitholders are intended third party beneficiaries of all of the representations, warranties, covenants and agreement of Abraxas set forth in this Agreement.

10.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.9 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.5 shall be deemed effective service of process on such party.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas, in addition to any other remedy to which they are entitled at Law or in equity.

10.12 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, Energy makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. Energy disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Abraxas, its Affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Abraxas or its Affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative of Energy or any other person or contained in the files or records of Energy), wherever and however made.

(b) Except as and to the extent expressly set forth in this Agreement, Abraxas makes no and disclaims any representations or warranties whatsoever, whether express or implied. Each of Merger Sub and Abraxas disclaim all liability and responsibility for any other statement or information made or communicated (orally or in writing) to Energy, its Affiliates or any member, partner, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Energy or its Affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative of Abraxas or any other person or contained in the records or files of Abraxas), wherever and however made.

(c) Any representation “to the knowledge” or “to the best knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers after reasonable inquiry.

10.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.2, 3.5, 6.4, 7.6 and Article X shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 9.2, and Article X shall survive such termination.

10.14 Confidentiality. Except for disclosures (i) approved by (A) with respect to any disclosure by Abraxas or any of its Subsidiaries, Energy, or (B) with respect to any disclosure by Energy or Abraxas Operating, Abraxas, or (ii) as otherwise contemplated by this Agreement or required by applicable Law, none of the parties to this Agreement shall, and shall cause their Affiliates and representatives not to, publicly disclose any confidential information or materials of the other party whether relating to the transactions contemplated by this Agreement or otherwise. Notwithstanding the foregoing, this Section 10.14 shall not prohibit a Person from making any disclosure which, in the reasonable opinion of such Person’s outside legal counsel, is required to avoid a violation of applicable Law by such Person, in which event the Person required to make such disclosure shall do so only to the limited extent necessary to comply with such Law and shall give advance notice thereof to the other party and an opportunity to comment on any such disclosure and oppose the need therefor.

10.15 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.16 Assignment. This Agreement is not transferable or assignable, except that the rights and obligations of each Limited Partner shall be transferable by such Limited Partner to an Affiliate who agrees to be bound by the terms of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ABRAXAS PETROLEUM CORPORATION

By:
Name:	Robert L.G. Watson
Title:	President and Chief Executive Officer

ABRAXAS ENERGY PARTNERS, L.P.

By:	Abraxas General Partner, LLC, General Partner

By:
Name:	Barbara M. Stuckey
Title:	President

Annex B

VOTING, REGISTRATION RIGHTS & LOCK-UP AGREEMENT

THIS VOTING, REGISTRATION RIGHTS & LOCK-UP AGREEMENT (this “Agreement”), dated as of June 30, 2009, is by and among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Abraxas”), ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (“Energy,” and together with Abraxas, the “Abraxas Parties”), and the limited partners signatory hereto (individually, a “Limited Partner” and, collectively, the “Limited Partners”). Terms not defined in this Agreement shall have the meaning given such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Abraxas and Energy propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Energy with and into Abraxas (the “Merger”);

WHEREAS, on May 25, 2007, Energy, Abraxas and the Limited Partners entered into that certain Exchange and Registration Rights Agreement dated as of May 25, 2007, as amended by Amendment No. 1 to Exchange and Registration Rights Agreement dated as of October 6, 2008 and Amendment No. 2 to Exchange and Registration Rights Agreement dated as of May 1, 2009 (as amended, the “Exchange Agreement”), pursuant to which the Abraxas Parties agreed to provide certain rights for the benefit of the Limited Partners;

WHEREAS, Energy has previously filed a registration statement on Form S-1 (No. 333-144537) under the Act (the “IPO Registration Statement”) relating to the initial public offering (“IPO”) of the common units of Energy (the “Common Units”);

WHEREAS, each Limited Partner owns the number of Common Units set forth opposite its name on Schedule A hereto (such Common Units, together with any other Common Units acquired by such Limited Partner, as beneficial owner thereof, after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Units” of such Limited Partner);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Abraxas Parties have requested that the Limited Partners enter into this Agreement; and

WHEREAS, as a condition to its willingness to approve the Merger Agreement, each of the Limited Partners have requested that the Abraxas Parties enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

AGREEMENTS OF THE LIMITED PARTNERS

Each Limited Partner covenants and agrees with the Abraxas Parties, solely as to such Limited Partner, as follows:

Section 1.1 Agreement to Vote. Such Limited Partner agrees that:

(a) In Favor of Merger. At any meeting of the holders of the Common Units (the “Unitholders”) called to seek Energy Unitholder Approval or at any postponement or adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any ancillary document or agreement to the Merger Agreement, the Merger, or any other transaction contemplated thereby is sought, the Limited Partner shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Units to be counted as present at such meeting for purposes of establishing a quorum and (ii) vote (or cause to be voted) the Subject Units in favor of granting Energy Unitholder Approval. In the event Energy Unitholder Approval is sought without a meeting of the Unitholders, this Agreement shall constitute an approval in writing pursuant to Section 13.11 of the Partnership Agreement of the Merger and the Merger Agreement and all of the transactions contemplated thereby.

(b) Against Other Transactions. At any meeting of the Unitholders of Energy or at any postponement or adjournment thereof or in any other circumstances upon which the Limited Partner’s consent or other approval is sought, the Limited Partner shall vote (or cause to be voted) the Subject Units against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Energy, (ii) any acquisition proposal and/or (iii) any amendment of Energy’s certificate of limited partnership or the Partnership Agreement or other proposal or transaction involving Energy or any of its subsidiaries, which amendment or other proposal or transaction could in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, any ancillary document or agreement to the Merger Agreement, the Merger, or any other transaction contemplated thereby or change in any manner the voting rights of any class of Energy’s units. The Limited Partners shall not take or commit or agree to take any action inconsistent with the foregoing.

(c) Revoke Other Proxies. Such Limited Partner represents and warrants that any proxies heretofore given in respect of the Subject Units that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(d) IRREVOCABLE PROXY. Such Limited Partner hereby irrevocably grants to, and appoints, Abraxas, and any individual designated in writing by Abraxas, and each of them individually, as such Limited Partner’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Limited Partner, to vote the Subject Units, or grant a consent or approval in respect of the Subject Units in a manner consistent with this Section 1.1. Such Limited Partner understands and acknowledges that Abraxas is entering into this Agreement and the Merger Agreement in reliance upon such Limited Partner’s execution and delivery of this Agreement. Such Limited Partner hereby affirms that the irrevocable proxy set forth in this Section 1.1 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Limited Partner under this Agreement. Such Limited Partner hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Limited Partner hereby ratifies and confirms that the proxy and attorney-in-fact may lawfully do or cause to be done the matters set forth in this irrevocable proxy. Such irrevocable proxy is executed and intended to be irrevocable. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request to do so by Abraxas, each such Limited Partner shall as promptly as practicable execute and deliver to Abraxas a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 1.1.

Section 1.2 Exchange Agreement Standstill. Each Limited Partner agrees that it will not exercise any of its rights, enforce any obligation of the Abraxas Parties or take any other action under the Exchange Agreement, for a period beginning on the date hereof and ending on the earliest to occur of (i) the Effective Time; (ii) the fifth business day immediately following the termination of the Merger Agreement; and (iii) the date on which that certain letter of intent dated as of June 18, 2009 by and among Abraxas, Energy and the Limited Partners (the “Letter of Intent”) is terminated by Abraxas, Energy or such Limited Partner. For purposes of clarity, the termination of the Letter of Intent by any one Limited Partner, on the one hand, and the Abraxas Parties, on the other, shall have no effect on this Agreement as to any other Limited Partner, on the one hand, and the Abraxas Parties, on the other. At the Effective Time, the Exchange Agreement shall terminate and be null, void and of no further force or effect.

Section 1.3 No Transfer. Other than pursuant to the Merger or as otherwise permitted in this Agreement, the Limited Partner shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Units to any Person (other than an Affiliate of such Limited Partner who agrees to be bound by the terms of this Agreement) other than pursuant to the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise (including pursuant to any loan of Subject Units), with respect to any Subject Units, (iii) take any action that would make any representation or warranty of such Limited Partner herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Limited Partner from performing its obligations hereunder in any material respect, or (iv) commit or agree to take any of the foregoing actions. This Section 1.3 shall automatically terminate at the Effective Time.

Section 1.4 Certain Trading Activities. Other than with respect to the Merger, the Limited Partner shall not, directly or indirectly, or permit any Person acting on behalf of or pursuant to any understanding with such Limited Partner to, effect or agree to effect any transactions in the securities of Abraxas; provided, however, subject to compliance with applicable securities laws and the terms of Section 7 of the Letter of Intent, the foregoing restriction shall not apply to shares of Abraxas Common Stock that are not Merger Shares (as hereinafter defined) and are or were acquired by any Limited Partner in third party transactions unrelated to the Merger. Notwithstanding anything to the contrary set forth in this Section 1.4 or otherwise in this Agreement, the Limited Partner shall, not, directly or indirectly, or permit any Person acting on behalf of or pursuant to any understanding with such Limited Partner to, effect or agree to effect any Short Sale involving the Abraxas Common Stock. For purposes hereof, “Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. This Section 1.4 shall automatically terminate at the Effective Time.

Section 1.5 Lock-Up.

(a) Each Limited Partner agrees not to (A) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Abraxas Common Stock received by such Limited Partner in the Merger (the “Merger Shares”), or announce any intention to do any of the foregoing, or (B) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Merger Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of the Merger Shares or other securities, in cash or otherwise (the “Initial Lock-Up”), for a period commencing at the Effective Time and ending on the date that is 90 days after the Effective Time (the “Initial Lock-Up Period”).

(b) Upon the expiration of the Initial Lock-Up Period (the “First Release Date”), one-third of the Merger Shares originally held by each Limited Partner shall thereafter be unrestricted and freely tradable, subject to applicable securities laws and the remaining two-thirds of the Limited Partners’ Merger Shares shall remain subject to the Initial Lock-Up; provided, however, the Limited Partners may sell or dispose of the remaining two-thirds of the Merger Shares in compliance with applicable securities laws to an accredited investor or qualified institutional buyer which becomes a party to this Agreement and is reasonably acceptable to Abraxas.

(c) Upon the expiration of the twelve-month period immediately following the First Release Date (the “Second Release Date”), an additional one-third of the Merger Shares originally held by each Limited Partner shall be unrestricted and freely tradable, subject to applicable securities laws and the remaining one-third of the Limited Partners’ Merger Shares shall remain subject to the Initial Lock-Up; provided, however, the Limited Partners may sell or dispose of the remaining one-third of the Merger Shares in compliance with applicable securities laws to an accredited investor or qualified institutional buyer which becomes a party to this Agreement and is reasonably acceptable to Abraxas.

(d) Upon expiration of the twelve-month period immediately following the Second Release Date, all of the Merger Shares originally held by each Limited Partner shall be automatically released from any transfer restriction set forth in this Section 1.5 and the Limited Partners may freely transfer their Merger Shares in accordance with applicable securities laws.

The Limited Partners may sell or dispose of their freely-tradable Merger Shares only in accordance with the terms of this Agreement and pursuant to (A) a registration statement covering Abraxas Common Stock as set forth in Sections 5.1 and 5.2, (B) any section of Rule 144 (or any similar provision then in force under applicable securities laws), (C) private sales in compliance with applicable securities laws to accredited investors or qualified institutional buyers or (D) pursuant to an Underwritten Offering (as defined in Section 5.3) as set forth in Sections 5.2 or 5.3.

Section 1.6 Public Statement. Such Limited Partner shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, any ancillary agreement to the Merger Agreement, the Merger or any other transaction contemplated hereby and thereby without the prior written consent of Abraxas, except as may be required by applicable Law.

ARTICLE II

AGREEMENTS OF ABRAXAS

Section 2.1 IPO Standstill. Energy shall not file any further amendments to the IPO Registration Statement or take any other actions intended to consummate the IPO for a period beginning on the date hereof and ending on the earliest to occur of (i) the Effective Time; (ii) the fifth business day immediately following the termination of the Merger Agreement; and (iii) the date on which the Letter of Intent is terminated by Abraxas, Energy or Limited Partners owning 10% of the Common Units. At the Effective Time, Energy shall withdraw the IPO Registration Statement.

Section 2.2 Board Membership. Prior to the mailing of the Proxy Statement, Energy shall designate Ed Russell and Brian Melton who currently serve on the GP Board (individually an “Energy Director Designee” and together the “Energy Director Designees”) to serve as members of the Abraxas Board following the Effective Time. At the Effective Time, the Abraxas Board will increase the size of the Abraxas Board by two members and elect the Energy Director Designees to the Abraxas Board; provided, that each Energy Director Designee is and shall be independent within the meaning ascribed thereto by NASDAQ and the SEC at the time such individual is designated to serve on the Abraxas Board. Subject to the fulfillment of its fiduciary duties under applicable Law and provided that each Energy Director Designee remains independent within the meaning ascribed thereto by NASDAQ and the SEC, the Abraxas Board will nominate and recommend approval of each Energy Director Designee at the annual meeting of Abraxas stockholders in 2010 for election to the Abraxas Board for a full three-year term. On the date which is 24 months after the Effective Time, one of the Energy Director Designees will offer to resign from the Abraxas Board and on the date which is 36 months after the Effective Time, the remaining Energy Director Designee will offer to resign from the Abraxas Board. If at any time either of the Energy Director Designees creates a vacancy on the Abraxas Board (by means of death, refusal to stand for re-election, resignation, retirement, disqualification, removal from office or otherwise), other than as contemplated by the preceding sentence, the Abraxas Board shall fill such vacancy or nominate for approval to fill such position, as applicable, with a person designated by the Unaffiliated Unitholders and the Abraxas Board shall continue to nominate and recommend approval of such person in any stockholder election consistent with the provisions set forth in this Section 2.2.

Section 2.3 Due Diligence; Access. From the date hereof until the Effective Time and subject to the requirements of applicable Laws, Abraxas and Energy shall (a) provide to the Limited Partners and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours after reasonable prior notice to the offices, properties, books and records of Abraxas and Energy, (b) furnish to the Limited Partners and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to the Limited Partners, to the extent available, the financial results of Abraxas and its Subsidiaries in advance of any filing by Abraxas with the SEC or other public disclosure containing such financial results), (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Abraxas and Energy to cooperate with the Limited Partners in their investigation of Abraxas or Energy, as the case may be. Notwithstanding the foregoing provisions of this Section 2.3, Abraxas and Energy shall not be required to, or to cause any of their respective Subsidiaries to, grant access or furnish information to the Limited Partners or any of their representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. The Limited Partners shall hold, and shall cause its counsel, financial advisors, auditors and representatives to hold, any material or non-public information concerning Abraxas received from Abraxas or its Subsidiaries confidential. Any investigation pursuant to this Section 2.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Abraxas, Energy or their respective Subsidiaries.

Section 2.4 Fees and Expenses. Abraxas and Energy will bear and pay their own costs as well as expenses and the reasonable fees and expenses incurred on behalf of the Limited Partners of one investment banking firm and one law firm in connection with the negotiation, execution and delivery of this Agreement, the Letter of Intent, the Merger Agreement and consummation of the proposed Merger.

Section 2.5 Other Transactions. Abraxas is not aware of, is not contemplating and has not been approached by any third-party about (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Energy, (ii) any acquisition proposal and/or (iii) any amendment of Energy’s certificate of limited partnership or the Partnership Agreement or other proposal or transaction involving Energy or any of its subsidiaries, which amendment or other proposal or transaction could in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, any ancillary document or agreement to the Merger Agreement, the Merger, or any other transaction contemplated thereby or change in any manner the voting rights of any class of Energy’s units. If any such circumstance arises prior to the Closing Date, Abraxas shall have the duty to notify the Limited Partners regarding such circumstances as soon as reasonably practicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS

Each Limited Partner hereby represents and warrants to the Abraxas Parties, solely as to such Limited Partner, as of the date hereof and as of the Effective Time, as follows:

Section 3.1 Authority; Execution and Deliver; Enforceability. Such Limited Partner has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Limited Partner of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Limited Partner. This Agreement constitutes the legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies).

Section 3.2 No Conflicts. The execution and delivery by such Limited Partner of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which the Limited Partner is a party or by which any properties or assets of the Limited Partner are bound or any provision of any Law applicable to the Limited Partner or the properties or assets of the Limited Partner, except for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on such Limited Partner’s ability to perform its obligations hereunder.

Section 3.3 No Consents. No notice to, authorization, approval, order, permit or consent of, or registration, declaration or filing with (collectively referred to as “Consent”), any Governmental Authority is required to be obtained or made by or with respect to the Limited Partner in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.4 The Subject Units. Such Limited Partner is the record and beneficial (as defined in Rule 13d-3 of the Exchange Act) owner of and has good and marketable title to, the Subject Units, free and clear of any Liens. The Limited Partner does not own, of record or beneficially (as defined in Rule 13d-3 of the Exchange Act), any equity interest in Energy other than the Subject Units. The Limited Partner has the sole right to vote the Subject Units, and none of the Subject Units is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Units, except as contemplated by this Agreement.

Section 3.5 Restricted Securities. Such Limited Partner understands that the Merger Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Abraxas in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Limited Partner represents that it is knowledgeable with respect to Rule 144 promulgated under the Securities Act. Each such Limited Partner acknowledges and agrees that the certificates representing the Merger Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Section 3.6 Limited Partner Intent. Upon consummation of the Merger, such Limited Partner will acquire the Merger Shares for investment purposes only and not with a view to or for distributing or reselling such Merger Shares or any part thereof. Such Limited Partner understands that it must bear the economic risk of this investment indefinitely, that the Merger Shares may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or blue sky laws or the availability of exemptions therefrom. Such Limited Partner understands that the transfer agent of Abraxas will be issued stop-transfer restrictions with respect to the Merger Shares unless such transfer is registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available or otherwise in accordance with this Agreement. Such Limited Partner understands and agrees that that if such Limited Partner in the future decides to dispose of any of the Merger Shares, that it may do so only in compliance with the provisions of this Agreement, the Securities Act and applicable state securities Laws, as then in effect, or pursuant to an exemption therefrom or in the manner contemplated in any registration statement pursuant to which such securities are being offered.

Section 3.7 Limited Partner Status. Such Limited Partner is an accredited investor and/or a qualified institutional buyer and upon consummation of the Merger will acquire the Merger Shares only for its own account and not for the account of others, for investment purposes and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof. Such Limited Partner is not an entity formed for the specific purpose of acquiring the Merger Shares.

Section 3.8 No Government Declaration as to Merger Shares. Such Limited Partner agrees and is aware that no federal or state agency has passed upon or will pass upon the Merger Shares, or made any findings or determination as to the fairness of an investment in the Merger Shares.

Section 3.9 Reliance on Exemptions. Such Limited Partner understands that the Merger Shares are being offered and sold to such Limited Partner in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Energy is relying upon the truth and accuracy of, and such Limited Partner’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Limited Partner set forth herein to determine the availability of such exemptions and the eligibility of such Limited Partner to acquire the Merger Shares.

Section 3.10 Experience of Limited Partner. Such Limited Partner, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Merger Shares, and has so evaluated the merits and risks of such investment. Such Limited Partner is able to bear the economic risk of an investment in the Merger Shares and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

Section 3.11 Access to Information. Such Limited Partner has been afforded:

(a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Abraxas Parties concerning the terms and conditions of the offering of the Merger Shares and the merits and risks of investing in the Merger Shares;

(b) access to information about the Abraxas Parties and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(c) the opportunity to obtain such additional information from the Abraxas Parties that is necessary to make an informed investment decision with respect to the investment.

Section 3.12 Investment Risk. Such Limited Partner acknowledges that it is aware that its investment in the Merger Shares is speculative and involves a high degree of risk.

Section 3.13 No Legal, Tax or Investment Advice. Such Limited Partner understands that nothing in this Agreement or any other materials presented by or on behalf of any Abraxas Party to such Limited Partner in connection with the investment in the Merger Shares constitutes legal, tax or investment advice. Such Limited Partner has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its investment in the Merger Shares.

Section 3.14 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by such Limited Partner to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer, sale and issuance of the Merger Shares, and such Limited Partner has not taken any action that could cause any of the Abraxas Parties to be liable for any such fees or commissions, except as contemplated by Section 2.4.

Section 3.15 Merger Agreement. Such Limited Partner understands and acknowledges that the Abraxas Parties are entering into the Merger Agreement in reliance upon the Limited Partner’s execution and delivery of this Agreement.

Section 3.16 Certain Trading Activities. Since the time that such Limited Partner was first contacted by the Abraxas Parties or any other Person regarding the transactions contemplated hereby and by the Merger Agreement, the Limited Partner has not, directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Limited Partner, effected or agreed to effect any transactions in the securities of Abraxas (including, without limitation, any Short Sales involving the Abraxas Common Stock).

Section 3.17 Truth and Accuracy. All representations and warranties made by such Limited Partner in this Agreement are true and accurate as of the date hereof and shall be true and accurate as of the Closing. If at any time prior to the Closing any representation or warranty shall not be true and accurate in any respect, such Limited Partner shall so notify the Abraxas Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ABRAXAS PARTIES

The Abraxas Parties hereby represent and warrant, jointly and severally, to the Limited Partners, as of the date hereof and as of the Effective Time, as follows:

Section 4.1 Authority; Execution and Deliver; Enforceability. Each Abraxas Party has all requisite organizational power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Abraxas Parties of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Abraxas Parties. This Agreement constitutes the legal, valid and binding obligation of each of the Abraxas Parties, enforceable against each of the Abraxas Parties in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies).

Section 4.2 No Conflicts. The execution and delivery by each Abraxas Party of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which any Abraxas Party is a party or by which any properties or assets of any Abraxas Party are bound or any provision of any Law applicable to any of the Abraxas Parties or the properties or assets of any of the Abraxas Parties, except for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Abraxas Parties to perform its obligations hereunder.

Section 4.3 No Consents. No Consent of any Governmental Authority is required to be obtained or made by or with respect to any of the Abraxas Parties in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than the Abraxas Stockholder Approval, the filing of such reports by Abraxas under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and such filings by Abraxas with the NASDAQ or as may be required in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

Section 4.4 Merger Agreement. Each of the Abraxas Parties understands and acknowledges that the Limited Partners are each entering into this Agreement in reliance upon the Abraxas Parties’ execution and delivery of the Merger Agreement and the consummation of the Merger. The representations and warranties, covenants and agreements of the Abraxas Parties set forth in the Merger Agreement are incorporated by reference in this Agreement and shall be deemed made to the Limited Partners.

Section 4.5 Truth and Accuracy. All representations and warranties made by the Abraxas Parties in this Agreement are true and accurate as of the date hereof and shall be true and accurate as of the Closing. If at any time prior to the Closing any representation or warranty shall not be true and accurate in any respect, the Abraxas Parties shall so notify the Limited Partners.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1 Shelf Registration of the Merger Shares.

(a) Filing. Abraxas shall, subject to receipt of necessary information from the Limited Partners after prompt request from Abraxas to the Limited Partners to provide such information, no later than the 120 days following the Effective Time (the “Filing Date”), prepare and file with the SEC a registration statement on Form S-3 or such other successor form (except that if Abraxas is not then eligible to register for resale the Merger Shares on Form S-3, in which case such registration shall be on Form S-1 or any successor form) (a “Registration Statement”) to enable the resale of the Merger Shares by the Limited Partners or their transferees from time to time over the NASDAQ or any other national exchange on which the Abraxas Common Stock is then quoted or traded, or in privately-negotiated transactions. No Limited Partner may include any Merger Shares in the Registration Statement pursuant to this Agreement unless such Limited Partner furnishes to Abraxas in writing within ten (10) business days after receipt of request therefor, information necessary to complete the Registration Statement.

(b) Effectiveness Date. Abraxas shall, use its commercially reasonable efforts, subject to receipt of necessary information from the Limited Partners after prompt request from Abraxas to the Limited Partners to provide such information, to cause the Registration Statement to become effective.

(c) Continuous Effectiveness. Abraxas shall use its commercially reasonable efforts to cause such Registration Statement to remain continuously effective and prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (the “Prospectus”) (and the applicable reports required by the Exchange Act and reports incorporated therein by reference, each so filed on a timely basis) as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period ending on the date that is, with respect to each Limited Partner’s Merger Shares purchased hereunder, the earlier of (i) the second anniversary of the Second Release Date and (ii) the date that all of the Merger Shares have been sold by the Limited Partners or otherwise transferred pursuant to a registration statement or otherwise.

Section 5.2 Piggyback Registration of the Merger Shares.

(a) Underwritten Offering Participation. If at any time during the period beginning on the date the Initial Lock-up Period expires and ending on the date the Second Release Date expires, Abraxas proposes to issue and sell shares of Abraxas Common Stock pursuant to a registration statement other than a shelf registration statement or pursuant to a supplement to a shelf registration statement, in either case, for the sale of Abraxas Common Stock in an Underwritten Offering for its own account, then as soon as practicable but not less than ten Business Days prior to the filing of (x) any preliminary prospectus supplement to a prospectus that includes the Abraxas Common Stock, relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement to a prospectus that includes Abraxas Common Stock, relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be (any of the foregoing, a “Piggyback Registration Statement or Prospectus”), Abraxas shall give notice of such proposed Underwritten Offering to the Limited Partners and such notice shall offer the Limited Partners the opportunity to include in such Underwritten Offering such number of Merger Shares as each such Limited Partner may request in writing. Subject to

Section 5.2(b), Abraxas shall include in such Underwritten Offering all such Merger Shares with respect to which Abraxas has received requests within five Business Days after Abraxas’ notice has been delivered in accordance with this Section 5.2(b). If no request for inclusion from a Limited Partner is received within the specified time, such Limited Partner shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Abraxas shall determine for any reason not to undertake or to delay such Underwritten Offering, Abraxas may, at its election, give written notice of such determination to the Limited Partners that have requested to participate in the Underwritten Offer (the “Selling Limited Partners”) and, (i) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Merger Shares included in such offering in connection with such terminated Underwritten Offering, and (ii) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any such Merger Shares for the same period as the delay in the Underwritten Offering. If any Limited Partner disapproves of the terms of an Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to Abraxas of such withdrawal up to and including the time of pricing of such offering. No such withdrawal shall affect Abraxas’ obligation to pay all Registration Expenses as set forth in Section 5.7. This Section 5.2 shall be subject to the underwriting procedures set forth in Sections 5.3(b) and 5.3(c).

(b) Priority of Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Abraxas Common Stock determines that the total amount of Abraxas Common Stock which the Selling Limited Partner and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Abraxas Common Stock offered or the market for the Abraxas Common Stock, then the Abraxas Common Stock to be included in such Underwritten Offering shall include the number of Merger Shares that such managing underwriter or underwriters advises Abraxas can be sold without having such adverse effect, with such number to be first allocated to Abraxas and second, if there remains availability for additional Abraxas Common Stock to be included in such Underwritten Offering, pro rata among the Selling Limited Partners and third, if there remains availability for additional Abraxas Common Stock to be included in such Underwritten Offering, pro rata among other holders of securities of Abraxas who have requested participation in the Underwritten Offering.

Section 5.3 Underwritten Offering.

(a) General. In the event the Limited Partners propose to sell their Merger Shares in an Underwritten Offering other than pursuant to Section 5.2, Abraxas shall use commercially reasonable efforts to retain an underwriter and effect such sale through an Underwritten Offering and take all commercially reasonable actions as are reasonably requested by the managing underwriter or underwriters to expedite or facilitate the disposition of such shares of Abraxas Common Stock, including the entering into an underwriting agreement, and participation by Abraxas’ management in a “road show” or similar marketing effort; provided, however, that Abraxas would not be required to cause its management to participate in a “road show” or similar marketing effort on behalf of any Limited Partners if (A) the managing underwriter or underwriters of any such proposed underwritten offering advise Abraxas that the gross proceeds of the underwritten offering are not expected to exceed $10.0 million and (B) a “bought deal” or “overnight transaction” is contemplated.

(b) Underwriting Procedures. Each Selling Limited Partner shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Limited Partner may participate in such Underwritten Offering unless such Selling Limited Partner agrees to sell its Merger Shares on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting agreement, and furnish to Abraxas such information as Abraxas may reasonably request in writing for inclusion in the Registration Statement. Each Selling Limited Partner may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Abraxas to and for the benefit of such underwriters also be made to and for such Selling Limited Partner’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Limited Partner shall be required to make any representations or warranties to or agreements with Abraxas or the underwriters other than representations, warranties or agreements regarding such Selling Limited Partner and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Limited Partner disapproves of the terms of the Underwritten Offering contemplated by this Section 5.3, such Selling Limited Partner may elect to withdraw therefrom by notice to Abraxas and the managing underwriter or underwriters and such withdrawal may be made up to and including the time of pricing of the Underwritten Offering. No such withdrawal or abandonment shall affect Abraxas’ obligation to pay registration expenses as set forth in Section 5.7.

(c) Appointment of Underwriters. In connection with an Underwritten Offering, Abraxas shall have the sole right to appoint the managing underwriters.

(d) Definition of Underwritten Offering. “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) (i) in which Abraxas Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks and (ii) the gross proceeds of such offering are expected to be not less than $10.0 million.

Section 5.4 Registration Procedures. Abraxas shall:

(a) so long as a Limited Partner holds Merger Shares, provide copies to and permit single legal counsel designated by the Limited Partners to review the Registration Statement and all amendments and supplements thereto, no fewer than three (3) business days prior to their filing with the SEC, and not file any Registration Statement, amendment or supplement thereto to which a holder of the Merger Shares reasonably objects in writing within such three (3) business day period;

(b) furnish to the Limited Partners with respect to the Merger Shares included in the Registration Statement such number of copies of the Registration Statement, Prospectuses and preliminary Prospectuses (“Preliminary Prospectuses” and individually, “Preliminary Prospectus”) in conformity with the requirements of the Securities Act and such other documents as the Limited Partners may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Merger Shares by the Limited Partners; provided, however, that the obligation of Abraxas to deliver copies of Prospectuses or Preliminary Prospectuses to the Limited Partners shall be subject to the receipt by Abraxas of reasonable assurances from the Limited Partners that the Limited Partners will comply with the applicable prospectus delivery requirements under the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses by the Limited Partners;

(c) file documents required of Abraxas for customary blue sky clearance in states specified in writing by the Limited Partners and use its commercially reasonable efforts to maintain such blue sky qualifications during the period Abraxas is required to maintain the effectiveness of the Registration Statement pursuant to Section 5.1(b); provided, however, that Abraxas shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(d) promptly notify the Limited Partners after it receives notice of the time when the Registration Statement has been declared effective by the SEC, or when a supplement or amendment to any Registration Statement has been filed with the SEC;

(e) advise the Limited Partners, promptly: (i) after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and (ii) at any time when a Prospectus relating to the Merger Shares is required to be delivered under the Securities Act, upon discovery that, or upon the happening of an event as a result of which, the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Limited Partner copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Merger Shares;

(g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Abraxas dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Abraxas’ financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters or Limited Partners may reasonably request;

(h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the managing underwriter and Limited Partners access to such information and Abraxas personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Abraxas need not disclose any such information to any such representative unless and until such representative has entered into or is otherwise subject to a confidentiality agreement with Abraxas satisfactory to Abraxas;

(j) cause all the Merger Shares registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Abraxas are then listed; and

(k) if any Limited Partner could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Merger Shares of any Limited Partner pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Limited Partner Underwriter Registration Statement”), then Abraxas will cooperate with such Limited Partner in allowing such Limited Partner to conduct customary “underwriter’s due diligence” with respect to Abraxas and satisfy its obligations in respect thereof. In addition, at any Limited Partner’s request, Abraxas will furnish to such Limited Partner, on the date of the effectiveness of any Limited Partner Underwriter Registration Statement and thereafter from time to time on such dates as such Limited Partner may reasonably request, (i) a letter, dated such date, from Abraxas’ independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Limited Partner, and (ii) an opinion, dated as of such date, of counsel representing Abraxas for purposes of such Limited Partner Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including standard “10b-5”

assurances for such offering, addressed to such Limited Partner. Abraxas will also permit legal counsel to such Limited Partner to review and comment upon any such Limited Partner Underwriter Registration Statement at least five (5) business days prior to its filing with the SEC and all amendments and supplements to any such Limited Partner Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Limited Partner Underwriter Registration Statement or amendment or supplement thereto in a form to which such Limited Partner’s legal counsel reasonably objects.

Section 5.5 Transfer of Shares After Registration; Suspension.

(a) Each Limited Partner agrees that it will not effect any disposition of the Merger Shares that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement and as permitted by this Agreement, and that it will promptly notify Abraxas in writing of any changes in the information set forth in the Registration Statement regarding the Limited Partner.

(b) Except in the event that paragraph (c) below applies, Abraxas shall if deemed necessary by Abraxas: (i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and so that, as thereafter delivered to purchasers of the Merger Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) provide the Limited Partners copies of any documents filed pursuant to Section 5.5(b), and (iii) inform each Limited Partner that Abraxas has complied with its obligations in Section 5.5(b) (or that, if Abraxas has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, Abraxas will notify the Limited Partners to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Limited Partner pursuant to Section 5.5(c) and Section 5.5(b) hereof when the amendment has become effective).

(c) In the event of (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by Abraxas of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Merger Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) any event or circumstance which, upon the advice of its counsel, necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Abraxas shall promptly deliver a notice in writing to the Limited Partners (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Limited Partners will refrain from selling any Merger Shares pursuant to the Registration Statement (a “Suspension”) until the Limited Partners’ receipt of copies of a supplemented or amended Prospectus prepared and filed by Abraxas, or until the Limited Partners are advised in writing by Abraxas that the current Prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension,

Abraxas will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as promptly as practicable after the delivery of a Suspension Notice to the Limited Partners. Notwithstanding the foregoing, Abraxas shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference in the event that, and for a period (a “Black Out Period”) not to exceed, for so long as this Agreement is in effect, thirty (30) days consecutively in any ninety (90) day period or ninety (90) days in any twelve (12) month period if either (A) any action by Abraxas pursuant to this Section 5.5(c) would violate applicable law or (B) (x) an event occurs and is continuing as a result of which the Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented would, in Abraxas’ good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (y) (1) Abraxas determines in good faith that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of Abraxas or (2) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed in any relevant jurisdiction.

Section 5.6 Indemnification.

(a) For the purpose of this Section 5.6:

(i) the term “Selling Stockholder” shall include the Limited Partners and their respective Affiliates;

(ii) the term “Registration Statement” shall include the Prospectus in the form first filed with the SEC pursuant to Rule 424(b) of the Securities Act or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required, any exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 5.1 and Section 5.2; and

(iii) the term “untrue statement” shall include any untrue statement or alleged untrue statement of a material fact in the Registration Statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Abraxas agrees to indemnify and hold harmless each Selling Stockholder and its officers, directors, members and their respective successors and assigns (collectively, the “Selling Stockholder Indemnified Parties”) from and against any third party losses, claims, damages or liabilities to which such Selling Stockholder Indemnified Parties may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any breach of the representations or warranties of Abraxas contained herein, or failure to comply with the covenants and agreements of Abraxas contained herein, (ii) any untrue statement of a material fact contained in the Registration Statement as amended at the time of effectiveness or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any failure by Abraxas to fulfill any undertaking included in the Registration Statement as amended at the time of effectiveness, and Abraxas will reimburse such Selling Stockholder Indemnified Parties for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that Abraxas shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, (1) an untrue statement made in such Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon and in conformity with written information furnished to Abraxas by or on behalf of such Selling Stockholder Indemnified Parties specifically for use in preparation of the Registration Statement, (2) a breach of any representations or warranties made by such Selling Stockholder herein, or the failure of such Selling Stockholder Indemnified Parties to comply with its covenants and agreements contained in this Agreement hereof or (3) the use by the Selling Stockholder

Indemnified Party of an outdated or defective Prospectus after Abraxas has notified such Selling Stockholder Indemnified Party in writing that the Prospectus is outdated or defective and prior to the receipt by such Selling Stockholder Indemnified Party of a supplemented Prospectus or written notice from Abraxas that the use of the applicable Prospectus may be resumed. Abraxas shall reimburse each Selling Stockholder Indemnified Party for the amounts provided for herein on demand as such expenses are incurred.

(c) Each Limited Partner severally agrees to indemnify and hold harmless Abraxas (and each person, if any, who controls Abraxas within the meaning of Section 15 of the Securities Act, each officer of Abraxas who signs the Registration Statement and each director of Abraxas) from and against any third party losses, claims, damages or liabilities to which Abraxas (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any breach of the representations and warranties of such Limited Partner contained herein, (ii) any failure to comply with the covenants and agreements of such Limited Partner contained herein, or (iii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Limited Partner specifically for use in preparation of the Registration Statement, and such Limited Partner will reimburse Abraxas (or such officer, director or controlling person), as the case may be, for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that such Limited Partner’s obligation to indemnify Abraxas or any other persons hereunder shall be limited to the amount by which the value received by such Limited Partner, as determined at the Effective Time, from the sale of the Merger Shares to which such loss relates exceeds the amount of any damages which such Limited Partner has otherwise been required to pay by reason of such untrue statement or omission, provided further that, with respect to any indemnification obligation arising under clause (iii) of this paragraph (b), such obligation shall be limited to the net amount received by such Limited Partner from the sale of the Merger Shares included in the Registration Statement in question.

(d) Promptly after receipt by any indemnified person of a notice of a claim or the commencement of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5.6(d), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying person will not relieve it from any liability which it may have to any indemnified person under this Section 5.6(d) (except to the extent that such omission materially and adversely affects the indemnifying person’s ability to defend such action or such failure results in the forfeiture by the indemnifying party of substantial rights or defenses) or from any liability otherwise than under this Section 5.6(d). Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified person promptly after receiving the aforesaid notice from such indemnified person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) only in the event that (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would, in the opinion of counsel for the indemnified party, present such counsel with a potential or actual conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(e) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 5.6(e), and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 5.6(e) fairly allocate the risks in light of the ability of the parties to investigate Abraxas and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions may be contrary to certain of the provisions of this Section 5.6(e), and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this Section 5.6(e) and further agree not to attempt to assert any such defense.

Section 5.7 Registration Expenses. Abraxas will bear all expenses incident to or incurred in connection with the preparation and filing of the Registration Statement whether or not declared effective, including, without limitation, all registration and filing fees and expenses, fees and expenses of compliance with federal and state securities laws or with blue sky laws, any FINRA filing fees required to be made in connection with an Underwritten Offering of the Merger Shares, application and filing fees and expenses, duplicating and printing expenses, and fees and disbursements of counsel to Abraxas and all independent accountants, but excluding fees and expenses of counsel to any of the Limited Partners, fees and expenses of any accountants, engineers, consultants or any other advisers to the Limited Partners, any underwriting discount or commission and any broker-dealer sales commission that the Limited Partners may incur in disposing of their Merger Shares. Abraxas shall bear all costs (including any legal fees) necessary to remove, when applicable, restrictive legends and to convert any and all Merger Shares to DTC-eligible or an electronic trading form.

Section 5.8 Termination of Conditions and Obligations. The conditions precedent imposed by this Agreement upon the transferability of the Merger Shares shall cease and terminate as to any particular Merger Share when the sale of the Merger Share shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement and this Agreement.

ARTICLE VI

TERMINATION

This Agreement shall automatically terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms and (b) the second anniversary of the Second Release Date. Except as set forth in the following sentence, upon termination of this Agreement, all representations, warranties, covenants, agreements and obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise. The terms of Section 1.6 and Section 2.4 shall survive any termination of this Agreement.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Abraxas in accordance with Section 10.5 of the Merger Agreement and to each Limited Partners at its address set forth on such Limited Partner’s signature page hereto (or at such other address for a party as shall be specified by like notice).

Section 7.2 Amendment. Except as otherwise provided herein, the provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the mutual written agreement of the Abraxas Parties and the Limited Partners holding in the aggregate a majority of the Subject Units pursuant to this Agreement and if any such amendment, modification, restatement or supplement would adversely affect the rights or increase the obligations of any Limited Partner hereunder, the approval of such Limited Partner will be required for such amendment, modification, restatement or supplement. This Section 7.2 shall not be amended, modified, restated or supplemented without the written approval of all of the Limited Partners. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any of the parties in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

Section 7.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.6 Entire Agreement; No Third-Party Beneficiaries. Except for the provisions of Section 7 of the Letter of Intent which is specifically incorporated by reference herein, this Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings and representations, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.7 Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

Section 7.8 Assignment. This Agreement is not transferable or assignable, except that the rights and obligations of each Limited Partner shall be transferable by such Limited Partner to an Affiliate who agrees to be bound by the terms of this Agreement.

Section 7.9 Submission to Jurisdiction. Each of the parties to this Agreement hereby (a) irrevocably submits to the non-exclusive personal jurisdiction of any New York state or federal court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such New York state or federal court, and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a New York state or federal court, and any claim that any such proceeding brought in a New York state or federal court, has been brought in an inconvenient forum; provided, however, that nothing in this paragraph is intended to waive the right of any of the parties to remove any such action or proceeding commenced in any a New York state court to an appropriate New York federal court to the extent the basis for such removal exists under applicable law. Each of the parties hereby irrevocably agrees that service of process may be made on him, her or it by mailing, by certified mail, a copy of such process to such party at his, her or its address for notices specified herein. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of any of the parties to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.

Section 7.10 Remedies. Each of the parties to this Agreement agree that the covenants and obligations in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if any of the parties fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder, then the other parties shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

Section 7.11 Independent Nature of Limited Partner’s Obligations and Rights. The obligations of each Limited Partner under this Agreement are several and not joint with the obligations of any other present or subsequent purchaser of the Merger Shares, and each Limited Partner shall not be responsible in any way for the performance of the obligations of any other Limited Partner under this Agreement. The decision of each Limited Partner to enter into this Agreement will be made by such Limited Partner independently of any other Limited Partners and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of any Abraxas Party that may have been made or given by any other Limited Partner or by any agent or employee of any such Limited Partner, and no Limited Partner or any of its agents or employees shall have any liability to any other Limited Partner (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein and no action taken by any Limited Partner pursuant hereto, shall be deemed to constitute such Limited Partner as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such Limited Partner is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Limited Partner acknowledges that no other Limited Partner has acted as agent for such Limited Partner in connection with making an investment in the Merger Shares and that no other Limited Partner will be acting as agent of such Limited Partner in connection with monitoring its investment in the Merger Shares. Each Limited Partner shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement and it shall not be necessary for any other Limited Partner to be joined as an additional party in any proceeding for such purpose. Each Limited Partner represents that it has been represented by its own separate legal counsel in its review and negotiations of this Agreement.

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ABRAXAS PETROLEUM CORPORATION

By:
Name:	Chris E. Williford
Title:	Executive Vice President and Chief Financial Officer

ABRAXAS ENERGY PARTNERS, L.P.

By:	Abraxas General Partner, LLC, General Partner

By:
Name:	Barbara M. Stuckey
Title:	President

SCHEDULE A

Name of Limited Partner	Number of Subject Units
Lehman Brothers MLP Opportunity Fund L.P.	1,221,254
Citigroup Global Markets Inc.	1,221,254
Third Point Partners Qualified LP	543,693
Third Point Partners LP	585,967
Fiduciary / Claymore MLP Opportunity Fund	534,299
Valley Energy Investment Fund U.S., L.P.	854,878
Tortoise Capital Resources Corporation	457,971
Martin B Perlman Associates	44,010
Medds III	53,713
Leonard Greenberg IRA	12,104
Leonard Greenberg Roth IRA	104
Hartz Capital Investments, LLC	305,314

Annex C

AMENDMENT NO. 1

TO

VOTING, REGISTRATION RIGHTS & LOCK-UP AGREEMENT

THIS AMENDMENT NO.1 TO VOTING, REGISTRATION RIGHTS & LOCK-UP AGREEMENT (this “Amendment”), dated as of July 17, 2009, is by and among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Abraxas”), ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (“Energy,” and together with Abraxas, the “Abraxas Parties”), and the limited partners signatory hereto (individually, a “Limited Partner” and, collectively, the “Limited Partners”).

RECITALS

WHEREAS, Abraxas and Energy have previously executed and delivered that certain Agreement and Plan of Merger dated as of June 30, 2009 (the “Original Merger Agreement”) providing for the merger of Energy with and into Abraxas;

WHEREAS, Abraxas and Energy have agreed to amend and restate the Original Merger Agreement pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger (the “Merger”) of Energy with and into a wholly-owned subsidiary of Abraxas as a result of which Energy shall become an indirect, wholly-owned subsidiary of Abraxas;

WHEREAS, the Abraxas Parties and the Limited Partners have previously executed and delivered that certain Voting, Registration Rights & Lock-Up Agreement dated as of June 30, 2009 (the “Original Agreement”);

WHEREAS, pursuant to Section 7.2 of the Original Agreement, the Original Agreement may be amended by the agreement of the Abraxas Parties and the Limited Partners; and

WHEREAS, the Abraxas Parties and the Limited Partners desire to amend the Original Agreement so that the terms of the Original Agreement shall apply to the Merger and the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Section 1. Capitalized Terms. Except as otherwise provided in this Amendment, all capitalized terms used in this Amendment shall have the meaning set forth in the Original Agreement.

Section 2. Amendment. The first recital of the Original Agreement is hereby amended to read, in its entirety, as follows:

“WHEREAS, Abraxas, Energy and, from and after its accession as a party to the agreement, the Delaware limited liability company to be formed as a wholly-owned subsidiary of Abraxas (“Merger Sub”), propose to enter into an Amended and Restated Agreement and Plan of Merger dated as of July 17, 2009 (the “Merger Agreement”) providing for the merger of Energy with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of Abraxas (the “Merger”);”

Section 3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same

Amendment. In the event that this Amendment is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 4 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5 Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

Section 6 Original Agreement. Except as expressly amended by this Amendment, the Original Agreement shall remain in full force and effect and all of the terms of the Original Agreement are hereby incorporated into this Amendment

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IN WITNESS WHEREOF, each party has duly executed this Amendment, all as of the date first written above.

ABRAXAS PETROLEUM CORPORATION

By:
Name:	Robert L.G. Watson
Title:	President and Chief Executive Officer

ABRAXAS ENERGY PARTNERS, L.P.

By:	Abraxas General Partner, LLC, General Partner

By:
Name:	Barbara M. Stuckey
Title:	President

Annex D

STEPHENS INC. OPINION

June 29, 2009

Special Committee of Board of Directors

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, Texas 78258

Members of the Special Committee:

This letter relates to the proposed merger (the “Transaction”) of Abraxas Energy Partners, L.P. (“Energy”) with and into Abraxas Petroleum Corporation (“Abraxas” or the “Company”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by Abraxas and Energy, each issued and outstanding common unit of Energy (including certain Energy Restricted Units and Energy Phantom Units) owned by all of the limited partners of Energy (other than those owned by Abraxas or its Subsidiaries) will be converted into the right to receive the Applicable Number of shares of Abraxas common stock (the “Exchange Ratio”). Pursuant to the Merger Agreement, the Applicable Number will be the number of shares of Abraxas common stock determined by dividing (i) $6.00 by (ii) the daily volume weighted average price of Abraxas common stock as reported on NASDAQ for the 20 consecutive trading days ending on the third business day preceding the date of the Abraxas stockholder meeting relating to the Transaction; provided, however, that the Applicable Number will not be less than 4.25 or greater than 6.0. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement.

You have requested our opinion as to whether the Exchange Ratio is fair to Abraxas from a financial point of view. In connection with developing our opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding Abraxas and Energy;

(ii)	reviewed certain estimates of Abraxas’ and Energy’s oil and gas reserves, including estimates of proved and non-proved reserves prepared (a) by an independent engineering firm as of January 1, 2009 and (b) by their respective managements as of May 31, 2009;

(iii)	reviewed certain internal financial statements and other financial and operating data (including financial projections) concerning Abraxas and Energy prepared by their respective managements;

(iv)	reviewed the relative contributions of Abraxas and Energy to the combined company on a pro forma basis, based on recent performance, financial data and projections prepared by their respective managements;

(v)	reviewed certain potential effects, as projected by management of Abraxas, of the Transaction on Abraxas’ earnings and cash flow both in the aggregate and, where applicable, on a per share basis;

(vi)	reviewed certain cost savings, operating synergies and other strategic benefits expected by the management of Abraxas to result from the Transaction;

(vii)	compared the financial performance of Abraxas and Energy, and the trading history of Abraxas, with that of certain other publicly-traded companies that we deemed relevant and (in the case of Energy) certain publicly-traded master limited partnerships that we deemed relevant;

(viii)	reviewed the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(ix)	reviewed the most recent drafts of the Merger Agreement and related documents that have been provided to us;

(x)	discussed with management of Abraxas the operations of, and future business prospects for, Abraxas and Energy; and

(xi)	performed such other reviews and analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial and oil and gas data provided to us by Abraxas and Energy and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. The managements of Abraxas and Energy have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for independent verification of the accuracy and completeness of any such information or financial data. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Abraxas or Energy, nor have we evaluated the solvency or fair value of Abraxas or Energy under any laws relating to bankruptcy, insolvency or similar matters, and we have not been furnished with any such evaluations or appraisals. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of Abraxas or Energy. With respect to the financial forecasts prepared by the managements of Abraxas and Energy, including the forecasts of potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Abraxas and Energy as to the future financial performance of Abraxas and Energy and that the financial results reflected by such projections will be realized as predicted. With respect to the estimates of oil and gas reserves referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of Abraxas’ and Energy’s independent engineering firm and their respective managements and staff, as applicable). We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the potential development or production (including, without limitation, as to the feasibility or timing thereof) of any oil and gas properties of Abraxas or Energy. We have relied, without independent verification, upon the assessments of Abraxas’ and Energy’s independent engineering firm and their respective managements and staff as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on Abraxas and Energy, including the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above, which prices are subject to significant volatility and which, if different from such assumptions, could have a material impact on our opinion. We have also assumed that the representations and warranties contained in the Merger Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are entitled to receive a fee and reimbursement of our expenses from Abraxas for providing our fairness opinion to the Special Committee. Abraxas has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Abraxas.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Merger Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction to Abraxas.

We are not expressing any opinion herein as to the price at which the common stock of Abraxas will trade following the announcement or consummation of the Transaction.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of Abraxas (the “Special Committee”). Our opinion does not address the merits of the underlying decision by Abraxas to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to Abraxas or the relative effects of any alternative transaction in which Abraxas might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any employee, creditor, stockholder or other equity holder of Abraxas, or any other party other than the Special Committee. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Abraxas. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of Abraxas’ officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of Abraxas. Our fairness opinion committee has approved this opinion as to the fairness of the Exchange Ratio. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and our role on behalf of the Special Committee may be included in communications to Abraxas’ stockholders, provided that we approve of the content of such disclosures prior to publication.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the Exchange Ratio is fair to Abraxas from a financial point of view.

Very truly yours,

STEPHENS INC.

By:
Keith J. Behrens
Managing Director

Annex E

ABRAXAS PETROLEUM CORPORATION

2005 EMPLOYEE LONG-TERM EQUITY INCENTIVE PLAN

(As Amended March 11, 2008 and June 29, 2009)

ABRAXAS PETROLEUM CORPORATION

2005 EMPLOYEE LONG-TERM EQUITY INCENTIVE PLAN

E-i

ABRAXAS PETROLEUM CORPORATION

2005 Employee Long-Term Equity Incentive Plan

PART I

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

SECTION 1. Purpose of this Plan. The purposes of this Plan are to (a) employ and retain qualified and competent personnel and (b) promote the growth and success of the Company’s and its Subsidiaries’ business by (i) aligning the long-term interests of the Company’s key employees with those of the Company’s stockholders by providing an opportunity to acquire an interest in the Company and (ii) providing rewards for exceptional performance and long-term incentives for future contributions to the success of the Company and its Subsidiaries.

This Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options or Restricted Stock, at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in this Plan.

SECTION 2. Definitions. As used herein, the following definitions shall apply:

(a) “Award” means any award or benefit granted under this Plan, including Options and Restricted Stock.

(b) “Award Agreement” means a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

(c) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d) “Board” means the Company’s Board of Directors.

(e) “Change of Control” means the first day that any one or more of the following conditions has been satisfied:

(i) the sale, transfer, or assignment to, or other acquisition by any other entity or entities (other than a Subsidiary), of all or substantially all of the Company’s assets and business in one or a series of related transactions;

(ii) a third person, including a “group” as determined in accordance with Section 13(d) or 14(d) of the Exchange Act, obtains the Beneficial Ownership of Common Stock having thirty percent (30%) or more of the then total number of votes that may be cast for the election of members of the Board; or

(iii) during any 36-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided, however, that except as set forth in this Section 2(f)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 36-month period, shall be deemed to have satisfied such 36-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this Section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation, reorganization or other business combination (a “Transaction”), as a result of which the shareholders of the Company immediately prior to such Transaction own directly or indirectly immediately following such Transaction less than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such Transaction.

(f) “Change in Control Value” has the meaning set forth in Section 5(b).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation Committee appointed by the Board, which shall be comprised of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code, and applicable interpretive authority under the Code, and within the meaning of “Non-Employee Director” under SEC Rule 16b-3 promulgated under the Exchange Act).

(i) “Common Stock” means the common stock of the Company, par value $.01 per share.

(j) “Company” means Abraxas Petroleum Corporation, a Nevada corporation, and any successor thereto.

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date on which the Company’s stockholders have approved this Plan in accordance with applicable AMEX rules, or the rules of such other exchange upon which the Company’s Common Stock is then either quoted or traded.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means the closing price per share of the Common Stock on the AMEX as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if the AMEX shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system upon which the Company elects to list or quote its shares of Common Stock.

(o) “Incentive Stock Option” means any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Incumbent Director” has the meaning set forth in Section 2(f)(iii).

(q) “Misconduct” means the termination of employment for “cause” as defined in Participant’s employment agreement or in the absence of such an agreement or such a definition, “Misconduct” will mean a determination by the Committee that Participant (i) has engaged in personal dishonesty, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty involving personal profit, (ii) is unable to satisfactorily perform or has failed to satisfactorily perform Participant’s duties and responsibilities for the Company or any affiliate, (iii) has been convicted of, or plead nolo contendere to, any felony or a crime involving moral turpitude, (iv) has engaged in negligence or willful misconduct in the performance of his duties including, but not limited to, willfully refusing without proper legal reason to perform Participant’s duties and responsibilities, (v) has materially breached any corporate policy or code of conduct established by the Company or any affiliate as such policies or codes may be adopted from time to time, (vi) has violated the terms of any confidentiality, nondisclosure, intellectual property, nonsolicitation, noncompetition, proprietary information and inventions, or any other agreement between Participant and the Company related to Participant’s employment, or (vii) has engaged in conduct that is likely to have a deleterious effect on the Company or any affiliate or their legitimate business interests including, but not limited to, their goodwill and public image.

(r) “NASDAQ” shall mean the NASDAQ Capital Market.

(s) “Non-Qualified Stock Option” means an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(t) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option granted pursuant to Section 8 of this Plan.

(u) “Optionee” means a Participant who has been granted an Option.

(v) “Participant” means any employee of the Company or any of its Subsidiaries that has been granted an Award.

(w) “Plan” means this Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan, including any amendments thereto.

(x) “Reprice” or “Repricing” shall mean the adjustment or amendment of the exercise price of Options previously awarded whether through amendment, cancellation, replacement of grants or any other means.

(y) “Restricted Stock” means a grant of Shares pursuant to Section 9 of this Plan.

(z) “SEC” means the Securities and Exchange Commission.

(aa) “Share” means one share of Common Stock, as adjusted in accordance with Section 5 of this Plan.

(bb) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

(cc) “Transaction” has the meaning set forth in Section 2(f)(iv).

SECTION 3. Administration of this Plan.

(a) Authority. This Plan shall be administered by the Committee. The Committee has full and exclusive power to administer this Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer this Plan, and actions the Committee takes under this Plan, shall be limited by the provisions set forth in the Committee’s charter, as such charter may be amended from time to time, and the further limitation that certain actions may be subject to review and approval by the full Board and/or stockholders.

(b) Powers of the Committee. Subject to the other provisions of this Plan, the Committee has the authority, in its discretion:

(i) to determine the Participants to whom Awards, if any, will be granted hereunder;

(ii) to grant Awards to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares, the number of Shares to be represented by each Award and the vesting schedule, the exercise price, the timing of such Awards, and to modify or amend each Award, with the consent of the Participant when required;

(iii) to construe and interpret this Plan and the Awards granted hereunder;

(iv) to prescribe, amend, and rescind rules and regulations relating to this Plan, including the forms of Award Agreements, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that this Plan or any Award Agreement complies with applicable law, rules, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of this Plan or any Award Agreement;

(v) subject to compliance with Section 409A of the Code, to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee; and

(vii) to make all other determinations deemed necessary or advisable for the administration of this Plan;

provided, that, no consent of a Participant is necessary under clauses (i) or (v) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee, confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

(c) Effect of Committee’s Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any stockholder and all other persons.

(d) Delegation. To the extent permitted by the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate its authority and duties under this Plan to one or more persons other than its members to carry out its policies and directives, including the authority to grant Awards, subject to the limitations and guidelines set by the Committee, except that (i) the authority to grant or administer Awards with respect to persons who are subject to Section 16 of the Exchange Act, or to persons who are “covered employees” (within the meaning of Treasury Regulation, Section 1.162-27(c)(2)), shall not be delegated by the Committee; and (ii) any such delegation shall satisfy any other applicable requirements of Rule 16b-3 of the Exchange Act, or any successor provision. Any action by any such delegate(s) within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee. Any person to whom such authority is granted shall continue to be eligible to receive Awards under this Plan, provided that such Awards are granted directly by the Committee without delegation.

(e) Compliance with Section 409A. The parties intend that this Plan and Awards be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A of and other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan. The Company and its affiliates shall have no responsibility for tax or legal consequences to any Participant (or beneficiary) resulting from the terms or operation of this Plan.

SECTION 4. Shares Subject to this Plan.

(a) Reservation of Shares. The shares of Common Stock reserved under this Plan shall be 5,200,000 shares of Common Stock. If an Award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless this Plan has been terminated, become available for future Awards under this Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(b) Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

(c) Securities Law Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either of such Acts, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Substitutions and Assumptions. The Board or the Committee has the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by and in compliance with Sections 409A and 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of

Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

SECTION 5. Adjustments to Shares Subject to this Plan.

(a) Adjustments. If the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities or property of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased by a stock dividend or stock split, there shall be substituted for or added to each share of Common Stock theretofore reserved for the purposes of this Plan, whether or not such shares are at the time subject to outstanding Awards, the number and kind of shares of stock or other securities or property into which each outstanding share of Common Stock shall be so changed or for which it shall be so exchanged, or to which each such share shall be entitled, as the case may be. Outstanding Awards shall also be considered to be appropriately amended as to price and other terms as may be necessary or appropriate to reflect the foregoing events. No adjustment pursuant to this Section 5 shall be deemed a Repricing of an Option or any other Award. If there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities or property into which such Common Stock has been changed, or for which it has been exchanged, and if the Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind or price of the shares then reserved for the purposes of this Plan, or in any Award theretofore granted or which may be granted under this Plan, then such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan. In making any such substitution or adjustment pursuant to this Section 5, fractional shares may be ignored.

(b) Amendments. The Committee has the power, in the event of any Transaction, to (1) amend all outstanding Options to permit the exercise thereof in whole or in part at anytime, or from time to time, prior to the effective date of any such merger or consolidation (2) to terminate each such Option as of such effective date and pay each holder of such Award an amount of cash per share equal to the excess, if any, of the Change in Control Value (as hereinafter defined) of the shares subject to such Option over the exercise price under such Options for such shares. For purposes of this subsection (b), the “Change in Control Value” shall be the per share price paid to stockholders of the Company in the Transaction, provided that in the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Committee will determine, in its sole and absolute discretion, the fair cash equivalent portion of the consideration offered that is other than cash.

(c) No Other Adjustment. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Award.

(d) Limitations under Code Section 409A. Notwithstanding as otherwise provided in this Section 5, no adjustment or amendment shall be taken under this Section 5 that:

(i) with respect to any Awards that are not subject to Code Section 409A as of the date of such action, would cause such Award to be subject to the requirements of Code Section 409A without satisfying such requirements; or

(ii) with respect to Awards subject to Code Section 409A, would constitute (i) a change in the time and form of payment under such Award, unless consented to by the Participant and otherwise satisfies the requirements of Treasury Regulation §1.409A-2(b), (ii) an acceleration of payment under the Award in prohibition of Code Section 409A(a)(3) and the regulations thereunder, taking into consideration the exceptions provided under Treasury Regulation §1.409A-3(j)(4) for certain accelerations, or (iii) a violation of Code Section 409A not otherwise referenced herein that would trigger adverse tax consequences for the Participant.

PART II

TERMS APPLICABLE TO ALL AWARDS

SECTION 6. General Eligibility and Annual Maximum Award; Procedure for Exercise of Awards; Rights as a Stockholder.

(a) General Eligibility. Awards may be granted only to Participants.

(b) Maximum Annual Participant Award. The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company shall not exceed 500,000 shares of Common Stock (subject to adjustment as set forth in Section 5(a)).

(c) Procedure. An Award shall be exercised when written or electronic notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of and full payment for the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of this Plan.

(d) Method of Payment. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award must be paid by cash, check or wire transfer of immediately available funds.

(e) Stockholder Rights. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

(f) Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

SECTION 7. Effect of Change of Control. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, including, without limitation, Section 409A of the Code, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

(a) Acceleration. Awards of a Participant shall be Accelerated (as defined in Section 7(b)) upon the occurrence of a Change of Control.

(b) Definition. For purposes of this Section 7, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term; and

(ii) any restriction periods and restrictions imposed on Restricted Stock shall lapse.

PART III

SPECIFIC TERMS APPLICABLE TO OPTIONS AND STOCK AWARDS

SECTION 8. Grant, Terms and Conditions of Options.

(a) Designation. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. Options shall be taken into account in the order in which they were granted.

(b) Term of Options. The term of each Option shall be established by the Committee in its sole and absolute discretion at the date of grant. However, the term of each Incentive Stock Option shall be no more than 10 years from the date of grant, and, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the term of the Option shall be no more than 5 years from the date of grant.

(c) Vesting. Options granted pursuant to this Section 8 shall vest pursuant to the periods, terms and conditions determined by the Committee in its sole discretion. The Committee in its sole and absolute discretion may provide that an Option will be vested or exercisable upon (1) the attainment of one or more performance goals or targets established by the Committee; (2) the Optionee’s continued employment as an Employee with the Company for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole and absolute discretion; or (4) a combination of any of the foregoing. Each Option may, in the sole and absolute discretion of the Committee, have different provisions with respect to vesting and/or exercise of the Option. To the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the termination of such Optionee’s employment for any reason other than death, in which case such Options shall immediately vest in full.

(d) Exercise Prices.

(i) The per Share exercise price under an Incentive Stock Option shall be: (A) if granted to a Participant who, at the time of the grant of such Incentive Stock Option, owns shares representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than 110% of the Fair market Value per Share of the Common Stock on the date the Option is granted, or (B) if granted to any other Participant, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share of the Common Stock on the date the Option is granted.

(ii) The per Share exercise price under a Non-Qualified Stock Option shall be no less than 100% of the Fair Market Value per Share of the Common Stock on the date the Option is granted.

(iii) Except as otherwise provided in this Plan, in no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without stockholder approval.

(e) Exercise. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, as provided in the applicable Award Agreement, and as are permissible under the terms of this Plan. An Option may not be exercised for a fraction of a Share.

(f) Expiration of Options upon Termination of Employment. Unless otherwise provided in the applicable Award Agreement as determined by the Committee at the time of grant, Options granted under this Plan, shall expire and cease to be exerciseable as follows:

(i) three (3) months after the date of the termination of Optionee’s employment, other than in circumstances covered by (ii), (iii) or (iv) below;

(ii) immediately upon termination of Optionee’s employment for Misconduct;

(iii) twelve (12) months after the date of the termination of a Optionee’s employment if such termination was by reason of disability (within the meaning of Section 22(e)(3) of the Code); and

(iv) twelve (12) months after the date of the death of a Participant.

Notwithstanding the foregoing in this subsection (f), the Committee has the authority to extend the expiration date of any outstanding Option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an Option beyond the date on which the Option would have expired if no termination of the Optionee’s employment had occurred. To the extent that the extension of the expiration date results in an Option no longer qualifying as an Incentive Stock Option, such extension shall not be effective unless Optionee approves the extension and waives any and all claims against the Committee and the Company for any losses resulting from the disqualification of the Incentive Stock Option.

SECTION 9. Grant, Terms and Conditions of Stock Awards.

(a) Designation. Restricted Stock may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. After the Committee determines that it will offer Restricted Stock, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. The term of each award of Restricted Stock shall be at the discretion of the Committee.

(b) Vesting. The Committee shall determine the time or times within which an Award of shares of Restricted Stock may be subject to forfeiture, the vesting schedule and the rights to acceleration thereof, and all other terms and conditions of the Award. The Committee may provide that vesting of such Award will occur upon (1) the attainment of one or more performance goals or targets established by the Committee, which are based on (i) percentage increases in net asset value, (ii) earnings before or after interest, taxes, depreciation, and/or amortization, (iii) general administrative expenses, and (iv) finding costs; (2) the Optionee’s continued employment or service with the Company for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole and absolute discretion; or (4) a combination of any of the foregoing. Subject to the applicable provisions of the Award Agreement and this Section 9, upon termination of a Participant’s employment for any reason, all Restricted Stock subject to the Award Agreement may vest or be forfeited in accordance with the terms and conditions established by the Committee as specified in the Award Agreement. Each Restricted Stock Award may, in the sole and absolute discretion of the Committee, have different forfeiture and vesting provisions.

PART IV

TERM OF PLAN AND STOCKHOLDER APPROVAL

SECTION 10. Term of Plan. This Plan shall become effective as of the Effective Date and shall continue in effect until the tenth anniversary of the Effective Date or until terminated under Section 11 of this Plan or extended by an amendment approved by the stockholders of the Company pursuant to Section  11(a).

SECTION 11. Amendment and Termination of this Plan.

(a) Amendment and Termination. Subject to compliance with Section 409A of the Code, the Board or the Committee may amend or terminate this Plan from time to time in such respects as the Board may deem advisable (including, but not limited to, amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided, that to the extent an amendment to this Plan (1) increases the maximum number of shares available under the Plan, (2) changes the class of individuals eligible to receive Awards under the Plan, or (3) requires stockholder approval under the rules of the NASDAQ, such other exchange upon which the Company’s Common Stock is either quoted or traded, or the SEC, stockholder approval shall be required for any such amendment of this Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend this Plan without stockholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of this Plan or any Award Agreement.

(b) Effect of Amendment or Termination. Any amendment or termination of this Plan shall not impair the rights of Participants under previously-granted Awards and such Awards shall remain in full force and effect as if this Plan had not been so amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

SECTION 12. Stockholder Approval. The effectiveness of this Plan is subject to approval by the stockholders of the Company in accordance with applicable AMEX rules, or the rules of such other exchange upon which the Company’s Common Stock is either quoted or traded at the time the Plan becomes effective.

PART V

MISCELLANEOUS

SECTION 13. Unfunded Plan. The adoption of this Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant’s beneficiaries or estate has any interest in any assets of the Company by virtue of this Plan. Nothing in this Section 13 shall be construed to prevent the Company from implementing or setting aside funds in a grantor trust subject to the claims of the Company’s creditors. Legal and equitable title to any funds set aside, other than any grantor trust subject to the claims of the Company’s creditors, shall remain in the Company and any funds so set aside shall remain subject to the general creditors of the Company, present and future. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Award Agreements.

SECTION 14. Representations and Legends. The Committee may require each person purchasing shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the purchaser is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificate for such shares may include any legend which the Committee deems appropriate to reflect a restriction on transfer.

All certificates for shares of Common Stock delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock is listed, applicable federal or state securities laws, and any applicable corporate law, and the Committee may cause the legend or legends to be put on any such certificates to make appropriate reference to such restriction.

SECTION 15. Assignment of Benefits. No Award or other benefits payable under this Plan shall, except as otherwise provided under this Plan or as specifically provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefit shall be void, and any such benefit shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall such benefit be subject to attachment or legal process for or against that person.

SECTION 16. Governing Laws. This Plan and actions taken in connection herewith shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

SECTION 17. Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

SECTION 18. Right of Discharge. Nothing in this Plan or in any Award or Award Agreement shall confer upon any Participant or any other individual the right to continue in the employment or service of the Company or any of its Subsidiaries, or affect any right the Company or any of its Subsidiaries may have to terminate the employment or service of any such Participant or any other individual at any time for any reason.

Annex F

COMPANIES INCLUDED IN THE MERCER SURVEY

Abraxas Petroleum Corporation

Aera Energy Services Company

AGL Resources

Alliance Pipeline, Inc.

Alliance Pipeline, Inc. - Aux Sable Liquid Products

Ameren Corporation

American Transmission Company

Anadarko Petroleum Corporation

Apache Corporation

Arch Coal, Inc

Aspect Energy, LLC

Aspect Energy, LLC - Aspect Abundant Shale LP

Aspect Energy, LLC - HHE

Associated Electric Cooperative, Inc.

Baker Hughes, Inc.

Baker Hughes, Inc. - Baker Atlas

Baker Hughes, Inc. - Baker Hughes Business Support Services

Baker Hughes, Inc. - Baker Hughes Drilling Fluids

Baker Hughes, Inc. - Baker Hughes Inteq

Baker Hughes, Inc. - Baker Oil Tools

Baker Hughes, Inc. - Baker Petrolite

Baker Hughes, Inc. - Centrilift

Baker Hughes, Inc. - Hughes Christensen

Baker Hughes, Inc. - Production Quest

Basic Energy Services

Black Stone Minerals Company, LLP

Boart Longyear

Brigham Exploration Company

Cameron International

Carrizo Oil & Gas, Inc.

CCS Income Trust - Energy Services

CDX Gas, LLC

CenterPoint Energy

CGGVeritas

Chesapeake Energy Corporation

Chesapeake Energy Corporation - CEMI

Chesapeake Energy Corporation - Chesapeake App

Chesapeake Energy Corporation - Compass

Chesapeake Energy Corporation - Great Plains

Chesapeake Energy Corporation - Hodges

Chesapeake Energy Corporation - Midcon

Chesapeake Energy Corporation - Nomac

Chesapeake Energy Corporation - Yost

Chief Oil & Gas, LLC

CHS Inc. - Energy

Cimarex Energy Company

Cinco Natural Resources Corporation

Citation Oil & Gas Corp.

F-1

CITGO Petroleum Corporation

Cleco Corporation

COG Operating, LLC

Colonial Group, Inc

Conectiv Energy

Constellation Energy Group, Inc. - Constellation Energy Resources

Core Laboratories

CPS Energy

Crosstex Energy Services

DCP Midstream, LLC

Det Norske Veritas US

Devon Energy

Diamond Offshore Drilling, Inc.

Dominion Resources, Inc.

Dominion Resources, Inc. - Dominion Energy

Dominion Resources, Inc. - Dominion Generation

Dominion Resources, Inc. - Dominion Virginia Power

Dresser-Rand Company

Dresser-Rand Company - Dresser-Rand Product Services

Dresser-Rand Company - Field Operations

Dresser-Rand Company - NAO

Dresser-Rand Company - New Equipment Company

Duke Energy

Duke Energy - Commercial Power

Duke Energy - US Franchised Electric and Gas

Duquesne Light Holdings, Inc.

DynMcDermott Petroleum Operations

E.ON U.S.

Edge Petroleum Corporation

Edison Mission Energy

El Paso Corporation

El Paso Corporation - Exploration and Production

El Paso Corporation - Pipeline Group

Enbridge Energy Partners, LP

EnCana Oil & Gas (USA) Inc.

Energen Corporation - Energen Resources Corporation

Energy Future Holdings - Luminant

Energy Future Holdings Corporation - Oncor

Energy Partners, Ltd.

EnergySouth, Inc. - Bay Gas Storage

EnergySouth, Inc. - EnergySouth Midstream, Inc

EnergySouth, Inc. - Mobile Gas Service, Corporation

Enerplus Resources Fund - Enerplus Resources (USA) Corporation

EnerVest Management Partners, Ltd.

Eni US Operating Company, Inc.

ENSCO International, Inc.

ENSCO International, Inc. - North & South America Business Unit

Ensign United States Drilling, Inc.

Ensign United States Drilling, Inc. - California

Entegra Power Services, LLC

EOG Resources, Inc

Explorer Pipeline Company

F-2

Exterran

Fasken Oil and Ranch, Ltd.

Forest Oil Corporation

Fortuna Energy Inc.

FX Energy, Inc.

FX Energy, Inc. - FX Drilling Company, Inc.

GE Oil & Gas CONMEC LLC

GE Oil & Gas Operations LLC

Geokinetics

GeoMet, Inc.

Global Industries

Halliburton Company

Hallwood Petroleum, LLC

Helmerich & Payne, Inc.

HighMount E&P

Holly Corporation

Hunt Oil Company

Information Handling Services (IHS)

ION Geophysical Corporation

Jacksonville Electric Authority

KCPL

Kinder Morgan, Inc.

Lario Oil & Gas Company

Legacy Reserves, LP

Mack Energy Co.

Maersk, Inc. - Maersk Oil America

Magellan Midstream Holdings, LP

Magellan Midstream Holdings, LP - Pipeline Operations

Magellan Midstream Holdings, LP - Terminal Services

Magellan Midstream Holdings, LP - Transportation

MCN Energy Enterprises

MCX Exploration(USA), Ltd.

MDU Resources Group, Inc. - Montana Dakota Utilities

MDU Resources Group, Inc. - WBI Holdings, Inc.

Mestena Operating, Ltd.

Mirant Corp

MitEnergy Upstream LLC

Murphy Oil Corporation

NATCO Group, Inc.

NATCO Group, Inc. - BTO

NATCO Group, Inc. - S&T

Nexen, Inc. - Nexen Petroleum USA, Inc.

Nippon Oil Exploration USA Ltd

NiSource Inc. - Bay State Gas Company

NiSource Inc. - Columbia Gas of Ohio

NiSource Inc. - Columbia Gas of Pennsylvania

NiSource Inc. - Columbia Gas of Virginia

NiSource Inc. - NiSource Corporate Services Co

NiSource Inc. - Northern Indiana Fuel & Light

NiSource Inc. - Northern Indiana Public Service Co

NiSource Inc. - Northern Utilities, Inc

NiSource Inc. - Transmission Corp

F-3

Noble Corporation

Noble Energy, Inc.

North Coast Energy, Inc.

Nustar Energy LP

Oceaneering International, Inc.

Oceaneering International, Inc. - Americas

Oceaneering International, Inc. - Multiflex

Oceaneering International, Inc. - OIE

OGE Energy Corp

OGE Energy Corp - Enogex

ONEOK, Inc.

ONEOK, Inc. - Kansas Gas Service Division

ONEOK, Inc. - Oklahoma Natural Gas Division

ONEOK, Inc. - ONEOK Partners

ONEOK, Inc. - Texas Gas Services Division

Osage Resources, LLC

PacifiCorp

Parallel Petroleum Corporation

Parker Drilling Company

Pepco Holdings, Inc.

Petro-Canada - Petro-Canada Resources (USA)

Petron Resources

PII North America, Inc.

Pioneer Natural Resources

PJM Interconnection

Plains Exploration & Production Company

PPL Corporation

Pride International

Questar Market Resources

Quicksilver Resources Inc.

R. Lacy, Inc.

R. Lacy, Inc. - Lacy Operations, Ltd

Renaissance Alaska, LLC

Resolute Natural Resources Company

RKI Exploration & Production, LLC

Rosewood Resources, Inc.

Rosewood Resources, Inc. - Advanced Drilling Technologies

Rowan Companies, Inc.

SAIC

SCANA Corporation

SCANA Corporation - Carolina Gas Transmission

SCANA Corporation - PSNC Energy (Public Service Company of North Carolina, Inc.)

SCANA Corporation - SCE&G (South Carolina Electric and Gas Company)

Schlumberger Oilfield Services

Seneca Resources Corporation

Seneca Resources Corporation - Bakersfield

Seneca Resources Corporation - Williamsville

Shaw - Shaw Pipe Protection LLP

Southern Company - Georgia Power

Southern Company - Gulf Power Company

Southern Company - Mississippi Power Company

Southern Company - SouthernLINC

F-4

Southern Union Company - Missouri Gas Energy

Southern Union Company - New England Gas

Southern Union Company - Panhandle Energy

Southern Union Gas Services

Southern Ute Tribe dba Red Willow Production Co

Southwest Gas Corporation

Southwestern Energy Company

Sprague Energy Corp

Superior Natural Gas Corporation

Tellus Operating Group, LLC

The Williams Companies, Inc.

The Williams Companies, Inc. - E&P

The Williams Companies, Inc. - Midstream

The Williams Companies, Inc. - Williams Gas Pipeline (WGP)

Thums Long Beach Company

TransCanada

TransCanada - Gas Transmission Northwest? (GTN)

TransCanada - Northern Border Pipeline

TransCanada - US Pipeline Central

Transocean

TXCO Resources, Inc.

TXCO Resources, Inc. - Output Acquisition Corp.

TXCO Resources, Inc. - Texas Tar Sands, Inc.

TXU Corporation - TXU Energy Retail

Ultra Petroleum Corp.

Unit Corporation

Unit Corporation - Superior Pipeline Company, LLC

Unit Corporation - Unit Drilling Company

Unit Corporation - Unit Petroleum Company

Vanco Energy Company

Venoco, Inc.

Washington Gas

Weatherford

Wells Fargo & Company - Wholesale Banking

Woodside Energy (USA) Inc

Xcel Energy, Inc.

XTO Energy, Inc.

F-5

FORM OF PROXY

FRONT

ABRAXAS PETROLEUM CORPORATION

18803 Meisner Drive

San Antonio, Texas 78258

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING ON OCTOBER 5, 2009

The undersigned stockholder of Abraxas Petroleum Corporation, a Nevada corporation, hereby appoints Robert L.G. Watson, Chris E. Williford and Barbara M. Stuckey, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Abraxas common stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on October 5, 2009, and any adjournment thereof, with all powers which the undersigned would possess if personally present.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement of Abraxas dated September 8, 2009.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

BACK

SPECIAL MEETING OF STOCKHOLDERS OF

ABRAXAS PETROLEUM CORPORATION

OCTOBER 5, 2009

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	To approve the issuance of shares of Abraxas Petroleum common stock in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated as of July 17, 2009, by and among Abraxas Petroleum, Abraxas Energy and Merger Sub.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	If Proposal 1 is approved, to approve an amendment to the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan (the “LTIP”) to increase the number of shares of Abraxas Petroleum common stock reserved for issuance under the LTIP.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To postpone or adjourn, if necessary or appropriate, the Special Meeting to a later time to solicit additional proxies in favor of Proposals 1 or 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each proposal.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.